    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 2000
                                                     REGISTRATION NO. 333-37962

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                               ----------------

                                AMENDMENT NO. 3

                                       TO
                                    FORM S-3
                                       ON
                                    FORM S-1
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                 eGLOBE, INC.
            (Exact name of registrant as specified in its charter)



           DELAWARE                         7389                   13-3486421
    (State of Incorporation)   (Primary Standard Industrial     (I.R.S. Employer
                                Classification Code Number)   Identification No.)

                               ----------------

                             1250 24th Street, NW
                             Washington, DC 20037
                                (202) 822-8981
(Address,  including  zip  code,  and  telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                               Francis L. Young
                                General Counsel
                                 eGlobe, Inc.
                             1250 24th Street, NW
                             Washington, DC 20037
                                (202) 822-8981
(Name,  address,  including zip code, and telephone number, including area code, of registrant's agent for service)

                               ----------------

                                  Copies to:
                            Steven M. Kaufman, Esq.
                            Hogan & Hartson L.L.P.
                          555 Thirteenth Street, N.W.
                            Washington, D.C. 20004
                                (202) 637-5600
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and from time to time as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

If this Form is a post-effective amendment filed pursuant Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ----------------

                        CALCULATION OF REGISTRATION FEE



             TITLE OF EACH CLASS OF                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM
                SECURITIES TO BE                    AMOUNT TO BE      OFFERING PRICE         AGGREGATE           AMOUNT OF
                   REGISTERED                        REGISTERED          PER UNIT          OFFERING PRICE     REGISTRATION FEE
Common Stock, par value $.001 per share(1) .....    79,626,582            $0.9063           $72,165,571        $ 19,051.71


* The registrant hereby files this Form S-1 to register additional shares of common stock and pursuant to Rule 429 amends its registration statement on Form S-1 (No. 333-78299). A total of 19,517,243 shares of common stock were registered on such registration statement for which the registrant paid a registration fee equal to $19,153.05.

(1) In addition to the shares set forth in this table, this Registration Statement also covers an indeterminate number of shares of common stock that may be issuable upon conversion of the Series P Preferred Stock and the Series Q Preferred Stock and upon the exercise of related warrants to purchase common stock due exclusively to stock splits, stock dividends and similar transactions in accordance with Rule 416. The registrant has included a good faith estimate of the number of additional shares of common stock that may be issued pursuant to the market adjustment features of the Series P Preferred Stock and the Series Q Preferred Stock.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED OCTOBER 12, 2000



                               99,143,825 SHARES



                                 eGLOBE, INC.


                                 COMMON STOCK


     This prospectus relates to the possible offer and sale from time to time of up to 99,143,825 shares of our common stock by the selling stockholders identified in this prospectus. The shares to be sold consist of currently outstanding common stock and shares of common stock which may be issued by us upon conversion or exercise of currently outstanding convertible securities and warrants. We will not receive any proceeds from the sale of such shares, but we will receive proceeds from the exercise of warrants to purchase common stock to the extent that such common stock is included in the shares registered in the registration statement of which this prospectus is a part.



                               ----------------


     We intend to issue 400,000 shares to Howard Katz and 150,000 shares to Hao Li Lin in connection with acquisitions in October 2000. If and when issued, the additional 550,000 shares of common stock will be available for resale pursuant to the registration statement of which this prospectus is a part. Howard Katz and Hao Li Lin may be deemed to be underwriters within the meaning of the Securities Act.



     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK BEING SOLD WITH THIS PROSPECTUS.


                               ----------------


     See page 98 for a table listing the selling stockholders and setting forth certain information with respect to each selling stockholder.


     The selling stockholders may offer the shares in public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, prices related to prevailing market prices, privately negotiated prices or fixed prices, which may be changed. See "Plan of Distribution" beginning on page 106 for a more detailed discussion of the intended methods of sale.



                               ----------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               ----------------

                The date of this prospectus is October 12, 2000.


THE  INFORMATION  IN  THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     If it is against the law in any state to make an offer to sell the shares (or to solicit an offer from someone to buy the shares), then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

     You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.

                               TABLE OF CONTENTS


                                                                                            PAGE
                                                                                           -----
Prospectus Summary .....................................................................      3
Risk Factors ...........................................................................      8
Cautionary Note Regarding Forward-Looking Statements ...................................     17
Price Range for Common Stock ...........................................................     18
Dividend Policy ........................................................................     18
Transfer Agent and Registrar ...........................................................     18
Use of Proceeds ........................................................................     18
Selected Historical and Pro Forma Consolidated Financial Data ..........................     19
Management's Discussion and Analysis of Financial Condition and Results of Operations ..     22
Quantitative and Qualitative Disclosure About Market Risk ..............................     36
Our Business ...........................................................................     37
Management .............................................................................     66
Executive Compensation .................................................................     69
Security Ownership of Management .......................................................     77
Security Ownership of Certain Beneficial Owners ........................................     78
Certain Relationships and Related Transactions .........................................     79
Description of Capital Securities ......................................................     83
Selling Stockholders ...................................................................     98
Plan of Distribution ...................................................................    109
Legal Matters ..........................................................................    111
Experts ................................................................................    111
Where You Can Find More Information ....................................................    111

                               PROSPECTUS SUMMARY


       This summary highlights more detailed information and financial statements contained later in this prospectus. This summary does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully, especially the risks of investing in the shares discussed under "Risk Factors."

                                  ABOUT eGLOBE

OUR CORPORATE NAME

       We are incorporated in the State of Delaware under the corporate name of eGlobe, Inc. Formerly, we were known as Executive Telecard, Ltd. Our common stock is quoted on the Nasdaq National Market under the symbol "EGLO."

       Our principal executive offices are located at 1250 24th Street, N.W., Suite 725, Washington, D.C. 20004 and our telephone number is (202) 822-8981.

WHAT WE DO

       We are a voice-based  application  services  provider  offering  enhanced telecommunications and information services, including Internet protocol transmission services, telephone portal and unified messaging services on an outsourced basis, which means that, primarily, we provide other telecommunications companies services that allow end users to access the World Wide Web, email, voice mail, fax and other information services over a telephone or computer. Through our World Direct network, we originate telephone calls and transmit data in over 90 territories and countries and and terminate telephone calls and receive data transmissions anywhere in the world and through our Internet protocol network, we can originate and terminate Internet protocol-based telecommunication services, which are services that travel over the Internet or use Internet technologies for transmission in over 30 countries and six continents. Our customers are principally large national telecommunications companies, Internet service providers and competitive telephone companies around the world. Our goal is to become a leading network-based global outsource provider of services that interface the telephone with the Internet.

       In December 1997, we brought in new management and directors to handle adverse results in our calling card business. Until 1998, our entire focus was on supporting calling card services. Beginning in 1998, but primarily in 1999, that focus changed.

       o We restructured key portions of our operations and refocused our business to include Internet protocol transmission technologies through an acquisition of IDX at the end of 1998.

       o In 1999, we developed the Internet protocol transmission portion of our business, which is now a principal business for eGlobe.

       o In early 1999, we acquired Telekey, a specialty calling card service that improved the overall margins on our calling card business.

       o In mid-1999, we added global unified messaging, which is the ability to retrieve voice mail and faxes over a telephone or computer, and telephone portal capabilities, which are the ability to retrieve information from a portal Internet site through a telephone, through another acquisition of the assets of Connectsoft.

       o In June 1999, we changed our name to eGlobe, Inc. signaling that we have a new product line and a new focus.

       o We acquired iGlobe effective August 1999 that brought us Latin American Internet protocol transmission operations.

       o We added some needed assets and operating abilities by acquiring network operating centers in our acquisition of Swiftcall in July 1999 and a call center in our acquisition of control of ORS in September 1999.

       o We acquired Coast in December 1999 that will strengthen our telephone portal and unified messaging offerings, as well as adding to our customer support capabilities and providing us with several large e-commerce customers.

       o In March 2000 we completed our merger with Trans Global Communications, Inc., a facilities-based, direct connection and resale network international telecommunications services provider. This was accounted for as a pooling of interests.

       Following our recent acquisitions, we principally offer the following:

       o Network  Services,  including  our  Internet  protocol  voice  and  fax
            capabilities,   network  transmission  services  and  our  toll-free
            services;

       o Enhanced Services, primarily consisting of IP-based enhanced services such as:

         o unified messaging,

         o telephone portal,

         o our   combined   Interactive  Voice  Response  and  Interactive  Data
                   Response services, which is an integrated voice and Internet response services platform,

         o along with our traditional calling card enhancement service;

       o Voice over Internet clearinghouse and settlement services in partnership with Trans Nexus, which enables Internet and circuit based telephone companies to terminate calls anywhere in the world and settle payments among other eGlobe clearinghouse members;

       o Customer Care, consisting of our state-of-the-art calling center which provides 24 hours a day, seven days a week, customer service in 12 languages for both eGlobe services and other customers, including customer care for a number of e-commerce companies; and

       o Retail Services, primarily consisting of a domestic long-distance business acquired as a part of the Coast acquisition.


CURRENT FINANCIAL SITUATION


       We are currently in arrears on payments, including a $300,00 promissory note and capital leases in the amount of $650,000.Provided that we manage our cashflow and payables in the manner outlined by our business plan, we will need to raise up to an additional $43.1 million through June 30, 2001 to have sufficient working capital to run our business, fund preexisting liabilities and note payable obligations, purchase capital equipment, develop and/or acquire new services and continue to fund anticipated operating losses.


CONVERSION AND REDEMPTION OF OUTSTANDING
PREFERRED STOCK


       As of October 1, 2000, our outstanding shares of Series P Preferred Stock and Series Q Preferred Stock (including additional shares of Series Q Preferred Stock that we will issue upon effectiveness of the registration statement of which this prospectus is a part) we are convertible into at least approximately 13,638,000 shares of common stock. Such conversion may have a negative effect on the price of our common stock due to the increase in the number of shares available in the market. Such a decrease in the price of our common stock would then allow the selling stockholders to convert their convertible preferred stock into greater amounts of common stock which could depress the price of our common stock further if the negative effect on our price did not already not refect this adjustment.

       The holders of the Series P Preferred Stock and the Series Q Preferred Stock have the right to force us to redeem the outstanding shares of the Series P Preferred Stock and Series Q Preferred Stock because we failed to register the shares of common stock issuable upon conversion of the

Series P Preferred Stock and the Series Q Preferred Stock and the associated warrants by July 15, 2000. The holder of the Series P Preferred Stock and the Series Q Preferred Stock has advised us in writing that it has no present intention to exercise its right to demand redemption by virtue of such failure provided that the registration statement of which this prospectus is a part is declared effective by October 15, 2000. If we are forced to redeem the outstanding shares of the Series P Preferred Stock and the Series Q Preferred Stock, we are currently unable to immediately pay the redemption value.

                        ABOUT THE REGISTRATION STATEMENT

       This prospectus relates to the possible offer and sale from time to time of 99,143,825 shares of our common stock by various selling stockholders. The shares to be sold consist of currently outstanding common stock and shares of common stock which may be issued by us upon conversion or exercise of currently outstanding convertible securities and warrants. We will not receive any proceeds from the sale of such shares, but we will receive proceeds from the exercise of warrants to purchase common stock to the extent that such common stock is included in the shares registered in the registration statement of which this prospectus is a part.

       Of the shares covered by the registration statement of which this prospectus is a part, 62,967,068 were issued in connection with acquisitions, 19,984,813 were issued in connection with loans, 1,244,608 were issued in connection with services, 54,473 were issued in connection with settlement of claims, 14,418,485 were issued in connection with investments, and 474,378 were issued in connection with employment.

     SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED SELECTED FINANCIAL DATA

     This is a summary of the selected historical and pro forma consolidated financial data of eGlobe for the periods ended and as of the dates indicated.
Effective with the period ended December 31, 1998, we converted to a December 31 fiscal year end. Therefore, the period ended December 31, 1998 represents a nine-month period as compared to the twelve-month fiscal years ended December 31, 1999 and March 31, 1998, 1997, and 1996. The historical consolidated financial statements of the Company have been restated to give retroactive effect to the merger with Trans Global effective March 23, 2000, which has been accounted for using the pooling of interests method of accounting. As a result, the selected unaudited pro forma condensed consolidated financial information and selected historical consolidated financial data are presented as if the combining companies had been consolidated for all periods presented.

     The summary selected unaudited pro forma condensed consolidated financial information for the year ended December 31, 1999 includes the operating results of the Company, Telekey, Connectsoft, iGlobe, ORS, and Coast assuming the acquisitions, accounted for under the purchase method of accounting, had been consummated at January 1, 1999. Also, the reclassification of acquired goodwill to other identifiable intangibles for Telekey and the exchange of the Series G Preferred Stock and the Series K Preferred Stock were assumed to have occurred on January 1, 1999. The acquisitions of UCI and IDX, along with the subsequent reclassification of acquired goodwill to other identifiable intangibles, the increase in the convertibility of the preferred stock issued to the IDX stockholders and the subsequent renegotiations of the IDX purchase agreement are reflected in the Company's historical Consolidated Statement of Operations for the year ended December 31, 1999 contained elsewhere herein. All acquisitions were completed prior to December 31, 1999 and are included in the historical financial data. Accordingly, a pro forma balance sheet as of June 30, 2000 and a pro forma condensed statement of operations for the six months ended June 30, 2000 have not been included in a table below.

     The historical consolidated financial data as of June 30, 2000 and 1999, have been derived from our Unaudited Interim Consolidated Financial Statements included elsewhere in the registration statement of which this prospectus is a part and, in the opinion of management, include all adjustments necessary for the fair presentation of such data. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full financial year. The historical consolidated financial data as of December 31, 1999 and 1998 and March 31, 1998 have been derived from our Audited Consolidated Financial Statements included elsewhere in this prospectus.

     The selected unaudited pro forma condensed consolidated financial information and selected historical consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to our Audited Consolidated Financial Statements and the related Notes, our Unaudited
Interim Consolidated Financial Statements and the related Notes, our Unaudited Pro Forma Condensed Consolidated Statement of Operations and the related Notes and the "Management's Discussion and Analysis of Financial Condition" section appearing elsewhere in this registration statement. The following pro forma data is presented for illustrative purposes only and does not purport to represent what the Company's results of operations or financial position would have been had the acquisitions described herein occurred on the dates indicated for any future period or at any future date.

                                                                              PRO FORMA
                                                                           ---------------
                                                                             FOR THE YEAR
                                                                                ENDED
                                                                             DECEMBER 31,
                                                                                 1999
   CONSOLIDATED STATEMENT OF OPERATIONS DATA:
   Net Revenue ...........................................................  $ 162,743,000
   Loss from Operations ..................................................    (59,856,000)
   Other Income (Expense) ................................................     (7,856,000)
   Net Loss Before Extraordinary Item ....................................    (66,750,000)
   Preferred Stock Dividends .............................................     14,588,000
   Net Loss Before Extraordinary Item Attributable to Common Stockholders     (81,338,000)
   Net Loss per Common Share:
    Basic ................................................................  $       (1.32)
    Diluted ..............................................................  $       (1.32)

                                                          HISTORICAL
                                      --------------------------------------------------
                                                   FOR THE                FOR THE YEAR
                                              SIX MONTHS ENDED                ENDED
                                                  JUNE 30,                DECEMBER 31,
                                      --------------------------------- ----------------
                                            2000             1999            1999(2)
                                      ---------------- ---------------- ----------------
CONSOLIDATED
 STATEMENT OF
 OPERATIONS DATA:
Net Revenues ........................  $   65,041,000   $   80,115,000   $ 141,948,000
Income (Loss) from Operations .......     (45,346,000)     (16,054,000)    (46,913,000)
Other Income (Expenses) .............      (4,298,000)      (3,593,000)     (7,252,000)
Net Income (Loss) Before
 Extraordinary Item .................     (49,644,000)     (19,647,000)    (53,203,000)
Loss on Early Retirement of
 Debt ...............................              --               --      (1,901,000)
Net Income (Loss) ...................     (49,644,000)     (19,647,000)    (55,104,000)
Preferred Stock Dividends ...........      16,703,000        4,329,000      11,930,000
Net Income (Loss) Attributable to
 Common Stockholders ................     (66,347,000)     (23,976,000)    (67,034,000)
Weighted Average Shares
 Outstanding: (4)
 Basic ..............................      84,596,873       58,904,001      60,611,000
 Diluted ............................      84,596,873       58,904,001      60,611,000
Net Earnings (Loss) per Common
 Share-Basic and Diluted: (1)(4)
 Net Earnings (Loss) Before
  Extraordinary Item ................  $        (0.78)  $        (0.41)  $       (1.08)
 Loss on Early Retirement of
  Debt ..............................              --               --   $        (.03)
 Net Earnings (Loss) ................  $        (0.78)  $        (0.41)  $       (1.11)




                                                                HISTORICAL
                                      ---------------------------------------------------------------
                                       FOR THE NINE
                                       MONTHS ENDED
                                       DECEMBER 31,           FOR THE YEARS ENDED MARCH 31,
                                      -------------- ------------------------------------------------
                                          1998(3)          1998            1997            1996
                                      -------------- ---------------- -------------- ----------------
CONSOLIDATED
 STATEMENT OF
 OPERATIONS DATA:
Net Revenues ........................  $ 90,420,000   $   79,596,000   $ 38,163,000    $ 30,324,000
Income (Loss) from Operations .......    (4,655,000)      (3,077,000)     2,062,000       2,963,000
Other Income (Expenses) .............      (725,000)      (6,219,000)    (1,453,000)         70,000
Net Income (Loss) Before
 Extraordinary Item .................    (5,958,000)     (11,257,000)       498,000       2,719,000
Loss on Early Retirement of
 Debt ...............................            --               --             --              --
Net Income (Loss) ...................    (5,958,000)     (11,257,000)       498,000       2,719,000
Preferred Stock Dividends ...........            --               --             --              --
Net Income (Loss) Attributable to
 Common Stockholders ................    (5,958,000)     (11,257,000)       498,000       2,719,000
Weighted Average Shares
 Outstanding: (4)
 Basic ..............................    57,737,000       57,082,000     55,861,000      55,850,000
 Diluted ............................    57,737,000       57,082,000     56,159,000      55,850,000
Net Earnings (Loss) per Common
 Share-Basic and Diluted: (1)(4)
 Net Earnings (Loss) Before
  Extraordinary Item ................  $      (0.10)  $        (0.20)  $       0.01    $       0.05
 Loss on Early Retirement of
  Debt ..............................            --               --             --              --
 Net Earnings (Loss) ................  $      (0.10)  $        (0.20)  $       0.01    $       0.05





                                           AS OF JUNE 30,              AS OF DECEMBER 31,
                                    ----------------------------- -----------------------------
                                          2000           1999         1999(2)        1998(3)
                                    --------------- ------------- --------------- -------------
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and Cash Equivalents .........  $   1,103,000   $ 4,681,000   $   2,817,000   $ 4,132,000
Total Assets ......................    107,385,000    90,068,000     113,795,000    64,379,000
Current Liabilities ...............     75,893,000    75,011,000      67,782,000    54,635,000
Long-Term Obligations, Minority
 Interest and Redeemable
 Stock ............................     34,873,000     7,549,000      17,995,000     1,237,000
Total Stockholders' (Deficit)
 Equity ...........................     (3,381,000)    7,508,000      28,018,000     8,507,000



                                                  AS OF MARCH 31,
                                    --------------------------------------------
                                         1998           1997           1996
                                    -------------- -------------- --------------
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and Cash Equivalents .........  $ 3,434,600    $ 2,742,000    $    951,000
Total Assets ......................   34,740,000     28,236,000      17,085,000
Current Liabilities ...............   20,626,000     10,642,000       9,950,000
Long-Term Obligations, Minority
 Interest and Redeemable
 Stock ............................    8,065,000     12,270,000       2,587,000
Total Stockholders' (Deficit)
 Equity ...........................    6,049,000      5,324,000       4,548,000


(1) Based on the weighted average number of shares outstanding during the period. Basic and diluted earnings (loss) per common share is the same for all periods presented.

(2) Includes the results of operations from the date of acquisition for the February 12, 1999 acquisition of Telekey, the June 17, 1999 acquisition of Connectsoft, the August 1, 1999 effective acquisition of iGlobe, the September 20, 1999 acquisition of ORS and the December 2, 1999 acquisition of Coast.

(3) Includes the results of operations from the date of acquisition for the December 2, 1998 acquisition of IDX and the December 31, 1998 acquisition of UCI.


(4) The weighted average number of shares outstanding during the periods has been adjusted to reflect a ten percent (10%) stock split, effected in the form of stock dividends and distributed August 5, 1996.

                                 RISK FACTORS

     We caution you that our performance is subject to risks and uncertainties. There are a variety of important factors like those that follow that may cause our future results to differ materially from those projected in any of our forward-looking statements made in this prospectus or otherwise.

SINCE EARLY 1999 WE HAVE SIGNIFICANTLY INCREASED OUR OUTSTANDING SHARES OF CAPITAL STOCK AND YOU LIKELY WILL SUFFER FURTHER DILUTION.


       Since December 1998, we issued 15 separate series of convertible preferred stock, five of which remain authorized, but have no shares outstanding and two of which remain authorized and have shares outstanding. We also granted warrants to providers of bridge loans, the former IDX stockholders, investors in various financings and the lender in a $20 million debt placement. As a result, the number of shares of common stock on a fully-diluted basis has increased from 17.8 million shares as of November 1, 1998 to 129.9 million shares as of October 1, 2000. These figures assume conversion of all preferred stock and convertible debt, exercise of all options (other than employee and director options) and warrants and achievement of all earnout provisions related to acquisitions by companies acquired as of October 1, 2000. To arrive at these figures, we have made a good faith estimate of the number of shares of common stock that may be issued upon conversion of all preferred stock (based on the assumption that we will receive stockholder approval of the issuance of 20% or more of our common stock upon conversion of the Series P Preferred Stock and Series Q Preferred Stock and exercise of the related warrants, but that we will not waive the other limits relating to our convertible preferred stock), and have made a good faith estimate of the number of shares of common stock that may be issued pursuant to earnout provisions (assuming all targets and thresholds of the earnout provisions are reached). The actual number of shares of common stock issuable upon conversion of the convertible preferred stock is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on the future market price of our common stock. The actual number of shares of common stock issuable upon achievement of the earnout provisions is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on the acquired companies' achievement of certain revenue and EBITDA targets and the market price of our common stock at the date the registration statement of which this prospectus is a part is declared effective by the SEC. This increase in the number of outstanding shares of our capital stock has resulted in a significant reduction in the respective equity interests and voting power held by our stockholders other than those purchasing additional stock in the recent financings who may have thereby maintained their equity interests and voting power. We expect to issue additional shares of capital stock in connection with further financings, acquisitions and joint ventures which could further increase substantially the number of outstanding shares of our common stock on a fully-diluted basis.


THE CONVERSION OF OUTSTANDING PREFERRED STOCK MAY HAVE A SIGNIFICANT NEGATIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.


       As of October 1, 2000, 15,000 shares of Series P Preferred Stock and 4,000 shares of Series Q Preferred Stock were issued and outstanding. Upon effectiveness of the registration statement of which this prospectus is a part, we will issue an additional 6,000 shares of Series Q Preferred Stock. If converted on October 1, 2000, 15,000 shares of Series P Preferred Stock and 10,000 shares of Series Q Preferred Stock would have been convertible, at a conversion price of approximately $1.89 per share, into approximately 13,638,000 shares of common stock, but this number of shares could become significantly greater in the event of a decrease in the trading price of the common stock.

       The conversion price at which the preferred stock converts into common stock adjusts based upon the market price of our common stock. As a result, if the market price declines, the conversion price also declines and the more common stock the holder will get upon conversion. If the market price of our common stock is low enough, the number of shares could be substantially greater and could exceed 25% or even more of our common stock as of October 1, 2000.

       The following table shows the total number of shares of common stock that would be issuable upon conversion of Series P Preferred Stock and Series Q Preferred Stock using various ranges of potential conversion prices and the percentage those shares would represent of our outstanding common stock assuming we received stockholder approval to issue 20% or more of our common stock as of October 1, 2000.


  CONVERSION        SHARES          % OF
     PRICE         ISSUABLE      SHARES O/S
--------------   ------------   -----------
$    1.00        25,786,000         25.6%
$    1.50        17,190,000         17.1%
$    2.75         9,377,000          9.3%
$    5.00         5,157,000          5.1%
$    8.00         3,223,000          3.2%
$   12.04         2,142,000          2.1%

       To the extent the selling stockholders convert their preferred stock and then sell their common stock, the common stock price may decrease due to the additional shares in the market. This could allow the selling stockholders to convert their convertible preferred stock into greater amounts of common stock, the sales of which could further depress the stock price. The significant downward pressure on the price of the common stock as the selling stockholders convert and sell material amounts of common stock could encourage short sales by the selling stockholders and others. This could place further downward pressure on the price of the common stock. When the Series P Preferred Stock and Series Q Preferred Stock are converted, other stockholders could experience a significant reduction in their respective interests and voting power in eGlobe.


REDEMPTION OF OUR OUTSTANDING PREFERRED STOCK MAY HAVE A SIGNIFICANT NEGATIVE EFFECT ON OUR OPERATIONS.

       Holders of shares of the Series P Preferred Stock and the Series Q Preferred Stock have the right to force us to redeem outstanding shares of Series P Preferred Stock and Series Q Preferred Stock under certain circumstances. If we are forced to redeem our outstanding Series P Preferred Stock and Series Q Preferred Stock, we are currently unable to immediately pay the redemption value.We may be forced to redeem the outstanding Series P Preferred Stock and the Series Q Preferred Stock,


       o if we fail to timely file all reports required to be filed with the SEC in order to become eligible and maintain our eligibility for the use of SEC Form S-3,

       o if we fail to register the shares of common stock issuable upon conversion of the Series P Preferred Stock, the Series Q Preferred Stock and associated warrants with the SEC by July 15, 2000,

       o if our common stock is no longer listed on the Nasdaq National Market (as it currently is) or, in the alternative, on either the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange,

       o if  we or any of our subsidiaries make an assignment for the benefit of
            creditors   or   become   involved   in   bankruptcy,   insolvency,
            reorganization or liquidation proceedings,

       o if we merge out of existence without the surviving company assuming the obligations relating to the Series P Preferred Stock and the Series Q Preferred Stock, or

       o if we fail to timely honor conversions of Series P Preferred Stock and Series Q Preferred Stock.



For both the Series P Preferred Stock and the Series Q Preferred Stock, the redemption value under such circumstances will be the greater of 120% of the sum of the purchase price, any penalties in arrears and a 5% effective yield or an amount based on the market price of shares of our common stock at the time of redemption. If forced to redeem the Series P Preferred Stock and the Series Q Preferred Stock on October 1, 2000 as a result of any of the above circumstances, we would be required to pay $23.5 million in cash.



       Because we failed to register the shares of common stock issuable upon conversion of the Series P Preferred Stock, the Series Q Preferred Stock and the associated warrants by July 15, 2000, we may be required to redeem the Series P Preferred Stock and the Series Q Preferred Stock. The holder of the
Series P Preferred Stock and the Series Q Preferred Stock has advised us in writing that it has no present intention to exercise its right to demand redemption by virtue of such failure; provided that the registration statement of which this prospectus is a part is declared effective by October 15, 2000. There can be no assurance that the holder of the Series P Preferred Stock and the Series Q Preferred Stock will grant us a waiver of its right to demand redemption caused by this or any other circumstance in the future.


       Additionally, holders of shares of the Series P Preferred Stock and Series Q Preferred Stock have the right to force us to redeem outstanding shares of Series P Preferred Stock and Series Q Preferred

Stock that would be convertible into the number of shares of common stock above 7,157,063 shares (19.99% of our common stock on January 27, 2000) if the holder has already converted such preferred stock into at least 7,157,063 shares of common stock and we fail to obtain stockholder approval of our issuance of 20% or more of our outstanding common stock on January 27, 2000 upon conversion of the Series P Preferred Stock and the Series Q Preferred Stock. The holder has not converted any of the Series P Preferred Stock or the Series Q Preferred Stock or exercised the related warrants. We have included a good faith estimate, which assumes that we will receive stockholder approval of the issuance of 20% or more of our common stock at our next annual meeting, of the number of shares of common stock that will be issuable upon conversion of the Series P Preferred Stock, the Series Q Preferred Stock and the related warrants on the registration statement of which this propsectus is a part. There can be no assurance that we will receive stockholder approval of the issuance of 20% or more of our common stock. We are nonetheless registering 10,000,000 shares of common stock for issuance upon conversion of the Series P Preferred Stock and Series Q Preferred Stock and exercise of the related warrants. If we fail to receive such stockholder approval, we will have registered more shares of common stock than will actually be issued and we will have to redeem the excess Series P Preferred Stock and Series Q Preferred Stock. If the Series P Preferred Stock or Series Q Preferred Stock are redeemed under such circumstances, the redemption value will be equal to $1,000 per share plus 5% per annum. If forced to redeem the Series P Preferred Stock and the Series Q Preferred Stock on October 1, 2000 as a result of any of the above circumstances, we would be required to pay $19.6 million in cash.

       Payment of the penalty fees and redemption of the Series P Preferred Stock and Series Q Preferred Stock will require a lump sum of cash, which would require us to raise additional funds and to reallocate funds from other intended uses, including acquisitions of new businesses and development of new products. Accordingly, redemption of the Series P Preferred Stock and the Series Q Preferred Stock would negatively affect our ability to finance our current and future operations. If forced to redeem the Series P Preferred Stock and the Series Q Preferred Stock, the redemption would have a material adverse effect on our financial condition and business.


OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET IF THE PRICE OF OUR COMMON STOCK DOES NOT INCREASE OR IF OUR NET TANGIBLE ASSETS DOES NOT RISE TO $4 MILLION.


       On June 23, 2000, we received written notice from Nasdaq advising us that we had failed to maintain a $5.00 bid price over the last 30 consecutive trading days, which is required for continued listing on the Nasdaq National Market and that, if such problem was not remedied within 90 days, Nasdaq would delist our common stock from the Nasdaq National Market. We are entitled to a hearing before delisting, which we intend to request, and expect the process to give us at least another 30 days to remedy this problem. In response to the Nasdaq notice in June, we filed a proxy statement including a proposal to effect a reverse stock split, which we believe will result in an increased stock price. There can be no assurance that we will receive the requisite stockholder approval to effect the reverse stock split in time to comply with the Nasdaq's requirements, nor can we guarantee that our stock price will increase above $5.00 if the reverse stock split is effected. If we cannot remedy our bid price problem, we can remain listed by increasing our net tangible assets (total assets excluding goodwill minus total liabilities) to $4 million. As of June 30, 2000 our net tangible assets (liabilities) were ($28.8) million. We can provide no assurance that our net tangible assets will rise above such threshold to prevent such delisting. Additionally, the market price of our common stock has historically been highly volatile, and we can provide no assurance that the price of our common stock will not fall below $1.00 per share, which could prompt Nasdaq to delist our common stock from the Nasdaq National Market even if our net tangible assets rise above $4 million.



       If our common stock is delisted, there would be a reduction in the market liquidity for our common stock. If our common stock were not listed or quoted on another market or exchange an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our common stock. Additionally, if our common stock is delisted from the Nasdaq National
Market and we fail to obtain listing or quotation on another market or exchange, broker-dealers may be less willing or able to sell and/or make a market in our common stock and purchasers of our common stock may have more difficulty selling their securities in the secondary market. This could also trigger the redemption of our Series P Preferred Stock and Series Q Preferred Stock. Such a reduction in liquidity would likely reduce our ability to raise capital and would have a significant negative impact on our business plans and operations, including our ability to acquire new businesses and develop new products.

WE HAVE INCURRED SIGNIFICANT LOSSES AND WE MAY NOT BE ABLE TO BECOME PROFITABLE IN THE FUTURE.

       LOSSES. We incurred a net loss of $49.6 million for the six months ended June 30, 2000 and a net loss of $55.1 million for the year ended December 31, 1999, of which $34.6 million and $29.1 million, respectively, is primarily due to increased costs and expenses related to growth, acquisition costs and certain other non-cash charges. We continue to incur operating losses and are likely to report net losses for the next year, due in part to large non-cash charges for goodwill and other intangibles amortization and amortization of the value of warrants associated with financings.

       ABILITY TO BECOME PROFITABLE IN THE FUTURE. Our ability to achieve profitability and positive cash flow in the future depends upon many factors, including our ability to increase revenue while maintaining or reducing costs. A variety of factors, both external, which are beyond our control such as global pricing pressures, demand for services and general economic conditions and internal such as our ability to raise capital and upgrade technology, and maintain vendor and customer relationships, may keep us from succeeding in increasing or maintaining revenue or achieving or sustaining economies of scale and positive cash flow in the future, and our failure to do so could prevent or delay us from becoming profitable. If we do not become profitable in the future, the value of our shares could fall and we could have difficulty obtaining funds to continue our operations.



WE ARE CURRENTLY IN ARREARS ON PAYMENTS AND COULD BE REQUIRED TO CUT BACK OR STOP OUR OPERATIONS IF WE ARE UNABLE TO OBTAIN NEEDED FUNDING.

       We are currently in arrears on payments. As of October 1, 2000 we are in default on a 7% promissory note to Oasis for $300,000, and capital leases in the amount of $650,000 for certain property and equipment with terms of 18 months to 36 months bearing interest ranging from 8.5% to 28.0%. Provided that we manage our cashflow and payables in the manner outlined by our business plan, which is based on conservative projections of scaled down growth and aggressive payment plan using worst-case scenarios for operations,we will need to raise up to an additional $43.1 million through June 30, 2001, to have sufficient working capital to run our business, fund preexisting liabilities and note payable obligations, purchase capital equipment, develop and/or acquire new services, and continue to fund certain anticipated operating losses. We expect to receive approximately $6.0 million from RGC International Investors in connection with the second closing of the Series Q Preferred Stock upon effectiveness of the registration statement of which this prospectus is a part. We have received $1.5 million from a private sale of securities and $250,000 from the sale of the Coast internet service provider business. We expect to receive approximately $1.2 million from a tax refund related to Trans Global, $650,000 from the sale of the Evans building in Denver, CO, and $575,000 from the sale of the Coast long distance business. Assuming receipt of these funds, we will need to raise $32.9 million by December 31, 2000 to have sufficient working capital to run and grow our business. To the extent that we spend more on acquisitions or service development, our need for additional financing will increase. Should we be unsuccessful in our efforts to raise additional capital, we may be required to cut back or stop operations. There can be no assurance that we will raise additional capital or generate funds from operations sufficient to meet our obligations and planned requirements. If we cannot raise the required funds or restructure our existing obligations, there will be a material adverse effect on our business and prospects. It will be difficult to obtain funding if our stock price remains low.


WE HAVE BEEN, AND WILL CONTINUE TO BE, SUBJECT TO LARGE AND NON-CASH ACCOUNTING CHARGES.

       During the six months ended June 30, 2000 and twelve months ended December 31, 1999, we recorded significant charges totaling $34.6 million and $29.1 million, respectively. For the six months ended June 30, 2000, non-cash charges totaled $26.7 million, consisting primarily of $9.8 million in non-cash compensation expenses, $11.8 million for depreciation and amortization, $3.5 million in allowances for bad debt and $1.6 million in amortization of debt discount. In addition, we incurred expenses of $2.5 million directly related to our merger with Trans Global. For December 31, 1999, non-cash charges totaled $26.6 million, consisting primarily of $15.5 million for depreciation and amortization, $5.2 million for amortization of debt discount, $2.5 million for allowance for bad debt, $1.9 million on loss on early retirement of debt and $1.5 million in non-cash compensation expenses.

       The following table lists the estimated non-cash charges that we expect to continue to incur for the remaining quarters of 2000 and for the years ending December 31, 2001 and 2002. We are unable to predict on a going forward basis other non-cash charges such as amortization of debt discount on future debt financing and acquisition expenses related to future unidentified acquisitions.




                                    (IN MILLIONS)
                          REMAINING
                            2000         2001         2002
                         ----------   ----------   ----------
Depreciation and
   amortization          $  6.3       $ 15.7       $ 14.7
Deferred compensation
   related to stock
   options                  3.5          3.9          1.7
Amortization of debt
   discount                 1.3          2.9          1.4
                         ------       ------       ------
Total                    $ 11.1       $ 22.5       $ 17.8

WE MAY NOT EFFECTIVELY MANAGE TRANS GLOBAL AND WE MAY NOT SUCCESSFULLY INTEGRATE THE BUSINESS OF TRANS GLOBAL INTO OUR ORGANIZATION.

       Managing Trans Global as part of our organization is critical to the potentially beneficial impact of our recently completed acquisition. Trans Global's business could decrease or stagnate if we do not effectively manage Trans Global as an integral part of our organization. We may have difficulty integrating Trans Global, assimilating the new employees and implementing reporting, monitoring and forecasting procedures. In addition, the continuing integration of Trans Global may divert management attention from our existing businesses and may result in additional administrative expense.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE ACQUIRED COMPANIES INTO OUR OPERATIONS, WHICH COULD SLOW OUR GROWTH.

       Since December 1998, we have completed nine acquisitions or joint ventures. Completed acquisitions and joint ventures include:


       o IDX, a voice over Internet protocol company, in December 1998;

       o UCI, a calling card services company in Greece, in December 1998;

       o Telekey, a card based provider of enhanced communications services, in February 1999;

       o the assets of Connectsoft, a developer of unified messaging software, in June 1999;

       o Swiftcall, the owner of a network operating center, in July 1999;

       o iGlobe, a supplier of Internet protocol services, particularly voice over Internet protocol in the Latin American market effective on August 1, 1999 and closing on October 14, 1999;

       o a joint venture to operate ORS, a transaction support services and call center, with Outsourced Automated Services and Integrated Solutions, in September 1999; on May 12, 2000 we became the sole operator of ORS;

       o Coast, a provider of enhanced long-distance interactive voice and Internet services, in December 1999; and

       o Trans Global, a provider of long distance telephone service, in March 2000.

       As a result of these acquisitions and joint venture we added 163 employees and 13 operating locations. This does not include call center representatives leased under a services contract for ORS who are neither employees of eGlobe or ORS. We may have difficulty integrating these companies, assimilating the new employees and implementing reporting, monitoring and forecasting procedures. In addition, the continuing integration of these companies may divert management attention from our existing businesses and may result in additional administrative expense. We acquired these companies subject to a variety of existing obligations. Moreover, in our due diligence investigation of these companies, we may not have discovered all matters of a material nature relating to these companies and their businesses.

WE DEPEND ON THE COMPANIES WE ACQUIRE TO EXPAND OUR MARKETS, OPERATIONS, NETWORKS AND SERVICES.

       As part of our business strategy, we will continue to evaluate strategic acquisitions of businesses and to pursue joint ventures principally relating to our current operations. These transactions commonly involve certain risks, including, among others, that:

       o we may experience difficulty in assimilating acquired operations, services, products and personnel, which may slow our revenue growth;

       o we may not be able to successfully incorporate acquired technology and rights into our service offerings and maintain uniform standards, controls, procedures and policies; and

       o we may not be able to locate or acquire appropriate companies at attractive prices.

       Expected benefits from future acquisitions may not be realized, revenues of acquired companies may be lower than expected, and operating costs or customer loss and business disruption may be greater than expected.


       Additional acquisitions may require additional capital resources. We may not have timely access to additional financing sources on acceptable terms. If we do not, we may not be able to expand our markets, operations, facilities, network and services through acquisitions as we intend.

IMPAIRMENT OF TRANS GLOBAL'S BUSINESS MAY HAVE A SIGNIFICANT NEGATIVE EFFECT ON OUR OPERATIONS.


       We completed the merger of Trans Global, a provider of long distance telephone services, at the end of March 2000, which we accounted for under the pooling of interests method. This merger has provided us with significant network, revenues, key relationships within the Caribbean and Middle East, and a number of new members of our senior management team. All of Trans Global's operations were in the Network Services segment of our operations. Our network services segment accounted for approximately 80% of our revenue for the six months ended June 30, 2000.

       If we do not continue to maintain the operations, network, revenue and key relationships of Trans Global within our Network Services segment, we could see a significant negative effect on our operations.

WE MAY HAVE TO LOWER PRICES OR SPEND MORE MONEY TO COMPETE EFFECTIVELY AGAINST COMPANIES WITH GREATER RESOURCES THAN US, WHICH COULD RESULT IN LOWER REVENUES.

       Our industry is intensely competitive and rapidly evolving. The communications industry is dominated by companies much larger than us such as AT&T, Worldcom and British Telecom, with much greater name recognition, larger customer bases and financial, personnel, marketing, engineering, technical and other resources substantially greater than ours. Some of these companies that we compete against have longstanding monopolies in some jurisdictions and receive preferential treatment from their local government. To the extent that these companies offer services similar to and priced competitively with our services, there likely would be a negative effect on our pricing which would result in lower revenues. In addition, several other companies, such as ITXC, iBasis and GRIC Communications, have offered or have announced intentions to offer enhanced communications services similar to certain of the enhanced services we plan to offer. To the extent that such entities are successful in offering superior services or introducing credible service offerings before we do, we likely would be adversely affected and such effects could be material. We expect new types of products and services not yet announced or available in the marketplace to be developed and introduced which will compete with the services we offer today and plan to offer.


RAPID TECHNOLOGICAL AND MARKET CHANGES CREATE SIGNIFICANT RISKS FOR US.

       Communications technology is changing rapidly. These changes influence the demand for our services. We need to be able to anticipate these changes and to develop new and enhanced products and services quickly enough for the changing market. We, like others in our industry, believe it will be necessary to offer a suite of enhanced business communications services, and that those companies which do not offer acceptable services in a timely manner will not be able to compete successfully. We may not be able to keep up with rapid technological and market changes and we may not be able to offer acceptable new services in a timely manner to be able to compete successfully. In addition, others may develop services or technologies that will render our services or technology noncompetitive or obsolete.

IF WE FAIL TO CREATE AND MAINTAIN STRATEGIC RELATIONSHIPS WITH INTERNATIONAL CARRIERS, OUR REVENUES WILL DECLINE.

       Relations with international carriers enable us to offer additional services that we cannot offer on our own and to offer our services to a larger customer base than we could otherwise reach through our direct marketing efforts. We believe international relationships and alliances are important and that such relationships will be even more important as providers add new services. Our success depends in part on our ability to maintain and develop such relationships, the quality of these relationships and the ability of these strategic partners to market services effectively. Our failure to maintain and develop such relationships or our strategic partners' failure to market our services successfully could lower our sales, delay product launches and hinder our growth plans.

WE RELY ON IP VOICE TELEPHONY, THE REGULATION OF WHICH IS CHANGING AND UNCERTAIN AND MAY NEGATIVELY AFFECT OUR BUSINESS.

       Since Internet protocol, also known as "IP" telephony is a recent market development, the regulation of IP telephony is still evolving. A number of countries currently prohibit IP telephony. Other countries permit but regulate IP telephony. In the U.S., the FCC has stated that some forms of IP telephony appear to be similar to traditional telephone services, but the FCC has not decided whether, or how, to regulate providers of IP telephony. In addition, several efforts have been made to enact U.S. federal legislation that would either regulate or exempt from regulation services provided over the Internet. State public utility commissions also may retain intrastate jurisdiction and could initiate proceedings to regulate the intrastate aspects of IP telephony.

       If governments prohibit or regulate IP telephony we could be subject to a variety of regulatory requirements or penalties, including without limitation, orders to cease operations or to limit future operations, loss of licenses or of license opportunities, fines, seizure of equipment and, in some jurisdictions, criminal prosecution. The revenue and/or profit generated from IP telephony may have become a significant portion of our overall revenue and/or profit at the time IP telephony is regulated and/or curtailed. Any of the developments described above could have a material adverse effect on our business, operating results and financial condition.

WE HAVE ONLY LIMITED PROTECTION OF PROPRIETARY RIGHTS AND TECHNOLOGY.

       We rely primarily on a combination of intellectual property laws and contractual provisions to protect our proprietary rights and technology. However, these laws and contractual provisions provide only limited protection. Unauthorized parties may copy our technology, reverse engineer our software or otherwise obtain and use information we consider proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the U.S. Our means of protecting our proprietary rights and technology may not be adequate. In addition, it is likely that our competitors will independently develop similar technology and that we will not have any rights under existing laws to prevent the introduction or use of such technology.

WE ARE EXPOSED TO RISKS OF INFRINGEMENT CLAIMS.

       Many patents, copyrights and trademarks have been issued in the telecommunication service area. We believe that in the ordinary course of our business third parties may claim that our current or future products or services infringe the patent, copyright or trademark rights of such third parties. We cannot ensure that actions or claims alleging patent, copyright or trademark infringement will not be brought against us, or that, if such actions are brought, we will ultimately prevail. Any such claims, regardless of their merit, could be time consuming, result in costly litigation, cause delays in introducing new or improved products or services, require us to enter into royalty or licensing agreements, or cause us to stop using the challenged technology, trade name or service mark at potentially significant expense to us. If our key technology is found to infringe the intellectual property rights of others, it could have a material adverse effect on our business, financial condition and results of operations.

OUR OPERATING PLATFORMS AND SYSTEMS MAY FAIL OR BE CHANGED, EXPOSING OUR BUSINESS TO DOWNTIME.

       Our operations depend upon protecting and maintaining our operating platforms and central processing center against damage, technical failures, unauthorized intrusion, computer viruses, natural disasters, sabotage and similar events. We cannot ensure that an event would not cause the failure of one or more of our communications platforms or even our entire network. Such an interruption could have a material adverse effect on our business, financial condition and results of operations. In addition, customers or others may assert claims of liability against us as a result of any such interruption.

THE LOSS OF KEY PERSONNEL COULD WEAKEN OUR TECHNICAL AND OPERATIONAL EXPERTISE, DELAY OUR INTRODUCTION OF NEW SERVICES OR ENTRY INTO NEW MARKETS AND LOWER THE QUALITY OF OUR SERVICE.

       Our success depends upon the continued efforts of our senior management team and our technical, marketing and sales personnel. We believe our continued success will depend to a significant extent upon the efforts and abilities of Christopher J. Vizas, our Co-Chairman and Chief Executive Officer (who joined us in December 1997), and other key executives. We also believe that to be successful we must hire and retain highly qualified engineering personnel. In particular, we rely on key employees to design and develop our proprietary operating platforms and related software, systems and services. Competition in the recruitment of highly qualified personnel in the telecommunications services industry is intense. Hiring employees with the skills and attributes required to carry out our strategy can be extremely competitive and time-consuming. We may not be able to retain or successfully integrate existing personnel or identify and hire additional qualified personnel. If we lose the services of key personnel or are unable to attract additional qualified personnel, our business could be materially and adversely affected. We do not have key-man life insurance.

OUR BUSINESS IS EXPOSED TO REGULATORY, POLITICAL AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL BUSINESS.

       We conduct a significant portion of our business outside the U. S. and accordingly, derive a portion of our revenues and accrue expenses in foreign currencies. Accordingly, our results of operations may be materially affected by international events and fluctuations in foreign currencies. We do not currently employ foreign currency controls or other financial hedging instruments. Our international operations and business expansion plans are also subject to a variety of government regulations, currency fluctuations, political uncertainties and differences in business practices, staffing and managing foreign operations, longer collection cycles in certain areas, potential changes in tax laws, and greater difficulty in protecting intellectual property rights. Governments may adopt regulations or take other actions, including raising tariffs, that would have a direct or indirect adverse impact on our business opportunities within such governments' countries. Furthermore, from time to time, the political, cultural and economic climate in various national markets and regions of the world may not be favorable to our operations and growth strategy.

OUR BUSINESS IS SUBJECT TO REGULATORY RISKS THAT MAY RESULT IN INCREASED COSTS OR AFFECT OUR ABILITY TO RUN OUR BUSINESS.

       We are subject to regulation in many jurisdictions. Our business is subject to risks that changes in regulation may increase our costs or otherwise affect our ability to run the business.

       U.S. FEDERAL REGULATION. Under current FCC policy, we are considered a non-dominant common carrier and, as a result, are subject to lesser regulation than common carriers classified as dominant. We must have an authorization from the FCC to provide international services, and must file tariffs at the FCC setting forth the terms and conditions under which we provide certain international and domestic services. We believe that these and other regulatory requirements impose a relatively minimal burden on us at the present time. However, we cannot ensure that the current U.S. regulatory environment and the present level of FCC regulation will continue, or that we will continue to be classified as non-dominant.

       OTHER GOVERNMENT REGULATION. In most countries where we operate, equipment cannot be connected to the telephone network without appropriate approvals, and therefore, we must obtain such approval to install and operate our operating platforms or other equipment. In most jurisdictions where we conduct business we rely on local companies with which we have ongoing contracts to obtain the requisite authority. Relying on local companies causes us to depend entirely upon the cooperation of the telephone utilities with which we have made arrangements for our authority to conduct business, as well as some of our operational and administrative requirements.

Any telephone utility could cease to accommodate our requirements at any time. Depending upon the location of the telephone utility, this action could have a material adverse effect on our business and prospects. Such relationships may not continue and governmental authorities may seek to regulate our services or require us to obtain a license to conduct our business.

OUR STOCK PRICE WILL FLUCTUATE, AND COULD DECLINE SIGNIFICANTLY AS A RESULT OF VOLATILITY IN TELECOMMUNICATIONS STOCKS.

       Market prices for securities of telecommunications services companies have generally been volatile. Since our common stock has been publicly traded, the market price of our common stock has fluctuated over a wide range and may continue to do so in the future. The market price of our common stock could be subject to significant fluctuations in response to various factors and events, including, among other things:

       o the depth and liquidity of the trading market for our common stock;

       o quarterly variations in actual or anticipated operating results;

       o growth rates;

       o changes in estimates by analysts;

       o market conditions in the industry;

       o announcements by competitors;

       o regulatory actions; and

       o general economic conditions.

       In addition, the stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of high-technology companies and which may be unrelated to the operating performance of particular companies. Furthermore, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event could result in a decline in the price of our common stock.


       A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Such reductions would force us to reallocate funds from other planned uses and will have a significant negative effect on our business plans and operations, including our ability to acquire new businesses and develop new products. If our stock price declines, there can be no assurance that we can raise additional capital or generate funds from operations sufficient to meet our obligations.


PROVISIONS IN OUR CHARTER AND BYLAWS AND IN DELAWARE LAW COULD DISCOURAGE TAKEOVER ATTEMPTS WE OPPOSE EVEN IF OUR STOCKHOLDERS MIGHT BENEFIT FROM A CHANGE IN CONTROL OF eGLOBE.


       Our restated certificate of incorporation allows our Board of Directors to issue up to ten million shares of preferred stock and to fix the rights, privileges and preferences of those shares without any further vote or action by the stockholders. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that we may issue in the future. Any issuances of preferred stock in the future could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, our restated certificate of incorporation divides our board of directors into three classes serving staggered three year terms which may have the effect of delaying or preventing changes in control or of our management. Our certificate of incorporation also imposes an ownership limit of 30% (40% on a fully diluted basis) on stockholders except where the stockholder makes a tender offer resulting in the stockholder owning 85% or more of our outstanding common stock, or receives prior approval of our board of directors. Further, as a Delaware corporation, we are subject to section 203 of the Delaware General Corporation Law. This section generally prohibits us from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of our voting stock, or with their affiliates, unless our directors or stockholders approve the business combination in the prescribed manner. These provisions may discourage any attempt to obtain control of us by merger, tender offer or proxy contest or the removal of incumbent management.

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

       This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." We cannot promise that our expectations in such forward-looking statements will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed in this prospectus under the caption "Risk Factors."

                         PRICE RANGE FOR COMMON STOCK

       Since September 19, 1998, except between August 17, 1999 and August 20, 1999, when our common stock was listed on the OTC Bulletin Board, our common stock traded on the Nasdaq National Market under the symbol "EGLO." Prior to this time, beginning on December 1, 1989, our common stock traded on the Nasdaq National Market under the symbol "EXTL." The following table reflects the high and low prices reported on the Nasdaq National Market for each quarter listed.


                                                                     HIGH        LOW
                                                                  ----------   -------
       Quarter Ended June 30, 1998 ............................      4 1/4      2 1/32
       Quarter Ended September 30, 1998 .......................      3 9/16     1 9/16
       Quarter Ended December 31, 1998 ........................      2 1/2      1 1/4
       Quarter Ended March 31, 1999 ...........................      3 5/16     1 1/2
       Quarter Ended June 30, 1999 ............................      5 3/4      2 5/8
       Quarter Ended September 30, 1999 .......................      3 27/32    1 9/16
       Quarter Ended December 31, 1999 ........................      4 7/16     2 3/8
       Quarter Ended March 31, 2000 ...........................     13 7/8      5
       Quarter Ended June 30, 2000 ............................      8 1/2      3
       Quarter Ended September 30, 2000 .......................      3 7/32     1 3/16

       The approximate number of holders of our common stock as of October 1, 2000 was in excess of 15,000 record and beneficial owners.


                                DIVIDEND POLICY

       We have not paid or declared any cash dividends on our common stock since our inception and do not anticipate paying any cash dividends on our common stock in the near future. We declared a ten percent (10%) common stock split, effected in the form of a stock dividend, on June 30, 1995 and distributed it on August 25, 1995 to stockholders of record as of August 10, 1995. On May 21, 1996, we declared another ten percent (10%) common stock dividend. Stockholders of record on June 14, 1996 received the dividend on August 5, 1996.

       Our payment of cash dividends is currently restricted under the terms of our debt facility with EXTL Investors and our ability to pay dividends to holders of our common stock is restricted under the terms of the Series P Preferred Stock and the Series Q Preferred Stock. Each of these series of preferred stock accrues dividends. In all cases, dividends accrue until declared and paid by us. No dividends may be granted on common stock or any preferred stock ranking junior to any senior preferred stock until all accrued but unpaid dividends on the senior preferred stock is paid in full.


                          TRANSFER AGENT AND REGISTRAR


       The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                                USE OF PROCEEDS

       The selling stockholders will receive all of the net proceeds from the sale of their shares. We will not receive any proceeds from the sale of the shares.

     SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED SELECTED FINANCIAL DATA

     This is a summary of the selected historical and pro forma consolidated financial data of eGlobe for the periods ended and as of the dates indicated.
Effective with the period ended December 31, 1998, we converted to a December 31 fiscal year end. Therefore, the period ended December 31, 1998 represents a nine-month period as compared to the twelve-month fiscal years ended December 31, 1999 and March 31, 1998, 1997, and 1996. The historical consolidated financial statements of the Company have been restated to give retroactive effect to the merger with Trans Global effective March 23, 2000, which has been accounted for using the pooling of interests method of accounting. As a result, the selected unaudited pro forma condensed consolidated financial information and selected historical consolidated financial data are presented as if the combining companies had been consolidated for all periods presented.

     The summary selected unaudited pro forma condensed consolidated financial information for the year ended December 31, 1999 includes the operating results of the Company, Telekey, Connectsoft, iGlobe, ORS, and Coast assuming the acquisitions, accounted for under the purchase method of accounting, had been consummated at January 1, 1999. Also, the reclassification of acquired goodwill to other identifiable intangibles for Telekey and the exchange of the Series G Preferred Stock and the Series K Preferred Stock were assumed to have occurred on January 1, 1999. The acquisitions of UCI and IDX, along with the subsequent reclassification of acquired goodwill to other identifiable intangibles, the increase in the convertibility of the preferred stock issued to the IDX stockholders and the subsequent renegotiations of the IDX purchase agreement are reflected in the Company's historical Consolidated Statement of Operations for the year ended December 31, 1999 contained elsewhere herein. All acquisitions were completed prior to June 30, 2000 and are included in the historical financial data. Accordingly, a pro forma balance sheet as of June 30, 2000 has not been included in a table below.

     The historical consolidated financial data as of June 30, 2000 and 1999, have been derived from our Unaudited Interim Consolidated Financial Statements included elsewhere in this registration statement and, in the opinion of management, include all adjustments necessary for the fair presentation of such data. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full financial year. This historical consolidated financial data as of December 31, 1999 and 1998 and March 31, 1998 have been derived from our Audited Consolidated Financial Statements included elsewhere in this prospectus.

     The selected unaudited pro forma condensed consolidated financial information and selected historical consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to our Consolidated Financial Statements and the related Notes our Unaudited Pro Forma Condensed Consolidated Statement of Operations and the related Notes, our Unaudited Interim Consolidated Financial Statements and the related Notes and the "Management's Discussion and Analysis of Financial Condition" section appearing elsewhere in this registration statement. The following pro forma data is presented for illustrative purposes only and does not purport to represent what the Company's results of operations or financial position would have been had the acquisitions described herein occurred on the dates indicated for any future period or at any future date.




                                                                    PRO FORMA
                                                                 ---------------
                                                                   FOR THE YEAR
                                                                      ENDED
                                                                   DECEMBER 31,
                                                                       1999
       CONSOLIDATED STATEMENT OF OPERATIONS DATA:
       Net Revenue .............................................  $ 162,743,000
       Loss from Operations ....................................    (59,856,000)
       Other Income (Expense) ..................................     (7,856,000)
       Net Loss Before Extraordinary Item ......................    (66,750,000)
       Preferred Stock Dividends ...............................     14,588,000
       Net Loss Before Extraordinary Item Attributable to Common
        Stockholders ...........................................    (81,338,000)
       Net Loss per Common Share:
        Basic ..................................................  $       (1.32)
        Diluted ................................................  $       (1.32)


                                                          HISTORICAL
                                      --------------------------------------------------
                                                   FOR THE                FOR THE YEAR
                                              SIX MONTHS ENDED                ENDED
                                                  JUNE 30,                DECEMBER 31,
                                      --------------------------------- ----------------
                                            2000             1999            1999(2)
                                      ---------------- ---------------- ----------------
CONSOLIDATED
 STATEMENT OF
 OPERATIONS DATA:
Net Revenues ........................  $   65,041,000   $   80,115,000   $ 141,948,000
Income (Loss) from Operations .......     (45,346,000)     (16,054,000)    (46,913,000)
Other Income (Expenses) .............      (4,298,000)      (3,593,000)     (7,252,000)
Net Income (Loss) Before
 Extraordinary Item .................     (49,644,000)     (19,647,000)    (53,203,000)
Loss on Early Retirement of
 Debt ...............................              --               --      (1,901,000)
Net Income (Loss) ...................     (49,644,000)     (19,647,000)    (55,104,000)
Preferred Stock Dividends ...........      16,703,000        4,329,000      11,930,000
Net Income (Loss) Attributable to
 Common Stockholders ................     (66,347,000)     (23,976,000)    (67,034,000)
Weighted Average Shares
 Outstanding: (4)
 Basic ..............................      84,596,873       58,904,001      60,611,000
 Diluted ............................      84,596,873       58,904,001      60,611,000
Net Earnings (Loss) per Common
 Share-Basic and Diluted: (1)(4)
 Net Earnings (Loss) Before
  Extraordinary Item ................  $        (0.78)  $        (0.41)  $       (1.08)
 Loss on Early Retirement of
  Debt ..............................              --               --   $        (.03)
 Net Earnings (Loss) ................  $        (0.78)  $        (0.41)  $       (1.11)





                                                                 HISTORICAL
                                      -----------------------------------------------------------------
                                        FOR THE NINE
                                        MONTHS ENDED
                                        DECEMBER 31,            FOR THE YEARS ENDED MARCH 31,
                                      ---------------- ------------------------------------------------
                                           1998(3)           1998            1997            1996
                                      ---------------- ---------------- -------------- ----------------
CONSOLIDATED
 STATEMENT OF
 OPERATIONS DATA:
Net Revenues ........................  $   90,420,000   $   79,596,000   $ 38,163,000    $ 30,324,000
Income (Loss) from Operations .......     (46,913,000)      (3,077,000)     2,062,000       2,963,000
Other Income (Expenses) .............        (725,000)      (6,219,000)    (1,453,000)         70,000
Net Income (Loss) Before
 Extraordinary Item .................      (5,958,000)     (11,257,000)       498,000       2,719,000
Loss on Early Retirement of
 Debt ...............................              --               --             --              --
Net Income (Loss) ...................      (5,958,000)     (11,257,000)       498,000       2,719,000
Preferred Stock Dividends ...........              --               --             --              --
Net Income (Loss) Attributable to
 Common Stockholders ................      (5,958,000)     (11,257,000)       498,000       2,719,000
Weighted Average Shares
 Outstanding: (4)
 Basic ..............................      57,737,000       57,082,000     55,861,000      55,850,000
 Diluted ............................      57,737,000       57,082,000     56,159,000      55,850,000
Net Earnings (Loss) per Common
 Share-Basic and Diluted: (1)(4)
 Net Earnings (Loss) Before
  Extraordinary Item ................  $        (0.10)  $        (0.20)  $       0.01    $       0.05
 Loss on Early Retirement of
  Debt ..............................              --               --             --              --
 Net Earnings (Loss) ................  $        (0.10)  $        (0.20)  $       0.01    $       0.05






                                           AS OF JUNE 30,              AS OF DECEMBER 31,
                                    ----------------------------- -----------------------------
                                          2000           1999         1999(2)        1999(3)
                                    --------------- ------------- --------------- -------------
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and Cash Equivalents .........  $   1,103,000   $ 4,681,000   $   2,817,000   $ 4,132,000
Total Assets ......................    107,385,000    90,068,000     113,379,000    64,379,000
Current Liabilities ...............     75,893,000    75,011,000      67,782,000    54,635,000
Long-Term Obligations, Minority
 Interest and Redeemable
 Stock ............................     34,873,000     7,549,000      17,995,000     1,237,000
Total Stockholders' (Deficit)
 Equity ...........................     (3,381,000)    7,508,000      28,018,000     8,507,000



                                                  AS OF MARCH 31,
                                    --------------------------------------------
                                         1998           1997           1996
                                    -------------- -------------- --------------
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and Cash Equivalents .........  $ 3,434,600    $ 2,742,000    $    951,000
Total Assets ......................   34,740,000     28,236,000      17,085,000
Current Liabilities ...............   20,626,000     10,642,000       9,950,000
Long-Term Obligations, Minority
 Interest and Redeemable
 Stock ............................    8,065,000     12,270,000       2,587,000
Total Stockholders' (Deficit)
 Equity ...........................    6,049,000      5,324,000       4,548,000


(1) Based on the weighted average number of shares outstanding during the period. Basic and diluted earnings (loss) per common share is the same for all periods presented.

(2) Includes the results of operations from the date of acquisition for the February 12, 1999 acquisition of Telekey, the June 17, 1999 acquisition of Connectsoft, the August 1, 1999 effective acquisition of iGlobe, the September 20, 1999 acquisition of ORS and the December 2, 1999 acquisition of Coast.

(3) Includes the results of operations from the date of acquisition for the December 2, 1998 acquisition of IDX and the December 31, 1998 acquisition of UCI.


(4) The weighted average number of shares outstanding during the periods has been adjusted to reflect a ten percentage (10%) stock split, effected in the form of stock dividends and distributed August 5, 1996.

QUARTERLY RESULTS


     The following tables set forth certain unaudited quarterly financial data, and such data expressed as a percentage of revenue, for the 10 quarters ended June 30, 2000. In the opinion of management, the unaudited financial information set forth below has been prepared on the same basis as the audited financial information included elsewhere herein and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth. The operating results for any quarter are not necessarily indicative of results for any future period.

     The consolidated financial statements of the Company for all periods presented have been restated to give retroactive effect to the merger with Trans Global effective March 23, 2000, which has been accounted for using the pooling of interests method of accounting. As a result, the quarterly financial data are presented as if the combining companies had been consolidated for all periods presented.





                                                                          1998                           1999
                                                     ----------------------------------------------- -------------
                                                        MAR 31      JUN 30      SEP 30      DEC 31       MAR 31
                                                     ----------- ----------- ----------- ----------- -------------
                                                     IN MILLIONS OF U.S. DOLLARS (EXCEPT SHARE, PER SHARE DATA AND
                                                                            OPERATING DATA)
Revenue ............................................ $  24.7      $  30.2     $  27.2      $  33.0     $   44.2
Costs and expenses:
 Selling, general and administrative ...............     4.8          4.6         4.9          3.8          6.1
 Corporate realignment/settlement ..................     1.0           --         1.0           --           --
 Compensation related to stock options .............      --           --          --           --           --
 Deferred compensation related to acquisitions .....      --           --          --          0.4          0.9
 Depreciation and amortization .....................    1.2           1.1         1.0          1.1          1.4
 Amortization of goodwill and other intangible
  assets ...........................................     --            --          --          0.2          0.6
                                                     -------      --------    --------     -------     ---------
Total costs and expenses ...........................     7.0          5.7         6.9          8.5          9.0
                                                     -------      --------    --------     -------     ---------
Loss from operations ...............................    (1.4)        (0.2)       (0.4)        (4.1)        (6.9)
Proxy related litigation expense ...................    (3.5)          --          --         (0.1)          --
Interest expense ...................................    (0.7)        (0.3)       (0.2)        (0.5)        (0.9)
Interest income ....................................      --          0.1         0.2          0.2          0.3
Loss on i1.com investment ..........................      --           --          --          --            --
Loss on Unitel investment ..........................      --           --          --          --            --
Other expense, net .................................    (0.3)         0.1        (0.2)         0.1           --
                                                     -------      --------    --------     -------     ---------
Loss before taxes (benefit) on income and
 extraordinary item ................................    (5.9)        (0.3)       (0.6)        (4.5)        (7.5)
Taxes (benefit) on income (loss) ...................     1.7          0.3         0.5          0.2           --
                                                     -------      --------    --------     -------     ---------
Net loss before extraordinary item .................    (7.6)        (0.6)       (1.1)        (4.3)        (7.5)
Loss on early retirement of debt ...................      --           --          --           --           --
                                                     -------      --------    --------     -------     ---------
Net loss ...........................................    (7.6)        (0.6)       (1.1)        (4.3)        (7.5)
Preferred stock dividends ..........................      --           --                       --         (3.7)
                                                     -------      --------                 -------     ---------
Net loss attributable to common stockholders ....... $  (7.6)     $  (0.6)   $   (1.1)    $   (4.3)    $  (11.2)
                                                     -------      --------    --------    --------     ---------
Net loss per share -
 Basic and Diluted ................................. $  (0.13)   $   (0.01)  $   (0.02)   $   (0.1)   $    (0.19)
                                                     ========    =========   =========    ========    ==========
Weighted average shares outstanding ................   57,082       57,257      57,461       57,737       57,874



                                                                      1999                              2000
                                                     --------------------------------------- ---------------------------
                                                         JUN 30        SEP 30       DEC 31       MAR 31        JUN 30
                                                     ------------- ------------- ----------- ------------- -------------
                                                        IN MILLIONS OF U.S. DOLLARS (EXCEPT SHARE, PER SHARE DATA AND
                                                                               OPERATING DATA)
Revenue ............................................   $   35.9      $   31.9     $  29.9      $   35.1      $   30.0
Costs and expenses:
 Selling, general and administrative ...............        7.6           8.3        13.0          15.5          13.8
 Corporate realignment/settlement ..................         --            --          --
 Compensation related to stock options .............         --            --          --           5.9           2.5
 Deferred compensation related to acquisitions .....         --           0.1         0.5           1.4             0
 Depreciation and amortization .....................        1.5           1.9         3.6           3.2           2.9
 Amortization of goodwill and other intangible
  assets ...........................................        1.0           3.3         2.3           2.9           2.9
                                                       ---------     ---------    --------     --------      ---------
Total costs and expenses ...........................       10.1          13.6        19.2          28.9          22.1
                                                       ---------     ---------    --------     --------      ---------
Loss from operations ...............................       (9.2)        (12.3)      (18.5)        (26.2)        (19.1)
Proxy related litigation expense ...................         --            --          --            --            --
Interest expense ...................................       (3.2)         (1.8)       (1.8)         (2.0)         (1.7)
Interest income ....................................        0.3           0.1          --            --            --
Loss on i1.com investment ..........................         --            --          --            --          (0.6)
Loss on Unitel investment ..........................         --            --          --            --          (0.1)
Other expense, net .................................         --            --          --            --            --
                                                       ---------     ---------    --------     ---------     ---------
Loss before taxes (benefit) on income and
 extraordinary item ................................      (12.1)        (14.1)      (20.5)        (28.2)        (21.5)
Taxes (benefit) on income (loss) ...................         --          (0.4)       (0.6)           --            --
                                                       ---------     ---------    --------     ---------     ---------
Net loss before extraordinary item .................      (12.1)        (13.7)      (19.9)        (28.2)        (21.5)
Loss on early retirement of debt ...................         --            --         1.9            --            --
                                                       ---------     ---------    --------     ---------     ---------
Net loss ...........................................      (12.1)        (13.7)      (21.8)        (28.2)        (21.5)
Preferred stock dividends ..........................       (0.6)         (6.5)       (1.1)        (10.2)         (6.5)
                                                       ---------     ---------    --------     ---------     ---------
Net loss attributable to common stockholders .......   $  (12.7)    $   (20.2)      (22.9)    $   (38.4)    $   (28.0)
                                                       ---------     ---------    --------     ---------     ---------
Net loss per share -
 Basic and Diluted .................................  $   (0.21)   $    (0.33)  $   (0.38)   $    (0.47)   $    (0.32)
                                                      ==========    ==========   =========    ==========    ==========
Weighted average shares outstanding ................     58,904        60,301      60,611        81,337        84,597

        MANAGEMENT'S DISCUSSION AND CONDITION AND RESULTS OF OPERATIONS


       The following discussion contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements.


GENERAL


       During 1998 and 1999 we have restructured and refocused our business and implemented a new, broader services strategy. A fundamental part of that strategy has been to actively acquire companies which add new services and technology which assist us in achieving our goal of becoming a premier outsource provider of applications that globally connect the telephone to the Internet. Most of the services and technologies needed to achieve our goal were acquired through acquisitions. As a result of the restructuring and the acquisitions, we believe that we are reaching our goal and can now offer services such as Internet protocol transmission services, telephone portal and unified messaging services. We provide our global outsourced services primarily to national or former national telecommunications companies, to competitive telephone companies in liberalized markets and to Internet service providers.


       Beginning in December 1998 and throughout 1999, we completed eight acquisitions and in the first quarter of 2000 we completed a merger with Trans Global, which was accounted for using the pooling of interests method. As a result of this merger, all financial information and Management's Discussion and Analysis of Financial Condition and Results of Operations have been restated to include Trans Global for all periods presented.


       The following highlights significant business events for us:


       o In 1998 and 1999, we extended our global technology platforms to enable us to offer multiple products that allow one to utilize the Internet through a telephone, including IP voice and fax capabilities and unified messaging products and services.


       o In 1998, we made two principal investments in technology to allow us to achieve our vision -- the acquisition of IDX for our underlying voice over the Internet technology and the investment in a technology license for our unified messaging service. (see discussion of Connectsoft below).


       o We changed our year-end to a calendar year-end, beginning with the nine month period ended December 31, 1998.


       o To  gain  greater  control  over  the development of the technology, we
            acquired   a   unified  messaging  technology  company,  Connectsoft
            Communications (now Vogo) in mid-1999.


       o In 1999, we acquired Swiftcall and ORS that added a network operating center, switches and call center operations needed to expand our business and to offer the highest quality services to our customers.


       o We completed two equity private placements of preferred stock and warrants in early 1999.


       o We acquired Telekey, a specialty calling card business in early 1999.


       o In 1999, we borrowed $20 million from our largest stockholder in a secured debt financing, the proceeds of which we used to develop our enhanced IP services.


       o We acquired iGlobe in late 1999 that allowed us to expand our voice over Internet protocol operations into Latin American. We acquired satellite transponder space, uplink and downlink facilities and key relationships with several major carriers within Latin America.


       o In 2000, we closed two equity private placements with RGC International Investors, LDC of preferred stock and warrants from which we have received $19.0 million and will receive an additional $6.0 million upon effectiveness of the registration statement of which this prospectus is a part. We used the proceeds from these financings primarily to pay for acquisition costs we incurred in connection with the Trans Global merger.


       o Our merger with Trans Global at the end of March 2000 has provided us with significant network, revenues, key relationships within the Caribbean and the Middle East, and a number of new members of our senior management team.


       o In August 2000, we entered into an agreement to sell certain assets acquired from Coast, including the Coast Internet service provider and help desk business, to Information Management Solutions Consulting, a limited liability company owned by affiliates of Bijan Moaveni, our Chief Operating Officer.

       o In September 2000 we entered into an agreement to amend the $20 million debt facility and related 5% secured notes. In connection with the amendment of the debt facility, all past defaults were waived by the lender and deemed cured. In addition, the outstanding balance was reduced to approximately $16 million.

       As a result of the acquisitions, we now have the following business segments: Network Services, Customer Care, Retail Services and Enhanced Services. Network Services includes our facilities-based, direct connection and resale network with voice, fax and data termination capabilities, our Internet protocol voice and fax capabilities and our toll free services. Enhanced Services consists of global IP-based enhanced services including, unified messaging, telephone portal, our clearing and settlement services and our combined IVR (Interactive Voice Response) and IDR (Interactive Data Response) services and our legacy global card services enhancement business. Customer Care, consists of our state-of-the-art calling center for eGlobe services and other customers, including customer care for a number of e-commerce companies. Retail Services primarily consists of our domestic long-distance and Internet service provider business acquired as part of the Coast acquisition. All of Trans Global's operations were in the Network Services segment.


       The extensive acquisition activity, the addition of new lines of business, the organic growth of these new lines, the change in year-end, the change in revenue and expense mix, rate changes and the raising of new financing discussed below have caused our financial information to no longer be comparable to the prior periods. The following table reflects the acquisitions and the merger in chronological order, by acquisition date and sets forth the cost of purchase and nature of consideration paid by us.




                                      COST TO
                                      PURCHASE
      DATE         ACQUISITION     (IN MILLIONS)    NATURE OF CONSIDERATION
---------------   -------------   ---------------   ----------------------------------------------------------
December 1998          IDX        $ 10.8            (a) 500,000 shares of our Series B Convertible
                                                    Preferred Stock (b) warrants to purchase up to an
                                                    additional 2,500,000 shares of common stock; (c) $5.0
                                                    million in convertible promissory notes; (d) $1.5 million
                                                    in bridge loan advances to IDX that we made prior to
                                                    the acquisition; (e) $418,000 convertible subordinated
                                                    promissory note for IDX dividends accrued and unpaid
                                                    on IDX's Preferred Stock; (f) direct costs associated
                                                    with the acquisition of $0.4 million. The former
                                                    stockholders of IDX subsequently, exchanged The
                                                    Series B Preferred Stock, warrants to purchase
                                                    2,500,000 shares of common stock and convertible
                                                    subordinated notes in the original principal amount of
                                                    $4.0 million for shares of Series H Convertible
                                                    Preferred Stock, warrants to purchase 1,087,000 shares
                                                    of common stock and shares of Series I Optional
                                                    Redemption Preferred Stock, respectively.

December 1998          UCI        $  1.2            (a) 125,000 shares of common stock (b) warrants to
                                                    purchase 50,000 shares of common stock and (c) $2.1
                                                    million note payable.

                                       COST TO
                                       PURCHASE
      DATE          ACQUISITION     (IN MILLIONS)    NATURE OF CONSIDERATION
----------------   -------------   ---------------   -----------------------------------------------------------
February 1999         Telekey      $  3.4            (a) $0.1 million in cash at closing; (b) $150,000
                                                     promissory note; (c) 1,010,000 shares of Series F
                                                     Convertible Preferred Stock ("Series F Preferred")
                                                     valued at $2.0 million and (d) agreement to issue at
                                                     least 505,000 and up to an additional 1,010,000 shares
                                                     of Series F Preferred Stock two years from the date of
                                                     closing subject to Telekey meeting certain revenue and
                                                     EBITDA objectives and (e) direct costs associated with
                                                     the acquisition of $0.2 million. In May 2000 we issued
                                                     757,500 shares of common stock, of which the value of
                                                     505,000 shares was included in the initial purchase
                                                     consideration, in payment of an earn-out and the
                                                     termination dates of certain employment agreements.

June 1999           Connectsoft    $  5.3            (a) one share of Series G Cumulative Convertible
                                                     Redeemable Preferred Stock ("Series G Preferred")
                                                     valued at $3.0 million; (b) $1.8 million in advances to
                                                     Connectsoft made prior to the acquisition which were
                                                     included in the purchase price; and (c) direct costs
                                                     associated with the acquisition of $0.5 million. We,
                                                     subsequently, exchanged shares of Series K
                                                     Cumulative Convertible Preferred Stock for the
                                                     shares of Series G Preferred Stock.

July 1999            Swiftcall     $  3.3            (a) 526,063 shares of common stock valued at
                                                     $1,645,000 as payment for the first of the two
                                                     installment payments and (b) 371,675 shares of
                                                     common stock valued at $1,162,000 payent for the,
                                                     final installment payment.

August 1999            iGlobe      $  9.9            (a) one share of 20% Series M Convertible Preferred
                                                     Stock valued at $9.6 million (b) direct acquisition costs
                                                     of approximately $0.3 million.

September 1999          ORS        $  3.0            (a) 1.5 million shares of our common stock valued at
                                                     $3.0 million on the date of issuance and (b) warrants,
                                                     subject to contingencies (See Note 4 to the
                                                     Unaudited Consolidated Financial Statements), to
                                                     purchase additional shares of its common stock to
                                                     eGlobe/Oasis LLC.

December 1999          Coast       $ 16.7            (a) 16,100 shares of Series O Convertible Preferred
                                                     Stock valued at $13.4 million; (b) 882,904 shares of
                                                     common stock valued at approximately $3.0 million
                                                     and (c) direct costs associated with the acquisition of
                                                     approximately $0.3 million.

March 2000             Trans         Pooling of      40,000,000 of our common stock. We also issued
                       Global        Interests       2,000,000 shares of our common stock in escrow to
                                                     cover our potential indemnification obligations under
                                                     the merger agreement.



       The following table also identifies the acquisitions and merger with a segment or segments and provides revenue comparisons, after the elimination of inter-segment revenues for the six months ended June 30, 2000 and 1999, for the year ended December 31, 1999 as compared to the nine month period ended December 31, 1998 and to the year ended March 31, 1998.

                                                               FOR THE      FOR THE
                                                             SIX MONTHS   SIX MONTHS
                                                                ENDED        ENDED
          (IN THOUSANDS)              DATE OF     BUSINESS    JUNE 30,     JUNE 30,
           COMPANY NAME             TRANSACTION    SEGMENT      2000         1999
---------------------------------- ------------- ---------- ------------ ------------
eGlobe-Card Services ............. Legacy        Enhanced    $  5,225      $10,701
Executive TeleCard, Inc.
 (TeleCall) ...................... Legacy        Retail            64          235
IDX International, Inc. .......... Dec.-98       Network        6,932        5,480
UCI .............................. Dec.-98       Enhanced          --           --
Telekey, Inc. .................... Feb.-99       Enhanced       1,113        1,067
Connectsoft (Vogo) ............... June-99       Enhanced         110           18
Swiftcall ........................ July-99       Network           --           --
iGlobe, Inc. ..................... August-99     Network        4,363           --
Oasis Reservations Services                      Customer
 (ORS) ........................... Sept.-99      Care           2,365           --
Interactive Media Works
 (IMW) ........................... Dec.-99       Enhanced         774          --
Coast International, Inc. ........ Dec.-99       Retail         3,422           --
Trans Global
 Communications, Inc. ............ March-00      Network       40,673       62,614
                                                              -------      -------
Total Revenue for the period .....                            $65,041      $80,115
                                                              =======      =======



                                                     REVENUE
                                   -------------------------------------------
                                                      FOR THE
                                    FOR THE YEAR    NINE MONTHS   FOR THE YEAR
                                        ENDED          ENDED         ENDED
          (IN THOUSANDS)            DECEMBER 31,   DECEMBER 31,    MARCH 31,              DESCRIPTION OF
           COMPANY NAME                 1999           1998           1998                   SERVICES
---------------------------------- -------------- -------------- ------------- ------------------------------------
eGlobe-Card Services ............. $  16,840         $ 21,360       $ 31,819   Pre Paid and Global
                                                                               Post Paid Card Services
Executive TeleCard, Inc.
 (TeleCall) ......................       394              553          1,304   Domestic long-distance services
IDX International, Inc. ..........    15,522              578             --   Internet protocol transmission
                                                                               services
UCI ..............................        --               --             --   Development stage company in
                                                                               Mediterranean region
Telekey, Inc. ....................     2,968               --             --   Specialty calling card services
Connectsoft (Vogo) ...............       125               --             --   Global unified messaging,
                                                                               telephone portal services and a
                                                                               technology license for unified
                                                                               messaging technology
Swiftcall ........................        --               --             --   Network operating center
iGlobe, Inc. .....................     3,608               --             --   Latin American Internet protocol
                                                                               transmission operations
Oasis Reservations Services
 (ORS) ...........................     1,637               --             --   Support services and call center
Interactive Media Works
 (IMW) ...........................       133               --             --   Interactive voice and Internet
                                                                               services
Coast International, Inc. ........       607               --             --   Enhanced long-distance services
Trans Global
 Communications, Inc. ............    100,114        67,929         46,473     Facilities-based, direct connection
                                     ---------     -----------    -----------  and resale network
                                                                               ------------------------------------
Total Revenue for the period ..... $ 141,948         $ 90,420       $ 79,596
                                   =========      ===========    ===========



       For a detailed discussion of each acquisition and segment information, see Notes 4 and 12 to the Audited Consolidated Financial Statements and Note 12 to the Unaudited Consolidated Financial Statements for the Six Months Ended June 30, 2000 and 1999.

       During the first half of 2000 we completed debt and equity financings from which we received $19.5 million in gross proceeds. This resulted from the sale of Series P Convertible Preferred Stock and Series Q Convertible Preferred Stock, from which we received $15.0 million and $4.0 million, respectively, in gross proceeds, and $500,000 in related party debt. In addition we received approximately $2.7 million from the exercise of options and warrants. These proceeds were used to provide support for our ongoing operations, to fund our increased operational costs as we continue to incur build out costs associated with growth related to increased minutes that resulted from the Trans Global merger, and to purchase short term investments. See further discussion of the various debt and equity financings in Note 7 "Notes Payable and Long Term Debt" and Note 9 "Stockholders' Equity" to the Unaudited Consolidated Interim Financial Statements.

       We also completed debt and equity financings during 1999 from which we received approximately $48.0 million in gross proceeds. This total amount consists of $6.8 million in proceeds from notes payable, primarily financing agreements for equipment, $28.3 million in proceeds from related party notes payable, primarily the secured notes with EXTL Investors, $12.7 million from the issuance of preferred stock, particularly Series D Cumulative Convertible Preferred Stock for $5.0 million, Series E Cumulative Convertible Preferred Stock for $5.0 million, and Series N Cumulative Convertible Preferred Stock for $2.7 million and $250,000 in the issuance of common stock. In addition we received approximately $0.8 million from the exercise of options and warrants. These proceeds, which total approximately $48.8 million were used to pay off debt, further invest in the growth of the businesses, pay down outstanding liabilities and provide other support for ongoing operations. See further discussion of the various debt financings in Note 5, "Notes Payables and Long-Term Debt" and Note 7, "Related Party Transactions" to the Audited Consolidated Financial Statements. For further discussion of the various equity financings, the exercise of options and warrants and purchase of common stock by an existing investor, see Note 10, "Stockholders' Equity" to the Audited Consolidated Financial Statements.

OVERVIEW


     We incurred a net loss of $49.6 million, $19.6 million, $55.1 million, $6.0 million and $11.3 million for the six months ended June 30, 2000 and 1999, the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, respectively, of which $34.6 million, $10.0 million, $29.1 million, $6.9 million and $16.0 million is attributable to the following charges to income:



                                                                                               (NINE MONTHS)
                                                          JUNE 30,   JUNE 30,   DECEMBER 31,   DECEMBER 31,   MARCH 31,
                                                            2000       1999         1999           1998         1998
                                                         ---------- ---------- -------------- -------------- ----------
Additional allowance for doubtful accounts ............. $  3.5     $  0.5        $   2.5         $  1.0     $  1.6
Amortization of goodwill and other intangibles
 (primarily related to acquisitions) ...................   5.7        1.6             7.1            0.2       0.2
Deferred compensation to employees of acquired
 companies .............................................   1.4        1.0             1.5            0.4        --
Deferred compensation related to stock options .........   8.4         --              --             --        --
Depreciation and amortization ..........................   6.1        2.8             8.4            3.2       3.3
Interest expense net of the amortization of debt
 discounts related to debt .............................   2.1        1.1             2.5            0.7       1.3
Amortization of debt discounts .........................   1.6        3.0             5.2            0.3       0.5
Loss on early retirement of debt .......................    --         --             1.9             --        --
Settlement costs .......................................    --         --              --            1.0        --
Proxy-related litigation settlement costs ..............    --         --              --            0.1       3.9
Corporate realignment costs ............................    --         --              --             --       3.1
Additional provision for taxes on income ...............    --         --              --             --       1.5
Merger expenses ........................................   2.5         --              --             --        --
Penalty warrants .......................................   1.6         --              --             --        --
Other items ............................................   1.7         --              --             --       0.6
                                                         ------     ------        -------         ------     ------
   Total ............................................... $ 34.6     $ 10.0        $  29.1         $  6.9     $ 16.0
                                                         ======     ======        =======         ======     ======




       The $2.5 million of merger expenses incurred by the Company related to investment banking and advisory fees, legal and accounting costs and expenses associated with printing and mailing the proxy statement for the special stockholders' meeting.

       After deducting these items, the loss for the six months ended June 30, 2000 and 1999 was $15.0 million and $9.6 million respectively and for the year ended December 31, 1999 was $26.0 million, compared to net income of $0.9 million for the nine months ended December 31, 1998 and net income of $4.7 million for the year ended March 31, 1998.

       The principal factors for the losses incurred for the six months ended June 30, 2000 and 1999 and the year ended December 31, 1999 are: (1) the incurrence of upfront costs to build out capacity to meet our anticipated growth relating primarily to the traffic that will result from the Trans Global merger, (2) increased competition in the international telecommunications market, (3) a change in pricing by Trans Global's primary supplier, AT&T, during 1999 which increased costs and drove margins down, (4) the costs of integrating our acquisitions, (5) increase in headcount of 20%, and (6) legal and administrative charges principally incurred to support the acquisition operations.

       With respect to Enhanced Services, we maintain over 40 calling card platforms around the world. All calls made by our customer's cardholders using the World Direct Network are validated, connected, and recorded by these platforms. Information from the platforms is sent to our billing system for rating, invoicing and transmission. The billing process generates for each call, the card number, call date, duration of the call, the country of call origination, the called number, the country of call destination, and the billing amount for the specific call. The billing system, also, organizes all calls based upon a customer "code" and presents the data in a readable format. These Call Detail Recorders (CDR's) are provided to each of our customers each month. In addition, a summary invoice for each customer is prepared and sent to the customer that represents actual minutes of usage by the customer. When the invoice is created the revenue is recognized. Payment by the customer is made by wire payment or by check for the invoiced amount.

       In summary, the rate per minute (pricing) multiplied by the duration (minutes) represents the gross revenue that we recognize. Our carrier costs are a separate and independent cost to us that is captured as a "Cost of Revenue".

       Network Services provides Internet protocol transmission technology. Revenue and direct costs from such services, mainly from routing charges for voice and fax traffic through the network, are recognized as the service is provided. Some Network Services contracts require monthly minimum payments to be paid, which are reported as deferred revenue and recognized as the services are performed.

       Customer Care records deferred revenue related to certain reservations service contracts paid in advance, based on forecasted amounts which will be recognized as revenue as the services are provided.

       Retail Services recognize revenue upon completion of telephone calls by the end users.

REVENUE

       Revenues for the first six months of 2000 consist primarily of 11% of Enhanced Services and 80% of Network Services. Declines in the first half of 2000 were experienced in both of these segments due to increasing competition, which has put downward pressure on both prices and margins. In addition, Network Service revenues are decreasing because we have decided to shift from being a purely arbitrage resale business, towards direct route and IP structure operations in order to gain the advantage of better gross profit margins. Positive effects of the shift towards direct route and IP structure operations were evident in the 37% and 32% growth in revenue from the second half of 1999 and the first and second quarter of 2000.

       During 1999, 14% of our revenue was generated from Enhanced Services and 84% from Network Services. The predominant contributors to revenue for 1999 were card enhancement services in Enhanced Services and voice and data over Internet protocol transport and facilities-based, direct connection and resale network in Network Services. Most of our Enhanced Services revenue is generated from providing various card services to customers under contracted terms who are charged on a per call basis. Certain new offerings such as unified messaging and telephone portal and the interactive voice and Internet protocol services often have monthly subscriber charges in addition to per transaction charges. The transaction charge for service is on a per call basis, determined primarily by minutes of use and originating and terminating points of call. The charging structure for Network Services transmissions revenues are based on the number of minutes used upon the completion of a call. However, some contracts call for monthly minimums to be paid for the monthly services to be provided and limited recurring revenues for monthly service fees for circuit capacity and for co-location/switch partitioning services. Non-recurring charges to customers for Network Services vary with the amount of minutes utilized and the country of termination. In prior years we also generated revenue from other sources, generally sales of billing and platform systems and non-recurring special projects.

       For the year ended December 31, 1999, Network Services and Enhanced Services were the principal contributors to revenue. However, the card enhancement services element of the Enhanced Services segment has declined while the unified messaging and telephone portal services have begun to realize initial revenues to offset this decline.

COST

       The principal component of the cost of revenue is transmission costs and termination charges by other U.S. and foreign carriers to originate, carry or terminate calls. Transmission expenses are largely fixed monthly payments associated with capacity on domestic and international facilities and associated switch expenses. Termination expenses consist of variable cost per minute charges paid to domestic and international carriers to terminate long distance traffic. Traffic under resale arrangements is typically obtained on a variable, per minute and short term basis which could subject the Company to unanticipated price increases and potential service cancellations. We continue to pursue strategies for reducing costs of transmissions. These strategies include purchasing underlying capacity, increasing minutes to generate economies of scale, establishing partnering arrangements with various carriers, negotiating more cost-effective agreements with other carriers and routing traffic to the lowest-cost, highest quality providers. Also in fiscal year 1999 and thereafter, the strategy includes cost effective provisioning of our own IP trunks.


       Other components of operating costs are selling and administrative expenses, which include personnel costs, consulting and legal fees, travel expenses, bad debt allowances and other administrative expenses. Depreciation and amortization expense includes the allocation of the cost of transmission equipment, property and office equipment, and various intangible assets, which include goodwill and intangibles arising principally from our acquisitions, over their useful lives.


RESULTS OF OPERATIONS

     FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999, AND THE YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE NINE MONTH PERIOD ENDED DECEMBER 31, 1998 AND THE YEAR ENDED MARCH 31, 1998

     Revenue. We generate revenue from providing enhanced, network, customer care and retail services in Europe, Asia Pacific, North America and Latin America as follows:





                                SIX MONTHS ENDED     SIX MONTHS ENDED         YEAR ENDED
                                 JUNE 30, 2000         JUNE 30, 1999       DECEMBER 31, 1999
                              -------------------- --------------------- ---------------------
                                               (IN MILLIONS OF U.S. DOLLARS)
Enhanced Services ........... $  7.2     11.1%     $ 11.8      14.7%     $  20.1     14.2%
Network Services ............  52.0      80.0%      68.1       85.1%      119.2      84.0%
Customer Care ...............   2.4       3.7%        --         --         1.6       1.1%
Retail Services .............   3.5       5.2%       0.2        0.2%        1.0       0.7%
 Total by operation ......... $ 65.1    100.0%     $ 80.1     100.0%     $ 141.9    100.0%
Europe ...................... $  4.2      6.5%     $  3.9       4.9%     $   7.3      5.1%
Asia Pacific ................   4.7       7.2%       4.4        5.5%        7.9       5.6%
North America ...............  53.3      81.8%      68.9       86.0%      121.7      85.8%
Latin America ...............   2.1       3.2%       1.9        2.4%        3.5       2.5%
                              ------    -----      ------     -----      -------    -----
Other .......................   0.8       1.3%       1.0        1.2%        1.5       1.0%
 Total by geography ......... $ 65.1      100%     $ 80.1       100%     $ 141.9    100.0%



                                NINE MONTHS ENDED        YEAR ENDED
                                DECEMBER 31, 1998      MARCH 31, 1998
                              --------------------- ---------------------
                                     (IN MILLIONS OF U.S. DOLLARS)
Enhanced Services ........... $ 21.4      23.7%     $ 31.8      40.0%
Network Services ............  68.5       75.8%      46.5       58.4%
Customer Care ...............    --         --         --         --
Retail Services .............   0.5        0.5%       1.3        1.6%
 Total by operation ......... $ 90.4     100.0%     $ 79.6     100.0%
Europe ...................... $  2.2       2.4%     $  3.5       4.4%
Asia Pacific ................   6.0        6.6%      10.3       12.9%
North America ...............  76.7       84.9%      56.6       71.1%
Latin America ...............   5.2        5.8%       8.2       10.3%
                              ------     -----      ------     -----
Other .......................   0.3        0.3%       1.0        1.3%
 Total by geography ......... $ 90.4     100.0%     $ 79.6     100.0%

       Our revenues for the six months ended June 30, 2000 of $65.1 million decreased 18.9% from the same period in 1999. This decrease in revenue occurred primarily in the Network Services segment (primarily Trans Global). This decrease was in part due to Trans Global's decision to shift from being a purely arbitrage resale business towards direct route and IP structure operations in order to gain the advantage of better gross profit margins, as discussed above under "Overview and Revenue". Positive effects of the shift towards direct route and IP structure operations were evident in the 37% and 32% growth in revenue from the second half of 1999 and the first and second quarter of 2000.


       Our revenues for the year ended December 31, 1999 increased to $141.9 million as compared to $90.4 million for the nine months ended December 31, 1998, with Network Services and Enhanced Services being the primary business segments contributing to the increase, as discussed above under "Overview and Revenue". Our revenues increased to $90.4 million for the nine months ended December 31, 1998 as compared to $79.6 million for the year ended March 31, 1998. The increase in revenue for 1999 as compared to the nine months ended December 31, 1998 was primarily attributable to the growth in the Network
Services segments. The growth in Network Services (from $68.5 million for the nine months ended December 31, 1998 to $119.2 million for the year ended December 31, 1999) can be principally attributed to the additions related to the revenues of the IDX and iGlobe acquisitions and increased revenues for Trans Global of $32.2 million. The growth in Trans Global revenue from $67.9 million for the nine months ended December 31, 1998 to $100.4 for the year ended December 31, 1999, was primarily due to the addition of over 15 new wholesale-carrier customers, which increased the number of customers to 40 at December 31, 1999 as compared to approximately 26 at December 31, 1998. The demand for minutes increased at Trans Global to approximately 307 million minutes at December 31, 1999 from approximately 228 million minutes as of December 31, 1998 as a result of decreasing prices. This increase in Trans Global revenue approximates 47.9% improvement in revenue or approximately a $32.5 million increase in revenue. Also, $19.0 million of the increase in Network Services revenues was due to expansion of the facilities-based, direct connection and resale and Internet networks which are now in 30 countries. Other increases in 1999 revenues included approximately $3.0 million attributable to Telekey which was acquired in February 1999 and $1.6 million attributable to our call center operations which were acquired in September 1999. As anticipated by management, unified messaging and telephone portal services did not generate material revenues during the two month period subsequent to the initial commercial launch of the service in October 1999.


       The increase in revenues for the nine months ended December 31, 1998 as compared to the year ended March 31, 1998 was primarily due to the increase in Trans Global revenues of $21.5 million. This increase was due primarily to the addition of new customers, market growth and an increased demand for services from existing clients.

       Offsetting a portion of the increase in the 1999 revenue was a decline in the card enhancement services revenue of 6.7% for the year ended December 31, 1999 as compared to the nine month period ended December 31, 1998 with a similar change for the nine month period ended December 31, 1998 as compared to the year ended March 31, 1998. The decline in the card services business resulted directly from a combination of a precipitous decline in global prices over 1999 and a series of management policy decisions that removed us from most aspects of the prepaid card business in North America. These decisions led to the migration of customers off our platforms and a decline in minutes and associated revenue as a result of contract modifications to strengthen services and control.

       Gross Profit. For the six months ended June 30, 2000 and 1999, the year ended December 31, 1999, the nine month period ended December 31, 1998, and the year ended March 31, 1998, gross profit was $5.7 million (representing 7.3% of sales), $3.1 million (representing 3.8% of sales), $5.0 million (representing less than 4% of sales), $16.5 million (representing 18% of sales), and $20.8 million (representing 26% of sales), respectively.

       For the six months ended June 30, 2000, margins increased for both Network Services and Enhanced Services compared to prior periods. The improvement in Enhanced Services is in part due to acquisitions of several companies in February and December of 1999 as well as more cost effective routing of telecommunications traffic. The improvement in the Network Services segment is related to leases of capacity and other up-front costs necessary to implement new routes and services, primarily in the Middle East and Asia Pacific regions. As long as we continue to expand our global IP network and add additional IP routes, gross margins will be negatively affected by the cost of turning up a new IP route. Although there are some initial start up costs, a significant amount of the new routes are now beginning to make a positive contribution. We believe that the added efficiencies of the IP routes will quickly (usually within two quarters) begin to add positively to our gross margin. It is also expected that costs to build out the network to accommodate the anticipated threefold increase in traffic resulting from the Trans Global merger and the need to build out routes for Latin America to continue our growth will continue to contribute negatively to gross margins. We believe margins will continue to improve as we more efficiently fill our routes and obtain additional owned capacity. An anticipated increase in the cost of revenue related to leases of capacity in the Network Services segment and other up-front costs necessary to implement new routes and services were the key elements behind this margin decline in 1999. In addition, margins were driven down in 1999 by increased competition in the wholesale telecommunications markets and as the direct result of several major carriers demanding lower prices. Trans Global's circuit costs incurred in transmitting telecommunication services increased at year-end 1999 by approximately $2.0 million due to the expansion of its international network in Europe and the Middle East. As long as the IP voice network of Network Services is being expanded with new routes and services being added, such up-front costs will be incurred. It is also expected that costs to build out the network to accommodate the anticipated threefold increase in traffic resulting from the Trans Global merger and the need to build out routes for Latin America to grow iGlobe routes and services will contribute negatively to gross margins through the second half of 2000. Also included in the difference between the margins for the year ended December 31, 1999, as compared to prior periods, are costs incurred primarily in the first quarter of 1999 due to pricing decisions which led to large negative margins in some card services contracts. During the nine months ended December 31, 1998 as compared to the year ended March 31, 1998, the reduction in gross margin percentage was primarily due to the effect of the increasingly competitive environment for international wholesale services. We believe margins will improve as we more efficiently fill our routes and realize the benefits of additional owned capacity through the Trans Global merger.


       Selling, General and Administrative Expenses, exclusive of $1.4 million, $0.9 million, $1.5 million and $0.4 million reported below of deferred compensation related to acquisitions. Selling, general and administrative expenses, exclusive of $1.4 million, $0.9 million, $1.5 million and $0.4 million reported below of deferred compensation related to acquisitions totaled $29.3 million, $13.7 million $35.0 million, $16.3 million and $17.3 million for the six months ended June 30, 2000 and 1999, the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, respectively. Included in the December 31, 1999 costs is a $2.5 million provision for doubtful accounts compared to a $1.0 million provision for the nine months ended December 31, 1998 and a $1.6 million provision for the year ended March 31, 1998. The increase in the costs from June 30, 1999 to June 30, 2000 is the result of increases in personnel as a result of the acquisition activity. The 56% increase in the reserve for doubtful accounts from December 31, 1998 to December 31, 1999 was primarily due to a recent deterioration in the payment performance of one customer. Excluding these charges, other selling, general and administrative expenses, principally salaries and related expenses are averaging $8.1 million per quarter for the year ended December 31, 1999, $5.1 million per quarter for the nine months ended December 31, 1998 and $4.0 million per quarter for the year ended March 31, 1998. The principal factors for the increase in the 1999 and 1998 quarterly average sales, general and administrative costs were increases in headcount and the related occupancy costs associated with the increase in headcount. Headcount was 314 at December 31, 1999, 235 at December 31, 1998 and 164 at March 31, 1998. Most of the increase in 1999 was related to the acquisition activity through which approximately 95 employees were added (before adjustment for terminations/departures). Most of these were added in the third quarter of 1999 related to the iGlobe (33 employees) and ORS (3 full-time employees) acquisitions and the fourth quarter of 1999 related to the Coast (59 employees) acquisition. As included in the totals above, Trans Global's headcount was 38 at December 31, 1999, 33 as of December 31, 1998 and 19 as of March 31, 1998. As the operations of these acquired companies are integrated, these costs as a percentage of revenue are expected to continue to decrease.

       Settlement Costs. As described in Note 7 to the Audited Consolidated Financial Statements in 1998 we entered into a settlement agreement with our then largest stockholder to resolve all current and future claims. The difference in value between the convertible preferred stock issued to the stockholder and the common stock surrendered by the stockholder was $1.0 million, which resulted in a non-cash charge to the Consolidated Statement of Operations in the quarter ended September 30, 1998.

       Corporate Realignment Costs. We incurred various realignment costs during the fiscal year ended March 31, 1998, resulting from the review of operations and activities undertaken by new corporate management. These costs, which totaled $3.1 million, include employee severance, legal and consulting fees and the write down of certain investments made in our Internet service development program. We did not incur realignment costs during the nine months ended December 31, 1998, for the year ended December 31, 1999 or for the six months ended June 30, 2000 and 1999.

       Compensation Related to Stock Options. Compensation expense related to stock options of $8.4 million was recorded for the six months ended June 30, 2000. This charge was to record the value of options granted in excess of shares available for grant under the Employee Stock Option Plan ("Employee Plan"). The Board of Directors granted these options to certain executives and directors subject to stockholder approval of the increase in the number of shares available under the Employee Plan. The stockholders approved the increase of the number of shares available under the Employee Plan from 3,250,000 to 7,000,000 shares on March 23, 2000. The excess of the market price of $9.94 on March 23, 2000 (stockholder approval date) and the option exercise price for these options was $15.2 million and is being recorded as compensation expense over the vesting period of the options. There were no similar charges recorded for the fiscal year ended March 31,

1998, the nine months ended December 31, 1998, for the year ended December 31, 1999 or for the six months ended June 30, 1999.


       Deferred Compensation Related to Acquisitions. These non-cash charges totaled $1.4 million for the six months ended June 30, 2000, $0.9 million for the six months ended June 30, 1999, $1.5 million for the year ended December 31, 1999 and $0.4 million for the nine months ended December 31, 1998. This expense relates to stock allocated to employees of acquired companies by their former owners out of acquisition consideration paid by us. Such transactions, adopted by the acquired companies prior to acquisition, require us to record the market value of the stock issuable to employees as of the date of acquisition as compensation expense with a corresponding credit to stockholders' equity and to continue to record the effect of subsequent changes in the market price of the issuable stock until actual issuance. These charges will not be recorded in future periods for these particular acquisitions. See
Note 4 to the Audited Consolidated Financial Statements for further discussion of subsequent renegotiations of certain of these issuances.

       Depreciation and Amortization Expense. These expenses were $11.9 million, $4.4 million, $15.5 million, $3.4 million and $3.5 million for the six months ended June 30, 2000 and 1999, the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, respectively. The increase of $7.4 million from June 30, 1999 to June 30, 2000 is due to amortization charges of $4.1 million related to goodwill and other intangibles associated with the acquisitions completed since June 1999. The increase for the year ended December 31, 1999 and prior period is principally due to amortization charges of $7.1 million related to goodwill and other intangibles associated with the acquisitions completed since December 1, 1998. The balance of the increase was primarily attributable to increases in the fixed assets of acquired companies and Trans Global.

       Proxy Related Litigation Expense. During the nine month period ended December 31, 1998, we incurred $0.1 million in proxy related litigation expenses as compared to $3.9 million for the year ended March 31, 1998 related to the class action lawsuit for which a settlement agreement was reached in April 1998. Of the amount recorded in the year ended March 31, 1998, $3.5 million related to the value assigned to the 350,000 shares of common stock referred to above, which were valued at $10.00 per share pursuant to the terms of the settlement agreement. Such value related to our obligation under the Stipulation of Settlement to issue additional stock if the market price of our stock was less than $10.00 per share during the defined periods. We had no obligation to issue additional stock if our share price is above $10.00 per share for fifteen consecutive days during the two year period after all shares have been distributed to the Class. In March 2000, that condition was satisfied and we have no further obligations under the Stipulation of Settlement. All shares required to be issued under the settlement agreement were issued to the class action litigants and we have no further obligations under the settlement agreement.

       Additionally, we settled with another stockholder related to the same securities class action in May 1988 and issued that stockholder 28,700 shares of common stock at the market price at the date of settlement for a total value of $81,000.

       Interest Expense. Interest expense totaled $3.7 million for the six months ended June 30, 2000, $4.1 million for the six months ended June 30, 1999, $7.7 million for the year ended December 31, 1999, $1.0 million for the nine months ended December 31, 1998, and $1.8 million for the year ended March 31, 1998. The sharp increase at year-end December 31, 1999 was primarily due to amortization of the debt discounts related to the value of warrants associated with acquisitions and financings and in part due to an increase in debt. This amortization continued in the year 2000, with interest expense remaining relatively consistent from the same period in the prior year.

       Other Expense. We recorded a foreign currency transaction loss of $0.1 million during the year ended December 31, 1999, $0.1 million during the nine months ended December 31, 1998 and $0.4 million for the year ended March 31, 1998. The losses for all periods arose from foreign currency cash and accounts receivable balances we maintained during the period in which the U.S. dollar strengthened. Our exposure to foreign currency losses is mitigated due to the variety of customers and markets which comprise our customer base, as well as geographic diversification of that customer base.

In addition, the majority of our largest customers settle their accounts in U.S. dollars.


       Interest Income. For the six months ended June 30, 2000, interest income totaled $0.2 million, a decrease from June 30, 1999 of $0.3 million. This change is a result of decrease in revenues and increase in acquisition activity, both of which reduced cash reserves for investment. Interest income totaled $0.7 million for the year ended December 31, 1999 as compared to $0.5 million and $0.2 million for the nine month period ended December 31, 1998 and the year ended March 31, 1998. The increase period to period is primarily due to higher interest income earned as a result of the increased sales revenue and from cash received from various equity and debt financings.

       Taxes (Benefit) on Income. A tax benefit of approximately $1.0 million was recorded for the year ended December 31, 1999 due to the operating loss incurred by Trans Global that will be carried back to prior years as a deduction resulting in a federal income tax refund. This refund is expected to be received during the fourth quarter of 2000. For the nine months ended December 31, 1998 and for the year ended March 31, 1998, we recorded a $0.6 million and a $2.0 million provision for income taxes, respectively. These provisions were based on Trans Global having operating income in both periods resulting in current tax provisions. Also, we recorded an additional provision of $1.5 million in the year ended March 31, 1998 based on the initial results of a restructuring study, which identified potential international tax issues. Settlements and payments made with various tax jurisdictions have decreased our estimated remaining liabilities to $0.4 million as of June 30, 2000. We continue to work with various jurisdictions to settle outstanding tax obligations for prior years.

       Loss on Early Retirement of Debt. In August 1999, we repaid $4.0 million under the $20.0 million notes with EXTL Investors by issuing 40 shares of Series J Preferred Stock. At the date of the exchange, the carrying value of the $4.0 million notes, net of the unamortized discount of approximately $1.9 million, was approximately $2.1 million. The excess of the fair value of the Series J Preferred Stock of $4.0 million over the carrying value of the notes of $1.9 million was recorded as an extraordinary loss on early retirement of debt during 1999.


LIQUIDITY, CAPITAL RESOURCES AND OTHER
FINANCIAL DATA

       As we continue our aggressive growth plan during the year 2000 and we intend to pursue that plan into the foreseeable future, we will require large cash demands and aggressive cash management. We have raised significant financing through a combination of issuances of preferred stock and proceeds from the exercise of warrants and options. Cash and cash equivalents were $1.1 million at June 30, 2000 compared to $2.8 million at December 31, 1999. Short-term investments were $3.0 million at June 30, 2000 as compared to $1.5 million at December 31, 1999. The decrease in cash and cash equivalents of $1.6 million was primarily due to use of cash to support our planned expansion of our telecommunication networks and the increased operational costs associated with the various acquisitions and the merger with Trans Global. The increase in short-term investments of $1.5 million was primarily due to an increase in cash placed in Money Market Funds received from equity-based financings and Certificates of Deposit purchased to back letters of credit given as security for payments to various vendors. Accounts receivable, net, increased by $0.8 million to $15.9 million at June 30, 2000 from $15.1 million at December 31, 1999, mainly due to increased revenues and the extension of credit to new wholesale carrier customers. Cash outflows for operating activities for the six months June 30, 2000 totaled $16.8 million, as compared to cash outflows of $14.6 million for the six months ended June 30, 1999. This increase in outflows was due primarily to our growth through acquisitions and the effect that the acquisition activity and upfront costs to add capacity had on operating losses and higher selling, general and administrative expenses. See further discussion in "Results of Operations."


       There was a net working capital deficiency of $53.2 million at June 30, 2000 compared to a deficiency of $44.7 million at December 31, 1999.


       Cash outflows for investing activities during the six months ended June 30, 2000 totaled $2.4 million, which was $2.3 million lower than the cash outflows for the six months ended June 30, 1999. This decreased outflow was due to a decrease in net purchases of property and equipment to $0.8 million in 2000 from $10.6 million in 1999, and a decrease in investments in acquisitions to zero in 2000 from $1.6 million in 1999. In addition we purchased short-term investments of $1.6 million in 2000 as compared to selling short-term investments of $7.7 million in 1999.


       Cash generated from financing activities totaled $17.6 million during the six months ended June 30, 2000 compared to $19.7 million during the six months ended June 30, 1999. This decrease of $2.1 million was primarily due to net proceeds from sales of preferred stock of $19.5 million (as compared to net proceeds of $10.0 million in 1999), proceeds from the exercise of warrants and options of $2.7 million and proceeds from notes payable-related party of $0.7 million. These proceeds were offset by principal payments of $3.4 million on notes payable, stock issuance of $1.0 million, and payments of $0.8 million on various capital leases.

       On an operating level, we are continuing to try to negotiate certain contract and payment terms with American Prepaid, an Enhanced Services customer, that has an outstanding balance at September 1, 2000 of $2.3 million. We have recorded reserves of $2.0 million to cover this outstanding balance. We have not been able to work out a resolution with this customer. We may have to take a more aggressive course of action to resolve this matter and we are considering all alternatives at this time. As our revenue mix continues to shift towards Network Services, card enhancement services have become less significant to our overall revenue.

CURRENT FUNDING REQUIREMENTS

       For the first six months of 2000, we met our cash requirements from (1) proceeds from the exercise of options and warrants of $2.7 million, (2) proceeds of $0.5 million from sales of Series N Preferred Stock, (3) proceeds of $15.0 million from the sale of Series P Convertible Preferred Stock ("Series P Preferred Stock"), and (4) proceeds of $4.0 million from the sale of Series Q Convertible Preferred Stock ("Series Q Preferred Stock").

       Current funds will not permit us to achieve the growth, both short and long-term that management is targeting. This growth will require additional capital. The plan under which we are currently operating requires substantial additional funding through the second quarter of 2001 of up to $43.1 million. This estimate is based on conservative projections of a scaled growth plan using worst-case scenarios for operations. Even if we meet our projections for becoming EBITDA (earnings before interest, taxes, depreciation and amortization) positive after eliminating non-cash items during the third quarter of 2000, we will still have capital requirements through June 2001. We will need to fund our pre-existing liabilities, notes payable obligations and the purchase of capital equipment, along with financing our growth plans to meet the needs of our acquisition program. To the extent that we spend more on acquisitions or service development, our need for additional financing will increase. There is the possibility that the amount of financing required could be diminished by secured equipment-based financings.

       We will receive $6.0 million in proceeds from the sale of additional shares of Series Q Preferred Stock immediately upon the effectiveness of the registration of the common stock underlying this preferred stock. We have received $1.5 million from a private sale of securities and $250,000 from the sale of the Coast Internet service provider business. We expect to receive approximately $1.2 million from a tax refund issued to Trans Global, $650,000 from the sale of the Evans building in Denver, CO, and $575,000 from the sale of the Coast long distance business. See Note 13 to the Unaudited Consolidated Financial Statements for further discussion. Assuming receipt of these funds, we will need to raise $32.9 million by December 31, 2000 to have sufficient working capital to run and grow our business. We anticipate that the additional capital needed will come from a combination of financings that could consist of debt, private equity, or a line of credit facility during the twelve-month period from July 2000 through June 2001. However, in order to be able to continue to pursue our growth plan we believe that we need to conclude a significant financing prior to the end of 2000. Without such financing, we will have to sharply curtail our activities, specifically development of our enhanced IP services.

       In addition to the firm commitment discussed previously, we are proceeding with other financing opportunities, which have not been finalized. We have a variety of opportunities in both the debt and equity markets to raise the necessary funds, which we need to pay existing obligations and achieve our growth plan through the end of the quarter ended June 30, 2001. It will be difficult to obtain funding if our stock price remains low. If we continue to incur operating losses and are also unsuccesful in raising additional funds to cover such losses, we may not meet our current projected breakeven which could cause our growth plans to be sharply curtailed and our business to be adversely affected.


       We anticipate that increased sales in the international market with higher margins will reduce our net working capital deficiency and contribute to our funding requirements through the second quarter of 2001.


       On December 14, 1999, Trans Global entered into a letter agreement with AT&T, Trans Global's largest supplier at the time, regarding the payment of various past due 1999 switch and circuit costs. Pursuant to that agreement, Trans Global agreed to pay AT&T approximately $13.8 million in consecutive monthly installments at 9% interest through January 1, 2001. The payable is secured by certain assets of Trans Global. As of June 30, 2000, the remaining balance due to AT&T was $10.5 million. Trans Global, as of September 1, 2000 has not paid $6.5 million of scheduled payments that were due in April, May and June 2000. In addition, approximately $3.8 million of payables for current usage are in arrears. Trans Global is currently in discussions with AT&T regarding alternative arrangements for settlement of the outstanding obligations, and believes that conclusion of an arrangement that is not materially adverse to our immediate or long-term future operations is possible. There can be no assurance that Trans Global will be able to satisfactorily resolve this matter. Should this not be resolved and should AT&T take action to take possession of the assets held as security, Trans Global believes that its business will not be adversely impacted. There is no guarantee that Trans Global's, and therefore our operations will not be adversely affected should no satisfactory resolution between the parties be reached.

       As of October 1, 2000, we are in default on a 7% promissory note to Oasis for $300,000, and capital leases in the amount of $650,000 for certain property and equipment with terms of 18 months to 36 months bearing interest ranging from 8.5% to 28.0%.

       On September 12, 2000 the Company entered into an agreement to amend and restate the loan and note purchase agreement and the 5% secured notes. Prior to the amendment, the total outstanding principal balance under the 5% secured notes to EXTL Investors, which was recently renamed in connection with a merger EXTL - Special Investment Risks, LLC, was $19,577,989, which includes interest and penalties of $1,000,000. As amended, the 5% secured notes will be paid in monthly principal installments of $50,000 beginning on October 15, 2000 with the residual unpaid principal becoming due and payable on its July 1, 2002 maturity date. As amended, the 5% secured notes will bear interest at the prime rate plus 2% and will accrue monthly on the unpaid principal and unpaid interest and will be due at maturity. EXTL - Special Investments Risks waived all past defaults and all violations of existing loan instruments were deemed cured.

       EXTL - Special Investment Risks, LLC exercised its warrant to purchase 5,000,000 shares of the Company's common stock in connection with the amendment of the loan and note purchase agreement by reducing the outstanding principal balance under the 5% secured notes by $3,577,989, resulting in a remaining note indebtedness of $15,000,000 plus interest of $1,000,000.

       In connection with the amendment, the Company also issued warrants to EXTL - Special Investment Risks, LLC to purchase 1,000,000 shares of the Company's common stock at $1.94 per share expiring July 1, 2004.

       We are obligated under certain conditions to redeem the shares of Series P Preferred Stock and Series Q Preferred Stock. On July 15, 2000, we failed to register the shares of common stock issuable upon conversion of the Series P and Q Preferred Stock and associated warrants with the SEC, however the holder of the Series P and Q Preferred Stock has advised us in writing it has no present intention to exercise its right to demand redemption, so long as the registration statement of which this prospectus is part covering the common stock and associated warrants is declared effective by October 15, 2000. See
Note 11 to the Unaudited Consolidated Financial Statements for further discussion.


       Taxes.   During   1998,   we  undertook  a  study  to  simplify  eGlobe's
organizational and tax structure and identified potential international tax issues. In connection with this study, we determined that we had potential tax liabilities and recorded an additional tax provision of $1.5 million in the year ended March 31, 1998 to reserve against liabilities which could have arisen under the existing structure. We initiated discussions with the Internal Revenue Service ("IRS") related to the U.S. Federal income tax issues identified by the study and findings. The IRS has accepted our returns and has decided not to audit these returns. We have paid all taxes associated with these returns and all interest invoiced by the IRS to date. Neither the final outcome of this process or the outcome of any other issues can be predicted with certainty.

       As of December 31, 1999, we have recorded a net deferred tax asset of $26.5 million and have approximately $57.7 million U.S. and $2.0 million foreign net operating loss carryforwards available. We have recorded a valuation allowance equal to the net deferred tax asset as management has not been able to determine that it is more likely than not that the deferred tax asset will be realized based in part on the foreign operations and availability of the operating loss carryforwards to offset U.S. and foreign tax provisions. The U.S. carryforwards expire in various years through 2019 and are subject to limitation under the Internal Revenue Code of 1986, as amended. The foreign net operating loss carryforwards expire in various years through 2004 and are subject to local limitations on use.


       A receivable for a federal income tax refund of approximately $1.0 million was recorded as of December 31, 1999 relating to Trans Global's loss carrybacks. This refund is expected to be received during the fourth quarter of 2000. See Note 11, "Taxes (Benefit) on Income (Loss)" to the Audited Consolidated Financial Statements regarding further discussion of taxes on income.

       Effect of Inflation. We believe that inflation has not had a material effect on the results of operations to date.

ACCOUNTING ISSUES


       Recent Accounting Pronouncements -- The Financial Accounting Standards Board ("FASB") has issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133, as extended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000 and is currently not applicable to us because we do not enter into hedging or derivative transactions.

       In December 1999, the U.S. Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB" 101), which clarifies the SEC's views on revenue recognition. We believe our existing revenue recognition policies and procedures are in compliance with SAB 101 and therefore, SAB 101's adoption will not have a material impact on our financial condition, results of operations or cash flows.

       In  March  2000,  the  FASB  issued  Emerging Issues Task Force Issue No.
00-2, "Accounting for Web Site Development Costs" ("EITF 00-2"), which was effective for all such costs incurred for fiscal quarters beginning after June 30, 2000. This Issue establishes accounting and reporting standards for costs incurred to develop a web site based on the nature of each cost. Currently, as we have no web site development costs, the adoption of EITF 00-2 would have no impact on our financial condition or results of operations. To the extent we begin to enter into such transactions in the future, we will adopt the Issue's disclosure requirements in the quarterly and annual financial statements for the year ending December 31, 2000.


       In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44"), which was effective July 1, 2000, except that certain conclusions in this Interpretation which cover specific events that occur after either December 31, 1998, or January 12, 2000 were recognized on a prospective basis from July 1, 2000. This Interpretation clarifies the application of APB Opinion 25 for certain issues related to stock issued to employees. We adopted FIN 44 effective July 1, 2000, we believe the adoption of FIN 44 had no material impact on our financial condition, results of operations or cash flows.


       In September 2000, the FASB issued Emerging Issues Task Force Issue No. 99-19,

"Reporting Revenue Gross as a Principal versus Net as an Agent" ("EITF 99-19."), which was effective for all such costs incurred for fiscal quarters beginning after June 30, 2000. This issue establishes accounting and reporting standards for when a company should recognize revenue in the amount of the gross amount billed to the customer and when the company should recognize revenue based on the net amount retained because, in substance, it has earned a commission from the vendor-manufacturer of the goods or services on the sale. We adopted EITF 99-19 effective June 30, 2000, we believe the adoption of EITF 99-19 had no material impact on our financial condition, results of operations or cash flows.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES


       None.



QUANTITATIVE AND QUALITATIVE DISCLOSURE
ABOUT MARKET RISK


       At June 30, 2000 we had other financial instruments consisting of cash and fixed and variable rate debt which are held for purposes other than trading. The substantial majority of our debt obligations have fixed interest rates and are denominated in U.S. dollars, which is our reporting currency. We measure our exposure to market risk at any point in time by comparing the open positions to a market risk of fair value. The market prices we use to determine fair value are based on management's best estimates, which consider various factors including: closing exchange prices, volatility factors and the time value of money. At June 30, 2000, the carrying value of our debt obligations, excluding capital lease obligations, was $20.1 million (net of unamortized discount of $5.7 million) which also approximates fair value. The weighted-average interest rate of our debt obligations, excluding capital lease obligations, at December 31, 1999 was 7.1%. At June 30, 2000, $0.5 million of our cash was restricted in accordance with the terms of our financing arrangements and certain acquisition holdback agreements. We actively monitor the capital and investing markets in analyzing our capital raising and investing decisions. At June 30, 2000, we were exposed to some market risk through interest rates on our long-term debt and preferred stock and foreign currency. At June 30, 2000, our exposure to market risk was not material. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 OUR BUSINESS

GENERAL


       Today, we are a voice-based application services provider offering enhanced telecommunications and information services, including Internet protocol transmission services, telephone portal and unified messaging services on an outsourced basis. Through our World Direct network, we originate traffic in over 90 territories and countries and terminate traffic anywhere in the world and through our IP network, we can originate and terminate IP-based telecommunication services in over 30 countries and six continents. Our customers are principally large national telecommunications companies, Internet service providers and competitive telephone companies around the world.


       We incorporated in 1987 as International 800 TeleCard, Inc., a wholly owned subsidiary of Residual, a publicly traded company that provided toll-free
(800) and related value-added telecommunications services to businesses around the world. We changed our name to Executive TeleCard, Ltd. in October 1988. We built on the national relationships with telecommunications administrations, and in 1989 we began installing calling card platforms in or close to the facilities of various national telephone companies. We went public that same year by way of a stock dividend by our former parent company.


       In December 1997, we brought in new management and directors to handle adverse results in our calling card business. Until 1998, our entire focus was on supporting calling card services. Beginning in 1998, but primarily in 1999, that focus changed.


       o We  restructured  key  portions  of  our  operations  and refocused our
          business   to  include  Internet  protocol  transmission  technologies through an acquisition of IDX at the end of 1998.


       o In 1999, we developed the Internet protocol transmission portion of our business, which is now a principal business for eGlobe.


       o In early 1999, we acquired Telekey, a specialty calling card service that improved the overall margins on our calling card business.

       o In mid-1999, we added global unified messaging (the ability to retrieve voice mail and faxes over a telephone or computer) and telephone portal (the ability to retrieve information from a portal Internet site through a telephone) capabilities through another acquisition of the assets of Connectsoft.


       o In June 1999, we changed our name to eGlobe, Inc. signaling that we have a new product line and a new focus.


       o We acquired iGlobe effective August 1999 that brought us Latin American Internet protocol transmission operations.


       o We added some needed assets and operating abilities by acquiring network operating centers in our acquisition of Swiftcall in June 1999 and a call center in our acquisition of control of ORS in September 1999.



       o We acquired Coast in December 1999 that will strengthen our telephone portal and unified messaging offerings, as well as adding to our customer support capabilities and providing us with several large e-commerce customers. In August 2000 we sold the Internet service provider business and are planning on selling the long distance business.



       o In   March   2000   we   completed   our   merger   with  Trans  Global
          Communications,     Inc.,     a     facilities-based     international
          telecommunications services provider.


OPERATING PLATFORMS AND IP NETWORK


       OPERATING PLATFORMS


       We have installed operating platforms in more than 40 locations around the world. These platforms are computers, software and related communications termination equipment. In many instances, our platforms are co-located with the international gateway facilities of the dominant telephone company in a national market. Frequently that company is both our operating partner and our customer. A discussion of our foreign sales and risks associated with international business appears under the caption

"Risk Factors--Our business is exposed to regulatory, political and other risks associated with international business."

       The platforms are connected to both the local telephone network and to international networks. The platforms supply global services to our customers. Their functions include:

       o managing voice and data access to one or more networks;

       o identifying and validating user access;

       o providing various levels of transaction processing;

       o routing calls or data messages;

       o providing access to additional service functions (for example, our unified messaging service); and

       o supplying billing and accounting information.

       One of the strengths of the platform is its inherent flexibility. Subject to our adding necessary interfaces and applications programming, it supports a range of different services.

       IP NETWORK

       Until the end of 1998, we had no transmission facilities of our own. Our network of platforms relied on transmission services supplied by others to route calls or messages. With the acquisition of an Internet protocol transmission services business, that began to change. We have developed and are expanding an international network of telecommunications trunks that employ Internet protocol, known as IP, as the basic method of transporting telephone calls, faxes or data messages. A telecommunications trunk is a large communications channel configured for data traffic. Our platforms use this IP network to route calls and messages.

       Although the IP network we acquired had a global presence, until recently most of that network was based in Asia-Pacific. In 1999, we added more than a dozen countries to our IP network through a combination of new agreements and our acquisition of iGlobe effective August 1, 1999 with its network of telecommunications trunks in Latin America. Our network now extends to approximately 30 countries. The Trans Global merger has again enabled us to expand our IP network into other regions of the world, particularly the Middle East and Latin America.

       Our network business serves principally as a provider to, and operating partner with, telephone companies and Internet service providers. This key element of our IP network service helps it mesh with our operating platform service. Using our privately-managed global IP network to provide transmission services for our other services will reduce costs and create other operating efficiencies. Perhaps most important, it will permit us to offer new Internet based services to our customers, such as global unified messaging and telephone portal capabilities, which would have been difficult to supply without our expanding privately-managed network.

       We are concentrating on developing business and operating arrangements with our existing customers to keep expanding our network and our range of network services.

       TRANS GLOBAL NETWORK

       Our newly acquired subsidiary, Trans Global, currently operates international gateway switches in New York, New York and London, England linked by owned Trans-Atlantic cable facilities. Trans Global utilizes switching equipment supplied by vendors such as Lucent, Nortel, Nokia and Nuera for its major network elements. Trans Global uses a multiple switch configuration which provides redundant capability to minimize the effect of a single network switch component failure.

       Trans Global also has rights in digital undersea fiber optic cable between New York and London. These rights, also known as indefeasible rights of use, are in the Gemini cable system. In addition, facilities leases on such cable systems such as Flag are utilized for customer connectivity out of the London switching center. By using the Flag cable system, Trans Global is capable of offering high quality voice over IP services to locations such as Cairo. Trans Global has invested in these indefeasible rights of use based on its expectations for traffic between its two switching facilities.

       Trans Global serves its carrier customers and monitors its network from its network operating centers in New York City and London. Each


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

operating center is monitored by experienced personnel 24 hours a day, 7 days a week.

       Trans Global's switching facilities are linked to a proprietary billing system, which we believe provides Trans Global with a competitive advantage by permitting management on a near real-time basis to determine the most cost-effective termination alternatives and manage gross margins by route. This allows Trans Global to increase its network efficiency and immediately respond to customer routing changes to maximize revenue and margin. Trans Global maintains a detailed information database of its customers, which it uses to monitor usage, track customer satisfaction and analyze a variety of customer behaviors, including buying patterns and needs.

       Trans Global has installed Internet protocol equipment that allows for the transmission of IP voice service. Internet protocol should provide additional cost efficiencies for transporting a substantial portion of Trans Global's international voice and data traffic. This would allow Trans Global to develop new, low-cost termination arrangements and offer new services in conjunction with existing or new in-country service providers.

       Trans Global recently began providing voice over IP services in cooperation with Telecom Egypt, the government owned telecommunications operator in Egypt. We believe it is currently the only operator legally providing IP voice calling into and out of Egypt.


SERVICES

       Following our recent acquisitions, we currently offer or will offer on a going-forward basis the following:

       o Network  Services,  including  our  Internet  protocol  voice  and  fax
          capabilities,   network   transmission   services  and  our  toll-free
          services;

       o Enhanced Services, primarily consisting of domestic IP-based enhanced services such as:

        o unified messaging,

        o telephone portal,

        o our combined IVR (Interactive Voice Response) and IDR (Interactive Data Response) services, and

        o voice   over   Internet   clearinghouse  and  settlement  services  in
              partnership with Trans Nexus and Cisco,along with our traditional calling card enhancement service;

       o Customer Care, consisting of our state-of-the-art calling center which provides 24 hours a day, seven days a week, customer service in 12 languages for both eGlobe services and other customers, including customer care for a number of e-commerce companies; and

       o Retail Services, primarily consisting of our domestic long-distance and Internet service provider "ISP" business acquired as a part of the Coast International acquisition. We have sold the ISP business and are planning on selling the long distance business. We have entered into a letter of intent with an interested third party and are moving forward to complete a definitive agreement to sell that business.


       NETWORK SERVICES

       OUR NETWORK SERVICES. As of August 1999, network services has become our largest revenue generator. Our network services experienced an increase in revenues to $7.9 million in the fourth quarter of 1999 from $5.6 million in the prior quarter. The majority of that increase represented growth in telephone traffic generated by our IP network. The remainder represented new private line service generated by the recently acquired Latin American IP network. Paralleling the growth in revenue, minutes carried by our IP network in the fourth quarter of 1999 increased almost 20% over the prior quarter to more than
32.3 million. Our revenues from voice over IP services, known as VoIP, have increased 460% since the first quarter of 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

       We offer new, low-cost transmission services by transmitting digitized and compressed voice and data messages as Internet protocol packets over an international packet-switched private network. Packet switching is a way of transmitting digitally-encoded messages by splitting the data to be sent in packets of a certain size.

       Our Internet protocol-based voice service and fax service allows customers to make calls and send faxes over the Internet. We believe that when these services are transmitted over the IP network, they provide significant efficiencies to customers compared to more traditional public switched telephone network transmission. Although a portion of the telephony connection must be routed over the public switched telephone network, we expect to reduce the portion of the call flowing over the public switched telephone network by increasing the number of nodes on our IP network over time, as supported by traffic flow. This should reduce cost and increase the network's efficiency, since the call or fax can be delivered to the intended recipient from the closest network node.

       We believe that call quality is vital to consumers. Call quality includes voice quality, the ability to connect easily and quickly, the lack of delay in system interaction with the customer and ease of use of the service by the customer. Consumers expect call quality when they pick up a telephone, whether they are using a traditional telephone network or an Internet protocol service. We believe that we offer telephone quality comparable to that of a traditional phone call.

       Our network services include several additional services, including billing and report generation designed exclusively to support the Internet protocol-based services. We believe that these features enhance the attractiveness of our Internet protocol services to telephone companies and Internet service providers. We are working with telephone companies and Internet service providers to increase the use of our IP network and increase the number of network nodes through which service can be delivered.

       We are in the process of converting our network to an IP-based network and to offer our customers the highest quality IP voice transmission capabilities. An example of this strategy can be seen in Egypt. We currently have an operating agreement with Telecom Egypt that affords us the ability to terminate minutes in Egypt with a proportional amount of traffic to be carried from Egypt to the U.S. We also recently began providing voice over IP services in cooperation with Telecom Egypt, the government owned telecommunications operator in Egypt. The new VoIP service provides an additional pathway for calls in and out of Egypt.

       We are in the process of expanding our coverage of such countries and entering into similar arrangements in additional countries. We anticipate that our presence and relationships in the Middle East and Latin America will further our strategy to enter previously underserved markets.

       ENHANCED SERVICES

       UNIFIED MESSAGING SERVICES. We recently launched our new unified messaging service, Vogo (Voice On the Go), through our subsidiary Vogo
Networks, acquired in mid-1999. This unified messaging service, in combination with the voice and data access capabilities of our operating platforms, provides global capability for an end user to dial up the Internet while traveling, or dial into a corporate intranet, and retrieve and manage voice mail, e-mail and faxes around the world through either a telephone or a computer by simply making a local telephone call. Though our unified messaging technology is primarily software-based, we have added servers to the operating platform to support the messaging functionality.

       We believe unified messaging services are attractive to customers because they make communications readily available to the recipient in the most convenient form. Unified messaging is beginning to be deployed by carriers and mobile network operators. Although we are only in the first phase of offering our unified messaging service, we believe early indications are positive with regard to consumer response and acceptance.

       Our initial version of Vogo enables end-users to use a telephone to:

       o Check and listen to personal and corporate e-mail messages.

       o Automatically reply to e-mail messages over the phone.

       o Send voice messages to any e-mail address via an address book.


We intend to expand the first phase of the offering over the course of the next year to add additional features and functionality.


       This new offering is being developed in combination with key customers, primarily a handful of national telephone companies with dominant local telephone, mobile telephone and Internet businesses in their home markets. The service will be supplied to the telephone company, which will in turn make it available to their telephone and Internet customers. We are also offering the service in conjunction with strategic partners, who are expected to add our unified messaging service to their computer messaging offerings. The target audience is the early technology adopter and the business executive and professional who needs telephone access to the Internet and e-mail when away from home or office.

       TELEPHONE PORTAL SERVICE. Through the use of the Vogo technology, in September 1999, we introduced our telephone portal in a production environment through Visto Corporation.

       The telephone portal allows the users to access on a global basis all information that resides on a subscriber's particular portal site or home page through a telephone. For example, a Visto subscriber who keeps his electronic briefcase resident at the Visto portal site can access any information on that briefcase such as a particular address via a local call in any of approximately 30 countries on six continents. We recently began offering services in conjunction with Paltalk Corporation and expect shortly to begin services with several of our traditional national telephone company partners. Since its introduction, our telephone portal service has been fully operational. This service is the first in a line of services that we believe will ultimately allow the user to globally access any information available on the Internet and to conduct e-commerce through the use of a telephone.

       INTERACTIVE VOICE AND DATA RESPONSE SERVICE. Through our acquisition of Coast and its wholly owned subsidiary, Interactive Media Works, in December
1999, we have just begun offering an interactive response system which interfaces with traditional voice telephone, with voice over IP transmission, and with data access from the Internet and the World Wide Web. We believe this dual telephone and Internet response platform is valuable in e-commerce and in a variety of services that bridge between the telephone and Internet. Interactive Media Works introduced a service using two platforms, one for voice and one for the Internet, approximately one year ago, but has recently launched its product combining these services on the one integrated platform. It has had some success in selling to firms in the advertising, promotional and marketing industries in a few markets in the United States. We believe that the new, integrated platform will substantially enhance Interactive Media Work's capabilities. We plan to offer this interactive response system on a global basis to and through our existing customer base along with implementing this technology as an integral part of Vogo.


       CARD SERVICES. Until 1998, our entire focus was on supporting calling card services. In 1998, that focus began to change. In 1998, we restructured key portions of our operations and refocused our business. Card services generated $6.3 million for the six months ended June 30, 2000 compared to $11.8 million for the six months ended June 30, 1999 representing 9.7% and 14.8%, respectively of our total revenue for that period. For the year ended December 31, 1999, card services generated $19.8 million, representing approximately 47% of our total revenue for that period. However, for the quarter ending December 31, 1999, card services generated approximately 23% of our total revenues.


       Revenues from our global post paid calling card enhancement services for national carriers remained steady during the fourth quarter of 1999. We continue to believe that post paid card services are important to our customers and intend to continue to offer these services as part of our service offerings.


       We provide our customers, such as telephone companies, Internet service providers, specialized carriers and banks, with the ability to offer calling card programs to their customers. These calling card enhancement services include validation, routing, multi-currency billing and payments, in addition to credit, prepaid and true debit functionality. Through our acquisition of Telekey in February 1999, we have incorporated a range of card based services including calling, e-mail, voice-mail and other features into our service offerings.


       Card Services are designed for telecommunications operators, including integrated telephone companies, wholesale network providers, resale carriers and Internet service providers. These customers want us to originate and terminate calls domestically and internationally. Customers are billed for use of the platform and transmission on a per minute basis. Contracts are ordinarily multi-year, sometimes with minimum use requirements.


       CLEARINGHOUSE AND SETTLEMENT SERVICES. We recently began offering an Internet protocol clearing and settlement service through a strategic alliance with Cisco and TransNexus. This service enables Internet and circuit based telephone companies to terminate calls anywhere in the world and settle payments among other eGlobe clearinghouse members. The transition from circuit switched networks to packet networks using Internet protocol has created a need for alternative methods of efficiently clearing and settling revenue among Internet protocol network operators. eGlobe's clearinghouse provides a solution for billing Internet protocol traffic between networks that include both Internet protocol and circuit-switched elements.

       We offer standards-based, carrier-grade clearinghouse services for voice over IP traffic that comply with the internationally accepted open settlement protocol standard. After joining our clearinghouse, members can terminate calls world wide using their own Internet access and other clearinghouse members' voice over IP rate structure. Members can originate and terminate long distance traffic at their option and control the rates they offer to other members.

       CUSTOMER CARE SERVICES

       With the acquisition of Oasis Reservations Services or ORS in September 1999, we now have a state-of-the art call center that provides customer care services for both our operations and other e-commerce providers such as lowestfare.com and cheaptickets.com. The customer care center operates 24 hours a day, 7 days a week and services 12 different languages and multiple dialects with most of the languages on a full-time basis. The customer care center also supports approximately 8 other languages on a part-time basis. We have just completed the process of moving our internal customer care center to the ORS center. This allows us to change customer care, a service demanded by our telephone company partners, from a cost center to a profit center, along with giving us the expertise to professionally support our newest Internet based enhanced services and e-commerce offerings.

       We provide 24-hour operator assistance and other customer service options. This assistance includes "default to operator" assistance for calls from rotary and pulse-tone telephones. Our operating platforms divert calls placed from such telephones to an operator who processes the call. The default-to-operator feature enables access to our platforms from any telephone in any country or territory in our network

       RETAIL SERVICES

       With  the  acquisition  of  Coast  in  December 1999, we now have a small
North American retail presence which includes both a domestic long distance business and an Internet service provider ("ISP"). Besides generating positive cash flow, these groups have also been used as a test bed for our new enhanced services and marketing/promotional concepts. In August 2000, we sold the ISP business to a related party. We are currently intending to sell our long-distance business and have entered into a letter of intent with an interested third party and are moving forward to complete a definite agreement.


       See further discussion of segment information as contained in Note 12 to the Unaudited Interim Consolidated Financial Statements and in Note 12 to the Audited Consolidated Financial Statements.


STRATEGY

       Our goal is to become a leading network-based global outsource provider of services that interface the telephone with the Internet. To achieve this goal, our present strategy includes:

       BUILDING ON GLOBAL PRESENCE AND STRATEGIC RELATIONSHIPS. We believe that international relationships and alliances are important in offering services and that these relationships will be even more important as competition expands globally. We have long-standing relationships with national telephone companies and Internet service providers. We want to deepen our relationships with these telecommunications companies and increase the number of services we provide to them. We believe that we will have a competitive advantage to the extent that we can maintain and further develop our existing relationships. Through our recent acquisition of Trans Global, we have gained relationships with a number of international telecommunications carriers, particularly in the Middle East and Latin America.

       EXPANDING SERVICE OFFERINGS AND FUNCTIONALITY. We believe that it will be necessary to offer a suite of enhanced business communications services, and that the early providers of credible multi-service offerings will have an advantage. We have introduced global IP voice and IP fax services, Vogo, unified messaging services, and clearinghouse and settlement services. We plan to introduce a broad range of other services that allow us to become the interface between the telephone and the Internet for all sorts of electronic transactions. We believe that new service offerings and increased product diversification will make our suite of services attractive to customers.

       FOCUSING ON NATIONAL TELEPHONE COMPANIES AND INTERNET SERVICE PROVIDERS. Many telecommunications companies market their services directly to businesses and other end users. We offer our services principally to national telephone companies, Internet service providers and portal providers, as well as to competitive telecommunications companies in liberalized countries. These companies, in turn, use our services to provide an enhanced service to their customers. We believe that many of these providers will continue to outsource the kind of services we offer and are increasingly seeking new revenue sources by offering value-added services such as those we intend to offer. We also believe that we provide a cost-efficient opportunity because of our existing international network and low cost processing made possible by the network operating platforms. We further believe that we derive a significant advantage in marketing to these customers because of our independence from the major global carriers, which allows national telephone companies, Internet service providers and card issuers to do business with us without risking their customer bases.

       CONTINUING FOCUS ON THE BUSINESS TRAVELER. In identifying and offering new services to support our customers, we will continue to pursue services which build upon our strengths, particularly our global reach. As a result, we have focused on providing services that will be valuable to the business or professional user away from the office, either across the street or around the world.

       CONTINUE   TO   OFFER  THE  HIGHEST  QUALITY  SERVICE.  For  us,  quality
encompasses customer care, voice quality and ease of use of our enhanced services. With the acquisition of ORS, we believe that we have upgraded our state-of-the-art call center to handle all of the needs of our customers for both telephone and e-commerce capabilities. Voice quality and ease-of-use are essential to our telephone company customers. National telephone companies will not accept a service that is either difficult to use or does not offer telephone quality voice. Although we will continue to seek to improve our quality, we believe that our services are as good as anyone in the industry.

       EXPANDING OUR IP NETWORK BY ENTERING PREVIOUSLY UNDERSERVED MARKETS. We intend to pursue geographic markets which we believe are emerging and offer opportunities for exploitation, but which have been underserved previously. We have entered new markets within Asia, Latin America and the Middle East. Trans Global currently has an operating agreement with Telecom Egypt that affords Trans Global the ability to terminate Internet protocol voice in Egypt with a proportional amount of traffic to be carried from Egypt to the U.S.


INDUSTRY BACKGROUND

       During the last decade, due to changing regulatory environments and numerous mergers, acquisitions and alliances among the major communications providers, there has been a convergence in the services offered by communications companies. The result has been increased globalization of services, strong competition from new entrants into different communications industry segments and the increasing need to differentiate services. In addition, companies have been focusing on areas where they have expertise, superior technology and cost advantages, and have sought to purchase or outsource the portions of the service where they do not have such advantages. We believe that this trend is precipitating the pursuit of new services and expect that it will result in increased outsourcing of more complex value-added services that are unrelated to the core expertise of an organization.

       The evolving environment for communications has increased the number of messages sent and received and the types and means of communications mobile professionals use. Today, many companies are utilizing Internet-related services as lower-cost alternatives to certain traditional telecommunications services. The relatively low cost of the Internet has resulted in its widespread use for certain applications, most notably Web access and e-mail. Internet protocol has become the communications protocol of choice for the desktop, the local area network, the wide area network and the world wide web. With


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

advances in many areas of communications technology, professionals and other travelers are demanding additional features from their telephone and Internet providers, particularly ease of Internet access, true global access and unified messaging.

       INTERNET PROTOCOL (IP). Historically, the communications services industry has transmitted voice and data over separate networks using different technologies. Traditional voice carriers have typically built telephone networks based on circuit switching technology, which is the basis of the public switched telephone network. Circuit switching technology establishes and maintains a dedicated connection for each telephone call, where voice and data are transported in the form of relatively continuous analog and digital signals. The circuit remains unavailable to transmit any other call until the call is terminated.

       Data networks, in contrast, typically divide information into packets that are simultaneously routed over different channels to a final destination where they are reassembled in the original order in which they were transmitted. Unlike circuit switching technology, Internet protocol based transmission over a data network transports voice and data in the form of data packets which do not flow in a continuous channel. As a result of this essentially "random" packet transport system, the information being transported
- whether voice, video, fax or other forms of messages or information - is much more easily managed and manipulated. As a result of the ability to manage and manipulate the information being transported, substantially greater traffic can be transmitted over a packet-switched network, such as the Internet, than circuit switched network.

       Internet protocol networks are packet switched networks that use the widely accepted Internet protocol for transmission. This enables easy interconnection of multiple data networks and even combination of data networks with traditional circuit switched networks. A computer server converts the public switched telephone network voice into data packets and routes the data over the Internet or another IP network. A second computer server in the destination area converts the data back to analog form and switches it to the local phone network as a local call.

       Traditional telephone networks had the advantage of being ubiquitous. However, with the increasing use of Internet protocol networks, and the ability of Internet protocol to be combined with traditional networks to transmit traffic, Internet protocol networks are achieving increased acceptance.

       Internet protocol technology have the ability to simultaneously send voice, fax and data transmissions over a single network. The relative ease of data management and manipulation also leads to a wide range of new functions and services, all of which are possible as a result of the underlying Internet protocol capability. This has led to a proliferation of Internet protocol based services, including shared and dedicated Web hosting and server co-location, security services, and advanced applications such as Internet protocol-based voice, fax and video services, and is rapidly making Internet protocol the technical basis for many new value-added and enhanced services, including voice (telephone) services. Indeed, our card services already rely on Internet protocol capabilities in key billing and transaction management functions.

       Early Internet voice transmission was of poor quality, but Internet protocol transmission quality improved significantly with the development of an Internet protocol "gateway" that connects telephone calls between Internet protocol networks and public switched telephone network networks. Internet protocol gateways have enabled IP telephony to evolve into numerous new services and networks. Today a voice call placed over an Internet protocol network can sound virtually indistinguishable from the same call made over the traditional telephone system.

       IP telephony offers many benefits:

       o simplified management;

       o use for both voice and data transmission allows consolidation of traffic over a single network;

       o reduction of overhead and maintenance costs for the Internet protocol portion of the transmission; and

       o use   of   applications   such  as  video,  voice  mail,  conferencing,
          messaging,   data-sharing,   and  directory  services  over  the  same
          network.

       The communications industry requires large scale acceptance of new technologies to justify the massive investment in infrastructure needed


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
to implement them. The universal access and critical mass that the Internet has achieved has attracted significant investment and application development, which also have promoted and developed Internet protocol transmission. In our judgment, IP ultimately will become the dominant underlying service protocol. That means that without regard to the type of information -- whether voice or data, card service or messaging, the ability to call home or surf the web -- IP will be a key building block for enhanced, value added, or intelligent network services in the future.

       SWITCHED LONG DISTANCE SERVICE. International long distance providers can generally be categorized by the extent of their ownership and use of switches and transmission facilities. Generally only a small number of carriers are licensed by a foreign country for international long distance service, and in many countries only the dominant carrier is licensed to provide international long distance service. The largest U.S. carriers, AT&T, MCI WorldCom and Sprint, primarily utilize owned U.S. transmission facilities and tend to use other international long distance providers only to reach markets where they do not own enough network, to take advantage of lower prices, and to carry their overflow traffic. A group of long distance providers has emerged, which own and operate their own switches but either rely solely on resale agreements with other long distance carriers to terminate traffic or use a combination of resale agreements and leased or owned facilities in order to terminate their traffic.

       A resale arrangement typically involves the wholesale purchase of termination services on a variable, per-minute basis by one long distance provider from another. A single international call may pass through the facilities of several long distance resellers before it reaches the foreign facilities-based carrier that ultimately terminates the call. Resale arrangements set per-minute prices for different routes, which may be guaranteed for a set time period or which may be subject to change. Price fluctuations and the emergence of new long distance resellers characterize the resale market for international transmission. In order to effectively manage costs when utilizing resale arrangements, long distance providers need timely access to changing market data and must quickly react to changes in costs through pricing adjustments or routing decisions.

MARKET FOR TELECOMMUNICATIONS SERVICES

       The    global    telecommunications    services   industry   is   growing
significantly. Two of the fastest growth areas have been mobile communication related services and international telecommunications services.

       We believe that demand for global telecommunications services, including our offerings, will continue to grow substantially as a result of increased (1) reliance by business users on telecommunications services; (2) globalization of business; and (3) use of the Internet.

       Changes in global telecommunications services have dramatically increased both the number of messages and the form of media used. Messages are increasingly taking electronic form as electronic mail and other electronic communications tools usage has grown. Increased e-mail usage, in turn, has led to increased demand for mobile, dial-up access to the Internet.

       The  growth  in  the  global  telecommunications market also reflects the increasingly international nature of business, the significant growth of emerging and newly industrialized economies and the increase in international trade. We believe that as multinational corporations globalize, and expand into new markets, their demand for diverse and customized telecommunications services will continue to grow. Increased globalization will lead to increased demand for products and services that address the communication and information management needs of an increasingly mobile society. Growth in communication and information demand on the part of travelers is further evidenced by the proliferation of electronic devices (such as notebook computers and pagers with modems, both wireline and wireless) and the explosive growth of the Internet, corporate intranets and network services that allow travelers remote access to their home offices. As business travel grows, the percentage of travelers who have a need for remote office access to messaging and communication services will increase.

       The Internet continues to become a preferred solution to the increased message and communication needs of mobile consumers. The worldwide commercial Internet/intranet market has grown very rapidly, and this growth is expected to continue. Many factors are driving this increase in demand for Internet access by an

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

increasingly more mobile group of end users. Strategic developments affecting this demand for accessing the Internet from anywhere include:

       o increasing  deregulation and competition in telecommunications markets;


       o growth of Internet usage to a critical mass to achieve near universal acceptance;

       o dramatic increase in the use of e-mail; and

       o decreasing access costs to backbone providers and end users.

       In addition to consumer use, corporations have been moving online. The number of large companies with a Web presence continues to increase, as does the number of registered commercial domains. This increase in corporate use indicates how quickly the Internet has become a mainstream channel for corporate marketing, communications and business transactions.


COMPETITION

       Our industry is intensely competitive and rapidly evolving. We face competition from a variety of sources, including some telecommunications carriers that are much larger than us, with much greater name recognition, much larger customer bases, more substantial economies of scale, and substantially greater financial, personnel, marketing, engineering, technical and other resources than we have. We also compete with several smaller companies that focus primarily on Internet telephony.

       The telecommunications industry is also experiencing change as a result of rapid technological evolution. Large telecommunications carriers such as AT&T Corp., British Telecom, Deutsche Telekom, MCI/WorldCom and Global One either have deployed, or are in the process of developing, packet switched networks to carry voice and fax traffic. These carriers have substantial resources and large budgets available for research and development. Their participation in the market might further enhance the quality and acceptance of the transmission of voice over the Internet. We are unable to predict which of many possible future products and service offerings will be important to maintain our competitive position or what expenditures will be required to develop and provide such products and services. The telecommunications industry is also being affected by a large number of mergers and acquisitions, the impact of which is yet to be assessed.

       In addition, a number of smaller companies have started Internet telephony operations in the last few years. ITXC Corp. and iBasis (formerly VIP Calling) route voice and fax traffic over the Internet to destinations worldwide and compete with us directly. ITXC and iBasis, along with JFAX.com and Premiere Technologies, also offer, or plan to offer, messaging services that will compete with our enhanced services.

       We also compete indirectly with companies, like Net2Phone and Delta Three.com, that focus principally on a retail customer base. Moreover, we expect other parties to develop platform products and services similar to the services we offer.

       In our view, the principal factors affecting competition include price, breadth of service offerings and features, customer service, geographic coverage, quality, reliability of service and name recognition. We expect to build upon our global network and operating platform by offering a broader range of services, by expanding our relationships with national telephone companies and other large companies that outsource business to us, and by continuing to provide processing services efficiently. We believe we will be able to compete effectively if we can successfully implement our competitive strategy. However, to the extent other companies are successful in offering superior enhanced communications services or introducing such services before we do, we likely would be adversely affected and such effects could be material, as discussed under the caption, "Risk Factors -- Rapid technological and market changes create significant risks for us."


SALES AND MARKETING

       We market our services to national telephone companies, Internet service providers, specialized telecommunications companies which in turn provide our services to their customers. During 1998, we established a direct sales force, which has grown to approximately 32 people as of December 31, 1999, to focus on sales to these customers. To be close to our customers, we have based much of our direct sales force in Europe and Asia. During 1998, we established a marketing staff responsible primarily for providing marketing


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

support to the sales efforts at varying levels of involvement. The marketing staff also promotes our corporate image in the marketplace and provides marketing support to our customers to encourage their customers to use our services. We pay sales commissions to our sales employees and agents.

       Additionally, Trans Global has a direct sales force of nine sales personnel dedicated to marketing and maintaining its relationships with its carrier customers. Trans Global initiates and maintains its relationships with foreign carriers in its targeted markets through the combined efforts of its senior management team. We believe that Trans Global's success in entering into operating agreements with its foreign partners is due largely to its reputation along with personal relationships which its senior management team have developed with the appropriate officials at foreign carriers.


ENGINEERING

       Our engineering personnel are responsible for provisioning and implementing network upgrades and expansion and updating, testing and supporting proprietary software applications, as well as creating and improving enhanced system features and services. Our software engineering efforts include
(1) updating our proprietary network of operating platforms and integrating our software with commercially available software and hardware when feasible and
(2) identifying and procuring improved services compatible with our existing services and platforms.


TECHNOLOGY: INTELLECTUAL PROPERTY RIGHTS

       We regard our operating platforms and our global IP voice, IP fax, carrier billing system and other software as proprietary and have implemented some protective measures of a legal and practical nature to ensure they retain that status. We have filed a patent application relating to aspects of the operating platform with the U.S. Patent and Trademark Office, and are taking steps to extend our patent application to certain international jurisdictions. We have also registered trade or service marks with the U.S. Patent and Trademark Office, and applications for registration of additional marks are currently pending. We have also registered trade or service marks in some European and other countries, and applications for registration of additional marks are pending. In addition to filing patents and registering marks in various jurisdictions, we obtain contractual protection for our technology by entering into confidentiality agreements with our employees and customers. We also limit access to and distribution of our operating platforms, hardware, carrier billing system, software, documentation and other proprietary information.

       There can be no assurance, however, the steps we have taken to protect our proprietary rights will be adequate to deter misappropriation of our technology. Despite these measures, competitors could copy certain aspects of our operating platform and our global IP voice, IP fax, carrier billing system and other software or obtain information which we regard as trade secrets. Further, if challenged, there can be no assurance we can successfully defend any patent issued to us or any marks registered by us. In any event, we believe that such technological innovation and expertise and market responsiveness are as (or more) important than the legal protections described above. We believe it is likely our competitors will independently develop similar technology and we will not have any rights under existing laws to prevent the introduction or use of such technology.


CUSTOMERS

       Our traditional customers are national telephone companies, primarily PTTs and former PTTs, which are the dominant telephone company in their home markets for both wired and cellular telephone and, in most cases, the dominant Internet service provider in their home markets. These customers include Chunghua (Taiwan), PLDT (Philippines), Shanghai Post and Telecommunications (China), Telia (Sweden), Telstra (Australia), Telekom South Africa, CYTA (Cyprus), CAT (Thailand) and others.

       Our new customers include new telephone carriers liberalizing markets, Internet service providers, e-commerce providers and portal service providers. We have new carrier customers in the European Community, Brazil, Canada, Greece, Guatemala, Mexico, Russia and the United States, and new Internet and e-commerce providers in Scandinavia, Taiwan and the United States.

       For the nine-month period ended December 31, 1998, Telefonos de Mexico, S.A., de C.V. ("Telmex"), MCI/WorldCom, Inc. (primarily its subsidiaries, ATC and LDDS), and


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

Telstra accounted for 19%, 16% and 10%, respectively, of our revenues and were the only customers accounting for 10% or more of our revenues. In the year ended December 31, 1999, none of these customers generated 10% or more of revenue. An enhanced services customer focusing on calling card services, American Prepaid, generated approximately 13% of our revenue during the year ended December 31, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

       We also offer wholesale telecommunications services over the network we acquired in the Trans Global merger to other international long distance carriers in the U.S., Middle East and Europe. These carrier customers include first- and second-tier long distance carriers seeking competitive rates and high-quality transmission capacity. As of December 31, 1999, Trans Global had 50 carrier customers. In a number of cases, we provide services to carriers that are also our suppliers. For the year ended December 31, 1998, each of World Access, Inc., PT-1 Communications, Inc. and Teleglobe USA Inc. were at least ten percent or more of Trans Global's net revenues. For the year ended December 31, 1999, each of World Access and MCI/WorldCom Inc. were at least ten percent or more of Trans Global's net revenues. For the year ended December 31, 1999, the only vendor that was ten percent or more of Trans Global's 1999 revenues was AT&T.


REGULATION

       We are subject to regulation as a telecommunications service provider in some jurisdictions in the United States and abroad. Applicable laws and regulations, and the interpretation of such laws and regulations, differ significantly in those jurisdictions. In addition, we or a local partner are required to have licenses or approvals in those countries where we operate and where equipment is installed. We may also be affected indirectly by the laws of other jurisdictions that affect foreign carriers with which we do business.

       UNITED STATES FEDERAL REGULATION. Pursuant to the Communications Act of 1934, as amended by the Telecommunications Act of 1996, the Federal
Communications Commission (FCC) regulates certain aspects of the telecommunications industry in the United States. The FCC currently requires common carriers providing international telecommunications services to obtain authority under section 214 of the Communications Act. eGlobe and its subsidiaries have section 214 authority and are regulated as non-dominant providers of both international and domestic telecommunications services.

       Any common carrier providing wireline domestic and international service also must file a tariff with the FCC setting forth the terms and conditions under which it provides those services. With few exceptions, common carriers are prohibited from providing telecommunications services to customers under rates, terms, or conditions different from those that appear in a tariff. The FCC has determined that it no longer will require or allow non-dominant providers of domestic services to file tariffs, but instead will require carriers to make their rates publicly available, for example by posting the information on the Internet. But because this so-called "detariffing" decision has been stayed pending appeal to the U.S. Court of Appeals for the District of Columbia Circuit, tariffs are still required. We have tariffs on file with the FCC setting forth the rates, terms, and conditions under which we provide domestic and international services.

       In addition to these authorization and tariff requirements, the FCC imposes a number of additional requirements on telecommunications common carriers.

       The FCC's international settlements policy places limits on the arrangements that U.S. international carriers may enter into with foreign carriers that have market power in foreign telecommunications markets. The policy is primarily intended to prevent dominant foreign carriers from playing U.S. carriers against each other to the disadvantage of U.S. carriers and U.S. consumers. The international settlements policy provides that a U.S. carrier that enters into an operating agreement for the exchange of public switched traffic with a dominant foreign carrier must file a copy of that agreement with the FCC. Any such agreement that is materially different from an agreement filed by another carrier on the same international route must be approved by the FCC. Absent FCC approval, no such agreement may provide for the U.S. carrier to receive more than its proportionate share of inbound traffic. Certain competitive routes are exempt from the


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

international   settlements   policy.  The  FCC's  policies  also  require  U.S.
international carriers to negotiate and adopt settlement rates with foreign correspondents that are at or below certain benchmark rates.

       The FCC's rules also prohibit a U.S. carrier from accepting a "special concession" from any dominant foreign carrier. The FCC defines a "special concession" as an exclusive arrangement (i.e., one not offered to similarly situated U.S. carriers) involving services, facilities, or functions on the foreign end of a U.S. international route that are necessary for providing basic telecommunications.

       Another provision of the FCC's rules governs equity relationships with foreign carriers. Before eGlobe could acquire a controlling interest in any foreign carrier, or before any foreign carrier could acquire an over-25% interest in eGlobe, we would be required to notify the FCC 60 days before closing of the proposed transaction. We would also be required to notify the FCC within 30 days after closing certain transactions involving smaller equity interests. If we enter into an equity relationship with a foreign carrier that the FCC finds has sufficient market power to affect competition adversely in the U.S. market, the FCC could reclassify eGlobe as a "dominant" carrier on the particular international route, which would subject us to additional regulation in our provision of services on that route. As a dominant carrier, we might not benefit from additional deregulatory initiatives that the FCC implements to relieve burdens on non-dominant carriers. Although we currently have no plans to enter into such a relationship, our future decisions may be affected by this requirement.

       The   FCC's   international   service  rules  also  require  carriers  to
periodically file a variety of reports regarding its international traffic flows and use of international facilities.

       The regulation of IP telephony in the United States is still evolving. The FCC has stated that some forms of IP telephony appear to be similar to "traditional" common carrier service and may be regulated as such, but the FCC has not decided whether some other IP services are unregulated "information services" or are subject to regulation. In addition, several efforts have been made to enact U.S. federal legislation that would either regulate or exempt from regulation services provided over the Internet. State public utility commissions also may retain jurisdiction over intrastate IP services and could initiate proceedings to regulate such services. As these decisions are made, we could become subject to regulation that might eliminate some of the advantages that we now enjoy as a provider of IP-based services.

       The Communications Act and FCC rules impose certain fees on carriers providing interstate and international telecommunications services. These fees help defray the FCC's operating expenses, underwrite universal telecommunications service, fund the Telecommunications Relay Service, and support the administration of telephone numbering plans.

       We believe that the regulatory requirements in force today in the United States impose a relatively minimal burden on us. We also believe that some of our network services are not subject to regulation by the FCC or any other state or federal agency. There can be no assurance, however, that the current regulatory environment and the present level of FCC regulation will continue.

       We believe that some of our network services are not subject to FCC regulation, but there is some risk that the FCC or a state regulator could decide that our services should require specific authorization or be subject to other regulations. If that were to occur, these regulatory requirements could include prior-authorization requirements, tariffing requirements, or the payment of contributions to federal and state subsidy mechanisms applicable to providers of telecommunications services. Some of these contributions could be required whether or not we would be subject to authorization or tariff requirements.

       UNITED KINGDOM. In the United Kingdom, telecommunications services that have been offered by Trans Global through its affiliate, TGC UK Ltd., are subject to regulation by various U.K. regulatory agencies. The United Kingdom generally permits competition in all sectors of the telecommunications market, subject to licensing requirements and license conditions. TGC UK has been granted licenses to provide international traffic on a resale basis and over its own facilities, which licenses are subject to a number of restrictions. Use of these licenses has permitted Trans Global to engage in cost-effective routing of traffic between the United States and the United Kingdom and beyond.



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


       OTHER COUNTRIES. Telecommunications activities are subject to government regulation to varying degrees in every country throughout the world. In many countries where we operate, equipment cannot be connected to the telephone network without regulatory approval, and therefore installation and operation of our operating platform or other equipment requires such approval. We have licenses or other equipment approvals in the jurisdictions where we operate. In most jurisdictions where we conduct business, we rely on our local partner to obtain the requisite authority. In many countries our local partner is a national telephone company, and in some jurisdictions also is (or is controlled by) the regulatory authority itself.


       As a result of relying on our local partners, we are dependent upon the cooperation of the telephone utilities with which we have made arrangements for our authority to conduct business, as well as for some of our operational and administrative requirements. Our arrangements with these utilities are nonexclusive and take various forms. Although some of these arrangements are embodied in formal contracts, any telephone utility could cease to accommodate our requirements at any time. Depending upon the location of the telephone utility, such action could have a material adverse effect on our business and prospects. In some cases, principally the United States and countries that are members of the European Community, laws and regulations provide that the arrangements necessary for us to conduct our service may not be arbitrarily terminated. However, the time and cost of enforcing our rights may make legal remedies impractical. We presently have good relations with most of the foreign utilities with which we do business. There can be no assurance, however, that such relationships will continue or that governmental authorities will not seek to regulate aspects of our services or require us to obtain a license to conduct our business.



       Many  aspects  of  our  international  operations  and business expansion plans are subject to foreign government regulations, including currency regulations. Foreign governments may adopt regulations or take other actions that would have a direct or indirect adverse impact on our business opportunities. For example, the regulatory status of IP telephony in some countries is uncertain. Some countries prohibit or regulate IP telephony, and any of those policies may change at any time.

       We are planning to expand or initiate services in certain Middle East countries including Egypt and Kuwait. These services will include largely voice services as regulatory liberalization in those countries permits. Although we plan to obtain authority to provide service under current and future laws of those countries (or, where permitted, to provide service without government authorization), there can be no assurance that foreign laws will be adopted and implemented providing us with effective practical opportunities to compete in these countries. Our ability or inability to take advantage of such liberalization could have a material adverse effect on our ability to expand services as planned.


DEVELOPMENTS IN 1999 AND 2000

       SERIES D PREFERRED STOCK. We concluded a private placement of $3.0 million in January 1999 and $2.0 million in June 1999 with Vintage Products Ltd. We sold (1) 50 shares of our 8% Series D cumulative convertible preferred stock (the "Series D Preferred Stock"), (2) warrants to purchase 187,500 shares of common stock, with an exercise price of $.01 per share, and (3) warrants to purchase 100,000 shares of common stock, with an exercise price of $1.60 per share (subsequently lowered to $1.44 per share), to Vintage. In addition, we agreed to issue to Vintage, for no additional consideration, additional warrants to purchase the number of shares of common stock equal to $250,000 (based on the market price of the common stock on the last trading day prior to June 1, 1999 or July 1, 2000, as the case may be), or pay $250,000 in cash, if we do not (1) consummate a specified merger transaction by May 30, 1999, or (2) achieve, in the fiscal quarter commencing July 1, 2000, an aggregate amount of gross revenues equal to or in excess of 200% of the aggregate amount of gross revenues we achieved in the fiscal quarter ended December 31, 1998. Our failure to consummate the specified merger transaction by May 30, 1999 resulted in our grant to Vintage of a warrant to purchase 76,923 shares of our common stock.


       All of the shares of Series D Preferred Stock were converted into common stock by January 26, 2000. Vintage exercised the warrants to purchase 251,923 shares of our common stock. Warrants to purchase 112,500 shares of our common stock remain outstanding. The terms of the Series D Preferred Stock and related warrants are discussed in more detail in Note 10 to the Audited Consolidated Financial Statements.

       SERIES E PREFERRED STOCK. In February 1999, contemporaneously with the exchange of Mr. Jensen's Series C Preferred Stock for shares of common stock, we concluded a private placement of $5.0 million with EXTL Investors. We sold 50 shares of our 8% Series E cumulative convertible redeemable preferred stock (the "Series E Preferred Stock"), and warrants (the "Series E Warrants") to purchase (1) 723,000 shares of common stock with an exercise price of $2.125 per share and (2) 277,000 shares of common stock with an exercise price of $0.01 per share to EXTL Investors.

       The shares of Series E Preferred Stock automatically converted into shares of our common stock in January 2000. The terms of the Series E Preferred Stock and Series E Warrants are discussed in more detail in Note 10 to the Audited Consolidated Financial Statements.

       TELEKEY ACQUISITION. On February 12, 1999, we acquired Telekey, a privately held Georgia corporation. Telekey provides a range of card based telecommunications services (calling, voice mail, e-mail and others) primarily to foreign academic travelers (teachers and students) visiting the US and Canada. Telekey operated with its existing management and personnel in existing facilities in Atlanta, Georgia. As of August 1, 2000, we began migrating the Telekey functions to Lenexa, Kansas to incorporate with the IMW business of Coast.

       As a result of the Telekey acquisition, all of the shares of common stock of Telekey outstanding immediately prior to the effective time of the Telekey acquisition were converted into, in the aggregate, (a) a base amount of 1,010,000 shares of our Series F convertible preferred stock ("Series F Preferred Stock") at closing, (b) at least 505,000 and up to 1,010,000 shares of Series F Preferred Stock two years later (or upon a change of control or certain events of default if they occur before the end of two years), subject to Telekey's meeting certain revenue and EBITDA tests, (c) $125,000 in cash at closing, (d) a promissory note in the original principal amount of $150,000, payable in equal monthly installments over one year, issued at closing and (e) direct costs associated with the acquisition of approximately $200,000.

       This acquisition was accounted for using the purchase method of accounting. The final purchase price amount was to be determined when the contingent purchase element related to Telekey's ability to achieve certain revenue and EBITDA objectives was resolved and the additional shares were issued.

       The base amount of 1,010,000 shares of Series F Preferred Stock were converted into shares of our common stock in January 2000. On May 24, 2000, we entered into an agreement with the former Telekey stockholders pursuant to which we issued the former Telekey stockholders a total of 757,500 shares of our common stock in full satisfaction of the December 2000 earnout under the original acquisition agreement. We eliminated the Series F Preferred Stock on July 21, 2000. The terms of the Telekey acquisition and Series F Preferred Stock are discussed in more detail in Notes 4 and 9 to the Unaudited Interim Consolidated Financial Statements and Notes 4 and 10 to the Audited Consolidated Financial Statements.

       PRIVATE PLACEMENT OF UNSECURED NOTES AND WARRANTS. On April 9, 1999, we and our wholly owned subsidiary, eGlobe Financing Corporation, entered into a loan and note purchase agreement with EXTL Investors (which, together with its affiliates was our then largest stockholder). eGlobe Financing initially borrowed $7.0 million from EXTL Investors and we granted EXTL Investors warrants (1/3 of which are presently exercisable) to purchase 1,500,000 shares of our common stock at an exercise price of $0.01 per share. As a condition to receiving this $7.0 million unsecured loan, we entered into a subscription agreement with eGlobe Financing to subscribe for eGlobe Financing stock for an aggregate subscription price of up to $7.5 million (the amount necessary to repay the loan and accrued interest).

       We used the proceeds of this financing to fund capital expenditures relating to network enhancement of IP trunks and intelligent platforms for calling card and unified messaging services, and for working capital and general corporate purposes. See discussion under "Completion of $20 Million Financing" below and Note 7 to the Audited Consolidated Financial Statements.

       CONNECTSOFT ACQUISITION. On June 17, 1999, we acquired substantially all the assets and assumed certain liabilities of Connectsoft


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

Communications   Corporation   and   Connectsoft   Holding  Corp.  (collectively
"Connectsoft"). Connectsoft was engaged in the business of developing a unified, intelligent communications system, which it is marketing as Vogo, "Voice on the Go," and was transferred to us. Under our ownership, Vogo continues to be enhanced. Vogo is a telephone portal that integrates messaging, Internet access and content. The software is presently being marketed globally. We have recently entered into agreements with two new customers, My Alert and Europay to sell this service in Europe. The software is being introduced in sixteen languages, only four of which are currently in production. Connectsoft owned and operated a central telecommunications network center located in Seattle, Washington, and the hardware networking equipment, computers and software associated with such network center. The network center provides Internet connectivity and co-location services to corporate customers in the northwestern United States.

       In June 1999, we issued American United Global, Inc. or AUGI, the stockholder of Connectsoft, one share of the 6% Series G cumulative convertible redeemable preferred stock (the "Series G Preferred Stock") with a liquidation preference of $3.0 million, converted approximately $1.8 million in advances to Connectsoft into part of the purchase price, and assumed approximately $5.0 million in liabilities of Connectsoft, consisting primarily of long-term lease obligations. This acquisition was accounted for under the purchase method of accounting. We also borrowed $500,000 from AUGI as evidenced by a promissory note which bears interest at a variable rate. The note matured on the earliest to occur of August 1, 2000, the date we receive $50 million in proceeds in an equity or debt financing or Vogo receives $5 million in proceeds from an equity or debt financing. The note was repaid in February 2000.

       In August 1999, we issued 30 shares of 5% Series K cumulative convertible preferred stock (the "Series K Preferred Stock") in exchange for the then outstanding share of Series G Preferred Stock. The Series G Preferred Stock was eliminated in December 1999.


       In October 2000, we expect that we will issue 400,000 shares of common stock to Howard Katz in exchange for the 3% interest in Vogo Networks, LLC that we do not currently own.


       COMPLETION OF $20 MILLION FINANCING. As of June 30, 1999, the loan and note purchase agreement with EXTL Investors was amended to add two additional borrowers (IDX Financing Corporation and Telekey Financing Corporation), each of which is an indirect wholly owned subsidiary of us. Also effective as of that date, EXTL Investors purchased $20 million of 5% secured notes from eGlobe Financing, IDX Financing and Telekey Financing (collectively, the "Financing Companies"). As required by the loan and note purchase agreement, eGlobe Financing used proceeds of the $20 million financing to repay the $7 million April 1999 loan from EXTL Investors and approximately $8 million of senior indebtedness to IDT Corporation. We granted EXTL Investors warrants to purchase 5,000,000 shares of our common stock at an exercise price of $1.00 per share, and 2/3 of the warrants to purchase 1,500,000 shares granted in connection with the $7 million loan expired upon issuance of the secured notes. See discussion under "Private Placement of Unsecured Notes and Warrants" above and "Issuance of Preferred Stock to Prepay $4 Million of $20 Million Note" below and Note 7 to the Audited Consolidated Financial Statements.

       The 5% secured notes must be repaid in 36 specified monthly installments commencing on August 1, 1999, with all remaining unpaid principal and accrued interest being due in a single balloon payment on the 36th payment date. The entire amount becomes due earlier if we complete an offering of debt or equity securities from which we receive net proceeds of at least $100 million (a
"Qualified Offering"). The principal and interest of the 5% secured notes may be paid in cash. However, up to 50% of the original principal amount of the 5% secured notes may be paid in our common stock at our option if:

       o the closing price of our common stock on Nasdaq is $8.00 or more for any 15 consecutive trading days;

       o we close a public offering of equity securities at a price of at least $5.00 per share and with gross proceeds to us of at least $30 million; or

       o we close a Qualified Offering (at a price of at least $5.00 per share, in the case of an offering of equity securities).

       EXTL Investors also has agreed to make advances to the Financing Companies from time to time based upon eligible accounts receivables. These advances may not exceed the lesser of:

       o 50% of eligible accounts receivable; or

       o the aggregate amount of principal payments made by the Financing Companies under the 5% secured notes.

As of June 30, 2000, we have borrowed $1.75 million under the accounts receivable facility.


       The 5% secured notes and the accounts receivable revolving note are secured by substantially all of our and our subsidiaries' equipment and other personal property and our and IDX's accounts receivables. In order to provide such security arrangements, we and each of our subsidiaries transferred equipment and other personal property to the Financing Companies and we have agreed that we will and will cause our subsidiaries to transfer equipment and other personal property acquired after the closing date to the Financing Companies. We and our operating subsidiaries have guaranteed payment of the secured notes.


       Our loan and note purchase agreement with EXTL Investors contains several covenants which we believe are fairly customary, including prohibitions on:

       o mergers and sales of substantially all assets;

       o sales of material assets other than on an arm's length basis and in the ordinary course of business;

       o encumbering any of our assets (except for certain permitted liens);

       o incurring or having outstanding indebtedness other than certain permitted debt (which includes certain existing debt and future equipment and facilities financing), or prepaying any subordinated indebtedness; or

       o paying any dividends or distributions on any class of our capital stock (other than any dividend on outstanding preferred stock or additional preferred stock issued in the future) or repurchasing any shares of our capital stock (subject to certain exceptions).

       Our loan and note purchase agreement with EXTL Investors contains several fairly standard events of default, including:

       o non-payment of any principal or interest on the 5% secured notes, or non-payment of $250,000 or more on any other indebtedness (other than specified existing indebtedness, as to which a cross default has been waived);

       o failure to perform any obligation under the loan and note purchase agreement or related documents;

       o breach of any representation or warranty in the loan and note purchase agreement;

       o inability to pay our debts as they become due, or initiation or consent to judicial proceedings relating to bankruptcy, insolvency or reorganization;

       o dissolution or winding up, unless approved by EXTL Investors; and

       o final judgment ordering payment in excess of $250,000.


       We have in the past been late in principal and interest payments and we have been in default on other debt documents.


       SWIFTCALL ACQUISITION. In July 1999, we acquired Swiftcall Equipment and Services (USA) Inc., a privately-held Virginia corporation ("Swiftcall"), and related switching and transmission facilities of Swiftcall USA, Inc. Among Swiftcall's assets acquired in the acquisition is the network operating center ("NOC"). Combined with the operating facilities of our Network Services division located in Reston, Virginia, the NOC gives us a gateway for our growing Internet voice and fax business, as well as an enhanced facility for circuit-switched telephone services.


       As a result of the Swiftcall acquisition, we acquired all of the common stock of Swiftcall outstanding immediately prior to the effective time in exchange for $3,430,000, consisting of (1) $3,290,000 due in two equal payments on December 3, 1999 and June 1, 2000 and (2) direct acquisition costs of approximately $140,000. The payments may be made at our option, in whole or in part, in cash or stock, by issuing to Swiftcall Holdings (USA) Ltd., the former stockholder of Swiftcall, the number of shares of our common stock equal to the first payment amount or the second payment amount, as the case may be, divided by the 15 day average closing sales price of our common stock. On August 12, 1999, we elected to make payment on both notes by issuing common stock. On December 12, 1999, as payment of the first installment of the purchase price, we issued the Swiftcall Stockholder 526,063 shares of our common stock. On July 12, 2000, as payment of the second installment of the purchase price, we issued the Swiftcall Stockholder 371,675 shares of our common stock and issued into escrow 73,883 shares of our common stock per the agreement. See next paragraph for further details.


       As part of the transaction, Swiftcall Stockholder, which also owns VIP Communications, Inc., a calling card company in Herndon, Virginia, has agreed to cause VIP to purchase services from us, of the type previously being purchased by VIP from our IDX subsidiary. The parties have agreed that the arrangement with VIP will result in revenue to us of at least $500,000 during the 12 months ending August 3, 2000. If we receive less than $500,000 under the arrangement with VIP, any revenue shortfall will be paid by a reduction in the number of shares of common stock issued to the Swiftcall Stockholder. We may deposit the applicable portion of the second payment of the purchase price into escrow on June 1, 2000 if it appears that there will be a revenue shortfall under the arrangement with VIP.


       The acquisition was accounted for using the purchase method of accounting. The final allocation of the purchase price is based on appraisals performed by a third-party. In August 1999, we borrowed the remaining $1.5 million under our $20.0 million loan and note agreement (as discussed above) and used $1.1 million to prepay a certain Swiftcall lease.

       RENEGOTIATION OF ARRANGEMENTS WITH FORMER IDX STOCKHOLDERS. In July 1999, we renegotiated the terms of the December 1998 IDX purchase agreement with the former IDX stockholders. We reacquired:

       o 500,000 shares of Series B convertible preferred stock in exchange for 500,000 shares of our Series H convertible preferred stock ("Series H Preferred Stock");

       o the original IDX Warrants in exchange for new warrants to acquire up to 1,250,000 shares of our common stock, subject to IDX meeting certain revenue, traffic and EBITDA levels at September 30, 2000 or December 31, 2000 if not achieved by September 30, 2000; and

       o the original convertible subordinated notes payable to the former IDX stockholders of $1.5 million and $2.5 million (previously due in June 1999 and October 1999, respectively) in exchange for 400,000 shares of Series I convertible optional redemption preferred stock ("Series I Preferred Stock").


In addition, the maturity date of the convertible subordinated promissory note, face value of $418,000, was extended to July 15, 1999 from May 31, 1999, and subsequently paid by issuance of 140,599 shares of our common stock. We also waived our right to reduce the principal balance of the $2.5 million note payable by certain claims as provided for under the terms of the original IDX purchase agreement.


       In December 1999, we agreed to reduce the Series H Preferred Stock and warrants consideration paid to the IDX stockholders by a value equivalent to the consideration paid by us for 4,500 shares of IDX. In exchange we agreed to issue eGlobe options to certain employees and others related to IDX, as well as 150,000 shares of our common stock as payment of the original consideration allocated as purchase consideration for an acquisition of a subsidiary by IDX.

       The shares of Series H Preferred Stock automatically converted into 3,262,500 shares of common stock on January 31, 2000 (reflecting the adjustment negotiated in December 1999). In addition, if IDX satisfies all of the earnout terms and conditions, the new warrants issued to the former IDX stockholders will be exercisable for 1,087,500 shares of common stock.

       On February 14, 2000, 150,000 shares of Series I Preferred Stock were converted into 166,304 shares of our common stock. On July 11, 2000, we issued 938,210 shares of common stock to the former stockholders of IDX upon conversion of the remaining shares of Series I Preferred Stock. We eliminated the Series I Preferred Stock on July 21, 2000.

       ISSUANCE OF PREFERRED STOCK TO PREPAY $4 MILLION OF $20 MILLION NOTE. In November 1999, pursuant to an agreement reached in August 1999, we issued to EXTL Investors 40 shares of our 5% Series J cumulative convertible preferred stock (the "Series J Preferred Stock") valued at

$4 million as prepayment of $4 million of the  outstanding  $20 million  secured note issued to EXTL Investors. The carrying value of the $4.0 million note, net of unamortized discount of $1.9 million, was approximately $2.1 million. The excess of the fair value of the Series J Preferred Stock over the carrying value of the note of $1.9 million was recorded as a loss on early retirement of debt in November 1999. The $4.0 million prepayment is not subject to redraw under the note. See discussion under "Completion of $20 Million Financing" above and Notes 7 and 10 to the Audited Consolidated Financial Statements. The shares of Series J Preferred Stock automatically converted into 2,564,102 shares of common stock on January 31, 2000 because the closing sales price of eGlobe common stock was over the required threshold for the requisite number of trading days.

       NASDAQ CONTINUED LISTING STATUS. We were notified by a letter from Nasdaq at the end of the business day on August 17, 1999 that trading in our common stock would be moved from the Nasdaq National Market to the OTC Bulletin Board on Wednesday, August 18, 1999. We immediately requested reconsideration of the decision, and our common stock resumed trading on the Nasdaq National Market effective at the opening of trading on Monday, August 23, 1999. Our continued listing on the Nasdaq National Market is subject to our maintaining compliance with certain requirements imposed by Nasdaq that are related to the amount of "net tangible assets" reported on our balance sheet.

       As a result of the restructuring of eGlobe in 1998 and the initiation of our growth plan at the beginning of 1999, our compliance with the net tangible asset requirement of the Nasdaq National Market continued listing criteria became an issue which needed to be resolved between Nasdaq and us. Net tangible assets, as defined by Nasdaq, equals assets minus liabilities and minus goodwill. Following an inquiry by Nasdaq to us, written submissions by us, and a hearing before a Nasdaq listing qualifications panel, Nasdaq concluded in July and advised us on August 10, 1999 that we had presented a plan which would enable us to comply with all requirements for continued listing on an ongoing basis. Accordingly, Nasdaq continued the listing of our common stock on the Nasdaq National Market.

       The August 10 determination required that we demonstrate that we were implementing the plan by (1) reporting, on our 10-Q for the quarter ended June 30, a minimum of $9.9 million in net tangible assets, and (2) making a public filing with the SEC by October 15, 1999 reporting $20 million in net tangible assets.

       On August 16, 1999, we filed our quarterly report on Form 10-Q containing a June 30, 1999 balance sheet with pro forma adjustments. The Form 10-Q reported what we believed to be net tangible assets of $10.5 million. However, on August 17, Nasdaq informed us that we failed to satisfy the $9.9 million net tangible asset requirement set by the panel. This decision resulted from the treatment of $3 million of our redeemable Series G Preferred Stock by Nasdaq as a liability; we (reflecting the reported balance sheet treatment pursuant to generally accepted accounting principles) had not treated the Series G Preferred Stock as a liability.

       In seeking reconsideration and in discussions with Nasdaq relative to the reconsideration, we recognized the need to further restructure our balance sheet, in particular to reflect the Nasdaq treatment of redeemable stock. After consultations with Nasdaq, we undertook several actions which resulted in a positive decision on Friday, August 20, 1999, by Nasdaq to return us to National Market Listing. In restoring us to listing status, Nasdaq required us to meet two specific requirements for continued listing. We were required to make a public filing with the SEC by September 3, 1999 which included a July 31, 1999 balance sheet evidencing a minimum of $9.9 million of net tangible assets. In addition, we were required to make a further filing by October 15, 1999 which included an August 31, 1999 balance sheet evidencing a minimum of $20.0 million of net tangible assets.

       On September 3, 1999, we filed our Current Report on Form 8-K with the SEC evidencing net tangible assets in excess of the minimum of $9.9 million required by Nasdaq and on October 15, 1999, we filed our Current Report on Form 8-K with the SEC evidencing net tangible assets in excess of the minimum of $20 million required by Nasdaq. Nasdaq notified us by letters dated September 8, 1999 and November 17, 1999 that we had satisfied all the higher standards imposed on us by Nasdaq.

       On June 23, 2000, we received written notice from Nasdaq advising us that we had failed to maintain a $5.00 bid price over the last 30 consecutive trading days which is required for continued listing on the Nasdaq National Market and that, if such problem was not remedied within 90 days, Nasdaq would delist our common stock from the Nasdaq National Market. We are entitled to a hearing before delisting, which we have requested, and will be held on October 26, 2000.


       EXCHANGE OF SERIES G PREFERRED STOCK. Pursuant to agreements reached in August 1999, we issued 30 shares of the Series K Preferred Stock in exchange for the share of our Series G Preferred Stock held by American United Global, Inc. The exchange of the Series G Preferred Stock for the nonredeemable Series K Preferred Stock permitted the Series K Preferred Stock to be classified as equity rather than redeemable stock starting with our July 31, 1999 unaudited condensed consolidated balance sheet. Nasdaq had previously determined that the Series G Preferred Stock, which was valued at $3.0 million on our June 30, 1999 unaudited condensed consolidated balance sheet, should be treated as a liability for the tangible net asset calculation which reduced our net tangible asset calculation set forth in our quarterly report filed on August 16, 1999.

       The shares of Series K Preferred Stock automatically converted into 1,923,077 shares of common stock on January 31, 2000 because the closing sales price of eGlobe common stock was over the required threshold for the requisite number of trading days.

       SALE OF RESTRICTED STOCK. On August 25, 1999, we issued Seymour Gordon, a long-time stockholder and a lender, 160,257 shares of our common stock and warrants to purchase 60,000 additional shares of our common stock for an aggregate purchase price of $250,000. Additionally, Mr. Gordon acquired an option to exchange the principal of an existing note (up to a maximum of $500,000) for (1) shares of our common stock at a price per share of $1.56 and
(2) warrants to purchase shares of our common stock at a price of $1.00 (60,000 shares per $250,000 of debt exchanged).

       On December 16, 1999, Mr. Gordon agreed to extend the maturity date of an existing note and, in return, we agreed that Mr. Gordon could convert an additional $250,000 of debt into common stock at a conversion price of $1.56 per share and receive an additional warrant to purchase 60,000 shares of common stock at an exercise price of $1.00 per share. On May 23, 2000, we issued 543,270 shares of common stock and warrants to purchase 180,000 shares of common stock to Mr. Gordon and his affiliates upon conversion of such debt. On July 19, 2000, we issued an additional 37,500 shares of common stock to reflect an agreed adjustment to the original conversion price for the $250,000 of the additional loan principal converted to stock. The value of the shares of 37,500 was recorded as additional interest expense in 2000.

       iGLOBE  ACQUISITION.  Effective  August  1,  1999, we assumed operational
control   of   Highpoint,   owned   by   Highpoint   Telecommunications,   Inc.
("Highpoint"). In July 1999, pursuant to a Transition Services and Management Agreement ("TSA"), we agreed with Highpoint that we would manage the business of iGlobe, Inc., a California corporation and newly formed wholly owned subsidiary of Highpoint ("iGlobe"), and take responsibility for the ongoing financial condition of iGlobe from August 1, 1999. On October 14, 1999 substantially all of the operating assets of Highpoint were transferred to iGlobe. Also on October 14, 1999, we closed on the acquisition of all of the issued and outstanding common stock of iGlobe. iGlobe has created an infrastructure supplying telecommunications services, including Internet protocol services, particularly voice over Internet protocol ("VoIP"), throughout Latin America. With this purchase we acquired:

       o critical operating capabilities;

       o licenses to operate in four Latin American countries;

       o twelve reciprocal operating agreements with Latin American carriers;

       o a teleport in Mountain View, California;

       o a transponder lease with coverage of Latin America;

       o long term leases for international fiber optic cable;

       o international gateway switches located in New York, Los Angeles and Denver; and

       o a carrier billing system and Internet protocol operating systems compatible with those we currently utilize.

iGlobe's network in Latin America complements the network we are building in Asia and the rest of the world.

       We acquired iGlobe for one share of our Series M cumulative convertible preferred stock (the "Series M Preferred Stock") valued at $9.6 million, direct acquisition costs of approximately $0.3 million, and Highpoint received a non-voting beneficial twenty percent (20%) interest of the equity interest subscribed or held by us in a yet to be completed joint venture business currently known as IP Solutions, B.V. The final purchase price allocation reflects the estimates of the fair value of the assets acquired and liabilities assumed based on management's review and third-party appraisals.

       On April 28, 2000, we issued 3,773,584 shares of common stock in exchange for the outstanding share of Series M Preferred Stock. We eliminated the Series M Preferred Stock on July 21, 2000.


       TRANSACTION SUPPORT SERVICES AND CALL CENTER ACQUISITION. On September 20, 1999, we, acting through a newly formed subsidiary, acquired control of Oasis Reservations Services, Inc. or ORS, a Miami-based transaction support services and call center, from its sole stockholder, Outsourced Automated
Services and Integrated Solutions, Inc. or Oasis. ORS provides customer care and transaction support services employing both Internet access and traditional telephone access. ORS supplies outsource service to the travel industry and to e-commerce providers. All of our customer service capabilities were moved from Denver to ORS' Miami facility in early 2000.

       Together with Oasis, we formed eGlobe/Oasis Reservations LLC, a limited liability company, which is responsible for conducting ORS' business operations. We managed and controlled eGlobe/Oasis LLC and received 90% of the profits and losses from ORS' business.

       eGlobe/Oasis LLC was funded by contributions effected by the members under a contribution agreement, dated as of September 15, 1999, and related documents. We issued 1.5 million shares of our common stock, valued at $3 million on the date of issuance, as our contribution to eGlobe/Oasis LLC. In addition, we contributed warrants to purchase additional shares of our common stock to eGlobe/Oasis LLC as follows:


       o shares  equal to the difference between $3 million and the value of our
          1.5 million share contribution on the date that the shares of common stock (including the shares underlying the warrants) contributed to eGlobe/Oasis LLC are registered with the SEC (if the value of the 1.5 million shares on that date is less than $3 million);

       o shares equal to $100,000 of our common stock for each 30-day period from the date that is 90 days after the closing date (December 14,
          1999)   that   the  shares  of  common  stock  (including  the  shares
          underlying the warrants) contributed to eGlobe/Oasis LLC remain unregistered (as of September 1, 2000, shares equal to $800,000 are issuable upon registration under the warrant.);

       o 204,909 shares valued at $2.0 million became issuable January 31, 2000 based on ORS meeting certain defined performance objectives.


       o additional shares based upon (a) ORS achieving revenue and EBITDA targets, and (b) the market price of our common stock at the date of registration of the shares contributed. Under certain circumstances, these shares may be equal to the greater of (A) 50% of the incremental revenue for the Second Measurement Period (as defined in the agreements) over $9,000,000 or (B) four times the incremental
          Adjusted EBITDA (as defined in the agreements) for the Second Measurement Period over $1,000,000 provided, however, that such number of shares shall not exceed the greater of (x) 1,000,000 shares or (y) that number of shares determined by dividing $8,000,000 by the Second Measurement Date Market Value (as defined in the agreements); and provided further, that if the basis for the issuance of such shares is incremental revenue over $9,000,000 then EBITDA for the Second Measurement Period must be at least $1,000,000 for revenue between $9,000,000 and $12,000,000 or at least $1,500,000 for revenue above $12,000,000. Additionally eGlobe/Oasis LLC may receive 500,000 shares of our common stock if the revenue for the Second Measurement
          Period is equal to or greater than $37,000,000 and the Adjusted EBITDA for the Second Measurement Period is equal to or greater than $5,000,000.

The exercise of the warrants is subject to compliance with SEC and Nasdaq rules, including the approval of our stockholders with respect to the issuance of 20% or more of our common stock outstanding on the date of contribution.

       On May 12, 2000, Oasis exercised its option to exchange its interest in the LLC for our common stock and warrants held by the LLC. The LLC recorded the excess of the carrying value of the company's securities of $5.1 million over the current fair value of the ORS stock as additional goodwill of $2.4 million. As a result of this exchange, we now own 100% of the LLC.

       In connection with the purchase and installation of equipment and leasehold improvements at ORS' new facility in Miami, Oasis agreed to loan ORS up to $451,000. The loan is due in six quarterly installments beginning November 30, 1999. We guaranteed ORS' obligations under such loan and granted Oasis a security interest in our ownership interest in eGlobe/Oasis LLC.

       SERIES N PRIVATE PLACEMENT. We conducted a private placement to accredited investors of shares of our Series N cumulative convertible preferred stock (the "Series N Preferred Stock") and warrants to purchase shares of our common stock. We have raised approximately $3.2 million from the sale of 3,195 shares of Series N Preferred Stock and warrants to purchase 347,092 shares of common stock. Prior to January 28, 2000, holders of 1,685 shares of Series N Preferred Stock opted to convert such shares into 621,759 shares of eGlobe common stock. On January 28, 2000, the remaining shares of Series N Preferred Stock automatically converted into 366,060 shares of eGlobe common stock because the closing sales price of eGlobe common stock was over the required threshold for the requisite number of trading days.

       COAST ACQUISITION. On December 2, 1999, we acquired Coast International, Inc., a provider of enhanced long-distance interactive voice and Internet services. We acquired all of the common stock of Coast in exchange for 16,100 shares of our 10% Series O cumulative convertible preferred stock (the "Series O Preferred Stock") valued at approximately $13.4 million and 882,904 shares of our common stock valued at approximately $3.0 million. The acquisition was accounted for using the purchase method of accounting. The purchase price allocation reflects the final allocation of the fair value of the assets acquired based on management's review and preliminary third-party appraisals. The purchase price allocation resulted in goodwill of $14.3 million and intangibles of $3.2 million related to the value of certain distribution networks, certain long distance infrastructure, internally developed software and assembled and trained workforce.


       The shares of Series O Preferred Stock are convertible, at the holder's option, into shares of our common stock at any time after the later of (A) one year after the date of issuance and (B) the date we have received stockholder approval for such conversion and the applicable Hart-Scott-Rodino ("HSR") waiting period has expired or terminated (the "Clearance Date"), at a conversion price equal to $5.00. The shares of Series O Preferred Stock will automatically be converted into shares of our common stock, on the earliest to occur of:


       o the date that is five years after the date of issuance;


       o the first date as of which the last reported sales price of our common stock on Nasdaq is $6.00 or more for any 15 consecutive trading days during any period in which Series O Preferred Stock is outstanding;


       o the date that 80% or more of the Series O Preferred Stock we have issued has been converted into our common stock; or

       o we complete a public offering of equity securities at a price of at least $5.00 per share and with gross proceeds to us of at least $25 million.

Notwithstanding the foregoing, the Series O Preferred Stock will not be converted into our common stock prior to our receipt of stockholder approval for such conversion, which was obtained at the March 23, 2000 stockholders' meeting, and the expiration or termination of the applicable HSR waiting period. If the events listed in the preceding sentence occur prior to the Clearance Date, the automatic conversion will occur on the Clearance Date. On January 26, 2000, the closing sales price of eGlobe common stock was over the required threshold for the requisite number of trading days and accordingly, on April 30, 2000, the Clearance Date, the outstanding Series O Preferred Stock converted into 3,220,000 shares of our common stock.

       Prior to closing, Coast incurred $3.25 million of unsecured debt. With the consent of our existing lender, we and our operating subsidiaries have guaranteed the repayment of the $3.25 million debt and Coast has secured its repayment obligation with its operating assets. The debt is evidenced by (i) a promissory note in the original principal amount of $3 million which bears interest at a variable rate and matures on July 1, 2000 and (ii) a promissory note in the original principal amount of $250,000 which bears interest at 11% per annum and matures on November 29, 2000.


       SERIES P PRIVATE PLACEMENT. On January 27, 2000, we closed a $15.0 million equity private placement with RGC International Investors, LDC, a company organized under the laws of the Cayman Islands ("Rose Glen"). Pursuant to the terms of securities purchase agreement, we issued Rose Glen 15,000 shares of our Series P convertible preferred stock (the "Series P Preferred Stock") and warrants to purchase 375,000 shares of our common stock with a per share exercise price equal to $12.04, subject to adjustment for issuances of shares of our common stock below market price. We used the proceeds of the private placement to repay indebtedness, pay vendors and suppliers, pay expenses related to the Trans Global acquisition (as discussed below) and for general working capital.

       The shares of Series P Preferred Stock carry an effective annual interest rate of 5% and are convertible, at the holder's option, into shares of common stock. The shares of Series P Preferred Stock will automatically be converted into shares of common stock on January 26, 2003, subject to delay for specified events. The conversion price for the Series P Preferred Stock is $12.04 until April 27, 2000, and thereafter is equal to the lesser of:

       o 120% of the five day average closing price of eGlobe common stock on Nasdaq during the 22-day period prior to conversion, and

       o $12.04.

       We can force a conversion of the Series P Preferred Stock on any trading day following a period in which the closing bid price of our common stock has been greater than $24.08 for a period of at least 35 trading days after the earlier of:

       o the first anniversary of the date the common stock issuable upon conversion of the Series P Preferred Stock and warrants is registered for resale, and

       o the completion of a firm commitment underwritten public offering with gross proceeds to us of at least $45 million.

       The Series P Preferred Stock is convertible into a maximum of 5,151,871 shares of common stock. This maximum share amount is subject to increase if the average closing bid prices of our common stock for the 20 trading days ending on the later of June 30, 2000 and the 60th calendar day after the common stock issuable upon conversion of the Series P Preferred Stock and warrants is registered is less than $9.375, provided that under no circumstances will the Series P Preferred Stock be convertible into more than 7,157,063 shares of our common stock. In addition, no holder may convert the Series P Preferred Stock or exercise the warrants it owns for any shares of common stock that would cause it to own following such conversion or exercise in excess of 4.9% of the shares of our common stock then outstanding.

       Except in the event of a firm commitment underwritten public offering of our securities or a sale of up to $15.0 million of common stock to a specified investor, we may not obtain any additional equity financing without Rose Glen's consent for a period of 120 days following the date the common stock issuable upon conversion of the Series P Preferred Stock and warrants is registered for resale. Rose Glen also has a right of first offer to provide any additional equity financing that we need until the first anniversary of such registration.

       We may be required to redeem the Series P Preferred Stock in the following circumstances:

       o if we fail to timely file all reports required to be filed with the SEC in order to become eligible and maintain our eligibility for the use of SEC Form S-3;


       o if we fail to register the shares of common stock issuable upon conversion of the Series P Preferred Stock and associated warrants with the SEC by July 15, 2000;


       o if  we  fail  to  timely  honor  conversions  of the Series P Preferred
          Stock;

       o if we fail to use our best efforts to maintain at least 6,000,000 shares of common stock reserved for the issuance upon conversion of the Series P Preferred Stock and associated warrants;

       o if we fail to issue irrevocable instructions to our transfer agent to issue common stock certificates for conversion shares and warrant shares;

       o if  we or any of our subsidiaries make an assignment for the benefit of
          creditors    or    become    involved   in   bankruptcy,   insolvency,
          reorganization or liquidation proceedings;

       o if we merge out of existence without the surviving company assuming the obligations relating to the Series P Preferred Stock;

       o if our common stock is no longer listed on the Nasdaq National Market, which is where our common stock is listed at present, or if we cease to be listed on the Nasdaq National Market, our common stock is not alternatively listed on the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange;

       o if the Series P Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 5,151,871 shares of common stock, as such number may be adjusted, and we have not waived such limit; or

       o if, assuming we have waived the 5,151,871 limit above, the Series P Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 7,157,063 shares of our common stock and we have not obtained stockholder approval of a higher limit.


The holder of the Series P Preferred Stock has advised us that it has no present intention to exercise its right to demand redemption by virtue of the second circumstance described above so long as the registration statement of which this prospectus is a part is declared effective by October 15, 2000.


       RECENT PREFERRED STOCK CONVERSIONS. As of February 1, 2000, because the closing sales price of our common stock was over the required threshold for the requisite number of trading days, shares of Series D Preferred Stock, Series E
Preferred Stock, Series J Preferred Stock and Series K Preferred Stock converted into shares of our common stock.

       LOANS TO SENIOR EXECUTIVES. As of December 16, 1999, we loaned certain of our senior executive officers an aggregate of $1,209,736 in connection with their purchase of shares of our common stock. The loans are evidenced by full-recourse promissory notes, which accrue interest at a rate of 6% per annum and mature on the earliest to occur of (a) for $177,188 of the loans December 16, 2003 and for $1,032,548 of the loans December 16, 2004, (b) the date that is 90 days after the date that the senior executive's employment with us terminates, unless such termination occurs other than "for cause" (as defined below), and (c) promptly after the date that an executive sells all or a portion of the collateral under his note, in which case such executive must repay the note in full or that portion of the note that can be repaid if only a portion of the collateral is sold. The loans are secured by the shares of common stock purchased and any cash, securities, dividends or rights received upon sale of shares of such common stock.

       One senior executive officer who has terminated employment with the Company was granted an extension on his loan until the end of the fiscal year and will continue making interest payments related to the loan.


       "Termination for cause" means termination because of (i) the executive's fraud or material misappropriation with respect to our business or assets; (ii) the executive's persistent refusal or failure to materially perform his duties and responsibilities, which continues after the executive receives notice of such refusal or failure; (iii) conduct that constitutes disloyalty or materially harms us; (iv) conviction of a felony or crime; (v) use of drugs or alcohol which materially interferes with the executive's performance of his duties; or (vi) material breach of any provision of the executive's employment agreement.

       SERIES Q PRIVATE PLACEMENT. On March 17, 2000, we closed a $4 million equity private placement with Rose Glen, which made a $15 million investment in us on January 26, 2000. Pursuant to the terms of a securities purchase agreement, we issued Rose Glen 4,000 shares of our Series Q convertible preferred stock (the "Series Q Preferred Stock") and warrants (the "Series Q Warrants") to purchase 100,000 shares of our common stock with a per share exercise price equal to $12.04, subject to adjustment for issuances of shares of our common stock below market price. We intend to use the proceeds of the private placement for general working capital.


       The Series Q securities purchase agreement also provides that we may issue up to 6,000 additional shares of our Series Q Preferred Stock and warrants to purchase an additional 150,000 shares of our common stock to Rose Glen for an additional $6.0 million at a second closing to be completed no later than July 15, 2000. The primary condition to the second closing is the effectiveness of a registration statement registering the resale of common stock underlying the Series Q Preferred Stock and the Series Q Warrants and the Series P Preferred Stock and the warrants granted in connection with the Series P Preferred Stock issued in January, 2000.

       The shares of Series Q Preferred Stock carry an effective annual yield of 5% (payable in kind at the time of conversion) and are convertible, at the holder's option, into shares of common stock. The shares of Series Q Preferred Stock will automatically be converted into shares of common stock on March 15, 2003, subject to delay for specified events. The conversion price for the Series Q Preferred Stock is $12.04 until April 26, 2000, and thereafter is equal to the lesser of:

       o the five day average closing price of our common stock on Nasdaq during the 22-day period prior to conversion, and

       o $12.04.

       We can force a conversion of the Series Q Preferred Stock on any trading day following a period in which the closing bid price of our common stock has been greater than $24.08 for a period of at least 20 trading days after the earlier of:

       o the first anniversary of the date the common stock issuable upon conversion of the Series Q Preferred Stock and Series Q Warrants is registered for resale, and

       o the completion of a firm commitment underwritten public offering with gross proceeds to us of at least $45 million.

       The Series Q Preferred Stock is convertible into a maximum of 3,434,581 shares of common stock. This maximum share amount is subject to increase if the average closing bid prices of our common stock for the 20 trading days ending on the later of June 30, 2000 and the 60th calendar day after the common stock issuable upon conversion of the Series Q Preferred Stock and Series Q Warrants is registered is less than $9.375, provided that under no circumstances will the Series Q Preferred Stock be convertible into more than 7,157,063 shares of our common stock. In addition, no holder may convert the Series Q Preferred Stock or exercise the Series Q Warrants it owns for any shares of common stock that would cause it to own following such conversion or exercise in excess of 4.9% of the shares of our common stock then outstanding.

       We may be required to redeem the Series Q Preferred Stock under certain circumstances:

       o if we fail to timely file all reports required to be filed with the SEC in order to become eligible and maintain our eligibility for the use of SEC Form S-3;

       o if we fail to register the shares of common stock issuable upon conversion of the Series Q Preferred Stock and associated warrants with the SEC by July 15, 2000;


       o if  we  fail  to  timely  honor  conversions  of the Series Q Preferred
          Stock;

       o if we fail to use our best efforts to maintain at least 4,000,000 shares of common stock reserved for the issuance upon conversion of the Series Q Preferred Stock and associated warrants;

       o if we fail to issue irrevocable instructions to our transfer agent to issue common stock certificates for conversion shares and warrant shares;

       o if  we or any of our subsidiaries make an assignment for the benefit of
          creditors    or    become    involved   in   bankruptcy,   insolvency,
          reorganization or liquidation proceedings;

       o if we merge out of existence without the surviving company assuming the obligations relating to the Series Q Preferred Stock;

       o if our common stock is no longer listed on the Nasdaq National Market, which is where our common stock is listed at present, or if we cease to be listed on the Nasdaq National Market, our common stock is not alternatively listed on the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange;


       o if the Series Q Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 3,434,581 shares of common stock, as such number may be adjusted, and we have not waived such limit; or


       o if, assuming we have waived the 3,434,581 limit above, the Series Q Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 7,157,063 shares of our common stock and we have not obtained stockholder approval of a higher limit.

The holder of the Series Q Preferred Stock has advised us that it has no present intention to exercise its right to demand redemption by virtue of the second circumstance described above so long as the registration statement of which this prospectus is a part is declared effective by October 15, 2000.

       i1.COM INVESTMENT. Along with Hsin Yen, the former chief executive of IDX, we developed i1.com. i1.com is the e-commerce solutions company through which we are pursuing the development of e-commerce in Asia. i1.com is developing a distributed network of e-commerce applications that will allow small and medium-sized businesses to easily and cost-effectively transact business over the Internet. It will provide complete back-office support for companies seeking to expand their sales and distribution channels through a presence on the world wide web. In exchange for stock of i1.com, we will provide i1.com access to our IP-based network infrastructure, its transaction processing technology, and its Internet-enabled applications, including interactive web response services, IP voice and fax, and unified messaging. i1.com expects to launch its new services in the second quarter of 2000.

       i1.com recently completed a $14 million equity private placement. We now retain a 35% equity interest and a 45% voting interest in i1.com. Christopher
J. Vizas, our Co-Chairman and Chief Executive Officer currently serves as Chairman of i1.com.

       As part of our license arrangement with i1.com, we have the right to integrate the i1.com technology into our enhanced applications and to exclusively market and provide services based around the i1.com technology in all areas except Asia and the Pacific region.

       ACQUISITION OF TRANS GLOBAL. On March 23, 2000 pursuant to an Agreement and Plan of Merger (the "Trans Global Merger Agreement") entered into on December 16, 1999, a wholly owned subsidiary of eGlobe merged with and into Trans Global, with Trans Global continuing as the surviving corporation and becoming a wholly owned subsidiary of eGlobe (the "Merger"). As part of the Merger, the outstanding shares of Trans Global common stock were exchanged for 40,000,000 shares of eGlobe common stock.


       The Merger was accounted for as a pooling of interests. We restated, retroactively at the effective time of the Merger, our consolidated financial statements to include the assets, liabilities, stockholders' equity and results of operations of Trans Global, as if the companies had been combined at the first date covered by the combined financial statements.

       Pursuant to the Trans Global Merger Agreement, eGlobe withheld and deposited into escrow 2,000,000 shares of the 40,000,000 shares of eGlobe common stock issued to Trans Global stockholders in the Merger. These escrowed shares will cover the indemnification obligations of the Trans Global stockholders under the Trans Global Merger Agreement. Further, pursuant to the Trans Global Merger Agreement, eGlobe has deposited an additional 2,000,000 shares of its common stock into escrow to cover its indemnification obligations under the Trans Global Merger Agreement.

       Promptly after the Merger closed, we appointed Arnold S. Gumowitz (Trans Global's Chairman), Gary S. Gumowitz (Trans Global's President) and John W. Hughes to our board of directors. We have also agreed to use our best reasonable efforts to appoint Arnold Gumowitz to serve on the executive committee. In addition, Arnold S. Gumowitz became Co-Chairman of eGlobe, Gary Gumowitz was appointed President of eGlobe Development Corp., a wholly owned subsidiary of eGlobe.

       There can be no assurance that Trans Global will be successfully integrated with the rest of the eGlobe organization, as discussed under the caption "Risk Factors - We may not effectively manage Trans Global and we may not successfully integrate the business of Trans Global into our organization."

       SALE OF COAST INTERNET SERVICE PROVIDER BUSINESS. On August 23, 2000, we entered into an agreement to sell certain assets acquired from Coast International, Inc., including the Coast Internet service provider and help desk businesses, to Information Management Solutions Consulting, L.L.C.
("IMS"). The purchase price of $700,000 is payable in $250,000 cash and a promissory note of $450,000 secured by shares of our common stock owned by Bijan Moaveni, our Chief Operating Officer, valued at $2.832 per share or a price equal to the average market price of the last fifteen trading days prior to the execution of the agreement, whichever is greater. This purchase includes all related fixed assets as of July 31, 2000, including prepaid insurance and software, security deposits and other related assets. IMS will also assume the lease on the facility in Kansas and bandwith contracts from two customers.

       SALE  OF  RESTRICTED  STOCK.  On  August  25,  2000, we issued Tower Hill
Investments Limited 1,071,429 shares of our common stock and warrants to purchase 160,714 shares of our common stock for an aggregate purchase price of $1,500,000.


       EXTL AMENDED AND RESTATED LOAN AND NOTE PURCHASE AGREEMENT. On September 12, 2000 we entered into an agreement to amend and restate the loan and note purchase agreement and the 5% secured notes (see Our Business - Developments in 1999 and 2000 - "Completion of $20 Million Financing"). Prior to the amendment, the total outstanding principal balance under the 5% secured notes to EXTL Investors, which was recently renamed in connection with a merger EXTL - Special Investment Risks, LLC, was $19,577,989, which includes interest and penalties of $1,000,000. As amended, the 5% secured notes will be paid in monthly principal installments of $50,000 beginning on October 15, 2000 with the residual unpaid principal becoming due and payable on its July 1, 2002 maturity date. As amended, the 5% secured notes will bear interest at the prime rate plus 2% and will accrue monthly on the unpaid principal and unpaid interest and will be due at maturity. EXTL - Special Investments Risks waived all past defaults and all violations of existing loan instruments were deemed cured.

       EXTL - Special Investment Risks, LLC exercised its warrant to purchase 5,000,000 shares of our common stock in connection with the amendment of the loan and note purchase agreement by reducing the outstanding principal balance under the 5% secured notes by $3,577,989, resulting in a remaining note indebtedness of $15,000,000 plus interest of $1,000,000.

       In connection with the amendment, we also have issued warrants to EXTL - Special Investment Risks, LLC to purchase 1,000,000 shares of our common stock at $1.94 per share expiring July 1, 2004.

       ORLIDA INTERNATIONAL DEVELOPMENT CO., LTD. (ORLIDA) ACQUISITION. In October 2000, we expect to issue 150,000 shares of common stock to Hao Li Lin in connection with our acquisition of Orlida, a Taiwan corporation.


EMPLOYEES


       As of August 14, 2000, we employed, two hundred and thirty-seven (237) employees, as follows: fifty-six (56) in Reston, Virginia, forty-nine (49) in Kansas City, Missouri, thirty-two (32) in New York, New York, twenty-two (22) in Denver, Colorado, thirteen (13) in Washington, D.C., nine (9) in Los Angeles, California, five (5) in Seattle, Washington, seven (7) in Atlanta, Georgia, three (3) in Miami, Florida, one (1) in Nyon, Switzerland, seven (7) in Silkeborg, Denmark, ten (10) in Hong Kong, fifteen (15) in Taipei, Taiwan, two (2) in Singapore, one (1) in Brussels, Belgium, four (4) in Godalming, United Kingdom and one (1) in Limassol, Cyprus. We also engage a consultant to manage our office in Cairo and a consultant in our London office. We are not subject to any collective bargaining agreement and believe that our relationships with our employees are good. Geographic business segment information for the year ended December 31, 1999 can be found in Note 12 to the Audited Consolidated Financial Statements.


PROPERTIES

       Our corporate headquarters are located in Washington, D.C. in a leased facility consisting of approximately 11,000 square feet. We also own a facility at 4260 East Evans Avenue, Denver, Colorado, consisting of approximately 14,000 square feet, which we purchased in December 1992, and subsequent to June 30, 2000 is being held for sale. In addition, we lease office space for sales and operations at the following locations: New York, New York; Tarrytown, New York; London, England, Cairo, Egypt; Paris, France; Brussels, Belgium; Nyon, Switzerland; Hong Kong, H.K.; Silkeborg, Denmark; Godalming, United Kingdom; Washington, D.C.; Reston, Virginia; Atlanta, Georgia; Denver, Colorado; Miami, Florida; Los Angeles and San Jose, California; Kansas City, Missouri; Minneapolis, Minnesota; Seattle, Washington; Taipei, Taiwan; and Limassol, Cyprus. The New York, New York facility is owned by Arnold Gumowitz, our Co-Chairman of the Board, as discussed under the caption, "Certain Relationships and Related Transactions." The London facility houses a Nokia DX220 switch. We own a Gemini STM-1 IRU between our London, England and New York, New York switching complexes. In addition, we lease cable facilities between London, England and Cairo, Egypt and between New York, New York and Los Angeles, California. We also have an office in Raleigh, North Carolina where two employees are starting up a calling card operation. We believe that our existing facilities are adequate for operations over the next year.


LEGAL PROCEEDINGS

       The following information sets forth information relating to material legal proceedings involving us and certain of our executive officers and directors. From time to time, we and our executive officers and directors become subject to litigation which is incidental to and arises in the ordinary course of business. Other than as set forth herein, there are no material pending legal proceedings involving us or our executive officers and directors.


       AMERICAN INTERNATIONAL TELEPHONE V. EXECUTIVE TELECARD, LTD. This suit was filed in July 1999 in the Supreme Court of New York, New York County and concerns a transmission vendor seeking to collect approximately $300,000. We, as successor to Executive Telecard, Ltd., have substantial counterclaims and are vigorously defending this suit.


       MCI WORLDCOM, INC. LITIGATION. In October 1999, MCI WorldCom filed suit against us in the District Court, City and County of Denver, Colorado seeking in excess of $2,500,000 pursuant to various service contracts. We dispute the amount allegedly owed based on erroneous invoices, the quality of service provided and unfair and deceptive billing practices. Moreover, we have filed a counterclaim alleging significant offsets, among other items. We will continue to vigorously defend this suit and prosecute our counterclaims.

       SWIFTCALL HOLDINGS (U.S.A.) LTD. V. eGLOBE, INC. Swiftcall Holdings (U.S.A.) Ltd., the former stockholder of Swiftcall filed this lawsuit in May 2000 claiming damages on account of an alleged failure by us to file a registration statement for resale of the shares of common stock received by the plaintiff in connection with our acquisition of Swiftcall. This lawsuit was brought in the United States District Court for the District of Columbia. Plaintiff is seeking damages in excess of several million dollars. We have filed an answer and intend to pursue settlement possibilities.


       IDT CORP. V. eGLOBE, INC., CHRISTOPHER VIZAS AND DONALD SLEDGE. IDT Corp. commenced this lawsuit in June 2000 in the United States District Court for the District of Columbia claiming approximately $300,000 for amounts allegedly past due under a Service Agreement and a Note and is claiming approximately $5,500,000 in damages for the alleged failure to register shares or release a restrictive legend on shares of our common stock so that IDT Corp. could sell its shares in the market. IDT Corp. has moved for judgment on the pleadings and we have moved to discuss the federal claims upon which jurisdiction is based.

       SPE OPERATIONS LTD. V. TGC TRANSGLOBAL COMMUNICATIONS (CANADA), LTD., ET AL. This lawsuit was filed in June 2000 in the Ontario Superior Court of Justice in Canada against one of our subsidiaries claiming indemnification in the amount of approximately $25,000 for a default under an Offer to Lease Space in a Toronto office building. We intend to pursue settlement possibilities.

       AMERICAN UNITED GLOBAL, INC. V. eGLOBE, INC. American United Global, Inc., the parent of Connectsoft Communications Corporation and Connectsoft Holdings, Inc., filed suit in August 2000 in the New York Supreme Court,

New York County claiming $20 million in damages for breach of an alleged obligation to register shares acquired by American United Global, Inc. under a registration rights agreement.

       NORTHWEST CONTRACT SERVICES, INC. V. VOGO NETWORKS LLC. Northwest Contract Services, Inc. filed suit against one of our subsidiaries in the Superior Court of Washington for Snohomish County alleging breach of a contract involving employee referral services and seeking $22,500 in damages.

                                   MANAGEMENT

     Shown below are the names of all our directors and executive officers, all positions and offices held by each such person, the period during which each person has served as such, and the principal occupations and employment of each such person during the last five years:




              NAME                 AGE                       POSITION
-------------------------------   -----   ---------------------------------------------
Christopher J. Vizas ..........    50     Co-Chairman of the Board and Chief Executive
                                          Officer and Class III Director
Arnold S. Gumowitz ............    71     Co-Chairman of the Board and Class III
                                          Director
David W. Warnes ...............    53     Class I Director
Richard A. Krinsley ...........    70     Class III Director
James O. Howard ...............    57     Class III Director
Donald H. Sledge ..............    59     Class II Director
John H. Wall ..................    34     Class II Director
Gary S. Gumowitz ..............    38     President, eGlobe Development Corp. and
                                          Class II Director
John W. Hughes ................    51     Class I Director
Bijan Moaveni .................    54     Chief Operating Officer
David Skriloff ................    34     Chief Financial and Administrative Officer
Anne Haas .....................    49     Vice President, Chief Accounting Officer and
                                          Treasurer

DIRECTORS AND EXECUTIVE OFFICERS


       CHRISTOPHER J. VIZAS, age 50, has been a Director of eGlobe since October 25, 1997 and the Chairman of the Board of Directors since November 10, 1997. Mr. Vizas served as eGlobe's acting Chief Executive Officer from November 10, 1997 to December 5, 1997, on which date he became eGlobe's Chief Executive Officer. Before joining eGlobe, Mr. Vizas was a co-founder of, and since October 1995, served as Chief Executive Officer of Quo Vadis International, an investment and financial advisory firm. Before forming Quo Vadis International, he was Chief Executive Officer of Millennium Capital Development, a merchant banking firm, and of its predecessor Kouri Telecommunications & Technology from 1994 to 1995. Before joining Kouri, Mr. Vizas shared in the founding and development of a series of technology companies, including Orion Network Systems, Inc. of which he was a founder and a principal executive. From April 1987 to 1992, Mr. Vizas served as Vice Chairman of Orion, an international satellite communications company, and served as a Director from 1982 until 1992. Mr. Vizas has also held various positions in the United States government.



       ARNOLD S. GUMOWITZ, age 71, was appointed Co-Chairman of the Board of Directors on March 24, 2000. Mr. Gumowitz has been the Chairman and Chief Financial Officer of Trans Global since its inception in 1995. Before joining Trans Global, Mr. Gumowitz was a co-founder and Chairman of AAG Management,
Inc., a real estate concern which commenced operations in 1979. In addition, Mr. Gumowitz has over 40 years experience in the textile, apparel and manufacturing fields.

       DAVID W. WARNES, age 53, has been a Director of eGlobe since June 30, 1995. Mr. Warnes has been the Chief Operating Officer of Global Light Telecommunications Inc. since September 1997 and a Director since June 1997. He has been the President and Chief Executive Officer of Vitacom, a subsidiary of Highpoint Telecommunications Inc., a telecommunications company, since December 1995, and President and CEO of Highpoint since April 1998. Previously, Mr. Warnes held various senior management and executive positions with Cable and Wireless or its affiliated companies for two decades. From October 1992 through October 1995, he was Vice President, Operations and Chief Operating Officer, and from August 1994 through October 1995, he was Assistant Managing Director of Tele 2, a telecommunications service provider in Sweden partially owned by Cable and Wireless. From August 1988 through June 1992, he was a principal consultant and General Manager, Business Development of IDC, an international telecommunications service provider based in Japan and partially owned by Cable and Wireless. Mr. Warnes is a Chartered Engineer, a Fellow of the Institution of Electrical Engineers, and a graduate of the University of East London.


       RICHARD A. KRINSLEY, age 70, has been a Director of eGlobe since June 30, 1995. Mr. Krinsley retired in 1991 as the Executive Vice President and Publisher of Scholastic Corporation; a publicly held company traded on the Nasdaq Stock Market. While employed by Scholastic between 1983 and 1991, Mr. Krinsley, among many other duties, served on that company's management committee. From 1961 to 1983, Mr. Krinsley was employed by Random House where he held, among other positions, the post of Executive Vice President. At Random House, Mr. Krinsley also served on that company's executive committee from 1971 to 1983.

       JAMES O. HOWARD, age 57, has been a Director of eGlobe since January 16, 1998. Since 1990, Mr. Howard has served as the Chief Financial Officer and a member of the management committee of Benton International, Inc., a wholly owned subsidiary of Perot Systems Corporation. From 1981 to 1990, Mr. Howard was employed by Benton International, Inc. as a consultant and sector manager. Before joining Benton International, Inc., Mr. Howard held a number of legal positions in the federal government, including General Counsel of the National Commission on Electronic Fund Transfers from 1976 to 1978.

       DONALD H. SLEDGE, age 60, has been a Director of eGlobe since November 10, 1997. Mr. Sledge has served as the Chief Executive Officer of RateXchange Corporation, a telecommunications company since September 1999. Mr. Sledge served as Vice Chairman, President and Chief Executive Officer of TeleHub Communications Corp., a privately held technology development company, from 1996 to 1999. Mr. Sledge served as President and Chief Operating Officer of West Coast Telecommunications, Inc., a long distance company, from 1994 to 1995. From 1993 to 1994, Mr. Sledge was employed by New T&T, a Hong Kong-based company, as head of operations. Mr. Sledge was Chairman and Chief Executive Officer of Telecom New Zealand International from 1991 to 1993 and the Managing Director of Telecom New Zealand International's largest local carrier from 1988 to 1991. Mr. Sledge was Chairman of the Board of United Digital Network, a small interexchange carrier that operates primarily in Texas, Oklahoma, Arizona and California from 1996 to 1998. Mr. Sledge is a member of the Board of Advisors of DataProse and serves as a director of TeleNetworks Inc. He also serves as advisor and board member to several small technology-based start-up companies.

       JOHN H. WALL, age 35, has been a Director of eGlobe since June 16, 1999. Mr. Wall has been the Vice President and Chief Technology Officer for Health Axis, a healthcare technology solutions and services provider, since March 1998. Prior to joining Health Axis, Mr. Wall served as Chief Technical Officer for BT Systems Integrators, a provider of imaging and information management solutions from 1996 to 1998. Mr. Wall also was employed as an engineer and technical analyst by Georgia Pacific and Dana Corporation from 1995 to 1996 and 1988 to 1995, respectively.


       GARY S. GUMOWITZ, age 38, was appointed President of eGlobe Development Corp., a wholly owned subsidiary of eGlobe, and Director of eGlobe on March 24, 2000. Mr. Gumowitz was the founder of Trans Global and has served as its Chief Executive Officer since its inception in 1995. Previously, Mr. Gumowitz served on Trans Global's board of directors, and on the boards of AAG Management Company and GGB Associates with interests in the real estate and hospitality industries since 1990. He is a graduate of the University of Rhode Island and holds a degree in Economics.


       JOHN W. HUGHES, age 51, has been a Director of eGlobe since March 24, 2000. Mr. Hughes was Senior Vice President and General Counsel of eGlobe from
March 24, 2000 to July 27, 2000 and is currently in private practice. Mr. Hughes was the outside General Counsel of Trans Global and served on Trans Global's board of directors since its inception in 1995. He was a sole proprietor practicing law in New York for twenty-five years, specializing in the areas of taxation, business organizations, and contracts. Mr. Hughes served as a faculty member in the tax department at Pace University from 1975 through 1981 and as a lecturer at the Cornell University Graduate School of Business Administration in 1973 and 1974. In addition, Mr. Hughes served on Trans Global's board of directors. He is an alumnus of Cornell

University, where he earned a Bachelor's Degree in l970, an MBA in 1972 and a J.D. in l974.

       BIJAN MOAVENI, age 54, was appointed Chief Operating Officer of eGlobe on December 3, 1999. Prior to joining eGlobe, Mr. Moaveni served as President and Chief Executive Officer of Coast International, Inc., a private telecommunications company from 1990 to 1999 which he founded and which was acquired by eGlobe in December 1999. Before founding Coast, Mr. Moaveni held various senior management positions with Sprint Corporation from 1979 to 1990, including telecommunications networks, marketing and sales, customer service, billing and business and system development.

       DAVID SKRILOFF, age 34, was appointed Chief Financial and Administrative Officer of eGlobe effective as of January 1, 2000. Prior to joining eGlobe, Mr. Skriloff was employed by Gerard Klauer Mattison & Co., a registered investment bank and eGlobe's financial banker, from 1993 to 1999 where he was a Senior Associate before being promoted to Vice President, Corporate Finance. Mr. Skriloff also worked as an Associate from June 1991 through September 1992 at The American Acquisition Company, a venture capital group and from September 1987 through August 1990 was a co-founder and Senior Vice President of Sales and Marketing at Performance Technologies, Inc., a computer software company.



       ANNE HAAS, age 49, was appointed Vice President, Controller and Treasurer of eGlobe on October 21, 1997. Ms. Haas served as the Vice President of Finance of Centennial Communications Corp., a start-up multi-national two way radio company, during 1996-97. From 1992 to 1996, Ms. Haas served as Controller of Quark, Inc., a multi-national desk top publishing software company. Before 1992, Ms. Haas worked for the accounting firm of Price Waterhouse in San Jose, California and Denver, Colorado.

                            EXECUTIVE COMPENSATION

     The following table summarizes the compensation for the three most recent fiscal periods ended December 31, 1999, December 31, 1998 and March 31, 1998 of our Chief Executive Officer and the four most highly compensated other executive officers whose total annual salary and bonus exceed $100,000 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                     ANNUAL COMPENSATION                  COMPENSATION
                                                                     OTHER ANNUAL   RESTRICTED    SECURITIES
                                               SALARY                COMPENSATION      STOCK      UNDERLYING
 NAME AND PRINCIPAL POSITION(1)     YEAR        ($)      BONUS ($)        ($)       AWARDS ($)   OPTIONS/SARS
--------------------------------  --------  ----------- ----------- -------------- ------------ -------------
Christopher J. Vizas                1999     $207,692           0             0            0      1,004,768
 Chairman and Chief                *1998      153,847           0             0            0        110,000
 Executive Officer (2) .........    1998       62,308           0             0            0        520,000

Ronald A. Fried                     1999     $150,000     $28,077             0            0        247,200
 Vice President, Business          *1998      112,500           0             0            0         40,000
 Development (3) ...............    1998       12,500           0             0            0        100,000

Anthony Balinger                    1999     $150,000           0       $19,200            0          2,400
 Senior Vice President and         *1998      103,846           0         9,600            0         45,000
 Vice Chairman (4) .............    1998      150,000           0             0       $7,875         84,310

W.P. Colin Smith                    1999     $127,884     $10,000             0            0              0
 Vice President                    *1998       91,539      25,000             0            0         25,000
 Legal Affairs (5) .............    1998       11,538           0             0            0        100,000

Allen Mandel                        1999     $137,730           0             0            0        101,800
 Senior Vice President (6) .....   *1998      103,000           0             0            0         30,000
                                    1998       90,077           0             0            0         87,676

----------
 * Nine month period ended December 31, 1998

(1) We no longer employ Messrs. Balinger and Smith, however, Mr. Smith continues to provide consulting services to us. We hired Bijan Moaveni in December 1999 to act as our Chief Operating Officer and David Skriloff to act as our Chief Financial and Administrative Officer in January 2000. Each of Messrs. Moaveni and Skriloff has base salaries in excess of $100,000. In connection with the consummation of the Merger with Trans Global, we hired Arnold Gumowitz to act as our Co-Chairman and Gary Gumowitz to act as President of eGlobe Development Corp. Both Messrs. Gumowitz and Gumowitz have base salaries in excess of $100,000.

(2) Mr. Vizas has served as our Chief Executive Officer since December 5, 1997. From November 10, 1997 to December 5, 1997, Mr. Vizas served as our acting Chief Executive Officer. Mr. Vizas' employment agreement provides for a base salary of $200,000, performance based bonuses of up to 50% of base salary and options to purchase up to 500,000 shares, subject to various performance criteria. See "Employment Agreements and Termination of Employment and Change in Control Arrangements." Mr. Vizas' base salary for 2000 will increase to $300,000.

(3) Mr. Fried has served as our Vice President of Business Development since February 20, 1998. Mr. Fried's employment agreement provides for a base salary of $150,000, performance based bonuses of up to 50% of base salary and options to purchase up to 100,000 shares, subject to various performance criteria. See "Employment Agreements and Termination of
    Employment and Change in Control Arrangements." Mr. Fried resigned effective July 24, 2000.

(4) Mr. Balinger served as our President from April 1995 until November 10, 1997. Mr. Balinger served as Chief Executive Officer from January 3, 1997 through November 10, 1997. Mr. Balinger has served as our Senior Vice President and Vice Chairman since November 6, 1997. Amounts shown as Other Annual Compensation consist of an annual housing allowance paid to Mr. Balinger while he resided in the United States and while he resided in Hong Kong. See "Employment Agreements, Termination of Employment and Change of Control Agreements."

(5) Mr. Smith served as our Vice President of Legal Affairs from February 1, 1998 until January 7, 2000. Mr. Smith's employment agreement provided for a base salary of $135,000, performance based bonuses of up $50,000 and options to purchase up to 100,000 shares, subject to various performance criteria. See "Employment Agreements, Termination of Employment and Change in Control Arrangements." Mr. Smith currently acts as our Senior Litigation Counsel under a consulting arrangement.

(6) Mr. Mandel has served as our Senior Vice President since 1991.

                    OPTION/SAR GRANTS IN LAST FISCAL PERIOD

     The following table sets forth the information concerning individual grants of stock options and stock appreciation rights ("SARs") during the last period to each of the Named Executive Officers during such period. All of the options granted in the year ended December 31, 1999 to the Named Executive Officers have terms of between five (5) and ten (10) years. A total of 3,798,182 options were granted to our employees and directors in the 12-month period ended December 31, 1999 under eGlobe's 1995 Employee Stock Option and Appreciation Rights Plan (the "Employee Stock Option Plan") and outside of the Employee Stock Option Plan.

                    OPTION/SAR GRANTS IN LAST FISCAL PERIOD

                                                                                              POTENTIAL REALIZABLE
                                  NUMBER OF      % OF TOTAL                                      VALUE AT ASSUMED
                                 SECURITIES     OPTIONS/SARS                                ANNUAL RATES OF STOCK PRICE
                                 UNDERLYING      GRANTED TO    EXERCISE OR                 APPRECIATION FOR OPTION TERM
                                OPTIONS/SARS    EMPLOYEES IN   BASE PRICE   EXPIRATION ------------------------------------
             NAME                GRANTED (#)   FISCAL PERIOD     ($/SH)        DATE     0%($)(1)    5% ($)      10% ($)
------------------------------ -------------- --------------- ------------ ----------- ---------- ---------- -------------
Christopher J. Vizas .........        1,768            0%      $ 0.01       06/25/04     $5,194    $  6,636   $    8,351
                                      1,500            0%      $ 1.69       06/25/04     $4,407    $  3,110   $    4,565
                                      1,500            0%      $ 1.46       06/25/04     $4,407    $  3,455   $    4,910
                                  1,000,000         26.3%      $ 2.8125     12/16/04         --    $787,500   $1,715,625

Ronald A. Fried ..............       20,000          0.5%      $ 3.16       05/14/04         --    $ 16,006   $   36,427
                                      1,100            0%      $ 1.69       06/25/04     $3,232    $  2,281   $    3,348
                                      1,100            0%      $ 1.46       06/25/04     $3,232    $  2,534   $    3,601
                                    225,000          5.9%      $ 2.8125     12/16/04         --    $177,188   $  386,016

Anthony Balinger .............        1,200            0%      $ 1.69       06/25/04     $3,326    $  2,488   $    3,652
                                      1,200            0%      $ 1.46       06/25/04     $3,526    $  2,897   $    3,652

W.P. Colin Smith .............           --           --             --           --         --          --           --

Allen Mandel .................          900            0%      $ 1.69       06/25/04     $2,644    $  1,866   $    2,739
                                        900            0%      $ 1.46       06/25/04     $2,644    $  2,073   $    2,946
                                    100,000          2.6%      $ 2.8125     12/16/04         --    $ 78,750   $  171,563

----------
(1) For options granted below market, values were calculated by multiplying the closing transaction price of the common stock as reported on the Nasdaq National Market at date of grant by the number of options granted.


     The following table sets forth information concerning each exercise of stock options during the last fiscal period by each of the Named Executive Officers during such fiscal period and the fiscal period end value of unexercised options.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL PERIOD
                    AND FISCAL PERIOD-END OPTION/SAR VALUES

                                                          NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS/SARS
                               SHARES                    OPTIONS/SARS AT FP-END          AT FP-END($)
                              ACQUIRED       VALUE    --------------------------- --------------------------
           NAME             ON EXERCISE   REALIZED(1)  EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
-------------------------- ------------- ------------ --------------------------- --------------------------
Christopher J. Vizas .....    270,396      $497,220        204,372/933,334        $380,550/$1,304,960
Ronald A. Fried ..........     56,250        91,406         16,047/248,571        $   45,522/$422,632
Anthony Balinger .........          0             0         86,310/ 16,666        $   169,085/$33,724
W.P. Colin Smith .........          0             0         48,333/ 43,334        $    86,762/$72,426
Allen Mandel .............     25,000        40,625         76,911/117,565        $  169,666/$207,940

----------
(1) Values were calculated by multiplying the closing transaction price of the common stock as reported on the Nasdaq National Market on December 31, 1999 of $4.4375 by the respective number of shares of common stock and subtracting the exercise price per share, without any adjustment for any termination or vesting contingencies.

COMPENSATION OF DIRECTORS

       Effective November 10, 1997, and contingent upon eGlobe experiencing a fiscal quarter of profitability, non-executive members of the Board receive a Director's fee of $500 for each regular meeting and committee meeting attended. Our directors are also reimbursed for expenses incurred in connection with attendance at Board meetings.

       During the fiscal periods ended 1995, 1996 and 1997, under our 1995 Directors Stock Option and Appreciation Rights Plan which then provided for automatic annual grants, each non-executive Director received an annual grant of ten year options to purchase 10,000 shares at an exercise price equal to the fair market value of our common stock on the date of grant. Commencing with the amendments to the Directors Stock Option Plan which were approved by our stockholders at the 1997 annual meeting held on February 26, 1998, options to directors may be made at the discretion of the Board of Directors or Compensation Committee and there are no automatic grants.

       On December 16, 1999, options to purchase 50,000 shares of our common stock at an exercise price of $2.8125 per share were granted to each of Messrs. Warnes, Krinsley, Howard, Sledge and Wall. Such options have a term of five years and vested upon grant.

       On December 16, 1999, Mr. Vizas was granted options to purchase 750,000 shares of common stock at an exercise price of $2.8125 per share. Such options have a term of five years and vest in three annual installments of 250,000 shares beginning on December 16, 2000. In addition, Mr. Vizas was granted options to purchase 250,000 shares of common stock, of which 239,628 options were issued outside of our Employee Stock Option Plan. Such options vested upon grant and were immediately exercised.

EMPLOYMENT   AGREEMENTS,   TERMINATION  OF  EMPLOYMENT  AND  CHANGE  IN  CONTROL
ARRANGEMENTS

       Effective December 5, 1997, we entered into a three year employment agreement with Christopher J. Vizas, our Chief Executive Officer. Mr. Vizas' employment agreement provides for a minimum salary of $200,000 per annum, reimbursement of certain expenses, annual bonuses based on financial performance targets to be adopted by eGlobe and Mr. Vizas, and the grant of options to purchase an aggregate of 500,000 shares of common stock. The options granted to Mr. Vizas pursuant to his employment agreement are comprised of:

o options to purchase 50,000 shares of common stock at an exercise price of $2.32 which vested upon their grant;

o options to purchase 50,000 shares of common stock at an exercise price of $2.32 which vested on December 5, 1998;

o options to purchase up to 100,000 shares of common stock at an exercise price of $2.32 which expired due to our failure to achieve certain financial performance targets;

o options to purchase 50,000 shares at an exercise price of $3.50 which vested on December 5, 1999;

o options to purchase up to 100,000 shares of common stock at an exercise price of $3.50 which expired due to our failure to achieve certain financial performance targets;

o options to purchase 50,000 shares at an exercise price of $4.50 which vest on December 5, 2000 (contingent upon Mr. Vizas' continued employment as of such date); and

o options to purchase up to 100,000 shares of common stock at an exercise price of $4.50 which vest on December 5, 2000 (contingent upon Mr. Vizas' continued employment as of such date and the attainment of certain financial performance targets).

Each option has a term of five years.

       Mr. Vizas' employment agreement provides that, if we terminate Mr. Vizas' employment other than for "cause," Mr. Vizas shall continue to receive, for one year commencing on the date of such termination, his full base salary, any bonus that is earned after the termination of employment, and all other benefits and compensation that Mr. Vizas would have been entitled to under his employment agreement in the absence of termination of employment (the "Vizas Severance Amount"). Mr. Vizas may be terminated for cause if he engages in any personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), or material breach of any provision of his employment agreement.

       If there is an early termination of Mr. Vizas' employment following a "change of control," Mr. Vizas would be entitled to a lump cash payment equal to the Vizas Severance Amount. Additionally, if during the term of Mr. Vizas' employment agreement there is a "change in control" of eGlobe and in connection with or within two years after such change of control we terminate Mr. Vizas' employment other than "termination for cause," all of the options described above will vest in full to the extent and at such time that such options would have vested if Mr. Vizas had remained employed for the remainder of the term of his employment agreement. A "change of control" means if (1) any person becomes the beneficial owner of 20% or more of the total number of our voting shares;
(2) any person becomes the beneficial owner of 10% or more, but less than 20%, of the total number of our voting shares, if the Board of Directors makes a determination that such beneficial ownership constitutes or will constitute control of eGlobe; or (3) as the result of any business combination, the persons who were directors of eGlobe before such transaction shall cease to constitute at least two-thirds of the Board of Directors.

       On February 1, 1997, we entered into a new three year employment agreement with Anthony Balinger. Pursuant to his new employment agreement, Mr. Balinger served as eGlobe's President and Chief Executive Officer until November 10, 1997 when he resigned that position and was appointed Senior Vice President and Vice Chairman of eGlobe. Mr. Balinger's employment agreement provides for a minimum salary of $150,000 per annum, reimbursement of certain expenses, a $1,600 per month housing allowance, and payment for health, dental and disability insurance and various other benefits.

       Mr. Balinger's employment agreement also provides for payment of the greater of $125,000 or the balance of the annual base salary to which Mr. Balinger would be entitled at the end of the employment term, relocation to the country of Mr. Balinger's choice, buy-out of his auto and residential leases and a 90 day exercise period for his vested options after termination if we terminate Mr. Balinger without "cause." "Cause" means any criminal conviction for an offense by Mr. Balinger involving any misappropriation of our funds or material property or a willful and repeated refusal to follow any careful directive of our Board of Directors for the performance of material duties which Mr. Balinger is required to perform under his employment agreement (after cure period). This employment agreement superseded a prior employment agreement.


       If, during the term of Mr. Balinger's employment agreement, there is a "change in control" of eGlobe, then the agreement shall be deemed to have been terminated by us and we shall be obligated to pay Mr. Balinger a lump sum cash payment equal to five times the "base amount" of Mr. Balinger's compensation, as that term is defined by the Internal Revenue Code. A "change of control" occurs if (i) we sell all or substantially all of our assets, (ii) we merge or consolidate with or into another corporation such that our shareholders own 50% or less of the combined corporation following the merger or consolidation,
(iii) a majority of our Board is replaced in a given year without approval of the directors who constituted the board at the beginning of year, or (iv) any person becomes the beneficial owner of 15% or more of the total number of our voting shares. The employment agreement with Mr. Balinger terminated in January 2000.


       On February 1, 1998, we entered into an employment agreement with W. P. Colin Smith pursuant to which Mr. Smith agreed to serve as Vice President of Legal Affairs and General Counsel of eGlobe through December 31, 2000. Mr. Smith's employment agreement provides for a minimum salary of $125,000 per annum, reimbursement of certain expenses, annual and quarterly bonuses based on financial performance targets to be adopted by the Chairman and Chief Executive and Mr. Smith, and the grant of options to purchase an aggregate of 100,000 shares of common stock. The options granted to Mr. Smith pursuant to his employment agreement are comprised of options to purchase 33,333 shares of common stock at an exercise price of $3.125 which vested on February 1, 1999 but which expired due to eGlobe's failure to achieve certain financial performance targets, 33,333 shares of common stock at an exercise price of $3.125 which vested on February 1, 2000 and 33,334 shares of common stock at an exercise price of $3.125 which will vest on February 1, 2001 (contingent upon Mr. Smith's continued employment as of such date and the attainment of certain financial performance targets). Each of the options have a term of five years. Vesting of all options will accelerate in the event that the current Chairman and Chief Executive Officer (Christopher J. Vizas) ceases to be the Chief Executive Officer of eGlobe and Mr. Smith's employment terminates or reasonable advance notice of such termination is given.

       Mr. Smith's employment agreement provides that, if we terminate Mr. Smith's employment other than "for cause" or after a material breach of the employment agreement by eGlobe, Mr. Smith shall continue to receive, for six months (in all cases thereafter) commencing on the date of such termination, his full base salary, any annual or quarterly bonus that has been earned before termination of employment or is earned after the termination of employment (where Mr. Smith met the applicable performance goals prior to termination and we meet the applicable corporate performance goals after termination), and all other benefits and compensation that Mr. Smith would have been entitled to under his employment agreement in the absence of termination of employment (the "Smith Severance Amount"). "Termination for cause" means termination by eGlobe because of Mr. Smith's (1) fraud or material misappropriation with respect to our business or assets; (2) persistent refusal or willful failure materially to perform his duties and responsibilities to us which continues after Mr. Smith receives notice of such refusal or failure; (3) conduct that constitutes disloyalty to eGlobe and which materially harms us or conduct that constitutes breach of fiduciary duty involving personal profit; (4) conviction of a felony or crime, or willful violation of any law, rule, or regulation, involving moral turpitude; (5) the use of drugs or alcohol which interferes materially with Mr. Smith's performance of his duties; or (6) material breach of any provision of his employment agreement.

       If, during the term of Mr. Smith's employment agreement, there is a "change in control" of eGlobe and in connection with or within two years after such change of control we terminate Mr. Smith's employment other than "termination for cause" or Mr. Smith terminates with good reason, we shall be obligated, concurrently with such termination, to pay the Smith Severance Amount in a single lump sum cash payment to Mr. Smith. A "change of control"
occurs if (1) any person becomes the beneficial owner of 35% or more of the total number of our voting shares, (2) we sell substantially all of assets, (3) we merge or combine with another company and immediately following such transaction the persons and entities who were stockholders of eGlobe before the merger own less than 50% of the stock of the merged or combined entity, or (4) the current Chairman and Chief Executive Officer (Christopher J. Vizas) ceases to be the Chief Executive Officer of eGlobe. Mr. Smith's employment terminated in January 2000. On January 15, 2000, we entered into a consulting arrangement with Mr. Smith pursuant to which Mr. Smith will act as our Senior Litigation Counsel until December 31, 2000. Under this new arrangement, the vesting schedule for all of Mr. Smith's outstanding options (including options to purchase 35,333 shares of common stock at an exercise price of $3.125 per share and options to purchase 10,000 shares of common stock at an exercise price of $1.57 per share) was accelerated and such options became immediately exercisable. Mr. Smith will be entitled to be paid $5,000 per month for the first 25 hours worked per month plus an additional hourly amount for hours worked in excess of 25 hours per month and to receive health, dental and life insurance benefits.

       On  February  20,  1998,  we  entered  into  an employment agreement with
Ronald A. Fried pursuant to which Mr. Fried agreed to serve as our Vice President of Business Development through December 31, 2000. Mr. Fried's employment agreement provides for a minimum salary of $150,000 per annum, reimbursement of certain expenses, annual bonuses based on financial performance targets to be adopted by the Chairman and Chief Executive and Mr. Fried, and the grant of options to purchase an aggregate of 100,000 shares of common stock. The options granted to Mr. Fried pursuant to his employment agreement are comprised of options to purchase 33,333 shares of common stock at an exercise price of $3.03 which vested on August 20, 1998, 33,333 shares of common stock at an exercise price of $3.03 which vested on August 20, 1999 and 33,334 shares of common stock at an exercise price of $3.03 which will vest on August 20, 2000 (contingent upon Mr. Fried's continued employment as of such date and the attainment of certain financial performance targets). Each of the options has a term of five years.

       Mr. Fried's employment agreement provides that, if we terminate Mr. Fried's employment other than pursuant to a "termination for cause" or after a material breach of the employment agreement by us, Mr. Fried shall continue to receive, for one year commencing on the date of such termination, his full base salary, any annual or quarterly bonus that has been earned before termination of employment or is earned after the termination of employment (where Mr. Fried meets the applicable performance goals prior to termination and we meet the applicable Company performance goals after termination), and all other benefits and compensation that Mr. Fried would have been entitled to under his employment agreement in the absence of termination of employment (the "Fried Severance Amount"). A "termination for cause" is defined as termination by us because of Mr. Fried's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, persistent refusal or willful failure materially to perform his duties and responsibilities to us which continues after Mr. Fried receives notice of such refusal or failure; willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), or material breach of any provision of his employment agreement.

       If during the term of Mr. Fried's employment agreement there is a "change in control" of eGlobe and in connection with or within two years after such change of control we terminate Mr. Fried's employment other than "termination for cause" or Mr. Fried terminates with good reason, we shall be obligated, concurrently with such termination, to pay the Fried Severance Amount in a single lump sum cash payment to Mr. Fried. A "change of control" is deemed to have taken place under Mr. Fried's employment agreement if any person becomes the beneficial owner of 35% or more of the total number of our voting shares.


       On December 3, 1999, we entered into an employment agreement with Bijan Moaveni pursuant to which Mr. Moaveni agreed to serve as Chief Operating Officer of eGlobe through December 31, 2002. Mr. Moaveni's employment agreement provides for a minimum salary of $180,000 per annum, reimbursement of certain expenses, and annual bonuses based on performance goals to be adopted by the Chairman and Chief Executive and Mr. Moaveni. On December 16, 1999 our Board of Directors granted Mr. Moaveni options to purchase 150,000 shares of common stock at an exercise price equal to $2.8125 which will vest upon achievement of certain performance criteria. Mr. Moaveni was also granted options to purchase
75,000 shares of common stock which will vest in three equal annual installments beginning on December 31, 2000. The vesting of options to purchase an additional 75,000 shares was accelerated and such options were exercised during March 2000.


       Mr. Moaveni's employment agreement provides that, if we terminate Mr. Moaveni's employment other than "for cause" or after a material breach of the employment agreement by us, Mr. Moaveni shall continue to receive, for one year commencing on the date of such termination, his full base salary, any annual or quarterly bonus that has been accrued or earned prior to termination of employment, and all other benefits and compensation that Mr. Moaveni would have been entitled to under his employment agreement in the absence of termination of employment (the "Moaveni Severance Amount"). "Termination for cause" means termination by us because of Mr. Moaveni's (1) fraud or material misrepresentation with respect to our business or assets; (2) persistent refusal or failure to materially perform his duties and responsibilities to us which continues after Mr. Moaveni receives notice of such refusal or failure;
(3) conduct that constitutes disloyalty to eGlobe and which materially harms eGlobe or conduct that constitutes breach of fiduciary duty involving personal profit; (4) conviction of a felony or crime, or willful violation of any law, rule, or regulation, involving dishonesty or moral turpitude; (5) the use of drugs or alcohol which interferes materially with Mr. Moaveni's performance of his duties; or (6) material breach of any provision of his employment agreement.

       If, during the term of Mr. Moaveni's employment agreement, there is a "change in control" of eGlobe and in connection with or within two years after such change of control we terminate Mr. Moaveni's employment other than termination for cause, or we reduce Mr. Moaveni's responsibility and authority or takes steps which amount to a demotion of Mr. Moaveni, we shall be obligated, concurrently with such termination, to pay the Moaveni Severance Amount in a single lump sum cash payment to Mr. Moaveni. A "change of control" occurs if
(1) Christopher J. Vizas is terminated by eGlobe or is no longer the Chairman or Chief Executive Officer; (2) more than half of the members of our Board of Directors are replaced at one time; or (3) any person becomes the beneficial owner of 35% or more of the total number of our voting shares.

       Under a side letter to Mr. Moaveni's employment agreement, we were obligated to repurchase at Mr. Moaveni's request the 247,213 shares of common stock issued to Mr. Moaveni in our acquisition of Coast for $700,000 under certain conditions. Subsequent to December 31, 1999, Mr. Moaveni waived his rights to cause us to redeem such shares.

       On  January  1,  2000, we entered into an employment agreement with David
Skriloff pursuant to which Mr. Skriloff agreed to serve as Chief Financial Officer of eGlobe through January 1, 2004.

       Mr. Skriloff's employment agreement provides for a minimum salary of $160,000 per annum, reimbursement of certain expenses, annual bonuses based on performance goals to be adopted by the Chairman and Chief Executive and Mr. Skriloff, the purchase of 36,000 shares of our common stock through a four year loan from us to Mr. Skriloff at an interest rate of 8%, and the grant of options to purchase an aggregate of 264,000 shares of our common stock. The options granted to Mr. Skriloff pursuant to his employment agreement are comprised of options to purchase 144,000 shares of common stock (the "Skriloff Time-Vested Options") at an exercise price of $4.44 which vest in installments of 36,000 shares each on December 31, 2000, 2001, 2002, and 2003 (contingent upon Mr. Skriloff's continued employment as of such date) and 120,000 shares of common stock (the "Skriloff Performance Options") at an exercise price of $4.44 which will vest in installments of 40,000 shares each on December 31, 2000, 2001, and 2002 (contingent upon Mr. Skriloff's continued employment as of such date and certain performance goals). The Skriloff Time-Vested Options have a term of five years from January 1, 2000. The Skriloff Performance Options have a term of nine years from January 1, 2000.

       Mr. Skriloff's employment agreement provides that, if we terminate Mr. Skriloff's employment other than "for cause" or in the event of any "resignation for good reason," Mr. Skriloff shall receive his Accrued Rights and shall continue to receive, for one year commencing on the date of such termination, his full base salary and all other benefits and compensation that Mr. Skriloff would have been entitled to under his employment agreement in the absence of termination of employment (the "Skriloff Severance Amount").
"Termination for cause" means termination by us because of Mr. Skriloff's (1) fraud or material misrepresentation with respect to our business or assets; (2) persistent refusal or failure to materially perform his duties and responsibilities to eGlobe which continues after Mr. Skriloff receives notice of such refusal or failure; (3) conduct that constitutes breach of a fiduciary duty involving personal profit; (4) conviction or plea of nolo contendere of a felony under the laws of the United States or any state thereof, or any equivalent crime in any foreign jurisdiction, (5) willful violation of any law, rule, or regulation, involving dishonesty or moral turpitude that is materially detrimental to us; or (6) the use of illegal drugs or alcohol which interferes materially with Mr. Skriloff's performance of his duties. "Resignation for good reason" means a resignation following (1) material reduction, without Mr.
Skriloff's consent, of Mr. Skriloff's duties, titles, or reporting relationships; (2) any reduction, without Mr. Skriloff's consent, of Mr. Skriloff's base salary; (3) any involuntary relocation of Mr. Skriloff's principal place of business; or (4) a material breach of Mr. Skriloff's employment agreement by us.

       If, during the term of Mr. Skriloff's employment agreement, there is a "change in control" of eGlobe and in connection with or within two years after such change of control we terminate Mr. Skriloff's employment other than termination for cause or Mr. Skriloff resigns with good reason, we shall be obligated, concurrently with such termination, to pay the Skriloff Severance Amount in a single lump sum cash payment to Mr. Skriloff. A "change of control" occurs if (1) eGlobe or its shareholders enter into an agreement to dispose of all or substantially all of our assets or stock (other than any agreement of merger or reorganization where the shareholders of eGlobe immediately before the consummation of the transaction will own 50% or more of the fully diluted equity of the surviving entity immediately after the consummation of the transaction); (2) during any period of two consecutive years (not including any period prior to the date of Mr. Skriloff's employment agreement), individuals who at the beginning of such period constitute the Board of Directors (and any new directors whose election by the Board of Directors or nomination for election by our shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, disability, or voluntary retirement) to constitute a majority thereof; or (3) during any two consecutive years (not including any period prior to the date of Mr. Skriloff's employment agreement), individuals who at the beginning of such period constitute the senior management of eGlobe cease for any reason (except for death, disability, or voluntary retirement) to constitute a majority thereof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       Mr. Vizas, our Chief Executive Officer, serves as a member of the Compensation Committee of the Board of Directors. Although Mr. Vizas makes recommendations to the Compensation Committee of the Board of Directors with regard to the other executive officers, including Named Executive Officers, he did not participate in the Compensation Committee's deliberations with respect to his own compensation.

       Mr.  Sledge,  a  member  of  our  Board  of  Directors  and  Compensation
Committee, is the Chief Executive Officer of RateXchange Corporation, a telecommunications company. Mr. Vizas serves on the Board of Directors of RateXchange.

THE 1995 EMPLOYEE STOCK OPTION AND APPRECIATION RIGHTS PLAN

       The Compensation Committee of our Board of Directors administers the 1995 Employee Stock Option and Appreciation Rights Plan (the "Employee Plan") and may grant stock options and stock appreciation rights to our employees, advisors and consultants.

       Incentive stock options granted under the Employee Plan are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, unless they exceed certain limitations or are specifically designated otherwise, and, accordingly, may be granted to our employees only. All other options granted under the Employee Plan are nonqualified stock options, meaning an option not intended to qualify as an incentive stock option or an incentive stock option which is converted into a nonqualified stock option under the terms of the Employee Plan.

       The option exercise price for incentive stock options granted under the Employee Plan may not be less than 100% of the fair market value of our common stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of our common stock). For nonqualified stock options, the option price shall be equal to the fair market value of our common stock on the date the option is granted. The maximum option term is 10 years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding common stock) and the options vest over periods determined by the Compensation Committee.

       The Compensation Committee has decided not to grant any more tandem stock appreciation rights with stock options. However, the Compensation Committee may award freestanding stock appreciation rights. The maximum number of shares of common stock that may be issued upon exercise of stock options and stock appreciation rights granted under the Employee Plan is 7,000,000 shares. We plan to amend our 1995 Employee Stock Option and Appreciation Rights Plan to increase the number of shares of common stock under the plan from 7,000,000 to 12,000,000 and increase the number of options that may be granted to a recipient during a two-year period from 500,000 to 1,000,000. The Employee Plan will terminate on December 14, 2005, unless terminated earlier by our Board of Directors.

THE DIRECTORS STOCK OPTION AND APPRECIATION RIGHTS PLAN

       The 1995 Directors Stock Option and Appreciation Rights Plan (the "Director Plan") is administered by our Compensation Committee. Effective June 16, 1999, the Director Plan was amended to reduce the number of shares of common stock available for issuance thereunder to 437,000, the number of shares underlying options then outstanding.

       Options granted under the Director Plan expire ten (10) years from the date of grant, or in the case of incentive stock options granted to Directors who are employees holding more than 10% of the total combined voting power of all classes of our stock, five (5) years from the date of grant. However, upon a change of control of eGlobe as defined in the Director Plan, all options will become fully exercisable. Unless terminated earlier by the Compensation Committee, the Director Plan will terminate on December 14, 2005.

                       SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth the number and percentage of shares of our common stock owned beneficially, as of October 1, 2000, by each director and executive officer of eGlobe, and by all directors and executive officers of eGlobe as a group. Information as to beneficial ownership is based upon statements furnished to us by such persons. Unless otherwise indicated, the address of each of the named individuals is c/o eGlobe, Inc., 1250 24th Street, N.W., Suite 725, Washington, DC 20037.

                                  NAME OF                                      NUMBER OF SHARES        PERCENT OF COMMON
                             BENEFICIAL OWNER                               OWNED BENEFICIALLY (1)   STOCK OUTSTANDING (2)
-------------------------------------------------------------------------- ------------------------ ----------------------
 Christopher J. Vizas (3) ................................................           447,536                     *
 Arnold Gumowitz .........................................................        10,640,000                  10.6%
 David W. Warnes (4) .....................................................           111,000                     *
 Richard A. Krinsley (5) .................................................           180,182                     *
 Donald H. Sledge (6) ....................................................            98,000                     *
 James O. Howard (7) .....................................................           105,000                     *
 John H. Wall (8) ........................................................            50,000                     *
 Gary Gumowitz ...........................................................        13,300,000                  13.2
 John W. Hughes ..........................................................         3,800,000                   3.8
 Bijan Moaveni ...........................................................         1,138,814                   1.1
 David Skriloff (9) ......................................................            50,061                     *
 Anne Haas (10) ..........................................................            45,617                     *
 All executive officers and directors as a Group (12 persons) (11) .......        29,966,210                  29.6%

----------
  * Less than 1%

 (1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from October 1, 2000. More than one person may be deemed to be a beneficial owner of the same securities. All persons shown in the table above have sole voting and investment power, except as otherwise indicated. This table includes shares of common stock subject to outstanding options granted pursuant to our option plans.


 (2) For the purpose of computing the percentage ownership of each beneficial owner, any securities which were not outstanding but which were subject to options, warrants, rights or conversion privileges held by such beneficial owner exercisable within 60 days were deemed to be outstanding in determining the percentage owned by such person, but were deemed not to be outstanding in determining the percentage owned by any other person.


 (3) Includes options to purchase 130,372 shares of common stock exercisable within 60 days from October 1, 2000. Does not include options to purchase 933,334 shares of common stock which are not exercisable within such period.

 (4) Consists solely of options to purchase common stock exercisable within 60 days from October 1, 2000.

 (5) Includes options to purchase 96,000 shares of common stock exercisable within 60 days from October 1, 2000.

 (6) Consists solely of options to purchase common stock exercisable within 60 days from October 1, 2000.

 (7) Includes options to purchase 85,000 shares of common stock exercisable within 60 days from October 1, 2000.

 (8) Includes options to purchase 50,000 shares of common stock exercisable within 60 days from October 1, 2000. Does not include 15% interest in warrants to purchase 18,000 shares of common stock which are not exercisable within 60 days from October 1, 2000.

 (9) Does  not  include (1) warrants to purchase 4,218 shares of common stock or
     (2) options to purchase 264,000 shares of common stock which are not exercisable within 60 days from October 1, 2000.

(10) Includes options to purchase 33,950 shares of common stock exercisable within 60 days from October 1, 2000. Does not include options to purchase 76,666 shares of common stock which are not exercisable within 60 days from October 1, 2000.

(11) Includes (1) options to purchase 604,322 shares of common stock exercisable within 60 days from October 1, 2000. Does not include (1) options to purchase 1,274,000 shares of common stock or (2) warrants to purchase 22,218 shares of common stock which are not exercisable within such period.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The following table sets forth the number and percentage of shares of our common stock owned beneficially, as of October 1, 2000, by any person who is known to us to be the beneficial owner of 5% or more of our common stock. Information as to beneficial ownership is based upon statements furnished to us by such persons.

                                    NUMBER OF SHARES       PERCENT OF
        NAME AND ADDRESS             OWNED OF RECORD      COMMON STOCK
       OF BENEFICIAL OWNER        AND BENEFICIALLY (1)   OUTSTANDING (2)
-------------------------------- ---------------------- ----------------
EXTL - Special Investment Risks,
  LLC (3) ......................      14,886,410               14.2%
  850 Cannon, Suite 200
  Hurst, Texas 76054

Gary Gumowitz ..................      13,300,000               13.2%
  c/o eGlobe, Inc.
  1250 24th Street, N.W.,
  Suite 725
  Washington, D.C. 20037

Arnold Gumowitz ................      10,640,000               10.6%
  c/o eGlobe, Inc.
  1250 24th Street, N.W.,
  Suite 725
  Washington, D.C. 20037

----------
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within sixty days from October 1, 2000. More than one person may be deemed to be a beneficial owner of the same securities. All persons shown in the table above have sole voting and investment power, except as otherwise indicated.

(2) For the purpose of computing the percentage ownership of each beneficial owner, any securities which were not outstanding but which were subject to options, warrants, rights or conversion privileges held by such beneficial owner exercisable within 60 days were deemed to be outstanding in determining the percentage owned by such person, but were not deemed outstanding in determining the percentage owned by any other person.

(3) Includes warrants to purchase 4,297,334 shares of common stock exercisable within sixty days from October 1, 2000. Gladys Jensen is the holder of 99% of the membership interest and the sole executive officer of EXTL - Special Investment Risks, LLC and holds a proxy to vote the remaining 1% membership interest held by her husband, Ronald Jensen. As such, Gladys and Ronald Jensen may be deemed to be beneficial owners of the securities held by EXTL - Special Investment Risks, LLC. However, Ronald Jensen disclaims beneficial ownership of the shares held by EXTL - Special Investment Risks, LLC.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       On December 31, 1998, two officers of eGlobe each loaned $50,000 to us for short term needs. The loans were repaid, including a 1% fee, in February, 1999.

       In November 1998, we reached an agreement with Mr. Ronald Jensen, who, at the time, was our largest stockholder. The agreement concerned settlement of unreimbursed costs and potential claims. Mr. Jensen had purchased $7.5 million of our common stock in a private placement in June 1997 and later was elected Chairman of our Board of Directors. After approximately three months, Mr. Jensen resigned his position, citing both other business demands and the challenges of managing our business. During his tenure as Chairman, Mr. Jensen incurred staff and other costs that were not billed to eGlobe. Also, Mr. Jensen subsequently communicated with our current management, indicating there were a number of issues raised during his involvement with eGlobe relating to the provisions of his share purchase agreement which could result in claims against us.

       In December 1998, to resolve all current and potential issues, we exchanged 75 shares of our 8% Series C cumulative convertible preferred stock ("Series C Preferred Stock"), which management estimated to have a fair market value of approximately $3.4 million and a face value of $7.5 million, for Mr. Jensen's then current holding of 1,425,000 shares of common stock. The terms of the Series C Preferred Stock permitted Mr. Jensen to convert the Series C Preferred Stock into the number of shares equal to the face value of the preferred stock divided by 90% of the common stock market price, but with a minimum conversion price of $4.00 per share and a maximum of $6.00 per share, subject to adjustment if we issue common stock for less than the conversion price. The difference between the estimated fair value of the Series C
Preferred Stock to be issued and the market value of the common stock surrendered resulted in a one-time non-cash charge to our statement of operations of $1.0 million in the quarter ended September 30, 1998 with a corresponding credit to stockholders' equity.

       In connection with subsequent issuances of securities which are convertible into or exercisable for our common stock, we discussed with Mr. Jensen the extent to which the conversion price of the Series C Preferred Stock should be adjusted downward. On February 12, 1999 (1) Mr. Jensen exchanged 75 shares of Series C Preferred Stock (convertible into 1,875,000 shares of common stock) for 3,000,000 shares of common stock, which exchange would have the same economic effect as if the Series C Preferred Stock had been converted into common stock with an effective conversion price of $2.50 per share and (2) Mr. Jensen waived any rights to the warrants associated with the Series C Preferred Stock. The market value of the 1,125,000 incremental shares of common stock issued of approximately $2.2 million was recorded as a preferred stock dividend in the quarter ended March 31, 1999. Mr. Jensen transferred all his interests in the 3,000,000 shares of common stock he received in exchange for the Series C Preferred Stock to EXTL Investors LLC, a limited liability company in which Mr. Jensen and his wife are the sole members.

       In February 1999, contemporaneously with the exchange of Mr. Jensen's Series C Preferred Stock for shares of common stock, we concluded a private placement of $5 million with EXTL Investors. We sold 50 shares of our 8% Series E cumulative convertible redeemable preferred stock (the "Series E Preferred Stock") and warrants (the "Series E Warrants") to purchase (1) 723,000 shares of common stock with an exercise price of $2.125 per share and (2) 277,000 shares of common stock with an exercise price of $.01 per share to EXTL
Investors. The shares of Series E Preferred Stock will automatically be converted into shares of our common stock, on the earliest to occur of (1) the first date as of which the last reported sales price of our common stock on Nasdaq is $5.00 or more for any 20 consecutive trading days during any period in which Series E Preferred Stock is outstanding, (2) the date that 80% or more of the Series E Preferred Stock we have issued has been converted into common stock, or (3) we complete a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to us of at least $20 million. The initial conversion price for the Series E Preferred Stock is $2.125, subject to adjustment if we issue common stock for less than the conversion price. As of February 1, 2000, because the closing sales price of our common stock was over the required threshold for the requisite number of trading days, the shares of Series E Preferred Stock converted into shares of our common stock.


       On April 9, 1999, we and our wholly owned subsidiary, eGlobe Financing Corporation, entered into a loan and note purchase agreement with EXTL Investors (which, together with its affiliates, was our then largest stockholder). eGlobe Financing initially borrowed $7.0 million from EXTL Investors and we granted EXTL Investors warrants (1/3 of which are presently exercisable) to purchase 1,500,000 shares of our common stock at an exercise price of $0.01 per share. As a condition to receiving this $7.0 million unsecured loan, we entered into a subscription agreement with eGlobe Financing to subscribe for eGlobe Financing stock for an aggregate subscription price of up to $7.5 million (the amount necessary to repay the loan and accrued interest). We used the proceeds of this financing to fund capital expenditures relating to network enhancement of IP trunks and intelligent platforms for calling card and unified messaging services, and for working capital and general corporate purposes.


       As of June 30, 1999, the loan and note purchase agreement with EXTL Investors was amended to add two additional borrowers (IDX Financing Corporation and Telekey Financing Corporation), each of which is an indirect wholly owned subsidiary of us. Also effective as of that date, EXTL Investors purchased $20 million of 5% secured notes from eGlobe Financing, IDX Financing and Telekey Financing (collectively, the "Financing Companies"). As required by the loan and note purchase agreement, eGlobe Financing used proceeds of such financing to repay the $7 million April 1999 loan from EXTL Investors and approximately $8 million of senior indebtedness to IDT Corporation. We granted EXTL Investors warrants to purchase 5,000,000 shares of our common stock at an exercise price of $1.00 per share, and 2/3 of the warrants to purchase 1,500,000 shares granted in connection with the $7 million loan expired upon issuance of the secured notes. The 5% secured notes must be repaid in 36 specified monthly installments commencing on August 1, 1999, with the remaining unpaid principal and accrued interest being due in a lump sum with the last payment. The entire amount becomes due earlier if we complete an offering of debt or equity securities from which we receive net proceeds of at least $100 million (a "Qualified Offering"). The principal and interest of the 5% secured notes may be paid in cash. However, up to 50% of the original principal amount of the 5% secured notes may be paid in our common stock at our option if:


              - the  closing  price  of  our  common stock on Nasdaq is $8.00 or more for any 15 consecutive trading days;

              - we  close  a  public offering of equity securities at a price of at least $5.00 per share and with gross proceeds to us of at least $30 million; or

              - we  close a Qualified Offering (at a price of at least $5.00 per share, in the case of an offering of equity securities).

EXTL Investors also has agreed to make advances to the Financing Companies from time to time based upon eligible accounts receivables. These advances may not exceed the lesser of:

              - 50% of eligible accounts receivable; or

              - the   aggregate   amount  of  principal  payments  made  by  the
                   Financing Companies under the 5% secured notes.

       As of June 30, 2000, we have borrowed $1.75 million under the accounts receivable facility. The 5% secured notes and the accounts receivable revolving note are secured by substantially all of our and our subsidiaries' equipment and other personal property and our and IDX's accounts receivables. In order to provide such security arrangements, we and each of our subsidiaries transferred equipment and other personal property to the Financing Companies and we have agreed that we will and will cause our subsidiaries to transfer equipment and other personal property acquired after the closing date to the Financing Companies. We and our operating subsidiaries have guaranteed payment of the secured notes.


       In November 1999, we prepaid $4 million of the 5% secured notes with the issuance of shares of Series J Preferred Stock. The shares of Series J Preferred Stock automatically converted into 2,564,102 shares of common stock on January 31, 2000 because the closing sales price of our common stock was over the required threshold for the requisite number of trading days. In April 2000, we renegotiated the terms of the 5% secured notes to refinance all past due principal and interest over the remaining life and within the previously existing balloon payment terms of the note.


       On September 12, 2000 we entered into an agreement to amend and restate the loan and note purchase agreement dated April 9,1999 and related 5% secured notes (see "Our Business - Developments in 1999 and 2000 Completion of $20 Million Financing"). Prior to the amendment, the total outstanding principal balance under the 5% secured notes to EXTL Investors, which was recently renamed in connection with a merger EXTL - Special Investment Risks, LLC, was $19,577,989, which includes interest and penalties of $1,000,000. As amended, the 5% secured notes will be paid in monthly principal installments of $50,000 beginning on October 15, 2000, with the residual unpaid principal becoming due on July 1, 2002 maturity date. As amended, the 5% secured notes will bear interest at the prime rate plus 2% and will accrue monthly on the unpaid principal and unpaid interest and will be due at maturity.

       EXTL--Special Investment Risks, LLC exercised its warrant to purchase 5,000,000 shares of our common stock in connection with the amendment of the loan and note purchase agreement by reducing the outstanding principal under the 5% secured notes by $3,577,989 resulting in a remaining note indebtedness of $15,000,000 plus interest of $1,000,000. EXTL--Special Investment Risks, LLC waived all past defaults and all violations of existing loan instruments were deemed cured. In connection with the amendment, we issued warrants to EXTL - Special Investment Risks, LLC to purchase 1,000,000 shares of our common stock at $1.94 per share expiring July 1, 2004.

       On October 14, 1999, we acquired iGlobe, Inc., a wholly owned subsidiary of Highpoint Telecommunications, Inc. iGlobe has created an infrastructure supplying telecommunications services, including Internet protocol services, particularly voice over Internet protocol ("VoIP"), throughout Latin America. iGlobe's network in Latin America complements the network we are building in Asia and the rest of the world. David Warnes, an eGlobe Director, has been the President and Chief Executive Officer of Highpoint since April 1998.


       We acquired iGlobe for one share of our Series M cumulative convertible preferred stock (the "Series M Preferred Stock") valued at $9.6 million, direct acquisition costs of approximately $0.3 million, and Highpoint received a non-voting beneficial twenty percent (20%) interest of the equity interest subscribed or held by us in a yet to be completed joint venture business currently known as IP Solutions, B.V. Pursuant to an agreement on April 28, 2000, we issued Highpoint 3,773,584 shares of common stock in exchange for the outstanding share of Series M Preferred Stock.


       On December 3, 1999, we acquired Coast International, Inc. Prior to our acquisition of Coast, its majority stockholder was Ronald Jensen, a member of EXTL Investors, our largest stockholder. We issued Mr. Jensen 11,270 shares of our Series O Preferred Stock and 618,033 shares of our common stock. The Series O Preferred Stock is convertible into 3,220,000 shares of our common stock, at the holder's option, into shares of our common stock at any time after the later of (A) one year after the date of issuance and (B) the date we have received stockholder approval for such conversion and the applicable Hart-Scott-Rodino waiting period has expired or terminated. Upon conversion of the Series O Preferred Stock, the former Coast Stockholders will own approximately 22.6% of our outstanding common stock on a fully diluted basis. On January 26, 2000, the closing sales price of our common stock was over the required threshold for the requisite number of trading days. Accordingly, on April 30, 2000, following receipt of shareholder approval of our issuance of more than 20% of our common stock upon conversion of the Series O Preferred Stock to the former Coast stockholders, the outstanding Series O Preferred Stock converted into 3,220,000 shares of common stock.


       Our stockholders approved at the most recent annual meeting of stockholders held on June 16, 1999 a proposal to allow EXTL Investors to own 20% or more of eGlobe common stock outstanding now or in the future and the possible issuance of common stock upon the exercise of the warrants issued in connection with the $20 million debt placement and the possible repayment of up to 50% of the $20


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million  debt  using shares of common stock, where the number of shares issuable may equal or exceed 20% of common stock outstanding.

       As of December 16, 1999, we loaned certain of our senior executive officers an aggregate of $1,209,736 in connection with their purchase of shares of our common stock, including $673,954 to Christopher Vizas, $158,203 to
Ronald Fried and $70,313 to Allen Mandel. The loans are evidenced by full-recourse promissory notes, which accrue interest at a rate of 6% per annum and mature on the earliest to occur of (a) for $177,188 of the loans December 16, 2003 and for $1,032,548 of the loans December 16, 2004, (b) the date that is 90 days after the date that the senior executive's employment with us terminates, unless such termination occurs other than "for cause" (as defined below), and (c) promptly after the date that an executive sells all or a portion of the collateral under his note, in which case such executive must repay the note in full or that portion of the note that can be repaid if only a portion of the collateral is sold. The loans are secured by the shares of common stock purchased and any cash, securities, dividends or rights received upon any sale of such shares of common stock. In June 2000, pursuant to a termination agreement, a certain employee's notes due date was extended to 120 days after the date of employment was terminated.

       "Termination for cause" means termination because of (i) the executive's fraud or material misappropriation with respect to our business of assets; (ii) the executive's persistent refusal or failure to materially perform his duties and responsibilities, which continues after the executive receives notice of such refusal or failure; (iii) conduct that constitutes disloyalty or materially harms us; (iv) conviction of felony or crime; (v) use of drugs or alcohol which materially interferes with the executive's performance of his duties; or (vi) material breach of any provision of the executive's employment agreement.

       On August 23, 2000, we entered into an agreement to sell certain assets acquired from Coast International, Inc., including the Coast Internet service provider and help desk businesses, to Information Management Solutions Consulting, L.L.C. ("IMS"). IMS is owned by the wife and children of Bijan Moaveni, our Chief Operating Officer. The purchase price of $700,000 is payable in $250,000 cash and a promissory note of $450,000 secured by shares of our common stock owned by Mr. Moaveni valued at $2.832 per share or a price equal to the average market price of the last fifteen trading days prior to the execution of the agreement, whichever is greater. This purchase includes all related fixed assets as of July 31, 2000, including prepaid insurance and software, security deposits and other related assets. IMS will also assume the lease on the facility in Kansas and bandwith contracts from two customers.

       Arnold Gumowitz, Co-Chairman of our Board of Directors, owns the building located at 421 Seventh Avenue, New York, New York and leases space in this building to us for the executive offices and telecommunications switching equipment of our Trans Global subsidiary. We lease 20,000 square feet at that location at an annual rate of $568,800, which increases to $600,000 by the end of the lease term. The lease has recently been reduced to reflect the fact that we have reduced our lease space. The lease terminates on March 31, 2003.


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                       DESCRIPTION OF CAPITAL SECURITIES

       The following summary description of our capital stock is not a complete description and is subject to the provisions of our Restated Certificate of Incorporation, as amended (the "Restated Charter"), and our Amended and Restated Bylaws, as amended (the "Bylaws"), which are included as exhibits to the Registration Statement of which this prospectus forms a part, and the provisions of applicable law.

       The conversion or sale of our outstanding preferred stock, convertible debt, stock options and warrants will increase the number of outstanding shares of our common stock and could result in a significant reduction in the respective percentage interest of eGlobe, earnings per share and voting power held by our stockholders.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


       We have the authority to issue two hundred million (200,000,000) shares of common stock of which one hundred million seven hundred six thousand five hundred and sixty nine (100,706,569) shares are issued and outstanding as of October 1, 2000. In addition, our Board of Directors has authority (without action by the stockholders) to issue ten million (10,000,000) shares of preferred stock, par value $0.001 per share, in one or more classes or series and, within certain limitations, to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and in liquidation, and conversion and other rights of each such series. Various series of preferred stock have been authorized and issued, but many of those series have converted into or been exchanged for common stock In many cases, where no shares of a series of preferred stock are issued or outstanding, the series has been eliminated and the shares returned to our general pool of authorized but undesignated and unissued preferred stock. The status of our series of preferred stock as of the date hereof is as follows:


       o Series A Participation Preference Stock: eliminated in June 1999, no shares authorized or outstanding;

       o Series B Preferred Stock: eliminated in December 1999, no shares authorized or outstanding;

       o Series C Preferred Stock: eliminated in December 1999, no shares authorized or outstanding;

       o Series D Preferred Stock: eliminated in February 2000, no shares authorized or outstanding;

       o Series E Preferred Stock: 125 shares authorized and no shares issued and outstanding;

       o Series F Preferred Stock: eliminated in July 2000, no shares issued and outstanding;

       o Series G Preferred Stock: eliminated in December 1999, no shares authorized or outstanding;

       o Series H Preferred Stock: eliminated in February 2000, no shares authorized or outstanding;

       o Series I Preferred Stock: eliminated in July 2000, no shares issued and outstanding;

       o Series J Preferred Stock: 40 shares authorized and no shares issued and outstanding;

       o Series K Preferred Stock: eliminated in February 2000, no shares authorized or outstanding;

       o Series M Preferred Stock: eliminated in July 2000, no shares issued and outstanding;

       o Series N Preferred Stock: eliminated in February 2000, no shares authorized or outstanding;

       o Series O Preferred Stock: 16,100 shares authorized and no shares issued and outstanding;

       o Series   P  Preferred  Stock:  15,000  shares  authorized,  issued  and outstanding; and

       o Series Q Preferred Stock: 10,000 shares authorized and 4,000 shares issued and outstanding.

       The rights of the holders of common stock discussed below are subject to rights the Board of Directors has granted and may in the future grant to the holders of preferred stock. Rights granted to holders of preferred stock may


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adversely   affect  the  rights  of  holders  of  common  stock.  Under  certain circumstances, the issuance of preferred stock may tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

COMMON STOCK

       Voting Rights. Each holder of shares of common stock is entitled to attend all special and annual meetings of our stockholders and, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of common stock upon any matter (including, without limitation, the election of directors) acted upon by the stockholders. The shares of common stock do not have cumulative voting rights in the election of directors (which means each share gets one vote for each director nominee, rather than an aggregate number of votes equal to the number of nominees which can be cast for any one or more directors).

       Holders of a majority of the common stock represented at a meeting may approve most actions submitted to the stockholders. Certain matters require different approvals: election of directors requires the approval of a plurality of the votes cast, certain corporate actions such as mergers, sale of all or substantially all of our assets and charter amendments require the approval of holders of a majority of the total number of shares of common stock outstanding.

       Liquidation Rights. Upon our dissolution, liquidation, or winding up, the holders of the common stock, and holders of any class or series of stock entitled to participate in the distribution of assets in such event, will be entitled to participate in the distribution of any assets remaining after we have paid all of our debts and liabilities and after we have paid the holders of classes of stock having preference over the common stock the full preferential amounts to which they are entitled.


       Dividends. Dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends but only when and as declared by the Board of Directors.

       Miscellaneous. Holders of common stock have no preemptive (right to buy a pro rata share of new stock issuances), subscription, redemption or conversion rights. All outstanding shares of common stock, including the shares offered in this prospectus, are or upon issuance will be fully paid and nonassessable.

PREFERRED STOCK

       UNDESIGNATED PREFERRED STOCK. The Restated Charter authorizes our Board of Directors, from time to time and without further stockholder action, to issue additional preferred stock in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. The Board's authority is limited by the terms of the series of preferred stock which are currently designated. At present, 7,538,734 shares of additional preferred stock can be issued with terms fixed by the Board. Because of its broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, the Board of Directors could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of us by merger, tender offer or proxy contest or the removal of incumbent management.

       SERIES A PREFERRED STOCK. On February 28, 1997, we adopted a rights plan and entered into a stockholder rights agreement with American Stock Transfer & Trust Company, as rights agent (the "Rights Agreement"). The Rights Agreement provided for the issuance of rights for each share of our common stock outstanding on February 28, 1997 and each share of our common stock that we issued since then representing the right to purchase one one-hundredth of a share of the Series A Preferred Stock. On May 14, 1999, we repealed the Rights Agreement. The Series A Preferred Stock has been eliminated as of June 1999.

       SERIES B PREFERRED STOCK. As part of the consideration paid to the former stockholders of IDX, we initially issued 500,000 shares of Series B Preferred Stock. We subsequently issued 500,000 shares of Series H Preferred Stock in exchange for such shares of Series B Preferred Stock. The Series B Preferred Stock has been eliminated as of December 1999.


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       SERIES  C  PREFERRED  STOCK.  We  issued  75 shares of Series C Preferred
Stock to Mr. Jensen in a private offering pursuant to Regulation D of the Securities Act of 1933. We exchanged 3,000,000 shares of our common stock which are being registered for resale in this registration statement for all of the outstanding Series C Preferred Stock in February 1999. The Series C Preferred Stock has been eliminated as of December 1999.

       SERIES D PREFERRED STOCK. We issued an aggregate of 50 shares of Series D Preferred Stock to Vintage Products in January 1999 and May 1999 in a private offering pursuant to Regulation S of the Securities Act of 1933. In December 1999 and January 2000, Vintage converted all shares of Series D Preferred Stock into 3,625,000 shares of our common stock which are being registered for resale in this registration statement. The Series D Preferred Stock was eliminated in February 2000.

       SERIES E PREFERRED STOCK. We issued 50 shares of Series E Preferred Stock to EXTL Investors LLC in February 1999 in a private offering pursuant to Regulation D of the Securities Act of 1933. On February 1, 2000, the closing sales price of our common stock was over the required threshold for the requisite number of trading days and, accordingly, the outstanding Series E Preferred Stock converted into 2,352,941 shares of common stock which are being registered for resale in this registration statement. We agreed not to issue any additional shares of Series E Preferred Stock other than pursuant to the initial investment document. We have agreed to eliminate this series of preferred stock once it has been fully converted by the stockholders or redeemed by us.

       Voting Rights. The holders of the Series E Preferred Stock do not have voting rights, unless otherwise provided by Delaware corporation law or dividends payable on the Series E Preferred Stock are in arrears for six quarters, at which time the Series E Preferred Stock would be entitled to vote as a separate class (with any other preferred stock having similar voting rights) to elect one director to our Board of Directors at the next stockholders' meeting. The holders of the Series E Preferred Stock are entitled to notice of all stockholder meetings in accordance with the Bylaws. The affirmative vote of 66 2/3% of the holders of the Series E Preferred Stock is required for the issuance of any class or series of stock of eGlobe ranking senior to or on a parity with the Series E Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.

       Liquidation Rights. Upon our dissolution, liquidation, or winding-up, the holders of the Series E Preferred Stock are entitled on a parity basis with any preferred stock ranking on a parity with the Series E Preferred Stock to a liquidation preference over our common stock and any preferred stock ranking junior to the Series E Preferred Stock, but after all preferential amounts due holders of any class of stock having a preference over the Series E Preferred Stock are paid in full, equal to $100,000 per share, plus any accrued and unpaid dividends.

       Dividends. The Series E Preferred Stock carries an annual dividend of 8%, which is payable quarterly, beginning December 31, 2000, if declared by our Board of Directors. If the Board of Directors does not declare dividends, they accrue and remain payable. All dividends that would accrue through December 31, 2000 on each share of Series E Preferred Stock, whether or not then accrued, will be payable in full upon conversion of such share of Series E Preferred Stock. No dividends may be granted on our common stock or any preferred stock ranking junior to the Series E Preferred Stock until all accrued but unpaid dividends on the Series E Preferred Stock are paid in full. Dividends on the Series E Preferred Stock are not payable until all accrued but unpaid dividends on preferred stock ranking senior to the Series E Preferred Stock are paid in full.

       Conversion. The Series E Preferred Stock is convertible into shares of our common stock at any time after issuance. The shares of Series E Preferred Stock are also convertible (one time right of holder) into our common stock upon a change of control (as defined in the certificate of designations of the Series E Preferred Stock) if the market price of our common stock on the date immediately preceding the change of control is less than the conversion price. In lieu of issuing the shares of our common stock issuable upon conversion in the event of a change of control, we may, at our option, pay an amount equal to the number of shares of our common stock to be converted multiplied by the market price. The shares of Series E Preferred Stock will automatically be converted into shares of our common stock, on the earliest to occur of


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       o the  first date as of which the last reported sales price of our common stock on Nasdaq is $5.00 or more for any 20 consecutive trading days during any period in which Series E Preferred Stock is outstanding,

       o the date that 80% or more of the Series E Preferred Stock we have issued has been converted into our common stock, or

       o we complete a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to eGlobe of at least $20 million.

The initial conversion price for the Series E Preferred Stock is $2.125.

       The Certificate of Designations of Series E Preferred Stock provides for adjustments to the number of shares issuable upon conversion in the event of certain dividends and distributions to holders of our common stock, certain reclassifications of our common stock, stock splits, combinations and mergers and similar transactions and certain changes of control. In addition, the Certificate of Designations of the Series E Preferred Stock provides for adjustment to the conversion price if we sell stock for less than the conversion price.

       SERIES F PREFERRED STOCK. We issued 1,010,000 shares of Series F Preferred Stock in February 1999 as part of the consideration issued to the former stockholders of Telekey. On January 3, 2000, the former stockholders of Telekey converted such shares of Series F Preferred Stock into an aggregate of 1,209,584 shares of our common stock. We agreed to issue at least 505,000 and up to an additional 1,010,000 shares of Series F Preferred Stock to the former stockholders of Telekey if Telekey achieves certain revenue and EBITDA objectives by December 2000. On May 24, 2000, we entered into an agreement with the former Telekey stockholders pursuant to which we issued the former Telekey stockholders a total of 757,500 shares of our common stock in full satisfaction of the December 2000 earnout. The Series F Preferred Stock was eliminated in July 2000.

       SERIES G PREFERRED STOCK. We initially issued 1 share of Series G Preferred Stock in June 1999 as part of the consideration paid to American United Global, Inc., the stockholder of Connectsoft. We subsequently issued 30 shares of Series K Preferred Stock in exchange for such share of Series G Preferred Stock. The Series G Preferred Stock was eliminated in December 1999.

       SERIES H PREFERRED STOCK. We issued 500,000 shares of Series H Preferred Stock as part of an exchange in August 1999 with former stockholders of IDX. On January 31, 2000, the Series H Preferred Stock automatically converted into
3,262,500 shares of common stock which are being registered in this registration statement. The Series H Preferred Stock was eliminated in February 2000.

       SERIES I PREFERRED STOCK. We issued 400,000 shares of Series I Preferred Stock as part of an exchange in August 1999 with former stockholders of IDX. On February 14, 2000 and July 12, 2000, 400,000 shares of Series I Preferred Stock were converted into an aggregate of 1,104,516 shares of our common stock which are being registered in this registration statement. The Series I Preferred Stock was eliminated in July 2000.

       SERIES J PREFERRED STOCK. We issued 40 shares of Series J Preferred Stock to EXTL Investors in November 1999 upon conversion of $4 million of the $20 million secured debt. On January 31, 2000, the closing sales price of our common stock was over the required threshold for the requisite number of trading days and, accordingly, the outstanding Series J Preferred Stock converted into 2,564,102 shares of common stock which are being registered in this registration statement. We have agreed to eliminate this series of preferred stock once it has been fully converted by the stockholders or redeemed by us.

       Voting Rights. The holders of the Series J Preferred Stock do not have voting rights, unless otherwise provided by Delaware corporation law or dividends payable on the Series J Preferred Stock are in arrears for six quarters, at which time the Series J Preferred Stock would be entitled to vote as a separate class (with any other preferred stock having similar voting rights) to elect one director to our Board of Directors at the next stockholders' meeting. The holders of the Series J Preferred Stock are entitled to notice of all stockholder meetings in accordance with the Bylaws. The affirmative vote of 66 2/3% of the holders of the Series J Preferred Stock is required for the issuance of any class or


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series  of  stock  of  eGlobe ranking senior to or on a parity with the Series J
Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.

       Liquidation Rights. Upon our dissolution, liquidation, or winding-up, the holders of the Series J Preferred Stock are entitled on a parity basis with any preferred stock ranking on a parity with the Series J Preferred Stock to a liquidation preference over our common stock and any preferred stock ranking junior to the Series J Preferred Stock, but after all preferential amounts due holders of any class of stock having a preference over the Series J Preferred Stock are paid in full, equal to $100,000 per share, plus any accrued and unpaid dividends.

       Dividends. The Series J Preferred Stock carries an annual dividend of 5%, which is payable quarterly, beginning December 31, 2000, if declared by our Board of Directors. If the Board of Directors does not declare dividends, they accrue and remain payable. All dividends that would accrue through December 31, 2000 on each share of Series J Preferred Stock, whether or not then accrued, will be payable in full upon conversion of such share of Series J Preferred Stock. No dividends may be granted on our common stock or any preferred stock ranking junior to the Series J Preferred Stock until all accrued but unpaid dividends on the Series J Preferred Stock are paid in full. Dividends on the Series J Preferred Stock are not payable until all accrued but unpaid dividends on preferred stock ranking senior to the Series J Preferred Stock are paid in full.

       Conversion. The shares of Series J Preferred Stock are convertible into shares of our common stock at any time after issuance at a conversion price equal to $1.56 per share. The shares of Series J Preferred Stock are also convertible (one time right of holder) into our common stock upon a change of control (as defined in the certificate of designations of the Series J
Preferred Stock) if the market price of our common stock on the date immediately preceding the change of control is less than the conversion price. In lieu of issuing the shares of our common stock issuable upon conversion in the event of a change of control, we may, at our option, pay an amount equal to the number of shares of our common stock to be converted multiplied by the market price. The shares of Series J Preferred Stock will automatically be converted into shares of our common stock, on the earliest to occur of

       o the first date as of which the last reported sales price of our common stock on Nasdaq is $5.00 or more for any 20 consecutive trading days during any period in which Series J Preferred Stock is outstanding,

       o the date that 80% or more of the Series J Preferred Stock we have issued has been converted into our common stock, or

       o we complete a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to eGlobe of at least $20 million.

       The Certificate of Designations of Series J Preferred Stock provides for adjustments to the number of shares issuable upon conversion in the event of certain dividends and distributions to holders of our common stock, certain reclassifications of our common stock, stock splits, combinations and mergers and similar transactions and certain changes of control. In addition, the Certificate of Designations of the Series J Preferred Stock provides for adjustment to the conversion price if we sell stock for less than the conversion price.

       SERIES K PREFERRED STOCK. We issued 30 shares of Series K Preferred Stock to American United Global, Inc. in September 1999 in exchange for the sole share of Series G Preferred Stock. On January 31, 2000, the closing sales price of our common stock was over the required threshold for the requisite number of trading days and accordingly, the outstanding Series K Preferred Stock converted into 1,923,077 shares of common stock which are being registered in this registration statement. The Series K Preferred Stock was eliminated in February 2000.

       SERIES M PREFERRED STOCK. We issued one (1) share of Series M Preferred Stock in connection with our acquisition of iGlobe. Pursuant to an agreement dated April 17, 2000, we issued the Series M holder 3,773,584 shares of common stock, which are being registered in this registration statement, in exchange for one (1) share of Series M Preferred Stock. The Series M Preferred Stock was eliminated in July 2000.

       SERIES N PREFERRED STOCK. We issued 3,195 shares of Series N Preferred Stock between October 1999 and January 2000 in connection with a private placement. Prior to February 1, 2000, holders of 1,685 shares of Series N Preferred Stock opted to convert such shares into 607,888 shares of common stock. On February 1, 2000, the remaining shares of Series N Preferred Stock automatically converted into 366,060 shares of common stock, which are being registered in this registration statement, because the closing sales price of our common stock was over the required threshold for the requisite number of days. The Series N Preferred Stock was eliminated in February 2000.

       SERIES O PREFERRED STOCK. We issued 16,100 shares of Series O Preferred Stock in connection with our acquisition of Coast. On January 26, 2000, the closing sales price of our common stock was over the required threshold for the requisite number of trading days. Accordingly, on April 30, 2000, following receipt of stockholder approval of our issuance of more than 20% of our common stock upon conversion of the Series O Preferred Stock, the outstanding Series O Preferred Stock automatically converted into 3,220,000 shares of common stock which are being registered in this registration statement. We have agreed to eliminate this series of preferred stock once it has been fully converted by the stockholders or redeemed by us.

       SERIES P PREFERRED STOCK. We issued 15,000 shares of Series P Preferred Stock in a private placement in January 2000.

       Voting Rights. The holders of the Series P Preferred Stock do not have voting rights, unless otherwise provided by Delaware corporation law.

       Liquidation Rights. Upon our dissolution, liquidation, or winding-up, the holders of the Series P Preferred Stock are entitled on a parity basis with any preferred stock ranking on a parity with the Series P Preferred Stock to a liquidation preference over the common stock and any preferred stock ranking junior to the Series P Preferred Stock, but after all preferential amounts due holders of any class of stock having a preference over the Series P Preferred Stock are paid in full, equal to the sum of $1,000 plus an annual interest rate of 5% on the $1,000 for the period the Series P Preferred Stock is outstanding plus any default payments specified in the certificate of designations divided by the number of shares of Series P Preferred Stock then outstanding.

       Dividends. The Series P Preferred Stock does not bear any dividends. No dividends may be granted on common stock or any preferred stock ranking junior to the Series P Preferred Stock while the Series P Preferred Stock remains outstanding.


       Conversion. The Series P Preferred Stock is convertible, at the holder's option, into shares of common stock. The shares of Series P Preferred Stock will automatically be converted into shares of common stock on January 26, 2003, subject to delay for specified events. The conversion price for the Series P Preferred Stock is equal to the lesser of the lowest five consecutive day average closing price of our common stock on Nasdaq during the 22-day period prior to conversion, and $12.04. We are registering in the registration statement of which this prospectus is a part 5,625,000 shares of common stock, which represents a good faith estimate of the maximum number of shares of common stock which are issuable upon conversion of the Series P Preferred Stock if we obtain stockholder approval. Based on the conversion price of our common stock on October 1, 2000 ($1.89), assuming receipt of stockholder approval, the Series P Preferred Stock would be convertible into approximately 8,207,219 shares of common stock. If we issued such maximum number of shares upon conversion of the Series P Preferred Stock on October 1, 2000 it would have represented 8.1% of our outstanding common stock on that date.

       The following table shows the number of shares of common stock issuable upon conversion of the Series P Preferred Stock and the percentage of our common stock it would have represented on October 1, 2000 for the following conversion prices:


  CONVERSION        SHARES          % OF
     PRICE         ISSUABLE      SHARES O/S
--------------   ------------   -----------
$    1.00        15,512,000         15.4%
$    1.50        10,341,000         10.3%
$    2.75         5,641,000          5.6%
$    5.00         3,102,000          3.1%
$    8.00         1,939,000          1.9%
$   12.04         1,288,000          1.3%



       We can force a conversion of the Series P Preferred Stock on any trading day following a period in which the closing bid price of our common stock has been greater than $24.08 for a period of at least 35 trading days after the earlier of (1) the first anniversary of the date the common stock issuable upon conversion of the Series P Preferred Stock and warrants is registered for resale, and (2) the completion of a firm commitment underwritten public offering with gross proceeds to us of at least $45 million.

       The Series P Preferred Stock is convertible into a maximum of 5,151,871 shares of common stock. We may, in our sole discretion, decide to waive this limitation. This maximum share amount is subject to increase if the average closing bid prices of our common stock for the 20 trading days ending on the later of June 30, 2000 and the 60th calendar day after the common stock issuable upon conversion of the Series P Preferred Stock and warrants is registered is less than $9.375, provided that under no circumstances will the Series P Preferred Stock (together with the Series Q Preferred Stock and related warrants) be convertible into more than 7,157,063 shares of our common stock, unless we obtain stockholder approval of the issuance of more shares. In addition, no holder may convert the Series P Preferred Stock or exercise the warrants it owns for any shares of common stock that would cause it to own following such conversion or exercise in excess of 4.9% of the shares of our common stock then outstanding. In order for the holder to convert into or exercise for additional shares, it will have to sell or otherwise dispose of shares of common stock it already owns or wait for the number of shares that are outstanding to increase.

       Redemption. We may be required to redeem the Series P Preferred Stock in the following circumstances:

       o if we fail to timely file all reports required to be filed with the SEC in order to become eligible and maintain our eligibility for the use of SEC Form S-3;

       o if we fail to register the shares of common stock issuable upon conversion of the Series P Preferred Stock and associated warrants with the SEC by July 15, 2000;

       o if  we  fail  to  timely  honor  conversions  of the Series P Preferred
          Stock;

       o if we fail to use our best efforts to maintain at least 6,000,000 shares of common stock reserved for the issuance upon conversion of the Series P Preferred Stock and associated warrants;

       o if we fail to issue irrevocable instructions to our transfer agent to issue common stock certificates for conversion shares and warrant shares;

       o if  we or any of our subsidiaries make an assignment for the benefit of
          creditors    or    become    involved   in   bankruptcy,   insolvency,
          reorganization or liquidation proceedings;

       o if we merge out of existence without the surviving company assuming the obligations relating to the Series P Preferred Stock;

       o if our common stock is no longer listed on the Nasdaq National Market, which is where our common stock is listed at present or, if we cease to be listed on the Nasdaq National Market, our common stock is not alternatively listed on the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange;

       o if the Series P Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 5,151,871 shares of common stock, as such number may be adjusted, and we have not waived such limit; or

       o if, assuming we have waived the 5,151,871 limit above, the Series P Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance (taken together with the shares issued upon conversion of the Series Q Preferred Stock and exercise of related warrants) of more than 7,157,063 shares of our common stock and we have not obtained stockholder approval of a higher limit.


       The holder of the Series P Preferred Stock has advised us in writing that it has no present intention to exercise its right to demand redemption by virtue of the second circumstance described above so long as the registration statement of which this prospectus is a part is declared effective by October 15, 2000.


       If the Series P Preferred Stock is redeemed under any of the first eight circumstances described above, the redemption value will be equal to the greater of

       o 120%  multiplied by the sum of (1) the stated value ($1,000 per share),
          (2) 5% per annum and (3) any penalties in arrears or

       o the sum of (1) the stated value plus (2) 5% per annum, divided by the then effective conversion rate multiplied by the highest closing price for our common stock during the period from the date of the first occurrence of the mandatory redemption event until one day prior to the mandatory redemption date.

       If the Series P Preferred Stock is redeemed under either of the latter two circumstances described above, the redemption value will be equal to $1,000 per share plus 5% per annum.

       SERIES Q PREFERRED STOCK. We issued 4,000 shares of Series Q Preferred Stock in a private placement in March 2000. Under the terms of the Series Q securities purchase agreement, we are obligated to issue 6,000 additional shares of Series Q Preferred Stock under the same terms upon registration of the shares of common stock underlying 15,000 Series P Preferred Stock and associated warrants to purchase 375,000 shares of common stock and 10,000 Series Q Preferred Stock and associated warrants to purchase 250,000 shares of common stock.

       Voting Rights. The holders of the Series Q Preferred Stock do not have voting rights, unless otherwise provided by Delaware corporation law.

       Liquidation Rights. Upon our dissolution, liquidation, or winding-up, the holders of the Series Q Preferred Stock are entitled on a parity basis with any preferred stock ranking on a parity with the Series Q Preferred Stock to a liquidation preference over the common stock and any preferred stock ranking junior to the Series Q Preferred Stock, but after all preferential amounts due holders of any class of stock having a preference over the Series Q Preferred Stock are paid in full, equal to the sum of $1,000 plus an annual interest rate of 5% on the $1,000 for the period the Series Q Preferred Stock is outstanding plus any default payments specified in the certificate of designations divided by the number of shares of Series Q Preferred Stock then outstanding.

       Dividends. The Series Q Preferred Stock does not bear any dividends. No dividends may be granted on common stock or any preferred stock ranking junior to the Series Q Preferred Stock while the Series Q Preferred Stock remains outstanding.


       Conversion. The Series Q Preferred Stock is convertible, at the holder's option, into shares of common stock. The shares of Series Q Preferred Stock will automatically be converted into shares of common stock on March 15, 2003, subject to delay for specified events. The conversion price for the Series Q Preferred Stock is equal to the lesser of the lowest five consecutive day average closing price of our common stock on Nasdaq during the 22-day period prior to conversion, and $12.04. We are registering in the registration statement of which this prospectus is a part 3,750,000 shares of common stock, which represents a good faith estimate of the maximum number of shares of common stock which are issuable upon conversion of the Series Q Preferred Stock (including the 6,000 shares of Series Q Preferred Stock to be issued in the second closing) if we obtain stockholder approval. Based on the conversion price of our common stock on October 1, 2000 ($1.89), assuming receipt of stockholder approval, the Series Q Preferred Stock would be convertible into approximately 5,435,964 shares of common stock. If we issued such maximum number of shares upon conversion of the Series Q Preferred Stock on October 1, 2000 it would have represented 5.4% of our outstanding common stock on that date.

       The following table shows the number of shares of common stock issuable upon conversion of the shares of the Series Q Preferred Stock and the percentage of our outstanding stock it would have represented on October 1, 2000 for the following conversion prices:


  CONVERSION        SHARES          % OF
     PRICE         ISSUABLE      SHARES O/S
--------------   ------------   -----------
$    1.00        10,274,000        10.2%
$    1.50         6,849,000         6.8%
$    2.75         3,736,000         3.7%
$    5.00         2,055,000         2.0%
$    8.00         1,284,000         1.3%
$   12.04           853,000         0.8%


       We can force a conversion of the Series Q Preferred Stock on any trading day following a period in which the closing bid price of our common stock has been greater than $24.08 for a period of at least 35 trading days after the earlier of (1) the first anniversary of the date the common stock issuable upon conversion of the Series Q Preferred Stock and warrants is registered for resale, and (2) the completion of a firm commitment underwritten public offering with gross proceeds to us of at least $45 million.

       The Series Q Preferred Stock is convertible into a maximum of 3,434,581 shares of common stock. We may, in our sole discretion, decide to waive this limitation. This maximum share amount is subject to increase if the average closing bid prices of our common stock for the 20 trading days ending on the later of June 30, 2000 and the 60th calendar day after the common stock issuable upon conversion of the Series Q Preferred Stock and warrants is registered is less than $9.375, provided that under no circumstances will the Series Q Preferred Stock (together with the Series P Preferred Stock and related warrants) be convertible into more than 7,157,063 shares of our common stock unless we obtain stockholder approval of the issuance of more shares. In addition, no holder may convert the Series Q Preferred Stock or exercise the Series Q Warrants it owns for any shares of common stock that would cause it to own following such conversion or exercise in excess of 4.9% of the shares of our common stock then outstanding. In order for the holder to convert into or exercise for additional shares, it will have to sell or otherwise dispose of shares of common stock it already owns or wait for the number of shares that are outstanding to increase.

       Redemption. We may be required to redeem the Series Q Preferred Stock in the following circumstances:

       o if we fail to timely file all reports required to be filed with the SEC in order to become eligible and maintain our eligibility for the use of SEC Form S-3;

       o if we fail to register the shares of common stock issuable upon conversion of the Series Q Preferred Stock and associated warrants with the SEC by July 15, 2000;

       o if  we  fail  to  timely  honor  conversions  of the Series Q Preferred
          Stock;

       o if we fail to use our best efforts to maintain at least 4,000,000 shares of common stock reserved for the issuance upon conversion of the Series Q Preferred Stock and associated warrants;

       o if we fail to issue irrevocable instructions to our transfer agent to issue common stock certificate for conversion shares and warrant shares;

       o if  we or any of our subsidiaries make an assignment for the benefit of
          creditors    or    become    involved   in   bankruptcy,   insolvency,
          reorganization or liquidation proceedings;

       o if we merge out of existence without the surviving company assuming the obligations relating to the Series P Preferred Stock;

       o if our common stock is no longer listed on the Nasdaq National Market, which is where our common stock is listed at present or, if we cease to be listed on the Nasdaq National Market, our common stock is not alternatively listed on the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange;

       o if the Series Q Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 3,434,581 shares of common stock, as such number may be adjusted, and we have not waived such limit; or

       o if, assuming we have waived the 3,434,581 limit above, the Series Q Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance (taken together with the shares issued upon conversion of the Series P Preferred Stock and related warrants) of more than 7,157,063 shares of our common stock and we have not obtained stockholder approval of a higher limit.


       The holder of the Series Q Preferred Stock has advised us in writing that it has no present intention to exercise its right to demand redemption by virtue of the second circumstance described above so long as the registration statement of which this prospectus is a part is declared effective by October 15, 2000.


       If the Series Q Preferred Stock is redeemed under any of the first eight circumstances described above, the redemption value will be equal to the greater of

       o 120%  multiplied by the sum of (1) the stated value ($1,000 per share),
          (2) 5% per annum and (3) any penalties in arrears or

       o the sum of (1) the stated value plus (2) 5% per annum, divided by the then effective conversion rate multiplied by the highest closing price for our common stock during the period from the date of the first occurrence of the mandatory redemption event until one day prior to the mandatory redemption date.

       If the Series Q Preferred Stock is redeemed under either of the latter two circumstances described above, the redemption value will be equal to $1,000 per share multiplied by 5% per annum.

STOCKHOLDER APPROVAL OF ISSUANCE IN EXCESS OF EXISTING CAPS ON SERIES P PREFERRED STOCK AND SERIES Q PREFERRED STOCK

       The Series P Preferred Stock is convertible into a maximum of 5,151,871 shares of common stock. We may, in our sole discretion, decide to waive this limitation. In addition, this maximum share amount is subject to increase if the average closing bid prices of our common stock for the 20 trading days ending on the later of June 30, 2000 and the 60th calendar day after the common stock issuable upon conversion of the Series P Preferred Stock and warrants is registered is less than $9.375, provided that under no circumstances will the Series P Preferred Stock (together with the Series Q Preferred Stock and related warrants) be convertible into more than 7,157,063 shares of our common stock, unless we obtain stockholder approval of the issuance of more shares as described below.

       The Series Q Preferred Stock is convertible into a maximum of 3,434,581 shares of common stock. We may, in our sole discretion, decide to waive this limitation. This maximum share amount is subject to increase if the average closing bid prices of our common stock for the 20 trading days ending on the later of June 30, 2000 and the 60th calendar day after the common stock issuable upon conversion of the Series Q Preferred Stock and warrants is registered is less than $9.375, provided that under no circumstances will the Series Q Preferred Stock (together with the Series P Preferred Stock and related warrants) be convertible into more than 7,157,063 shares of our commonstock unless we obtain stockholder approval of the issuance of more shares as described below.

       The conversion of the Series P Preferred Stock and the Series Q Preferred Stock and the exercise of the warrants associated with both the Series P Preferred Stock and Series Q Preferred Stock may not result in the issuance of 20% or more of our common stock pursuant to Nasdaq rules unless we obtain stockholder approval, which is being sought at our 2000 annual meeting. The number of shares of common stock that are issuable upon conversion and exercise of such securities are capped in order to comply with the Nasdaq rule. We may issue 20% or more of our common stock upon conversion of the Series P Preferred Stock and Series Q Preferred Stock and exercise of the related warrants if stockholders owning a majority of the outstanding stock on July 17, 2000 (the record date) approve that proposal as required by Nasdaq.


       We have included an aggregate of 10,000,000 shares of common stock on the registration statement of which this propsectus is a part, which reflects a good faith estimate of the number of shares of common stock that will be issuable upon conversion of the Series P Preferred Stock, the Series Q Preferred Stock and the related warrants, which assumes that we will receive stockholder approval of the issuance of 20% or more of our common stock at our 2000 annual meeting, but that we will not waive the initial limits of 5,151,871 shares for the Series P Preferred Stock and 3,434,581 shares for the Series Q Preferred Stock, which when combined with the related warrants to purchase 625,000 shares of common stock equal approximately 10,000,000 shares. If we fail to receive such stockholder approval, we will have registered more shares of common stock than will actually be issued and we will have to redeem the excess shares of Series P Preferred Stock and Series Q Preferred Stock.


WARRANTS


       As of October 1, 2000, there are warrants to purchase an aggregate of 10,549,000 shares of common stock outstanding, all of which are being registered pursuant to the registration statement of which this prospectus is a part. Assuming all of the shares covered by the registration statement of which this prospectus is a part are sold, there will be no shares subject to warrants outstanding. The following descriptions of warrants issued by us pertains only to warrants that have not been exercised as of October 1, 2000.


       NEW IDX WARRANTS. As part of the consideration paid to the former stockholders of IDX in the December 1998 merger, we issued warrants to purchase up to 2,500,000 shares of our common stock, subject to adjustment. In July 1999 we reacquired the original IDX warrants in exchange for new warrants to acquire up to 1,250,000 shares of our common stock. In
December 1999 we agreed to reduce the common stock issuable upon exercise of the warrants to 1,087,500, subject to adjustment as described below, in return for extension of the earn-out period. The new IDX warrants are exercisable only to the extent that IDX (which is managed by former IDX executives for the earn-out period) achieves certain revenue, EBITDA and traffic minutes goals over the three months ending September 30, 2000 or December 31, 2000.

       In March 1999 we issued additional warrants to purchase 43,173 shares of our common stock to the former IDX stockholders in payment of the first convertible subordinated promissory note in the original principal amount of $1,000,000 issued in connection with our acquisition of IDX. Such warrants are exercisable immediately and expire on March 23, 2002.

       SERIES D WARRANTS. In connection with the closing of the Series D Preferred Stock in January 1999, we issued warrants to purchase 112,500 shares of our common stock, with an exercise price of $.01 per share to Vintage (collectively, the "Series D Warrants"). The Series D Warrants are exercisable for three years beginning March 13, 1999. The Series D Warrants provide for adjustments to the exercise price and number of shares to be issued in the event of certain dividends and distributions to holders of our common stock, stock splits, combinations and mergers.

       In addition, we agreed to issue additional warrants to purchase the number of shares of our common stock equal to $250,000 (based on the market price of our common stock on the last trading day prior to July 1, 2000) or pay $250,000 in cash, if we do not achieve, in the fiscal quarter commencing July 1, 2000, an aggregate amount of gross revenues equal to or in excess of 200% of the aggregate amount of gross revenues achieved by us in the fiscal quarter ended December 31, 1998.

       SERIES E WARRANTS. In connection with the issuance of the Series E Preferred Stock in February 1999, we issued warrants to purchase 723,000 shares of our common stock with an exercise price of $2.125 per share and 277,000 shares of our common stock with an exercise price of $.01 per share (the
"Series E Warrants"). The Series E Warrants are exercisable for three years beginning April 17, 1999. The Series E Warrants provide for adjustments to the exercise price and number of shares to be issued in the event of certain dividends and distributions to holders of our common stock, stock splits, combinations and mergers.

       OASIS WARRANTS. In connection with our acquisition of control of ORS, we contributed warrants to purchase additional shares of our common stock to the eGlobe/Oasis Reservations LLC as follows:

       o (i) shares equal to the difference between $3 million and the value of our 1.5 million share contribution on the date that the shares of common stock (including the shares underlying the warrants) contributed to eGlobe/Oasis Reservations LLC are registered with the SEC (if the value of the 1.5 million shares on that date is less than $3 million); and (ii) shares equal to $100,000 of our common stock for each 30-day period beyond 90 days following the closing date (December 14, 1999) that the shares of common stock (including the shares underlying the warrants) contributed to eGlobe/Oasis Reservations LLC remain unregistered;

       o 204,909 shares valued at $2.0 million became exercisable January 31, 2000 based on ORS meeting certain defined performance objectives;

       o additional shares based upon ORS achieving revenue and EBITDA targets, and the market price of our common stock at the date of registration of the shares contributed. Under certain circumstances, these shares may be equal to the greater of 50% of the incremental revenue for the Second Measurement Period (as defined in the agreements) over $9,000,000 or four times the incremental Adjusted EBITDA (as defined in the agreements) for the Second Measurement Period over $1,000,000 provided, however, that such number of shares shall not exceed the greater of (x) 1,000,000 shares or (y) that number of shares determined by dividing $8,000,000 by the Second Measurement Date Market Value (as defined in the agreements); and provided further, that if the basis for the issuance of such shares is incremental revenue over $9,000,000 then EBITDA for the Second Measurement Period must be at least $1,000,000 for revenue between $9,000,000 and $12,000,000 or at least $1,500,000 million for revenue above $12,000,000. Additionally eGlobe/Oasis Reservations LLC may receive 500,000 shares of our common stock if the revenue for the Second Measurement Period is equal to or greater than $37,000,000 and the Adjusted EBITDA for the Second Measurement Period is equal to or greater than $5,000,000. The measurement periods for determining the number of shares issuable under this warrant have not yet expired. Depending upon the number, if any, of shares issuable under this warrant, the purchase amount and goodwill may increase.

       On May 12, 2000, Oasis exercised its option under the eGlobe/Oasis Reservations LLC operating agreement to exchange its interest in eGlobe/Oasis Reservations LLC and exercise the shares of common stock and warrants contributed to eGlobe/Oasis Reservations LLC by us.

       SERIES N WARRANTS. In connection with the private placement of the Series N Preferred Stock, we issued

       o warrants to purchase 46,588 shares of our common stock with an exercise price of $3.00 per share and 175,220 shares of our common stock with an exercise price of $5.00 per share in October 1999,

       o warrants to purchase 82,827 shares of our common stock with an exercise price of $5.00 per share in November 1999,

       o warrants to purchase 46,618 shares of our common stock with an exercise price of $7.50 per share in January 2000 and

       o warrants to purchase 200,000 shares of our common stock with an exercise price of $7.50 per share in February 2000 (collectively, the "Series N Warrants").

The Series N Warrants will be exercisable for three years beginning the date of issuance of the warrants.

       SERIES P WARRANTS. In connection with the private placement of the Series P Preferred Stock in January 2000, we issued warrants to purchase 375,000 shares of our common stock with a per share exercise price equal to $12.04, subject to adjustment for issuances of shares of our common stock below market price. The warrants are exercisable for 5 years beginning January 27, 2000. We are registering such shares on the registration statement of which this prospectus is a part.

       SERIES Q WARRANTS. In connection with the private placement of the Series Q Preferred Stock in March 2000, we issued warrants to purchase 100,000 shares of our common stock with a per share exercise price equal to $12.04, subject to adjustment for issuances of shares of our common stock below market price. The warrants are exercisable for 5 years beginning March 17, 2000. Under the terms of the Series Q securities purchase agreement, we are obligated to issue additional warrants to purchase an additional 150,000 shares of our common stock according to the same terms upon effectiveness of the registration statement of which this prospectus is a part.We are registering such shares on the registration statement of which this prospectus is a part.

       BROOKSHIRE WARRANTS. In connection with services provided in connection with our acquisition of Connectsoft in June 1999, we granted Brookshire Securities warrants to purchase 2,500 shares of our common stock at an exercise price of $2.00 per share. Such warrants are exercisable immediately and expire on September 1, 2003.

       UCI WARRANTS. In connection with our acquisition of UCI in December 1998 we granted United Communications International, LLC warrants to purchase 50,000 shares of our common stock at an exercise price of $1.63 per share. Such warrants are exercisable immediately and expire on December 31, 2003.

       GKM WARRANTS. In exchange for services provided in connection with certain issuances of preferred stock and assistance relating to mergers and acquisitions, we granted Gerard Klauer Mattison & Co., Inc. warrants to purchase 400,000 shares of our common stock in December 1999 at an exercise price of $1.50 per share, which are exercisable immediately and expire on December 1, 2004.

       VANE WARRANTS. In exchange for marketing services, we granted Penny Vane warrants to purchase 8,250 shares of our common stock at an
exercise   price  of  $.01  per  share  in  February  2000.  Such  warrants  are exercisable immediately and expire on April 19, 2003.

       SONI WARRANTS. In connection with a loan, we granted warrants to purchase an aggregate of 60,000 shares of our common stock to Dr. Joginder Soni. We granted Dr. Soni:

       o warrants to purchase 25,000 shares of our common stock on September 1, 1998 at an exercise price of $2.82 per share, which are exercisable immediately and expire on September 1, 2003;

       o warrants to purchase 25,000 shares of our common stock on July 14, 1999 at an exercise price of $2.82 per share, which are exercisable immediately and expire on September 1, 2003; and

       o warrants to purchase 10,000 shares of our common stock on December 16, 1999 at an exercise price of $2.8125 per share, which are exercisable immediately and expire on December 31, 2002.

       EXECUTIVE LENDING WARRANTS. In connection with a loan, we granted Executive Lending LLC warrants to purchase 10,000 shares of our common stock at an exercise price of $2.18 on April 20, 1999. Such warrants became exercisable five days after their issuance and expire on April 15, 2001.

       WOLFE AXELROD WEINBERGER WARRANTS. In connection with investor relation services provided beginning in May 2000, we granted Wolfe Axelrod Weinberger Associates warrants to purchase 100,000 shares of our common stock at an exercise price of $3.50 per share on May 20, 2000. Of the total warrants, 75,000 are not exercisable for six months. The remaining warrants are exercisable immediately and expire on May 20, 2005.

       GORDON WARRANTS. In connection with certain loans, we granted Seymour Gordon and certain of his affiliates warrants to purchase 442,000 shares of our common stock. We granted Seymour Gordon:

       o warrants to purchase 55,000 shares of our common stock at an exercise price of $1.5125 per share which became exercisable on January 31, 1999 and expire on January 31, 2002;

       o warrants to purchase 40,000 shares of our common stock at an exercise price of $1.60 per share on March 31, 1999, which are exercisable immediately and expire on March 31, 2004;

       o warrants to purchase 40,000 shares of our common stock at an exercise price of $1.00 per share on March 31, 1999, which are exercisable immediately and expire on March 31, 2004; and

       o warrants to purchase 60,000 shares of our common stock at an exercise price of $1.00 per share on August 25, 1999, which are exercisable immediately and expire on August 25, 2004,

and we granted Seymour Gordon's three children, Nancy Lewis, Peter Gordon and Robert Gordon:

       o warrants to purchase 22,334, 22,333, and 22,333 shares of our common stock, respectively, at an exercise price of $1.5125 per share which became exercisable on January 31, 1999 and expire on January 31, 2002; and

       o warrants to purchase 60,000, 60,000, and 60,000 shares of our common stock, respectively, at an exercise price of $1.00 per share on May 23, 2000, which are exercisable immediately and expire on May 23, 2005.

       TOWER HILL WARRANTS. In connection with a sale of our common stock on August 25, 2000, we granted Tower Hill Investments Limited warrants to purchase 160,714 shares of our common stock at an exercise price of $1.40 per share, which are exercisable immediately and expire on August 24, 2005.


       EXTL - SPECIAL INVESTMENT RISKS WARRANTS. In connection with the amendment of a loan, we issued EXTL - Special Investment Risks, LLC warrants to purchase 1,000,000 shares of our common stock at an exercise price of $1.94 per share, which are exercisable immediately and expire on July 1, 2004.

       OTHER WARRANTS. In connection with certain bridge loans and various other transactions, as of October 1, 2000 we have issued warrants to purchase 4,841,201 shares of our common stock with exercise prices ranging from $.01 to $7.50 per share. These warrants are exercisable for periods ending between July 6, 2000 and February 18, 2007.

OPTIONS

       STRATEGIC GROWTH OPTIONS. In connection with consulting services provided between November 1996 and May 1998, we granted Strategic Growth options to purchase 318,000 shares of our common stock, of which options to purchase 238,800 shares of our common stock were issued on November 22, 1996 at an exercise price of $6.875 and options to purchase 79,200 shares of our common stock were issued on May 23, 1997 at an exercise price of $6.983. Options to purchase 26,600 shares of our common stock became exercisable each month for six months beginning November 22, 1996 and options to purchase 13,200 shares of our common stock became exercisable each month for twelve months beginning on May 22, 1997.


       OTHER OPTIONS. As of October 1, 2000 we have currently outstanding options granted to employees and directors to purchase 5,387,137 shares of common stock, of which 1,914,625 are exercisable as of October 1, 2000.


CERTAIN CHARTER AND STATUTORY PROVISIONS

       The Restated Charter provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

       Under Section 145 of the Delaware Corporation Law, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in non derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware Corporation Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. Our Restated Charter contains provisions that provide that none of our directors shall be liable for breach of fiduciary duty as a director except for

       o any   breach   of   the  director's  duty  of  loyalty  to  us  or  our
          stockholders;

       o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

       o liability under Section 174 of the Delaware Corporation Law; or

       o any transaction from which the director derived an improper personal benefit. Our Restated Certificate of Incorporation and our Bylaws contain provisions that further provide for the indemnification of directors and officers to the fullest extent permitted by the Delaware Corporation Law.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforcable.

       We are subject to the provisions of Section 203 of the Delaware Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

       o prior to such date, the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

       o upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans), or

       o on or after the date the stockholder became an interested stockholder, the business combination is approved by the Board of Directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding that stock owned by the interested stockholder.

A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation), together with affiliates and associates, owns (or, as an affiliate or associate, within three years prior, did own) 15% or more of the corporation's outstanding voting stock.

       In addition, our Restated Certificate prohibits the acquisition by any person of more than 30% of the outstanding common stock or 40% of the common stock outstanding on a fully diluted basis (as defined) except through a "qualifying offer." If these limits are exceeded, in addition to our right to pursue an injunction, the excess shares would not have voting rights and would be subject to redemption on specified terms.

       The term "qualifying offer" would mean any fully financed, all-cash tender offer to purchase all of the outstanding shares of common stock, that is subject to no condition other than the tender to the offeror of at least 85% of the fully diluted shares of common stock and certain technical conditions.

       The term "fully diluted basis" would refer to the total number of shares of common stock outstanding assuming

       o the conversion of all then outstanding convertible securities (including preferred stock) where no price must be paid for conversion or the price, if any, is less than the then market price of our common stock,

       o the exercise of any options, warrants or similar rights to acquire common stock or other securities of eGlobe where the exercise price is less than the then market price of our common stock, and

       o the issuance of all securities (and the conversion of any convertible securities or exercise of options or warrants in accordance with the previous two bulleted items) which are subject to achievement of performance criteria under a contract, the terms of preferred stock or warrants, or other valid and binding arrangement.

                             SELLING STOCKHOLDERS


       This prospectus relates to the possible offer and sale from time to time of up to 99,143,825 shares of our common stock by various selling stockholders. Certain selling stockholders have agreed not to directly or indirectly offer, sell, offer to sell, contract to sell, or otherwise dispose of any shares of common stock for a period of at least 180 days and up to one year beginning on May 26, 2000. This lockup provision applies to common stock and to securities convertible into or exercisable for common stock. Certain selling stockholders are considered insiders, including employees and directors. Insiders who are privy to information about us which would be important to an investor in deciding whether to buy, sell or hold our securities, but has not been disclosed by us to the investment public, are subject, based on company policy, to limitations on buying and selling our securities. Shares owned by such insiders may be sold in accordance with such company policy only during specific intervals when all material information has been disclosed to the public.

       This prospectus relates to the possible offer and sale of 99,143,825 shares of common stock, but:

       27,966,754 shares are subject to contractual restrictions on sale and


       38,538,750 shares are subject to company policy restrictions on sale.


Accordingly, 32,638,321 shares will be available for offer and sale without restriction.


       The selling stockholders, each of whom purchased securities from us in the ordinary course of business and none of whom, at the time of such purchase, had any agreements or understandings, directly or indirectly, with any person to distribute the securities, include:

       o Former stockholders of IDX, who received Series H Preferred Stock, Series I Preferred Stock and warrants to purchase common stock from us in our acquisition of IDX in December 1998 and an exchange in July 1999 (renegotiated in December 1999) and common stock and warrants to purchase common stock upon conversion of certain promissory notes;


       o EXTL - Special Investment Risks, LLC and certain of its affiliates, which received shares of Series C Preferred Stock in December 1999, Series E Preferred Stock and warrants to purchase common stock in February 1999, warrants to purchase common stock in April and June 1999, shares of Series J Preferred Stock in November 1999 and warrants to purchase common stock in September 2000 principally arising from investments in and loans to us;


       o Vintage Products Ltd., which received Series D Preferred Stock and warrants to purchase common stock from us in January and June 1999 arising from investments in us;

       o United Communications International LLC, the former stockholder of UCI Tele Networks, Ltd., which received common stock and promissory notes from us in our acquisition of UCI in December 1998;

       o Seymour Gordon and certain of his affiliates, who received common stock and warrants to purchase common stock in connection with certain loans in June 1998, received common stock and warrants to purchase common stock as repayment of a certain loan in March 1999, purchased common stock from us in a private sale in August 1999 and received common stock and warrants to purchase common stock upon conversion of a certain loan in April 2000;


       o Affiliates of Connectsoft, which received Series K Preferred Stock from us in our acquisition of certain assets and liabilities of Connectsoft in June 1999, an exchange in September 1999 and the acquisition of the remaining interest in Vogo Networks LLC (formerly Connectsoft) in October 2000.



       o Fleming Fogtmann, one of our former employees who received common stock in connection with the settlement of certain claims in June 1999;

       o Gerard Klauer Mattison & Co, which received warrants to purchase common stock from us in connection with investment banking services provided in January and February 1999 and as a retainer for services to be provided between December 1999 and June 2000;


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
       o Outsourced Automated Services, the former stockholder of ORS, or its affiliate, which received common stock and warrants to purchase common stock from us on May 12, 2000;

       o Highpoint Telecommunications, Inc., the former stockholder of iGlobe, which received Series M Preferred Stock from us in our acquisition of iGlobe in October 1999;

       o Certain investors, who received Series N Preferred Stock and warrants to purchase common stock from us in October, November, and December 1999 and January and February 2000 arising from investments in us;

       o Former stockholders of Coast, who received Series O Preferred Stock and common stock from us in our acquisition of Coast in December 1999;

       o Swiftcall Holdings (USA), Ltd., the former stockholder of Swiftcall, which received common stock from us in our acquisition of Swiftcall in July 1999;

       o IDT Corporation, which received warrants to purchase common stock from us in connection with a certain loan in February 1998;

       o Executive Lending LLC, which received warrants to purchase common stock from us in connection with a certain loan in December 1998;

       o Strategic Growth, which received options to purchase common stock from us in connection with consulting services provided between November 1996 and May 1998;

       o RGC International Investors, LDC, which received Series P Preferred Stock and warrants to purchase common stock from us in January 2000 and Series Q Preferred Stock and warrants to purchase common stock from us in March 2000 arising from investments in us;

       o Former stockholders of Trans Global, who received common stock from us in our acquisition of Trans Global in March 2000;

       o Dr. Joginder Soni, who received warrants to purchase common stock from us in connection with a certain loan in September 1998;

       o Penny Vane, who received warrants to purchase common stock from us pursuant to an agreement to provide marketing services in February 1999;

       o Certain of our employees, who purchased stock from us in December 1999 upon exercise of options;

       o David Skriloff, who purchased shares of common stock in connection with his hire in January 2000;

       o Brookshire, which received common stock from us in connection with services provided in our acquisition of Connectsoft in June 1999;

       o Network Data Systems, which received warrants to purchase common stock from us in connection with loans entered into in June 1996, April 1997 and August 1997;


       o eGlobe No. 1 LLC, which intends to use shares of our common stock to secure various equipment lease and loan arrangements that it may enter into in the future;

       o Wolfe  Axelrod  Weinberger,  which received warrants to purchase common
            stock   from  us  in  connection  with  investor  relation  services provided beginning in May 2000;

       o TI Partners, Inc., which received shares of common stock from us in connection with sales and marketing services provided in Europe in 2000;

       o Tower Hill Investments Limited, which received shares of common stock and warrants to purchase common stock in a private placement in August 2000; and

       o Hao Li Lin, to whom we intend to issue shares of common stock in connection with the acquisition of Orlida, International Development Co., Ltd. by our subsidiary IDX in October 2000.


We are registering the shares under the Securities Act in accordance with registration rights we granted to the selling stockholders when we conducted these transactions. Our registration of the shares does not necessarily mean that any selling stockholder will sell all or any of his shares.

     The following table sets forth certain information with respect to the selling stockholders.


                                                               SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                            OWNED PRIOR TO OFFERING                 OWNED AFTER OFFERING
                                                            -----------------------                 --------------------
                        NAME OF OWNER                         NUMBER     PERCENTAGE  SHARES OFFERED  NUMBER  PERCENTAGE
----------------------------------------------------------  -----------  ----------  --------------  ------  ----------
SHARES AVAILABLE FOR OFFER AND SALE WITHOUT RESTRICTION
Former IDX Stockholders (1)
 Chadwick Investment, Ltd ................................  (See Shares Subject to Contractual Restrictions on Sale)
 Tenrich Holdings Limited ................................  (See Shares Subject to Company Policy Restrictions on Sale)
 Jeffey Gee ..............................................  (See Shares Subject to Company Policy Restrictions on Sale)
 HILK International Inc. .................................      147,241         +         178,613         0       +
 Dr. Yi-Shang Shen .......................................      307,705         +         346,923         0       +
 Dr. Michael Muntner .....................................      184,624         +         208,156         0       +
 Trylon Partners, Inc. ...................................      325,705         +         364,923         0       +
 Dr. Orville Greynolds ...................................      123,078         +         138,766         0       +
 Teknos Comunicaciones, S.A ..............................      123,078         +         138,766         0       +
 Telecommunications Development Corporation II, LDC ......      548,511                   666,590         0       +
 Cheng Li-Yun Chang ......................................      165,227         +         185,211         0       +
 Silicon Application (B.V.I.) Corp. ......................       99,702         +         111,691         0       +
 Chih Hsian Chang ........................................       99,702         +         111,691         0       +
 Ming Yang Chang .........................................       65,525         +          73,518         0       +
 Kou Yuan Chen ...........................................       65,525         +          73,518         0       +
 Tien Fu Jane ............................................       46,401         +          52,397         0       +
 Chuang Su Chen ..........................................       34,478         +          38,474         0       +
 Hao Li Lin ..............................................       18,812         +          20,810         0       +
 Flextech Holdings Limited ...............................       32,600         +          36,576         0       +
EXTL - Special Investment Risks, LLC Affiliates (2)
 EXTL - Special Investment Risks, LLC ....................  (See Shares Subject to Contractual Restrictions on Sale)
 Julie J. Jensen .........................................      100,000         +         100,000         0       +
 Jeffrey J. Jensen .......................................      100,000         +         100,000         0       +
 James J. Jensen .........................................      100,000         +         100,000         0       +
 Jami J. Jensen ..........................................      100,000         +         100,000         0       +
 Janet J. Jensen .........................................      100,000         +         100,000         0       +
Vintage Products Limited (3) .............................    1,741,923       1.6       1,741,923         0       +
United Communications International LLC (4) ..............      125,000         +         125,000         0       +
 James Critedes ..........................................       16,666         +          16,666         0       +
 Christos Mouroutis ......................................       16,666         +          16,666         0       +
 Adamos Cidamidis ........................................       16,668         +          16,668         0       +
Gordon Affiliates (5)
 Seymour Gordon ..........................................  (See Shares Subject to Company Policy Restrictions on Sale)
 Nancy Lewis .............................................       82,334         +          82,334         0       +
 Robert Gordon ...........................................       82,333         +          82,333         0       +
 Peter Gordon ............................................       82,333         +          82,333         0       +
Connectsoft Affiliates (6)
 American United Global, Inc. ............................    1,923,077       2.0       1,923,077         0       +
 Howard Katz .............................................      400,000         +         400,000         0       +
Fleming Fogtmann (7) .....................................       54,473         +          54,473         0       +
Gerard Klauer Mattison & Co., Inc. (8) ...................      816,595         +         816,595         0       +
Oasis Affiliate (9)
 Eastern Airlines, Inc. ..................................    1,995,818       2.1       2,260,281         0       +
Highpoint Telecommunications, Inc. (10) ..................  (See Shares Subject to Contractual Restrictions on Sale)
Series N Preferred Stockholders (11)
 David Skriloff ..........................................  (See Shares Subject to Company Policy Restrictions on Sale)
 Steven Chrust ...........................................      117,647         +         152,941         0       +
 Noel and Pamela Kimmel ..................................       14,118         +          18,353         0       +
 Doreen Davidson .........................................       23,529         +          30,588         0       +
 Simon Strauss ...........................................       11,717         +          15,232         0       +
 Safetynet Limited .......................................      363,636         +         472,727         0       +
 Brad Harries ............................................        2,424         +           3,151         0       +
 Empire CM ...............................................      147,248         +         191,422         0       +
 Empire CP ...............................................      128,841         +         167,494         0       +
 John Dyett ..............................................        9,203         +          11,964         0       +
 Steve Prough ............................................        7,114         +           9,248         0       +
 Schow Family Trust ......................................      148,280         +         192,764         0       +

Former Coast Stockholders (12)
 Ronald Jensen ...........................................  (See Shares Subject to Contractual Restrictions on Sale)
 Bijan Moaveni ...........................................  (See Shares Subject to Company Policy Restrictions on Sale)
 Jose Valdez .............................................       94,938         +          94,938         0       +
Swiftcall Holdings (USA), Ltd. (13) ......................      971,621         +         971,621         0       +
IDT Corporation (14) .....................................      500,000         +         500,000         0       +
Executive Lending LLC (15) ...............................       10,000         +          10,000         0       +
Strategic Growth (16) ....................................      318,000         +         318,000         0       +
RGC International Investors, LDC (17) ....................   10,000,000       9.5      10,000,000         0       +
Former Trans Global Stockholders (18)
 Gary Gumowitz ...........................................  (See Shares Subject to Company Policy Restrictions on Sale)
 Arnold Gumowitz .........................................  (See Shares Subject to Company Policy Restrictions on Sale)
 John Hughes .............................................  (See Shares Subject to Company Policy Restrictions on Sale)
 Jonathan Lynn ...........................................  (See Shares Subject to Company Policy Restrictions on Sale)
 Milton Gumowitz .........................................  (See Shares Subject to Company Policy Restrictions on Sale)
 Rich Patton .............................................  (See Shares Subject to Company Policy Restrictions on Sale)
 Joan Matthews ...........................................    2,000,000       2.1       2,000,000         0       +
 Stephen Levy ............................................    2,000,000       2.1       2,000,000         0       +
 Grayson Family Trust ....................................    2,000,000       2.1       2,000,000         0       +
 Michael Gumowitz ........................................      500,000         +         500,000         0       +
 Jonathan Gumowitz .......................................      500,000         +         500,000         0       +
Dr. Joginder Soni (19) ...................................       60,000         +          60,000         0       +
Penny Vane (20) ..........................................        8,250         +           8,250         0       +
eGlobe Employees (21)
 Jeffey Gee ..............................................  (See Shares Subject to Company Policy Restrictions on Sale)
 Anne Haas ...............................................  (See Shares Subject to Company Policy Restrictions on Sale)
 Allen Mandel ............................................  (See Shares Subject to Company Policy Restrictions on Sale)
 Ronald Fried ............................................  (See Shares Subject to Company Policy Restrictions on Sale)
 John Hammer .............................................  (See Shares Subject to Company Policy Restrictions on Sale)
 Christopher J. Vizas ....................................  (See Shares Subject to Company Policy Restrictions on Sale)
 George Schaad ...........................................  (See Shares Subject to Company Policy Restrictions on Sale)
David Skriloff (22) ......................................  (See Shares Subject to Company Policy Restrictions on Sale)
Brookshire Securities (23) ...............................        2,500         +           2,500         0       +
Network Data Systems (24) ................................       50,000         +          50,000         0       +
eGlobe No. 1 LLC (25) ....................................  (See Shares Subject to Contractual Restrictions on Sale)
Wolfe Axelrod Weinberger Associates (26) .................      100,000         +         100,000         0       +
TI Partners, Inc. (27) ...................................       10,013         +          10,013         0       +
Tower Hill Investments Limited (28) ......................    1,232,143         +       1,232,143         0       +
Hao Li Lin (29) ..........................................      150,000         +         150,000         0       +
 Total Shares for Offer and Sale Without Restriction .....   31,723,022     30.58      32,638,321         0       +
SHARES SUBJECT TO CONTRACTUAL RESTRICTIONS ON SALE *
 Chadwick Investment, Ltd (1) ............................    2,714,051       2.4       3,153,294         0       +
 EXTL - Special Investment Risks, LLC (2) ................   12,050,377      15.2      13,717,043         0       +
 Highpoint Telecommunications, Inc. (10) .................    3,773,584       4.0       3,773,584         0       +
 Ronald Jensen (12) ......................................    3,322,833       3.0       3,322,833         0       +
 eGlobe No. 1 LLC (25) ...................................    4,000,000       4.2       4,000,000         0       +
 Totals Shares Subject to Contractual Restrictions on Sale   25,860,845     25.83      27,966,754         0       +

SHARES SUBJECT TO COMPANY POLICY RESTRICTIONS ON SALE **

Tenrich Holdings Limited (1) .............................    1,755,235       1.6       1,970,347         0       +
 Jeffey J. Gee (1)(21) ...................................      671,900         +         750,086         0       +
 Seymour Gordon (5) ......................................    1,061,027       1.0       1,061,027         0       +
 David Skriloff (11) (22) ................................       50,061         +          54,278         0       +
 Bijan Moaveni (12) ......................................    1,329,134       1.2       1,329,134         0       +
 Gary Gumowitz (18) ......................................   14,000,000      14.7      14,000,000         0       +
 Arnold Gumowitz (18) ....................................   11,200,000      11.8      11,200,000         0       +
 John Hughes (18) ........................................    4,000,000       4.2       4,000,000         0       +
 Jonathan Lynn (18) ......................................    2,000,000       2.1       2,000,000         0       +
 Milton Gumowitz (18) ....................................    1,000,000       1.1       1,000,000         0       +
 Rich Patton (18) ........................................      800,000         +         800,000         0       +
 Anne Haas (21) ..........................................       20,000         +          20,000         0       +
 Allen Mandel (21) .......................................       25,000         +          25,000         0       +
 Ronald Fried (21) .......................................       56,250         +          56,250         0       +
 John Hammer (21) ........................................       15,000         +          15,000         0       +
 Christopher J. Vizas (21) ...............................      239,628         +         239,628         0       +
 George Schaad (21) ......................................       18,000         +          18,000         0       +
 Total Shares Subject to Company Restrictions on Sale ....   38,241,235                38,538,750         0       +

----------
* The following security holders, except for Highpoint Telecommunications, have agreed not to directly or indirectly offer, sell, offer to sell, contract to sell, or otherwise dispose of any shares of common stock, including the shares listed above, beneficially owned by them for a period of at least 180 days and up to one year beginning on May 26, 2000. The shares owned by Highpoint Telecommunications are subject to our repurchase under certain circumstances until October 31, 2000.

** The following security holders are insiders, including employees and directors, who are privy to information about us which would be important to an investor in deciding whether to buy, sell or hold our securities, but has not been disclosed by us to the investment public, are subject, based on company policy, to limitations on buying and selling our securities. Accordingly, shares owned by such insiders may be sold in accordance with such company policy only during specific intervals when all material information has been disclosed to the investment public.

+   Less than one percent.


(1) Except for 56,250 shares owned and offered by Jeffey Gee, which are discussed in footnote (21) below, the shares of common stock listed in the table under the caption "Shares Beneficially Owned Prior to Offering" represent (a) shares of common stock issued to the former IDX stockholders in payment of the first convertible subordinated promissory note in March 1999, (b) shares of common stock issued to the former preferred stockholders of IDX in payment of a convertible subordinated note in August 1999, (c) shares of common stock issued to the former IDX stockholders upon conversion of the Series H Preferred Stock in January 2000, (d) shares of common stock issued to the former IDX stockholders upon conversion of the Series I Preferred Stock in February and July 2000 and (e) shares of common stock which are issuable upon exercise of warrants to purchase 43,174 shares of common stock within sixty days of October 1, 2000. The shares of common stock listed in the table under the caption "Shares Offered" include all the shares listed in the table under the caption "Shares Owned Prior to the Offering" plus shares of common stock which are issuable upon exercise of warrants to purchase 1,087,500 shares of common stock which are contingent upon IDX meeting certain performance tests through December 2000. Such stockholders intend to convert and exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities--New IDX Warrants." Richard Chiang may be deemed to have control over the disposition of the securities owned by Tenrich Holdings Limited. Michael Muntner may be deemed to have control over the disposition of the securities owned by Trylon Partners. Hsin Yen may be deemed to have control over the disposition of the securities owned by HILK International. Lister Chiang may be deemed to have control over the disposition of the securities owned by Chadwick Investment, Ltd. David Lee may be deemed to have control over the disposition of the securities owned by Telecommunications Development Corporation II, LDC. Teknos Comunicaciones, S.A. is a Chilean corporation, Silicon Application (B.V.I.) Corp. is a Taiwanese corporation, and Flextech Holdings Limited is a Singaporean corporation and control of the disposition of the securities owned by each of these corporations rests with their respective boards of directors.


(2) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" represent (a) shares of common stock issued in exchange for the Series C Preferred Stock in February 1999, (b) shares of common stock issued upon conversion of the Series E Preferred Stock in January 2000, (c) shares of common stock issued upon conversion of the Series J Preferred Stock in January 2000, (d) shares of common stock issued upon exercise of certain warrants granted in connection with a $7 million loan and (e) shares of common stock issuable upon exercise of warrants to purchase 5,333,334 shares of common stock within sixty days of October 1, 2000. The shares of common stock listed in the table under the caption "Shares Offered" include all the shares listed in the table under the caption "Shares Owned Prior to the Offering" plus shares of common stock which are issuable upon exercise of warrants to purchase 1,666,666 shares of common stock which do not become exercisable until June 16, 2001. The stockholders intend to convert and exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities -- EXTL - Special Investment Risks Warrants." Gladys Jensen is the holder of 99% of the membership interest and the sole executive officer of EXTL - Special Investment Risks, LLC and holds a proxy to vote the remaining 1% membership interest held by her husband, Ronald Jensen. As such, Gladys and Ronald Jensen may be deemed to be beneficial owners of the securities held by EXTL - Special Investment Risks, LLC. However, Ronald Jensen disclaims beneficial ownership of the shares held by EXTL - Special Investment Risks, LLC and Ronald and Gladys Jensen disclaim beneficial ownership of the shares held by their adult children.

(3) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent (a) shares of common stock issued upon conversion of the Series D Preferred Stock and exercise of related warrants and (b) shares of common stock issuable upon exercise of warrants to purchase 112,500 shares of common stock within sixty days of October 1, 2000. The stockholder intends to convert and exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities--Series D Warrants." Vintage Products Ltd. is an investment fund, which is advised by Melco Advisors. Zev Saltsman, a principal in Melco Advisors, may be deemed to have control over the disposition of the securities owned by Vintage Products, Ltd., however Mr. Saltsman disclaims beneficial ownership of the securities owned by Vintage Products, Ltd.

(4) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent (a) 125,000 shares of common stock and (b) shares of common stock issuable upon exercise of warrants to purchase 50,000 shares of common stock within sixty days of October 1, 2000. The stockholders intend to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities -- UCI Warrants." James Critedes, Christos Mouroutis and Adamos Cidamidis, the sole members in United Communications International LLC may be deemed to have control over the disposition of shares owned by United Communications International.

(5) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent (a) shares issuable upon exercise of warrants to purchase 442,000 shares of common stock within sixty days of October 1, 2000, (b) 705,770 shares of common stock issued to Mr. Gordon in payment of certain loans to us and (c) 160,257 shares of common stock issued to Mr. Gordon in a private sale. The stockholders intend to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities -- Gordon Warrants."


(6) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock issued upon conversion of the Series K Preferred Stock in January 2000 and shares of common stock which we anticipate issuing in connection with our acquisition of the 3% interest in Vogo Networks LLC (formerly Connectsoft) which we do not already own in October 2000. Robert
     M. Rubin, President of American United Global Inc., may be deemed to have control of the disposition of shares owned by American United Global Inc., however Mr. Rubin disclaims beneficial ownership of shares owned by American United Global Inc.


(7) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock issued to Fleming Fogtmann in settlement of certain claims.


(8) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent (a) shares of common stock issued to Gerard Klauer Mattison & Co. upon exercise of warrants and (b) shares of common stock which are issuable to Gerard Klauer Mattison & Co. upon exercise of warrants to purchase 400,000 shares of common stock which are exercisable within sixty days of October 1, 2000. The stockholder intends to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities -- GKM Warrants." Gerard Klauer Mattison is a broker dealer registered with the National Association of Securities Dealers. No one person may be deemed to have control of the disposition of shares owned by Gerard Klauer Mattison.


(9) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent (a) 1,704,909 shares of common stock and (b) shares of common stock which are issuable upon exercise of certain warrants to purchase 290,909 shares granted in connection with our acquisition of control of ORS. The shares of common stock listed in the table under the caption "Shares Offered"
     include all the shares listed in the table under the caption "Shares Beneficially Owned Prior to the Offering" plus 264,463 shares which represents a good faith estimate of the maximum number of shares of common stock issuable to Outsourced Automated Services and Integrated Solutions upon exercise of certain warrants granted in connection with our acquisition of ORS. The actual number of shares of common stock issuable upon exercise of the warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time, including, among others, ORS' achievement of certain revenue and EBITDA targets and the market price of our common stock at the date the registration statement of which this prospectus is a part is declared effective by the SEC. For more information see the description of the terms of the warrants under the caption "Description of Capital Securities--Oasis Warrants." The stockholder intends to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." Outsourced Automated Services and Integrated Solutions is a wholly owned subsidiary of Eastern Airlines. John J. Sicilian, President of Eastern Airlines, may be deemed to have control over the disposition of shares owned by Eastern Airlines, Inc.

(10) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock issued upon exchange of the Series M Preferred Stock. David Warnes may be deemed to have control over the disposition of shares owned by Highpoint Telecommunications, however Mr. Warnes disclaims beneficial ownership of the shares owned by Highpoint Telecommunications.

(11) Except for the shares of common stock discussed in footnote (22) below, the shares of common stock listed in the table under the caption "Shares Beneficially Owned Prior to Offering" represent shares of common stock issued to the Series N investors upon the conversion of the Series N Preferred Stock. The shares of common stock listed in the table under the caption "Shares Offered" include all the shares listed in the table under the caption "Shares Owned Prior to the Offering" plus shares of common stock which are issuable upon exercise of warrants to purchase 551,253 shares of common stock which are exercisable beginning in October 2000. The stockholders intend to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities -- Series N Warrants." Safetynet Limited is an investment fund, which is advised by Melco Advisors. Zev Saltsman, a principal in Melco Advisors, may be deemed to have control over the disposition of the securities owned by Safetynet Limited, however Mr. Saltsman disclaims beneficial ownership of the securities owned by Safetynet Limited. Howard Schow is the trustee of the Schow Family Trust. Empire CM and Empire CP are hedge funds, which are managed by Peter Richards and Scott Fine. Messrs. Richards and Fine may be deemed to have control over the disposition of the securities owned by Empire CM and Empire CP, however Messrs. Richards and Fine disclaim beneficial ownership of the securities owned by Empire CM and Empire CP.

(12) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock issued to the former stockholders of Coast in connection with our acquisition of Coast.

(13) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock issued to Swiftcall Holdings (USA) in connection with our acquisition of Swiftcall. Swiftcall Holdings (USA) is the wholly owned subsidiary of Andville Equipment (UK) Ltd., a widely owned United Kingdom company.

(14) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock issued to IDT Corporation upon exercise of warrants granted in connection with IDT's loan to us. IDT Corporation is a public corporation which is listed on the Nasdaq National Market under the symbol "IDTC".


(15) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock which are issuable to Executive Lending LLC upon exercise of warrants to purchase 10,000 shares of common stock within sixty days of October 1, 2000. The stockholder intends to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities -- Executive Lending Warrants." Ronald W. Kuzon, Vice President of the managing member of Executive Lending LLC, may be deemed to have control of the disposition of shares owned by Executive Lending, however Mr. Kuzon disclaims beneficial ownership of such shares.

(16) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock which are issuable to Strategic Growth upon exercise of options to purchase 318,000 shares of common stock within sixty days of October 1, 2000. The stockholder intends to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities -- Strategic Growth Warrants." Richard E. Cooper, Chairman of Strategic Growth, may be deemed to have control over the disposition of the securities owned by Strategic Growth, however Mr. Cooper disclaims beneficial ownership of such securities.


(17) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent a good faith estimate of the number of shares of common stock issuable to RGC International Investors upon conversion of Series P

     Preferred Stock and Series Q Preferred Stock and exercise of warrants. The actual number of shares of common stock issuable upon conversion of the Series P Preferred Stock and Series Q Preferred Stock and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time, including, among other factors, the future market price of our common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the Series P Preferred Stock and Series Q Preferred Stock and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act. Under the terms of the Series P Preferred Stock, Series Q Preferred Stock and the related warrants, the shares of Series P Preferred Stock and Series Q Preferred Stock are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted Series P Preferred Stock, Series Q Preferred Stock or unexercised portions of the warrants) would not exceed 4.9% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for RGC International Investors exceeds the number of shares of common stock that RGC International Investors could own beneficially at any given time through their ownership of Series P Preferred Stock, Series Q Preferred Stock and the warrants. In that regard, the beneficial ownership of the common stock by RGC International Investors set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act. See the description of the terms of the Series P Preferred Stock, the Series Q Preferred Stock and the related warrants under the caption "Description of Capital Securities--Series P Preferred Stock --Series Q Preferred Stock, --Series P Warrants and --Series Q Warrants." RGC International Investors, LDC is a party to an investment management agreement with Rose Glen Capital Management, L.P., a limited partnership of which the general partner is RGC General Partner Corp. Messrs. Wayne Bloch, Gary Kaminsky and Steve Katznelson own all of the outstanding capital stock of RGC General Partner Corp., are the sole officers and directors of RGC General Partner Corp. and are parties to a shareholders' agreement pursuant to which they collectively control RGC General Partner Corp. Through RGC General Partner Corp., such individuals control Rose Glen Capital Management, L.P. Such individuals disclaim beneficial ownership of our common stock owned by RGC International Investors, LDC.

(18) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock issued to the former Trans Global stockholders upon our acquisition of Trans Global. Robert and Suzanne Grayson are the trustees of the Grayson Family Trust and may be deemed to be the beneficial owners of the securities owned by the Grayson Family Trust.


(19) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock which are issuable to Dr. Soni upon exercise of warrants to purchase 60,000 shares of common stock which are issuable within sixty days of October 1, 2000 granted in connection with Dr. Soni's loan to us. The stockholder intends to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities -- Soni Warrants."

(20) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock which are issuable to Penny Vane upon exercise of warrants to purchase 8,250 shares of common stock within sixty days of October 1, 2000. The stockholder intends to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities -- Vane Warrants."

(21) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered," including only 56,250 of the shares so listed for Jeffey Gee, represent shares of common stock issued to certain of our employees.


(22) 36,000 shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock issued to our Chief Financial Officer in connection with his hire.

(23) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent warrants to purchase 2,500 shares of common stock which are issuable to Brookshire within sixty days of October 1, 2000. For more information, see the discussion under the caption "Description of Capital Securities -- Brookshire Warrants." Brookshire is a broker dealer registered with the National Association of Securities Dealers. No one person may be deemed to have control over the disposition of shares owned by Brookshire.

(24) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock issued to Network Data Systems upon exercise of warrants which are issuable within sixty days of October 1, 2000 granted in connection with Network Data Systems' loan to us. William V. Moore, President of Network Data Systems, may be deemed to have control over the disposition of the securities owned by Network Data Systems, however Mr. Moore disclaims beneficial ownership of the securities owned by Network Data Systems.

(25) The shares of common stock listed in the table under the caption "Shares Offered" represent shares of common stock that may be pledged by one of our wholly owned subsidiaries, eGlobe No. 1 LLC, in connection with future equpment lease and other loan arrangements. In the event that our subsidiary defaults on its repayment obligations relating to these potential loan arrangements, its lender may sell the shares securing the loan.

(26) The shares of common stock listed in the table under the caption "Shares Beneficially Owned Prior to Offering" represent shares of common stock which are issuable upon exercise of warrants to purchase shares of common stock which are exercisable within sixty days of October 1, 2000. The shares of common stock listed in the table under the caption "Shares
     Offered" include all the shares listed in the table under the caption "Shares Owned Prior to the Offering" plus shares of common stock which are issuable upon exercise of warrants to purchase shares of common stock which are not exercisable within sixty days of October 1, 2000. For more information, see the discussion under the caption "Description of Capital Securities -- Wolfe Axelrod Weinberger Warrants." Messrs. Steven Axelrod, Donald Weinberger and Jeffrey Volk have control over the disposition of the securities owned by Wolfe Axelrod Weinberger Associates.


(27) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock issued to TI Partners, Inc. in connection with sales and marketing services provided in Europe in 2000. Steven Wiell may be deemed to have control over the disposition of securities owned by TI Partners, however Mr. Wiell disclaims beneficial ownership of the securities owned by TI Partners.

(28) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to the Offering" and "Shares Offered" represent
     (a) shares of common stock issued and (b) shares of common stock issuable upon exercise of warrants to purchase common stock which are exercisable within sixty days of October 1, 2000. For more information, see the discussion under the caption "Description of Capital Securities - Tower Hill Warrants." Tower Hill Investments Limited is an investment fund, which is advised by Melco Advisors. Zev

     Saltsman, a principal in Melco Advisors, may be deemed to have control over the disposition of the securities owned by Tower Hill Investments Limited, however Mr. Saltsman disclaims beneficial ownership of the securities owned by Tower Hill Investments Limited.

(29) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to the Offering" and "Shares Offered" represent shares of common stock we anticipate we will issue to Hao Li Lin in connection with the acquisition of Orlida International Development Co., Ltd. by our subsidiary IDX in October 2000.

                             PLAN OF DISTRIBUTION

       The shares may be sold or distributed from time to time by the selling stockholders named in this prospectus, by their donees, pledgees, transferees or other successors in interest. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

       The selling stockholders may offer their shares at various times in one or more of the following transactions, which may include block transactions:

       o in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

       o in transactions involving cross or block trades or otherwise on the Nasdaq National Market or such other market on which the common stock may from time to time be trading (including transactions in which brokers or dealers may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction);

       o in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus;

       o in transactions "at the market" to or through market makers in our common stock or into an existing market for the common stock;

       o in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

       o through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

       o in privately negotiated transactions;

       o in short sales or transactions to cover short sales; or

       o in a combination of any of the foregoing transactions.

       The sale price to the public may be:

       o the market price prevailing at the time of sale;

       o a price related to such prevailing market price;

       o at negotiated prices; or

       o such other price as the selling stockholders determine from time to time.

The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders also may sell their shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

       From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders who transfer, donate, pledge or grant a security interest in their shares will decrease as and when the selling stockholders take these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees or other successors in interest will be selling stockholders for purposes of this prospectus.

       A selling stockholder may sell short our common stock. The selling stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

       A selling stockholder or its pledgee, donee, transferee or other successor in interest may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling stockholder or its pledgee, donee, transferee or other successor in interest also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

       A selling stockholder or its pledgee, donee, transferee or other successor in interest may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers or use brokers, dealers, underwriters or agents to sell their shares. The broker-dealers acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

       The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

       We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Exchange Act. With certain exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of the shares.

       Under our registration rights agreements with the selling stockholders, we are required to bear the expenses relating to this offering, excluding any underwriting discounts or commissions, stock transfer taxes and fees of legal counsel to the selling stockholders. We estimate these expenses will total approximately $215,000.

       We have agreed to indemnify the selling stockholders and any underwriters, brokers, dealers or agents and their respective controlling persons against certain liabilities, including certain liabilities under the Securities Act.

       It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.


       This offering by any selling stockholder will terminate on the date specified in the selling stockholder's registration rights agreement with eGlobe or, if earlier, on the date on which the selling stockholder has sold all of his shares.

                                 LEGAL MATTERS

       Hogan & Hartson L.L.P., of Washington, D.C., will issue an opinion about certain legal matters with respect to the common stock for eGlobe.

                                    EXPERTS

       The consolidated financial statements and schedule of eGlobe, Inc. and subsidiaries, the combined financial statements of Connectsoft Corporation, the combined financial statements of Highpoint International Telecom, Inc. and affiliates and the financial statements of Coast International, Inc. included in this Prospectus and in the Registration Statement, have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

       The consolidated financial statements of Trans Global Communications, Inc. and subsidiaries as of December 31, 1999 and 1998, and for the three years in the period ended December 31, 1999, incorporated by reference in this Prospectus, and in the Registration Statement, have been audited by Ernst &
Young LLP, independent auditors, as set forth in their report thereon. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

       The financial statements of Oasis Reservations Services, Inc., included in this Prospectus, have been so included in reliance upon the report of Berkowitz, Dick, Pollack & Brant LLP independent auditors, given upon the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act"). You may read and copy any of the information we file with the SEC at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of filed documents by mail from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. We file information electronically with the SEC. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically. Our common stock is quoted on the Nasdaq National Market under the symbol "EGLO," and reports, proxy statements and other information concerning eGlobe can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

       This prospectus is part of a registration statement we filed with the SEC under the Securities Act of 1933 (the "Securities Act"). As permitted by SEC rules, this prospectus omits certain information that is included in the registration statement. For further information about us and our common stock, you should refer to the registration statement and its exhibits. If we have filed a contract, agreement or other document as an exhibit to the registration statement, you may read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus (including statements incorporated by reference as discussed below) regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

                                 eGLOBE, INC.

FINANCIAL STATEMENTS AND EXHIBITS


     The following are the consolidated financial statements and exhibits of eGlobe, Inc. and subsidiaries which are filed as part of this report:




UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30,
 2000
 Unaudited Consolidated Balance Sheets as of June 30, 2000 and 1999 .................. F-3 - F-4
 Unaudited Consolidated Statements of Operations for the Six Months Ended June 30,
   2000 and 1999 ..................................................................... F-5
 Unaudited Consolidated Statements of Comprehensive Loss for the Six Months
   Ended June 30, 2000 and 1999 ...................................................... F-6
 Unaudited Consolidated Statements of Cash Flows for the Six Months Ended June 30,
   2000 and 1999 ..................................................................... F-7 - F-8
 Notes to the Unaudited Consolidated Financial Statements ............................ F-9 - F-29
CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999:
 Report of Independent Certified Public Accountants .................................. F-30
 Report of Independent Auditors ...................................................... F-31
 Consolidated Balance Sheets as of December 31, 1999 and 1998 ........................ F-32 - F-33
 Consolidated Statements of Operations for the Year Ended December 31, 1999, the
   Nine Months Ended December 31, 1998 and the Year Ended March 31, 1998 ............. F-34 - F-35
 Consolidated Statements of Stockholders' Equity for the Year Ended December 31,
   1999, the Nine Months Ended December 31, 1998 and the Year Ended March 31,
   1998 .............................................................................. F-36 - F-37
 Consolidated Statements of Comprehensive Loss for the Year Ended December 31,
   1999, the Nine Months Ended December 31, 1998 and the Year Ended March 31,
   1998 .............................................................................. F-38
 Consolidated Statements of Cash Flows for the Year Ended December 31, 1999, the
   Nine Months Ended December 31, 1998 and the Year Ended March 31, 1998 ............. F-39 - F-40
 Summary of Accounting Policies ...................................................... F-41 - F-51
 Notes to Consolidated Financial Statements .......................................... F-52 - F-98
SCHEDULE - II -- Valuation and Qualifying Accounts ................................... F-99
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS................................. F-100 - F-105
CONNECTSOFT COMMUNICATIONS CORPORATION
 Report of Independent Certified Public Accountants .................................. F-106
 Combined Statements of Net Liabilities as of July 31, 1998 and May 31, 1998
   (unaudited) ....................................................................... F-107
 Combined Statements of Revenues and Expenses for the Year Ended
   July 31, 1998 and for the Ten Months Ended May 31, 1999 and 1998 (unaudited)....... F-108
 Notes to Combined Financial Statements .............................................. F-109 - F-114

OASIS RESERVATIONS SERVICES, INC.
 Independent Auditors' Report ........................................................ F-115
 Balance Sheets as of August 31, 1999 (unaudited) and May 31, 1999 ................... F-116

 Statements of Operations for the Three Months Ended August 31, 1999 and 1998
   (unaudited) and for the Year Ended May 31, 1999 ............................ F-117
 Statements of Shareholder's Equity for the Three Months Ended August 31, 1999
   (unaudited) and for the Year Ended May 31, 1999 ............................ F-118
 Statements of Cash Flows for the Three Months Ended August 31, 1999 and
   1998 unaudited) and for the Year Ended May 31, 1999 ........................ F-119 - F-120
 Notes to Financial Statements ................................................ F-121 - F-126

HIGHPOINT INTERNATIONAL TELECOM, INC. AND AFFILIATES
 Report of Independent Certified Public Accountants ........................... F-127
 Combined Balance Sheet as of July 31, 1999 ................................... F-128
 Combined Statement of Operations for the Nine Months Ended July 31, 1999 ..... F-129
 Combined Statement of Stockholder's and Affiliates' Equity for the Nine Months
   Ended July 31, 1999 ........................................................ F-130
 Combined Statement of Cash Flows for the Nine Months Ended July 31, 1999 ..... F-131
 Notes to Combined Financial Statements ....................................... F-132 - F-136
COAST INTERNATIONAL, INC.
 Report of Independent Certified Public Accountants ........................... F-137
 Balance Sheet ................................................................ F-138 - F-139
 Statement of Income .......................................................... F-140
 Statement of Stockholders' Deficit ........................................... F-141
 Statement of Cash Flows ...................................................... F-142
 Summary of Accounting Policies ............................................... F-143 - F-144
 Notes to Financial Statements ................................................ F-145 - F-147


                                                                   eGLOBE, INC.

                                                    CONSOLIDATED BALANCE SHEETS
                          AS OF JUNE 30, 2000 (UNAUDITED) AND DECEMBER 31, 1999
--------------------------------------------------------------------------------



                                                                                    JUNE 30, 2000    DECEMBER 31,
                                                                                     (UNAUDITED)         1999
-----------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT:
 Cash and cash equivalents .......................................................  $   1,050,000   $   2,659,000
 Restricted cash .................................................................         53,000         158,000
 Restricted short-term investments ...............................................      3,042,000       1,492,000
 Accounts receivable, less allowance of $5,868,000 and $3,206,000 for
   doubtful accounts .............................................................     15,898,000      15,142,000
 Other receivables ...............................................................        798,000       1,406,000
 Prepaid expenses ................................................................      1,525,000       1,584,000
 Other current assets ............................................................        330,000         639,000
-----------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS .............................................................     22,696,000      23,080,000
PROPERTY AND EQUIPMENT, net of accumulated depreciation and
 amortization of $30,570,000 and $24,352,000......................................     36,838,000      42,078,000
GOODWILL, net of accumulated amortization of $3,467,000 and $1,572,000
 (Note 4) ........................................................................     25,370,000      24,904,000
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $10,311,000
 and $6,466,000 (Note 4)..........................................................     18,221,000      21,674,000
OTHER:
 Deposits ........................................................................      1,692,000       1,659,000
 Investments (Note 5) ............................................................      2,419,000              --
 Other assets ....................................................................        149,000         400,000
-----------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS ...............................................................      4,260,000       2,059,000
-----------------------------------------------------------------------------------------------------------------
TOTAL ASSETS .....................................................................  $ 107,385,000   $ 113,795,000
-----------------------------------------------------------------------------------------------------------------



See  accompanying  summary  of  accounting  policies  and  notes to consolidated financial statements.

                                                                    eGLOBE, INC.

                           AS OF JUNE 30, 2000 (UNAUDITED) AND DECEMBER 31, 1999
--------------------------------------------------------------------------------



                                                                                   JUNE 30, 2000     DECEMBER 31,
                                                                                    (UNAUDITED)          1999
-----------------------------------------------------------------------------------------------------------------
LIABILITIES, MINORITY INTEREST, REDEEMABLE STOCK
 AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT:
 Accounts payable (Note 6) .....................................................  $   46,153,000    $  41,558,000
 Accrued expenses ..............................................................      12,982,000       10,992,000
 Income taxes payable ..........................................................         422,000          560,000
 Notes payable and current maturities of long-term debt (Note 7) ...............       7,743,000        7,868,000
 Notes payable and current maturities of long-term debt-related
   parties (Note 8) ............................................................       6,281,000        4,676,000
 Deferred revenue ..............................................................         983,000        1,331,000
 Other liabilities .............................................................       1,329,000          797,000
-----------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES ......................................................      75,893,000       67,782,000
-----------------------------------------------------------------------------------------------------------------
ACCOUNTS PAYABLE -- LONG-TERM ..................................................              --        1,000,000
LONG-TERM DEBT, NET OF CURRENT MATURITIES (NOTE 7) .............................       2,351,000        5,194,000
LONG-TERM DEBT -- RELATED PARTIES, NET OF CURRENT MATURITIES (NOTE 8) ..........       9,267,000        8,301,000
-----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES ..............................................................      87,511,000       82,277,000
-----------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST (NOTE 4) .....................................................              --        2,800,000
REDEEMABLE STOCK (NOTES 9 AND 11) ..............................................      23,255,000          700,000
-----------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY (DEFICIT):
 Preferred stock, all series, $.001 par value, 10,000,000 and 5,000,000
   shares authorized, 250,000 and 1,927,791 shares outstanding .................           1,000            2,000
 Common stock, $.001 par value, 200,000,000 shares authorized,
   90,905,990 and 69,580,604 shares outstanding ................................          91,000           70,000
 Stock to be issued ............................................................       1,372,000        2,624,000
 Notes receivable (Note 9) .....................................................      (1,369,000)      (1,210,000)
 Additional paid-in capital ....................................................     126,010,000      106,718,000
 Accumulated deficit ...........................................................    (130,327,000)     (80,682,000)
 Accumulated other comprehensive income ........................................         841,000          496,000
-----------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT) ...........................................      (3,381,000)      28,018,000
-----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES, MINORITY INTEREST, REDEEMABLE STOCK AND STOCKHOLDERS'
 EQUITY (DEFICIT) ..............................................................  $  107,385,000    $ 113,795,000
-----------------------------------------------------------------------------------------------------------------



See  accompanying  summary  of  accounting  policies  and  notes to consolidated financial statements.

                                                                   eGLOBE, INC.

                                          CONSOLIDATED STATEMENTS OF OPERATIONS
                            SIX MONTHS ENDED JUNE 30, 2000 AND 1999 (UNAUDITED)
--------------------------------------------------------------------------------



                                                                                     SIX MONTHS        SIX MONTHS
                                                                                       ENDED             ENDED
                                                                                      JUNE 30,          JUNE 30,
                                                                                        2000              1999
------------------------------------------------------------------------------------------------------------------
REVENUE (NOTES 2 AND 12) .......................................................   $  65,041,000     $  80,115,000
------------------------------------------------------------------------------------------------------------------
COST OF REVENUE ................................................................      59,372,000        77,056,000
------------------------------------------------------------------------------------------------------------------
GROSS PROFIT ...................................................................       5,669,000         3,059,000
------------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES:
 Selling, general and administrative, exclusive of $8.4 million, $1.4 million and $0.9 million reported below of compensation related to
   stock options and acquisitions ..............................................      29,257,000        13,720,000
 Compensation related to stock options (Note 9) ................................       8,439,000                --
 Deferred compensation related to acquisitions (Note 4) ........................       1,438,000           962,000
 Depreciation and amortization .................................................       6,141,000         2,832,000
 Amortization of goodwill and other intangible assets ..........................       5,740,000         1,599,000
------------------------------------------------------------------------------------------------------------------
TOTAL COSTS AND EXPENSES .......................................................      51,015,000        19,113,000
------------------------------------------------------------------------------------------------------------------
LOSS FROM OPERATIONS ...........................................................     (45,346,000)      (16,054,000)
------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
 Interest expense ..............................................................      (3,731,000)       (4,083,000)
 Interest income ...............................................................         179,000           531,000
 Other income ..................................................................          89,000                --
 Other expense .................................................................         (72,000)          (41,000)
 Loss on i1.com investment (Note 5) ............................................        (580,000)               --
 Loss on Unitel investment (Note 5) ............................................        (183,000)               --
------------------------------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSE ............................................................      (4,298,000)       (3,593,000)
------------------------------------------------------------------------------------------------------------------
NET LOSS .......................................................................     (49,644,000)      (19,647,000)
------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK DIVIDENDS (NOTES 9, 10 AND 11) .................................     (16,703,000)       (4,329,000)
------------------------------------------------------------------------------------------------------------------
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS ...................................   $ (66,347,000)    $ (23,976,000)
------------------------------------------------------------------------------------------------------------------
NET LOSS PER SHARE (BASIC AND DILUTED) (NOTE 10) ...............................   $       (0.78)    $       (0.41)
------------------------------------------------------------------------------------------------------------------



See  accompanying  summary  of  accounting  policies  and  notes to consolidated financial statements.

                                                                    eGLOBE, INC.

                                   CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 (UNAUDITED)
--------------------------------------------------------------------------------



                                                                                       SIX MONTHS        SIX MONTHS
                                                                                         ENDED             ENDED
                                                                                        JUNE 30,          JUNE 30,
                                                                                          2000              1999
---------------------------------------------------------------------------------------------------------------------
NET LOSS .........................................................................  $  (49,644,000)    $ (19,647,000)
---------------------------------------------------------------------------------------------------------------------
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS .........................................         345,000           262,000
---------------------------------------------------------------------------------------------------------------------
COMPREHENSIVE NET LOSS ...........................................................  $  (49,299,000)    $ (19,385,000)
---------------------------------------------------------------------------------------------------------------------



See  accompanying  summary  of  accounting  policies  and  notes to consolidated financial statements.

                                                                    eGLOBE, INC.

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 (UNAUDITED)
--------------------------------------------------------------------------------



                                                                                       SIX MONTHS        SIX MONTHS
                                                                                         ENDED             ENDED
                                                                                     JUNE 30, 2000     JUNE 30, 1999
--------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
OPERATING ACTIVITIES:
 Net loss ........................................................................   $ (49,644,000)    $ (19,647,000)
 Adjustments to reconcile net loss to cash used in operating activities:
   Depreciation and amortization .................................................      11,881,000         4,431,000
   Provision for bad debts .......................................................       3,483,000           471,000
   Non-cash interest expense .....................................................              --           202,000
   Minority interests in loss ....................................................         (64,000)               --
   Loss on investments ...........................................................         763,000                --
   Issuance of options and warrants for services .................................       1,594,000            19,000
   Issuance of common stock for services .........................................          34,000                --
   Deferred compensation costs related to acquisitions ...........................       1,438,000           962,000
   Compensation costs related to stock options ...................................       8,439,000                --
   Amortization of warrant value for services ....................................         945,000                --
   Value of penalty warrants to be issued (Note 4) ...............................         650,000                --
   Amortization of debt discounts ................................................       1,563,000         3,020,000
 Changes in operating assets and liabilities (net of changes from acquisitions):
   Accounts receivable ...........................................................      (4,239,000)       (7,732,000)
   Other receivables .............................................................         608,000          (665,000)
   Prepaid expenses ..............................................................        (843,000)         (359,000)
   Other current assets ..........................................................         309,000          (759,000)
   Other assets ..................................................................         286,000            76,000
   Accounts payable ..............................................................       3,595,000         6,510,000
   Income taxes payable ..........................................................        (138,000)         (595,000)
   Accrued expenses ..............................................................       2,335,000          (734,000)
   Deferred revenue ..............................................................        (348,000)         (100,000)
   Other liabilities .............................................................         532,000           333,000
--------------------------------------------------------------------------------------------------------------------
CASH USED IN OPERATING ACTIVITIES ................................................     (16,821,000)      (14,567,000)
--------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
 Purchases of property and equipment .............................................        (791,000)      (10,588,000)
 Purchase of intangibles .........................................................        (137,000)               --
 Net sales (purchases) of short-term investments .................................      (1,550,000)        7,717,000
 Acquisition of companies, net of cash acquired (Note 4) .........................              --        (1,641,000)
 (Increase) decrease in restricted cash ..........................................         105,000            (2,000)
 Other assets ....................................................................         (33,000)         (159,000)
--------------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES ................................................      (2,406,000)       (4,673,000)
--------------------------------------------------------------------------------------------------------------------

                                                                    eGLOBE, INC.

                             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 (UNAUDITED)
--------------------------------------------------------------------------------



                                                                                      SIX MONTHS     SIX MONTHS
                                                                                        ENDED           ENDED
                                                                                    JUNE 30, 2000   JUNE 30, 1999
-----------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
 Proceeds from notes payable (Note 7) ............................................            --        500,000
 Proceeds from notes payable-related parties (Note 8) ............................       692,000      7,000,000
 Proceeds from issuance of preferred stock .......................................    19,525,000     10,000,000
 Stock issuance costs ............................................................    (1,114,000)      (704,000)
 Proceeds from exercise of warrants (Note 9) .....................................       755,000             --
 Proceeds from capital leases ....................................................            --      3,749,000
 Proceeds from exercise of options (Note 9) ......................................     1,912,000             --
 Deferred financing and acquisition costs ........................................            --        (87,000)
 Payments on capital leases ......................................................      (754,000)      (395,000)
 Payments on notes payable (Note 7) ..............................................    (2,714,000)      (230,000)
 Payments on notes payable -- related parties (Note 8) ...........................      (684,000)      (100,000)
-----------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES ............................................    17,618,000     19,733,000
-----------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .............................    (1,609,000)       493,000
-----------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ...................................     2,659,000      4,031,000
-----------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD .........................................  $  1,050,000    $ 4,524,000
-----------------------------------------------------------------------------------------------------------------



See  Note  14  for  Supplemental  Information to Consolidated Statements of Cash
                                    Flows.

See  accompanying  summary  of  accounting  policies  and  notes to consolidated financial statements.

                                  eGLOBE, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 2000


NOTE 1 -- BASIS OF PRESENTATION


     The accompanying consolidated financial statements include the accounts of eGlobe, Inc. and its wholly owned subsidiaries ("the Company") and have been prepared in accordance with United States generally accepted accounting principles for interim financial information. Pursuant to Rule 10-01 of Regulation S-X, these consolidated financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included consisting only of normal recurring accruals. Operating results for the three and six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.


     The consolidated financial statements of the Company for the six months ended June 30, 2000 and June 30, 1999 have been restated to give retroactive effect to the merger with Trans Global Communications, Inc. ("Trans Global") effective March 23, 2000, which has been accounted for using the pooling of interests method of accounting. As a result, the financial position, results of operations, and cash flows are presented as if the combining companies had been consolidated for all periods presented. Trans Global is a leading provider of international voice and data services to carriers in several markets around the world.


     It is suggested that these consolidated financial statements be read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this Registration Statement. See Note 2 for further information.


     The Company completed the following acquisitions in 1999 that were accounted for under the purchase method of accounting. In February 1999, the Company completed the acquisition of Telekey, Inc. ("Telekey"), a provider of card-based telecommunications services. In June 1999, the Company, through its newly formed subsidiary, Vogo Networks, LLC ("Vogo"), purchased substantially all of the assets and assumed certain liabilities of Connectsoft Communications Corporation and Connectsoft Holdings, Corp. (collectively "Connectsoft"), which developed and continues to enhance a server based communication system that integrates various forms of messaging, Internet and web content, personal services, and provides telephone access to Internet content (including email and e-commerce functions). In July 1999, the Company completed the acquisition of Swiftcall Equipment and Services (USA) Inc., ("Swiftcall"), a telecommunications company, and certain network operating equipment held by an affiliate of Swiftcall. Effective August 1, 1999, the Company assumed operational control of Highpoint International Telecom, Inc. and certain assets and operations of Highpoint Carrier Services, Inc. and Vitacom, Inc. (collectively "Highpoint"). The three entities were majority owned subsidiaries of Highpoint Telecommunications Inc. ("HGP"), a publicly traded company on the Canadian Venture Exchange. On October 14, 1999, substantially all of the operating assets of Highpoint were transferred to iGlobe, Inc. ("iGlobe"), a newly formed subsidiary of HGP, and the Company concurrently acquired all of the issued and outstanding common stock of iGlobe. iGlobe possesses an infrastructure supplying Internet Protocol ("IP") services, particularly voice over IP, throughout Latin America. In September 1999, the Company, acting through a newly formed subsidiary, acquired control of Oasis Reservations Services, Inc. ("ORS"), a Miami based transaction support services and call center to the travel industry, from its sole stockholder, Outsourced Automated Services and Integrated Solutions, Inc. ("Oasis"). The Company and Oasis formed eGlobe/Oasis Reservations LLC ("LLC") which is responsible for conducting ORS' operations. The Company managed and controlled the operations of the LLC and accordingly included the LLC in its consolidated financial statements. Effective May 12, 2000, the Company became the sole member of the LLC. In December 1999, the Company completed the acquisition of Coast International, Inc. ("Coast"), a provider of enhanced long-distance interactive voice and internet services. See Notes 4, 7, 8 and 9 for further discussion.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 1 -- BASIS OF PRESENTATION - (CONTINUED)


     In December 1998, the Company acquired IDX International, Inc. ("IDX"), a supplier of IP transmission services, principally to telecommunications carriers, in 14 countries. Also, in December 1998, the Company acquired UCI Tele Network, Ltd. ("UCI"), a development stage calling card business, with contracts to provide calling card services in Cyprus and Greece. These acquisitions were also accounted for under the purchase accounting method.


     The Company invested in i1.com, an e-commerce, network transaction company that was founded by the Company and a former IDX executive. It is accounted for as an equity investment in the consolidated financial statements of the Company since the Company does not have a "controlling financial interest" in i1.com. See Note 5 for further discussion.


     The Company has an investment in Unitel, a company functioning as a communications carrier of PSTN traffic including voice, data and Internet. It is accounted for as an equity investment in the consolidated financial statements of the Company since the Company does not have a "controlling financial interest" in Unitel. See Note 5 for further discussion.


     In December 1999, the U.S. Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101, " Revenue Recognition in Financial Statements" ("SAB" 101), which clarifies the SEC's views on revenue recognition. The Company believes its existing revenue recognition policies and procedures are in compliance with SAB 101 and therefore, SAB 101's adoption will not have a material impact on the Company's financial condition, results of operations or cash flows.


     In March 2000, the FASB issued Emerging Issues Task Force Issue No 00-2, "Accounting for Web Site Development Costs" ("EITF 00-2"), which is effective for all such costs incurred for fiscal quarters beginning after June 30, 2000. This Issue establishes accounting and reporting standards for costs incurred to develop a web site based on the nature of each cost. Currently, as the Company has no web site development costs, the adoption of EITF 00-2 would have no impact on the Company's financial condition or results of operations. To the extent the Company begins to enter into such transactions in the future, the Company will adopt the Issue's disclosure requirements in the quarterly and annual financial statements for the year ending December 31, 2000.


     In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44"), which is effective July 1, 2000, except that certain conclusions in this Interpretation which cover specific events that occur after either December 15, 1998, or January 12, 2000 are recognized on a prospective basis from July 1, 2000. This Interpretation clarifies the application of APB Opinion 25 for certain issues related to stock issued to employees. The Company believes its existing stock based compensation policies and procedures are in compliance with FIN 44 and therefore, the adoption of FIN 44 will have no material impact on the Company's financial condition, results of operations or cash flows.


NOTE 2 -- MERGER WITH TRANS GLOBAL


     Pursuant to an Agreement and Plan of Merger entered into on December 16, 1999, and effective March 23, 2000, a wholly-owned subsidiary of eGlobe merged with and into Trans Global, with Trans Global continuing as the surviving corporation and becoming a wholly-owned subsidiary of eGlobe (the "Merger"). The Merger provided for the issuance of 40,000,000 shares of the eGlobe common stock in exchange for all of the outstanding common stock of Trans Global. The Merger has been accounted for as a pooling of interests. In addition, eGlobe issued 2,000,000 shares of its common stock into escrow to cover its potential indemnification obligations under the Merger agreement. Revenue, net loss, net loss attributable to common stockholders, and net loss per share of eGlobe and Trans Global as consolidated for the periods presented are as follows:

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 2 -- MERGER WITH TRANS GLOBAL - (CONTINUED)


                                                              (UNAUDITED)
                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                 --------------------------------------
                                                                             1999
                                                        2000               RESTATED
                                                 ------------------   -----------------
REVENUE:
 eGlobe ......................................     $   25,840,000       $  17,501,000
 Trans Global ................................         43,057,000          62,614,000
 Elimination of intercompany revenue .........         (3,856,000)                 --
                                                   --------------       -------------
 eGlobe, consolidated ........................     $   65,041,000       $  80,115,000
                                                   --------------       -------------
NET LOSS:
 eGlobe ......................................     $  (46,438,000)      $ (18,750,000)
 Trans Global ................................         (3,206,000)           (897,000)
                                                   --------------       -------------
 eGlobe, consolidated ........................     $  (49,644,000)      $ (19,647,000)
                                                   --------------       -------------
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS:
 eGlobe ......................................     $  (63,141,000)      $ (23,079,000)
 Trans Global ................................         (3,206,000)           (897,000)
                                                   --------------       -------------
 eGlobe, consolidated ........................     $  (66,347,000)      $ (23,976,000)
                                                   --------------       -------------
NET LOSS PER SHARE (BASIC AND DILUTED)
 As previously reported ......................     $           --       $       (1.22)
 eGlobe, consolidated ........................     $        (0.78)      $       (0.41)
                                                   --------------       -------------



NOTE 3 -- MANAGEMENT'S PLAN

     As of June 30, 2000, the Company had a net working capital deficiency of $53.2 million. This net working capital deficiency resulted principally from a loss from operations of $45.3 million (including deferred compensation, depreciation, amortization and other non-cash charges which totaled $21.7 million for the six months ended June 30, 2000). Also contributing to the working capital deficiency were $7.7 million in notes payable and current maturities of long-term debt, $6.3 million in notes payable and current maturities of long-term debt due to related parties, and $61.9 million in accounts payable, accrued expenses, other liabilities and deferred revenue.
Accounts payable includes approximately $10.5 million of payables which are being renegotiated with AT&T. The current maturities of $7.7 million consists of $3.3 million primarily related to acquisition/merger debt and $4.4 million related to capital lease payments due over the one year period ending June 30, 2001. The current maturities of $9.2 million due to related parties, net of unamortized discount of $2.9 million, consists of term payments of $3.9 million, net of unamortized discount of $2.9 million, due to EXTL Investors, the Company's third largest stockholder, notes payable of $3.3 million due to an affiliate of EXTL Investors and a note payable of $2.0 million due to an affiliate of i1.com. As disclosed in Notes 6, 7 and 8 certain of these payments are in arrears on June 30, 2000.

     On an operating level, the Company is continuing to try to negotiate certain contract and payment terms with an Enhanced Services customer that has a significant outstanding balance due to the Company. The Company has recorded significant reserves to cover this outstanding balance. The Company has not been able to work out a resolution with this customer. The Company may have to take a more aggressive course of action to resolve this matter and is considering all alternatives at this time.

     Thus far in 2000, the Company has met its cash requirements from (1) proceeds from the exercise of options and warrants of $2.7 million, primarily as a result of the improvement in the Company's stock price during the month of January 2000 and as sustained through the end of the first quarter, (2) proceeds of $0.5 million from the sale of Series N Convertible Preferred Stock ("Series N Preferred"), (3) proceeds
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 3 -- MANAGEMENT'S PLAN - (CONTINUED)


of $15.0 million from the sale of Series P Redeemable Convertible Preferred Stock ("Series P Preferred") and (4) proceeds of $4.0 million from the sale of Series Q Redeemable Convertible Preferred Stock ("Series Q Preferred). These capital transactions are discussed in Notes 7 and 9.

     If the Company meets its projections for reaching breakeven on an operating cash basis during the third quarter of 2000, the Company will still have additional capital requirements through June 2001 of up to $43.1 million. The Company will need to fund pre-existing liabilities, note payable obligations and the purchase of capital equipment.

     The Company will receive $6.0 million in proceeds from the sale of additional shares of Series Q Preferred Stock immediately upon the effectiveness of the registration of the common stock underlying this preferred stock. In
August  2000,  the  Company  received  $ 1.5  million  from a  private  sale  of securities and $250,000 from the sale of the Coast internet service provider business. The Company also expects to receive approximately $1.2 million from a tax refund, $650,000 from the sale of the Evans building in Denver, CO, and $575,000 from the sale of the long distance business. See Note 13 to the Unaudited Consolidated Financial Statements for discussion. The Company anticipates that the additional capital needed will come from a combination of financings that could consist of debt, private equity, a public follow-on offering, or a line of credit facility during the twelve-month period from July 2000 through June 2001. There is the possibility that the amount of financing required could be diminished by secured equipment-based financings.

     In addition to the firm commitment discussed previously, the Company is proceeding with other financing opportunities, which have not been finalized. The Company has a variety of opportunities in both the debt and equity markets to raise the necessary funds, which it needs to achieve its growth plan through the end of the quarter ended June 30, 2001.

     The Company anticipates that increased sales in the international market with higher margins will reduce its net working capital deficiency and contribute to its funding requirements through the second quarter of 2001.

     On December 14, 1999, Trans Global entered into a letter agreement with AT&T, Trans Global's largest supplier at that time, regarding the payment of various past due 1999 switch and circuit costs. Pursuant to that agreement, Trans Global agreed to pay AT&T approximately $13.8 million in consecutive monthly installments at 9% interest through January 1, 2001. The payable is secured by certain assets of Trans Global. As of June 30, 2000, the remaining balance due to AT&T was $10.5 million. Trans Global, as of August 11, 2000, has not paid $5.5 million of scheduled payments that were due in April, May, and June 2000. In addition, approximately $3.8 million of payables for current usage are in arrears. Trans Global is currently in discussions with AT&T regarding alternative arrangements for settlement of the outstanding obligations, and believes that conclusion of an arrangement that is not materially adverse to the immediate or long-term future operations of the Company, is possible. There can be no assurance that Trans Global will be able to satisfactorily resolve this matter. Should this not be resolved and should AT&T take action to take possession of the assets held as security, Trans Global believes that business will not be adversely impacted. There is no guarantee that Trans Global and therefore the Company will not have its operations affected adversely should a satisfactory resolution between the parties not be reached.

     The Company is in default on certain notes payable, however the Company has obtained the necessary waivers from the respective lenders.

     The Company is obligated under certain conditions to redeem the shares of Series P Preferred Stock and Series Q Preferred Stock. On July 15, 2000, the Company failed to register the shares of common stock issuable upon conversion of the Series P and Q Preferred Stock and associated warrants with the SEC, however the holder of the Series P and Q Preferred Stock has advised the Company in writing that it has no present intention to exercise its right to demand redemption, so long as the common stock and associated warrants are registered and declared effective by October 15, 2000. See Note 11 to the Unaudited Consolidated Financial Statements for further discussion.

     In order to be able to continue to pursue its growth plans, the company believes that it needs to conclude a significant financing, in the second half of 2000. Without such a financing, the company will have to sharply curtail its activities, specifically development of its enhanced IP services.

NOTE 4 -- ACQUISITIONS

     As discussed previously, the Company acquired IDX and UCI in December 1998 and Telekey, Connectsoft, Swiftcall, iGlobe, ORS and Coast in 1999. The results of operations of the acquired businesses are included in the consolidated financial statements from the date of acquisition. These acquisitions were accounted for using the purchase method of accounting. There are certain contingent purchase elements in some of these acquisitions as discussed below.

                                 eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 4 -- ACQUISITIONS - (CONTINUED)


     IDX and UCI

     The Company may issue additional purchase consideration if IDX and UCI meet certain defined performance objectives. The Company is currently renegotiating UCI's original agreement and timing of the performance measurement. The Company will determine the final goodwill amounts when the contingent purchase elements are resolved and the contingent purchase consideration is issued. Goodwill may materially increase when these contingencies are resolved.

     At the acquisition date, the stockholders of IDX originally received preferred stock and warrants which were ultimately convertible into common stock subject to IDX meeting certain performance objectives. These stockholders in turn granted preferred stock and warrants, each of which were convertible into a maximum of 240,000 shares of the Company's common stock, to certain employees. The stock grants were performance based and were adjusted each reporting period (but not less than zero) for the changes in the stock price until the shares and/or warrants (if and when) issued were converted into common stock. In December 1999, the IDX stockholders agreed not to issue preferred stock and warrants to the employees or other parties. In exchange, the Company agreed to issue eGlobe options to these employees and others related to IDX. The options have an exercise price of $1.20 and a three-year term. The options vested 75% at March 31, 2000 and the other 25% will vest on an accelerated basis if IDX meets its earn out or in three years if it does not. These options were granted in the first quarter of 2000. The increase in market price of the underlying common stock granted by the IDX stockholders to certain employees resulted in a charge to income of $0.1 million for the three months ended June 30, 1999 and $1.3 million and $0.4 million for the six months ended June 30, 2000 and 1999, respectively. See Note 9 for further discussion.


     Telekey

     As part of the purchase consideration, stockholders of Telekey received 1,010,000 shares of Series F Preferred Stock which were converted into common stock on January 3, 2000. In addition, under the original purchase agreement, the stockholders were to receive at least 505,000 and up to an additional 1,010,000 shares of Series F Preferred Stock two years from the date of closing subject to Telekey meeting certain revenue and EBITDA objectives. The value of $979,000 for the minimum 505,000 shares of Series F Preferred Stock to be issued was included in the purchase consideration. These stockholders in turn agreed to grant upon conversion of the Series F Preferred Stock a total of 240,000 shares of the Company's common stock to certain Telekey employees. Of this total, 60,000 shares were to be issued only if Telekey met certain performance objectives. As of June 30, 2000 and 1999, the value of the underlying non-contingent 180,000 shares of common stock granted by the Telekey stockholders to certain employees resulted in a charge to income of $0.1 million and $0.5 million, respectively. The stock grants were performance based and were to be adjusted each reporting period (but not less than zero) for the changes in the stock price until the shares were issued to the employees. As the Telekey stockholders converted their shares of Series F Preferred Stock on January 3, 2000, no additional compensation expense will be recorded for the 120,000 shares issued by the Telekey stockholders at this date.

     The remaining 60,000 non-contingent shares plus an additional 30,000 contingent shares were issued to employees in May 2000 pursuant to the restructuring agreement discussed below. A charge to income for the six months ended June 30, 2000 for the incremental value of the underlying 90,000 shares of common stock was insignificant.

     In May 2000, the Company reached a final agreement with the former stockholders of Telekey which restructured certain terms of the original purchase agreement. This new agreement allowed the Company to integrate the Telekey operations, (prior to this time, Telekey's operations had to be kept separate in order to determine whether the earn-out criteria would be met) to improve the synergies and
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 4 -- ACQUISITIONS - (CONTINUED)


technological advancements realized from the merger and to allow for a change to the general management team of Telekey. The Company issued 757,500 shares of common stock, of which the value of 505,000 shares was included in the initial purchase consideration, in return for an acceleration of the original earn-out provisions as well as the termination dates of certain employment agreements. The issuance of these shares represented consideration for the earnings contingency under the original purchase agreement. As such, goodwill was increased by approximately $1.0 million for the additional 252,500 shares of common stock.


     iGlobe

     The initial preliminary purchase price allocation reflected in the consolidated financial statements as of December 31, 1999 included goodwill of $1.8 million and acquired intangibles of $2.4 million related to a customer base, licenses and operating agreements, a sales agreement and an assembled workforce. During the six months ended June 30, 2000, based on further management review, $0.7 million and $0.3 million were reclassified from goodwill to intangibles and fixed assets, respectively and $1.0 million was reclassified from fixed assets to investments (see Note 5 for further discussion of Investment in Unitel). The consolidated financial statements of the Company as of June 30, 2000 reflect the final allocation of the purchase price based on the completion of the management review. On April 17, 2000, the Company renegotiated certain elements of the iGlobe purchase agreement as discussed in Note 9.


     ORS

     The LLC was initially funded by contributions effected by the members under a contribution agreement. Oasis contributed all the outstanding shares of ORS valued at approximately $2.3 million and the Company contributed 1.5 million shares of its common stock valued at $3.0 million on the date of issuance and warrants to purchase additional shares of its common stock to the LLC.

     The warrants are exercisable at a price of $.001 per share for the shares of common stock as discussed below:

       (a) Shares equal to the difference between $3.0 million and the value of the Company's 1.5 million share contribution on the date that the shares of common stock (including the shares underlying the warrants) contributed to the LLC are registered with the SEC if the value of the 1.5 million shares on that date is less than $3.0 million;

       (b) Shares equal to $100,000 of the Company's common stock for each 30-day period beyond 90 days following the date of contribution that the shares of the Company's common stock (including the shares underlying the warrants) contributed to the LLC remain unregistered (as of August 20, 2000, shares equal to $800,000 are issuable upon registration under the warrant);

       (c) 204,909 shares valued at $ 2.0 million became exercisable January 31, 2000 based on ORS meeting certain defined performance objectives;

       (d) Shares based upon (1) ORS achieving certain revenue and EBITDA targets, and (2) the Company's share price at the date of registration of the shares for this transaction. Under certain circumstances, these shares may be equal to the greater of (A) 50% of the incremental revenue for the Second Measurement Period (as defined in the agreements) over $9.0 million or (B) four times the incremental Adjusted EBITDA (as defined in the agreements) for the Second Measurement Period over $1.0 million provided, however, that such number of shares shall not exceed the greater of; (i) 1,000,000 shares of the Company's common stock or (ii) that the number of shares of the Company's common stock determined by dividing $8.0 million by the Second Measurement Period Date Market Value (as defined in the agreements); and provided further, that if the basis for issuance of such shares is incremental revenue over $9.0 million then EBITDA for the Second
                                 eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 4 -- ACQUISITIONS - (CONTINUED)


     Measurement Period must be at least $1.0 million for the revenue between $9.0 million and $12.0 million or at least $1.5 million for revenue above $12.0 million. In addition, the warrant holder may receive 0.5 million shares of the Company's common stock if the revenue for the Second Measurement Period is equal to or greater than $37.0 million and the Adjusted EBITDA for the Second Measurement Period is equal to or greater than $5.0 million.

     On May 12, 2000, Oasis exercised its option to exchange its interest in the LLC for the Company's common stock and warrants held by the LLC. The LLC recorded the excess of the carrying value of the Company's securities of $5.1 million over the current fair value of the ORS stock as additional goodwill of $2.4 million. As a result of this exchange, the Company now owns 100% of the LLC.

     The remaining contingent consideration is based on ORS meeting defined levels of performance objectives as discussed earlier and is issuable at a future measurement date. As the contingent consideration is based on an earnings contingency, it will be recorded as a purchase price adjustment at the time that the contingency is resolved.


     Coast

     The consolidated financial statements of the Company as of June 30, 2000 reflect the final allocation of the purchase price based on management's review and final third party appraisals. The purchase price allocation resulted in goodwill of $14.3 million and intangibles of $3.2 million related to the value of certain distribution networks, certain long distance infrastructure, internally developed software and assembled and trained workforce. On August 23, 2000 the Company sold the ISP business and are planning on selling the long distance business. The Company entered into a letter of intent with an interested third party and is moving forward to complete a definitive agreement to sell that business.



NOTE 5 -- INVESTMENTS


     Investment in i1.COM

     The Company's investment in i1.com is accounted for under the equity method. i1.com was founded by the Company and a former IDX executive, and is a distribution network of e-commerce applications that allows small and medium-sized businesses to transact business over the Internet. Initially the Company received a 75% ownership interest in i1.com in exchange for providing i1.com access to the Company's IP-based network infrastructure. As of June 30, 2000, the Company retained a 35% ownership interest with a carrying value of $1.4 million. The Company was also awarded 500,000 warrants at a price of $2.50 per share in exchange for the Company surrendering a technology right which i1.com originally granted to the Company. See Note 8 for further discussion.


     Investment in UNITEL

     The Company has an investment in Unitel, a Guatemalan company functioning as a communications carrier of PSTN traffic including voice, data, and Internet. The investment is accounted for under the equity method. As of June 30, 2000, the carrying value of the investment is $1.0 million. See Note 4 for further discussion.


NOTE 6 -- COLLATERALIZED ACCOUNTS PAYABLE

     As of June 30, 2000, Trans Global has secured accounts payable with AT&T Corp. ("AT&T") for approximately $10.5 million. The agreement is collateralized by certain fixed assets of Trans Global's with a net book value of $8.5 million at June 30, 2000. Since April 2,2000, Trans Global has been in arrears on its scheduled payments to AT&T and is currently in negotiations with AT&T to restructure this payable. See Note 3 for further discussion.

                                 eGLOBE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


NOTE 7 -- NOTES PAYABLE AND LONG-TERM DEBT

     At June 30, 2000 and December 31, 1999, notes payable and long-term debt consisted of the following:







                                                                                JUNE 30, 2000     DECEMBER 31,
                                                                                 (UNAUDITED)          1999
                                                                               ---------------   -------------
8% unsecured promissory note for acquisition of UCI (1) ....................     $   500,000     $  500,000
8% mortgage note, payable monthly, including interest through
 March 2010, with an April 2010 balloon payment; secured by deed of
 trust on the related land and building ....................................         295,000        299,000
Promissory note of Telekey payable to a telcommunications company (2) ......          75,000        454,000
Promissory note due to seller of iGlobe (3) ................................       1,129,000      1,831,000
Promissory note due to seller of ORS (4) ...................................         395,000        451,000
Promissory note secured by certain equipment (5) ...........................       2,203,000      2,720,000
Certain promissory notes to an investor and for certain acquisitions, repaid
 in January and February  2000 .............................................              --      1,057,000
Capitalized lease obligations (6) ..........................................       5,497,000      5,750,000
                                                                                 -----------     ----------
Total ......................................................................      10,094,000     13,062,000
Less current maturities ....................................................       7,743,000      7,868,000
                                                                                 -----------     ----------
Total notes payable and long-term debt .....................................     $ 2,351,000     $5,194,000
                                                                                 -----------     ----------



----------
(1) In connection with the UCI acquisition, the Company issued a $0.5 million unsecured promissory note with 8% interest payable monthly due no later than September 30, 2000.

(2) Telekey has an outstanding promissory note issued in the original amount of $454,000 bearing interest, payable quarterly at 10% with principal due on December 31, 2000. The note is secured by certain assets of the previous stockholders of Telekey.

(3) In connection with the acquisition of iGlobe, HGP financed working capital for iGlobe through the closing date for which the Company issued an unsecured note payable for approximately $1.8 million which was subject to adjustment. The outstanding past due balance bears interest at 15% per annum. As of June 30, 2000, the Company has repaid $713,000 of the note. The remaining balance of the note was due on June 1, 2000, and the parties are currently negotiating payment terms on the remaining balance.

(4) The note payable to Oasis bears interest at 7% and principal and interest are due in six equal quarterly installments beginning November 30, 1999.
    The Company guaranteed ORS' obligations under this loan and granted the seller a security interest in its ownership interest in the LLC. As of June 30, 2000, $75,000 in debt payments was in arrears.

(5) Effective June 11, 1999, Trans Global entered into a financing agreement for a total of $3.3 million secured by certain switch hardware and software. The note is payable in 36 consecutive monthly installments of approximately $105,000 (principal and interest) at a fixed interest rate of 8.88%.

(6) The Company is committed under various capital leases for certain property and equipment. These leases are for terms of 18 months to 36 months and bear interest ranging from 8.5% to 28.0%. Accumulated depreciation on equipment held under capital leases was $1,936,000 and $1,395,000 at June 30, 2000 and December 31, 1999, respectively. As of June 30, 2000, $466,000 in debt payments was in arrears.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8 -- NOTES PAYABLE AND LONG-TERM DEBT -- RELATED PARTIES

     As of June 30, 2000 and December 31, 1999, notes payable and long-term debt with related parties consisted of the following:



                                                                   JUNE 30, 2000     DECEMBER 31, 1999
                                                                  ---------------   ------------------
                                                                    (UNAUDITED)
   Accounts receivable revolving credit note (1) ..............     $ 1,750,000         $ 1,058,000
   Secured notes, net of unamortized discount of $5,702,000 and
     $7,128,000 (1)............................................       8,548,000           7,806,000
   Promissory note of Coast (2) ...............................       3,000,000           3,000,000
   Promissory note of Coast (2) ...............................         250,000             250,000
   Promissory note to i1.com (3) ..............................       2,000,000                  --
   Promissory note payable to a stockholder, net of
     unamortized discount of $0 and $137,000 (4)...............              --             863,000
                                                                    -----------         -----------
   Total, net of unamortized discount of $ 5,702,000 and
     $7,265,000................................................      15,548,000          12,977,000
   Less current maturities, net of unamortized discount of
     $2,851,000 and $2,988,000.................................       6,281,000           4,676,000
                                                                    -----------         -----------
   Total long-term debt, net of unamortized discount of
     $2,851,000 and $4,277,000.................................     $ 9,267,000         $ 8,301,000



(1) In April 1999, the Company entered into a loan and note purchase agreement with EXTL Investors ("EXTL"), which together with its affiliates was the Company's largest stockholder at the time. Under the terms of this Loan and Note Purchase Agreement ("Agreement"), in April 1999, the Company initially received an unsecured loan of $7.0 million bearing interest at 8%. As additional consideration, EXTL received 500,000 warrants valued at approximately $2.9 million.

    Under the Agreement, in July 1999, EXTL purchased $20.0 million of 5% Secured Notes ("Notes") following approval by the Company's stockholders. The initial $7.0 million note was repaid from the proceeds of the Notes along with accrued interest. As additional consideration for the Notes, EXTL was granted warrants vesting over two years expiring in three years, to purchase 5,000,000 shares of the Company's common stock at an exercise price of $1.00 per share. The value assigned such warrants of approximately $10.7 million was recorded as a discount to the Notes and is being amortized over the term of the Notes as additional interest expense.

    Principal and interest on the Notes are payable over three years in monthly installments commencing August 1, 1999 with a balloon payment for the remaining balance due on the earlier to occur of (i) June 30, 2002, or (ii) the date of closing of an offering ("Qualified Offering") by the Company of debt or equity securities, in a single transaction or series of related transactions, from which the Company receives net proceeds of $100.0 million or more. Alternatively, the Company may elect to pay up to 50% of the original principal amount of the Notes in shares of the Company's common stock, at its option, if: (i) the closing price of the Company's common stock is $8.00 or more per share for more than 15 consecutive trading days;
    (ii) the Company completes a public offering of equity securities at a price of at least $5.00 per share and with proceeds of at least $30.0 million; or
    (iii) the Company completes an offering of securities with proceeds in excess of $100.0 million.

    Also, under the Agreement, EXTL agreed to make advances to the Company under a 5% Accounts Receivable Revolving Credit Note ("Revolver") for an amount up to the lesser of (1) 50% of eligible receivables (as defined) or (2) the aggregate amount of principal that has been repaid to date ($1,750,000 as of June 30, 2000). Interest payments are due monthly with the unpaid principal and interest on the Revolver due on the earliest to occur of (i) June 30, 2002, or (ii) the date of closing of a Qualified Offering as defined above.

    In August 1999, the Company and EXTL agreed to exchange $4.0 million of the Notes for 40 shares of Series J Cumulative Convertible Preferred Stock ("Series J Preferred"). The excess of the fair value of the Series J Preferred Stock of $4.0 million over the carrying value of the Notes (net of the unamortized discount of approximately $1.9 million) of $2.1 million was recorded as an extraordinary loss of $2.1 million on early retirement of debt. As a result of this agreement, the $4.0 million is not subject to redraw under the Revolver.

    These Notes and Revolver are secured by substantially all of the Company's existing unencumbered operating assets and the Company's accounts receivable although the Company can pursue certain additional permitted financing, including equipment and facilities financing, for certain capital expenditures. The Agreement contains certain debt covenants and restrictions by and on the Company, as defined. The Company was in arrears on scheduled principal and interest payments under this debt facility as of
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8 -- NOTES PAYABLE AND LONG-TERM DEBT -- RELATED PARTIES - (CONTINUED)


    June 30, 2000 for which it received a waiver from EXTL through July 1, 2001. In addition, the Company was in default under certain of its other debt agreements as a result of non-payments of scheduled payments at June 30, 2000 and obtained a waiver through July 1, 2000 from EXTL.

    In April 2000, the Agreement was amended and EXTL consented to the Company's
    (1) assumption of the Coast notes payable, (2) guarantee of these Coast notes and (3) the granting of a security interest in the assets currently securing the Notes as well as the Coast assets to the Coast note holder.

(2) Coast has two outstanding unsecured promissory notes with an affiliate of EXTL for $3.0 million and $250,000, bearing interest at an 11% rate. Interest on both notes is payable monthly with the principal due July 1, 2000 and November 29, 2000, respectively. In April 2000, the agreement was amended and the note holder consented to permit Coast to guarantee the EXTL Notes and Revolver and to secure such guarantee, and revise the debt covenants to be consistent with those in the EXTL Notes. The Company agreed to guarantee these notes and granted a security interest in the assets securing the EXTL Notes as well as the Coast assets to the Coast note holder. The Company obtained a waiver from the EXTL affiliate through July 1, 2001 for the $3.3 million debt payments in arrears as of July 1, 2000 see
    (1) above.

(3) The Company has an outstanding 6% unsecured note with affiliate i1.com for $2.0 million, which matures on February 1, 2001. The note was used to purchase 800,000 shares of i1.com's Class B stock. See Note 5 for further discussion of this investment.

(4) The Company had an outstanding 14% unsecured $1.0 million note with an existing stockholder. The lender had the option to exchange the principal of the note (up to a maximum amount of $750,000) for: (1) shares of common stock of the Company at a price per share of $1.56 and (2) warrants to purchase shares of common stock of the Company at a price of $1.00 (60,000 shares per $250,000 of debt exchanged). On April 17, 2000, this note was exchanged for 543,270 shares of common stock and warrants to purchase 180,000 shares of common stock, with an exercise price of $1.00 per share. The additional $250,000 of loan principal converted at a rate of $4.00 per share, the closing price of the Company's common stock on the date of the transaction. On July 19, 2000, the Company issued an additional 37,500 shares of common stock to reflect an agreed adjustment to the original conversion price for the $250,000 of the additional loan principal converted to stock. The value of these 37,500 shares were recorded as additional interest expense in 2000.

NOTE 9 -- STOCKHOLDERS' EQUITY

     Preferred Stock

     The following is a summary of the Company's series of Preferred Stock and the amounts authorized and outstanding as of June 30, 2000 and December 31, 1999. See Note 11 for further discussion of redeemable preferred stock.

     8% Series D Cumulative Convertible Preferred Stock, 0 and 125 shares authorized, 0 and 35 shares, respectively, issued and outstanding ($3.5 million aggregate liquidation preference) (converted in January 2000 into 2,537,500 shares of common stock, including payment of dividends) (Series eliminated in February 2000).

     8% Series E Cumulative Convertible Redeemable Preferred Stock, 125 shares authorized, 0 and 50 shares, respectively, issued and outstanding (converted on January 31, 2000 into 2,352,941 shares of common stock).

     Series F Convertible Preferred Stock, 2,020,000 shares authorized, 0 and 1,010,000 shares, respectively, issued and outstanding (converted on January 3, 2000 into 1,209,584 shares of common stock) (Series eliminated in July 2000) (See Note 4).

     Series H Convertible Preferred Stock, 0 and 500,000 shares authorized, 0 and 500,000 shares, respectively, issued and outstanding (converted on January 31, 2000 into 3,262,500 shares of common stock) (Series eliminated in February
2000).

     Series I Convertible Optional Redemption Preferred Stock, 400,000 shares authorized, 250,000 and 400,000 shares, respectively, issued and outstanding (150,000 shares plus the 8% premium converted on February 14, 2000 into 166,304 shares of common stock) (Series eliminated in July 2000).

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 9 -- STOCKHOLDERS' EQUITY - (CONTINUED)


     5% Series J Cumulative Convertible Preferred Stock, 40 shares authorized, 0 and 40 shares, respectively, issued and outstanding ($4.0 million aggregate liquidation preference) (converted on January 31, 2000 into 2,564,102 shares of common stock).

     5% Series K Cumulative Convertible Preferred Stock, 0 and 30 shares authorized, 0 and 30 shares, respectively, issued and outstanding ($3.0 million aggregate liquidation preference) (converted on January 31, 2000 into 1,923,077 shares of common stock) (Series eliminated in February 2000).

     20% Series M Convertible Preferred Stock, 1 share authorized, 0 and 1 share, respectively, issued and outstanding ($9.0 million aggregate liquidation preference) (converted on April 17, 2000 into 3,773,584 shares of common stock) (Series eliminated in July 2000).

     8% Series N Cumulative Convertible Preferred Stock, 0 and 20,000 shares authorized, 0 and 1,535 shares, respectively, issued and outstanding ($1.5 million liquidation preference) (converted during January 2000 into 530,656 shares of common stock) (Series eliminated in February 2000).

     Series O Convertible Preferred Stock, 16,100 shares authorized, 0 and 16,100 shares, respectively, issued and outstanding ($16.0 million aggregate liquidation preference) (converted on April 30, 2000 into 3,220,000 shares of common stock).

     The following is a detailed discussion of certain series of preferred stock outstanding during the six months ended June 30, 2000.

     Series I Convertible Preferred Stock

     On February 14, 2000, 150,000 shares of the Series I Preferred Stock plus the 8% accrued premium automatically converted into 166,304 shares of common stock pursuant to the terms of the stock agreement.

     The Company had an option to redeem the remaining 250,000 shares of Series I Preferred Stock prior to July 17, 2000 at a price of $10.00 per share plus 8% of the value of Series I Preferred Stock per annum from December 2, 1998 through the date of redemption for cash, common stock or a combination of the two. Any Series I Preferred Stock not redeemed by July 17, 2000 as discussed above automatically converts into common stock based on a conversion price of $10.00 per share plus 8% per annum of the value of the Series I Preferred Stock from December 2, 1998 through the date of conversion divided by the greater of the average closing price of common stock over the 15 days immediately prior to conversion or $2.00 up to a maximum (considering the shares issued in February
2000) of 2.4 million shares of common stock. The Company made a written election in August 1999 to pay the 8% premium in shares of common stock upon redemption or conversion.

     On July 17, 2000, the remaining 250,000 shares of Series I Preferred Stock plus the 8% accrued premium automatically converted into 938,210 shares of common stock.

     Series M Convertible Preferred Stock

     The share of Series M Preferred Stock carried an annual cumulative dividend of 20% which would accrue and be payable annually or at conversion in cash or shares of common stock, at the option of the Company. The above market dividend resulted in a premium of $643,000 which was being amortized as a deemed preferred stock dividend over the one-year period from the issuance date. The Series M Preferred Stock was convertible, at the option of the holder, one year after the issue date at a conversion price of $2.385. The
Company recorded a dividend on the Series M Preferred Stock of approximately $1.4 million for the beneficial conversion feature based on the excess of the common stock closing price on the effective date of the acquisition over the conversion price. The dividend was being amortized as a deemed preferred dividend over the one-year period from the date of issuance.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 9 -- STOCKHOLDERS' EQUITY - (CONTINUED)


     On April 17, 2000, the Company and HGP entered into a renegotiation agreement which is summarized as follows:

(1) The one share of Series M Preferred Stock was converted into 3,773,584 shares of common stock and HGP waived all rights to accrued Series M Preferred Stock dividends. The $5.5 million difference between the fair value of the common stock issued and the carrying value of the Series M
    Preferred Stock (net of any unamortized premium or discount and the accrued Series M dividends that were waived) was recorded as a dividend in April 2000. The dividend amount is being reflected in the Company's statement of operations for the six months ended June 30, 2000 as an increase in the net loss attributable to common stockholders.

    HGP has agreed in the event it wishes to sell all or part of the Company's common stock, it will notify the Company ("Revelant Date") at least 30 days prior to the sale. The Company shall have the right, by notice to the HGP, to repurchase or place with a third party the stock proposed to be sold at a price equal to (i) 20% less than the average closing price of the Company's common stock over the ten trading days prior to the Relevant Date, if such average is $8 or less; (ii) 15% less than the average closing price of the Company's common stock over the ten trading days prior to the Relevant Date, if such price is $8.00 or more but less than $14.00; and (iii) 10% less than the average closing price of the Company's common stock over the ten trading days prior to the Relevant Date, if such average price is $14.00 or more. If the Company does not exercise its repurchase rights, HGP is free to sell the stock, provided it agrees to use reasonable efforts to avoid events significantly and adversely affecting the market price of the Company's common stock. This repurchase agreement expires October 31, 2000;

(2) The Company agreed to file a registration statement to register the 3,773,584 shares of common stock prior to May 31, 2000. If the registration statement is not filed by May 31, 2000, the Company agreed to pay a penalty of $40,000 for each 30-day period that such registration statement has not been filed.

(3) The Company agreed to pay the amounts in arrears under the note owed in connection with the acquisition prior to June 1, 2000. (See Note 7 for discussion of note)

     Series N Cumulative Convertible Preferred Stock

     During January 2000, the shares of Series N Preferred Stock outstanding at December 31, 1999 were converted into 375,262 shares of common stock.

     In January 2000, the Company sold an additional 525 shares of Series N Preferred Stock and warrants to purchase 42,457 shares of common stock for proceeds of $0.5 million. These shares of Series N Preferred Stock were converted, at the holders' option, into 155,394 shares of the Company's common stock at conversion prices between $3.37 and $3.51. The warrants are exercisable one year from issuance and expire three years from issuance with an exercise price of $7.50 per share. In addition, the holders may elect to make a cash-less exercise. The values of the warrants totaling $157,000 were recorded as dividends at the issuance dates because the Series N Preferred Stock was immediately convertible.

     In February 2000, the Company issued warrants to a certain Series N Preferred stockholder to purchase 200,000 shares of the Company's common stock at a price per share equal to $7.50. The warrants are exercisable in whole or in part at any time beginning on the date that is one year after the date of issuance until the third anniversary of the date of issuance. These warrants were issued due to a delay in registering shares of the Company's common stock, accordingly, the value of these warrants of $1.6 million was included in selling, general and administrative expense for the six months ended June 30, 2000.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 9 -- STOCKHOLDERS' EQUITY - (CONTINUED)


     Series O Convertible Preferred Stock

     In December 1999, the Company issued 16,100 shares of Series O Preferred Stock in connection with the acquisition of Coast. See Note 4 for further discussion. The estimated value of the Series O Preferred Stock of $13.4 million was based upon a third party appraisal. The Series O Preferred Stock carried an annual dividend of 10% and all dividends that would accrue through November 30, 2001 on each share of Series O Preferred Stock were payable in full upon conversion of such shares. The final appraisal included a present value of $2.5 million for dividends through November 30, 2001. The difference between the undiscounted value of the dividends and $2.5 million was being accrued as a dividend over the period from the issuance date to the date that the Series O Preferred Stock could first be converted by the holder.

     The shares of Series O Preferred Stock had a liquidation value of $16.1 million and were convertible, at the holder's option, into a maximum 3,220,000 shares of common stock at any time after the later of (a) one year after the date of issuance and (b) the date the Company had received stockholder approval for such conversion (received March 23, 2000) and the applicable Hart-Scott-Rodino waiting period has expired or terminated (the "Clearance Date"), at a conversion price equal to $5.00. The shares of Series O Preferred Stock automatically convert into shares of common stock, on the occurrence of certain events including the first date as of which the last reported sales price of the Company's common stock on Nasdaq is $6.00 or more for any 15 consecutive trading days during any period in which Series O Preferred Stock was outstanding.

     On January 26, 2000, the closing sales price of the Company's common stock was $6.00 or more for 15 consecutive trading days and accordingly, on the Clearance Date, April 30, 2000, the outstanding Series O Preferred Stock converted into 3,220,000 shares of common stock. On this date the remaining unamortized dividend of $0.4 million was recorded.

     Common Stock

     During the six months ended June 30, 2000, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, 150,000 shares plus the 8% value Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series N Preferred Stock and Series O Preferred Stock converted into shares of common stock. See above discussion.

     Upon the execution of the Coast merger agreement, one of the Coast stockholders signed an employment agreement with the Company. Under a side letter to the employment agreement, the Company was obligated to repurchase the 247,213 shares of common stock issued to this employee in the Coast acquisition for $700,000 under certain conditions. Accordingly, the redemption value of $700,000 for these shares was reflected as Redeemable Common Stock at December 31, 1999. In January 2000, this employee waived the redemption feature and this amount was reclassified to Stockholders' Equity.

     In December 1999, the Company entered into a promissory note with a bank, as amended on February 1, 2000, for a principal amount of $14.0 million. In connection with the note agreement, a security and pledge agreement was signed whereby the Company assigned all of its rights to 4,961,000 shares of eGlobe common stock to the lender. However, the lender failed to fund the note on a timely basis and in March 2000, the Company advised the lender that they were terminating the agreement and demanded the lender return eGlobe's stock certificates. The lender returned the certificates on April 17, 2000.

     On   April  17,  2000,  an  existing  stockholder  exchanged  his  loan  of
$1,000,000 for 543,270 shares of the Company's common stock and warrants to purchase 180,000 shares of common stock. See Note 8 for further discussion.

     Also on April 17, 2000, the one share of Series M Preferred Stock was converted into 3,773,584 shares of common stock and the holder waived all rights to Series M dividends. The $5.5 million difference between the fair value of common stock issued and the carrying value of the Series M Preferred Stock (net of any unamortized premium or discount and the accrued dividends that were waived) was recorded as a dividend in April 2000. See Series M Preferred Stock above.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 9 -- STOCKHOLDERS' EQUITY - (CONTINUED)


     On May 12, 2000 Oasis exchanged its interest in the LLC for 1,500,000 shares of the Company's common stock, warrants to purchase 204,909 shares of common stock and contingent warrants based on performance held by the LLC. See
Note 4 for further discussion.

     In May 2000, the Company issued 757,500 shares of the Company's common stock as a result of the Company's final agreement with the former stockholders of Telekey to restructure certain elements of the original purchase agreement. See Note 4 for further discussion.

     During the six months ended June 30, 2000, the Company received proceeds of approximately $1.9 million from the exercise of options to acquire 763,015 shares of common stock.

     During the six months ended June 30, 2000, the Company received proceeds of approximately $0.8 million from the exercise of warrants to acquire 704,909 shares of common stock. In addition, there was a cash-less exercise of warrants to purchase 306,667 shares of common stock for which 184,218 shares were issued.

     The Company loaned certain of its executive officers money in connection with their exercise of non-qualified stock options in December 1999. These options were not granted under the Employee Stock Option and Appreciation Rights Plan (the "Employee Plan") discussed below. The notes receivable of $1,210,000 are full recourse promissory notes bearing interest at 6% and are collateralized by the 430,128 shares of stock issued upon exercise of the stock options. Interest is payable quarterly in arrears and principal is due the earlier of (a) for $177,000 of the notes December 16, 2003 and for $1,033,000 of the notes December 16, 2004 or (b) the date that is 90 days after the date that the employee's employment terminates, unless such termination occurs other than "for cause" (as defined). In June 2000, pursuant to a termination agreement, a certain employee's notes due date was extended to 120 days after the date of employment was terminated. The employees also agreed to promptly redeem the outstanding note balances upon the sale of the underlying stock. The notes receivable are shown in the consolidated balance sheet as a reduction to stockholders' equity.

     On January 1, 2000, the Company loaned an executive of the Company money in connection with the executive's purchase of 36,000 shares of common stock. The note receivable of $159,000 is a full recourse promissory note bearing interest at 8% and is collateralized by the 36,000 shares of stock issued. Interest in arrears and principal are due the earlier of (a) January 1, 2004 or
(b) the date that is 90 days after the date that the employee's employment terminates, unless such termination occurs other than "for cause" (as defined).

     Options

     As of December 31, 1999, options outstanding under the Employee Plan exceeded the shares available for grant by 1,995,468 shares. The Board of Directors granted these options to certain executive officers and directors subject to stockholder approval of the increase in the number of shares available under the Employee Plan. The stockholders approved the increase of the number of shares available under the Employee Plan from 3,250,000 to 7,000,000 shares on March 23, 2000. During the period from January 1, 2000 through March 23, 2000, an additional 567,070 options were granted that exceeded the shares available under the Employee Plan. This amount excludes the 532,163 options granted to certain IDX employees and others as discussed below. The excess of the market price of $9.94 on March 23, 2000 (stockholder approval date) and the option exercise price for these options was $15.2 million and is being recorded as compensation expense over the vesting period of the options. For the six months ended June 30, 2000, a $6.1 million has been recorded as compensation expense.

     As discussed in Note 4, the Company granted 532,163 options on January 7, 2000 to certain IDX employees and others. These options exceeded the shares available for grant under the Employee Plan. The excess of (1) the excess of the market price of the Company's common stock on March 23, 2000 over the exercise price of the options granted to current IDX employees over (2) the carrying value as of March 23, 2000 of the original grants to these employees, was $1.2 million.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 9 -- STOCKHOLDERS' EQUITY - (CONTINUED)


     This amount is being recorded as compensation expense over the vesting period of the options and $0.9 million was recorded for the six months ended June 30, 2000. The 244,673 options granted to non-employees were valued using the Black Scholes option-pricing model. The $1.1 million excess value of the fair value of these options over the carrying value of the original grants was recorded as compensation expense for the six months ended June 30, 2000.

     In the six months ended June 30, 2000, pursuant to a termination agreement, the Company accelerated the vesting of certain options issued to an employee. The intrinsic value of these options on this date of $0.3 million was recorded as compensation expense for the six months ended June 30, 2000.

NOTE 10 -- EARNINGS (LOSS) PER SHARE

     Earnings (loss) per share are calculated in accordance with SFAS No. 128, "Earnings Per Share". The net loss of $66.3 million and $24.0 million attributable to common stockholders for the six months ended June 30, 2000 and 1999 includes preferred stock dividends of $16.7 million and $4.3 million, respectively. The weighted average shares outstanding for calculating basic earnings (loss) per share were 84,596,873 and 58,904,001 for the six months ended June 30, 2000 and 1999, respectively. Common stock options and warrants of 5,735,114 and 8,175,514 outstanding at June 30, 2000 and 2,106,083 and
3,115,763  outstanding  at  June  30,1999  were not included in diluted earnings
(loss) per share as the effect was antidilutive due to the Company recording a loss in the periods presented. Contingent warrants of 1,162,500 and 2,500,000 were not included in diluted earnings (loss) per share for the six months ended June 30, 2000 and 1999 as conditions for inclusion had not been met.

     In addition, convertible preferred stock, stock to be issued, and debt convertible into 7.7 million and 12.0 million shares of common stock for the three and six months ended June 30, 2000 and 1999, respectively, were not included in diluted earnings (loss) per share due to the losses for the respective periods.

     The shares of common stock held in escrow to cover eGlobe's potential indemnification obligations under the Trans Global merger agreement, are not included in the computation of basic and diluted loss per share.

     The following table lists preferred dividends by preferred stock series for the six months ended June 30, 2000 and 1999.



                                 SIX               SIX
                             MONTHS ENDED     MONTHS ENDED
PREFERRED STOCK SERIES      JUNE 30, 2000     JUNE 30, 1999
------------------------   ---------------   --------------
  C ....................    $         --      $ 2,215,000
  D ....................              --        1,497,000
  E ....................          33,000          595,000
  I ....................         327,000           22,000
  J ....................          17,000               --
  K ....................          13,000               --
  M ....................       6,292,000               --
  N ....................         571,000               --
  O ....................         643,000               --
  P ....................       6,889,000               --
  Q ....................       1,918,000               --
                            ------------      -----------
  TOTAL ................    $ 16,703,000      $ 4,329,000
                            ============      ===========



NOTE 11 -- REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The following is a summary of the Company's series of redeemable preferred stock and the amounts authorized and outstanding as of June 30, 2000 and December 31, 1999.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 11 -- REDEEMABLE CONVERTIBLE PREFERRED STOCK - (CONTINUED)


     Series P Redeemable Convertible Preferred Stock, 15,000 and 0 shares authorized, 15,000 and 0 shares, respectively, issued and outstanding ($15.0 million plus 5% per annum aggregate liquidation preference).

     Series Q Redeemable Convertible Preferred Stock, 10,000 and 0 shares authorized, 4,000 and 0 shares, respectively, issued and outstanding ($4.0 million plus 5% per annum aggregate liquidation preference).



                                                     JUNE 30, 2000     DECEMBER 31, 1999
                                                    ---------------   ------------------
                                                      (UNAUDITED)
   Series P Convertible Preferred Stock .........    $ 18,385,000            $ --
   Series Q Convertible Preferred Stock .........       4,870,000              --
                                                     ------------            ----
   Total ........................................    $ 23,255,000            $ --
                                                     ============            ====




     Following   is   a   detailed  discussion  of  each  series  of  redeemable
convertible preferred stock outstanding at June 30, 2000.

     Series P Convertible Preferred Stock

     On  January  27,  2000,  the  Company  issued  15,000  shares  of  Series P
Redeemable Convertible Preferred Stock ("Series P Preferred Stock") and warrants to purchase 375,000 shares of common stock with an exercise price of $12.04 per share for proceeds of $15.0 million to RGC International Investors, LDC ("RGC"). The Series P Preferred Stock is classified as redeemable stock on the balance sheet at the redemption value. The shares of Series P Preferred Stock carry an effective annual yield of 5% (payable in kind at the time of conversion) and are convertible, at the holder's option, into shares of common stock. The shares of Series P Preferred Stock will automatically be converted into shares of common stock on January 26, 2003, subject to delay for specified events. The conversion price for the Series P Preferred Stock was $12.04 until April 26, 2000, and thereafter is equal to the lesser of: (i) the average closing price of the Company's common stock on Nasdaq for any five consecutive trading days during the 22 trading days prior to conversion, or (ii) $12.04. The Company can force a conversion of the Series P Preferred Stock on any trading day following a period in which the closing bid price of the Company's common stock has been greater than $24.08 for a period of at least 35 trading days after the earlier of (1) the first anniversary of the date the common stock issuable upon conversion of the Series P Preferred Stock and warrants are registered for resale, or (2) the completion of a firm commitment underwritten public offering with gross proceeds to the Company of at least $45.0 million provided that shares issuable upon conversion and warrants have been registered for resale for at least 45 days.

     The shares of Series P Preferred Stock are convertible into a maximum of 5,151,871 shares of common stock. This maximum share amount is subject to increase if the average closing bid prices of the Company's common stock for the 20 trading days ending on the later of June 30, 2000 and the 60th calendar day after the common stock issuable upon conversion of the Series P Preferred Stock and warrants is registered is less than $9.375, provided that under no circumstances will the Series P Preferred Stock (together with the Series Q Preferred Stock and related warrants) be convertible into more than 7,157,063 shares of the Company's common stock unless the Company obtains stockholder approval of the issuance of more shares. In addition, no holder may convert the Series P Preferred Stock or exercise the warrants it owns for any shares of common stock that would cause it to own following such conversion or exercise in excess of 4.9% of the shares of the Company's common stock then outstanding.

     Except in the event of a firm commitment underwritten public offering of eGlobe's securities, the issuance of securities in connection with a merger, acquisition or purchase of assets or a sale of up $15.0 million of common stock to a specified investor, the Company may not obtain any additional equity financing without the Series P Preferred holder's consent for a period of 120 days following the date the
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 11 -- REDEEMABLE CONVERTIBLE PREFERRED STOCK - (CONTINUED)


common stock issuable upon conversion of the Series P Preferred Stock and warrants is registered for resale. The holder also has a right of first offer to provide any additional equity financing that the Company needs until the first anniversary of such registration.

     The Company may be required to redeem the Series P Preferred Stock in the following circumstances:

(a) if the Company fails to perform specified obligations under the securities purchase agreement or related agreements;

(b) if the Company or any of its subsidiaries make an assignment for the benefit of creditors or becomes involved in bankruptcy, insolvency, reorganization or liquidation proceedings;

(c) if the Company merges out of existence without the surviving company assuming the obligations relating to the Series P Preferred Stock;

(d) if the Company's common stock is no longer listed on the Nasdaq National Market, the Nasdaq SmallCap Market, the NYSE or the AMEX;

(e) if the Series P Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 5,151,871 shares of common stock, as such number may be adjusted, and the Company has not waived such limit or obtained stockholder approval of a higher limit; or

(f) if, assuming the criteria are met for issuance of more than 5,151,871 shares, the Series P Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 7,157,063 shares of the Company's common stock and the Company has not obtained stockholder approval of a higher limit.

     If the Series P Preferred Stock is redeemed under situations (a), (b), (c) or (d) above, the redemption value is equal to the greater of (a) 120% multiplied by the sum of (i) the stated value ($1,000 per share) plus (ii) 5% per annum plus (iii) any penalties in arrears (as defined in the agreement) and
(b) the sum of (i) the stated value plus (ii) 5% per annum, divided by the then effective conversion rate (as defined above) multiplied by the highest closing price for the common stock during the period from the date of the first occurrence of the mandatory redemption event until one day prior to the mandatory redemption date.

     If the Series P Preferred Stock is redeemed under situation (e) and (f) above, the redemption value is equal to $1,000 per share multiplied by 5% per annum.

     On July 15, 2000, the Company failed to register the shares of common stock issuable upon conversion of the Series P Preferred Stock and associated warrants with the SEC, however the holder of the Series P Preferred Stock has advised the Company in writing that it has no present intention to exercise its right to demand redemption described in (a) above, so long as the common stock and associated warrants are registered and declared effective by October 15, 2000.

     The warrants valued at $2.6 million are exercisable from issuance and expire five years from issuance. The exercise price is $12.04 per share.

     The Series P Preferred Stock has been recorded at the maximum redemption value of $18.4 million as of June 30, 2000. The difference of $6.9 million between the redemption value and the fair value at issuance, including offering costs of $0.9 million and the warrant value of $2.6 million, was recorded as a dividend because the Series P Preferred Stock is redeemable upon the occurrence of any of the above events.

     Series Q Convertible Preferred Stock

     On March 15, 2000, the Company issued 4,000 shares of Series Q Redeemable Convertible Preferred Stock ("Series Q Preferred Stock") and warrants to purchase 100,000 shares of eGlobe common stock with an exercise price per share equal to $12.04, subject to adjustment for issuances of shares of common stock below market price, for proceeds of $4.0 million to RGC.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 11 -- REDEEMABLE CONVERTIBLE PREFERRED STOCK - (CONTINUED)


     The Series Q Preferred Stock agreement also provides that the Company may issue up to 6,000 additional shares of Series Q Preferred Stock and warrants to purchase an additional 150,000 shares of common stock to RGC for an additional $6.0 million at a second closing to be completed no later than July 15, 2000. The primary condition to the second closing is the effectiveness of a registration statement registering the resale of common stock underlying the Series Q Preferred Stock and the warrants and the Series P Preferred Stock and warrants issued in January 2000 to RGC (see above discussion "Series P Convertible Preferred Stock"). The Series Q Preferred Stock is classified as redeemable stock on the balance sheet at the redemption value.

     The shares of Series Q Preferred Stock carry an effective annual yield of 5% (payable in kind at the time of conversion) and are convertible, at the holder's option, into shares of common stock. The shares of Series Q Preferred Stock will automatically be converted into shares of common stock on March 15, 2003, subject to delay for specified events. The conversion price for the Series Q Preferred Stock was $12.04 until April 26, 2000, and thereafter is equal to the lesser of: (i) the average closing price of the Company's common stock on Nasdaq for any five consecutive trading days during the 22-trading days prior to conversion, or (ii) $12.04.

     The Company can force a conversion of the Series Q Preferred Stock on any trading day following a period in which the closing bid price of the Company's common stock has been greater than $24.08 for a period of at least 35 trading days after the earlier of (1) the first anniversary of the date the common stock issuable upon conversion of the Series Q Preferred Stock and warrants is registered for resale, or (2) the completion of a firm commitment underwritten public offering with gross proceeds to the Company of at least $45.0 million provided that shares issuable upon conversion and warrants have been registered for resale for at least 45 days.

     The Series Q Preferred Stock is convertible into a maximum of 3,434,581 shares of common stock. This maximum share amount is subject to increase if the average closing bid prices of the Company's common stock for the 20 trading days ending on the later of June 30, 2000 and the 60th calendar day after the common stock issuable upon conversion of the Series Q Preferred Stock and warrants is registered is less than $9.375, provided that under no circumstances will the Series Q Preferred Stock (together with the Series P Preferred Stock and related warrants) be converted into more than 7,157,063 shares of common stock (unless the Company obtains stockholder approval of the issuance of more shares).

     In addition, no holder may convert the Series Q Preferred Stock or exercise the warrants it owns for any shares of common stock that would cause it to own following such conversion or exercise in excess of 4.9% of the shares of the Company's common stock then outstanding.

     The Company may be required to redeem the Series Q Preferred Stock in the following circumstances:

(a) if the Company fails to perform specified obligations under the securities purchase agreement or related agreements;

(b) if the  Company  or any of its  subsidiaries  makes  an  assignment  for the
    benefit  of  creditors  or  become   involved  in   bankruptcy   insolvency,
    reorganization or liquidation proceedings;

(c) if the Company's common stock is no longer listed on the Nasdaq National Market, the Nasdaq SmallCap Market, the NYSE or the AMEX;

(d) if the Series Q Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 3,434,581 shares of common stock, as such number may be adjusted, and the Company has not waived such limit or obtained stockholder approval of a higher limit; or

(e) if, assuming the criteria are met for issuance of more than 3,434,581 shares, the Series Q Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 7,157,063 shares of the Company's common stock and the Company has not obtained stockholder approval of a higher limit.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 11 -- REDEEMABLE CONVERTIBLE PREFERRED STOCK - (CONTINUED)


     If  the  Series  Q Preferred Stock is redeemed under situations (a), (b) or
(c) above, the redemption value is equal to the greater of (a) 120% multiplied by the sum of (i) the stated value ($1,000 per share) plus (ii) 5% per annum plus (iii) any penalties in arrears (as defined in the agreement) and (b) the sum of (i) the stated value plus (ii) 5% per annum, divided by the then effective conversion rate (as defined above) multiplied by the highest closing price for the common stock during the period from the date of the first occurrence of the mandatory redemption event until one day prior to the mandatory redemption date.

     If the Series Q Preferred Stock is redeemed under situation (d) or (e) above, the redemption value is equal to $1,000 per share multiplied by 5% per annum.

     The warrants, valued at $0.8 million, are exercisable from issuance and expire five years from issuance. The exercise price is $12.04 per share.

     On July 15, 2000, the Company failed to register the shares of common stock issuable upon conversion of the Series Q Preferred Stock and associated warrants with the SEC, however the holder of the Series Q Preferred Stock has advised the Company in writing that it has no present intention to exercise its right to demand redemption described in (a) above, so long as the common stock and associated warrants are registered and declared effective by October 15, 2000.

     The Series Q Preferred Stock has been recorded at the maximum redemption value of $4.9 million as of June 30, 2000. The difference of $1.9 million between the redemption value and the fair value at issuance, including offering costs of $0.2 million and the warrant value of $0.8 million, was recorded as a dividend because the Series Q Preferred Stock is redeemable upon the occurrence of any of the above events.

NOTE 12 -- OPERATING SEGMENT INFORMATION

     The  Company  has  four operating reporting segments consisting of Enhanced
Services Network Services, Customer Care and Retail Services. The Company's basis for determining the segments relates to the type of services each segment provides. Enhanced Services includes the unified messaging services, telephone portal services, interactive voice and data services and the card services. Network Services includes low-cost transmission services, voice services (CyberCall and CyberFax) and several other additional services including billing and report generation designed exclusively to support CyberCall and CyberFax. Customer Care Services includes the state-of-art call center, which was part of the Company's acquisition of ORS. Retail Services primarily includes a small North American retail center. Segment results reviewed by the Company decision makers do not include general and administrative expenses, interest, depreciation and amortization and other miscellaneous income and expense items. All material intercompany transactions have been eliminated in consolidation.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 12 -- OPERATING SEGMENT INFORMATION - (CONTINUED)


     The following unaudited table presents operating segment information:



                                    ENHANCED            NETWORK          CUSTOMER           RETAIL
                                    SERVICES           SERVICES            CARE            SERVICES             TOTAL
                                ----------------   ----------------   --------------   ----------------   -----------------
FOR THE SIX MONTHS ENDING
 JUNE 30, 2000
Revenue .....................     $  7,225,000       $ 58,560,000      $ 2,675,000       $  3,486,000       $  71,946,000
Inter-Segment ...............           (3,000)        (6,592,000)        (310,000)                --          (6,905,000)
                                  ------------       ------------      -----------       ------------       -------------
Total Revenue ...............     $  7,222,000       $ 51,968,000      $ 2,365,000       $  3,486,000       $  65,041,000
Gross Profit ................     $  1,608,000       $  2,140,000      $    83,000       $  1,838,000       $   5,669,000
Total Assets ................     $ 33,403,000       $ 50,084,000      $ 5,853,000       $ 18,045,000       $ 107,385,000
FOR THE SIX MONTHS ENDING
 JUNE 30, 1999
Revenue .....................     $ 11,786,000       $ 68,630,000      $        --       $    235,000       $  80,651,000
Inter-Segment ...............               --           (536,000)              --                 --            (536,000)
                                  ------------       ------------      -----------       ------------       -------------
Total Revenue ...............     $ 11,786,000       $ 68,094,000      $        --       $    235,000       $  80,115,000
Gross Profit (Loss) .........     $  1,465,000       $  1,727,000      $        --       $   (133,000)      $   3,059,000
Total Assets ................     $ 39,896,000       $ 49,381,000      $        --       $    791,000       $  90,068,000



NOTE 13  -- SUBSEQUENT EVENTS

Sale of Coast Assets

Subsequent to June 30, 2000 the Company signed a letter of intent with a third party to purchase certain long-distance assets of Coast, excluding the intellectual software property, the Internet service provider business and help desk business. The Board of Directors approved the potential sale. The estimated purchase price is approximately $575,000 pending final third party appraisals and completion of management's review. A formal plan to sell any of the Coast International long-distance assets has not been finalized.

On August 23, 2000, the Company entered into an agreement to sell the remaining Coast assets, the Internet service provider business and help desk business, to Information Management Solutions Consulting, L.L.C., ("IMS"). IMS is owned by relatives of Mr. Moaveni, the Chief Operating Officer of the Company. The purchase price of $700,000 is payable to the Company in $250,000 cash and a promissory note of $450,000 secured by common stock of the Company owned by Mr. Moaveni valued at $2.832 per share or a price equal to the average market price of the last fifteen trading days prior to the execution of the agreement, whichever is greater. This purchase includes all related fixed assets as of July 31, 2000, including prepaid insurance and software, security deposits and other related assets. IMS will also assume the lease on the facility in Kansas and bandwidth contracts from two customers.


Sale of the Evans Building

The Evans building, which is located in Denver, CO was subsequently reclassed as an asset held for sale. The Company is currently in negotiations with an interested third party and expects to receive approximately $650,000, pending final third party appraisals and completion of management's review.

Tower Hill Investments Limited

On August 25, 2000, the Company issued Tower Hill Investments Limited 1,071,429 shares of its common stock and warrants to purchase 160,714 shares of its common stock in a private placement for an aggregate purchase price of $1.5 million. The warrants have an exercise price of $1.40 per share and are exercisable immediately and expire on August 24, 2005.

EXTL Amended and Restated Loan and Note Purchase Agreement


       On September 12, 2000 the Company entered into an agreement to amend and restate the loan and note purchase agreement and the 5% secured notes. Prior to the amendment, the total outstanding principal balance under the 5% secured notes to EXTL Investors, which was recently renamed in connection with a merger EXTL - Special Investment Risks, LLC, was $19,577,989, which includes interest and penalties of $1,000,000. As amended, the 5% secured notes will be paid in monthly principal installments of $50,000 beginning on October 15, 2000 with the residual unpaid principal becoming due and payable on its July 1, 2002 maturity date. As amended, the 5% secured notes will bear interest at the prime rate plus 2% and will accrue monthly on the unpaid principal and unpaid interest and will be due at maturity. EXTL - Special Investments Risks waived all past defaults and all violations of existing loan instruments were deemed cured.

       EXTL - Special Investment Risks, LLC exercised its warrant to purchase 5,000,000 shares of the Company's common stock in connection with the amendment of the loan and note purchase agreement by reducing the outstanding principal balance under the 5% secured notes by $3,577,989, resulting in a remaining note indebtedness of $15,000,000 plus interest of $1,000,000.

       In connection with the amendment, the Company also issued warrants to EXTL - Special Investment Risks, LLC to purchase 1,000,000 shares of the Company's common stock at $1.94 per share expiring July 1, 2004.





NOTE  14  --  SUPPLEMENTAL  INFORMATION TO CONSOLIDATED STATEMENTS OF CASH FLOWS
              AND NON-CASH INVESTING AND FINANCING ACTIVITIES



                                                                                    SIX MONTHS        SIX MONTHS
                                                                                      ENDED              ENDED
                                                                                  JUNE 30, 2000      JUNE 30, 1999
                                                                                -----------------   --------------
                                                                                   (UNAUDITED)        (UNAUDITED)
Cash paid during the period for:
 Interest ...................................................................     $   2,168,000      $   321,000
 Income taxes ...............................................................     $     151,000      $   265,000
Non-cash investing and financing activities:
 Equipment acquired under capital lease obligations .........................     $     502,000      $   400,000
 Unamortized debt discount related to warrants ..............................     $   5,702,000      $   428,000
 Common stock issued as prepayment of debt ..................................     $          --      $ 1,223,000
 Preferred stock dividends ..................................................     $  16,703,000      $ 4,329,000
Value of warrants issued and reflected as debt discount .....................     $          --      $ 2,871,000
Increase in value of preferred stock as a result of changes in conversion
 feature ....................................................................     $          --      $ 1,485,000
Increase in value of investment and common stock pursuant to Oasis
 exchange of interest in LLC (Note 4) .......................................     $   5,050,000      $        --
Issuance of note payable for investment in i1.com (Note 5) ..................     $   2,000,000      $        --
Allocation of final iGlobe purchase consideration (Note 4): .................
 Decrease in Property and Equipment .........................................     $    (700,000)     $        --
 Increase in Investment .....................................................     $   1,000,000      $        --
 Decrease in Purchase Price in excess of the net assets acquired ............     $  (1,000,000)     $        --
 Increase in Intangible Assets ..............................................     $     700,000      $        --


                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 14 -- SUPPLEMENTAL INFORMATION TO CONSOLIDATED STATEMENTS OF CASH FLOWS AND NON-CASH INVESTING AND FINANCING ACTIVITIES - (CONTINUED)



                                                                        SIX MONTHS         SIX MONTHS
                                                                          ENDED              ENDED
                                                                      JUNE 30, 2000      JUNE 30, 1999
                                                                     ---------------   -----------------
                                                                       (UNAUDITED)        (UNAUDITED)
CONNECTSOFT
Working capital deficit, other than cash acquired ................    $         --       $  (2,118,000)
Property and equipment ...........................................              --             514,000
Intangible assets ................................................              --           9,120,000
Purchase price in excess of the net assets acquired ..............              --             993,000
Acquired debt ....................................................              --          (2,992,000)
Advances to Connectsoft prior to beginning of the period .........              --            (971,000)
Issuance of Series G Cumulative Convertible Redeembable Preferred
 Stock ...........................................................              --          (3,000,000)
TELEKEY
Working capital deficit, other than cash acquired ................              --          (1,284,000)
Property and equipment ...........................................              --             481,000
Intangible assets ................................................              --           1,500,000
Purchase price in excess of the net assets acquired ..............         971,000           3,500,000
Acquired debt ....................................................              --          (1,016,000)
Notes payable issued in acquisition ..............................              --            (150,000)
Issuance of Series F Convertible Preferred Stock .................              --              (1,000)
Additional paid-in capital .......................................      (1,950,000)         (1,956,000)
Stock to be issued ...............................................         979,000            (979,000)
                                                                      ------------       -------------
Net cash used to acquire companies ...............................    $         --       $   1,641,000
                                                                      ============       =============

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
eGlobe, Inc.
Washington, D.C.



     We have audited the accompanying consolidated balance sheets of eGlobe, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity, comprehensive loss and cash flows for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998. The consolidated financial statements give retroactive effect to the merger of eGlobe, Inc. and Trans Global Communications, Inc. on March 23, 2000, which has been accounted for as a pooling of interests as described in the Summary of Accounting Policies to the consolidated financial statements. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Trans Global Communications, Inc., which financial statements reflect total assets of approximately $27,988,000 and $28,087,000 as of December 31, 1999 and 1998, respectively, and total revenues of approximately $100,445,000, $85,119,000 and $46,473,000 for each of three years in the period ended December 31, 1999, respectively. Those financial statements were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Trans Global Communications, Inc., is based solely on the report of the other auditor.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits and the report of the other auditor provide a reasonable basis for our opinion.


     In our opinion, based on our audits and the report of the other auditor, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eGlobe, Inc. and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, after giving retroactive effect to the merger referred to above, in conformity with generally accepted accounting principles.



                                        /s/ BDO SEIDMAN, LLP


March 24, 2000, except for Notes 10 and 18, which are as of April 6, 2000
Denver, Colorado

                        REPORT OF INDEPENDENT AUDITORS


Board of Directors
Trans Global Communications, Inc.
New York, New York


     We have audited the consolidated balance sheets of Trans Global Communications, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.


                                        /s/ Ernst & Young LLP

February 25, 2000
New York, New York
                                                                    eGLOBE, INC.

                                                     CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

DECEMBER 31,                                                                             1999           1998
---------------------------------------------------------------------------------------------------------------
ASSETS (NOTES 7 AND 13)
CURRENT:
 Cash and cash equivalents .......................................................  $  2,659,000    $ 4,031,000
 Restricted cash .................................................................       158,000        101,000
 Short-term investments ..........................................................            --     11,167,000
 Restricted short-term investments ...............................................     1,492,000      1,131,000
 Accounts receivable, less allowance of $3,206,000 and
   $1,216,000 for doubtful accounts...............................................    15,142,000     10,226,000
 Other receivables ...............................................................     1,406,000        651,000
 Prepaid expenses ................................................................     1,584,000      1,628,000
 Other current assets ............................................................       639,000        245,000
---------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS .............................................................    23,080,000     29,180,000
---------------------------------------------------------------------------------------------------------------
PROPERTY AND EQUIPMENT, net of accumulated depreciation and
 amortization (Notes 1, 5 and 13) ................................................    42,078,000     20,198,000
GOODWILL, net of accumulated amortization of $1,572,000 and
 $140,000 (Note 4)................................................................    24,904,000     11,865,000
OTHER INTANGIBLE ASSETS, net of accumulated amortization of
 $6,466,000 and $786,000 (Note 2).................................................    21,674,000        241,000
OTHER:
 Advances to non-affiliate, subsequently acquired (Note 4) .......................            --        971,000
 Deposits ........................................................................     1,659,000        519,000
 Other assets ....................................................................       400,000      1,405,000
---------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS ...............................................................     2,059,000      2,895,000
---------------------------------------------------------------------------------------------------------------
TOTAL ASSETS .....................................................................  $113,795,000    $64,379,000
---------------------------------------------------------------------------------------------------------------


See  accompanying  summary  of  accounting  policies  and  notes to consolidated financial statements.

                                                                    eGLOBE, INC.

--------------------------------------------------------------------------------


DECEMBER 31,                                                                             1999             1998
------------------------------------------------------------------------------------------------------------------
LIABILITIES, MINORITY INTEREST, REDEEMABLE
 COMMON STOCK AND STOCKHOLDERS' EQUITY
CURRENT:
 Accounts payable (Note 13) ......................................................  $  41,558,000    $  29,913,000
 Accrued expenses (Note 3) .......................................................     10,992,000        6,915,000
 Income taxes payable (Note 11) ..................................................        560,000        1,915,000
 Notes payable and current maturities of long- term debt
   (Note 5) ......................................................................      7,868,000       13,685,000
 Notes payable and current maturities of long- term debt-related
   parties (Note 7) ..............................................................      4,676,000        1,154,000
 Deferred revenue ................................................................      1,331,000          486,000
 Other liabilities ...............................................................        797,000          567,000
------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES ........................................................     67,782,000       54,635,000
------------------------------------------------------------------------------------------------------------------
ACCOUNTS PAYABLE -- LONG-TERM (NOTE 13) ..........................................      1,000,000               --
LONG-TERM DEBT, NET OF CURRENT MATURITIES (NOTE 5) ...............................      5,194,000        1,237,000
LONG-TERM DEBT -- RELATED PARTIES, NET OF CURRENT MATURITIES
 (NOTE 7) ........................................................................      8,301,000               --
------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES ................................................................     82,277,000       55,872,000
------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (NOTES 3, 4, 9, 10, 11, 13, 14 AND 16)
MINORITY INTEREST (NOTE 4) .......................................................      2,800,000               --
REDEEMABLE COMMON STOCK (NOTE 7) .................................................        700,000               --
------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY (NOTE 10):
 Preferred stock, all series, $.001 par value, 10,000,000 and
   5,000,000 shares authorized, 1,927,791 and 500,075 shares
   outstanding ...................................................................          2,000            1,000
 Common stock, $.001 par value, 100,000,000 shares authorized,
   69,580,604 and 56,362,966 shares outstanding ..................................         70,000           56,000
 Stock to be issued ..............................................................      2,624,000               --
 Notes receivable ................................................................     (1,210,000)              --
 Additional paid-in capital ......................................................    106,718,000       34,117,000
 Accumulated deficit .............................................................    (80,682,000)     (25,578,000)
 Accumulated other comprehensive income (loss) ...................................        496,000          (89,000)
------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY .......................................................     28,018,000        8,507,000
------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES, MINORITY INTEREST, REDEEMABLE COMMON STOCK AND
 STOCKHOLDERS' EQUITY ............................................................  $ 113,795,000    $  64,379,000
------------------------------------------------------------------------------------------------------------------


See  accompanying  summary  of  accounting  policies  and  notes to consolidated financial statements.

                                                                    eGLOBE, INC.

                                           CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                                                         YEAR
                                                                                         ENDED
                                                                                     DECEMBER 31,
                                                                                         1999
-------------------------------------------------------------------------------------------------

REVENUE (NOTE 12) ................................................................  $ 141,948,000
-------------------------------------------------------------------------------------------------
COST OF REVENUE ..................................................................    136,941,000
-------------------------------------------------------------------------------------------------
GROSS PROFIT .....................................................................      5,007,000
-------------------------------------------------------------------------------------------------
COSTS AND EXPENSES:
 Selling, general and administrative, exclusive of $1.5
   million and $0.4 million reported below of deferred
   compensation related to acquisitions. .........................................     34,967,000
 Deferred compensation related to acquisitions (Note 4).                                1,485,000
 Depreciation and amortization ...................................................      8,356,000
 Amortization of goodwill and other intangible assets ............................      7,112,000
 Settlement costs (Note 7) .......................................................             --
 Corporate realignment expense (Note 3) ..........................................             --
-------------------------------------------------------------------------------------------------
TOTAL COSTS AND EXPENSES .........................................................     51,920,000
-------------------------------------------------------------------------------------------------
LOSS FROM OPERATIONS .............................................................    (46,913,000)
-------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
 Interest expense ................................................................     (7,733,000)
 Interest income .................................................................        686,000
 Foreign currency transaction loss ...............................................        (99,000)
 Minority interest in income (Note 4) ............................................        (78,000)
 Proxy related litigation expense (Note 8) .......................................             --
 Other income ....................................................................          2,000
 Other expense ...................................................................        (30,000)
-------------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSE ..............................................................     (7,252,000)
-------------------------------------------------------------------------------------------------
LOSS BEFORE TAXES (BENEFIT) ON INCOME AND EXTRAORDINARY
 ITEM ............................................................................    (54,165,000)
-------------------------------------------------------------------------------------------------
TAXES (BENEFIT) ON INCOME (LOSS) (NOTE 11) .......................................       (962,000)
-------------------------------------------------------------------------------------------------
NET LOSS BEFORE EXTRAORDINARY ITEM ...............................................    (53,203,000)
-------------------------------------------------------------------------------------------------

                                                                                     NINE MONTHS        YEAR
                                                                                        ENDED           ENDED
                                                                                    DECEMBER 31,      MARCH 31,
                                                                                        1998            1998
-----------------------------------------------------------------------------------------------------------------
REVENUE (NOTE 12) ................................................................  $ 90,420,000   $   79,596,000
-----------------------------------------------------------------------------------------------------------------
COST OF REVENUE ..................................................................    73,929,000       58,751,000
-----------------------------------------------------------------------------------------------------------------
GROSS PROFIT .....................................................................    16,491,000       20,845,000
-----------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES:
 Selling, general and administrative, exclusive of $1.5
   million and $0.4 million reported below of deferred
   compensation related to acquisitions. .........................................    16,333,000       17,255,000
 Deferred compensation related to acquisitions (Note 4).                                 420,000               --
 Depreciation and amortization ...................................................     3,196,000        3,342,000
 Amortization of goodwill and other intangible assets ............................       201,000          186,000
 Settlement costs (Note 7) .......................................................       996,000               --
 Corporate realignment expense (Note 3) ..........................................            --        3,139,000
-----------------------------------------------------------------------------------------------------------------
TOTAL COSTS AND EXPENSES .........................................................    21,146,000       23,922,000
-----------------------------------------------------------------------------------------------------------------
LOSS FROM OPERATIONS .............................................................    (4,655,000)      (3,077,000)
-----------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
 Interest expense ................................................................    (1,039,000)      (1,818,000)
 Interest income .................................................................       482,000          247,000
 Foreign currency transaction loss ...............................................      (131,000)        (410,000)
 Minority interest in income (Note 4) ............................................            --               --
 Proxy related litigation expense (Note 8) .......................................      (119,000)      (3,901,000)
 Other income ....................................................................        95,000            6,000
 Other expense ...................................................................       (13,000)        (343,000)
-----------------------------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSE ..............................................................      (725,000)      (6,219,000)
-----------------------------------------------------------------------------------------------------------------
LOSS BEFORE TAXES (BENEFIT) ON INCOME AND EXTRAORDINARY
 ITEM ............................................................................    (5,380,000)      (9,296,000)
-----------------------------------------------------------------------------------------------------------------
TAXES (BENEFIT) ON INCOME (LOSS) (NOTE 11) .......................................       578,000        1,961,000
-----------------------------------------------------------------------------------------------------------------
NET LOSS BEFORE EXTRAORDINARY ITEM ...............................................    (5,958,000)     (11,257,000)
-----------------------------------------------------------------------------------------------------------------

                                                                    eGLOBE, INC.

--------------------------------------------------------------------------------

                                                                                         YEAR
                                                                                         ENDED
                                                                                     DECEMBER 31,
                                                                                         1999
--------------------------------------------------------------------------------------------------
LOSS ON EARLY RETIREMENT OF DEBT (NOTE 7) ........................................     (1,901,000)
--------------------------------------------------------------------------------------------------
NET LOSS .........................................................................    (55,104,000)
--------------------------------------------------------------------------------------------------
PREFERRED STOCK DIVIDENDS (NOTE 10) ..............................................    (11,930,000)
--------------------------------------------------------------------------------------------------
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS .....................................  $ (67,034,000)
--------------------------------------------------------------------------------------------------
NET LOSS PER SHARE (BASIC AND DILUTED) (NOTE 6):
 Net loss before extraordinary item ..............................................  $       (1.08)
 Loss on early retirement of debt ................................................          (0.03)
--------------------------------------------------------------------------------------------------
NET LOSS PER SHARE (NOTE 6) ......................................................  $       (1.11)
--------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES OUTSTANDING (NOTE 6) .....................................     60,610,548
--------------------------------------------------------------------------------------------------

                                                                                      NINE MONTHS         YEAR
                                                                                         ENDED            ENDED
                                                                                     DECEMBER 31,       MARCH 31,
                                                                                         1998             1998
------------------------------------------------------------------------------------------------------------------
LOSS ON EARLY RETIREMENT OF DEBT (NOTE 7) ........................................             --               --
------------------------------------------------------------------------------------------------------------------
NET LOSS .........................................................................     (5,958,000)     (11,257,000)
------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK DIVIDENDS (NOTE 10) ..............................................             --               --
------------------------------------------------------------------------------------------------------------------
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS .....................................   $ (5,958,000)   $ (11,257,000)
------------------------------------------------------------------------------------------------------------------
NET LOSS PER SHARE (BASIC AND DILUTED) (NOTE 6):
 Net loss before extraordinary item ..............................................   $      (0.10)   $       (0.20)
 Loss on early retirement of debt ................................................             --               --
------------------------------------------------------------------------------------------------------------------
NET LOSS PER SHARE (NOTE 6) ......................................................   $      (0.10)   $       (0.20)
------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES OUTSTANDING (NOTE 6) .....................................     57,736,654       57,082,495
------------------------------------------------------------------------------------------------------------------


See  accompanying  summary  of  accounting  policies  and  notes to consolidated financial statements.

                                                                    eGLOBE, INC.

                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
   FOR THE YEAR ENDED DECEMBER 31, 1999, THE NINE MONTHS ENDED DECEMBER 31, 1998
                                               AND THE YEAR ENDED MARCH 31, 1998
--------------------------------------------------------------------------------



                                                                                     PREFERRED STOCK
                                                                                   --------------------
                                                                                     SHARES     AMOUNT
-------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF PERIOD ...................................................       --    $    --
Stock issued in lieu of cash payments ............................................       --         --
Stock issued in connection with private placement, net (Notes
 7 and 10) .......................................................................       --         --
Stock to be issued (Note 8) ......................................................       --         --
Exercise of stock appreciation rights ............................................       --         --
Issuance of warrants to purchase stock (Note 10) .................................       --         --
Foreign currency translation adjustment ..........................................       --         --
Net loss for the year ............................................................       --         --
Trans Global net income for the three months ended
 March 31, 1998 ..................................................................       --         --
-------------------------------------------------------------------------------------------------------
BALANCE, MARCH 31, 1998 ..........................................................       --         --
Stock issued in connection with litigation settlement (Note 8) ...................       --         --
Stock issued to common escrow (Note 8) ...........................................       --         --
Issuance of warrants to purchase stock (Note 7) ..................................       --         --
Stock issued in connection with acquisitions (Notes 4 and 10).....................  500,000      1,000
Exchange of common stock for Series C Preferred Stock
 (Notes 7 and 10) ................................................................       75         --
Deferred compensation costs (Note 4) .............................................       --         --
Foreign currency translation adjustment ..........................................       --         --
Net loss for the period ..........................................................       --         --
-------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998 .......................................................  500,075      1,000
-------------------------------------------------------------------------------------------------------

                                                                                          COMMON STOCK
                                                                                   --------------------------
                                                                                                                STOCK TO BE
                                                                                        SHARES       AMOUNT        ISSUED
----------------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF PERIOD ...................................................    55,861,240    $ 56,000   $          --
Stock issued in lieu of cash payments ............................................        42,178          --              --
Stock issued in connection with private placement, net (Notes
 7 and 10) .......................................................................     1,425,000       1,000              --
Stock to be issued (Note 8) ......................................................            --          --       3,500,000
Exercise of stock appreciation rights ............................................        18,348          --              --
Issuance of warrants to purchase stock (Note 10) .................................            --          --              --
Foreign currency translation adjustment ..........................................            --          --              --
Net loss for the year ............................................................            --          --              --
Trans Global net income for the three months ended
 March 31, 1998 ..................................................................            --          --              --
-------------------------------------------------------------------------------------------------------------------------------

BALANCE, MARCH 31, 1998 ..........................................................    57,346,766      57,000       3,500,000
Stock issued in connection with litigation settlement (Note 8) ...................        28,700          --              --
Stock issued to common escrow (Note 8) ...........................................       350,000          --      (3,500,000)
Issuance of warrants to purchase stock (Note 7) ..................................            --          --              --
Stock issued in connection with acquisitions (Notes 4 and 10).....................        62,500          --              --
Exchange of common stock for Series C Preferred Stock
 (Notes 7 and 10) ................................................................    (1,425,000)     (1,000)             --
Deferred compensation costs (Note 4) .............................................            --          --              --
Foreign currency translation adjustment ..........................................            --          --              --
Net loss for the period ..........................................................            --          --              --
-------------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1998 .......................................................    56,362,966      56,000              --
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                  ADDITIONAL
                                                                                       NOTES        PAID-IN       ACCUMULATED
                                                                                    RECEIVABLE      CAPITAL         DEFICIT
-------------------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF PERIOD ...................................................      $--      $16,190,000    $  (8,779,000)
Stock issued in lieu of cash payments ............................................       --          244,000               --
Stock issued in connection with private placement, net (Notes
 7 and 10) .......................................................................       --        7,481,000               --
Stock to be issued (Note 8) ......................................................       --               --               --
Exercise of stock appreciation rights ............................................       --          138,000               --
Issuance of warrants to purchase stock (Note 10) .................................       --        1,136,000               --
Foreign currency translation adjustment ..........................................       --               --               --
Net loss for the year ............................................................       --               --      (11,257,000)
Trans Global net income for the three months ended
 March 31, 1998 ..................................................................       --               --          416,000
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, MARCH 31, 1998 ..........................................................       --       25,189,000      (19,620,000)
Stock issued in connection with litigation settlement (Note 8)....................       --           81,000               --
Stock issued to common escrow (Note 8) ...........................................       --        3,500,000               --
Issuance of warrants to purchase stock (Note 7) ..................................       --          328,000               --
Stock issued in connection with acquisitions (Notes 4 and 10).....................       --        3,601,000               --
Exchange of common stock for Series C Preferred Stock
 (Notes 7 and 10) ................................................................       --          998,000               --
Deferred compensation costs (Note 4) .............................................       --          420,000               --
Foreign currency translation adjustment ..........................................       --               --               --
Net loss for the period ..........................................................       --               --       (5,958,000)
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998 .......................................................       --       34,117,000      (25,578,000)
-------------------------------------------------------------------------------------------------------------------------------

                                                                                     ACCUMULATED
                                                                                        OTHER            TOTAL
                                                                                    COMPREHENSIVE    STOCKHOLDERS'
                                                                                    INCOME (LOSS)       EQUITY
------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF PERIOD ...................................................   $    82,000    $    7,549,000
Stock issued in lieu of cash payments ............................................            --           244,000
Stock issued in connection with private placement, net (Notes
 7 and 10) .......................................................................            --         7,482,000
Stock to be issued (Note 8) ......................................................            --         3,500,000
Exercise of stock appreciation rights ............................................            --           138,000
Issuance of warrants to purchase stock (Note 10) .................................            --         1,136,000
Foreign currency translation adjustment ..........................................       (50,000)          (50,000)
Net loss for the year ............................................................            --       (11,257,000)
Trans Global net income for the three months ended
 March 31, 1998 ..................................................................            --           416,000
------------------------------------------------------------------------------------------------------------------
BALANCE, MARCH 31, 1998 ..........................................................        32,000         9,158,000
Stock issued in connection with litigation settlement (Note 8) ...................            --            81,000
Stock issued to common escrow (Note 8) ...........................................            --                --
Issuance of warrants to purchase stock (Note 7) ..................................            --           328,000
Stock issued in connection with acquisitions (Notes 4 and 10) ....................            --         3,602,000
Exchange of common stock for Series C Preferred Stock
 (Notes 7 and 10) ................................................................            --           997,000
Deferred compensation costs (Note 4) .............................................            --           420,000
Foreign currency translation adjustment ..........................................      (121,000)         (121,000)
Net loss for the period ..........................................................            --        (5,958,000)
------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998 .......................................................       (89,000)        8,507,000
------------------------------------------------------------------------------------------------------------------

                                                                    eGLOBE, INC.

                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     FOR THE YEAR ENDED DECEMBER 31, 1999, THE NINE MONTHS ENDED
                 DECEMBER 31, 1998 AND THE YEAR ENDED MARCH 31, 1998 (CONTINUED)
--------------------------------------------------------------------------------



                                                                            PREFERRED STOCK         COMMON STOCK
                                                                         --------------------- -----------------------
                                                                            SHARES     AMOUNT     SHARES      AMOUNT
----------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998 .............................................    500,075    $1,000   56,362,966   $56,000
Issuance of warrants to purchase stock (Notes 4, 5, 7 and 10) ..........         --        --           --        --
Stock issued in connection with acquisitions, net of $135,000
 premium amortization (Note 4) .........................................  1,026,101     1,000    1,161,755     1,000
Stock to be issued in connection with acquisitions (Note 4) ............         --        --           --        --
Stock issued in connection with debt repayments, net of cost of
 $40,000 (Notes 5 and 7)................................................         40        --      697,328     1,000
Stock issued in connection with private placements, net of costs of
 $2,084,000 (Note 10)...................................................      2,770        --      160,257        --
Value of beneficial conversion feature on Preferred Stocks and debt,
 net of unamoritized portion of $1,085,000 (Notes 7 and 10).............         --        --           --        --
Value of increase in conversion feature of Series B Preferred (Note
 4) ....................................................................         --        --           --        --
Exchange of Series C Preferred for common stock, net of dividend of
 $2,215,000 and costs of $118,000 (Note 7)..............................        (75)       --    3,000,000     3,000
Exchange of Series G Preferred for Series K Preferred (Note 4 and
 10) ...................................................................         30        --           --        --
Exchange of Series B Preferred and Notes for Series H and I
 Preferred, net of dividends of $4,600,000 and $18,000 (Note 4).........    400,000        --           --        --
Deferred compensation costs (Notes 4 and 10) ...........................         --        --           --        --
Exercise of stock options and warrants (Note 10) .......................         --        --    1,638,163     2,000
Conversion of Series D and N Preferred into common stock,
 including coversion of dividends of $240,000 (Note 10).................     (1,150)       --    1,544,662     2,000
Stock to be issued for dividends .......................................         --        --           --        --
Cumulative Preferred Stock dividends ...................................         --        --           --        --
Amortization of discounts (premium) on Preferred Stocks ................         --        --           --        --
Other issuances and registration costs .................................         --        --    5,015,473     5,000
Foreign currency translation adjustment ................................         --        --           --        --
Net loss for the year ..................................................         --        --           --        --
----------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999 .............................................  1,927,791    $2,000   69,580,604   $70,000
----------------------------------------------------------------------------------------------------------------------

                                                                                                          ADDITIONAL
                                                                          STOCK TO BE       NOTES           PAID-IN
                                                                             ISSUED       RECEIVABLE        CAPITAL
---------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998 .............................................  $       --    $         --     $ 34,117,000
Issuance of warrants to purchase stock (Notes 4, 5, 7 and 10) ..........          --              --       18,474,000
Stock issued in connection with acquisitions, net of $135,000
 premium amortization (Note 4) .........................................          --              --       28,788,000
Stock to be issued in connection with acquisitions (Note 4) ............   2,624,000              --               --
Stock issued in connection with debt repayments, net of cost of
 $40,000 (Notes 5 and 7)................................................          --              --        5,615,000
Stock issued in connection with private placements, net of costs of
 $2,084,000 (Note 10)...................................................          --              --       10,836,000
Value of beneficial conversion feature on Preferred Stocks and debt,
 net of unamoritized portion of $1,085,000 (Notes 7 and 10).............          --              --          835,000
Value of increase in conversion feature of Series B Preferred (Note
 4) ....................................................................          --              --        1,485,000
Exchange of Series C Preferred for common stock, net of dividend of
 $2,215,000 and costs of $118,000 (Note 7)..............................          --              --         (121,000)
Exchange of Series G Preferred for Series K Preferred (Note 4 and
 10) ...................................................................          --              --        3,000,000
Exchange of Series B Preferred and Notes for Series H and I
 Preferred, net of dividends of $4,600,000 and $18,000 (Note 4).........          --              --        3,982,000
Deferred compensation costs (Notes 4 and 10) ...........................          --              --        1,485,000
Exercise of stock options and warrants (Note 10) .......................          --      (1,210,000)       1,990,000
Conversion of Series D and N Preferred into common stock,
 including coversion of dividends of $240,000 (Note 10).................          --              --          238,000
Stock to be issued for dividends .......................................          --              --        1,043,000
Cumulative Preferred Stock dividends ...................................          --              --       (2,300,000)
Amortization of discounts (premium) on Preferred Stocks ................          --              --       (2,797,000)
Other issuances and registration costs .................................          --              --           48,000
Foreign currency translation adjustment ................................          --              --               --
Net loss for the year ..................................................          --              --               --
---------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999 .............................................  $2,624,000    $ (1,210,000)    $106,718,000
---------------------------------------------------------------------------------------------------------------------

                                                                                             ACCUMULATED
                                                                                                OTHER            TOTAL
                                                                            ACCUMULATED     COMPREHENSIVE    STOCKHOLDERS'
                                                                              DEFICIT       INCOME (LOSS)       EQUITY
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998 .............................................   $ (25,578,000)     $ (89,000)    $   8,507,000
Issuance of warrants to purchase stock (Notes 4, 5, 7 and 10) ..........              --             --        18,474,000
Stock issued in connection with acquisitions, net of $135,000
 premium amortization (Note 4) .........................................              --             --        28,790,000
Stock to be issued in connection with acquisitions (Note 4) ............              --             --         2,624,000
Stock issued in connection with debt repayments, net of cost of
 $40,000 (Notes 5 and 7)................................................              --             --         5,616,000
Stock issued in connection with private placements, net of costs of
 $2,084,000 (Note 10)...................................................              --             --        10,836,000
Value of beneficial conversion feature on Preferred Stocks and debt,
 net of unamoritized portion of $1,085,000 (Notes 7 and 10).............              --             --           835,000
Value of increase in conversion feature of Series B Preferred (Note
 4) ....................................................................              --             --         1,485,000
Exchange of Series C Preferred for common stock, net of dividend of
 $2,215,000 and costs of $118,000 (Note 7)..............................              --             --          (118,000)
Exchange of Series G Preferred for Series K Preferred (Note 4 and
 10) ...................................................................              --             --         3,000,000
Exchange of Series B Preferred and Notes for Series H and I
 Preferred, net of dividends of $4,600,000 and $18,000 (Note 4).........              --             --         3,982,000
Deferred compensation costs (Notes 4 and 10) ...........................              --             --         1,485,000
Exercise of stock options and warrants (Note 10) .......................              --             --           782,000
Conversion of Series D and N Preferred into common stock,
 including coversion of dividends of $240,000 (Note 10).................              --             --           240,000
Stock to be issued for dividends .......................................              --             --         1,043,000
Cumulative Preferred Stock dividends ...................................              --             --        (2,300,000)
Amortization of discounts (premium) on Preferred Stocks ................              --             --        (2,797,000)
Other issuances and registration costs .................................              --             --            53,000
Foreign currency translation adjustment ................................              --        585,000           585,000
Net loss for the year ..................................................     (55,104,000)            --       (55,104,000)
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999 .............................................   $ (80,682,000)     $ 496,000     $  28,018,000
--------------------------------------------------------------------------------------------------------------------------



See  accompanying  summary  of  accounting  policies  and  notes to consolidated financial statements
                                                                    eGLOBE, INC.

                                   CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                     FOR THE YEAR ENDED DECEMBER 31, 1999, THE NINE MONTHS ENDED

                             DECEMBER 31, 1998 AND THE YEAR ENDED MARCH 31, 1998
--------------------------------------------------------------------------------

                                                                                          YEAR
                                                                                         ENDED
                                                                                      DECEMBER 31,
                                                                                          1999
---------------------------------------------------------------------------------------------------
NET LOSS .........................................................................   $ (55,104,000)
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS .........................................         585,000
---------------------------------------------------------------------------------------------------
COMPREHENSIVE NET LOSS ...........................................................   $ (54,519,000)
---------------------------------------------------------------------------------------------------

                                                                                      NINE MONTHS          YEAR
                                                                                         ENDED            ENDED
                                                                                     DECEMBER 31,       MARCH 31,
                                                                                         1998              1998
-----------------------------------------------------------------------------------------------------------------
NET LOSS .........................................................................   $ (5,958,000)    $ (11,257,000)
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS .........................................       (121,000)          (50,000)
-----------------------------------------------------------------------------------------------------------------
COMPREHENSIVE NET LOSS ...........................................................   $ (6,079,000)    $ (11,307,000)
-----------------------------------------------------------------------------------------------------------------


See  accompanying  summary  of  accounting  policies  and  notes to consolidated financial statements.

                                                                    eGLOBE, INC.
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                                                          YEAR
                                                                                         ENDED
                                                                                      DECEMBER 31,
                                                                                          1999
--------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS
OPERATING ACTIVITIES:
 Net loss ........................................................................   $ (55,104,000)
 Adjustments to reconcile net loss to cash provided by
   (used in) operating activities:
   Depreciation and amortization .................................................      15,468,000
   Provision for bad debts .......................................................       2,528,000
   Non-cash interest expense .....................................................         889,000
   Minority interest in income ...................................................          78,000
   Settlement costs (Note 7) .....................................................              --
   Common stock issued in lieu of cash payments ..................................              --
   Issuance of options and warrants for services
    (Note 10) ....................................................................         181,000
   Compensation costs related to acquisitions (Note 4) ...........................       1,485,000
   Amortization of debt discounts (Notes 5 and 7) ................................       5,182,000
   Proxy related litigation expense (Note 8) .....................................              --
   Loss on early retirement of debt (Note 7) .....................................       1,901,000
   Gain on sale of property and equipment ........................................              --
   Write off on non-producing internet assets ....................................              --
   Write down of building to market value ........................................              --
 Changes in operating assets and liabilities (net of
   changes from acquisitions -- Note 4):
    Accounts receivable ..........................................................      (5,445,000)
    Other receivables ............................................................        (755,000)
    Prepaid expenses .............................................................         946,000
    Other current assets .........................................................         (37,000)
    Other assets .................................................................         303,000
    Accounts payable .............................................................      10,750,000
    Income tax payable ...........................................................        (815,000)
    Accrued expenses .............................................................      (1,193,000)
    Deferred revenue .............................................................        (153,000)
    Other liabilities ............................................................          87,000
--------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES ..................................     (23,704,000)
--------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
 Purchases of property and equipment .............................................     (13,203,000)
 Net sales (purchases) of short-term investments .................................      10,806,000
 Proceeds from sale of property and equipment ....................................              --
 Advances to non-affiliate, subsequently acquired (Note
   4) ............................................................................              --
 Purchase of intangibles .........................................................        (299,000)
 Acquisitions of companies, net of cash acquired (Notes
   4 and 17) .....................................................................      (2,799,000)
 Increase in restricted cash .....................................................          (4,000)
 Other assets ....................................................................        (224,000)
--------------------------------------------------------------------------------------------------

                                                                                      NINE MONTHS          YEAR
                                                                                         ENDED            ENDED
                                                                                     DECEMBER 31,       MARCH 31,
                                                                                         1998              1998
-----------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS
OPERATING ACTIVITIES:
 Net loss ........................................................................   $ (5,958,000)    $ (11,257,000)
 Adjustments to reconcile net loss to cash provided by
   (used in) operating activities:
   Depreciation and amortization .................................................      3,397,000         3,528,000
   Provision for bad debts .......................................................      1,018,000         1,564,000
   Non-cash interest expense .....................................................             --                --
   Minority interest in income ...................................................             --                --
   Settlement costs (Note 7) .....................................................        996,000                --
   Common stock issued in lieu of cash payments ..................................             --           144,000
   Issuance of options and warrants for services
    (Note 10) ....................................................................        190,000           357,000
   Compensation costs related to acquisitions (Note 4) ...........................        420,000                --
   Amortization of debt discounts (Notes 5 and 7) ................................        255,000           479,000
   Proxy related litigation expense (Note 8) .....................................         81,000         3,500,000
   Loss on early retirement of debt (Note 7) .....................................             --                --
   Gain on sale of property and equipment ........................................        (57,000)               --
   Write off on non-producing internet assets ....................................             --            89,000
   Write down of building to market value ........................................             --            55,000
 Changes in operating assets and liabilities (net of
   changes from acquisitions -- Note 4):
    Accounts receivable ..........................................................     (1,202,000)       (1,716,000)
    Other receivables ............................................................       (350,000)         (159,000)
    Prepaid expenses .............................................................       (216,000)         (206,000)
    Other current assets .........................................................       (611,000)         (351,000)
    Other assets .................................................................        407,000           (10,000)
    Accounts payable .............................................................     14,447,000         5,011,000
    Income tax payable ...........................................................        (90,000)        1,500,000
    Accrued expenses .............................................................      1,035,000         2,635,000
    Deferred revenue .............................................................        311,000            19,000
    Other liabilities ............................................................         26,000           (89,000)
-----------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES ..................................     14,099,000         5,093,000
-----------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
 Purchases of property and equipment .............................................     (5,044,000)       (6,131,000)
 Net sales (purchases) of short-term investments .................................     (6,677,000)       (2,275,000)
 Proceeds from sale of property and equipment ....................................        126,000                --
 Advances to non-affiliate, subsequently acquired (Note
   4) ............................................................................       (971,000)               --
 Purchase of intangibles .........................................................             --                --
 Acquisitions of companies, net of cash acquired (Notes
   4 and 17) .....................................................................     (2,207,000)               --
 Increase in restricted cash .....................................................       (100,000)               --
 Other assets ....................................................................       (109,000)           26,000
-----------------------------------------------------------------------------------------------------------------

                                                                    eGLOBE, INC.
                               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
--------------------------------------------------------------------------------


                                                                                         YEAR
                                                                                         ENDED
                                                                                     DECEMBER 31,
                                                                                         1999
---------------------------------------------------------------------------------------------------

CASH USED IN INVESTING ACTIVITIES ................................................      (5,723,000)
---------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES: ............................................................
 Proceeds from notes payable (Notes 4 and 5) .....................................       6,835,000
 Proceeds from notes payable-related party (Note 7) ..............................      28,258,000
 Proceeds from issuance of preferred stock .......................................      12,670,000
 Stock issuance costs ............................................................      (1,582,000)
 Proceeds from exercise of warrants ..............................................         721,000
 Proceeds from exercise of options ...............................................          61,000
 Proceeds from issuance of common stock ..........................................         250,000
 Deferred financing and acquisition costs ........................................              --
 Distribution to minority interest holder ........................................         (52,000)
 Payments on capital leases ......................................................        (860,000)
 Payments on notes payable .......................................................     (10,180,000)
 Payments on notes payable -- related party (Note 7)..............................      (8,066,000)
---------------------------------------------------------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES ............................................      28,055,000
NET INCREASE (DECREASE) IN CASH ..................................................      (1,372,000)
TRANS GLOBAL CASH ACTIVITY FOR THE THREE MONTHS ENDED
 MARCH 31, 1998 ..................................................................              --
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ...................................       4,031,000
---------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD .........................................  $    2,659,000
---------------------------------------------------------------------------------------------------

                                                                                      NINE MONTHS         YEAR
                                                                                         ENDED            ENDED
                                                                                     DECEMBER 31,       MARCH 31,
                                                                                         1998             1998
-----------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES ................................................     (14,982,000)      (8,380,000)
-----------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES: ............................................................
 Proceeds from notes payable (Notes 4 and 5) .....................................         250,000        7,810,000
 Proceeds from notes payable-related party (Note 7) ..............................       1,200,000               --
 Proceeds from issuance of preferred stock .......................................              --               --
 Stock issuance costs ............................................................              --               --
 Proceeds from exercise of warrants ..............................................              --               --
 Proceeds from exercise of options ...............................................              --          138,000
 Proceeds from issuance of common stock ..........................................              --        7,345,000
 Deferred financing and acquisition costs ........................................        (524,000)              --
 Distribution to minority interest holder ........................................              --               --
 Payments on capital leases ......................................................        (198,000)        (448,000)
 Payments on notes payable .......................................................        (716,000)     (10,864,000)
 Payments on notes payable -- related party (Note 7)..............................              --               --
-----------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES ............................................          12,000        3,981,000
NET INCREASE (DECREASE) IN CASH ..................................................        (871,000)         694,000
TRANS GLOBAL CASH ACTIVITY FOR THE THREE MONTHS ENDED
 MARCH 31, 1998 ..................................................................              --        1,466,000
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ...................................       4,902,000        2,742,000
-----------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD .........................................  $    4,031,000   $    4,902,000
-----------------------------------------------------------------------------------------------------------------


              See Note 17 for Supplemental Cash Flow Information.

See  accompanying  summary  of  accounting  policies  and  notes to consolidated financial statements.

                                  eGLOBE, INC.
                         SUMMARY OF ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

     eGlobe, Inc. and subsidiaries, (collectively, the "Company") is a global supplier of enhanced telecommunications and information services, including Internet Protocol ("IP") transmission services, international and domestic long distance telephone services, switching services, co-location services, telephone portal, unified messaging services and international voice and data services. The Company operates in partnership with telephone companies and Internet service providers around the world. Through the Company's World Direct network, the Company originates traffic in 90 territories and countries and terminates traffic anywhere in the world and through its IP network, the Company can originate and terminate IP-based telecommunication services in 30 countries and 5 continents. In addition, the Company can transport and terminate voice, fax or data calls to any country with a hard wire or cell-based communications system. The Company provides its services principally to large national telecommunications companies, card providers, Internet service providers and financial institutions around the world.

     In December 1998, the Company acquired IDX International, Inc. ("IDX"), a supplier of IP transmission services, principally to telecommunications carriers, in 14 countries. This acquisition allows the Company to offer two additional services, IP voice and IP fax, to its customer base. Also, in
December 1998, the Company acquired UCI Tele Network, Ltd. ("UCI"), a development stage calling card business, with contracts to provide calling card services in Cyprus and Greece (See Note 4 for further discussion).

     In February 1999, the Company completed the acquisition of Telekey, Inc. ("Telekey"), a provider of card-based telecommunications services. In June
1999, the Company, through its newly formed subsidiary, Vogo Networks, LLC ("Vogo"), purchased substantially all of the assets and assumed certain liabilities of Connectsoft Communications Corporation and Connectsoft Holdings, Corp. (collectively "Connectsoft"), which developed and continues to enhance a server based communication system that integrates various forms of messaging, Internet and web content, personal services, and provides telephone access to Internet content (including email and e-commerce functions). In July 1999, the Company completed the acquisition of Swiftcall Equipment and Services (USA) Inc., ("Swiftcall"), a telecommunications company, and certain network operating equipment held by an affiliate of Swiftcall. Effective August 1, 1999, the Company assumed operational control of Highpoint International Telecom, Inc. and certain assets and operations of Highpoint Carrier Services, Inc. and Vitacom, Inc. (collectively "Highpoint"). The three entities were majority owned subsidiaries of Highpoint Telecommunications Inc. ("HGP"), a publicly traded company on the Canadian Venture Exchange. On October 14, 1999, substantially all of the operating assets of Highpoint were transferred to iGlobe, Inc. ("iGlobe"), a newly formed subsidiary of HGP, and the Company concurrently acquired all of the issued and outstanding common stock of iGlobe. iGlobe possesses an infrastructure supplying IP services, particularly voice over IP, throughout Latin America. In September 1999, the Company, acting through a newly formed subsidiary, acquired control of Oasis Reservations Services, Inc. ("ORS"), a Miami based transaction support services and call center to the travel industry, from its sole stockholder, Outsourced Automated Services and Integrated Solutions, Inc. ("Oasis"). The Company and Oasis formed eGlobe/Oasis Reservations LLC ("LLC") which is responsible for conducting ORS' operations. The Company manages and controls the LLC. In December 1999, the Company completed the acquisition of Coast International, Inc. ("Coast"), a provider of enhanced long-distance interactive voice and internet services. See Notes 4, 5, 7 and 10 for further discussion.

     Pursuant to an Agreement and Plan of Merger entered into on December 16, 1999, and effective March 23, 2000, a wholly-owned subsidiary of eGlobe merged with and into Trans Global Communications, Inc. ("Trans Global"), with Trans Global continuing as the surviving corporation and becoming a wholly-owned subsidiary of eGlobe (the "Merger"). Trans Global is a provider of facilities-based, direct connection and resale network services. The Merger provided for the issuance of 40,000,000 shares of the eGlobe common stock in exchange for all of the outstanding common stock of
                                  eGLOBE, INC.
                  SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)


Trans Global. Pursuant to the merger agreement, the Company withheld and deposited into escrow 2,000,000 shares of the 40,000,000 shares of its common stock issued to the Trans Global stockholders in the Merger. These escrowed shares cover the indemnification obligations of the Trans Global stockholders under the merger agreement. The Company deposited an additional 2,000,000 shares of its common stock into escrow to cover its indemnification obligations under the merger agreement. The contingency periods for both of the 2,000,000 share escrows expire on March 23, 2001. The merger was accounted for as a pooling of interests, and as such, the 40,000,000 shares of common stock have been treated as if outstanding for all periods presented in the consolidated financial statements.

     The Company's consolidated financial statements have been retroactively restated as of December 31, 1999 and December 31, 1998 and for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, to reflect the consummation of the Trans Global merger. The consolidated financial statements included herein give retroactive effect to the Trans Global merger, which was accounted for using the pooling of interests method. As a result, the financial position, results of operations, and statements of comprehensive income (loss) and cash flows are presented as if Trans Global had been consolidated for all periods presented. The consolidated statements of stockholders' equity reflect the accounts of eGlobe as if the common stock issued in connection with the Trans Global merger had been issued for all periods presented.

     In the consolidated balance sheets, the balance sheets of eGlobe as of December 31, 1999 and 1998 have been combined with those of Trans Global as of December 31, 1999 and 1998. The consolidated statements of operations combine the results of eGlobe for the year ended December 31, 1999 and the nine months ended December 31, 1998 with those of Trans Global for the same periods. The results of operations for the year ended March 31, 1998 include the combined results of eGlobe's results for the twelve months ended March 31, 1998 and Trans Global's results for the year ended December 31, 1997. Trans Global's net income of $416,000 for the three months ended March 31, 1998 has been reflected in the consolidated statements of stockholders' equity as an adjustment to accumulated deficit. In addition, the cash activity during the three months ended March 31, 1998 has been reflected as an adjustment in the year ended March 31, 1998 consolidated statement of cash flows. There were no seasonal trends in operations during the three months ended March 31, 1998.


     Information for the Trans Global's three month period ended March 31, 1998 is summarized below (unaudited):



  Revenue ............  $17,190,000
  Expenses ...........  $16,774,000
  Net Income .........  $   416,000



     The consolidated financial statements, including the notes thereto, should be read in conjunction with eGlobe's historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 1999 and the financial statements of Trans Global included in the Company's Current Report on Form 8-K/A dated March 23, 2000 and filed on May 22, 2000.

                                  eGLOBE, INC.
                  SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)


     Revenue,  extraordinary  loss  on  early  retirement  of  debt,  net income
(loss), net loss attributable to common stockholders and net loss per common share previously reported by eGlobe and Trans Global and the combined amounts presented in the accompanying consolidated financial statements for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998 are as follows:






                                                             DECEMBER 31,       DECEMBER 31,         MARCH 31,
                                                                 1999               1998                1998
                                                           ----------------   ----------------   -----------------
REVENUE:
 eGlobe as previously presented in Form 10-K ...........    $  42,002,000      $  22,491,000       $  33,123,000
 Trans Global as previously presented in Form 8-K/A.....      100,445,000         85,119,000          46,473,000
 Adjustments:
   Intercompany revenue ................................         (499,000)                --                  --
   Trans Global revenue for the three months ended
    March 31, 1998 .....................................               --        (17,190,000)                 --
                                                            -------------      -------------       -------------
 eGlobe, as restated combined ..........................    $ 141,948,000      $  90,420,000       $  79,596,000
                                                            =============      =============       =============
EXTRAORDINARY LOSS ON EARLY RETIREMENT OF DEBT:
 eGlobe, as previously presented in Form 10-K ..........    $  (1,901,000)     $          --       $          --
 Trans Global as previously reported in Form 8-K/A .....               --                 --                  --
                                                            -------------      -------------       -------------
 eGlobe, as restated combined ..........................    $  (1,901,000)     $          --       $          --
                                                            =============      =============       =============
NET INCOME (LOSS):
 eGlobe as previously presented in Form 10-K ...........    $ (51,468,000)     $  (7,090,000)      $ (13,290,000)
 Trans Global as previously presented in Form 8-K/A.....       (3,383,000)         1,406,000           1,565,000
 Adjustments:
   Deferred tax adjustment .............................         (253,000)           142,000             468,000
   Trans Global net income for the three months ended
    March 31, 1998 .....................................               --           (416,000)                 --
                                                            -------------      -------------       -------------
 eGlobe, as restated combined ..........................    $ (55,104,000)     $  (5,958,000)      $ (11,257,000)
                                                            =============      =============       =============
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS:
 eGlobe net loss, as restated combined .................    $ (55,104,000)     $  (5,958,000)      $ (11,257,000)
 eGlobe preferred stock dividends as previously
   reported in Form 10-K ...............................      (11,930,000)                --                  --
                                                            -------------      -------------       -------------
 eGlobe, as restated combined ..........................    $ (67,034,000)     $  (5,958,000)      $ (11,257,000)
                                                            =============      =============       =============
NET LOSS PER SHARE:
 As previously presented in Form 10-K:
   Basic and diluted ...................................    $       (3.08)     $       (0.40)      $       (0.78)
 Restated combined:
   Basic and diluted ...................................    $       (1.11)     $       (0.10)      $       (0.20)



     Adjustments were made to reflect deferred income taxes on a combined basis in the consolidated results of operations for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998.


     An adjustment was made to decrease consolidated stockholders' equity as of the beginning of the periods presented of $183,000 to record the deferred income tax adjustment for the previous periods. An adjustment of $416,000 was also made to increase consolidated stockholders' equity as of March 31, 1998 to reflect Trans Global's net income for the three months ended March 31, 1998.

                                  eGLOBE, INC.
                  SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)

MANAGEMENT'S PLAN

     As of December 31, 1999, the Company had a net working capital deficiency of $44.7 million. This net working capital deficiency resulted principally from a loss from operations of $46.9 million (including depreciation, amortization and other non-cash charges) for the year ended December 31, 1999. Also contributing to the working capital deficiency was $7.9 million in notes payable and current maturities of long-term debt, $4.7 million in notes payable and current maturities of long-term debt due to related parties, and $53.9 million in accounts payable, accrued expenses and deferred revenue. The $7.9 million current maturities consists of $4.2 million primarily related to acquisition debt, $1.1 million related to a note collatoralized by equipment and $2.6 million related to capital lease payments due over the one year period ending December 31, 2000. The $4.7 million current maturities due to a related parties, net of unamortized discount of $3.0 million, consists of a $0.9 million note, net of unamortized discount of $0.1 million, due to a stockholder on April 18, 2000, term payments of $3.5 million, net of unamortized discount of $2.9 million, due to EXTL Investors, the Company's largest stockholder, and notes payable of $3.2 million due to an affiliate of EXTL Investors.

     On an operating level, the Company is continuing to renegotiate its relationship with an entity that was formerly one of the Company's largest customers. At December 31, 1999, 7.7% of the Company's net accounts receivable of $15.1 million was due from this entity to which extended credit terms have been granted. The new arrangement, once finalized, will establish payment terms and sales growth, which will assure more effective and timely collection of receivables from the customer and will permit renewed growth in the customer's business. This arrangement will also assist in the collection of certain amounts due to the Company under the extended credit terms.

     If the Company meets its projections for reaching breakeven at the end of the second quarter of 2000, the Company will still have additional capital requirements through December 2000 of up to $66.0 million. The Company will need to fund pre-existing liabilities and note payable obligations and the purchase of capital equipment, along with financing the Company's growth plans.


     Thus  far  in  2000, the Company has met its initial cash requirements from
(1)  proceeds  from  the  exercise  of  options  and  warrants  of $2.4 million, primarily as a result of the improvement in the Company's stock price during the month of January 2000 and as sustained thereafter, (2) proceeds of $0.5 million from the sale of Series N Convertible Preferred Stock ("Series N
Preferred"), (3) proceeds of $15.0 million from the sale of Series P Convertible Preferred Stock ("Series P Preferred"), (4) proceeds of $4.0 million from the sale of Series Q Convertible Preferred Stock ("Series Q Preferred") with an additional $6.0 million to be received upon registration of the underlying shares of common stock. These capital transactions are discussed in Note 16.

     In addition to the firm commitments discussed previously, the Company is proceeding with other financing opportunities, which have not been finalized. The Company is working on several different debt and equity fund raising efforts to raise the funds that the Company will require to achieve its growth plan through the end of the year 2000.

     There is some risk that the Company will not reach breakeven as projected and will continue to incur operating losses. If this occurs and should the Company be unsuccessful in its efforts to raise additional funds to cover such losses, then its growth plans would have to be sharply curtailed and its business would be adversely affected.

     As discussed in Note 13, in December 1999, Trans Global entered into an agreement with AT&T, Trans Global's largest supplier, regarding the payment of various past due 1999 switch and circuit costs. Pursuant to that agreement, Trans Global has agreed to pay AT&T approximately $13.8 million in consecutive monthly installments at 9% interest through January 1, 2001. As of December 31, 1999, the remaining balance due to AT&T was $13.5 million. As part of the agreement with AT&T, Trans Global entered into a security agreement (Security Agreement) granting AT&T a security interest in certain
                                  eGLOBE, INC.
                  SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)

fixed  assets  owned  by  Trans  Global  as of December 14, 1999. As of April 6,
2000, Trans Global has not paid $1.5 million of scheduled payments that were due in April 2000. Trans Global is currently in discussions with AT&T regarding alternative options for settlement of the outstanding obligation. There can be no assurances that Trans Global will be able to satisfactorily resolve this matter. Should this not be resolved and should AT&T take possession of the assets held as security, Trans Global believes that their business will not be adversely impacted. There is no guarantee that Trans Global and therefore the Company's business will not have its operations affected adversely should a satisfactory resolution between the parties not be reached.


FISCAL YEAR


     Effective with the period ended December 31, 1998, the stockholders of the Company approved the change of the fiscal year to a December 31 fiscal year end. Therefore, the period ended December 31, 1998 represents a nine-month period as compared to a twelve month period for fiscal years ended December 31, 1999 and March 31, 1998.


     Information for the comparable nine month period ended December 31, 1997 is summarized below (unaudited):



        Revenue .....................   $ 63,102,000
        Gross profit ................   $ 16,746,000
        Taxes on income .............   $    436,000
        Net loss ....................   $ (3,352,000)
        Net loss per common share-
  Basic and diluted .................   $      (0.06)


CHANGE OF COMPANY NAME

     At the annual meeting of the stockholders of the Company on June 16, 1999, the stockholders approved and adopted a proposal for amending the Certificate of Incorporation to change the name of the Company from Executive TeleCard, Ltd. to eGlobe, Inc. The amended Certificate of Incorporation has been filed with and accepted by the State of Delaware.


BASIS OF PRESENTATION AND CONSOLIDATION

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company, its wholly-owned subsidiaries, and its controlling interest in a limited liability company ("LLC"). All material intercompany transactions and balances have been eliminated in consolidation. As the Company controls the operations of the LLC, the LLC has been included in the supplemental, consolidated financial statements with the other member's interests recorded as Minority Interest.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


FOREIGN CURRENCY TRANSLATION

     For subsidiaries whose functional currency is the local currency and which do not operate in highly inflationary economies, all net monetary and non-monetary assets and liabilities are translated into U.S. dollars at current exchange rates and translation adjustments are included in stockholders' equity.

                                  eGLOBE, INC.
                  SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)


Revenues and expenses are translated at the weighted average rate for the period. Foreign currency gains and losses resulting from transactions are included in the results of operations in the period in which the transactions occurred. Cumulative translation gains and losses are reported as accumulated other comprehensive income (loss) in the consolidated statements of stockholders' equity and are included in comprehensive loss.


FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     Financial   instruments,   which   potentially   subject   the  Company  to
concentrations of credit risk consist principally of cash and cash equivalents, short-term investments and trade accounts receivable.

     The Company places its cash and temporary cash investments with quality financial institutions. At times, these amounts may exceed federally insured limits.

     Concentrations of credit risk with respect to trade accounts receivable are generally limited due to the variety of customers and markets which comprise the Company's customer base, as well as the geographic diversification of the customer base. In certain circumstances, the Company has purchased credit insurance on its accounts receivables.

     The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited. In certain circumstances the Company will require security deposits; however, generally, the Company does not require collateral or other security to support customer receivables. As of December 31, 1999, the Company had approximately 16.2% and 7.7% in net trade accounts receivable from two customers. The Company is negotiating with the one customer whose account is 7.7% of net trade accounts receivable for a long-term payment agreement. There is no assurance the Company will receive full payment of this receivable.

     Some of the Company's customers are permitted to choose the currency in which they pay for calling services from among several different currencies determined by the Company. Thus, the Company's earnings may be materially affected by movements in the exchange rate between the U.S. dollar and such other currencies. The Company does not engage in the practice of entering into foreign currency contracts in order to hedge the effects of foreign currency fluctuations. The majority of the Company's largest customers settle their accounts in U.S. Dollars.

     The carrying amounts of financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses approximated fair value because of the immediate or short-term maturity of these instruments. The difference between the carrying amount and fair value of the Company's notes payable and long-term debt is not significant.

RESTRICTED CASH

     Restricted cash consists of deposits with a financial institution to secure a letter of credit issued to a transmission vendor related to an agreement whereby the Company will perform platform and transmission services. In addition, a credit card processing company requires that cash balances be deposited with the processor in order to ensure that any disputed claims by the credit card customers can be readily settled.

RESTRICTED SHORT-TERM INVESTMENTS

     Restricted short-term investments consist of certificates of deposits with a financial institution to secure letters of credit issued to transmission vendors related to an agreement whereby the vendors will perform transmission services.

                                  eGLOBE, INC.
                  SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)

PROPERTY, EQUIPMENT, DEPRECIATION AND AMORTIZATION


     Property and equipment are recorded at the lower of cost or fair market value. Additions, installation costs and major improvements of property and equipment are capitalized. Expenditures for maintenance and repairs are expensed as incurred. The cost of property and equipment retired or sold, together with the related accumulated depreciation or amortization, are removed from the appropriate accounts and the resulting gain or loss is included in the consolidated statement of operations.


     Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the related assets ranging from three to twenty years. Leasehold improvements are amortized over the terms of the respective leases and/or service lives of the improvements, whichever is shorter. See discussion of impairment policy under "Long-Lived Assets".

SOFTWARE DEVELOPMENT COSTS

     Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed", requires the capitalization of certain software development costs incurred subsequent to the date when technological feasibility is established and prior to the date when the product is generally available for licensing. The Company defines technological feasibility as being attained at the time a working model of a software product is completed.

     The Company expenses all costs incurred to establish technological feasibility of computer software products to be sold or leased or otherwise marketed. Upon establishing technological feasibility of a software product, the Company capitalizes direct and indirect costs related to the product up to the time the product is available for sale to customers. Capitalized software development costs are generally amortized on a product-by-product basis each year based upon the greater of: (1) the amount computed using the ratio of current year gross revenue to the sum of current and anticipated future gross revenue for that product, or (2) five year straight-line amortization. The Company acquired $8.4 million of software development costs for which technological feasibility had already been established in connection with the acquisition of Connectsoft as discussed in Note 4. Additional software development costs of $573,000 were capitalized during 1999.

     Under the provisions of the American Institute of Certified Public Accountants' ("AICPA") Statement of Position ("SOP") 98-1, "Accouting for the Costs of Computer Software Developed or Obtained for Internal Use", the Company expenses cost incurred in the preliminary project stage and, thereafter, capitalizes costs incurred in the developing or obtaining of internal use software. Certain costs, such as maintenance and training, are expensed as incurred. Capitalized costs are amortized over a period of not more than five years. The Company acquired $2.9 million of internally developed software in connection with the acquisition of Telekey, Connectsoft and Coasts discussed in
Note 4. These amounts are included in other intangible assets in the supplemental consolidated balance sheet as of December 31, 1999. The Company recorded amortization expense related to software development costs of $1.1 million during 1999. No related amortization expense was recorded in the December 1998 and March 1998 periods. The Company assesses the carrying amount of capitalized costs for impairment based upon the impairment policy as discussed under "Long-Lived Assets".

RESEARCH AND DEVELOPMENT

     Research and development costs and costs related to significant improvements and refinements of existing products are expensed as incurred. For the year ended December 31, 1999, the nine month period ended December 31, 1998 and the year ended March 31, 1998 the Company's expensed research and development costs were nominal.

GOODWILL AND OTHER INTANGIBLE ASSETS

     As of December 31, 1999 and 1998, the Company has recorded goodwill in connection with certain acquisitions, as discussed in Note 4, of $26.5 million and $12.0 million, respectively. Certain goodwill amounts recorded in 1998 were based upon preliminary information and during 1999 goodwill
                                  eGLOBE, INC.
                  SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)

adjustments were recorded to reflect the final asset appraisal information. In addition, as discussed in Note 4, an adjustment was recorded in 1999 to increase the goodwill related to the IDX acquisition as a result of an increase in the value of the purchase consideration. Amortization of goodwill is provided over seven years on a straight-line method. Goodwill amortization expense for the year ended December 31, 1999 and the nine months ended December 31, 1998 was $1.4 million and $0.1 million, respectively. There was no goodwill recorded prior to March 31, 1998.

     As of December 31, 1998, the Company had recorded $1.0 million in other intangible assets, consisting primarily of licenses and trademarks. During 1999, intangible assets of $26.4 million were recorded in connection with the acquisitions discussed in Note 4. These intangible assets were recorded based on third party appraisals and consist of the value related to assembled and trained work forces, customer contract bases, distribution partnership network, non-compete agreements, internally developed software, long distance infrastructure, licenses and existing technologies. Intangibles are being amortized on a straight-line basis over the estimated useful lives from one to ten years.

     The carrying value of goodwill and other intangibles are reviewed on a periodic basis for recoverability based on the undiscounted cash flows of the businesses acquired over the remaining amortization period. Should the review indicate that these amounts are not recoverable, the Company's carrying value of the goodwill and/or other intangibles would be reduced by the estimated shortfall of the cash flows. In addition, the Company assesses the carrying amount of these intangible assets for impairment based upon the policy discussed under "Long-Lived Assets" below. No reduction of goodwill or intangibles for impairment was necessary in 1999 or 1998.

LONG-LIVED ASSETS

     The Company follows the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" for long-lived assets and certain identifiable intangibles to be held and used by the Company. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the fair value is less than the carrying amount of the asset, a loss is recognized for the difference.

DEPOSITS

     The Company provides long-term cash deposits to certain vendors to secure contracts for telecommunications services.

DEFERRED FINANCING AND ACQUISITION COSTS

     Deferred financing and acquisition costs included in other assets in the accompanying supplemental consolidated balance sheets represent third party costs and expenses incurred which are directly traceable to pending acquisitions and financing efforts. The costs and expenses will be matched with completed financings and acquisitions and accounted for according to the underlying transaction. The costs and expenses associated with unsuccessful efforts will be expensed in the period in which the acquisition or financing has been deemed to be unsuccessful. The Company evaluates all pending acquisition and financing costs quarterly to determine if any deferred costs should be expensed in the period.

REVENUE RECOGNITION

     The Company recognizes revenue when persuasive evidence of an agreement exists, the terms are fixed or determinable, services are performed, and collection is probable. Revenue and related direct costs from customer contracts for Enhanced, Network, Customer Care and Retail services are recognized over the terms of the contracts, which are generally one year. Cash received in advance of revenue earned is recorded as deferred revenue, including monthly subscriber charges and monthly minimum payments,
                                  eGLOBE, INC.
                  SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)

which are subsequently recognized as revenue when the services are performed. Revenue is reported on a gross basis with separate display of cost of revenue to arrive at gross profit as the Company acts as principal and has the risks and rewards of ownership in each transaction. The Company has not currently entered into any barter transactions.

     Revenue for all services is recognized on an individual service basis as provided to each customer. Billings to customers are based upon established tariffs filed with the United States Federal Communications Commission, or for usage outside of the tariff requirements, at rates established by the Company.

     Revenues from the Company's card services business (Enhanced Services) comes mainly from providing various card services to customers under contracted terms who are charged on a per call basis. Certain new offerings such as unified messaging, telephone portal, interactive voice and Internet services, often have monthly subscriber charges in addition to per transaction charges. Revenues and direct costs from such services are recognized as the cards are used and the related service is provided. When a card for which service has been contracted expires without being fully used (cards generally have effective lives of up to one year), then the remaining deferred revenue is referred to as breakage and recorded as revenue at the date of expiration in accordance with the terms of the contract.

     For Vogo (Enhanced Services), the Company's provider of software products and related services, revenue is recognized from the license of its proprietary software and related services in accordance with the provisions of SOP 97-2, "Software Revenue Recognition." SOP 97-2 requires, among other things, the individual elements of a contract for the sale of software products to be identified and accounted for separately. To date, revenue earned under software products contracts has been insignificant.

     IDX (Network Services) provides Internet protocol transmission technology. Revenue and direct costs from such services, mainly from routing charges for voice and fax traffic through the network, are recognized as the service is provided. Some Network Services contracts require monthly minimum payments to be paid, which are reported as deferred revenue and recognized as the services are performed.

     The Company, following its recent acquisition of ORS (Customer Care Services), has recorded deferred revenue related to certain reservations service contracts paid in advance, based on forecasted amounts, which will be recognized as revenue as the services are provided.

     Coast (Retail Services) recognizes revenue upon completion of telephone calls by the end users. All of the Company's remaining subsidiaries recognize revenue as service is provided.

TAXES ON INCOME

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are determined based on the temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements using enacted tax rates in effect for the year in which the differences are expected to reverse.

NET EARNINGS (LOSS) PER SHARE

     The Company applies SFAS No. 128, "Earnings Per Share" for the calculation of "Basic" and "Diluted" earnings (loss) per share. Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings (loss) of an entity.

                                  eGLOBE, INC.
                  SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)

STOCK OPTIONS

     The Company applies Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for all stock option plans. Compensation cost of stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the option exercise price and is charged to operations over the vesting period.

     SFAS No. 123, "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income (loss) as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model. See Note 10 for required disclosures.

     Under  SFAS  No.  123,  compensation  cost  is recognized for stock options
granted   to  non-employees  at  the  grant  date  by  using  the  Black-Scholes option-pricing model.

CASH EQUIVALENTS

     The Company considers cash and all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

SHORT-TERM INVESTMENTS

     Short-term investments include funds invested in a money market fund which invests in a broad range of money market securities, including, but not limited to, short-term U.S. government and agency securities, bank certificates of deposit and corporate commercial paper. Short-term investments are carried at amortized cost, which approximates fair value.

COMPREHENSIVE INCOME (LOSS)


     The Company applies SFAS No. 130, "Reporting Comprehensive Income". Comprehensive income (loss) is comprised of net income (loss) and all changes to stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. The Company has elected to report comprehensive net loss in a separate consolidated statement of comprehensive loss.


FAIR VALUE OF FINANCIAL INSTRUMENTS


     The  estimated  fair  value  of  financial  instruments has been determined
using   available   market   information   or   other   appropriate   valuation
methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Consequently, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The carrying amounts reported on the consolidated balance sheets approximate their respective fair values.


SEGMENT INFORMATION

     The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement establishes standards for the reporting of information about operating segments in annual and interim financial statements. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The Company has four operating reporting segments consisting of Enhanced Services, Network Services, Customer Care and Retail Services.

                                  eGLOBE, INC.
                  SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENT

     The Financial Accounting Standards Board ("FASB") has recently issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133, as extended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000 and is currently not applicable to the Company.

     In December 1999, the U.S. Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which clarifies the SEC's views on revenue recognition. The Company believes its existing revenue recognition policies and procedures are in compliance with SAB 101 and therefore, SAB 101's adoption will not have a material impact on the Company's financial condition, results of operations or cash flows.

     In March 2000, the FASB issued Emerging Issues Task Force Issue No. 00-2, "Accounting for Web Site Development Costs" ("EITF 00-2"), which is effective for all such costs incurred for fiscal quarters beginning after June 30, 2000. This Issue establishes accounting and reporting standards for costs incurred to develop a web site based on the nature of each cost. Currently, as the Company has no web site development costs, the adoption of EITF 00-2 would have no impact on the Company's financial condition or results of operations. To the extent the Company begins to enter into such transactions in the future, the Company will adopt the Issue's disclosure requirements in the quarterly and annual financial statements for the year ending December 31, 2000.

     In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44"), which is effective July 1, 2000, except that certain conclusions in this Interpretation which cover specific events that occur after either December 15, 1998, or January 12, 2000 are recognized on a prospective basis from July 1, 2000. This Interpretation clarifies the application of APB Opinion 25 for certain issues related to stock issued to employees. The Company believes its existing stock based compensation policies and procedures are in compliance with FIN 44 and therefore, the adoption of FIN 44 will have no material impact on the Company's financial condition, results of operations or cash flows.


RECLASSIFICATIONS

     Certain   consolidated   financial   amounts  have  been  reclassified  for
consistent presentation.

                                  eGLOBE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                DECEMBER 31,
                                                                                         LIFE
                                                              1999          1998       IN YEARS
                                                         ------------- ------------- -----------
Land ...................................................  $   122,000   $   122,000      --
Buildings and improvements .............................    1,985,000     1,920,000     5-20
Calling card platform equipment ........................   14,722,000    13,480,000       5
Telecom equipment ......................................    8,628,000     1,140,000       5
IP transmission equipment ..............................    4,229,000       888,000       5
Operations center equipment and furniture ..............   13,255,000     8,789,000      3-5
Call diverters .........................................   18,016,000     8,175,000       5
Equipment under capital leases (Note 5) ................    4,910,000     1,279,000  Lease Term
Internet communications equipment ......................      563,000       562,000       5
                                                          -----------   -----------
                                                           66,430,000    36,355,000
Less accumulated depreciation and amortization .........   24,352,000    16,157,000
                                                          -----------   -----------
                                                          $42,078,000   $20,198,000
                                                          ===========   ===========

     Depreciation expense for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998 was $8.4 million, $3.2 million and $3.3 million, respectively.

2. OTHER INTANGIBLE ASSETS

     Other intangible assets consist of the following:

                                                     DECEMBER 31,
                                                                               LIFE
                                                  1999           1998        IN YEARS
                                             -------------   ------------   ---------
Existing technology ......................   $ 8,400,000     $      --          5
Distribution partnership network .........     5,290,000            --         4-7
Assembled and trained workforce ..........     4,391,000            --          3
Internally developed software ............     3,488,000            --         3-5
Long distance infrastructure .............     1,580,000            --          5
Non-compete agreements ...................     1,540,000            --          1
Customer contract base ...................     1,343,000            --         2-3
Licenses .................................     1,143,000       433,000         3-5
Trademarks ...............................       549,000       518,000          10
Other ....................................       416,000        76,000         4-5
                                             -----------     ---------
                                              28,140,000     1,027,000
Less accumulated amortization ............     6,466,000       786,000
                                             -----------     ---------
                                             $21,674,000     $ 241,000
                                             ===========     =========

     Intangible assets amortization expense for the year ended December 31, 1999, the nine month period ended December 31, 1998 and the year ended March 31, 1998 was $5.7 million, $0.1 million and $0.2 million, respectively. Included in internally developed software is approximately $0.6 million of additional software development costs capitalized in 1999 related to
enhancements   for   the   existing   technology  acquired  in  the  Connectsoft
acquisition.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

3. ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                       DECEMBER 31,
                                                    1999            1998
                                               -------------   -------------
Telephone carriers .........................   $ 2,658,000      $3,091,000
Accrued telecom taxes ......................     1,930,000              --
External development costs .................     1,582,000              --
Dividends on preferred stock ...............     1,277,000              --
Legal and professional fees ................     1,165,000         479,000
Salaries and benefits ......................       895,000         737,000
Interest ...................................       313,000         647,000
Costs associated with acquisitions .........       296,000         697,000
Other ......................................       876,000       1,264,000
                                               -----------      ----------
                                               $10,992,000      $6,915,000
                                               ===========      ==========

     The Company incurred $3.1 million of various realignment expenses, including primarily employee severance, legal and consulting fees and the write down of certain investments during the year ended March 31, 1998. As of December 31, 1999, there was a remaining accrual of $281,000 included in other accrued expenses related to litigation with a former employee that was settled in October 1999. Final payment to the former employee was made subsequent to December 31, 1999.

4. BUSINESS ACQUISITIONS


     As discussed previously, the Company acquired IDX and UCI in December 1998 and Telekey, Connectsoft, Swiftcall, iGlobe, ORS and Coast in 1999. The results of operations of the acquired businesses are included in the consolidated financial statements from the date of acquisition.


     IDX

     On December 2, 1998, the Company acquired all of the common and preferred stock of IDX, for an original value of approximately $10.8 million consisting of (a) 500,000 shares of the Company's Series B Convertible Preferred Stock ("Series B Preferred") originally valued at $3.5 million which were convertible into 2,500,000 shares (2,000,000 shares until stockholder approval was obtained on June 16, 1999 and subject to adjustment as described below) of common stock;
(b) warrants ("IDX Warrants") to purchase up to an additional 2,500,000 shares of common stock (subject to stockholder approval which was obtained on June 16, 1999 and an adjustment as described below); (c) $5.0 million in 7.75% convertible subordinated promissory notes ("IDX Notes") (subject to adjustment as described below); (d) $1.5 million in bridge loan advances to IDX made by the Company prior to the acquisition which were converted into part of the purchase price plus associated accrued interest of $40,000; (e) $418,000 convertible subordinated promissory note for IDX dividends accrued and unpaid on IDX's Preferred Stock and (f) direct costs associated with the acquisition of $0.4 million (another $0.3 million of direct costs were recorded in 1999). See Note 10 for a detailed description of terms of the IDX Notes and the Series B Preferred Stock and IDX Warrants. This acquisition was accounted for using the purchase method of accounting. The shares of Series B Preferred Stock, IDX Warrants and IDX Notes were subject to certain adjustments related to IDX's ability to achieve certain performance criteria, working capital levels and price guarantees for the Series B Preferred Stock and IDX Warrants providing IDX met its performance objectives.

     The Company's common stock is currently listed on the Nasdaq National Market and as such the rules of the National Association of Securities Dealers, Inc. ("NASD") require stockholder approval of issuances of shares of common stock (or securities convertible into common stock) in acquisition
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

4. BUSINESS ACQUISITIONS- (CONTINUED)

transactions where the present or potential issuance of securities could result in an increase in the voting power or outstanding common shares of 20% or more. As a result of NASD rules, the initial issuance of Series B Preferred Stock provided for a conversion into 2,000,000 shares until such time that stockholder approval was obtained to increase the convertibility into 2,500,000 shares and allow for the issuance of common stock related to the IDX Warrants. At the annual meeting in June 1999, the stockholders approved the increase of the convertibility of the Series B Preferred Stock to 2,500,000 shares and IDX warrants to purchase up to 2,500,000 shares contingent on IDX meeting certain performance objectives, as discussed in (a) and (b) above, respectively. The fair value of the increase of 500,000 convertible shares was recorded as additional purchase consideration. As a result, the acquired goodwill associated with the IDX purchase was increased by approximately $1.5 million in the second quarter to reflect the higher conversion feature approved in June 1999.

     The Company obtained a final appraisal of IDX's assets from independent appraisers in the third quarter of 1999. This appraisal resulted in a gross reclassification of approximately $6.5 million of IDX's goodwill to other identifiable intangibles as of December 31, 1999. As a result, the purchase allocation as of December 31, 1999 resulted in goodwill of $6.4 million (including final allocations of other acquired assets of $0.2 million) and other intangibles of $6.5 million. These other identifiable intangibles consist of assembled and trained workforce, partnership network and non-compete agreements and are being amortized on a straight-line basis from one to four years. Goodwill is being amortized on a straight-line basis over seven years.

     In July 1999, the Company renegotiated the terms of the IDX purchase agreement with the IDX stockholders as follows:

   (a) The 500,000 shares of Series B Preferred Stock were reacquired by the Company in exchange for 500,000 shares of Series H Convertible Preferred Stock ("Series H Preferred").

   (b) The  Company  reacquired  the  original  IDX Warrants in exchange for new warrants to acquire up to 1,250,000 shares of the Company's common stock, subject to IDX meeting certain revenue, traffic and EBITDA
       ("Earnings Before Interest, Taxes, Depreciation and Amortization") levels at either September 30, 2000 or December 31, 2000 if not achieved by September 30, 2000.

   (c) The Company reacquired the outstanding IDX Notes of $4.0 million in exchange for 400,000 shares of Series I Convertible Optional Redemption Preferred Stock ("Series I Preferred"). (See Note 10 for further discussion).

   (d) The maturity date of the convertible subordinated promissory note, face value of $418,000, was extended to July 15, 1999 from May 31, 1999, and subsequently paid by issuance of 140,599 shares of common stock.

   (e) The Company waived its right to reduce the principal balance of the $2.5 million note payable by certain claims as provided for under the terms of the original IDX purchase agreement.

     As a result of the July 1999 exchange agreement, the Company recorded the excess of the fair market value of the new preferred stock issuances and the warrants over the carrying value of the reacquired preferred stock, warrants and notes payable as a dividend to Series B Preferred Stock stockholders of approximately $6.0 million (subsequently reduced by $1.4 million, see discussion below).

     The Company will determine the final goodwill amount when the contingent purchase element is resolved and the contingent warrants are exercised. Goodwill may materially increase when this contingency is resolved.

     At the acquisition date, the stockholders of IDX originally received Series B Preferred Stock and warrants as discussed above, which were ultimately convertible into common stock subject to IDX meeting its performance objectives. These stockholders in turn granted preferred stock and warrants,
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

4. BUSINESS ACQUISITIONS- (CONTINUED)

each of which was convertible into a maximum of 240,000 shares of the Company's common stock, to certain IDX employees. The increase in the market price during the year ended December 31, 1999 and the nine months ended December 31, 1998 of the underlying common stock granted by the IDX stockholders to certain employees resulted in a charge to income of $0.6 million and $0.4 million, respectively. The stock grants were performance based and were adjusted each reporting period (but not below zero) for the changes in the stock price until the shares and/or warrants (if and when) issued were converted to common stock.

     In December 1999, the Company and the IDX stockholders agreed to reduce the Series H Preferred Stock and warrant consideration paid by the Company by a value equivalent to the consideration paid by the Company for 4,500 shares of IDX. In exchange, the IDX stockholders will not issue the original preferred stock and warrants to the above IDX employees or other parties. The Company agreed to issue eGlobe options to these employees and others related to IDX. The options will have an exercise price of $1.20 and a three year term. The options will vest 75% at March 31, 2000 and the other 25% will vest on an accelerated basis if IDX meets its earn out or in three years if it does not. These options were granted by eGlobe on January 7, 2000. The Company also agreed to issue 150,000 shares of common stock as payment of the original consideration allocated as purchase consideration for an acquisition of a subsidiary by IDX prior to the Company's purchase of IDX.

     As a result of the above renegotiation, which resulted in the reduction of the fair value of the Series H Preferred Stock and the new warrants and the issuance of eGlobe's options, the Company recorded the reduction in consideration of approximately $1.4 million to be paid to the IDX stockholders as a negative dividend (offsetting the dividend recorded from the July renegotiation) and reduced the net loss attributable to common stockholders in the fourth quarter of 1999.

     UCI

     On December 31, 1998, the Company acquired all of the common stock issued and outstanding of UCI, a privately-held corporation established under the laws of the Republic of Cyprus, for a value of approximately $1.2 million for 125,000 shares of common stock (50% delivered at the acquisition date (valued at $102,000) and 50% to be delivered February 1, 2000, subject to adjustment), and $2.1 million payable as follows: (a) $75,000 paid in cash in January 1999;
(b) $1.0 million in the form of two notes; (c) $1.0 million in the form of a non-interest bearing note payable only depending on the percentage of projected revenue achieved, subject to adjustment; and (d) warrants to purchase 50,000 shares of common stock with an exercise price of $1.63 per share. See Note 5 for description of the terms and conditions of the warrants. This acquisition has been accounted for under the purchase method of accounting.

     In 1999, the Company obtained a final appraisal of UCI's assets from independent appraisers which resulted in acquired goodwill of $0.5 million and an acquired intangible of $0.7 million related to customer contracts. Goodwill is being amortized on a straight-line basis over seven years and the acquired intangible is being amortized on a straight-line basis over two years. The Company may issue additional purchase consideration (see discussion above of $1.0 million note) if UCI meets certain defined revenue targets. The Company is currently renegotiating the original agreement and timing of the performance measurement. The goodwill amount will be finalized pending resolution of these purchase price contingencies. As a result, goodwill may increase when these contingencies are resolved.

     Telekey

     On February 12, 1999, the Company completed the acquisition of Telekey for a value of approximately $3.4 million for which it: (i) paid $0.1 million at closing; (ii) issued a promissory note for $150,000 payable in equal monthly installments over one year; (iii) issued 1,010,000 shares of Series F
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

4. BUSINESS ACQUISITIONS- (CONTINUED)

Convertible  Preferred  Stock ("Series F Preferred") valued at $2.0 million; and
(iv) agreed to issue at least 505,000 and up to an additional 1,010,000 shares of Series F Preferred Stock two years from the date of closing (or upon a change of control or certain events of default if they occur before the end of two years), subject to Telekey meeting certain revenue and EBITDA objectives; and (v) direct costs associated with the acquisition of $0.2 million. See Note 10 for detailed description of terms and conditions of the Series F Preferred Stock. The value of $979,000 for the above 505,000 shares of Series F Preferred Stock has been included in the purchase consideration.

     This acquisition was accounted for using the purchase method of accounting. The purchase price allocation based on management's review and third party appraisals resulted in goodwill of $2.1 million and acquired intangibles of approximately $3.0 million related to the value of certain distribution networks, internally developed software and assembled and trained workforce. Goodwill is being amortized on a straight-line basis over seven years. The acquired intangibles are being amortized on a straight-line basis over the useful lives of three to seven years. The final purchase amount will be determined when the contingent purchase element related to Telekey's ability to achieve certain revenue and EBITDA objectives is resolved and the additional shares are issued. Goodwill may increase when this contingency is resolved.

     At the acquisition date, the stockholders of Telekey received Series F Preferred Stock as discussed above, which is ultimately convertible into common stock. In addition, the stockholders may receive additional shares of Series F Preferred Stock subject to Telekey meeting its performance objectives. These stockholders in turn agreed to grant upon conversion of the Series F Preferred Stock a total of 240,000 shares of the Company's common stock to certain Telekey employees. Of this total, 60,000 shares will be issued only if Telekey meets certain performance objectives. As of December 31, 1999, the value of the underlying non-contingent 180,000 shares of common stock granted by the Telekey stockholders to certain employees has resulted in a charge to income of $0.8 million. The stock grants are performance based and will be adjusted each reporting period (but not less than zero) for the changes in the stock price until the shares are issued to the employees. As discussed in Note 10, the Telekey stockholders converted their shares of Series F Preferred Stock on January 3, 2000; therefore, no additional compensation expense will be recorded for the non-contingent shares after this date.

     In February 2000, the Company reached a preliminary agreement with the former stockholders of Telekey to restructure certain terms of the original acquisition agreement. Such restructuring, which is subject to completion of final documentation, includes an acceleration of the original earn out provisions as well as the termination dates of certain employment agreements.

     Connectsoft

     In June 1999, the Company, through its subsidiary Vogo, purchased substantially all the assets of Connectsoft, for a value of approximately $5.3 million consisting of the following: (a) one share of the Company's 6% Series G Cumulative Convertible Redeemable Preferred Stock ("Series G Preferred") valued at $3.0 million; (b) $1.8 million in advances (includes $971,000 in 1998) to Connectsoft made by the Company prior to the acquisition which were converted into part of the purchase price and (c) direct costs associated with the acquisition of $0.5 million. See Note 10 for detailed description of terms of the Series G Preferred Stock. This acquisition was accounted for under the purchase method of accounting and the financial statements of the Company reflect the final allocation of the purchase price based on appraisals performed by a third party. The final allocation resulted in goodwill of $1.0 million and acquired intangibles of $9.1 million. The acquired intangibles consist of internally developed software, existing technology, assembled workforce and customer base. Intangibles are being amortized on a straight-line basis over useful lives of three to five years. Goodwill is being amortized on a straight-line basis over seven years.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

4. BUSINESS ACQUISITIONS- (CONTINUED)

     The Company also borrowed $0.5 million from the seller which bears interest at a variable rate (8.5% at December 31, 1999). Principal and interest payments are due in twelve (12) equal monthly payments commencing on September 1, 1999. The remaining principal and accrued interest also become due on the first date on which (i) the Company receives in any transaction or series of transactions any equity or debt financing of at least $50.0 million or (ii) Vogo receives in any transaction or series of transactions any equity or debt financing of at least $5.0 million. See Note 5 for further discussion.

     In August 1999, the Company issued 30 shares of Series K Cumulative Convertible Preferred Stock ("Series K Preferred Stock") in exchange for its Series G Preferred Stock held by the seller of Connectsoft. (See Note 10 for further discussion).

     Swiftcall

     In July 1999, the Company acquired all the common stock of Swiftcall, a privately-held telecommunications company, and certain network operating equipment held by an affiliate of Swiftcall. The aggregate purchase price equaled $3.3 million, due in two equal payments on December 3, 1999 and June 1, 2000. The agreement provided that payments could be made at the option of the Company, in whole or in part, (i) in cash or (ii) in stock, by issuing to the stockholder of Swiftcall the number of shares of common stock of the Company equal to the first payment amount or the second payment amount, as the case may be, divided by the market price as defined. On August 12, 1999, the Company elected to make both payments by issuing common stock. In December 1999, the Company issued 526,063 shares of common stock valued at $1,645,000 as payment for the first of the two installment payments. The final payment is payable June 1, 2000 in shares of common stock.

     As part of the transaction, the former stockholder of Swiftcall, who also owns VIP Communications, Inc., ("VIP") a calling card company in Herndon, Virginia, agreed to cause VIP to purchase services from the Company's IDX subsidiary, of the type presently being purchased by VIP from the Company's IDX subsidiary, which results in revenue to the Company of at least $500,000 during the 12 months ending August 3, 2000. Any revenue shortfall will be paid by a reduction in the number of shares of common stock issued to the former stockholder of Swiftcall. The Company may deposit the applicable portion of the second payment of the purchase price of shares of common stock into escrow on June 1, 2000 if it appears that there will be a revenue shortfall under the arrangement with VIP.

     The acquisition was accounted for using the purchase method of accounting. The financial statements of the Company reflect the final allocation of the purchase price based on appraisals performed by a third party. The final allocation resulted in acquired property and equipment valued at approximately $5.1 million that is being depreciated on a straight-line basis over seven years.

     iGlobe

     Effective August 1, 1999, the Company assumed operational control of Highpoint, owned by Highpoint Telecommunications, Inc. ("HGP"). On October 14, 1999, substantially all of the operating assets of Highpoint were transferred to iGlobe, a newly formed subsidiary of HGP, and the Company acquired all of the issued and outstanding common stock of iGlobe for a value of approximately $9.9 million.. In July 1999, the Company and Highpoint agreed that the Company would manage the business of iGlobe and would take responsibility for the ongoing financial condition of iGlobe from August 1, 1999, pursuant to a Transition Services and Management Agreement ("TSA"). Pursuant to this agreement, HGP financed working capital through the closing date to iGlobe for which the Company issued a short-term note payable of $1.8 million (see Note
5).  The  acquisition  closed  October 14, 1999. The purchase price consisted of
(i) one share of 20% Series M Convertible Preferred Stock ("Series M Preferred Stock") valued at $9.6 million (see Note 10 for further discussion), (ii) direct acquisition costs
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

4. BUSINESS ACQUISITIONS- (CONTINUED)

of approximately $0.3 million; and (iii) HGP was given a non-voting beneficial 20% interest of the equity interest subscribed or held by the Company in a yet-to-be-completed joint venture known as IP Solutions B.V. See Note 10 for detailed description of the Series M Preferred Stock.

     The acquisition was accounted for using the purchase method of accounting. This initial preliminary purchase price allocation based on management's review and third party appraisals has resulted in goodwill of $1.8 million and acquired intangibles of $2.4 million related to a customer base, licenses and operating agreements, a sales agreement and an assembled workforce. Goodwill is being amortized on a straight-line basis over seven years. The acquired intangibles are being amortized on a straight-line basis over the estimated useful lives of three years. The Company will determine the final purchase price allocation based on completion of management's review.

     ORS

     In September 1999, the Company acquired control of ORS from its sole stockholder, Oasis. The Company and Oasis formed eGlobe/Oasis Reservations LLC, ("LLC"), which is responsible for conducting the business operations of ORS. The Company manages and controls the LLC and receives 90% of the profits and losses from ORS' business. The LLC was funded by contributions effected by the members under a Contribution Agreement ("Contribution Agreement"). Oasis contributed all the outstanding shares of ORS valued at approximately $2.3 million as its contribution to the LLC. The Company contributed 1.5 million shares of its common stock valued at $3.0 million on the date of issuance and warrants to purchase additional shares of its common stock to the LLC. The warrants are exercisable for the shares of common stock as discussed below:

   (a) shares equal to the difference between $3.0 million and the value of the Company's 1.5 million share contribution on the date that the shares of common stock (including the shares underlying the warrants) contributed to the LLC are registered with the SEC if the value of the
       1.5 million shares on that date is less than $3.0 million;

   (b) shares equal to $100,000 of the Company's common stock for each 30-day period beyond 90 days following the date of contribution that the shares of the Company's common stock (including the shares underlying the warrants) contributed to the LLC remain unregistered;

   (c) shares up to $2.0 million of the Company's common stock, subject to adjustment based upon ORS achieving certain revenue and EBITDA targets during the measurement period of August 1, 1999 to January 31, 2000: provided however, that Oasis may select a different period if: (i) ORS obtains a new customer contract at any time between the closing date and March 31, 2000, and (ii) the Company enters into a new contract with a specific customer at any time between the closing date and March 31, 2000. If either of these events occur, then Oasis may select as the measurement period, in its discretion, any of the following; (x) the period from August 1, 1999 to January 31, 2000, (y) the period from September 1, 1999 to February 29, 2000 or (z) the period from October 1, 1999 to March 31, 2000;

   (d) additional shares based upon (1) ORS achieving certain revenue and EBITDA targets, and (2) the Company's share price at the date of registration of the shares for this transaction. Under certain circumstances, these shares may be equal to the greater of (A) 50% of the incremental revenue for the Second Measurement Period (as defined in the agreements) over $9.0 million or (B) four times the incremental Adjusted EBITDA (as defined in the agreements) for the Second Measurement Period over $1.0 million provided, however, that such number of shares shall not exceed the greater of; (i) 1,000,000 shares of the Company's common stock or (ii) that the number of shares of the Company's common stock determined by dividing $8.0 million by the Second Measurement Period Date Market Value (as defined in the agreements); and provided
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

4. BUSINESS ACQUISITIONS- (CONTINUED)

        further, that if the basis for issuance of such shares is incremental revenue over $9.0 million then EBITDA for the Second Measurement Period must be at least $1.0 million for the revenue between $9.0 million and $12.0 million or at least $1.5 million for revenue above $12.0 million. In addition, the LLC may receive 0.5 million shares of the Company's common stock if the revenue for the Second Measurement Period is equal to or greater than $37.0 million and the Adjusted EBITDA for the Second Measurement Period is equal to or greater than $5.0 million.

     According to the Operating Agreement, the net profits and net losses of the LLC are allocated 90% to the Company and 10% to Oasis. Proceeds from the sale of the Company's common stock or warrants would be allocated 90% to the Company and 10% to Oasis. Proceeds from the sale of the ORS stock or its assets will be allocated 100% to Oasis until Oasis has received distributions of at least $9.0 million and then 90% to Oasis and 10% to the Company. Pursuant to the LLC's Operating Agreement, the LLC is an interim step to full ownership of ORS by the Company. Once the Company has either raised $10.0 million in new capital or generated three consecutive months of positive cash flow and registered the shares issued in this transaction, the LLC will be dissolved and ORS will become a wholly-owned subsidiary of the Company. Under these circumstances, Oasis would receive the shares of common stock and warrants contributed to the LLC by the Company. Additionally, even if these conditions are not fulfilled, Oasis has the right to redeem its interest in the LLC at any time in exchange for the shares of common stock and the warrants issued to the LLC by eGlobe.

     In January 2000, the Company raised more than $10.0 million in new capital. Once the Company registers the shares issued in this transaction, the LLC will be dissolved and ORS will become a wholly-owned subsidiary of the Company.

     This acquisition was accounted for using the purchase method of accounting. The purchase allocation based on management's review and third party appraisals resulted in goodwill of $0.4 million and acquired intangibles of $1.6 million related to assembled and trained workforce and customer contracts. The goodwill is being amortized on a straight-line basis over seven years. The acquired intangibles are being amortized on a straight-line basis over the estimated useful lives of three to five years. The Company has not determined at this time if certain performance measures have been met. The purchase amount may increase upon resolution of the contingencies discussed earlier.


     As the Company controls the operations of the LLC, the LLC has been included in the consolidated financial statements with Oasis' interest in the LLC recorded as Minority Interest.


     In connection with the purchase and installation of equipment and leasehold improvements at ORS' new facility in Miami, Florida, Oasis agreed to loan ORS up to $451,000. The loan is required to be repaid in six equal quarterly principal installments beginning November 30, 1999. The Company guaranteed ORS' obligations under this loan and granted Oasis a security interest in its ownership interest in the LLC. As of December 31, 1999, there was $451,000 outstanding under this commitment. See Note 5 for further discussion.


     Subsequent to the acquisition, $1.0 million of costs were incurred related to the purchase and installation of equipment and leasehold improvements at this new facility. Of these costs, $0.6 million was paid by Oasis and contributed to the LLC resulting in an increase in the Minority Interest.


     Coast

     On December 2, 1999, the Company acquired all the common shares of Coast which was majority owned by the Company's largest stockholder (See Note 7). The purchase consideration valued at approximately $16.7 million consisted of: (a) 16,100 shares of Series O Convertible Preferred Stock ("Series O Preferred Stock") valued at approximately $13.4 million; (b) 882,904 shares of common stock
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

4. BUSINESS ACQUISITIONS- (CONTINUED)

valued at approximately $3.0 million; and (c) direct costs associated with the acquisition of approximately $0.3 million. The Series O Preferred Stock is convertible into a maximum of 3,220,000 shares of common stock. See Note 10 for a detailed description of the Series O Preferred Stock and common stock.

     The acquisition was accounted for using the purchase method of accounting. The financial statements of the Company reflect the preliminary allocation of the purchase price based on management's review and preliminary third party appraisals. The preliminary purchase price allocation resulted in goodwill of $14.3 million and intangibles of $3.2 million related to the value of certain distribution networks, certain long distance infrastructure, internally developed software and assembled and trained workforce. Goodwill is being amortized on a straight-line basis over seven years, and the acquired intangibles are being amortized on a straight-line basis over the estimated useful lives of five years. The final purchase price allocation has not been finalized pending final third party appraisals and completion of management's review.

     Pro Forma Results of Operations


     The IDX and UCI acquisitions as well as the subsequent increase in the preferred conversion factor for preferred shares originally issued to IDX stockholders, the renegotiations of the terms of the IDX purchase agreement and the 1999 reclassification of acquired goodwill to other identifiable intangibles, are reflected in the following unaudited pro forma consolidated results of operations assuming the acquisitions had occurred at the beginning of the year ended March 31, 1998. The Telekey, Connectsoft, Swiftcall, iGlobe, ORS, and Coast acquisitions, as well as the exchange of the Series G Preferred Stock for the Series K Preferred Stock, are reflected in the following unaudited pro forma consolidated results of operations assuming the acquisitions had occurred at the beginning of the nine month period ended December 31, 1998.

     The unaudited pro forma consolidated results of operations for the year ended March 31, 1998 include IDX's results of operations for the year ended December 31, 1997 and eGlobe's results of operations for the year ended March 31, 1998. IDX, UCI, Telekey, Connectsoft, Swiftcall, iGlobe, ORS and Coast present the results of operations for the nine months ended December 31, 1998.


                                                                        UNAUDITED PRO FORMA RESULTS
                                                         ----------------------------------------------------------
                                                            YEAR ENDED       NINE MONTHS ENDED        YEAR ENDED
                                                           DECEMBER 31,         DECEMBER 31,          MARCH 31,
                                                               1999                 1998                 1998
                                                         ----------------   -------------------   -----------------
Revenue ..............................................    $ 163,103,000        $ 116,630,000        $  80,164,000
Net loss before extraordinary item ...................    $ (66,533,000)       $ (22,085,000)       $ (19,615,000)
Net loss .............................................    $ (68,434,000)       $ (22,085,000)       $ (19,615,000)
Net loss attributable to common stockholders .........    $ (77,215,000)       $ (24,764,000)       $ (24,527,000)
Basic and diluted net loss per share .................    $       (1.20)       $       (0.40)       $       (0.43)

     In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual combined results of operations might have been if the acquisitions had been effective at the beginning of each respective period, as presented above.

                                  eGLOBE, INC.

5. NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt consist of the following:

                                                                                     DECEMBER 31,
                                                                            ------------------------------
                                                                                 1999            1998
                                                                            -------------   --------------
Promissory note to a telecommunications company, net of unamortized
 discount of $0 and $206,000 (1) ........................................   $       --       $ 7,294,000
Promissory notes for acquisition of IDX (2) .............................           --         5,418,000
Promissory note for acquisition of UCI, net of unamortized discount of
 $0 and $43,000 (3) .....................................................      250,000           457,000
Promissory note for acquisition of UCI (4) ..............................      500,000           500,000
Promissory note to an investor, net of unamortized discount of $0 and
 $26,000 (5) ............................................................      282,000           224,000
8% mortgage note, payable monthly, including interest through March
 2010, with an April 2010 balloon payment; secured by deed of trust on
 the related land and building ..........................................      299,000           305,000
Promissory note of Telekey payable to a telecommunication company
 (6) ....................................................................      454,000                --
Promissory note for acquisition of Connectsoft (7) ......................      500,000                --
Promissory note for acquisition of Telekey (8) ..........................       25,000                --
Promissory note due to seller of iGlobe (9) .............................    1,831,000                --
Promissory note due to seller of ORS (10) ...............................      451,000                --
Promissory note secured by certain equipment (11) .......................    2,720,000                --
Capitalized lease obligations (12) ......................................    5,750,000           724,000
                                                                            ----------       -----------
Total ...................................................................   13,062,000        14,922,000
Less current maturities, net of unamortized discount of $0 and $275,000      7,868,000        13,685,000
                                                                            ----------       -----------
Total notes payable and long-term debt ..................................   $5,194,000       $ 1,237,000
                                                                            ==========       ===========

----------
(1) In February 1998, the Company borrowed $7.5 million from a telecommunications company. The note was unsecured and bore interest at 8.875%. In connection with this transaction, the lender was granted warrants expiring February 23, 2001 to purchase 500,000 shares of the Company's common stock at a price of $3.03 per share. The value of approximately $0.5 million assigned to such warrants when granted in connection with the above note agreement was recorded as a discount to long-term debt and amortized over the term of the note as interest expense. In January 1999, pursuant to the anti-dilution provisions of the loan agreement, the exercise price of the warrants was adjusted to $1.5125 per share, resulting in additional debt discount of $0.2 million. This amount was amortized over the remaining term of the note. In July 1999, this note plus accrued interest was repaid and the remaining unamortized discount was recorded as interest expense.

(2) In connection with the IDX acquisition, the Company originally issued $5.0 million unsecured convertible subordinated promissory notes and a $418,000 convertible subordinated promissory note for accrued but unpaid dividends owed by IDX. The notes bore interest at LIBOR plus 2.5%. Each of the notes, plus accrued interest, could be paid in cash or shares of the Company's common stock, at the sole discretion of the Company. In March 1999, the Company elected to pay the first note, which had a face value of $1.0 million, plus accrued interest, in shares of common stock and issued 431,729 shares of common stock to discharge this indebtedness. In connection with the discharge of this indebtedness, the IDX stockholders were granted warrants expiring March 23, 2002 to purchase 43,173 shares of the Company's common stock at a price of $2.37 per share. The value assigned to the warrants of $62,000 was recorded as interest expense in March 1999.

    In July 1999, the Company renegotiated the terms of the purchase agreement with the IDX stockholders. As a result of the renegotiations, the Company exchanged the remaining notes payable totaling $4.0 million for 400,000 shares of Series I Preferred Stock valued at $4.0 million. In addition, the maturity date of the $418,000 note was extended and repaid in August 1999 with 140,599 shares of common stock. See Notes 4 and 10 for further discussion.

(3) On December 31, 1998, the Company acquired UCI. In connection with this transaction, the Company issued a $0.5 million unsecured promissory note bearing interest at 8% with principal and interest originally due June 27, 1999. In connection with the note, UCI was granted warrants expiring in December 31, 2003 to purchase 50,000 shares of the Company's common stock
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


5. NOTES PAYABLE AND LONG-TERM DEBT - (CONTINUED)

    at a price of $1.63 per share. The value assigned to the warrants of $43,000 was recorded as a discount to the note and was amortized through June 1999 as additional interest expense. In August 1999, the Company completed renegotiation of the terms of this note pursuant to which the Company paid $250,000 in November 1999 with the remaining $250,000 plus accrued interest payable on December 31, 1999. The remaining note was paid in full subsequent to year end.

(4) In connection with the UCI acquisition, the Company issued a $0.5 million unsecured promissory note with 8% interest payable monthly due no later than September 30, 2000.

(5) In September 1998, a subsidiary of the Company entered into a 12% unsecured bridge loan agreement with an investor for $250,000 and the proceeds were advanced to Connectsoft, a company acquired in September 1999 as discussed in  Note  4.  In  connection  with  this transaction, the lender was granted warrants to purchase 25,000 shares of the Company's common stock at a price of $2.00 per share. The value assigned to the warrants of $34,000 was recorded as a discount to the note and has been fully amortized as of December 31, 1999 as additional interest expense. As part of the acquisition of Connectsoft, the Company renegotiated the terms of this note with the investor in July 1999. Pursuant to the renegotiations, the original note was replaced with a new note due September 12, 1999 representing principal plus accrued interest due on the original note. In connection with this new note, the lender was granted warrants to purchase 25,000 shares of the Company's common stock at a price of $2.82 per share. The value of $34,000 assigned to the warrants was recorded as a discount to the note and amortized over the term of the loan. In December 1999, the lender extended the note and was granted warrants to purchase 10,000 shares of the Company's common stock at a price of $2.82 per share. The value of $15,000 was recorded as interest expense in December 1999. On January 28, 2000, the Company paid the principal and interest in full.

(6) Telekey has an outstanding promissory note for $454,000 bearing interest, payable quarterly at 10% with principal due on December 31, 2000. The note is secured by certain assets of the previous stockholders of Telekey.

(7) In connection with the acquisition of Connectsoft, the Company issued a $0.5 million note to the seller. The note bears interest at a variable rate (8.5% at December 31, 1999) and principal and interest payments are due in twelve equal monthly payments commencing on September 1, 1999. The remaining principal and accrued interest also become due on the first date on which (i) the Company receives in any transaction or series of transactions any equity or debt financing of at least $50.0 million or
    (ii) Vogo receives in any transaction or series of transactions any equity or debt financing of at least $5.0 million. The note is secured by all the acquired assets and property of Connectsoft. The Company repaid the note and accrued interest subsequent to December 31, 1999.

(8) In connection with the acquisition of Telekey, the Company issued an unsecured, non-interest-bearing note for $150,000. Principal payments are due in equal monthly payments through February 2000. Telekey also had a $1.0 million line of credit due on demand and bearing interest at a variable rate to facilitate operational financing needs. The line of credit was personally guaranteed by previous stockholders of Telekey and was due on demand. This line of credit expired in October 1999 and the balance was repaid on November 2, 1999.

(9) Effective August 1, 1999, the Company acquired iGlobe. In connection with this transaction, Highpoint financed working capital for iGlobe through the closing date for which the Company has issued an unsecured note payable for approximately $1.8 million which was subject to adjustment. The outstanding past due balance bears interest at 15% per annum. As of March 24, 2000, the Company has repaid $713,000 of the note and the parties are currently negotiating payment terms on the remaining balance.

(10) In connection with the purchase of ORS, the seller loaned ORS up to $451,000 which was used to purchase and install equipment and leasehold improvements at ORS' new facility in Miami, Florida. The note bears interest at 7% and principal and interest are due in six equal quarterly installments beginning November 30, 1999. The Company guaranteed ORS' obligations under this loan and granted the seller a security interest in its ownership interest in the LLC.

(11) Effective June 11, 1999, Trans Global entered into a financing agreement to fund the purchase of certain switch hardware and software. The note is payable for a total of $3.3 million in 36 consecutive monthly installments of approximately $105,000 (principal and interest) at a fixed interest rate of 8.88%. The note is collateralized by the equipment which has a net carrying value of $2.9 million at December 31, 1999.

(12) During 1999, the Company acquired certain capital lease obligations of approximately $5.0 million through its acquisitions of Telekey, Connectsoft, iGlobe and Coast as discussed in Note 4. The Company is committed under various capital leases for certain property and equipment. These leases are for terms of 18 months to 36 months and bear interest ranging from 8.52% to 28.0%. Accumulated depreciation on equipment held under capital leases was $1,395,000 and $150,000 at December 31, 1999 and 1998, respectively.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

5. NOTES PAYABLE AND LONG-TERM DEBT - (CONTINUED)

     Notes payable, future maturities of long-term debt and future minimum lease payments under capital lease obligations at December 31, 1999 are as follows:

                                                NOTES PAYABLE
                                                     AND
                                                  LONG-TERM         CAPITAL
YEARS ENDING DECEMBER 31,                           DEBT            LEASES            TOTAL
--------------------------------------------   --------------   --------------   --------------
2000 .......................................    $ 5,280,000      $ 3,252,000      $ 8,532,000
2001 .......................................      1,237,000        2,427,000        3,664,000
2002 .......................................        521,000          915,000        1,436,000
2003 .......................................          9,000               --            9,000
2004 .......................................         10,000               --           10,000
Thereafter .................................        255,000               --          255,000
                                                -----------      -----------      -----------
Total payments .............................      7,312,000        6,594,000       13,906,000
Less amounts representing interest .........             --          844,000          844,000
                                                -----------      -----------      -----------
Principal payments .........................      7,312,000        5,750,000       13,062,000
Less current maturities ....................      5,280,000        2,588,000        7,868,000
                                                -----------      -----------      -----------
Total long-term debt .......................    $ 2,032,000      $ 3,162,000      $ 5,194,000
                                                ===========      ===========      ===========

6. EARNINGS (LOSS) PER SHARE

     Earnings per share are calculated in accordance with SFAS No. 128, "Earnings Per Share". Under SFAS No. 128, basic earnings (loss) per share is calculated as income (loss) available to common stockholders divided by the weighted average number of common shares outstanding. Diluted earnings per share are calculated as net income (loss) divided by the diluted weighted average number of common shares. The diluted weighted average number of common shares is calculated using the treasury stock method for common stock issuable pursuant to outstanding stock options and common stock warrants. Common stock options of 5,245,468, 2,538,159 and 2,020,822 and warrants of 8,101,474,
1,218,167 and 1,391,667 were not included in diluted earning (loss) per share for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, respectively, as the effect was antidilutive due to the Company recording a loss for these periods. Contingent warrants of 1,087,500 and 2,875,000 were not included in diluted earnings (loss) per share for the year ended December 31, 1999 and the nine months ended December 31, 1998, respectively, as conditions for inclusion had not been met. In addition, convertible preferred stock, including dividends payable in shares of common stock, stock to be issued, and convertible subordinated promissory notes convertible into 26,223,940 and 5,323,926 shares of common stock were not included in diluted earnings (loss) per share for the year ended December 31, 1999 and for the nine month period ended December 31, 1998, respectively, due to the loss for the periods. There was no convertible preferred stock or convertible debt outstanding at March 31, 1998.

     Subsequent to December 31, 1999, the Company issued additional preferred stock and warrants convertible into shares of common stock. See Note 10 for discussion. Also, the Company renegotiated the terms of a preferred stock issuance and certain preferred stock was converted into common stock. (See Note 16 for discussion). The shares of common stock and the contingent warrants held by the LLC and the 2,000,000 shares of common stock held in escrow to cover eGlobe's potential indemnification obligations under the Trans Global merger agreement, are not included in the computation of basic and diluted loss per share.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

6. EARNINGS (LOSS) PER SHARE - (CONTINUED)

                                                                   YEAR                NINE                YEAR
                                                                  ENDED            MONTHS ENDED            ENDED
                                                               DECEMBER 31,        DECEMBER 31,          MARCH 31,
                                                                   1999                1998                1998
                                                            -----------------   -----------------   ------------------
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
 NUMERATOR
   Net loss before extraordinary item ...................     $ (53,203,000)      $  (5,958,000)      $  (11,257,000)
   Preferred stock dividends ............................       (11,930,000)                 --                   --
                                                              -------------       -------------       --------------
   Net loss before extraordinary item attributable to
    common stockholders .................................     $ (65,133,000)      $  (5,958,000)      $  (11,257,000)
   Loss on early retirement of debt .....................        (1,901,000)                 --                   --
                                                              -------------       -------------       --------------
   Net loss attributable to common stockholders .........       (67,034,000)         (5,958,000)         (11,257,000)
                                                              -------------       -------------       --------------
 DENOMINATOR
   Weighted average shares outstanding ..................        60,610,548          57,736,654           57,082,495
                                                              -------------       -------------       --------------
 PER SHARE AMOUNTS (BASIC AND DILUTED)
   Net loss before extraordinary item ...................     $       (1.08)      $       (0.10)      $        (0.20)
   Loss on early retirement of debt .....................           (  0.03)                 --                   --
                                                              =============       =============       ==============
   Net loss per share ...................................     $       (1.11)      $       (0.10)      $        (0.20)
                                                              =============       =============       ==============

     The following table lists preferred dividends by preferred stock series for the year ended December 31, 1999. There were no preferred dividends for the nine months ended December 31, 1998 and for the twelve months ended March 31, 1998.

PREFERRED STOCK       YEAR ENDED
  SERIES           DECEMBER 31, 1999
----------------- ------------------
  B                   $ 4,601,000
  C                     2,215,000
  D                     1,608,000
  E                     1,847,000
  F                            --
  G                            --
  H                            --
  I                       139,000
  J                        29,000
  K                       200,000
  M                       537,000
  N                       697,000
  O                        57,000
                      -----------
  Total               $11,930,000
                      ===========

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

7. RELATED PARTY TRANSACTIONS

     Notes Payable and Long-Term Debt

     Notes payable and long-term debt with related parties consist of the following:

                                                                                    DECEMBER 31,
                                                                            ----------------------------
                                                                                 1999           1998
                                                                            -------------   ------------
Accounts receivable revolving credit note (1) ...........................   $1,058,000      $      --
Secured notes, net of unamortized discount of $7,128,000 and $0 (1) .....    7,806,000             --
Promissory note of Coast (2) ............................................    3,000,000             --
Promissory note of Coast (2) ............................................      250,000             --
Promissory note payable to a stockholder, net of unamoritized discount
 of $137,000 and $46,000 (3) ............................................      863,000        954,000
Short-term loan from two officers and an investor (4) ...................           --        200,000
                                                                            ----------      ---------
Total, net of unamortized discount of $7,265,000 and $46,000 ............   12,977,000      1,154,000
Less current maturities, net of unamortized discount of $2,988,000 and
 $46,000. ...............................................................    4,676,000      1,154,000
                                                                            ----------      ---------
Total long-term debt, net of unamortized discount of $4,277,000 and $0      $8,301,000      $      --
                                                                            ==========      =========

----------

(1) In April 1999, the Company entered into a loan and note purchase agreement with EXTL Investors ("EXTL"), which together with its affiliates was the Company's largest stockholder. Under the terms of this Loan and Note Purchase Agreement ("Agreement"), in April 1999, the Company initially received an unsecured loan ("Loan") of $7.0 million bearing interest at 8% payable monthly with principal and remaining interest due on the earlier of (i) April 2000, (ii) the date of closing of an offering by the Company from which the Company received net proceeds of $30.0 million or more, or
    (iii) the closing of the $20.0 million purchase of the Company's 5% Secured Notes. As additional consideration, EXTL received warrants to purchase 1,500,000 shares of the Company's common stock at an exercise price of $0.01 per share, of which 500,000 warrants were immediately exercisable and 1,000,000 warrants were exercisable only in the event that the stockholders did not approve the repayment of the $20.0 million credit facility committed by EXTL in shares of the Company's common stock and grant of warrants to purchase 5,000,000 shares of the Company's common stock or the Company elected not to draw it down. The 1,000,000 warrants did not become exercisable because both the stockholder approval was received and the Company elected to draw down the funds as discussed below.


    The value of approximately $2.9 million assigned to the 500,000 warrants was recorded as a discount to the note payable and amortized through July 1999 when the note was repaid.

    Under the Agreement, in July 1999, EXTL purchased $20.0 million of 5% Secured Notes ("Notes") dated June 30, 1999 at the Company's request. The transactions contemplated by the Agreement were approved by the Company's stockholders at the annual stockholders meeting in June 1999. The initial $7.0 million note was repaid from the proceeds of the Notes along with accrued interest of $0.1 million.

    As additional consideration for the Notes, EXTL was granted warrants vesting over two years expiring in three years, to purchase 5,000,000 shares of the Company's common stock at an exercise price of $1.00 per share. The value assigned such warrants of approximately $10.7 million was recorded as a discount to the Notes and is being amortized over the term of the Notes as additional interest expense.

    Principal and interest on the Notes are payable over three years in monthly installments commencing August 1, 1999 with a balloon payment for the remaining balance due on the earlier to occur of (i) June 30, 2002, or (ii) the date of closing of an offering ("Qualified Offering") by the Company of debt or equity securities, in a single transaction or series of related transactions, from which the Company receives net proceeds of $100.0 million or more. Alternatively, the Company may elect to pay up to 50% of the original principal amount of the Notes in shares of the Company's common stock, at its option, if: (i) the closing price of the Company's common stock is $8.00 or more per share for more than 15 consecutive trading days;
    (ii) the Company completes a public offering of equity securities at a price of at least $5.00 per share and with proceeds of at least $30.0 million; or
    (iii) the Company completes an offering of securities with proceeds in excess of $100.0 million.

    Also, under the Agreement, EXTL agreed to make advances to the Company under a 5% Accounts Receivable Revolving Credit Note ("Revolver") for an amount up to the lesser of (1) 50% of eligible receivables (as defined) or (2) the aggregate amount of principal that has been repaid to date ($1,066,000 as of December 31, 1999). Interest payments are due monthly with the unpaid principal and interest on the Revolver due on the earliest to occur of (i) the third anniversary of the agreement, June 30, 2002, or (ii) the date of closing of a Qualified Offering as defined above.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

7. RELATED PARTY TRANSACTIONS - (CONTINUED)

    In August 1999, the Company and EXTL agreed to exchange $4.0 million of the Notes for 40 shares of Series J Cumulative Convertible Preferred Stock ("Series J Preferred"). At the date of exchange, the carrying value of the $4.0 million Notes, net of the unamortized discount of approximately $1.9 million, was approximately $2.1 million. The excess of the fair value of the Series J Preferred Stock of $4.0 million over the carrying value of the Notes of $1.9 million was recorded as an extraordinary loss on early retirement of debt. The transaction does not result in a tax benefit to the Company. As a result of this agreement, the $4.0 million is not subject to redraw under the Revolver. (See Note 10 for further discussion.)

    These Notes and Revolver are secured by substantially all of eGlobe's existing operating assets (excluding Trans Global) and eGlobe's and IDX's accounts receivables, although the Company can pursue certain additional permitted financing, including equipment and facilities financing, for certain capital expenditures. The Agreement contains certain debt covenants and restrictions by and on the Company, as defined. The Company was in arrears on a scheduled principal payment under this debt facility as of December 31, 1999 for which it received a waiver from EXTL through January 1, 2001. In addition the Company was in default under certain of its other debt agreements as a result of non-payments of scheduled payments at December 31, 1999 and obtained a waiver through February 14, 2000 from EXTL. The Company repaid these other notes by February 14, 2000. The Company was technically in default under the Notes due to the Company's assumption of the Coast notes, as discussed below in (2). However, in April 2000, the Agreement was amended and this event of default was permanently cured as discussed in Note 18.

(2) Coast, acquired in December 1999, has two outstanding unsecured promissory notes with an affiliate of EXTL for $3.0 million and $250,000. The notes bear interest at a variable rate (10% at December 31, 1999) and 11%, respectively. Interest on both notes is payable monthly with the principal due July 1, 2000 and November 29, 2000, respectively. A change of control is considered an event of default under the existing $3.0 million note. In April 2000, the agreement was amended and the event of default was permanently cured as discussed in Note 18.

(3) In   June   1998,  the  Company  borrowed  $1.0  million  from  an  existing stockholder under an 8.875% unsecured note. In connection with this transaction, the lender was granted warrants expiring September 2001 to purchase 67,000 shares of the Company's common stock at a price of $3.03 per share. The stockholder also received as consideration for the loan, the repricing and extension of an existing warrant for 55,000 shares exercisable before February 2001 at a price of $3.75 per share. The value assigned to such warrants, including the revision of terms, of approximately $69,000, was recorded as a discount to the note payable and was amortized over the term of the note as interest expense through December 31, 1999. In January 1999, the exercise price of the 122,000 warrants was lowered to $1.5125 per share and the expiration dates were extended through January 31, 2002. The value of $57,000 assigned to the revision in terms was recorded as additional debt discount and was amortized as interest expense through December 31, 1999.

    In August 1999, the Company entered into a stock purchase agreement with the lender. Under this agreement, the lender agreed to purchase 160,257 shares of common stock of the Company at a price per share of $1.56 and received a warrant to purchase 60,000 shares of common stock of the Company at a price per share of $1.00. Additionally, the lender acquired an option to exchange the principal of the note (up to a maximum amount of $500,000) for: (1) shares of common stock of the Company at a price per share of $1.56 and (2) warrants to purchase shares of common stock of the Company at a price of $1.00 (60,000 shares per $250,000 of debt exchanged). The value of the maximum number of warrants that would be issued upon exercise of the option of approximately $71,000 was recorded as additional debt discount and was amortized as interest expense through December 31, 1999.


    Effective December 16, 1999 the Company and the lender extended the maturity date of the note to April 18, 2000 and increased the interest rate on the balance outstanding from December 18, 1999 to maturity to 14%. Additionally, the option to exchange up to 50% of the principal balance for shares of common stock was increased to 75% under the same terms as discussed earlier. As a result, the value of the additional 60,000 warrants that would be issued upon exercise of the option of $137,000 was recorded as additional debt discount and will be amortized as interest expense through April 18, 2000. The value of $313,000 related to the excess of the market value of the Company's common stock over the conversion price under the option was recorded as interest expense because the debt is convertible at the election of the lender until April 2000.


    During 1999, the same stockholder loaned $0.2 million to the Company for short term needs. This note was converted into 125,000 shares of common stock during 1999. Upon conversion, the stockholder was issued warrants to purchase 40,000 shares of common stock at an exercise price of $1.60 per share and warrants to purchase 40,000 shares of common stock at an exercise price of $1.00 per share. The value of $102,000 related to these warrants was recorded as interest expense.

(4) On December 31, 1998, two officers of the Company each loaned $50,000 and an investor loaned $100,000 to the Company for short-term needs. The loans were repaid in 1999.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

7. RELATED PARTY TRANSACTIONS - (CONTINUED)

     Future maturities of notes payable and long-term debt with related parties at December 31, 1999 are as follows:

          YEARS ENDING DECEMBER 31,                                    TOTAL
          -------------------------------------------------------   -------------
          2000 ..................................................   $7,664,000
          2001 ..................................................    3,076,000
          2002 ..................................................    9,502,000
                                                                    ----------
          Total principal payments ..............................   20,242,000
          Less unamortized discount .............................    7,265,000
                                                                    ----------
          Total debt ............................................   12,977,000
          Less current maturities, net of unamortized discount of
            $2,988,000 ..........................................    4,676,000
                                                                    ----------
          Total long-term debt, net of unamortized discount of
            $4,277,000 ..........................................   $8,301,000
                                                                    ==========


     Settlement With Principal Stockholder

     In November 1998, the Company reached an agreement with its former chairman, Mr. Ronald Jensen, who at the time was also the Company's largest stockholder. Mr. Jensen is also a member of EXTL, the Company's current largest stockholder. The agreement concerned settlement of his unreimbursed costs and other potential claims.

     Mr. Jensen had purchased $7.5 million of eGlobe's common stock in a private placement in June 1997 and later was elected Chairman of the Board of Directors. After approximately three months, Mr. Jensen resigned his position citing both other business demands and the demands presented by the challenges of the Company. During his tenure as Chairman, Mr. Jensen incurred staff and other costs, which were not billed to the Company. Also, Mr. Jensen subsequently communicated with the Company's current management indicating that there were a number of issues raised during his involvement with the Company relating to the provisions of his share purchase agreement which could result in claims against the Company.

     In order to resolve all current and potential issues, Mr. Jensen and the Company agreed to exchange his current holding of 1,425,000 shares of common stock for 75 shares of 8% Series C Cumulative Convertible Preferred Stock ("Series C Preferred Stock"), which management estimated to have a fair market value of approximately $3.4 million and a face value of $7.5 million. The terms of the Series C Preferred Stock permitted Mr. Jensen to convert the face value of the preferred stock to common stock at 90% of the market price, subject to a minimum conversion price of $4.00 per share and a maximum of $6.00 per share. The difference between the estimated fair value of the preferred stock issued and the market value of the common stock surrendered resulted in a non-cash charge to the Company's statement of operations of approximately $1.0 million in the nine months ended December 31, 1998.

     In February 1999, contemporaneous with the Company's issuance of Series E Cumulative Convertible Redeemable Preferred Stock ("Series E Preferred Stock") to EXTL which is discussed below, the terms of the Series C Preferred Stock were amended and the Company issued 3,000,000 shares of common stock in exchange for the 75 shares of outstanding Series C Preferred Stock (convertible into 1,875,000 shares of common stock on the exchange date). The market value of the 1,125,000 incremental shares of common stock issued was recorded as a preferred stock dividend of approximately $2.2 million. See Note 10 for further discussion.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

7. RELATED PARTY TRANSACTIONS - (CONTINUED)

     Preferred Stock Issuances

     In February 1999, the Company issued 50 shares of Series E Preferred Stock to the Company's largest stockholder for $5.0 million. See Note 10 for further discussion.

     As discussed earlier, in August 1999, the Company issued 40 shares of Series J Preferred Stock as prepayment of $4.0 million of the Secured Notes. See Note 10 for further discussion.

     Acquisition of Companies

     In December 1999, the Company acquired Coast, which was majority owned by Mr. Jensen. See Note 4 for further discussion. In addition, Coast has outstanding promissory notes with an affiliate of EXTL as discussed above.

     Effective August 1, 1999, the Company acquired iGlobe, a wholly-owned subsidiary of HGP. An eGlobe director is the president and chief executive officer of HGP. See Note 4 for further discussion.

     Redeemable Common Stock

     Upon the execution of the Coast merger agreement, one of the Coast stockholders signed an employment agreement with the Company. Under a side letter to the employment agreement, the Company was obligated to repurchase the 247,213 shares of common stock issued this employee in the Coast acquisition for $700,000 under certain conditions. The Company shall, within 180 days of the date of the Coast stockholder's employment, provided that the Company has raised at least $15.0 million in equity through a public or private placement, purchase 247,213 shares of the Company's common shares at $2.83 per share. If the conditions mentioned above do not occur within 120 days of the date of employment, the shareholder has the option to withdraw the redemption feature. The Company may purchase up to 50,000 shares of common stock of the Company from the Coast stockholder at a price per share of $2.83. At any time after the date that is 120 days after the date of the Coast stockholders employment, they may elect not to have any portion or all of these Company common shares purchased by providing written notice of such election to the Company. Accordingly, the redemption value of $700,000 for these shares was reclassified and reflected as Redeemable Common Stock at December 31, 1999. Subsequent to December 31, 1999, this employee waived the redemption feature. As a result, this amount will be reclassified to stockholders' equity in the first quarter of 2000.

     Office Leases

     A company owned by the Co-Chairman, director and significant stockholder of eGlobe leases certain offices to the Company. The monthly rent of these office leases approximates $50,000 through March 31, 2003. Rent expense paid to companies owned by the stockholder was approximately $573,000, $197,000 and $209,000 for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, respectively.

8. PROXY RELATED LITIGATION AND SETTLEMENT COSTS

     The Company, its former auditors, certain of its present and former directors and others were defendants in a consolidated securities class action which alleged that certain public filings and reports made by the Company, including its Forms 10-K for the 1991, 1992, 1993 and 1994 fiscal years (i) did not present fairly the financial condition of the Company and its earnings; and
(ii) failed to disclose the role of a consultant to the Company. The Company and its former auditors vigorously opposed the action; however, the Company decided it was in the stockholders' best interest to curtail costly legal proceedings and settle the case.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

8. PROXY RELATED LITIGATION AND SETTLEMENT COSTS - (CONTINUED)

     Under an Order and Final Judgment entered in this action on September 21, 1998 pursuant to the Stipulation of Settlement dated April 2, 1998, the Company issued 350,000 shares of its common stock into a Settlement Fund that was distributed as of October 1999 among the Class on whose behalf the action was brought.

     As a result of the above action and related matters, the Company recorded $0.1 million and $3.9 million in costs and expenses during the nine months ended December 31, 1998 and the year ended March 31, 1998. Included in the March 31, 1998 amount, is a charge of $3.5 million which represented the value assigned to the 350,000 shares of common stock referred to above, which were valued at $10.00 per share pursuant to the terms of the settlement agreement. Such value related to the Company's obligation under the Stipulation of Settlement to issue additional stock if the market price of the Company's stock was less than $10.00 per share during the defined periods. The Company had no obligation to issue additional stock if its share price is above $10.00 per share for fifteen consecutive days during the two year period after all shares have been distributed to the Class. In March 2000, that condition was satisfied and the Company has no further obligations under the Stipulation of Settlement.

     Additionally, the Company settled with another stockholder related to the same securities class action in May 1998 and issued that stockholder 28,700 shares of common stock at the market price at the date of settlement for a total value of $81,000.

9. OTHER LITIGATION

     In October 1999, a major telecommunications carrier filed suit against the Company seeking approximately $2.5 million pursuant to various service contracts. The Company disputes the amounts allegedly owed based on erroneous invoices, the quality of service provided and unfair and deceptive billing practices. The Company believes it has substantial counterclaims and is vigorously defending this suit. The ultimate outcome of this litigation is unknown at this time.

     In July 1999, a certain transmission vendor filed suit against the Company, seeking to collect approximately $300,000. The Company believes it has substantial counterclaims and is vigorously defending this suit based upon breach of contract.

     The Company and its subsidiaries are also parties to various other legal actions and various claims arising in the ordinary course of business. Management of the Company believes that the disposition of the items discussed above and such other actions and claims will not have a material effect on the financial position, operating results or cash flows of the Company.

10. STOCKHOLDERS' EQUITY

     Preferred Stock and Redeemable Preferred Stock

     At the June 16, 1999 annual stockholder meeting, a proposal to amend the Company's Certificate of Incorporation to increase the Company's authorized preferred stock to 10,000,000 was approved and adopted. Par value for all preferred stock remained at $.001 per share. In addition, the stockholders also approved and adopted a prohibition on stockholders increasing their percentage of ownership of the Company above 30% of the outstanding stock or 40% on a fully diluted basis other than by a tender offer resulting in the stockholder owning 85% or more of the outstanding common stock. The following is a summary of the Company's series of preferred stock and the amounts authorized and outstanding at December 31, 1999 and 1998:

     Series B Convertible Preferred Stock, 500,000 shares authorized, and 0 and 500,000 shares, respectively, issued and outstanding (series eliminated in December 1999).

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. STOCKHOLDERS' EQUITY - (CONTINUED)

     8% Series C Cumulative Convertible Preferred Stock, 275 shares authorized, 0 and 75 shares, respectively, issued and outstanding (series eliminated in December 1999).

     8% Series D Cumulative Convertible Preferred Stock, 125 shares authorized, 35 and 0 shares, respectively, issued and outstanding ($3.5 million aggregate liquidation preference) (converted in January 2000).

     8% Series E Cumulative Convertible Preferred Stock, 125 shares authorized, 50 and 0 shares, respectively, issued and outstanding (converted on January 31, 2000).

     Series F Convertible Preferred Stock, 2,020,000 authorized, 1,010,000 and 0 shares, respectively, issued and outstanding (converted on January 3, 2000).

     6% Series G Cumulative Convertible Redeemable Preferred Stock, 1 share authorized, no shares issued and outstanding (series eliminated in December
1999).

     Series H Convertible Preferred Stock, 500,000 shares authorized, 500,000 and 0 shares, respectively, issued and outstanding (converted on January 31, 2000).

     Series I Convertible Optional Redemption Preferred Stock, 400,000 shares authorized, 400,000 and 0 shares, respectively, issued and outstanding (150,000 shares converted on February 14, 2000).

     5% Series J Cumulative Convertible Preferred Stock, 40 shares authorized, 40 and 0 shares, respectively, issued and outstanding ($4.0 million aggregate liquidation preference) (converted on January 31, 2000).

     5% Series K Cumulative Convertible Preferred Stock, 30 shares authorized, 30 and 0 shares, respectively, issued and outstanding ($3.0 million aggregate liquidation preference) (converted on January 31, 2000).

     20% Series M Convertible Preferred Stock, 1 share authorized, 1 and 0 share, respectively, issued and outstanding ($9.0 million aggregate liquidation preference).

     8%   Series   N  Cumulative  Convertible  Preferred  Stock,  20,000  shares authorized, 1,535 and 0 shares, respectively, issued and outstanding ($1.5 million liquidation preference) (converted during January 2000).

     Series  O Convertible Preferred Stock, 16,100 shares authorized, 16,100 and
0   shares,  respectively,  issued  and  outstanding  ($16.0  million  aggregate liquidation preference).

Following   is   a  detailed  discussion  of  each  series  of  preferred  stock outstanding at December 31, 1999 and 1998:

     Series B Convertible Preferred Stock

     On December 2, 1998, the Company issued 500,000 shares of Series B Preferred Stock valued at $3.5 million (value increased an additional $1.5 million in June 1999) in connection with the acquisition of IDX. The shares of Series B Preferred Stock were convertible at the holders' option at any time at the conversion rate (of a 5 to 1 ratio of common stock to preferred). The shares of Series B Preferred Stock automatically convert into shares of common stock on the earlier to occur of (a) the first date that the 15 day average closing sales price of common stock is equal to or greater than $8.00 or (b) 30 days after December 2, 1999. The Series B Preferred Stock had no stated liquidation preferences, was not redeemable and the holders were not entitled to dividends unless declared by the Board of Directors.

     In July 1999, the Company renegotiated the terms of the IDX purchase agreement with the IDX stockholders. Pursuant to the renegotiations, the Series B Preferred Stock was reacquired by the Company in exchange for 500,000 shares of Series H Preferred Stock. As a result of the exchange
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. STOCKHOLDERS' EQUITY - (CONTINUED)

agreement, the Company recorded the excess of the fair market value of the new preferred stock over the carrying value of the reacquired preferred stock, as a dividend to the Series B stockholders of approximately $6.0 million. Pursuant to further renegotiations in December 1999, this dividend was reduced by approximately $1.4 million. (See Note 4 for further discussion).

     Series B stockholders are entitled to vote with shares of the common stock, not as a separate class, at any annual or special meeting of stockholders of the Company, and could act by written consent in the same manner as the common stock in either case upon the following basis: each holder of shares of the Series B Preferred Stock shall be entitled to such number of votes as shall be equal to 25% of the number of shares of common stock into which the holder's aggregate number of shares are convertible.

     8% Series C Cumulative Convertible Preferred Stock

     In November 1998, in connection with a settlement with the Company's largest stockholder (see Note 7), 75 shares of Series C Preferred Stock were issued to Mr. Ronald Jensen in exchange for 1,425,000 shares of common stock. The terms of the Series C Preferred Stock permitted the holders to convert the Series C Preferred Stock into the number of common shares equal to the face value of the preferred stock divided by 90% of the market price, but with a minimum conversion price of $4.00 per share and a maximum conversion price of $6.00 per share, subject to adjustment if the Company issued common stock for less than the conversion price.

     Series C stockholders had no voting rights unless dividends payable on the shares of Series C Preferred Stock were in arrears for six quarterly periods in which case Series C stockholders would vote separately as a class with the shares of any other preferred stock having similar voting rights. They would be entitled at the next regular or special meeting of stockholders of the Company to elect one director. Such voting rights would continue until such time as the dividend arrearage on Series C Preferred Stock were paid in full. The affirmative vote of the holder of the Series C Preferred Stock was required for the issuance of any class or series of stock of the Company ranking senior to or equal to the Series C Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.

     In February 1999, the Company issued 3,000,000 shares of common stock in exchange for the 75 shares of outstanding Series C Preferred Stock. This transaction was contemporaneous with the Company's issuance of Series E Preferred Stock to EXTL, an affiliate of Mr. Jensen, which is discussed below. See Note 7 for discussion of this transaction.

     Series D Cumulative Convertible Preferred Stock

     In January 1999, the Company issued 30 shares of Series Preferred Stock ("Series D Preferred Stock") to a private investment firm for gross proceeds of $3.0 million. The holder agreed to purchase for $2.0 million 20 additional shares of Series D Preferred Stock upon registration of the common stock issuable upon conversion of this preferred stock. In connection with this transaction, the Company issued warrants to purchase 112,500 shares of common stock with an exercise price of $0.01 per share and warrants to purchase 60,000 shares of common stock with an exercise price of $1.60 per share.

     Upon the Company's registration in May 1999 of the common stock issuable upon the conversion of the Series D Preferred Stock, the investor purchased 20 additional shares of Series D Preferred Stock and warrants for $2.0 million to purchase 75,000 shares of common stock with an exercise price of $0.01 per share and warrants to purchase 40,000 shares of common stock with an exercise price of $1.60.

     The value of approximately $634,000 assigned to these warrants when granted was originally recorded as a discount to the Series D Preferred Stock. These discounts were amortized as deemed preferred stock dividends over the periods from the dates of the grants to the dates that the Series D Preferred Stock could first be converted into common stock defined as 90 days from issuance. On
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. STOCKHOLDERS' EQUITY - (CONTINUED)

August 20, 1999, the exercise price of $1.60 for 100,000 warrants was lowered to $1.44 per share. The value assigned to this revision in terms was recorded as a preferred stock dividend. In connection with the revision in terms, the investor exercised the warrants to purchase 100,000 shares at a price of $1.44 per share and warrants to purchase 75,000 shares at $0.01 per share. As of December 31, 1999, warrants to purchase 112,500 shares at $0.01 per share were outstanding.

     Due to the Company's failure to consummate a specific merger transaction by May 30, 1999, the Company issued to the investor a warrant exercisable beginning August 1999 to purchase 76,923 shares of common stock with an exercise price of $.01 per share. The value of $250,000 assigned to the warrant was recorded as a preferred stock dividend. The warrant is exercisable for three years. In August 1999, the investor exercised these warrants.

     The Series D Preferred Stock carried an annual dividend of 8%, payable quarterly beginning December 31, 1999. All dividends that would accrue through December 31, 2000 on each share of Series D Preferred Stock are payable in full upon conversion of such share. As a result, dividends through December 31, 2000 were accrued over the period from the issuance date to the date that the Series D Preferred Stock could first be converted by the holder. The Company accrued approximately $477,000 (net of $240,000 included in the 1999 conversion) in cumulative Series D Preferred Stock dividends as of December 31, 1999. The shares of Series D Preferred Stock were convertible, at the holder's option, into shares of the Company's common stock any time after 90 days from issuance at a conversion price equal to $1.60. The shares of Series D Preferred Stock automatically convert into common stock upon the earliest of (i) the first date on which the market price of the common stock is $5.00 or more per share for any 20 consecutive trading days, (ii) the date on which 80% or more of the Series D Preferred Stock has been converted into common stock, or (iii) the date the Company closes a public offering of equity securities at a price of at least $3.00 per share with gross proceeds of at least $20.0 million.

     Series D stockholders have no voting rights unless dividends payable on the shares of Series D Preferred Stock are in arrears for 6 quarterly periods in which case Series D stockholders will vote separately as a class with the shares of any other preferred stock having similar voting rights. They will be entitled at the next regular or special meeting of stockholders of the Company to elect one director. Such voting rights will continue until such time as the dividend arrearage on Series D Preferred Stock has been paid in full. The affirmative vote of at least 66 2/3% of the holders of the Series D Preferred Stock is required for the issuance of any class or series of stock of the Company ranking senior to or equal with the Series D Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.

     In December 1999, 15 shares of Series D Preferred Stock were converted into 1,087,500 shares of common stock. Subsequent to December 31, 1999, the remaining 35 shares of Series D Preferred Stock were converted into 2,537,500 shares of common stock. The shares of common stock issued upon conversion of the 50 shares of Series D Preferred Stock included payment for dividends through December 31, 2000.

     Series E Cumulative Convertible Preferred Stock

     In February 1999, the Company issued 50 shares of Series E Preferred Stock to the Company's largest stockholder, for gross proceeds of $5.0 million. The Series E Preferred Stock carried an annual dividend of 8%, payable quarterly beginning December 31, 2000. All dividends that would accrue through December
31, 2000 on each share of Series E Preferred Stock are payable in full upon conversion of such share. As a result, dividends through December 31, 2000 were accrued over the period from the issuance date to the date that the Series E Preferred Stock could first be converted by the holder. The Company accrued approximately $750,000 in Series E Preferred Stock dividends as of December 31, 1999. As additional consideration, the Company issued to the holder three year warrants to purchase 723,000 shares of common stock at $2.125 per share and 277,000 shares of common stock at $0.01 per
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. STOCKHOLDERS' EQUITY - (CONTINUED)

share. The value of $1.1 million assigned to such warrants was recorded as a deemed dividend when granted because the Series E Preferred Stock was convertible at the election of the holder at the issuance date. In connection with a debt placement concluded in April 1999 (see Note 7), the Series E Preferred Stockholder elected to make such shares convertible; accordingly, such shares were no longer redeemable.

     The shares of Series E Preferred Stock automatically convert into shares of the Company's common stock, on the earliest to occur of (a) the first date as of which the last reported sales price of the Company's common stock on Nasdaq is $5.00 or more for any 20 consecutive trading days during any period in which the Series E Preferred Stock is outstanding, (b) the date that 80% or more of the Series E Preferred Stock has been converted into common stock, or
(c) the Company completes a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to the Company of at least $20.0 million. The initial conversion price for the Series E Preferred Stock is $2.125, subject to adjustment if the Company issues common stock for less than the conversion price.

     On January 31, 2000, the Series E Preferred Stock automatically converted into 2,352,941 shares of common stock because the last reported closing sales price of the Company's common stock was over the required threshold for the requisite number of trading days.

     Series E stockholders have no voting rights unless dividends payable on the shares of Series E Preferred Stock are in arrears for 6 quarterly periods in which case Series E Preferred stockholders will vote separately as a class with the shares of any other preferred stock having similar voting rights. They will be entitled at the next regular or special meeting of stockholders of the Company to elect one director. Such voting rights will continue until such time as the dividend arrearage on Series E Preferred Stock has been paid in full. The affirmative vote of at least 66 2/3% of the holders of the Series E Preferred Stock is required for the issuance of any class or series of stock of the Company ranking senior to or equal to the Series E Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.

     Series F Convertible Preferred Stock

     As discussed in Note 4, in February 1999, the Company completed the acquisition of Telekey. The purchase consideration included the issuance of 1,010,000 shares of Series F Preferred Stock valued at $1,957,000. The Company originally agreed to issue at least 505,000 and up to an additional 1,010,000 shares of Series F Preferred Stock two years from the date of closing (or upon a change of control or certain events of default if they occur before the end of two years), subject to Telekey meeting certain revenue and EBITDA objectives. The 505,000 shares valued at $979,000 are included in stock to be issued in the accompanying supplemental consolidated balance sheet.

     The Series F Preferred Stock can be converted at the option of the holder at any time after issuance. The Series F Preferred Stock conversion rate is equal to the quotient obtained by dividing $4.00 by the applicable Series F Market Factor. The Series F Market Factor is equal to $4.00 if the Series F Preferred Stock converts prior to December 31, 1999. After such date the Series F Market Factor is equal to (i) $2.50 if the Market Price (equal to the average closing price of the Company's common stock over the 15 trading days prior to the conversion date) is less than or equal to $2.50; (ii) the Market
Price  if  the  Market Price is greater than $2.50 but less than $4.00; or (iii)
$4.00 if the Market Price is greater than or equal to $4.00. The shares of Series F Preferred Stock initially issued automatically convert into shares of common stock on the earlier to occur of (a) the first date as of which the market price is $4.00 or more for any 15 consecutive trading days during any period that the Series F Preferred Stock is outstanding, or (b) July 1, 2001. The Company guaranteed a price of $4.00 per share at December 31, 1999 to recipients of the common stock issuable upon the conversion of the Series F Preferred Stock, subject to Telekey's achievement of certain defined revenue and EBITDA objectives. The Series F Preferred Stock carries no dividend obligation.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. STOCKHOLDERS' EQUITY - (CONTINUED)

     On December 31, 1999, the market price of the Company's common stock exceeded $4.00; therefore, no additional shares were issuable. On January 3, 2000, the former stockholders of Telekey converted their combined 1,010,000 shares of Series F Preferred Stock into a total of 1,209,584 shares of common stock.

     Series F stockholders are entitled to vote with shares of the common stock and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the common stock in either case upon the following basis: each holder of shares of the Series F Preferred Stock shall be entitled to such number of votes as shall be equal to 25% of the number of shares of common stock into which the holder's aggregate number of shares are convertible.

     In February 2000, the Company reached a preliminary agreement with the former stockholders of Telekey to restructure certain terms of the original acquisition agreement. Such restructuring, which is subject to completion of final documentation, includes an acceleration of the original earn-out provision. See Note 4.

     Series G Cumulative Convertible Redeemable Preferred Stock

     In connection with the purchase of substantially all of the assets of Connectsoft in June 1999, as discussed in Note 4, the Company issued one share of Series G Preferred Stock valued at $3.0 million. The Series G Preferred Stock carried an annual dividend of 6%, payable annually beginning September 30, 2000. The one share of Series G Preferred Stock was convertible, at the holder's option, into shares of the Company's common stock any time after October 1, 1999 at a conversion price equal to the greater of (i) 75% of the market price of the common stock on the date the conversion notification is received by the Company and (ii) a minimum purchase price of $3.00. The Series G Preferred Stock was redeemable by the Company upon the first to occur of the following dates (a) on the first day on which the Company received in any transaction or series of transactions any equity financing of at least $25.0 million or (b) on June 14, 2004. In August 1999, the Company issued 30 shares of Series K Preferred Stock in exchange for the one share of Series G Preferred Stock. This exchange is discussed in more detail below.

     Series G stockholders have no voting rights unless dividends payable on the shares of Series G Preferred Stock are in arrears for 6 quarterly periods in which case Series G stockholders would vote separately as a class with the shares of any other preferred stock having similar voting rights. They would be entitled at the next regular or special meeting of stockholders of the Company to elect one director. Such voting rights would continue until such time as the dividend arrearage on Series G Preferred Stock were paid in full. The affirmative vote of at least 66 2/3% of the holders of the Series G Preferred Stock was required for the issuance of any class or series of stock of the Company ranking senior to or equal with the Series G Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.

     Series H Convertible Preferred Stock

     In July 1999, the Company issued 500,000 shares of Series H Preferred Stock originally valued at approximately $11.0 million in exchange for 500,000 shares of Series B Preferred. See Note 4 for discussion of the exchange agreement. The shares of Series H Preferred Stock convert automatically into a maximum of 3,750,000 shares of common stock, subject to adjustment as described below, on January 31, 2000 or earlier if the closing sale price of the common stock is equal to or greater than $6.00 for 15 consecutive trading days. Providing the Series H Preferred Stock had not converted, the Company guaranteed a price of $6.00 per share on January 31, 2000.

     In December 1999, the Company and the IDX stockholders agreed to reduce the preferred stock and warrants consideration paid to the IDX stockholders as discussed in Note 4. As a result of this renegotiation, the value of the shares of Series H Preferred Stock was reduced by $1.4 million. As a result, the shares were convertible into a maximum of 3,262,500 shares at December 31, 1999.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. STOCKHOLDERS' EQUITY - (CONTINUED)

     Series H stockholders may vote with shares of the common stock, not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the common stock in either case upon the following basis: each holder of shares of the Series H Preferred Stock shall be entitled to such number of votes as shall be equal to 25% of the number of shares of Common Stock into which the holder's aggregate number of shares are convertible.

     On  January  31, 2000, the shares of Series H Preferred Stock automatically
converted   into   3,262,500  shares  of  common  stock  (reflecting  the  above adjustment negotiated in December 1999).

     Series I Convertible Optional Redemption Preferred Stock

     In July 1999, the Company issued 400,000 shares of Series I Preferred Stock in exchange for notes payable of $4.0 million due to the IDX stockholders. See Note 4 for discussion of renegotiations. The Company had the option, which the Company did not exercise, to redeem 150,000 shares of the Series I Preferred Stock prior to February 14, 2000 at a price of $10.00 per share plus 8% of the value of Series I Preferred Stock per annum from December 2, 1998 through the date of redemption. The Company still has an option to redeem 250,000 shares of Series I Preferred Stock prior to July 17, 2000 at a price of $10.00 per share plus 8% of the value of Series I Preferred Stock per annum from December 2, 1998 through the date of redemption for cash, common stock or a combination of the two. Any Series I Preferred Stock not redeemed by the applicable dates discussed above automatically converts into common stock based on a conversion price of $10.00 per share plus 8% per annum of the value of the Series I Preferred Stock from December 2, 1998 through the date of conversion divided by the greater of the average closing price of common stock over the 15 days immediately prior to conversion or $2.00 up to a maximum of
3.9 million shares of common stock. The Company made a written election in August 1999 to pay the 8% of the value in shares of common stock upon redemption or conversion.

     Series I stockholders have no voting rights, unless otherwise provided by Delaware corporation law.

     On February 14, 2000, 150,000 shares of the Series I Preferred Stock plus the 8% accrual of the value automatically converted into 166,304 shares of common stock.

     Series J Cumulative Convertible Preferred Stock

     In August 1999, the Company reached an agreement with EXTL which was finalized in November 1999 whereby the Company issued to EXTL 40 shares of Series J Preferred Stock valued at $4.0 million as prepayment of $4.0 million of the outstanding $20.0 million Secured Notes issued to EXTL. (See Note 7 for discussion).

     The Series J Preferred Stock carries an annual dividend of 5% which is payable quarterly, beginning December 31, 2000. The Company has accrued approximately $29,000 in cumulative Series J Preferred Stock dividends as of December 31, 1999. The shares of Series J Preferred Stock are convertible, at the holder's option, into shares of the Company's common stock at any time at a conversion price, subject to adjustment for certain defined events, equal to $1.56. The shares of Series J Preferred Stock automatically converts into the Company's common stock, on the earliest to occur of (i) the first date as of which the last reported sales price of the Company's common stock on Nasdaq is $5.00 or more for any 20 consecutive trading days during any period in which Series J Preferred Stock is outstanding, (ii) the date that 80% or more of the Series J Preferred Stock the Company has issued has been converted into the Company's common stock, or (iii) the Company completes a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to the Company of at least $20.0 million.

     Series J stockholders have no voting rights unless dividends payable on the shares of Series J Preferred Stock are in arrears for 6 quarterly periods in which case Series J stockholders will vote separately as a class with the shares of any other preferred stock having similar voting rights. They will be entitled at the next
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. STOCKHOLDERS' EQUITY - (CONTINUED)

regular or special meeting of stockholders of the Company to elect one director. Such voting rights will continue until such time as the dividend arrearage on Series J Preferred Stock has been paid in full. The affirmative vote of at least 66 2/3% of the holders of the Series J Preferred Stock is required for the issuance of any class or series of stock of the Company ranking senior to or equal to the Series J Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.

     On January 31, 2000, the Series J Preferred Stock automatically converted into 2,564,102 shares of common stock because the last reported closing sales price of the Company's common stock was over the required threshold for the requisite number of trading days.

     Series K Cumulative Convertible Preferred Stock

     In August 1999, the Company reached an agreement under which it issued 30 shares of Series K Preferred Stock valued at $3.0 million in exchange for the one share of its Series G Preferred Stock. The carrying value of the Series G Preferred Stock exceeded the fair value of the Series K Preferred Stock because of accrued dividends that were not paid pursuant to the exchange. The excess of $36,000 reduced the loss attributable to common stockholders.

     The Series K Preferred Stock carries an annual dividend of 5% which is payable quarterly, beginning December 31, 2000. All dividends that would accrue through December 31, 2000 on each share of Series K Preferred Stock are payable in full upon conversion of such share. As a result, dividends through December 31, 2000 were accrued over the period from the issuance date to the date that the Series K Preferred Stock could first be converted by the holder. The Company accrued approximately $200,000 in Series K Preferred Stock cumulative dividends as of December 31, 1999. The shares of Series K Preferred Stock are convertible, at the holder's option, into shares of the Company's common stock at any time at a conversion price equal to $1.56, subject to adjustment for certain defined events. The shares of Series K Preferred Stock automatically convert into the Company's common stock, on the earliest to occur of (i) the first date as of which the last reported sales price of the Company's common stock on Nasdaq is $5.00 or more for any 20 consecutive trading days during any period in which Series K Preferred Stock is outstanding, (ii) the date that 80% or more of the Series K Preferred Stock the Company has issued has been converted into the Company's common stock, or (iii) the Company completes a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to the Company of at least $20.0 million.

     Series K stockholders have no voting rights unless dividends payable on the shares of Series K Preferred Stock are in arrears for 6 quarterly periods in which case Series K stockholders will vote separately as a class with the shares of any other preferred stock having similar voting rights. They will be entitled at the next regular or special meeting of stockholders of the Company to elect one director. Such voting rights will continue until such time as the dividend arrearage on Series K Preferred Stock has been paid in full. The affirmative vote of at least 66 2/3% of the holders of the Series K Preferred Stock is required for the issuance of any class or series of stock of the Company ranking senior to or equal with the Series K Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.

     On January 31, 2000, the Series K Preferred Stock automatically converted into 1,923,077 shares of common stock because the closing price of the Company's common stock was over the required threshold for the requisite number of trading days.

     Series M Convertible Preferred Stock

     In October 1999, the Company issued one share of Series M Preferred Stock valued at $9.6 million in connection with the acquisition of iGlobe. The one share of Series M Preferred Stock has a liquidation value of $9.0 million and carries an annual cumulative dividend of 20% which will accrue and be payable
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. STOCKHOLDERS' EQUITY - (CONTINUED)

annually or at conversion in cash or shares of common stock, at the option of the Company. The Company accrued $380,000 in Series M Preferred Stock dividends as of December 31, 1999. The above market dividend resulted in a premium of $643,000 which will be amortized as a deemed preferred dividend stock over the one year period from the issuance date through October 2000. The Series M Preferred Stock is convertible, at the option of the holder, one year after the issue date at a conversion price of $2.385. The Company recorded a dividend on the Series M Preferred Stock of approximately $1.4 million for the beneficial conversion feature based on the excess of the common stock closing price on the effective date of the acquisition over the conversion price. This dividend will be amortized as a deemed preferred dividend over the one year period from the date of issuance.

     The Company has the right, at any time prior to the holder's exercise of its conversion rights, to repurchase the Series M Preferred Stock for cash upon a determination by eGlobe's Board that it has sufficient cash to fund operations and make the purchase. The share of Series M Preferred Stock shall automatically be converted into shares of common stock, based on the then-effective conversion rate, on the earliest to occur of (but no earlier than one year from issuance) (i) the first date as of which the last reported sales price of the common stock is $5.00 or more for any 10 consecutive trading days during any period in which Series M Preferred Stock is outstanding, (ii) the date that is seven years after the issue date, or (iii) the date upon which the Company closes a public offering of equity securities of the Company at a price of at least $4.00 per share and with gross proceeds of at least $20.0 million.

     Series M stockholders have no voting rights unless dividends payable on the shares of Series M Preferred Stock are in arrears for 6 quarterly periods in which case Series M Preferred stockholders will vote separately as a class with the shares of any other preferred stock having similar voting rights. They will be entitled at the next regular or special meeting of stockholders of the Company to elect one director. Such voting rights will continue until such time as the dividend arrearage on Series M Preferred Stock has been paid in full. The affirmative vote or consent of the holder of the outstanding share of Series M Preferred Stock is required for the issuance of any class or series of stock of the Company ranking senior to or equal to the shares of the Series M Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.

     Series N Cumulative Convertible Preferred Stock

     During the fourth quarter of 1999, the Company sold 2,670 shares of 8% Series N Preferred Stock and 304,636 warrants for gross proceeds of $2.7 million. The Series N Preferred Stock carries an 8% annual dividend payable in cash or common stock at the holder's option, or in the absence of an election of the holder, at the election of the Company. The Company accrued $45,000 in Series N Preferred Stock dividends as of December 31, 1999.

     The shares of Series N Preferred Stock are immediately convertible, at the holder's option, into shares of the Company's common stock at a conversion price equal to the greater of $2.125 and 101% of the average closing market price per share of common stock for the 15 trading days prior to the binding commitment of the holder to invest (provided however that no shares of Series N Preferred Stock sold after the first issuance shall have an initial conversion price below the initial conversion of the shares sold at first issuance) or 85% of the market price per share of common stock, computing the market price per share for the purpose of such conversion as equal to the average closing market price per share for the five trading days immediately prior to the conversion date, provided however that the conversion price shall not be greater than the greater of $3.25 or 150% of the initial conversion price. The Company recorded dividends at issuance of approximately $230,000 for the beneficial conversion feature based on the excess of the common stock market price on the date of the issuance over the conversion price.

     The Series N Preferred Stock automatically converts into shares of common stock on the earliest to occur of: (i) the date that is the fifth anniversary of the issuance of Series N Preferred Stock; (ii) the first date as of which the last reported sales price of the common stock on Nasdaq is $6.00 or more for any
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. STOCKHOLDERS' EQUITY - (CONTINUED)

15 consecutive trading days during any period in which Series N Preferred Stock is outstanding; (iii) the date that 80% or more of the Series N Preferred issued by the Company has been converted into common stock, the holders thereof have agreed with the Company in writing to convert such Series N Preferred Stock into common stock or a combination of the foregoing; or (iv) the Company closes a public offering of equity securities of the Company with gross proceeds of at least $25.0 million.

     Series N stockholders have no voting rights.

     The warrants are exercisable one year from issuance and expire three years from issuance. The exercise prices vary from $3 to $5 per share. In addition, the holders may elect to make a cash-less exercise. The value of the warrants of $423,000 was recorded as a dividend at the issuance date because the Series N Preferred Stock is immediately convertible.

     During  the  fourth  quarter  of  1999,  1,135 shares of Series N Preferred
Stock were converted into 457,162 shares of common stock. Subsequent to December 31, 1999, the remaining shares of Series N Preferred Stock outstanding at December 31, 1999 were converted into 375,263 shares of common stock.

     See Note 16 for a discussion of additional shares of Series N Preferred Stock sold and converted subsequent to year end.

     Due to a delay in registering shares of the Company's common stock, in February 2000, the Company issued warrants to certain Series N Preferred Stockholders to purchase 200,000 shares of the Company's common stock at a price per share equal to $7.50. The warrants are exercisable in whole or in part at any time beginning on the date that is one year after the date of issuance until the third anniversary of the date of issuance.

     Series O Convertible Preferred Stock

     In December 1999, the Company issued 16,100 shares of Series O Preferred Stock in connection with the acquisition of Coast. See Note 4 for further discussion. The estimated value of the Series O Preferred Stock of $13.4 million is based upon a preliminary appraisal. The Series O Preferred Stock carries an annual dividend of 10%. All dividends that would accrue through November 30, 2001 on each share of Series O Preferred Stock are payable in full upon conversion of such share. The preliminary appraisal includes a present value of $2.5 million for dividends through November 30, 2001. The difference between the undiscounted value of the dividends and $2.5 million is being accrued as a dividend over the period that the Series O Preferred Stock could first be converted by the holder.

     The shares of Series O Preferred Stock have a liquidation value of $16.1 million and are convertible, at the holder's option, into a maximum 3,220,000 shares of common stock at any time after the later of (a) one year after the date of issuance and (b) the date the Company has received stockholder approval for such conversion and the applicable Hart-Scott-Rodino waiting period has expired or terminated (the "Clearance Date"), at a conversion price equal to $5.00. The shares of Series O Preferred Stock will automatically be converted into shares of common stock, on the earliest to occur of (i) the fifth anniversary of the first issuance of Series O Preferred Stock, (ii) the first date as of which the last reported sales price of common stock on Nasdaq is $6.00 or more for any 15 consecutive trading days during any period in which Series O Preferred Stock is outstanding, (iii) the date that 80% or more of the Series O Preferred Stock the Company issued has been converted into common stock, or (iv) the Company completes a public offering of equity securities with gross proceeds to the Company of at least $25.0 million at a price per share of $5.00. Notwithstanding the foregoing, the Series O Preferred Stock will not be converted into the Company's common stock prior to the Company's receipt of stockholder approval for such conversion, which was obtained at the March 23, 2000 stockholders' meeting, and the expiration or termination of the applicable Hart-Scott-Rodino waiting period. If the events discussed above occur prior to the Clearance Date, the automatic conversion will occur on the Clearance Date.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. STOCKHOLDERS' EQUITY - (CONTINUED)

     Series O stockholders have no voting rights. The holders of the Series O Preferred Stock are entitled to notice of all stockholder meetings in accordance with Bylaws. The affirmative vote of 66 2/3% of the holders of the Series O Preferred Stock is required for the issuance of any class or series of stock of eGlobe ranking senior to or on a parity with the Series O Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.

     On January 26, 2000, the closing sales price of the Company's common stock was $6.00 or more for 15 consecutive trading days and accordingly, on the Clearance Date, the outstanding Series O Preferred Stock will be converted into 3,220,000 shares of common stock.

     Common Stock

     At the March 23, 2000 stockholders' meeting, a proposal to amend the Company's Restated Certificate of Incorporation to increase the Company's authorized number of shares of common stock available to 200,000,000 was approved and adopted.

     In November 1998, the Company agreed to issue 75 shares of Series C Preferred Stock in exchange for the 1,425,000 shares of common stock originally valued at $7.5 million as described above. As discussed earlier, in February 1999, the Company issued 3,000,000 shares of common stock in exchange for these outstanding shares of Series C Preferred Stock.

     During the nine months ended December 31, 1998 and the year ended March 31, 1998, the Company agreed to issue 28,700 shares valued at $81,000 and 350,000 shares of common stock valued at $3.5 million in connection with the settlement of litigation. See Note 8 for further discussion. Additionally, in June 1999, the Company issued to a former employee 54,473 shares of the Company's common stock valued at $99,000 in settlement of certain potential claims.

     In December 1998, the Company issued 62,500 shares of common stock valued at $102,000 in the UCI acquisition. During 1999, the Company issued 526,063 shares of common stock amounting to $1,645,000 as payment of the first of two installments under the Swiftcall acquisition agreement, 1.5 million shares of common stock and warrants to purchase additional shares of common stock in connection with its acquisition of control of ORS and 882,904 shares (prior to the reclassification of the value of 247,213 shares reclassified to Redeemable Common Stock valued at $0.7 million as discussed in Note 7) of common stock valued at $2,980,000 in connection with the acquisition of Coast. See Notes 4 and 7 for discussion of acquisitions.

     In March 1999, the Company elected to pay the IDX $1.0 million promissory note and accrued interest with shares of common stock. The Company issued 431,729 shares of common stock and warrants to purchase 43,173 shares of common stock valued at $1,023,000 to discharge this indebtedness. In July 1999, the Company issued 140,599 shares of common stock valued at $433,000 in repayment of the $418,000 note and related accrued interest related to the IDX acquisition. In addition, in July 1999, the Company repaid a $200,000 note payable with 125,000 shares of common stock valued at $200,000. In connection with this transaction, the Company also issued warrants to purchase 40,000 common shares at an exercise price of $1.60 and a warrant to purchase 40,000 common shares at an exercise price of $1.00 per share. See Notes 4 and 7 for discussion.

     In August 1999, the Company entered into a stock purchase agreement with a long time stockholder and a lender. Under this agreement, for $250,000, the investor purchased 160,257 shares of common stock and warrants to purchase 60,000 shares of common stock at an exercise price of $1.00 per share and the option to exchange the principal of an existing note (up to a maximum amount of $500,000) for shares of common stock at a price per share of $1.56 and a warrant to purchase shares of common stock at a
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. STOCKHOLDERS' EQUITY - (CONTINUED)

price of $1.00 (60,000 per $250,000 of debt exchanged). On December 16, 1999, the lender's option to convert the loan principal outstanding into common stock was increased from a maximum of $500,000 to $750,000 and therefore a maximum of 180,000 warrants can now be issued. (See Note 7 for further discussion).

     On December 23, 1999, the Company entered into a promissory note with a bank, as amended on February 1, 2000, for a principal amount of $14.0 million. In connection with the note agreement, a security and pledge agreement was signed whereby the Company assigned all of its rights to 4,961,000 shares of eGlobe common stock to the lender. The Company and the lender concurrently entered into a stock purchase agreement whereby the lender purchased the shares in exchange for a $30.0 million stock purchase note. However, the lender failed to fund the note on a timely basis and in March 2000, eGlobe advised the lender that they were terminating the agreement and demanded the lender return eGlobe's stock certificates. As of March 24, 2000, the lender has not returned the certificates. Such shares of common stock are included in the outstanding shares at December 31, 1999 at par value.

     In the year ended December 31, 1999, the Company received proceeds of approximately $721,000 from the exercise of warrants to acquire 1,168,518 shares of common stock. No warrants were exercised in the nine months ended December 31, 1998 and the year ended March 31, 1998.

     In the year ended December 31, 1999, and the year ended March 31, 1998, the Company received proceeds of approximately $61,000 and $138,000 from the exercise of options and stock appreciation rights to acquire 39,517 and 18,348 shares of common stock, respectively. No proceeds were received during the nine months ended December 31, 1998.

     Notes Receivable from Stock Sales

     The Company loaned certain of its executive officers money in connection with their exercise of non-qualified stock options in December 1999. The notes receivable of $1,210,000 are full recourse promissory notes bearing interest at 6% and are collateralized by the 430,128 shares of stock issued upon exercise of the stock options. Interest is payable quarterly in arrears and principal is due the earlier of (a) for $177,000 of the notes December 16, 2003 and for $1,033,000 of the notes December 16, 2004 and (b) the date that is 90 days after the date that the employee's employment terminates, unless such termination occurs other than "for cause" (as defined). The employee also agrees to promptly redeem the outstanding note balances upon the sale of the underlying stock. The notes receivable are shown on the supplemental consolidated balance sheet as a reduction to stockholders' equity. These options were not granted under the Employee Stock Option and Appreciation Rights Plan (the "Employee Plan") discussed below.

     Employee Stock Option and Appreciation Rights Plan

     On December 14, 1995, the Board of Directors adopted the Employee Plan, expiring December 15, 2005, reserving for issuance 1,000,000 shares of the Company's common stock. The Employee Plan was amended and restated in its entirety during the year ended March 31, 1998, including an increase in the number of shares available for grant to 1,750,000 representing an increase of 750,000 shares.

     On June 16, 1999, the Company's stockholders adopted an amendment to increase the number of shares of the Company's common stock available for grant to 3,250,000. This increase included the reduction of the number of shares available for issuance under the Company's 1995 Director Stock Option and Appreciation Rights Plan by 400,000 shares. On March 23, 2000, the Company's stockholders adopted an amendment to increase the number of shares of the Company's common stock available for grant to 7,000,000 shares.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. STOCKHOLDERS' EQUITY - (CONTINUED)

     As of December 31, 1999, options outstanding under this Employee Plan exceeded the shares available for grant by 1,995,468 shares. The Board of Directors granted these options to certain executive officers and directors subject to stockholder approval of the increase in the number of shares available under the Employee Plan. As discussed earlier, stockholder approval was obtained March 23, 2000.

     The Employee Plan provides for grants to key employees, advisors or consultants to the Company at the discretion of the Compensation Committee of the Board of Directors, of stock options to purchase common stock of the Company. The Employee Plan provides for the grant of both "incentive stock options," as defined in the Internal Revenue Code of 1986, as amended, and nonqualified stock options. Options that are granted under the Employee Plan that are incentive stock options may only be granted to employees (including employee-directors) of the Company.

     Stock options granted under the Employee Plan must have an exercise price equal in value to the fair market value, as defined, of the Company's common stock on the date of grant. Any options granted under the Employee Plan must be exercised within ten years of the date they were granted. Under the Employee Plan, Stock Appreciation Rights ("SAR's") may also be granted in connection with the granting of an option and may be exercised in lieu of the exercise of the option. A SAR is exercisable at the same time or times that the related option is exercisable. The Company will pay the SAR in shares of common stock equal in value to the excess of the fair market value, at the date of exercise, of a share of common stock over the exercise price of the related option. The exercise of a SAR automatically results in the cancellation of the related option on a share-for-share basis.

     During the year ended December 31,1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, the Compensation Committee of the Board of Directors granted options to purchase an aggregate of 3,068,054, 996,941 and 1,677,229, respectively, shares of common stock to its employees under the Employee Plan at exercise prices ranging from $0.01 to $7.67 per share for the year ended December 31,1999, $1.47 to $3.81 per share for the nine months ended December 31, 1998 and $2.32 to $3.12 per share for the year ended March 31, 1998. The employees were also granted SAR's in tandem with the options granted to them in connection with grants prior to December 5, 1997.

     Directors Stock Option and Appreciation Rights Plan

     On December 14, 1995, the Board of Directors adopted the Directors Stock Option and Appreciation Rights Plan (the "Director Plan"), expiring December 14, 2005. There were originally 870,000 shares of the Company's common stock reserved for issuance under the Director Plan. The Director Plan was amended and restated in its entirety during the year ended March 31, 1998 so that it now closely resembles the Employee Plan. In the nine month period ended December 31, 1998, the Director Plan was amended so that grants of options to directors are at the discretion of the Board of Directors or the Compensation Committee. On June 16, 1999, the Company's stockholders approved a transfer of 437,000 shares of common stock previously available for grant under the Director Plan to the Employee Plan. As a result, the number of shares of the Company's common stock available for grant under the Director Plan was reduced to 433,000.

     In November 1997 and April 1998, each director (other than members of the Compensation Committee) was granted an option under the Director Plan, each to purchase 10,000 shares of common stock, with each option being effective for five years commencing on April 1, 1998 and 1999, respectively, and with each option vesting only upon the achievement of certain corporate economic and financial goals. By December 31, 1998, all of these options, totaling 120,000 options, were forfeited because not all of the corporate and financial goals were met. Prior to the amendments to the Director Plan, each director received an automatic grant of ten year options and a corresponding SAR to purchase 10,000 shares of common stock on the third Friday in December in each calendar year. During the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, the
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. STOCKHOLDERS' EQUITY - (CONTINUED)

Compensation Committee of the Board of Directors confirmed the grant of total options (including options with vesting contingencies) to purchase 300,000, 240,000 and 85,000, respectively, shares of common stock to its directors pursuant to the Company's Director Plan at an exercise price of $2.8125 per share for the year ended December 31, 1999, $1.81 to $3.19 per share for the nine month period ended December 31, 1998 and $2.63 to $2.69 per share for the year ended March 31, 1998. These exercise prices were equal to the fair market value of the shares on the date of grants.

     Warrants

     In connection with the issuance of preferred stock, the Board of Directors granted warrants valued at $2,403,000 to purchase an aggregate of 1,669,058 shares of common stock during the year ended December 31, 1999 with exercise prices between $0.001 and $5.00 per share. During the nine months ended December 31, 1998, 375,000 contingent warrants were granted. See the above discussion of preferred stock for further information.

     In connection with the issuance of debt, the Board of Directors granted warrants to purchase an aggregate of 5,658,173, 142,000 and 856,667 shares of common stock, respectively, during the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, at exercise prices ranging from $0.01 to $2.82 per share for the year ended December 31, 1999, $2.00 to $3.03 per share for the nine months ended December 31, 1998 and $0.01 to $6.61 per share for year ended March 31, 1998. For the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, the fair value for these warrants of $14,277,000, $325,000 and $923,000, respectively, at the grant date was originally recorded as a discount to the related debt. These discounts are being amortized as additional interest expense over the term of the respective debt using the effective interest method. Additional interest expense relating to these warrants for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998 was $5,182,000, $255,000 and $479,000, respectively. See
Notes 5 and 7 for discussion of certain significant transactions.

     During the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, the Board of Directors granted warrants to purchase an aggregate of 826,594, 2,500 and 91,200 shares of common stock, respectively, to non-affiliates at exercise prices ranging from $1.37 to $2.18 per share for the year ended December 31, 1999, $2.00 per share for the nine month period ended December 31, 1998 and $2.75 per share for the year ended March 31, 1998. For the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, the fair value for these warrants of $1,794,000, $3,000 and $213,000, respectively, at the date of grant was recorded based on the underlying transactions. The warrants are exercisable for periods ranging from 12 to 60 months.

     During the year ended December 31, 1999 and the nine months ended December 31, 1998, 3,037,000 and 318,000 of the warrants granted above expired.

     During 1999, in connection with the stock purchase agreement with an existing stockholder and lender, the Company granted warrants to purchase an aggregate of 60,000 shares of common stock during the fiscal year December 31, 1999 with an exercise price of $1.00 per share.

     During the nine months ended December 31, 1998, the Board of Directors granted warrants to purchase an aggregate of 2,500,000 (2,000,000 until stockholder approval) shares of common stock to the stockholders or owners of companies acquired as an element of the purchase price at exercise prices of $0.01 to $1.63. During 1999, the Company renegotiated the IDX purchase agreement whereby the Company reacquired the warrant for 2,500,000 shares of common stock issued in 1998 and granted new warrants to purchase an aggregate of 1,087,500 shares of common stock to the stockholders of IDX at an exercise price of $0.001. These warrants are exercisable contingent upon IDX meeting certain revenue and EBITDA objectives at September 30, 2000 or December 31, 2000. See Note 4 for further information.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. STOCKHOLDERS' EQUITY - (CONTINUED)

     During 1999, the Board of Directors also issued warrants in connection with the purchase of ORS. The warrants are exercisable for shares of common stock as discussed further in Note 4.

     SFAS No. 123, "Accounting for Stock-Based Compensation" requires the Company to provide pro forma information regarding net income (loss) and net earnings (loss) per share as if compensation costs for the Company's stock option plans and other stock awards had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock award by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, respectively: no expected dividend yields for all periods; expected volatility of 55% for the first three quarters of 1999 and 75% for the fourth quarter of 1999, 55% and 55%; risk-free interest rates of 6.00%, 4.51% and 5.82%; and expected lives of 3 years, 3.65 years and 2 years for the Plans and stock awards.

     Under the accounting provisions for SFAS No. 123, the Company's net loss and loss per share would have been increased by the pro forma amounts indicated below:

                                                   YEAR ENDED       NINE MONTHS ENDED        YEAR ENDED
                                                  DECEMBER 31,         DECEMBER 31,          MARCH 31,
                                                      1999                 1998                 1998
                                               -----------------   -------------------   -----------------
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS
 AS REPORTED ...............................     $ (67,034,000)       $ (5,958,000)        $ (11,257,000)
 PRO FORMA .................................     $ (68,717,000)       $ (6,308,000)        $ (11,425,000)
LOSS PER SHARE -- BASIC AND DILUTED
 AS REPORTED ...............................     $       (1.11)       $      (0.10)        $       (0.20)
 PRO FORMA .................................     $       (1.13)       $      (0.10)        $       (0.20)


     A summary of the status of the Company's stock option plans and options issued outside of these plans as of December 31, 1999 and 1998 and March 31, 1998, and changes during the periods are presented below:

                                              DECEMBER 31,                 DECEMBER 31,                  MARCH 31,
                                                  1999                         1998                        1998
                                       --------------------------   --------------------------   -------------------------
                                                        WEIGHTED                     WEIGHTED                     WEIGHTED
                                                         AVERAGE                      AVERAGE                     AVERAGE
                                         NUMBER OF      EXERCISE      NUMBER OF      EXERCISE      NUMBER OF      EXERCISE
                                           SHARES         PRICE         SHARES         PRICE         SHARES        PRICE
                                       -------------   ----------   -------------   ----------   -------------   ---------
OUTSTANDING, BEGINNING OF PERIOD         2,538,159     $ 3.55         2,020,822       $ 3.93       1,263,032      $ 6.70
 GRANTED ...........................     3,798,182     $ 2.93         1,236,941       $ 2.39       1,762,229      $ 1.85
 EXPIRED ...........................      (621,228)    $ 2.85          (719,604)      $ 2.91        (986,091)     $ 6.87
 EXERCISED .........................      (469,645)    $ 2.71                --           --         (18,348)     $ 5.75
                                         ---------     ------         ---------       ------       ---------      ------
OUTSTANDING, END OF PERIOD .........     5,245,468     $ 2.93         2,538,159       $ 3.55       2,020,822      $ 3.93
                                         ---------     ------         ---------       ------       ---------      ------
EXERCISABLE, END OF PERIOD .........     1,881,788     $ 3.02           773,049       $ 5.14         484,193      $ 7.95
                                         =========     ======         =========       ======       =========      ======
WEIGHTED AVERAGE FAIR VALUE OF
 OPTIONS GRANTED DURING THE
 PERIOD AT MARKET ..................    $     1.41                   $     0.83                   $     0.99
                                        ==========                   ==========                   ==========
WEIGHTED AVERAGE FAIR VALUE OF
 OPTIONS GRANTED DURING THE
 PERIOD BELOW MARKET ...............    $     3.10                   $       --                   $       --
                                        ==========                   ==========                   ==========

     Included in the above table are certain options for which vesting is contingent based on various future performance measures. See earlier discussion under "Employee Stock Option and Appreciation Rights Plan".

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. STOCKHOLDERS' EQUITY - (CONTINUED)

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                     OUTSTANDING                        EXERCISABLE
                      -----------------------------------------   -----------------------
                                       WEIGHTED       WEIGHTED                   WEIGHTED
                                       REMAINING       AVERAGE                   AVERAGE
 RANGE OF EXERCISE     NUMBER OF      CONTRACTUAL     EXERCISE     NUMBER OF     EXERCISE
       PRICES            SHARES      LIFE (YEARS)       PRICE        SHARES       PRICE
-------------------   -----------   --------------   ----------   -----------   ---------
 $        0.01             9,885          2.41         $  .01          9,885     $  .01
 $   1.46-2.00           589,833          3.96         $ 1.67        371,858     $ 1.69
 $   2.25-3.16         4,065,135          4.38         $ 2.82      1,104,760     $ 2.66
 $   3.50-4.50           279,666          2.89         $ 4.13         94,336     $ 3.71
 $   5.45-7.67           300,949          2.55         $ 5.89        300,949     $ 5.89
 -------------         ---------          ----         ------      ---------     ------
 $   0.01-7.67         5,245,468          4.14         $ 2.93      1,881,788     $ 3.02
 =============         =========          ====         ======      =========     ======

     A summary of the status of the Company's outstanding warrants as of December 31, 1999 and 1998, and March 31, 1998, and changes during the periods are presented below:

                                               DECEMBER 31,                  DECEMBER 31,                 MARCH 31,
                                                   1999                          1998                       1998
                                       ----------------------------   --------------------------   -----------------------
                                                          WEIGHTED                     WEIGHTED                   WEIGHTED
                                                           AVERAGE                      AVERAGE                   AVERAGE
                                          NUMBER OF       EXERCISE      NUMBER OF      EXERCISE       NUMBER      EXERCISE
                                            SHARES          PRICE         SHARES         PRICE      OF SHARES      PRICE
                                       ---------------   ----------   -------------   ----------   -----------   ---------
OUTSTANDING, BEGINNING OF PERIOD           4,093,167       $ 0.91       1,391,667       $ 4.00        443,800     $ 6.31
GRANTED ............................       9,301,325       $ 1.04       3,019,500       $ 0.12        947,867     $ 2.61
EXPIRED ............................      (3,037,000)      $ 0.32        (318,000)      $ 6.90             --     $   --
EXERCISED ..........................      (1,168,518)      $ 0.62              --       $   --             --     $   --
                                          ----------       ------       ---------       ------        -------     ------
OUTSTANDING, END OF PERIOD .........       9,188,974       $ 1.35       4,093,167       $ 0.91      1,391,667     $ 4.00
                                          ==========       ======       =========       ======      =========     ======
EXERCISABLE, END OF PERIOD .........       4,463,507       $ 1.71       1,218,167       $ 3.05      1,391,667     $ 4.00
                                          ==========       ======       =========       ======      =========     ======

Weighted average fair value of warrants
 granted during the period above
 market ......................................   $ 0.92     $ 1.03     $ 0.47
                                                 ======     ======     ======
Weighted average fair value of warrants
 granted during the period at market .........   $ 1.39     $ 1.63     $ 2.24
                                                 ======     ======     ======
Weighted average fair value of warrants
 granted during the period below
 market ......................................   $ 2.47     $ 1.70     $ 0.98
                                                 ======     ======     ======

     Included in the above table are certain warrants that are contingent based on various future performance measures. (See Note 4 ).

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. STOCKHOLDERS' EQUITY - (CONTINUED)

     The following table summarizes information about warrants outstanding at December 31, 1999:

                                     OUTSTANDING                        EXERCISABLE
                      -----------------------------------------   -----------------------
                                       WEIGHTED       WEIGHTED                   WEIGHTED
                                       REMAINING       AVERAGE                   AVERAGE
 RANGE OF EXERCISE     NUMBER OF      CONTRACTUAL     EXERCISE     NUMBER OF     EXERCISE
       PRICES            SHARES      LIFE (YEARS)       PRICE        SHARES       PRICE
-------------------   -----------   --------------   ----------   -----------   ---------
$      .001            1,087,500          1.00       $  .001              --     $   --
$       .01              404,500          2.29       $   .01         404,500     $  .01
$ 1.00-1.50            5,499,999          2.75       $  1.04       2,166,667     $ 1.09
$ 1.51-2.18            1,472,500          2.05       $  1.92       1,472,500     $ 1.92
$ 2.37-3.00              124,761          2.84       $  2.73          78,173     $ 2.57
$      5.00              258,047          2.88       $  5.00              --     $   --
$ 6.00-6.61              341,667          5.76       $  6.52         341,667     $ 6.52
============           =========          ====       ========      =========     ======
$0.001-6.61            9,188,974          2.53       $  1.35       4,463,507     $ 1.71
============           =========          ====       ========      =========     ======

     The Company may be required to issue additional warrants under the following circumstances:

       (a) During 1999, the Company entered into a stock agreement with a lender pursuant to which the lender may elect to convert debt in exchange for shares of common stock and warrants to purchase 60,000 shares of common stock at a price per share of $1.00 for each $250,000 (up to a maximum amount of $750,000) of debt exchanged. See Note 7 for further discussion.

       (b) As discussed in Note 4, the Company issued contingent warrants to purchase common stock in the ORS acquisition. These warrants are not included in the outstanding warrants because the Company includes the operations of ORS in its supplemental consolidated financial statements. Upon the exchange by Oasis of its interest in the LLC for the eGlobe common stock and warrants, these warrants will be included.

11. TAXES (BENEFIT) OF INCOME (LOSS)

     Taxes (benefit) on income (loss) for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, consisted of the following:

                                             DECEMBER 31,      DECEMBER 31,       MARCH 31,
                                                 1999              1998              1998
                                           ----------------   --------------   ---------------
Current:
 Federal ...............................    $    (962,000)      $  578,000      $    321,000
 Foreign ...............................               --               --           140,000
 State .................................               --               --                --
 Other .................................               --               --         1,500,000
                                            -------------       ----------      ------------
Total Current ..........................         (962,000)         578,000         1,961,000
                                            -------------       ----------      ------------
Deferred:
 Federal ...............................      (17,132,000)        (286,000)       (1,568,000)
 State .................................       (1,520,000)         (25,000)         (140,000)
                                            -------------       ----------      ------------
                                              (18,652,000)        (311,000)       (1,708,000)
 Change in valuation allowance .........       18,652,000          311,000         1,708,000
                                            -------------       ----------      ------------
 Total .................................    $    (962,000)      $  578,000      $  1,961,000
                                            =============       ==========      ============

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

11. TAXES (BENEFIT) OF INCOME (LOSS) - (CONTINUED)

     During the year ended December 31, 1999, Trans Global elected to carryback approximately $2.8 million of taxable losses, resulting in a receivable and tax benefit of approximately $962,000.

     During the year ended March 31, 1998, eGlobe undertook a study to simplify its organizational and tax structure and identified potential international tax issues. eGlobe determined that it had potential tax liabilities and recorded an additional tax provision of $1.5 million to reserve against liabilities. In early 1999, eGlobe filed with the Internal Revenue Service ("IRS") amended returns for the years ended March 31, 1991 through 1998. In May 1999, eGlobe was informed by the IRS that all amended returns had been accepted as filed. The eventual outcome of discussions with State Tax Authorities and of any other issues cannot be predicted with certainty.

     As of December 31, 1999 and 1998 and March 31, 1998, the net deferred tax asset recorded and its approximate tax effect consisted of the following:

                                                       DECEMBER 31,      DECEMBER 31,       MARCH 31,
                                                           1999              1998             1998
                                                     ----------------   --------------   --------------
Net operating loss carry- forwards ...............    $  21,290,000      $  6,041,000     $  3,496,000
Expense accruals .................................          618,000         1,098,000        1,010,000
Goodwill and intangible amortization .............        3,626,000                --               --
Foreign net operating loss carryforwards .........          762,000           260,000               --
Other ............................................          186,000           431,000          269,000
                                                      -------------      ------------     ------------
                                                         26,482,000         7,830,000        4,775,000
Valuation allowance ..............................      (26,482,000)       (7,830,000)      (4,775,000)
                                                      -------------      ------------     ------------
Net deferred tax asset ...........................    $          --      $         --     $         --
                                                      =============      ============     ============

     The acquisition of IDX in December 1998 included a net deferred tax asset of $2.7 million. This net deferred tax asset consists primarily of U.S. and foreign net operating losses. The acquisition also included a valuation allowance equal to the net deferred tax asset acquired.

     For the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1988, a reconciliation of the United States Federal statutory rate to the effective rate is shown below:

                                                               DECEMBER 31,     DECEMBER 31,      MARCH 31,
                                                                   1999             1998             1998
                                                              --------------   --------------   -------------
Federal tax (benefit), computed at statutory rate .........        (34.0)%      (34.0)%          (34.0)%
State tax (benefit), net of federal tax benefit ...........        ( 0.9)       ( 1.3)           ( 1.2)
Effect of foreign operations ..............................          1.1         37.7             23.9
Amendment to prior year net operating loss
 carryforwards ............................................        ( 4.9)          --               --
Additional taxes ..........................................           --           --             16.1
Change in valuation allowance .............................         35.2          5.8             18.4
Other .....................................................          1.7          2.5            ( 2.1)
                                                                   -----        -----            -----
Total .....................................................        ( 1.8)%       10.7 %           21.1 %
                                                                   =====        =====            =====

     As of December 31, 1999, the Company has net operating loss carryforwards available of approximately $57.7 million, which can offset future years' U.S. taxable income. Such carryforwards
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

11. TAXES (BENEFIT) OF INCOME (LOSS) - (CONTINUED)

expire in various years through 2019 and are subject, as a result of change in ownership, to limitation under the Internal Revenue Code of 1986, as amended. The Company also has foreign net operating loss carryforwards in various jurisdictions of approximately $2.0 million, which can offset future year's foreign taxable income. Such carryforwards expire in various years through 2004 and are subject to local limitations on use.

12. SEGMENT INFORMATION

     Operating Segment Information

     The Company has four operating reporting segments consisting of Enhanced Services, Network Services, Customer Care and Retail Services. The Company's basis for determining the segments relates to the type of services each segment provides. Enhanced Services includes the unified messaging services, telephone portal services, interactive voice and data services and the card services. Network Services includes low-cost transmission services, voice services (CyberCall and CyberFax) and several other additional services including billing and report generation designed exclusively to support CyberCall and CyberFax. Customer Care Services includes the state-of-art call center, which was part of the Company's acquisition of ORS. Retail Services primarily includes a small North American retail center, which was part of the Company's acquisition of Coast, which was effective December 2, 1999. Segment results reviewed by the Company decision makers do not include general and administrative expenses, interest, depreciation and amortization and other miscellaneous income and expense items. All material intercompany transactions have been eliminated in consolidation. The following table presents operating segment information:

                                   ENHANCED        NETWORK        CUSTOMER        RETAIL
                                   SERVICES        SERVICES         CARE         SERVICES          TOTAL
                               --------------- --------------- -------------- -------------- ----------------
FOR THE YEAR ENDING
 DECEMBER 31, 1999
------------------------------
Revenue ......................  $ 20,088,000    $120,918,000    $ 1,637,000    $ 1,001,000    $ 143,644,000
Inter-segment ................       (22,000)     (1,674,000)            --             --       (1,696,000)
                                ------------    ------------    -----------    -----------    -------------
Total revenue ................  $ 20,066,000    $119,244,000    $ 1,637,000    $ 1,001,000    $ 141,948,000
Gross profit .................  $  2,946,000    $  1,688,000    $   308,000    $    65,000    $   5,007,000
Total assets .................  $ 38,063,000    $ 51,031,000    $ 3,736,000    $20,965,000    $ 113,795,000
                                ------------    ------------    -----------    -----------    -------------
FOR THE NINE MONTHS ENDING
 DECEMBER 31, 1998
-------------------------------
Revenue ......................  $ 21,360,000    $ 68,507,000    $        --    $   553,000    $  90,420,000
Gross profit (loss) ..........  $ 10,064,000    $  6,469,000    $        --    $   (42,000)   $  16,491,000
Total assets .................  $ 21,697,000    $ 41,775,000    $        --    $   907,000    $  64,379,000
                                ------------    ------------    -----------    -----------    -------------
FOR THE YEAR ENDING
 MARCH 31, 1998
-------------------------------
Revenue ......................  $ 31,819,000    $ 46,473,000    $        --    $ 1,304,000    $  79,596,000
Gross profit .................  $ 13,667,000    $  6,588,000    $        --    $   590,000    $  20,845,000
Total assets .................  $ 21,797,000    $ 12,125,000    $        --    $ 1,103,000    $  35,025,000
                                ------------    ------------    -----------    -----------    -------------

(a) In 1998, IDX was included in Enhanced Services (formerly Telecommunication Services).

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

12. SEGMENT INFORMATION - (CONTINUED)

Geographic Information

     For purposes of allocating revenues by country, the Company uses the physical location of its customers as its basis. Identifiable Long-Lived Assets include only the tangible assets of the Company. The following table presents information about the Company by geographic area:

                                                           ASIA
                                         EUROPE           PACIFIC
                                    ---------------- ----------------
FOR THE YEAR ENDING
 DECEMBER 31, 1999
-----------------------------------
Revenue ...........................   $  7,364,000     $  7,873,000
Operating loss ....................   $ (3,074,000)    $ (6,993,000)
Identifiable long-lived assets.....   $  8,243,000     $  3,846,000
                                      ------------     ------------
FOR THE NINE MONTHS ENDING
 DECEMBER 31, 1998
------------------------------------
Revenue ...........................   $  2,241,000     $  5,949,000
Operating loss ....................   $ (1,373,000)    $ (1,460,000)
Identifiable long-lived assets.....   $  6,060,000     $  4,076,000
                                      ------------     ------------
FOR THE YEAR ENDING
 MARCH 31, 1998
------------------------------------
Revenue ...........................   $  3,468,000     $ 10,295,000
Operating income (loss) ...........   $   (759,000)    $ (1,772,000)
Identifiable long-lived assets.....   $  3,150,000     $  4,138,000
                                      ------------     ------------

                                          NORTH
                                         AMERICA
                                        (EXCLUDING          LATIN
                                         MEXICO)           AMERICA          OTHER            TOTALS
                                    ----------------- ---------------- --------------- -----------------
FOR THE YEAR ENDING
 DECEMBER 31, 1999
------------------------------------
Revenue ...........................   $ 121,709,000     $  3,485,000     $ 1,517,000     $ 141,948,000
Operating loss ....................   $ (32,053,000)    $ (4,374,000)    $  (419,000)    $ (46,913,000)
Identifiable long-lived assets.....   $  24,813,000     $  2,035,000     $ 3,141,000     $  42,078,000
                                      -------------     ------------     -----------     -------------
FOR THE NINE MONTHS ENDING
 DECEMBER 31, 1998
------------------------------------
Revenue ...........................   $  76,664,000     $  5,244,000     $   322,000     $  90,420,000
Operating loss ....................   $    (456,000)    $ (1,287,000)    $   (79,000)    $  (4,655,000)
Identifiable long-lived assets.....   $   7,568,000     $  1,571,000     $   923,000     $  20,198,000
                                      -------------     ------------     -----------     -------------
FOR THE YEAR ENDING
 MARCH 31, 1998
------------------------------------
Revenue ...........................   $  56,535,000     $  8,248,000     $ 1,050,000     $  79,596,000
Operating income (loss) ...........   $   1,054,000     $ (1,419,000)    $  (181,000)    $  (3,077,000)
Identifiable long-lived assets.....   $   9,530,000     $    440,000     $        --     $  17,258,000
                                      -------------     ------------     -----------     -------------

     For the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998 revenues from significant customers consisted of the following:

               DECEMBER 31, 1999     DECEMBER 31, 1998     MARCH 31, 1998
              -------------------   -------------------   ---------------
Customer:
A .........             4%                   21%                 25%
B .........            21%                    7%                  6%
C .........             7%                   16%                 --
D .........            23%                   15%                 --

13. COMMITMENTS EMPLOYMENT AGREEMENTS AND CONTINGENCIES

Payment Agreements

     The Company and certain of its subsidiaries have agreements with certain key employees expiring at varying times over the next three years. The Company's remaining aggregate commitment at December 31, 1999 under such agreements is approximately $3.9 million. The Company is also currently negotiating employment agreements with two officers who were former owners of Trans Global.

     Carrier Arrangements

     The Company has entered into agreements with certain long-distance carriers in the United States and with telephone utilities in various foreign countries to transmit telephone signals domestically and internationally. The Company is entirely dependent upon the cooperation of the telephone utilities with which it has made arrangements for its operational and certain of its administrative requirements. The Company's arrangements are nonexclusive and take various forms. Although some of these arrangements
                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

13. COMMITMENTS EMPLOYMENT AGREEMENTS AND CONTINGENCIES - (CONTINUED)

are   embodied   in  formal  contracts,  a  telephone  utility  could  cease  to accommodate the Company's arrangements at any time. The Company does not foresee any threat to existing arrangements with these utilities; however, depending upon the location of the telephone utility, such action could have a material adverse affect on the Company's financial position, operating results or cash flows.

     Usage Commitment

     The Company has a contract with a long-distance telecommunications company to provide telecommunications services for the Company's customers. Under the terms of the agreement, the Company has a minimum usage commitment of $125,000 per month through September 30, 2000. The minimum usage commitment may be decreased in the second and third year of the agreement if the cumulative usage is achieved in the first year of the agreement.

     Reservation Services

     The Company has entered into reservation services contracts with its customers which provide for, among other things, assigning agents to handle reservation call volume. These contracts have initial terms ranging from three months to one year. Either party can terminate the contracts after the initial term, subject to certain conditions contained in the contracts.

     International Regulations

     In certain countries where the Company has current or planned operations, the Company may not have the necessary regulatory approvals to conduct all or part of its voice and fax store-and-forward services. In these jurisdictions, the requirements and level of telecommunications' deregulation is varied, including Internet protocol telephony. Management believes that the degree of active monitoring and enforcement of such regulations is limited. Statutory provisions for penalties vary, but could include fines and/or termination of the Company's operations in the associated jurisdiction. To date, the Company has not been required to comply or been notified that it cannot comply with any material international regulations in order to pursue its existing business activities. In consultation with legal counsel, management has concluded that the likelihood of significant penalties or injunctive relief is remote. There can be no assurance, however, that regulatory action against the Company will not occur.

     Telecommunication Lines

     In its normal course of business, the Company enters into agreements for the use of long distance telecommunication lines. As of December 31, 1999, future minimum annual payments under such agreements are as follows:

YEARS ENDING DECEMBER 31,         TOTAL
---------------------------   -------------
  2000 ....................   $ 8,488,000
  2001 ....................     5,373,000
  2002 ....................     1,827,000
  2003 ....................       157,000
  2004 ....................        75,000
                              -----------
                              $15,920,000
                              ===========

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

13. COMMITMENTS EMPLOYMENT AGREEMENTS AND CONTINGENCIES - (CONTINUED)

     Lease Agreements

     The Company leases office space and equipment under various operating leases. The Company has subleased some office space to third parties. Future minimum lease payments under the non-cancelable leases and future minimum rentals receivable under the subleases, including the related party office leases discussed in Note 7, are as follows:

                                                   MINIMUM
                                  MINIMUM           LEASE            SUBLEASE
                                   LEASE         PAYMENTS TO          RENTAL
 YEARS ENDING DECEMBER 31,       PAYMENTS       RELATED PARTY         INCOME            TOTAL
---------------------------   --------------   ---------------   ---------------   --------------
  2000 ....................    $ 1,679,000       $   569,000       $  (551,000)     $ 1,697,000
  2001 ....................      1,105,000           581,000          (227,000)       1,459,000
  2002 ....................        835,000           596,000                --        1,431,000
  2003 ....................        740,000           150,000                --          890,000
  2004 ....................        421,000                --                --          421,000
  Thereafter ..............        343,000                --                --          343,000
                               -----------       -----------       -----------      -----------
                               $ 5,123,000       $ 1,896,000       $  (778,000)     $ 6,241,000
                               -----------       -----------       -----------      -----------

     Rent expense for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998 was approximately $2.3 million, $0.8 million, and $0.9 million, respectively. Rent expense for 1999 includes sublease rental income of $0.2 million.

     As a result of the ORS acquisition, the Company leases certain employees from a professional employment organization, which also performs human resource and payroll functions. Total employment lease expense incurred by the Company related to this contract amounted to approximately $1.5 million for the period from acquisition through December 31, 1999.

     Letters of Credit

     Outstanding letters of credit issued as security as required by certain telecommunications vendors, amounted to approximately $1,464,000 and $1,100,000 at December 31, 1999 and 1998, respectively. Such amounts were secured by restricted short-term investments.

     Financial Advisory Agreement

     On December 1, 1999, the Company entered into an agreement with an outside investment banking firm to provide financial advisory services. The term of the agreement is for six months, however, it is automatically renewed for an additional six months unless written notice of termination is given. Warrants valued at $1.1 million to purchase common stock were issued as a retainer in January 2000 (See Note 10). Under the agreement, cash fees are payable by the Company for acquisition or disposition transactions, and are based on certain calculated percentages. The Company shall also reimburse the investment banking firm for reasonable out-of-pocket expenses incurred in connection with its services, up to a maximum amount per month.

     Secured Accounts Payable

     Approximately $9.9 million of Tran Global's capital assets are subject to security interests in favor of its major supplier, AT&T Corp. ("AT&T"). Effective December 10, 1999, Trans Global entered into an agreement with AT&T regarding the payment of approximately $13.8 million in past due 1999 switch and circuit costs. Pursuant to the agreement, Trans Global has agreed to repay AT&T in roughly equal monthly installments, which include interest at 9%, through January 1, 2001. See Note 18 for further discussions.

                                  eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

14. GOVERNMENT REGULATIONS

     The Company is subject to regulation as a telecommunications service provider in some jurisdictions in the United States and abroad. Applicable laws and regulations, and the interpretation of such laws and regulations, differ significantly in those jurisdictions. In addition, the Company or a local partner is required to have licenses or approvals in those countries where it operates and where equipment is installed. The Company may also be affected indirectly by the laws of other jurisdictions that affect foreign carriers with which it does business.

     United States Federal Regulation

     Pursuant to the Communications Act of 1934, as amended by the Telecommunications Act of 1996, the Federal Communications Commission ("FCC") regulates certain aspects of the telecommunications industry in the United States. The FCC currently requires common carriers providing international telecommunications services to obtain authority under section 214 of the Communications Act. eGlobe and its subsidiaries have section 214 authority and are regulated as non-dominant providers of both international and domestic telecommunications services.

     Any common carrier providing wireline domestic and international service also must file a tariff with the FCC setting forth the terms and conditions under which it provides those services. With few exceptions, common carriers are prohibited from providing telecommunications services to customers under rates, terms, or conditions different from those that appear in a tariff. The FCC has determined that it no longer will require or allow non-dominant providers of domestic services to file tariffs, but instead will require carriers to make their rates publicly available, for example by posting the information on the Internet. Because this FCC order has only recently been affirmed by the U.S. Court of Appeals for the District of Columbia Circuit, it is presently being phased in, and carriers are permitted to have tariffs on file for their domestic services. The Company has tariffs on file with the FCC setting forth the rates, terms and conditions under which it provides domestic and international services.

     In addition to these authorization and tariff requirements, the FCC imposes a number of additional requirements on telecommunications common carriers.

     The FCC's international settlements policy places limits on the arrangements that U.S. international carriers may enter into with foreign carriers that have market power in foreign telecommunications markets. The policy is primarily intended to prevent dominant foreign carriers from playing U.S. carriers against each other to the disadvantage of U.S. carriers and U.S. consumers. The international settlements policy provides that a U.S. carrier that enters into an operating agreement for the exchange of public switched traffic with a dominant foreign carrier must file a copy of that agreement with the FCC. Any such agreement that is materially different from an agreement filed by another carrier on the same international route must be approved by the FCC. Absent FCC approval, no such agreement may provide for the U.S. carrier to receive more than its proportionate share of inbound traffic.
Certain competitive routes are exempt from the international settlements policy. The FCC's policies also require U.S. international carriers to negotiate and adopt settlement rates with foreign correspondents that are at or below certain benchmark rates.

     The FCC's rules also prohibit a U.S. carrier from accepting a "special concession" from any dominant foreign carrier. The FCC defines a "special concession" as an exclusive arrangement (i.e., one not offered to similarly situated U.S. carriers) involving services, facilities, or functions on the foreign end of a U.S. international route that are necessary for providing basic telecommunications.

     The regulation of IP telephony in the United States is still evolving. The FCC has stated that some forms of IP telephony appear to be similar to "traditional" common carrier service and may be regulated as such, but the FCC has not decided whether some other IP services are unregulated "information services" or are subject to regulation. In addition, several efforts have been made to enact U.S. federal
                                 eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

14. GOVERNMENT REGULATIONS- (CONTINUED)

legislation that would either regulate or exempt from regulation services provided over the Internet. State public utility commissions also may retain jurisdiction over intrastate IP services and could initiate proceedings to regulate such services. As these decisions are made, the Company could become subject to regulation that might eliminate some of the advantages that it now enjoys as a provider of IP-based services.

     Management believes that the regulatory requirements in force today in the United States impose a relatively minimal burden on the Company. Management also believes that some of its network services are not subject to regulation by the FCC or any other state or federal agency; however, there is some risk that the FCC or a state regulator could decide that certain services should require specific authorization or be subject to other regulations. If that were to occur, these regulatory requirements could include prior authorization requirements, tariffing requirements, or the payment of contributions to
federal   and   state   subsidy   mechanisms   applicable   to   providers   of
telecommunications services. Some of these contributions could be required whether or not the Company is subject to authorization or tariff requirements.

     United Kingdom. In the United Kingdom, telecommunications services that have been offered by Trans Global through its affiliate, TGC UK Ltd., are subject to regulation by various U.K. regulatory agencies. The United Kingdom generally permits competition in all sectors of the telecommunications market, subject to licensing requirements and license conditions. TGC UK has been granted licenses to provide international traffic on a resale basis and over its own facilities, which licenses are subject to a number of restrictions. Use of these licenses has permitted Trans Global to engage in cost-effective routing of traffic between the United States and the United Kingdom and beyond.

     Other Countries

     Telecommunications activities are subject to government regulation to varying degrees in every country throughout the world. In many countries where the Company operates, equipment cannot be connected to the telephone network without regulatory approval, and therefore installation and operation of the Company's operating platform or other equipment requires such approval. The Company has licenses or other equipment approvals in the jurisdictions where it operates. In most jurisdictions where the Company conducts business, the Company relies on its local partner to obtain the requisite authority. In many countries the Company's local partner is a national telephone company, and in some jurisdictions also is (or is controlled by) the regulatory authority itself.

     As a result of relying on our local partners, we are dependent upon the cooperation of the telephone utilities with which we have made arrangements for our authority to conduct business, as well as for some of our operational and administrative requirements. Our arrangements with these utilities are nonexclusive and take various forms. Although some of these arrangements are embodied in formal contracts, any telephone utility could cease to accommodate our requirements at any time. Depending upon the location of the telephone utility, such action could have a material adverse affect on our business and prospects. In some cases, principally the United States and countries that are members of the European Community, laws and regulations provide that the arrangements necessary for us to conduct our service may not be arbitrarily terminated. However, the time and cost of enforcing our rights may make legal remedies impractical. We presently have good relations with most of the foreign utilities with which we do business. There can be no assurance, however, that such relationships will continue or that governmental authorities will not seek to regulate aspects of our services or require us to obtain a license to conduct our business.

     Many aspects of the Company's international operations and business expansion plans are subject to foreign government regulations, including currency regulations. Foreign governments may adopt regulations or take other actions that would have a direct or indirect adverse impact on the Company's business opportunities. For example, the regulatory status of IP telephony in some countries is uncertain. Some countries prohibit or regulate IP telephony, and any of those policies may change at any time.

                                 eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

14. GOVERNMENT REGULATIONS- (CONTINUED)

     The Company is planning to expand or initiate services in certain Middle East countries including Egypt and Kuwait. These services will include largely voice services as regulatory liberalization in those countries permits. Although the Company plans to obtain authority to provide service under current and future laws of those countries (or, where permitted, to provide service without government authorization), there can be no assurance that foreign laws will be adopted and implemented providing the Company with effective practical opportunities to compete in these countries. The Company's ability or inability to take advantage of such liberalization could have a material adverse effect on its ability to expand services as planned.

15. FOURTH QUARTER ADJUSTMENTS

     In  the  fourth  quarter  of  the  year  ended  December  31, 1999, certain
adjustments   related   to  an  increase  in  the  accounts  receivable  reserve
allowance, accrued dividends for certain series of Preferred Stock that are entitled to receive dividends for specified periods regardless of the conversation date, capitalized software development costs related to Vogo and accrued excise and sales and use taxes which in total amounts to an aggregate of approximately $1.5 million were recorded and are discussed in "Summary of Accounting Policies" and Note 10 to the supplemental consolidated financial statements.


16. SUBSEQUENT EVENTS

     Series N Cumulative Convertible Preferred Stock


     In January 2000, the Company sold an additional 525 shares of Series N Preferred Stock and 42,457 warrants for proceeds of $0.5 million. These shares of Series N Preferred Stock were immediately converted, at the holders' option, into 155,394 shares of the Company's common stock at conversion prices from $3.51 to $3.72.

     The warrants are exercisable one year from issuance and expire three years from issuance. The exercise prices vary from $3.00 to $7.50 per share. In addition, the holders may elect to make a cash-less exercise. The value of the warrants will be recorded as a dividend at the issuance dates because the Series N Preferred Stock is immediately convertible. See Note 10 for further discussion of Series N Preferred Stock.

     Series P Convertible Preferred Stock

     On January 27, 2000, the Company issued 15,000 shares of Series P Convertible Preferred Stock ("Series P Preferred Stock") and warrants to purchase 375,000 shares of common stock with an exercise price of $12.04 per share for proceeds of $15.0 million to Rose Glen ("RGC"). The shares of Series P Preferred Stock carry an effective annual interest rate of 5% and are convertible, at the holder's option, into shares of common stock. The shares of Series P Preferred Stock will automatically be converted into shares of common stock on January 26, 2003, subject to delay for specified events. The conversion price for the Series P Preferred Stock is $12.04 until April 27,
2000, and thereafter is equal to the lesser of 120% of the five day average closing price of the Company's common stock on Nasdaq during the 22-day period prior to conversion, and $12.04. The Company can force a conversion of the Series P Preferred Stock on any trading day following a period in which the closing bid price of the Company's common stock has been greater than $24.08 for a period of at least 35 trading days after the earlier of (1) the first anniversary of the date the common stock issuable upon conversion of the Series P Preferred Stock and warrants are registered for resale, and (2) the completion of a firm commitment underwritten public offering with gross proceeds to the Company of at least $45.0 million.

     The shares of Series P Preferred Stock are convertible into a maximum of 5,151,871 shares of common stock. This maximum share amount is subject to increase if the average closing bid prices of the Company's common stock for the 20 trading days ending on the later of June 30, 2000 and the 60th
                                 eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

16. SUBSEQUENT EVENTS - (CONTINUED)

calendar day after the common stock issuable upon conversion of the Series P Preferred Stock and warrants is registered is less than $9.375, provided that under no circumstances will the Series P Preferred Stock be convertible into more than 7,157,063 shares of the Company's common stock. In addition, no holder may convert the Series P Preferred Stock or exercise the warrants it owns for any shares of common stock that would cause it to own following such conversion or exercise in excess of 4.9% of the shares of the Company's common stock then outstanding.

     Except in the event of a firm commitment underwritten public offering of eGlobe's securities or a sale of up to $15.0 million of common stock to a specified investor, the Company may not obtain any additional equity financing without the Series P Preferred holder's consent for a period of 120 days following the date the common stock issuable upon conversion of the Series P Preferred Stock and warrants is registered for resale. The holder also has a right of first offer to provide any additional equity financing that the Company needs until the first anniversary of such registration.


     The Company may be required to redeem the Series P Preferred Stock in the following circumstances:

     (a) if the Company fails to perform specified obligations under the securities purchase agreement or related agreements;

     (b) if the Company or any of its subsidiaries make an assignment for the benefit of creditors or becomes involved in bankruptcy, insolvency, reorganization or liquidation proceedings;

     (c) if the Company merges out of existence without the surviving company assuming the obligations relating to the Series P Preferred Stock;

     (d) if the Company's common stock is no longer listed on the Nasdaq National Market, the Nasdaq Small Cap Market, the NYSE or the AMEX;

     (e) if the Series P Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 5,151,871 shares of common stock, as such number may be adjusted, and the Company has not waived such limit or obtained stockholder approval of a higher limit; or

     (f) if the Series P Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 7,157,063 shares of the Company's common stock and the Company has not obtained stockholder approval of a higher limit.

     Series Q Convertible Preferred Stock

     On March 17, 2000, the Company issued 4,000 shares of Series Q Convertible Preferred Stock ("Series Q Preferred Stock") and warrants to purchase 100,000 shares of eGlobe common stock with an exercise price per share equal to $12.04, subject to adjustment for issuances of shares of common stock below market price for proceeds of $4.0 million to RGC.

     The Series Q Preferred Stock agreement also provides that the Company may issue up to 6,000 additional shares of Series Q Preferred Stock and warrants to purchase an additional 150,000 shares of common stock to RGC for an additional $6.0 million at a second closing to be completed no later than July 15, 2000. The primary condition to the second closing is the effectiveness of a registration statement registering the resale of common stock underlying the Series Q Preferred Stock and the warrants and the Series P Preferred Stock and warrants issued in January 2000 to RGC (see above discussion "Series P Convertible Preferred Stock").

                                 eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

16. SUBSEQUENT EVENTS - (CONTINUED)

     The shares of Series Q Preferred Stock carry an effective annual yield of 5% (payable in kind at the time of conversion) and are convertible, at the holder's option, into shares of common stock. The shares of Series Q Preferred Stock will automatically be converted into shares of common stock on March 15, 2003, subject to delay for specified events. The conversion price for the Series Q Preferred Stock is $12.04 until April 26, 2000, and thereafter is equal to the lesser of: (i) the five day average closing price of the Company's common stock on Nasdaq during the 22-day period prior to conversion, and (ii) $12.04.

     The Company can force a conversion of the Series Q Preferred Stock on any trading day following a period in which the closing bid price of the Company's common stock has been greater than $24.08 for a period of at least 20 trading days after the earlier of (1) the first anniversary of the date the common stock issuable upon conversion of the Series Q Preferred Stock and warrants is registered for resale, and (2) the completion of a firm commitment underwritten public offering with gross proceeds to us of at least $45.0 million.

     The Series Q Preferred Stock is convertible into a maximum of 3,434,581 shares of common stock. This maximum share amount is subject to increase if the average closing bid prices of the Company's common stock for the 20 trading days ending on the later of June 30, 2000 and the 60th calendar day after the common stock issuable upon conversion of the Series Q Preferred Stock and warrants is registered is less than $9.375, provided that under no circumstances will the Series Q Preferred Stock be converted into more than 7,157,063 shares of common stock (the maximum share amount will increase to 9,365,463 shares of the Company's common stock if the Company receives written guidance from Nasdaq that the issuance of the Series Q Preferred Stock and the warrants will not be integrated with the issuances of the Series P Preferred Stock and related warrants. In addition, no holder may convert the Series Q Preferred Stock or exercise the warrants it owns for any shares of common stock that would cause it to own following such conversion or exercise in excess of 4.9% of the shares of the Company's common stock then outstanding.

     The Company may be required to redeem the Series Q Preferred Stock in the following circumstances:

     (a) if the Company fails to perform specified obligations under the securities purchase agreement or related agreements;

     (b) if the Company or any of its subsidiaries makes an assignment for the benefit of creditors or become involved in bankruptcy insolvency, reorganization or liquidation proceedings;

     (c) if the Company merges out of existence without the surviving company assuming the obligations relating to the Series Q Preferred Stock;

     (d) if the Company's common stock is no longer listed on the Nasdaq National Market, the Nasdaq SmallCap Market, the NYSE or the AMEX;

     (e) if the Series Q Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 3,434,581 shares of common stock, as such number may be adjusted, and the Company has not waived such limit or obtained stockholder approval of a higher limit; or

     (f) if the Series Q Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 7,157,063 shares of the Company's common stock (the maximum share amount will increase to 9,365,463 shares of common stock if the Company receives written guidance from Nasdaq that the issuance of the Series Q Preferred Stock and the warrants will not be integrated with the issuances of the Series P Preferred Stock and related warrants) and the Company has not obtained stockholder approval of a higher limit.

                                 eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

16. SUBSEQUENT EVENTS - (CONTINUED)

     i1.com

     On December 31, 1999, the Company along with a former IDX executive formed i1.com. i1.com is developing a distributed network of e-commerce applications that will allow small and medium-sized businesses to transact business over the Internet. The Company initially received a 75% interest in i1.com in exchange for providing i1.com access to the Company's IP-based network infrastructure.

     i1.com recently completed a $14.0 million equity private placement. The Company now retains a 35% equity interest and 45% voting interest in i1.com.

     Conversion of Preferred Stock into Common Stock

     Subsequent to December 31, 1999, the remaining Series D Preferred Stock plus accrued dividends through December 31, 2000, all of Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, 150,000 shares of the Series I Preferred Stock plus 8% accrued value, Series J Preferred Stock, Series K Preferred Stock and the remaining Series N Preferred Stock converted into 14,391,271 shares of the Company's common stock. See Note 10 for further discussion.

17. SUPPLEMENTAL INFORMATION TO STATEMENTS OF CASH FLOWS AND NON-CASH INVESTING AND FINANCING ACTIVITIES

                                                                      YEAR          NINE MONTHS         YEAR
                                                                      ENDED            ENDED            ENDED
                                                                  DECEMBER 31,     DECEMBER 31,       MARCH 31,
                                                                      1999             1998             1998
                                                                 --------------   --------------   --------------
Cash paid during the period for:
 Interest ....................................................    $  1,368,000     $   208,000      $ 1,465,000
 Income taxes ................................................         696,000         665,000        1,006,000
Non-cash investing and financing activities:
 Equipment acquired under capital lease obligations ..........       1,036,000         329,000          312,000
 Common stock issued for acquisition of equipment ............              --              --          100,000
 Exercise of stock options for notes receivable ..............       1,210,000              --               --
 Value of warrants issued and reflected as debt discount .....      14,026,000              --               --
 Value of warrants issued and reflected as stock offering
   cost ......................................................         706,000              --               --
 Unamortized debt discount related to warrants ...............       7,265,000         321,000          438,000
 Stock issued as prepayment of debt ..........................       5,616,000              --               --
 Exchange of Notes for Series I Preferred Stock ..............       3,982,000              --               --
 Preferred stock dividends ...................................       7,330,000              --               --
 Preferred stock dividend related to exchange of Series B
   Preferred Stock for Series H
   Preferred Stock ...........................................       4,600,000              --               --
ACQUISITIONS, NET OF CASH ACQUIRED (NOTE 4):
 IDX:
   Working capital deficit, other than cash acquired .........    $   (197,000)    $  (931,000)     $        --
   Property and equipment ....................................              --         975,000               --
   Intangible assets .........................................       6,510,000              --               --
   Purchase price in excess of the net assets acquired .......      (4,536,000)     10,918,000               --
   Other assets ..............................................              --         163,000               --

                                 eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

17. SUPPLEMENTAL INFORMATION TO STATEMENTS OF CASH FLOWS AND NON-CASH INVESTING AND FINANCING ACTIVITIES - (CONTINUED)


                                                                                  YEAR          NINE MONTHS       YEAR
                                                                                  ENDED            ENDED          ENDED
                                                                              DECEMBER 31,     DECEMBER 31,     MARCH 31,
                                                                                  1999             1998           1998
                                                                             --------------   --------------   ----------
   Notes payable issued in acquisition ...................................             --       (5,418,000)        --
   Series B Convertible Preferred Stock ..................................             --           (1,000)        --
   Additional paid-in capital ............................................     (1,485,000)      (3,499,000)        --
 UCI:
   Intangible assets .....................................................        655,000               --         --
   Purchase price in excess of the net assets acquired ...................       (698,000)       1,177,000         --
   Accrued cash payment paid in 1999 .....................................             --          (75,000)        --
ACQUISITIONS, NET OF CASH ACQUIRED (NOTE 4): (CON'T)
   Note payable issued in acquisition ....................................             --       (1,000,000)        --
   Common stock issued for acquisition ...................................             --         (102,000)        --
 TELEKEY:
   Working capital deficit, other than cash acquired .....................     (1,281,000)              --         --
   Property and equipment ................................................        481,000               --         --
   Intangible assets .....................................................      2,975,000               --         --
   Purchase price in excess of the net assets acquired ...................      2,131,000               --         --
   Acquired debt .........................................................     (1,015,000)              --         --
   Notes payable issued in acquisition ...................................       (150,000)              --         --
   Issuance of Series F Convertible Preferred Stock ......................         (1,000)              --         --
   Additional paid-in capital ............................................     (1,956,000)              --         --
   Stock to be issued ....................................................       (979,000)              --         --
 CONNECTSOFT:
   Working capital deficit, other than cash acquired .....................     (2,142,000)              --         --
   Property and equipment ................................................        514,000               --         --
   Intangible assets .....................................................      9,120,000               --         --
   Purchase price in excess of the net asset acquired ....................      1,017,000               --         --
   Acquired debt .........................................................     (2,992,000)              --         --
   Advances to Connectsoft prior to acquisition by eGlobe                        (971,000)              --         --
   Issuance of Series G Preferred Stock exchanged for
    Series K Preferred Stock .............................................             --               --         --
   Additional paid-in capital ............................................     (3,000,000)              --         --
 SWIFTCALL:
   Working capital deficit, other than cash acquired .....................     (1,699,000)              --         --
   Property and equipment ................................................      5,144,000               --         --
   Common stock ..........................................................         (1,000)              --         --
   Additional paid-in capital ............................................     (1,644,000)              --         --
   Stock to be issued ....................................................     (1,645,000)              --         --
 iGLOBE:
   Property and equipment ................................................      6,686,000               --         --
   Intangible assets .....................................................      2,383,000               --         --
   Purchase price in excess of net assets acquired .......................      1,760,000               --         --
   Deposits ..............................................................        900,000               --         --
   Acquired debt .........................................................     (1,786,000)              --         --
   Issuance of Series M Preferred Stock ..................................             --               --         --
   Additional paid-in capital ............................................     (9,643,000)              --         --

                                 eGLOBE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

17. SUPPLEMENTAL INFORMATION TO STATEMENTS OF CASH FLOWS AND NON-CASH INVESTING AND FINANCING ACTIVITIES - (CONTINUED)


                                                                         YEAR           NINE MONTHS       YEAR
                                                                         ENDED             ENDED          ENDED
                                                                     DECEMBER 31,      DECEMBER 31,     MARCH 31,
                                                                         1999              1998           1998
                                                                   ----------------   --------------   ----------
 ORS:
   Working capital surplus, other than cash acquired ...........           36,000               --          --
   Property and equipment ......................................          671,000               --          --
   Intangible assets in LLC ....................................        1,580,000               --          --
   Other assets ................................................           40,000               --          --
   Purchase price in excess of the net assets acquired .........          363,000               --          --
   Minority interest ...........................................       (2,330,000)              --          --
ACQUISITIONS, NET OF CASH ACQUIRED (NOTE 4): (CON'T)
 COAST:
   Working capital surplus, other than cash acquired ...........          938,000               --          --
   Property and equipment ......................................        1,415,000               --          --
   Deposits ....................................................           16,000               --          --
   Intangible assets ...........................................        3,190,000               --          --
   Purchase price in excess of net assets acquired .............       14,344,000               --          --
   Acquired debt ...............................................       (3,539,000)              --          --
   Common stock ................................................           (1,000)              --          --
   Issuance of Series O Convertible Preferred Stock ............               --               --          --
   Additional paid-in capital ..................................      (16,379,000)              --          --
                                                                    -------------      -----------        ----
 Net cash used to acquire companies ............................    $   2,799,000      $ 2,207,000        $ --
                                                                    -------------      -----------        ----


18. EVENTS SUBSEQUENT TO MARCH 24, 2000

     Debt Renegotiations

     On April 5, 2000, the EXTL Note Agreement was amended and EXTL consented to the Company's (1) assumption of the Coast notes payable, (2) guarantee of these Coast notes and (3) granting of a security interest in the assets currently securing the Notes as well as the Coast assets to the Coast noteholder. The Coast notes payable were also amended on this date and the noteholder consented to (1) waive any event of default that may have occurred as a result of the Coast merger, (2) permit Coast to guarantee the EXTL Notes and Revolver and to secure such guarantee, and (3) revise the debt covenants to be consistent with those in the EXTL Notes. See Note 7 for further discussion.

     Secured Accounts Payable

     As of April 6, 2000, the Company's subsidiary, Trans Global, is in arrears on its scheduled payments to AT&T and is currently in negotiations with AT&T to restructure this payable. See Note 13 for further discussion.

                                 eGLOBE, INC.
                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

ALLOWANCE FOR DOUBTFUL ACCOUNTS


                                             BALANCE AT       CHARGED TO                          BALANCE
                                              BEGINNING        COST AND                          AT END OF
               DESCRIPTION                    OF PERIOD        EXPENSES        DEDUCTIONS         PERIOD
----------------------------------------   --------------   --------------   --------------   --------------
Year Ended December 31, 1999 ...........    $   986,000      $ 2,434,000      $   419,000      $ 3,001,000
Nine Months Ended December 31, 1998.....    $ 1,472,000      $   789,000      $ 1,275,000      $   986,000
Year Ended March 31, 1998 ..............    $   373,000      $ 1,434,000      $   335,000      $ 1,472,000

                                  eGLOBE, INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

     The Unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 1999 includes the operating results of the Company, Telekey, Connectsoft, iGlobe, ORS and Coast assuming the acquisitions had been consummated at January 1, 1999. Also, the reclassification of acquired goodwill to other identifiable intangibles for Telekey and the exchange of the Series G Preferred Stock for the Series K Preferred Stock were assumed to have occurred on January 1, 1999. The acquisitions of UCI and IDX, along with the subsequent reclassification of acquired goodwill to other identifiable intangibles, the increase in the convertibility of the preferred stock issued to the IDX stockholders and the subsequent renegotiations of the IDX purchase agreement are reflected in the Company's historical Consolidated Statement of Operations for the year ended December 31, 1999 contained elsewhere herein.

     The following Unaudited Pro Forma Condensed Statement of Operations gives effect to the acquisitions by the Company of the entities detailed above, using the purchase method of accounting, and is based on the estimates and assumptions set forth herein and in the notes to such Pro Forma Condensed Statement of Operations. This pro forma presentation has been prepared utilizing historical financial statements and notes thereto as well as pro forma adjustments as described in the Notes to Unaudited Pro Forma Condensed Statement of Operations.

     The Unaudited Pro Forma Condensed Statement of Operations is presented for illustrative purposes only and does not purport to represent what the Company's results of operations or financial position would have been had the acquisitions described herein occurred on the dates indicated for any future period or at any future date, and are therefore qualified in their entirety by reference to and should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and the historical financial statements of Connectsoft, iGlobe, ORS and Coast, contained elsewhere herein.

     The acquisitions of IDX, Telekey, Connectsoft, iGlobe, ORS, and Coast, as well as the subsequent increase in the preferred conversion factor for preferred shares originally issued to IDX stockholders, the July 1999 and December 1999 renegotiations of the terms of the IDX purchase agreement, the reclassification of acquired goodwill to other identifiable intangibles and the exchange of the Series G Preferred Stock for the Series K Preferred Stock are reflected in the Company's historical Consolidated Balance Sheet as of December 31, 1999 contained elsewhere herein.

                                                                   eGLOBE, INC.

                          UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                           FOR THE YEAR ENDED DECEMBER 31, 1999
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)

--------------------------------------------------------------------------------


                                                                                      eGLOBE       TELEKEY
                                                                                  TWELVE MONTHS   ONE MONTH
                                                                                      ENDED         ENDED
                                                                                     12/31/99      1/31/99
-----------------------------------------------------------------------------------------------------------
REVENUE ........................................................................   $  141,948      $ 190
COST OF REVENUE ................................................................      136,941         59
-----------------------------------------------------------------------------------------------------------
GROSS PROFIT (LOSS) ............................................................        5,007        131
-----------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES:
 Selling, general and
  administrative ...............................................................       36,395        141
 Research and development .                                                                57         --
 Depreciation and
  amortization .................................................................       15,468         16
-----------------------------------------------------------------------------------------------------------
TOTAL COSTS AND EXPENSES .......................................................       51,920        157
-----------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS                                                         (46,913)       (26)
OTHER INCOME (EXPENSE) .........................................................       (7,252)        (6)
-----------------------------------------------------------------------------------------------------------
LOSS BEFORE (TAXES) BENEFIT ON
 INCOME (LOSS) AND
 EXTRAORDINARY ITEM ............................................................      (54,165)       (32)
(TAXES) BENEFIT ON INCOME
 (LOSS) ........................................................................          962         --
-----------------------------------------------------------------------------------------------------------
NET LOSS BEFORE EXTRAORDINARY
 ITEM ..........................................................................      (53,203)       (32)
PREFERRED STOCK DIVIDENDS ......................................................      (11,930)        --
-----------------------------------------------------------------------------------------------------------
NET LOSS BEFORE EXTRAORDINARY
 ITEM ATTRIBUTABLE TO
 COMMON STOCKHOLDERS ...........................................................   $  (65,133)     $ (32)
-----------------------------------------------------------------------------------------------------------
NET LOSS PER SHARE BEFORE
 EXTRAORDINARY ITEM (BASIC
 AND DILUTED) ..................................................................   $    (1.08)     $  --
-----------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES
 OUTSTANDING ...................................................................       60,611         --
-----------------------------------------------------------------------------------------------------------



                                                                                  CONNECTSOFT      iGLOBE           ORS
                                                                                  FIVE MONTHS   SEVEN MONTHS   EIGHT MONTHS
                                                                                     ENDED          ENDED          ENDED
                                                                                    5/31/99        7/31/99        8/31/99
---------------------------------------------------------------------------------------------------------------------------
REVENUE ........................................................................   $     73      $   5,067       $ 4,055
COST OF REVENUE ................................................................         65          5,220         3,746
---------------------------------------------------------------------------------------------------------------------------
GROSS PROFIT (LOSS) ............................................................          8           (153)          309
--------------------------------------------------------------------------------
COSTS AND EXPENSES:
 Selling, general and
  administrative ...............................................................        436          4,794          253
 Research and development .....................................................       1,092             --           --
 Depreciation and
  amortization .................................................................        129          1,411          160
---------------------------------------------------------------------------------------------------------------------------
TOTAL COSTS AND EXPENSES .......................................................      1,657          6,205          413
---------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS                                                        (1,649)        (6,358)        (104)
OTHER INCOME (EXPENSE) .........................................................       (162)          (182)            (4)
---------------------------------------------------------------------------------------------------------------------------
LOSS BEFORE (TAXES) BENEFIT ON
 INCOME (LOSS) AND
 EXTRAORDINARY ITEM ............................................................     (1,811)        (6,540)       (108)
(TAXES) BENEFIT ON INCOME
 (LOSS) ........................................................................         --             --          --
---------------------------------------------------------------------------------------------------------------------------
NET LOSS BEFORE EXTRAORDINARY
 ITEM ..........................................................................     (1,811)        (6,540)       (108)
PREFERRED STOCK DIVIDENDS ......................................................         --             --          --
---------------------------------------------------------------------------------------------------------------------------
NET LOSS BEFORE EXTRAORDINARY
 ITEM ATTRIBUTABLE TO
 COMMON STOCKHOLDERS ...........................................................   $ (1,811)     $  (6,540)      $ (108)
---------------------------------------------------------------------------------------------------------------------------
NET LOSS PER SHARE BEFORE
 EXTRAORDINARY ITEM (BASIC
 AND DILUTED) ..................................................................   $     --      $      --       $   --
---------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES
 OUTSTANDING ...................................................................         --             --           --
---------------------------------------------------------------------------------------------------------------------------



                                                                                     COAST
                                                                                    ELEVEN
                                                                                    MONTHS
                                                                                     ENDED        ADJUSTMENTS
                                                                                   11/30/99         (NOTE A)
-------------------------------------------------------------------------------------------------------------
REVENUE ........................................................................   $ 11,624       $    (214) (1)
COST OF REVENUE ................................................................      5,649            (214) (2)
-------------------------------------------------------------------------------------------------------------
GROSS PROFIT (LOSS) ............................................................      5,975              --
-------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES:
 Selling, general and
  administrative ...............................................................      5,307             221 (3)
 Research and development .                                                              --              --
 Depreciation and
  amortization .................................................................        463           4,790 (4)
-------------------------------------------------------------------------------------------------------------
TOTAL COSTS AND EXPENSES .......................................................      5,770           5,011
-------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS                                                           205          (5,011)
OTHER INCOME (EXPENSE) .........................................................       (256)              6 (5)
-------------------------------------------------------------------------------------------------------------
LOSS BEFORE (TAXES) BENEFIT ON
 INCOME (LOSS) AND
 EXTRAORDINARY ITEM ............................................................        (51)         (5,005)
(TAXES) BENEFIT ON INCOME
 (LOSS) ........................................................................         --              --
-------------------------------------------------------------------------------------------------------------
NET LOSS BEFORE EXTRAORDINARY
 ITEM ..........................................................................        (51)         (5,005)
PREFERRED STOCK DIVIDENDS ......................................................         --           2,658 (6)
-------------------------------------------------------------------------------------------------------------
NET LOSS BEFORE EXTRAORDINARY
 ITEM ATTRIBUTABLE TO
 COMMON STOCKHOLDERS ...........................................................   $    (51)      $  (7,663)
-------------------------------------------------------------------------------------------------------------
NET LOSS PER SHARE BEFORE
 EXTRAORDINARY ITEM (BASIC
 AND DILUTED) ..................................................................   $     --       $      --
-------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES
 OUTSTANDING ...................................................................         --             810 (7)
-------------------------------------------------------------------------------------------------------------



      See notes to unaudited pro forma condensed Statement of Operations.

                                                                   eGLOBE, INC.

                           UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                            FOR THE YEAR ENDED DECEMBER 31, 1999
                               (IN THOUSANDS, EXCEPT PER SHARE DATA) (CONTINUED)
--------------------------------------------------------------------------------


                                                                                    PRO FORMA
---------------------------------------------------------------------------------------------
REVENUE                                                                            $  162,743
COST OF REVENUE ................................................................      151,466
---------------------------------------------------------------------------------------------
GROSS PROFIT (LOSS) ............................................................       11,277
---------------------------------------------------------------------------------------------
COSTS AND EXPENSES:
 Selling, general and administrative ...........................................       47,547
 Research and development ......................................................        1,149
 Depreciation and amortization .................................................       22,437
---------------------------------------------------------------------------------------------
TOTAL COSTS AND EXPENSES .......................................................       71,133
---------------------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS ..................................................      (59,856)
OTHER INCOME (EXPENSE) .........................................................       (7,856)
---------------------------------------------------------------------------------------------
LOSS BEFORE (TAXES) BENEFIT ON INCOME (LOSS) AND EXTRAORDINARY ITEM ............      (67,712)
(TAXES) BENEFIT ON INCOME (LOSS) ...............................................          962
---------------------------------------------------------------------------------------------
NET LOSS BEFORE EXTRAORDINARY ITEM .............................................      (66,750)
PREFERRED STOCK DIVIDENDS ......................................................       14,588
---------------------------------------------------------------------------------------------
NET LOSS BEFORE EXTRAORDINARY ITEM ATTRIBUTABLE TO COMMON STOCKHOLDERS .........   $  (81,338)
---------------------------------------------------------------------------------------------
NET LOSS PER SHARE BEFORE EXTRAORDINARY ITEM (BASIC AND DILUTED) ...............   $    (1.32)
---------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES OUTSTANDING ............................................       61,421
---------------------------------------------------------------------------------------------


      See notes to unaudited pro forma condensed Statement of Operations.

                                                                   eGLOBE, INC.

                 NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------
NOTE  A. UNAUDITED  PRO  FORMA  CONDENSED  STATEMENT  OF OPERATIONS FOR THE YEAR
         ENDED DECEMBER 31, 1999

     The following pro forma adjustments to the unaudited pro forma condensed statement of operations are as if the acquisitions and related transactions had been completed at the beginning of the fiscal period presented are not indicative of what would have occurred had the acquisitions actually been made as of such dates. Coast was acquired in December 1999, ORS was acquired in September 1999, iGlobe was acquired effective August 1999, Connectsoft was acquired in June 1999 and Telekey was acquired in February 1999; therefore, the results of operations of Coast for December 1999, ORS for September through December 1999, iGlobe for August through December 1999, Connectsoft for June through December 1999 and Telekey for February through December 1999 are included in the historical results of operations for the Company for the year ended December 31, 1999.



(1)  Adjustment to revenue:
     Elimination of iGlobe billings to the Company .....................................   $  (214)
                                                                                           =======
(2)  Adjustment to cost of revenue:
     Elimination of iGlobe billings to the Company .....................................   $  (214)
                                                                                           =======
(3)  Adjustment to selling, general and administrative expenses:
     Adjustment for the incremental increase in Connectsoft management compensation ....   $    72
     Adjustment for various general and administrative services provided by Oasis to
     ORS not reflected in statement of operations ......................................        76
     Adjustment for the incremental increase in Coast management compensation ..........        73
                                                                                           -------
                                                                                           $   221
                                                                                           =======
(4)  Adjustments to depreciation and amortization expenses:
     One month of amortization of identifiable intangibles acquired in the Telekey
     purchase (3-7 year straight-line amortization) ....................................   $    47
     One month of amortization of costs in excess of net assets acquired in the Telekey
     purchase (7 year straight-line amortization) ......................................        25
     Five months of amortization of identifiable intangibles acquired in the Connectsoft
     purchase (3-5 year straight-line amortization) ....................................       779
     Five months of amortization of costs in excess of net assets acquired in the
     Connectsoft purchase (7 year straight-line amortization) ..........................        62
     Seven months of amortization of identifiable intangibles acquired in the iGlobe
     purchase (3 year straight-line amortization) ......................................       893
     Seven months of amortization of costs in excess of net assets acquired in the iGlobe
     purchase (7 year straight-line amortization) ......................................       147
     Eight months of amortization of identifiable intangibles acquired in the ORS
     purchase (3-5 year straight-line amortization) ....................................       339
     Eight months of amortization of costs in excess of net assets acquired in the ORS
     purchase (7 year straight-line amortization) ......................................        35
     Eleven months of amortization of identifiable intangibles acquired in the Coast
     purchase (5 year straight-line amortization) ......................................       585
     Eleven months of amortization of costs in excess of net assets acquired in the Coast
     purchase (7 year straight-line amortization) ......................................     1,878
                                                                                           -------
                                                                                           $ 4,790
                                                                                           =======

                                                                    eGLOBE, INC.
                  NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)(CONTINUED)
--------------------------------------------------------------------------------

(5)  Adjustment to other income (expense):
     Interest on $0.5 million note payable to seller of Connectsoft ......................  $   (30)
     Interest on $0.451 million Oasis note ...............................................      (22)
     Adjustment to record 10% minority interest in LLC's loss owned by Oasis .............       58
                                                                                            -------
                                                                                            $     6
                                                                                            =======
(6)  Adjustment to preferred stock dividends:
     Eight months dividend on 5% Series K Preferred Stock (exchanged for 6% Series G
     Preferred Stock issued in Connectsoft acquisition) ..................................  $   100
     Nine months dividend on 20% Series M Preferred Stock ................................    1,350
     Nine months amortization of premium on Series M Preferred Stock .....................     (507)
     Nine months amortization of discount on Series M Preferred Stock ....................    1,085
     Eleven months dividend on 10% Series O Preferred Stock ..............................      630
                                                                                            -------
                                                                                            $ 2,658
                                                                                            =======
(7)  Adjustment to the basic weighted average number of shares outstanding of 20,611 shares (in thousands) as if the Coast acquisition had been completed at the
     beginning of the period presented ...................................................      810
                                                                                            =======
(8)  Convertible preferred stock was not included in diluted loss per share before extraordinary item due to the Company recording a loss for the period presented.
     The following table reflects the shares (in thousands) of common stock that would have been issuable upon conversion as of December 31, 1999. Subsequent to
     December 31, 1999, the Series F, H, K, I, M and O Preferred Stock converted into common stock
     Series F Preferred Stock ............................................................    1,814
     Series H Preferred Stock ............................................................    3,263
     Series I Preferred Stock, including payment of accrued dividends ....................    1,293
     Series K Preferred Stock ............................................................    1,923
     Series M Preferred Stock ............................................................    3,774
     Series O Preferred Stock ............................................................    3,220
                                                                                            -------
                                                                                             15,287
                                                                                            =======

                                                                   eGLOBE, INC.

                 NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                               (IN THOUSANDS, EXCEPT PER SHARE DATA)(CONTINUED)
--------------------------------------------------------------------------------
NOTE B. CONTINGENCIES

     The following adjustments to the unaudited pro forma basic net loss per share before extraordinary item for the year ended December 31, 1999 are to reflect the following: (1) the issuance of additional shares of Series F Preferred Stock and IDX warrants which would have occurred if Telekey and IDX, respectively, had met their earn-out formulas at the beginning of the period presented; (2) the additional shares of common stock to be issued to UCI shareholders assuming UCI had met its earn-out provision; (3) the estimated additional compensation expense related to the Telekey stockholders' grant of shares under the original agreements; (4) the assumption that the Company's common stock met the guaranteed trading price of $8.00 per share for UCI related shares and (5) the assumption that ORS met its earn-out formulas and Oasis exchanged its ownership in the LLC for the Company's common stock and warrants at the beginning of the period presented. The increase in goodwill amortization expense is the result of the additional goodwill recorded as a result of the above issuances amortized over 7 years using straight-line amortization. It is assumed that the warrants related to the IDX and ORS earn-outs are exercised at the beginning of the period presented. In addition, if the Company's common stock does not trade at the guaranteed trading prices for UCI related shares, and subject to UCI meeting its earn-out objectives, the Company will be required to issue additional shares of common stock and the estimated goodwill amortization reflected below will change.


     The final purchase price allocations will be determined when certain contingencies are resolved as discussed earlier and additional information becomes available. This is not indicative of what would have occurred had the acquisitions actually been made as of such date.


     The adjusted pro forma weighted average shares outstanding do not include the 2,000,000 shares of common stock held in escrow to cover eGlobe's potential indemnification obligations under the merger agreement with Trans Global.



                                                                                            TWELVE MONTHS ENDED
                                                                                             DECEMBER 31, 1999
                                                                                           --------------------
PRO FORMA COMBINED BASIC AND DILUTED LOSS PER SHARE:
NUMERATOR
 Pro forma net loss before extraordinary item attributable to common stockholders ........      $ (81,338)
 Increase in goodwill amortization expense for earn-out formulas (7 year straight-line
   amortization) .........................................................................         (3,292)
 Estimated compensation adjustment related to stock granted to Telekey employees by
   Telekey stockholders after the Company's purchase of Telekey ..........................           (266)
 Reversal of minority interest in loss of ORS due to Oasis's exchange of its interest in the
   LLC ...................................................................................            (84)
                                                                                                ---------
    Adjusted pro forma net loss before extraordinary item attributable to common
     stockholders ........................................................................      $ (84,980)
DENOMINATOR
 Pro forma weighted average shares outstanding ...........................................         61,421
 Number of shares of common stock issuable under earn-out formulas:
   UCI (contingent earn-out stock) .......................................................             63
   IDX warrants ..........................................................................          1,088
   Number of shares of common stock issuable to Oasis for its ownership in LLC
    (assuming exercise of warrants) ......................................................          4,000
                                                                                                ---------
    Adjusted pro forma basic weighted average shares outstanding .........................         66,572
                                                                                                ---------
PER SHARE AMOUNTS
 Adjusted pro forma basic and diluted loan per share before extraordinary item ...........      $   (1.28)



     The  diluted  loss  per  share before extraordinary item for the year ended
December 31, 1999 in the above table does not reflect the 15,287 shares (in thousands) of common stock that would be issuable upon the conversion of the preferred stock as discussed in Note A (8). As the Company reported a loss in the period, the effects of these transactions are antidilutive.

     Subsequent to December 31, 1999 the Telekey earn-out was renegotiated and a portion of the ORS earn-out was determined. See Note 4 from our Unaudited Interim Financial Statements.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Connectsoft Communications Corporation
Bellevue, Washington

We have audited the accompanying combined statement of net liabilities of Connectsoft Communications Corporation (the "Company") and the related combined statement of revenues and expenses for the year ended July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined net liabilities of Connectsoft Communications Corporation as of July 31, 1998 and the results of their operations for the year ended July 31, 1998, in conformity with generally accepted accounting principles.

The accompanying combined financial statements have been prepared assuming that Connectsoft Communications Corporation will continue as a going concern. As discussed in Note 1 to the combined financial statements, Connectsoft Communications Corporation has suffered from recurring net losses and negative cash flow from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        /s/ BDO Seidman, LLP

Denver, Colorado
July 21, 1999

                                         CONNECTSOFT COMMUNICATIONS CORPORATION

                                         COMBINED STATEMENTS OF NET LIABILITIES
--------------------------------------------------------------------------------

                                                                                        JULY 31,          MAY 31,
                                                                                          1998              1999
                                                                                                        (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS ...................................................................
 Cash ............................................................................   $     116,000     $      35,000
 Trade accounts receivable .......................................................          28,000                --
 Other assets ....................................................................          16,000            20,000
-------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS .............................................................         160,000            55,000
PROPERTY AND EQUIPMENT, NET (NOTE 4) .............................................         865,000           513,000
-------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS .....................................................................       1,025,000           568,000
-------------------------------------------------------------------------------------------------------------------
LIABILITIES
CURRENT LIABILITIES
 Accounts payable ................................................................         312,000           292,000
 Accrued liabilities .............................................................         629,000         1,322,000
 Advances from eGlobe (Note 3) ...................................................         550,000         1,867,000
 Capital lease obligations (Note 5) ..............................................       2,808,000         2,943,000
-------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES ................................................................       4,299,000         6,424,000
-------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (Notes 3, 5, 6, 7 and 8)
NET LIABILITIES (NOTE 3) .........................................................   $  (3,274,000)    $  (5,856,000)
-------------------------------------------------------------------------------------------------------------------

            See accompanying notes to combined financial statements.

                                         CONNECTSOFT COMMUNICATIONS CORPORATION

                                   COMBINED STATEMENTS OF REVENUES AND EXPENSES
--------------------------------------------------------------------------------

                                                                                  YEAR ENDED JULY 31,
                                                                                          1998
-----------------------------------------------------------------------------------------------------
REVENUES .......................................................................     $     373,000
COST OF REVENUES ...............................................................           287,000
-----------------------------------------------------------------------------------------------------
GROSS PROFIT ...................................................................            86,000
OPERATING EXPENSES:
 Research and development expenses .............................................         2,771,000
 Selling, general and administrative expenses ..................................         1,774,000
-----------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES .......................................................         4,545,000
-----------------------------------------------------------------------------------------------------
OPERATING LOSS .................................................................        (4,459,000)
 Interest expense ..............................................................           464,000
-----------------------------------------------------------------------------------------------------
EXCESS OF EXPENSES OVER REVENUES ...............................................     $  (4,923,000)
-----------------------------------------------------------------------------------------------------

                                                                                      TEN MONTHS ENDED MAY 31,
                                                                                        1999              1998
                                                                                    (UNAUDITED)       (UNAUDITED)
------------------------------------------------------------------------------------------------------------------
REVENUES .......................................................................   $     176,000     $     311,000
COST OF REVENUES ...............................................................         157,000           239,000
------------------------------------------------------------------------------------------------------------------
GROSS PROFIT ...................................................................          19,000            72,000
------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
 Research and development expenses .............................................       2,622,000         2,309,000
 Selling, general and administrative expenses ..................................       1,189,000         1,478,000
------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES .......................................................       3,811,000         3,787,000
------------------------------------------------------------------------------------------------------------------
OPERATING LOSS .................................................................      (3,792,000)       (3,715,000)
 Interest expense ..............................................................         387,000           387,000
------------------------------------------------------------------------------------------------------------------
EXCESS OF EXPENSES OVER REVENUES ...............................................   $  (4,179,000)    $  (4,102,000)
------------------------------------------------------------------------------------------------------------------

            See accompanying notes to combined financial statements.

                    CONNECTSOFT COMMUNICATIONS CORPORATION
                    NOTES TO COMBINED FINANCIAL STATEMENTS

        INFORMATION WITH RESPECT TO MAY 31, 1999 AND 1998 IS UNAUDITED

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     The accompanying statements of net liabilities and revenues and expenses relate to the assets and operations of Connectsoft Communications Corporation ("CCC") and the network operations center of Connectsoft Holding Corp. ("NOC") (collectively, "Connectsoft" or "the Company"). Both entities are wholly owned subsidiaries of American United Global, Inc. ("AUGI"). The combined statements of net liabilities include those assets to be acquired and liabilities to be assumed under an Asset Purchase Agreement by eGlobe, Inc., formerly known as Executive TeleCard, Ltd., ("eGlobe"), a public company with complimentary technologies and customers, through its newly formed subsidiary, Vogo Networks, LLC (see Note 3). The combined statements of net liabilities do not include assets and liabilities of the business that are not intended to be transferred to or assumed by eGlobe under the terms of the Asset Purchase Agreement. Accordingly, the statement of cash flows is not included or applicable to the business being sold.

     Connectsoft has developed, and continues to enhance a server based integrated communication system which it is marketing as Vogo. Vogo is a phone portal that integrates messaging, internet applications, content and personal services. The software is presently being marketed as a service in the United States, with the introduction scheduled for August 1999. The NOC provides internet connectivity and co-location services to corporate customers in the northwestern United States.

     During the periods reflected in the financial statements, the operations of CCC were maintained as a separate entity. The operations of the NOC were incorporated into the financial statements of AUGI and Connectsoft Holding Corp. and include allocations of expenses which management believes represents a reasonable allocation of such costs to present the net liabilities and revenues and expenses of Connectsoft on a standalone basis. These allocations consist of salary and benefit expenses for operations personnel related to the NOC, depreciation expense, communications expenses and interest expense on liabilities assumed in the purchase. All material intercompany accounts and transactions have been eliminated.

     The financial statements have been prepared to substantially comply with the rules and regulations of the Securities and Exchange Commission for businesses acquired. The financial information presented does not necessarily reflect what the financial position and results of operations of Connectsoft would have been had it operated as a standalone entity during the periods presented and may not be indicative of future results.

   Liquidity and Capital Resources

     Per the requirements of the Securities and Exchange Commission for businesses acquired, although Connectsoft has been funded to date by its former parent company and by eGlobe, Connectsoft's combined financial statements are presented on a standalone, going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Connectsoft's ability to generate sufficient revenues and ultimately achieve profitable operations as a standalone entity is uncertain, since the financial statements assume no funding by the former parent company or by eGlobe. Ultimately, Connectsoft's ability to continue as a going concern is dependent upon its ability to demonstrate sustained commercial viability of its service and to obtain sufficient working capital, both of which are uncertain at this time.

     During the twelve-month period ended July 31, 1998, Connectsoft incurred a net loss of $4.9 million and had negative working capital of $4.1 million. At July 31, 1998 and May 31, 1999, Connectsoft's total liabilities exceeded its total assets by $3.3 million and $5.9 million. Connectsoft plans to operate in a fashion to generate both increased revenues and cash flows through the introduction of its phone portal technology scheduled for August 1999. However, no assurance can be given that Connectsoft will, in fact, be able to improve operating results.

                    CONNECTSOFT COMMUNICATIONS CORPORATION
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     As discussed in Notes 3 and 5, in connection with the purchase transaction, eGlobe has advanced Connectsoft through May 31, 1999, $1,867,000, and has successfully refinanced Connectsoft's equipment leases. Connectsoft's management believes that eGlobe will provide Connectsoft with financial and operational support which, together with existing cash and anticipated cash flows from operations, should enable Connectsoft to continue operations. However, the financial statements assume no additional funding by eGlobe. In the absence of such financing, since Connectsoft does not have significant cash resources, there is substantial doubt about Connectsoft's ability to continue as a going concern on a standalone basis. The combined financial statements do not include any adjustments to reflect the possible future effects on May 31, 1999 related to the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of Connectsoft to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost. The Company assesses the recoverability of its property and equipment at each fiscal year end to determine if an asset impairment has occurred using a cash flow model. No impairments have been recorded to date. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

       Furniture and fixtures .........   5 years
       Computer equipment .............   3 years

   Software Development Costs

     Software development costs incurred in connection with product development are charged to research and development expense until technological feasibility is established. Thereafter, through general release of the product, all software development costs are capitalized and reported at the lower of unamortized cost or net realizable value. The establishment of technological feasibility and the ongoing assessment of the recoverability of costs require considerable judgment by the Company with respect to certain external factors, including, but not limited to, anticipated future gross product sales, estimated economic life, and changes in software and hardware technology. Through May 31, 1999 the Company has not developed software to be sold or leased for which technological feasibility has been established and accordingly all software costs have been expensed.

   Income Taxes

     The Company accounts for income taxes using an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future consequences of temporary differences between the carrying amounts for financial reporting purposes and the tax bases of assets and liabilities.

     The Company has incurred net losses for financial reporting and tax purposes since inception. As a result of the sale of assets of the Company, net operating losses generated through June 17, 1999, the date of acquisition by eGlobe will remain with AUGI.

   Revenue Recognition

     The Company recognizes revenue from the license of its proprietary software in accordance with the provisions of Statement of Position ("SOP") 97-2 "Software Revenue Recognition." SOP 97-2 provides guidelines concerning the recognition of revenue of software products. This statement requires, among other things, the individual elements of a contract for the sale of software products to be identified and accounted for separately.

                    CONNECTSOFT COMMUNICATIONS CORPORATION
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     Service revenues for the use of the Company's Vogo service and the NOC are recognized when the service is provided.

   Research and Development

     Expenditures relating to the development of new products and processes, including significant improvements and refinements of existing products, are expensed as incurred.

   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.

   Interim Financial Information

     The financial information as of May 31, 1999 and for the ten month periods ended May 31, 1999 and 1998 is unaudited but includes all adjustments (consisting only of normal recurring accruals) that management considers necessary for a fair presentation of the financial position at such date and the results of operations for those periods. Operating results for the ten months ended May 31, 1999 and 1998 are not necessarily indicative of the results that may be expected for the entire fiscal year.

3. ACQUISITION OF NET LIABILITIES

     On June 17, 1999 (the "Closing Date"), eGlobe, Inc., through its new subsidiary Vogo Networks, LLC ("Vogo"), acquired substantially all of the assets of CCC and NOC. In the transaction, eGlobe acquired software and related technology and intellectual property, as well as a talented and dedicated development team and a half million dollars in cash. The purchase price consisted of preferred stock of eGlobe and the assumption of debt by eGlobe and Vogo totaling approximately $8 million: (1)Vogo has assumed approximately $5 million in liabilities of CCC and NOC, consisting primarily of refinanced long-term lease obligations (Note 5) and non-interest bearing advances from eGlobe totaling $550,000 and $1,867,000 at July 31, 1998 and May 31, 1999; (2)
eGlobe has issued to AUGI its 6% Series G Cumulative Convertible Redeemable Preferred Stock (the "Series G Preferred Stock"), having a liquidation value of $3 million (the "Liquidation Preference"); and (3) eGlobe has issued a note (the "eGlobe Note") to AUGI in the amount of $500,000.

     The Series G Preferred Stock shall be redeemed by eGlobe for cash in an amount equal to the Liquidation Preference on the earlier to occur of five years from the Closing Date or the first date that eGlobe receives in any transaction or series of transactions any equity financing of at least $25 million. The Series G Preferred Stock is convertible from and after October 1,
1999 at the option of the holder, with a conversion price equal to 75% of the market price of eGlobe stock at the time of conversion (but not less than $3.00 per share). The holders of the Series G Preferred Stock are entitled to receive cumulative annual dividends of 6.0% of the Liquidation Preference payable, at the option of eGlobe, in cash, in shares of eGlobe common stock, or a combination of cash and eGlobe common stock.

     The acquisition was effected under an Asset Purchase Agreement, dated as of July 10, 1998, as amended, most recently by an amendment dated June 17, 1999 (the "Purchase Agreement") and related documents.

                    CONNECTSOFT COMMUNICATIONS CORPORATION
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

4. PROPERTY AND EQUIPMENT

     Property and equipment are comprised of the following:

                                                 JULY 31,        MAY 31,
                                                   1998            1999
                                               ------------   -------------
       Furniture ...........................   $112,000        $   25,000
       Computer equipment ..................   1,130,000          961,000
                                               ---------       ----------
                                               1,242,000          986,000
       Accumulated depreciation ............   (377,000)         (473,000)
                                               ---------       ----------
       Property and equipment, net .........   $865,000        $  513,000
                                               =========       ==========

     Total depreciation expense was $377,000 for the year ended July 31, 1998, and $310,000 and $314,000 for the ten months ended May 31, 1999 and 1998, respectively. Substantially all of the fixed assets have been pledged as collateral under capital lease obligations (Note 5).

5. COMMITMENTS AND CONTINGENCIES

   Operating Leases

     The Company has facilities in Bellevue and Seattle, Washington under operating leases for office space. Future minimum lease payments under non-cancellable leases as of the statement of net liabilities dates are as follows:

YEARS ENDING
JULY 31,
---------------------
  1999 ..............        $20,000 (two months)
  2000 ..............         88,000
  2001 ..............          4,000

     In addition to the above, the leases generally contain requirements for the payment of property taxes, maintenance and insurance expenses. Total rent expense was $209,000 for the year ended July 31, 1999, and $170,000 and $174,000 for the 10 months ended May 31, 1999 and 1998, respectively.

     In August 1998, the Company sublet a portion of its office space to an unrelated third party on terms similar to its own lease. In February 1999 the Company terminated its lease with its landlord and, in a concurrent transaction, sublet a smaller space from the incoming tenant.

   Capital Lease Obligations

     The Company is committed under capital leases for furniture and computer equipment. These leases are for 3 years, bear interest at the rates ranging from 10.48% to 16.5%, are collateralized by furniture and computer equipment and contain buyout clauses at the end of the lease term. Certain of these leases are guaranteed by AUGI. Subsequent to year end, the Company defaulted on these lease payments and thus has recorded the obligations as current. Future minimum lease payments as of the statement of net liabilities date are as follows:

                                                           JULY 31,        MAY 31,
                                                             1998            1999
                                                        -------------   -------------
       Total lease payments .........................    $3,329,000      $3,481,000
       Less amount representing interest ............       521,000         538,000
                                                         ----------      ----------
       Present value of future minimum lease payments    $2,808,000      $2,943,000
                                                         ==========      ==========

                    CONNECTSOFT COMMUNICATIONS CORPORATION
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     In July 1999, as a part of the purchase transaction, eGlobe successfully refinanced leases. The total amount refinanced was $2,992,000. The new leases are for a term of 36 months, bear interest at rates ranging from 10.24% to 11.40% and contain buyout options at the end of the lease terms. The revised payment schedule as of July 31, 1999 is as follows:

       1999 ...................................................           $      52,000 (one month)
       2000 ...................................................               1,169,000
       2001 ...................................................               1,169,000
       2002 ...................................................               1,072,000
                                                                          -------------
       Total annual lease payments ............................               3,462,000
       Less amounts representing interest .....................                 470,000
                                                                          -------------
       Present value of future minimum lease payments .........           $   2,992,000
                                                                          =============

   Telecommunications Lines

     In the normal course of business, the Company enters into agreements for the use of telecommunications lines for network and internet connectivity for its customers. Future minimum payments under such agreements are as follows:

YEARS ENDING
JULY 31,
---------------------
  1999 ..............      $18,000 (two months)
  2000 ..............       54,000


   Legal Proceedings

     The Company is involved in certain legal proceedings that have arisen in the normal course of business. Based on the advice of legal counsel, management does not anticipate that these matters will have a material effect on the Company's combined statements of net liabilities or statements of revenues and expenses.

   Employee Savings Plan

     The Company has a voluntary savings plan pursuant to Section 401(k) of the Internal Revenue Code, whereby eligible participants may contribute a percentage of compensation subject to certain limitations. The Company has the option to make discretionary qualified contributions to the plan, however, no Company contributions were made for the year ended July 31, 1998 and the ten months ended May 31, 1999 and 1998.

6. THIRD PARTY LICENSE AGREEMENTS

     In July 1997 the Company entered into a software license agreement with Data Connection Limited ("DCL") to incorporate DCL's proprietary technology into the Vogo service. The obligations under this agreement, as amended, are comprised of initial development and minimum royalty fees totaling $1,300,000. The agreement calls for additional royalty payments of 5.0% of revenues as defined in the agreement. The term of the agreement is perpetual, but may be terminated by either party upon the other party's material breach, bankruptcy or insolvency. Development and royalty Ffees incurred under this agreement totaled $875,000 for the year ended July 31, 1998 and $606,000 and $275,000 for the ten months ended May 31, 1999 and 1998, respectively. Such costs are included in research and development expenses in the accompanying combined statement of revenues and expenses.

                    CONNECTSOFT COMMUNICATIONS CORPORATION
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

7. JOINT MARKETING AND REVENUE SHARING AGREEMENT

     On May 7, 1999, the Company entered into a non-exclusive Joint Marketing and Revenue Sharing Agreement with a company that provides complimentary services. The two companies will jointly market and share the subscription and net usage revenues from a joint service offering. Costs incurred by each of the respective companies are their own to bear. The agreement expires in two years with a possible one-year extension.

8. YEAR 2000 ISSUE (UNAUDITED)

     The Company could be adversely affected if its computer systems, the software it has developed or the computer systems its suppliers or customers use do not properly process and calculate date related information and data from the period surrounding and including January 1, 2000. Additionally, this issue could impact non-computer system devices. The Company believes that its internal systems and its software are Year 2000 compliant. However, it cannot provide assurances as to the readiness of its suppliers or customers computer systems. At this time, because of the complexities involved in the issue, management cannot provide assurances that the Year 2000 issue will not have an impact on the Company's operations.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Oasis Reservations Services, Inc.

     We have audited the accompanying balance sheet of Oasis Reservations Services, Inc. as of May 31, 1999, and the related statements of operations, shareholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oasis Reservations Services, Inc. as of May 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that Oasis Reservations Services, Inc. will continue as a going concern. Since the Company does not have significant cash resources, there is substantial doubt about the Company's ability to continue as a going concern. This matter is more fully discussed in Note G. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        /s/ Berkowitz Dick Pollack & Brant LLP

November 4, 1999
Miami, Florida

                       OASIS RESERVATIONS SERVICES, INC.
        A WHOLLY-OWNED SUBSIDIARY OF OUTSOURCED AUTOMATED SERVICES AND
                          INTEGRATED SOLUTIONS, INC.

                                 BALANCE SHEETS

                                                                      AUGUST 31,        MAY 31,
                                                                         1999            1999
                                                                     ------------   ------------
                                                                      (UNAUDITED)
ASSETS
CURRENT ASSETS
 Cash ............................................................    $   2,610      $     2,944
 Accounts receivable -- trade ....................................       94,629           62,715
 Prepaid expenses ................................................      152,348            6,391
                                                                      ---------      -----------
TOTAL CURRENT ASSETS .............................................      249,587           72,050
PROPERTY AND EQUIPMENT, net ......................................      671,244          992,448
OTHER ASSETS .....................................................           --            7,990
                                                                      ---------      -----------
TOTAL ASSETS .....................................................    $ 920,831      $ 1,072,488
                                                                      =========      ===========
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES
 Accounts payable ................................................    $ 115,088      $   243,670
 Accrued expenses ................................................      328,544          250,956
 Deferred revenue ................................................           --          216,218
 Deposit .........................................................       20,000           20,000
                                                                      ---------      -----------
TOTAL CURRENT LIABILITIES ........................................      463,632          730,844
ALLOCATED DEFERRED INCOME TAXES ..................................       63,000           17,000
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S EQUITY
 Common Stock, $.01 par value; 1,000 shares authorized, issued and
   outstanding ...................................................           10               10
 Additional paid-in capital ......................................      469,314          441,064
 Accumulated deficit .............................................      (75,125)        (116,430)
                                                                      ---------      -----------
 TOTAL SHAREHOLDER'S EQUITY ......................................      394,199          324,644
                                                                      ---------      -----------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY .......................    $ 920,831      $ 1,072,488
                                                                      =========      ===========

See   accompanying   independent   auditors'   report  and  notes  to  financial
                                  statements.

                       OASIS RESERVATIONS SERVICES, INC.
        A WHOLLY-OWNED SUBSIDIARY OF OUTSOURCED AUTOMATED SERVICES AND
                          INTEGRATED SOLUTIONS, INC.

                           STATEMENTS OF OPERATIONS

                                                          FOR THE THREE MONTHS      FOR THE YEAR
                                                            ENDED AUGUST 31,        ENDED MAY 31,
                                                       --------------------------- --------------
                                                            1999          1998          1999
                                                       ------------- ------------- --------------
                                                               (UNAUDITED)
Net Revenues .........................................  $1,455,198    $  905,572     $4,655,785
Revenues from affiliates .............................     275,119            --        541,444
                                                        ----------    ----------     ----------
                                                         1,730,317       905,572      5,197,229
                                                        ----------    ----------     ----------
Cost of revenues:
 Employee leasing costs ..............................   1,310,203       893,252      4,302,196
 Telephone expenses ..................................     124,316        44,592        333,132
                                                        ----------    ----------     ----------
                                                         1,434,519       937,844      4,635,328
                                                        ----------    ----------     ----------
   GROSS PROFIT (LOSS) ...............................     295,798       (32,272)       561,901
Selling, general and administrative expenses .........     209,154       235,144        929,946
                                                        ----------    ----------     ----------
   INCOME (LOSS) FROM
    OPERATIONS .......................................      86,644      (267,416)      (368,045)
Other income (expense):
 Interest income .....................................       1,297           430          4,785
 Interest expense ....................................        (636)           --         (8,478)
 Other income ........................................          --       181,308        181,308
                                                        ----------    ----------     ----------
   INCOME (LOSS) BEFORE PROVISION FOR ALLOCATED
    INCOME TAXES .....................................      87,305       (85,678)      (190,430)
ALLOCATED INCOME
   TAX (EXPENSE) BENEFIT .............................     (46,000)       35,000         74,000
                                                        ----------    ----------     ----------
   NET INCOME (LOSS) .................................  $   41,305    $  (50,678)    $ (116,430)
                                                        ==========    ==========     ==========


See   accompanying   independent   auditors'   report  and  notes  to  financial
                                  statements.

                       OASIS RESERVATIONS SERVICES, INC.
        A WHOLLY-OWNED SUBSIDIARY OF OUTSOURCED AUTOMATED SERVICES AND
                          INTEGRATED SOLUTIONS, INC.

                      STATEMENTS OF SHAREHOLDER'S EQUITY

                                                    COMMON STOCK         ADDITIONAL
                                                -------------------       PAID-IN        ACCUMULATED
                                                 SHARES     AMOUNT        CAPITAL          DEFICIT          TOTAL
                                                --------   --------   ---------------   ------------   ---------------
Balances -
 June 1, 1998 ...............................                 $--      $         --      $       --     $         --
Contribution of net assets ..................                             2,723,618                        2,723,618
Issuance of Common stock ....................    1,000         10               990                            1,000
Contribution of capital .....................                             1,236,969                        1,236,969
Return of capital -
 Pan American Air Lines, Inc. ...............                            (2,161,589)                      (2,161,589)
Return of capital -
 Foregone income ............................                              (181,308)                        (181,308)
Return of capital -
 World Technology Systems, Inc. .............                              (700,794)                        (700,794)
Return of capital -
 Sun Airways ................................                               (79,755)                         (79,755)
Return of capital -
 A Bargain Airfare ..........................                              (397,067)                        (397,067)
Net loss ....................................                                              (116,430)        (116,430)
                                                 -----        ---      ------------      ----------     ------------
Balances at May 31, 1999 ....................    1,000         10           441,064        (116,430)         324,644
Return of capital -
 A Bargain Airfare (unaudited) ..............                              (190,225)                        (190,225)
Contribution of capital (unaudited) .........                               553,835                          553,835
Return of capital -
 Ft. Lauderdale Call Center (unaudited) .....                              (335,360)                        (335,360)
Net income (unaudited) ......................                                                41,305           41,305
                                                 -----        ---      ------------      ----------     ------------
Balances at August 31, 1999 (unaudited) .....    1,000        $10      $    469,314      $  (75,125)    $    394,199
                                                 =====        ===      ============      ==========     ============

See accompanying independent auditors' report and notes to financial statements

                    OASIS RESERVATIONS SERVICES, INC.
        A WHOLLY-OWNED SUBSIDIARY OF OUTSOURCED AUTOMATED SERVICES AND
                          INTEGRATED SOLUTIONS, INC.

                           STATEMENTS OF CASH FLOWS

                                                                FOR THE THREE MONTHS
                                                                  ENDED AUGUST 31,            FOR THE YEAR
                                                           ------------------------------        ENDED
                                                                1999            1998          MAY 31, 1999
                                                           -------------   --------------   ---------------
                                                                    (UNAUDITED)
Cash flows from operating activities:
 Net income (loss) .....................................    $   41,305       $  (50,678)     $   (116,430)
                                                            ----------       ----------      ------------
 Adjustments to reconcile net income (loss) to net
   cash used in operating activities:
    Depreciation .......................................        79,676           67,446           313,314
    Allocated deferred tax expense (benefit) ...........        46,000          (35,000)          (74,000)
    Changes in assets and liabilities:
       Increase in accounts receivable .................      (222,139)        (301,085)       (1,398,504)
       Increase in prepaid expenses ....................      (145,957)         (24,325)           (4,597)
       Decrease(increase) in other assets ..............         7,990           (6,290)           (7,990)
       (Decrease) increase in accounts payable .........      (128,582)         (63,640)          142,633
       (Decrease) increase in accrued expenses .........        77,588          (22,134)           97,044
       Increase (decrease) in deferred revenue .........      (216,218)         (27,992)          160,668
       Increase in deposit .............................            --               --            20,000
                                                            ----------       ----------      ------------
          Total adjustments ............................      (501,642)        (413,020)         (751,432)
                                                            ----------       ----------      ------------
       NET CASH USED IN OPERATING
         ACTIVITIES ....................................      (460,337)        (463,698)         (867,862)
                                                            ----------       ----------      ------------
Cash flows from investing activities:
 Purchases of equipment ................................       (33,749)         (75,317)         (367,163)
                                                            ----------       ----------      ------------
       NET CASH USED IN INVESTING
         ACTIVITIES ....................................       (33,749)         (75,317)         (367,163)
                                                            ----------       ----------      ------------
Cash flows from financing activities:
 Contribution of capital ...............................       493,752          554,926         1,236,969
 Issuance of common stock ..............................            --            1,000             1,000
                                                            ----------       ----------      ------------
       NET CASH PROVIDED BY
         FINANCING ACTIVITIES ..........................       493,752          555,926         1,237,969
                                                            ----------       ----------      ------------
       (Decrease) increase in cash .....................          (334)          16,911             2,944
       Cash: beginning of period .......................         2,944               --                --
                                                            ----------       ----------      ------------
       Cash: end of period .............................    $    2,610       $   16,911      $      2,944
                                                            ==========       ==========      ============
 SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION:
 Cash paid during the period for:
   Interest ............................................    $      636       $       --      $      8,478
                                                            ==========       ==========      ============
   Income taxes ........................................    $       --       $       --      $         --
                                                            ==========       ==========      ============


                       OASIS RESERVATIONS SERVICES, INC.
        A WHOLLY-OWNED SUBSIDIARY OF OUTSOURCED AUTOMATED SERVICES AND
                          INTEGRATED SOLUTIONS, INC.

                     STATEMENTS OF CASH FLOWS - (CONTINUED)

SUPPLEMENTAL SCHEDULE OF NON-CASH
   INVESTING AND FINANCING ACTIVITIES:

     Effective June 1, 1998, Outsourced Automated Services and Integrated Solutions, Inc. contributed net assets of $2,723,618 to the Company as described below:

         Accounts receivable -- trade ............    $ 2,184,724
         Property and equipment ..................        938,599
         Other assets ............................          1,794
                                                      -----------
         Total assets contributed ................      3,125,117
                                                      -----------
         Accounts payable ........................        101,037
         Accrued expenses ........................        153,912
         Deferred income .........................         55,550
         Allocated deferred income taxes .........         91,000
                                                      -----------
         Total liabilities assumed ...............        401,499
                                                      -----------
         Net assets contributed ..................    $ 2,723,618
                                                      ===========


     For the year ended May 31, 1999, the Company distributed receivables with a carrying value of approximately $3,520,513 to Outsourced Automated Services and Integrated Solutions, Inc. in the form of capital distributions.

See   accompanying   independent   auditors'   report  and  notes  to  financial
                                  statements.

                    OASIS RESERVATIONS SERVICES, INC.
        A WHOLLY-OWNED SUBSIDIARY OF OUTSOURCED AUTOMATED SERVICES AND
                          INTEGRATED SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
       (INFORMATION AS OF AUGUST 31, 1999 AND FOR THE THREE MONTHS ENDED
                    AUGUST 31, 1999 AND 1998 IS UNAUDITED)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUTING POLICIES

     The Company: Oasis Reservations Services, Inc. (the "Company") operates two telephone call centers that provide reservations and information services to customers of several commercial air lines and travel distributors.

     The Company is a wholly-owned subsidiary of Outsourced Automated Services and Integrated Solutions, Inc. ("Oasis"), which is a wholly-owned subsidiary of Eastern Automated Services Corporation (EASC), which is a wholly-owned subsidiary of Eastern Air Lines, Inc., ("EAL") (Note H). EAL operated as a debtor-in-possession under Chapter 11 of the Bankruptcy Code from March 9, 1989 until April 18, 1990, at which date the Bankruptcy Court appointed a Trustee to replace the debtor-in-possession. On January 19, 1991, EAL ceased operations and commenced an orderly liquidation of its assets under Chapter 11 of the Bankruptcy Code.

     On September 23, 1994, EAL and Ionosphere Clubs, Inc., a wholly-owned subsidiary of EAL, filed a joint Chapter 11 Plan of Reorganization (the "Plan") and a Disclosure Statement with the Bankruptcy Court. On October 25, 1994, the Bankruptcy Court approved the Disclosure Statement. On December 22, 1994, the proposed Plan was confirmed, and on February 6, 1995, the Plan became effective. On the effective date a reorganized corporation, "Eastern", was established by restating and amending the by-laws and Certificate of Incorporation of Eastern Air Lines, Inc., a Delaware corporation.

     The Company was incorporated in June of 1998 in the State of Delaware. In June 1998, Oasis contributed certain assets and liabilities to the capital of the Company and transferred all reservation services contracts, collection rights and obligations previously entered into by Oasis to the Company.

     Unaudited Interim Financial Information: The interim financial information at August 31, 1999 and for the three months ended August 31, 1999 and 1998 is unaudited but includes all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. Results for the interim period ended August 31, 1999 are not necessarily indicative of results for the entire year.

     Property and Equipment: Property and equipment, including improvements, are recorded at cost. The cost of maintenance and repairs is charged against results of operations as incurred.

     Depreciation and amortization is charged against results of operations over the following estimated service lives: Computer equipment, furniture, and telecommunication equipment, five years; improvements to leased property are amortized over the life of the lease or the life of the improvement, whichever is shorter. For financial reporting purposes, the Company principally uses the straight-line method of depreciation. Depreciation and amortization expense totaled approximately $80,000 and $67,500 for the three months ended August 31, 1999 and 1998, respectively, and $313,300 for the year ended May 31, 1999.

     Comprehensive Income: The Company has no components of other comprehensive income. Accordingly, net income equals comprehensive income for all periods presented.

     Allocated Income Taxes: The Company files a consolidated income tax return with its ultimate Parent EAL. Income taxes are provided for as if the Company were a separate taxpayer.

     Allocated deferred income taxes are recorded based on the future tax effects of the difference between the tax and financial reporting bases of the Company's assets and liabilities. In estimating future tax consequences, expected future events are considered except for potential income tax law or rate changes.

                       OASIS RESERVATIONS SERVICES, INC.
        A WHOLLY-OWNED SUBSIDIARY OF OUTSOURCED AUTOMATED SERVICES AND
                          INTEGRATED SOLUTIONS, INC.

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

     Deferred Revenue: In accordance with certain reservation service contracts, customers are required to pay the Company for reservation services in advance based on forecasted amounts. These advance payments are recorded by the Company as deferred revenue, which is subsequently recognized as revenue when the related services are performed.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

     Cash and Cash Equivalents: For purposes of the cash flow statement, cash equivalents includes time deposits, certificates of deposit and all highly liquid debt investments with original maturities of three months or less.

NOTE B -- PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows:

                                                              AUGUST 31,       MAY 31,
                                                                 1999            1999
                                                             ------------   -------------
       Computer and telecommunications equipment .........   $ 764,136       $1,035,850
       Furniture and equipment ...........................    116,822           137,452
       Leasehold improvements ............................     90,804            96,500
       Other .............................................     35,960            35,960
                                                             ---------       ----------
                                                             1,007,722        1,305,762
       Less: accumulated depreciation and amortization       (336,478)         (313,314)
                                                             ---------       ----------
                                                             $671,244        $  992,448
                                                             =========       ==========


NOTE C -- MAJOR CUSTOMERS

     For the three months ended August 31, 1999 and 1998, the Company had three and four customers which accounted for 79% and 91% of the Company's total revenue for the respective periods then ended. For the three months ended August 31, 1999, revenues from affiliated companies totaled approximately 16% of the Company's total revenues.

     For the year ended May 31, 1999, the Company had four customers which accounted for 81% of the Company's total revenue. Revenue from affiliated companies totaled approximately 10% of the Company's total revenue.

NOTE D -- COMMITMENTS AND CONTINGENCIES

     Leases: The Company occupied office space related to a call center which was provided by EAL on a rent-free basis. The Company vacated this office space as of August 1, 1999. The Company entered into a lease for similar space that commenced August 1, 1999 and expires on July 31, 2004. The lease provides for monthly lease payments of approximately $17,000 in the initial year, which escalate to approximately $22,500 per month in the final year.

     As of August 31, 1999, the Company has prepaid rent in the amount of approximately $111,000.

     In June 1998, the Company assumed a former customer's rights and interest in two lease agreements related to a call center location in Dania, Florida (the "Fort Lauderdale call center"). These leases expire on September 30, 2000 and May 31, 2001 and require monthly payments amounting to $1,500 and $9,500, respectively. The leases provide for, among other things, annual cost of living increases amounting to 4% of the annual Base Rental, as defined, commencing with the second year of the lease agreements (Note H).

                       OASIS RESERVATIONS SERVICES, INC.
        A WHOLLY-OWNED SUBSIDIARY OF OUTSOURCED AUTOMATED SERVICES AND
                          INTEGRATED SOLUTIONS, INC.

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

     In addition, the Company has various operating lease agreements primarily involving office copiers. These leases are non-cancelable and expire at various dates through 2003.

     Rent expense under all operating leases charged to operations totaled $28,595 and $34,813 for the three months ended August 31, 1999 and 1998, respectively, and $139,993 for the year ended May 31, 1999.

     Minimum lease commitments under all non-cancelable operating leases for each of the twelve month periods subsequent to May 31, 1999 and thereafter are as follows:



  2000 ........................    $  152,033
  2001 ........................       220,225
  2002 ........................       237,069
  2003 ........................       251,545
  2004 ........................       266,697
  Thereafter ..................        44,917
                                   ----------
                                   $1,172,486
                                   ==========


     The Company leases its employees from a professional employment organization, which also performs the Company's human resource and payroll functions. Total employment lease expense incurred by the Company related to this contract amounted to approximately $1,310,200 and $893,300 for the three month period ended August 31, 1999 and 1998, respectively, and $4,302,000 for the year ended May 31, 1999.

     Reservation Services Contracts: The Company has entered into reservation services contracts with its customers which provide for, among other things, assigning agents to handle reservation call volume. These contracts have initial terms ranging from three months to one year. Either party can terminate the contracts after the initial term, subject to certain conditions contained in the contracts.

     Cash Concentration: The Company maintains its cash balances at a bank located in Florida. Each bank account balance is insured by the Federal Deposit Insurance Corporation up to $100,000. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risks on cash and cash equivalents.

NOTE E -- RELATED PARTY TRANSACTIONS

     Included in net assets contributed to the capital of the Company at June 1, 1998, was a receivable relating to reservations operations from a former customer of Oasis that had ceased operations and declared bankruptcy. The collection of this receivable balance, amounting to approximately $2,162,000, was guaranteed by EAL as part of a Guaranty Agreement entered into by Oasis and EAL. In July 1998, the Company demanded payment of the receivable balance from EAL. EAL satisfied its obligations to the Company under the Guaranty Agreement by requiring Oasis to effect a capital distribution of the receivable balance from the Company to Oasis.

     In August 1998, EAL owed the Company approximately $181,000 pursuant to the Company's rights under an agreement between Oasis and EAL whereby EAL had guaranteed any and all income foregone by Oasis as a result of Oasis agreeing to provide reservations services to a certain customer. This amount is included in other income in the accompanying statement of operations for the year ended May 31, 1999 and the three months ended August 31, 1998. EAL satisfied its obligations to the Company relating to this receivable by requiring Oasis to effect a capital distribution of this receivable balance from the Company to Oasis.

                       OASIS RESERVATIONS SERVICES, INC.
        A WHOLLY-OWNED SUBSIDIARY OF OUTSOURCED AUTOMATED SERVICES AND
                          INTEGRATED SOLUTIONS, INC.

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

     During the year ended May 31, 1999, the Company provided reservations services pursuant to reservations contracts with certain customers amounting to approximately $700,000, $79,755 and $397,067 for which no payments have been received by the Company. The payment for services provided under these reservations contracts was guaranteed by EAL. During the year ended May 31, 1999, the Company demanded payment on these receivable balances from EAL. EAL satisfied its obligations to the Company by requiring Oasis to effect capital distributions of these receivable balances from the Company to Oasis.

     The Company provides reservation call services for A Bargain Airfare, a wholly-owned subsidiary of EAL. Revenues from this affiliate for the three months ended August 31, 1999 and for the year ended May 31, 1999 totaled $275,119 and $541,444, respectively.

     Oasis provides certain management and accounting services to the Company. For the three months ended August 31, 1999 and 1998, management and accounting services fees charged to the Company amounted to approximately $25,000 and $44,000, respectively, For the year ended May 31, 1999, these charges amounted to approximately $158,000.

     For the period from June 1, 1998 (Inception) to May 31, 1999, EAL provided the Company with certain executive office space with an estimated fair value amounting to approximately $214,000. No liability or expense related to this executive office space has been recorded in the accompanying financial statements.

     For the year ended May 31, 1999, EAL and/or Oasis paid for all insurance coverage maintained by the Company. The total cost of this insurance coverage was approximately $82,000. No liability or expense relating to this insurance coverage has been recorded in the accompanying financial statements.


NOTE F -- ALLOCATED INCOME TAXES

     The components of allocated income tax (expense) benefit are as follows:

                                  THREE MONTHS          YEAR ENDED
                                ENDED AUGUST 31,         MAY 31,
                            ------------------------   -----------
                                1999          1998         1999
                            ------------   ---------   -----------
  Current:
  Federal ...............    $      --      $    --      $    --
  State .................           --           --           --
                             ---------      -------      -------
                                    --           --           --
                             ---------      -------      -------
  Deferred:
  Federal ...............      (39,000)      30,000       63,000
  State .................       (7,000)       5,000       11,000
                             ---------      -------      -------
                               (46,000)      35,000       74,000
                             ---------      -------      -------
  Total .................    $ (46,000)     $35,000      $74,000
                             =========      =======      =======

                       OASIS RESERVATIONS SERVICES, INC.
        A WHOLLY-OWNED SUBSIDIARY OF OUTSOURCED AUTOMATED SERVICES AND
                          INTEGRATED SOLUTIONS, INC.

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

   Deferred tax assets (liabilities) are comprised of the following:

                                                    AUGUST 31,       MAY 31,
                                                       1999            1999
                                                   ------------   -------------
       Net operating loss carryforward .........    $  33,000      $   87,000
                                                    ---------      ----------
       Deferred tax assets .....................       33,000          87,000
                                                    ---------      ----------
       Depreciation ............................      (96,000)       (104,000)
                                                    ---------      ----------
       Deferred tax liabilities ................      (96,000)       (104,000)
                                                    ---------      ----------
       Net deferred tax liabilities ............    $ (63,000)     $  (17,000)
                                                    =========      ==========

     The provision for income taxes differs from the amount computed by applying the Federal Statutory rate as follows:

                                                       THREE MONTHS            YEAR ENDED
                                                     ENDED AUGUST 31,           MAY 31,
                                                --------------------------   -------------
                                                   1999           1998            1999
                                                ----------   -------------   -------------
       U.S. Federal Statutory rate applied to
        pretax loss .........................    $30,000       $ (30,000)      $ (65,000)
       State taxes ..........................      5,000          (5,000)        (11,000)
       Depreciation .........................     11,000              --           2,000
                                                 -------       ---------       ---------
                                                 $46,000       $ (35,000)      $ (74,000)
                                                 =======       =========       =========

     As of May 31, 1999, the Company has a net operating loss carryforward for income tax purposes of approximately $87,000 which expires in 2019.

NOTE G -- CAPITAL RESOURCES

     Per the requirements of the Securities and Exchange Commission for businesses acquired, although the Company has been funded to date by EAL, the Company's financial statements are presented on a standalone, going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's ability to generate sufficient revenues and ultimately achieve profitable operations as a standalone entity is uncertain, since the financial statements assume no funding by EAL or by eGlobe (Note H). Ultimately, the Company's ability to continue as a going concern is dependent upon its ability to demonstrate sustained commercial viability of its service and to obtain sufficient working capital, both of which are uncertain at this time.

     The Company's management believes that eGlobe will provide the Company with financial and operational support which, together with existing cash and anticipated cash flows from operations, should enable the Company to continue operations. However, the financial statements assume no additional funding by eGlobe. In the absence of such financing, since the Company does not have significant cash resources, there is substantial doubt about the Company's ability to continue as a going concern on a standalone basis. The financial statements do not include any adjustments to reflect the possible future effects related to the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTE H -- SUBSEQUENT EVENTS

     On September 15, 1999, eGlobe, a publicly-traded telecommunications and related services corporation ("eGlobe") acting through a newly formed subsidiary, acquired control of the Company from Oasis. eGlobe and Oasis formed eGlobe/Oasis Reservations LLC, a limited liability company

                       OASIS RESERVATIONS SERVICES, INC.
        A WHOLLY-OWNED SUBSIDIARY OF OUTSOURCED AUTOMATED SERVICES AND
                          INTEGRATED SOLUTIONS, INC.

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

("LLC"), which is responsible for conducting the business operations of the Company. eGlobe manages and controls the LLC. The LLC was funded by contributions effected by the members under a Contribution Agreement ("Contribution Agreement"). Oasis contributed all the shares of the Company's stock as its contribution to the LLC. eGlobe contributed 1.5 million shares of its common stock and warrants to purchase additional shares of its common stock to the LLC.

     According to the Operating Agreement, the net profits and net losses of the LLC will be allocated 90% to eGlobe and 10% to Oasis. Proceeds from the sales of the Company's stock or its assets will be allocated 100% to Oasis until Oasis has received distributions of at least $9 million and then 90% to Oasis and 10% to eGlobe. Pursuant to the LLC's Operating Agreement, the LLC is an interim step to full ownership of the Company by eGlobe. Once eGlobe has either raised $10 million in new capital or generated three consecutive months of positive cash flow and registered the shares issued in this transaction, the LLC will be dissolved and the Company will become a wholly-owned subsidiary of eGlobe. Under these circumstances, Oasis would receive the shares of common stock and warrants contributed to the LLC by eGlobe. Additionally, even if these conditions are not fulfilled, Oasis has the right to redeem its interest in the LLC at any time in exchange for the shares of common stock and the warrants issued to the LLC by eGlobe.

     In connection with the purchase and installation of equipment and leasehold improvements at the Company's new facility in Miami, Florida, on September 15, 1999, Oasis agreed to loan the Company $451,400. Interest will accrue on the unpaid principal balance at the rate of 7% per annum. The loan is required to be repaid in six equal quarterly principal installments of $75,233 beginning November 30, 1999 with a maturity date of January 31, 2001. eGlobe has guaranteed the Company's obligations under this loan and granted Oasis a security interest in eGlobe's ownership interest in the LLC. As of November 4, 1999, the outstanding principal and accrued interest totaled approximately $451,400 and $4,000, respectively.

     On July 15, 1999, the Company made a capital distribution having an approximate net book value of $335,000, to Oasis consisting of all assets, liquidations, rights and obligations of its Fort Lauderdale call center.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Highpoint International Telecom, Inc. and affiliates
Mountain View, California

     We have audited the accompanying combined balance sheet of Highpoint International Telecom, Inc. and affiliates and the related combined statements of operations, stockholder's and affiliates' equity and cash flows for the nine months ended July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined balance sheet of Highpoint International Telecom, Inc. and affiliates as of July 31, 1999 and the results of their operations and their cash flows for the nine months ended July 31, 1999, in conformity with generally accepted accounting principles.

     The accompanying combined financial statements have been prepared assuming that Highpoint International Telecom, Inc. and affiliates will continue as a going concern. As discussed in Note 1 to the combined financial statements, Highpoint International Telecom, Inc. and affiliates have suffered from recurring net losses and negative cash flow from operations which raise substantial doubt about their ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        /s/ BDO Seidman, LLP


Denver, Colorado
December 16, 1999

                           HIGHPOINT INTERNATIONAL TELECOM, INC. AND AFFILIATES

                                                         COMBINED BALANCE SHEET
--------------------------------------------------------------------------------

                                                                                      JULY 31,
                                                                                        1999
-----------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
 Cash ............................................................................  $   900,000
 Trade accounts receivable, net of allowance for doubtful accounts of $599,000....      822,000
-----------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS .............................................................    1,722,000
-----------------------------------------------------------------------------------------------
LONG-TERM ASSETS
PROPERTY AND EQUIPMENT, net ......................................................    5,482,000
DEPOSITS .........................................................................      900,000
GOODWILL, NET OF ACCUMULATED AMORTIZATION OF $35,000..............................      114,000
-----------------------------------------------------------------------------------------------
TOTAL LONG TERM ASSETS ...........................................................    6,496,000
-----------------------------------------------------------------------------------------------
                                                                                    $ 8,218,000
-----------------------------------------------------------------------------------------------
LIABILITIES
CURRENT LIABILITIES
 Accounts payable ................................................................  $ 1,640,000
 Accrued liabilities .............................................................      614,000
 Athena purchase obligation ......................................................      799,000
 Current maturities of capital lease obligations .................................      715,000
-----------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES ........................................................    3,768,000
LONG TERM LIABILITIES
CAPITAL LEASE OBLIGATIONS ........................................................    1,071,000
-----------------------------------------------------------------------------------------------
TOTAL LIABILITIES ................................................................    4,839,000
-----------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------
STOCKHOLDERS' AND AFFILIATES' EQUITY
 Common stock, no par value, 100,000 shares authorized, 1,000 shares issued and
   outstanding ...................................................................       10,000
 Accumulated deficit and net equity of affiliates ................................    3,369,000
-----------------------------------------------------------------------------------------------
TOTAL EQUITY .....................................................................    3,379,000
-----------------------------------------------------------------------------------------------
                                                                                    $ 8,218,000
-----------------------------------------------------------------------------------------------

            See accompanying notes to combined financial statements

                           HIGHPOINT INTERNATIONAL TELECOM, INC. AND AFFILIATES

                                               COMBINED STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------

                                                                                     NINE MONTHS
                                                                                        ENDED
                                                                                       JULY 31,
                                                                                         1999
------------------------------------------------------------------------------------------------
REVENUES .........................................................................  $  5,823,000
COST OF REVENUES .................................................................     5,768,000
------------------------------------------------------------------------------------------------
GROSS PROFIT .....................................................................        55,000
OPERATING EXPENSES
 Selling, general and administrative expenses ....................................     4,924,000
 Depreciation and amortization ...................................................     1,877,000
------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES .........................................................     6,801,000
------------------------------------------------------------------------------------------------
OPERATING LOSS ...................................................................    (6,746,000)
 Interest expense ................................................................      (251,000)
------------------------------------------------------------------------------------------------
NET LOSS .........................................................................  $ (6,997,000)
------------------------------------------------------------------------------------------------

            See accompanying notes to combined financial statements

                           HIGHPOINT INTERNATIONAL TELECOM, INC. AND AFFILIATES

                     COMBINED STATEMENT OF STOCKHOLDER'S AND AFFILIATES' EQUITY
--------------------------------------------------------------------------------

                                                                                        COMMON STOCK
                                                                                   -----------------------
                                                                                    NUMBER OF
                                                                                      SHARES      AMOUNT
----------------------------------------------------------------------------------------------------------
BALANCE AT NOVEMBER 1, 1998 ......................................................    1,000     $ 10,000
----------------------------------------------------------------------------------------------------------
 Contributions from parent .......................................................       --           --
 Net loss for the period .........................................................       --           --
----------------------------------------------------------------------------------------------------------
BALANCE AT JULY 31, 1999 .........................................................    1,000     $ 10,000
----------------------------------------------------------------------------------------------------------

                                                                                                      CONTRIBUTIONS
                                                                                      ACCUMULATED     AND NET EQUITY
                                                                                        DEFICIT       OF AFFILIATES
--------------------------------------------------------------------------------------------------------------------
BALANCE AT NOVEMBER 1, 1998 ......................................................   $          --    $  3,473,000
--------------------------------------------------------------------------------------------------------------------
 Contributions from parent .......................................................              --       6,893,000
 Net loss for the period .........................................................      (5,462,000)     (1,535,000)
--------------------------------------------------------------------------------------------------------------------
BALANCE AT JULY 31, 1999 .........................................................   $  (5,462,000)   $  8,831,000
--------------------------------------------------------------------------------------------------------------------

                                                                                        TOTAL
------------------------------------------------------------------------------------------------
BALANCE AT NOVEMBER 1, 1998 ......................................................  $  3,483,000
------------------------------------------------------------------------------------------------
 Contributions from parent .......................................................     6,893,000
 Net loss for the period .........................................................    (6,997,000)
------------------------------------------------------------------------------------------------
BALANCE AT JULY 31, 1999 .........................................................  $  3,379,000
------------------------------------------------------------------------------------------------

            See accompanying notes to combined financial statements

                           HIGHPOINT INTERNATIONAL TELECOM, INC. AND AFFILIATES

                                               COMBINED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                      NINE MONTHS
                                                                                         ENDED
                                                                                        JULY 31,
                                                                                          1999
---------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
 Net loss ........................................................................   $  (6,997,000)
 Adjustments to reconcile net loss to net cash used by operating activities:
   Bad debt expense ..............................................................         277,000
   Depreciation and amortization .................................................       1,877,000
 Changes in operating assets and liabilities:
   Accounts receivable ...........................................................        (951,000)
   Accounts payable ..............................................................       1,383,000
   Accrued liabilities ...........................................................         423,000
---------------------------------------------------------------------------------------------------
NET CASH USED BY OPERATING ACTIVITIES ............................................      (3,988,000)
---------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
 Purchase of property and equipment ..............................................      (1,411,000)
 Deposits ........................................................................         (35,000)
---------------------------------------------------------------------------------------------------
NET CASH USED BY INVESTING ACTIVITIES ............................................      (1,446,000)
---------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
 Payments on capital lease obligations ...........................................        (559,000)
 Contributions from parent .......................................................       6,893,000
---------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES ........................................       6,334,000
---------------------------------------------------------------------------------------------------
Net increase in cash .............................................................         900,000
Cash, beginning of period ........................................................              --
---------------------------------------------------------------------------------------------------
CASH, END OF PERIOD ..............................................................   $     900,000
---------------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest ...........................................................   $     251,000
---------------------------------------------------------------------------------------------------

            See accompanying notes to combined financial statements

             HIGHPOINT INTERNATIONAL TELECOM, INC. AND AFFILIATES
                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     The accompanying financial statements include the assets and operations of Highpoint International Telecom, Inc. ("HIT") and certain assets and operations of Highpoint Carrier Services, Inc. ("HCS") and Vitacom Corporation ("VIT") (collectively, the "Company" or "Highpoint"). The three entities are majority owned subsidiaries of Highpoint Telecommunications, Inc. ("HGP"), a publicly traded company on the Canadian Venture Exchange. On October 14, 1999 substantially all of the operating assets of the Company were transferred to iGlobe, Inc. ("iGlobe"), a newly formed subsidiary of HGP. Effective August 1, 1999, eGlobe, Inc. ("eGlobe") assumed operational control of the Company and on October 14, 1999 eGlobe acquired all of the issued and outstanding common stock of iGlobe. The Company has created an infrastructure supplying Internet Protocol ("IP") services, particularly Voice over IP ("VoIP") throughout Latin America.

     During the nine months ended July 31, 1999 the operations of HIT were maintained as a separate entity. The operations of HCS and VIT purchased by eGlobe were divisions within their respective corporations and include allocations of expenses which management believes represent a reasonable allocation of such expenses to present the divisions on a standalone basis. These allocations consist of salary and benefit expenses for operations personnel related to the Space Segment Satellite operations of VIT and the telecommunications business of HCS, depreciation expense, communications expenses and interest expense. The financial information presented does not necessarily reflect what the financial position and results of operations of the Company would have been had it operated as a standalone entity during the period presented and may not be indicative of future results. The financial statements have been prepared to substantially comply with the rules and regulations of the Securities and Exchange Commission for businesses acquired.

     The combined financial statements include the accounts of HIT, HCS and VIT as described above. All material inter-company accounts and transactions have been eliminated.

   Liquidity and Capital Resources

     Highpoint has been funded to date by HGP. The combined financial statements are presented as a standalone, going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Highpoint's ability to generate sufficient revenues and ultimately achieve profitable operations as a standalone entity is uncertain. Ultimately, Highpoint's ability to continue as a going concern is dependent on its ability to generate sufficient, profitable traffic on its network infrastructure and to obtain sufficient working capital, both of which are uncertain at this time. As such, there is substantial doubt about Highpoint's ability to continue as a going concern. The combined financial statements do not include any adjustments to reflect the possible future effects on July 31, 1999 related to the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of Highpoint to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period presented. Actual results could differ from those estimates.

   Goodwill

     Goodwill is being amortized over a three year period using the straight line method. Total amortization expense for the nine months ended July 31, 1999 was $35,000.

             HIGHPOINT INTERNATIONAL TELECOM, INC. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

   Property and Equipment

     Property and equipment is recorded at cost. The Company assesses the recoverability of its property and equipment to determine if an asset impairment has occurred using a cash flow model. No impairments have been recorded to date. Depreciation is computed over the estimated useful lives of three to five years using the straight-line method.

   Deposits

     The Company provides long-term cash deposits to certain vendors to secure contracts for telecommunications services.

   Income Taxes

     The Company accounts for income taxes using an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future consequences of temporary differences between the carrying amounts for financial reporting purposes and the tax bases of assets and liabilities.

     The Company has incurred net losses for financial reporting and tax purposes since inception. As a result of the transfer of the assets of the Company to iGlobe, net operating losses generated through August 1, 1999, the effective date that control of the Company was transferred to eGlobe, will remain with HGP.

   Revenue Recognition

     Revenues from telecommunications services are recognized when the service is provided.

3. ACQUISITION OF STOCK OF iGLOBE

     As discussed in Note 1 to the combined financial statement, on October 14, 1999 eGlobe acquired all of the outstanding common stock of iGlobe. The purchase price consisted of preferred stock of eGlobe with a liquidation value of $9.0 million and assumed liabilities, primarily capital lease obligations of $1.5 million.

     The Series M Preferred Stock carries an annual cumulative dividend of twenty percent, which will accrue and be paid annually or at conversion in cash or eGlobe common stock, at the option of eGlobe, and is convertible into common stock of eGlobe one year after the date of closing of October 14, 1999 at the conversion price of $2.385 or 3,772,003 shares of eGlobe common stock.

     Additionally, HGP received a non-voting beneficial interest in a joint venture business currently known as IP Solutions, B.V. (The "Carried Interest"). The Carried Interest will be equal to twenty percent of the equity interest subscribed to or held by iGlobe in IP Solutions B.V. at October 14, 1999, subject to certain adjustments.

     The purchase price, with the exception of the Carried Interest was paid in full at closing, however, the number of shares of Series M Preferred Stock equal to twenty five percent of the total value of the Preferred Stock will serve as collateral for a period of one year following the closing for the payment of any indemnifiable claim identified in the Stock Purchase Agreement.

     The acquisition was effected under a Stock Purchase Agreement, dated as of October 14, 1999 (the "Purchase Agreement") and related documents.

             HIGHPOINT INTERNATIONAL TELECOM, INC. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

4. PROPERTY AND EQUIPMENT

     Property and equipment are comprised of the following:

                                           JULY 31,
                                             1999
                                       ---------------
 Transmission equipment ..............  $  6,617,000
 Billing System ......................     2,049,000
 Leasehold Improvements ..............       415,000
                                        ------------
                                           9,081,000
 Accumulated depreciation ............    (3,599,000)
                                        ------------
 Property and equipment, net .........  $  5,482,000
                                        ============

     Total  depreciation  expense  was $1,842,000 for the nine months ended July
31, 1999. Transmission equipment with a cost of approximately $1,997,000 and related accumulated amortization of $632,000 has been pledged as collateral under capital lease obligations (Note 5).

5. COMMITMENTS AND CONTINGENCIES

   Operating Leases

     The Company leases its facilities in Mountain View and Los Angeles, California and Denver, Colorado under the terms of operating leases. Future minimum lease payments under non-cancelable leases are as follows:

YEARS ENDING
JULY 31,
------------------------------------------
  2000 .......................  $  811,000
  2001 .......................     720,000
  2002 .......................      89,000
  2003 .......................      80,000
  2004 .......................      81,000
  Thereafter .................     377,000
                                ----------
  Total ......................  $2,158,000
                                ==========

     In addition to the above, the leases generally contain requirements for the payment of property taxes, maintenance and insurance expenses. Total rent expense was $158,000, net of sublease payments for the nine months ended July 31, 1999.

     The   Company   subleases  certain  office  space  at  its  Mountain  View,
California location under non-cancelable subleases. Future sublease payments due to the Company under said subleases are as follows:

YEARS ENDING
JULY 31,
---------------------------
  2000 ..........  $524,000
  2001 ..........   433,000
                   --------
  Total .........  $957,000
                   ========

             HIGHPOINT INTERNATIONAL TELECOM, INC. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

   Capital Lease Obligations

     The Company is committed under capital leases for certain transmission equipment. These leases are for terms ranging from 1.5 to 3 years, bear interest at the rate of 14% and are collateralized by the underlying equipment as defined in the lease. Future minimum lease payments are as follows:

YEARS ENDING
JULY 31,
--------
  2000 ...................................................  $  916,000
  2001 ...................................................     793,000
  2002 ...................................................     386,000
  2003 ...................................................      19,000
                                                            ----------
  Total annual lease payments ............................   2,114,000
  Amounts representing interest ..........................    (328,000)
                                                            ----------
  Present value of future minimum lease payments .........   1,786,000
  Current portion ........................................    (715,000)
                                                            ----------
                                                            $1,071,000
                                                            ==========

   Telecommunications Lines

     In the normal course of business, the Company enters into agreements for the use of satellite communications and telecommunications lines for telephone, network and internet connectivity for its customers. Future minimum payments under such agreements are as follows:

YEARS ENDING
JULY 31,
--------
  2000 ..................  $2,671,000
  2001 ..................   2,826,000
  2002 ..................   1,454,000
                           ----------
  Total .................  $6,951,000
                           ==========

   Legal Proceedings

     The Company is involved in certain legal proceedings that have arisen in the normal course of business. Based on the advice of legal counsel, management does not anticipate that these matters will have a material effect on the Company's financial position, results of operations or cash flows.

6. EMPLOYEE SAVINGS PLAN

     The Company has a voluntary savings plan pursuant to Section 401(k) of the Internal Revenue Code, whereby eligible participants may contribute a percentage of compensation subject to certain limitations. The Company matches employee contributions to the extent of 1% of the employees' contribution and has the option to make discretionary qualified contributions to the plan. No discretionary Company contributions were made for the nine months ended July 31, 1999.

7. ACQUISITION OF ATHENA INTERNATIONAL, LLC

     Effective   November  1,  1998,  HGP  acquired  certain  assets  of  Athena
International, LLC, via an asset purchase agreement by and among HGP and Advantage Capital Partners II Limited Partnership and affiliated entities. Consideration for the assets of $2,199,000 consisted of 140,144 shares of HGP common

             HIGHPOINT INTERNATIONAL TELECOM, INC. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

stock valued at $776,000, cash of $624,000 and $799,000 of purchase consideration due 60 days after the one year anniversary of the closing date. Additional consideration of $200,000 became payable based on certain earn-out targets which were not achieved. Accordingly, the purchase price does not include the earn-out amount.

     The acquisition has been accounted for using the purchase method of accounting. The assets purchased consisted of a telecommunications billing software system valued at $2,050,000, equipment under capital leases of $1,997,000 and related capital lease obligations of $1,997,000. Goodwill of $149,000 was recorded as a result of the purchase.

     HGP assigned its rights and obligations acquired as a result of the Athena transaction to HIT.

8. RELATED PARTY TRANSACTIONS

     For the nine months ended July 31, 1999, VIT sold telecommunications services totaling $268,000 to Vitacom de Columbia Ltda, a wholly owned subsidiary of VIT. VIT purchased $400,000 of telecommunications services from Vitacom de Mexico SA de CV, another wholly owned subsidiary of VIT. HIT purchased telecommunications services totaling $160,000 from Vitacom de Mexico SA de CV, a sister company of HIT.

9. YEAR 2000 ISSUE (UNAUDITED)

     The Company could be adversely affected if its computer systems or the computer systems its suppliers or customers use do not properly process and calculate date related information and data from the period surrounding and including January 1, 2000. Additionally, this issue could impact non-computer system devices. The Company believes that its internal systems and its software are Year 2000 compliant. However, it cannot provide assurances as to the readiness of its suppliers or customers computer systems. At this time, because of the complexities involved in the issue, management cannot provide assurances that the Year 2000 issue will not have an impact on the Company's operations.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Coast International, Inc.
Lenexa, Kansas

     We have audited the accompanying balance sheet of Coast International, Inc. as of September 30, 1999 and the related statements of income, stockholders' deficit and cash flows for the nine month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coast International, Inc. at September 30, 1999 and the results of its operations and its cash flows for the nine month period then ended in conformity with generally accepted accounting principles.


                                        /s/ BDO Seidman, LLP

February 3, 2000

                                                       COAST INTERNATIONAL, INC.

                                                                   BALANCE SHEET
--------------------------------------------------------------------------------

                                                                                    SEPTEMBER 30,
                                                                                        1999
-------------------------------------------------------------------------------------------------
ASSETS (NOTE 2)
CURRENT:
 Cash ............................................................................   $  426,000
 Trade accounts receivable, less allowance .......................................    2,122,000
 Other current assets ............................................................        4,000
-------------------------------------------------------------------------------------------------
Total current assets .............................................................    2,552,000
-------------------------------------------------------------------------------------------------
PROPERTY AND EQUIPMENT (NOTE 1),
 net of accumulated depreciation and amortization ................................    1,091,000
DEPOSITS .........................................................................       13,000
-------------------------------------------------------------------------------------------------
                                                                                     $3,656,000
-------------------------------------------------------------------------------------------------

See   accompanying  summary  of  accounting  policies  and  notes  to  financial statements.

                                                       COAST INTERNATIONAL, INC.

--------------------------------------------------------------------------------

                                                                                 SEPTEMBER 30,
                                                                                     1999
----------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT:
 Notes payable to stockholder/affiliate (Note 2) ..............................  $ 2,499,000
 Accounts payable .............................................................      519,000
 Accrued expenses .............................................................      582,000
 Installment obligation .......................................................      272,000
 Current maturities of capital lease obligations (Note 5) .....................       92,000
----------------------------------------------------------------------------------------------
Total current liabilities .....................................................    3,964,000
 Capital lease obligations, less current maturities (Note 5) ..................      196,000
----------------------------------------------------------------------------------------------
Total liabilities .............................................................    4,160,000
COMMITMENTS AND CONTINGENCY (NOTES 3, 4, 5 AND 9)
 STOCKHOLDERS' DEFICIT:
   Common stock, no par value, 2,500 shares authorized, 1,846 shares issued and
    outstanding ...............................................................      412,000
   Accumulated deficit ........................................................     (916,000)
----------------------------------------------------------------------------------------------
Total stockholders' deficit ...................................................     (504,000)
                                                                                 $ 3,656,000
----------------------------------------------------------------------------------------------

See   accompanying  summary  of  accounting  policies  and  notes  to  financial statements.

                                                       COAST INTERNATIONAL, INC.

                                                            STATEMENTS OF INCOME
--------------------------------------------------------------------------------

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                                         1999
------------------------------------------------------------------------------------
NET REVENUE ...................................................       $10,371,000
COST OF REVENUE ...............................................         4,574,000
------------------------------------------------------------------------------------
GROSS PROFIT ..................................................         5,797,000
Selling, general and administrative expenses (Note 4) .........         5,275,000
------------------------------------------------------------------------------------
Income from operations ........................................           522,000
Interest expense (Note 2) .....................................           207,000
------------------------------------------------------------------------------------
NET INCOME ....................................................       $   315,000
------------------------------------------------------------------------------------

See   accompanying  summary  of  accounting  policies  and  notes  to  financial statements.

                                                       COAST INTERNATIONAL, INC.

                                              STATEMENT OF STOCKHOLDERS' DEFICIT
--------------------------------------------------------------------------------

                                                                                     COMMON STOCK
                                                                                 ---------------------
NINE MONTHS ENDED SEPTEMBER 30, 1999                                              SHARES     AMOUNT
------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1999 .......................................................  1,846    $ 412,000
 Distributions to stockholders .................................................     --           --
 Net income for the period .....................................................     --           --
------------------------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 1999 ....................................................  1,846    $ 412,000
------------------------------------------------------------------------------------------------------

                                                                                   ACCUMULATED
NINE MONTHS ENDED SEPTEMBER 30, 1999                                                 DEFICIT         TOTAL
----------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1999 .......................................................   $ (928,000)    $ (516,000)
 Distributions to stockholders .................................................     (303,000)      (303,000)
 Net income for the period .....................................................      315,000        315,000
----------------------------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 1999 ....................................................   $ (916,000)    $ (504,000)
----------------------------------------------------------------------------------------------------------

See   accompanying  summary  of  accounting  policies  and  notes  to  financial statements.

                                                       COAST INTERNATIONAL, INC.

                                                         STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                    NINE MONTHS ENDED
INCREASE (DECREASE) IN CASH                                                         SEPTEMBER 30, 1999
------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
 Net income ......................................................................    $    315,000
 Adjustments to reconcile net income to
 Depreciation and amortization ...................................................         375,000
 Provision for bad debts .........................................................         715,000
 Changes in operating assets and liabilities:
   Trade accounts receivable .....................................................         413,000
   Other assets ..................................................................          (3,000)
   Accounts payable ..............................................................        (143,000)
   Accrued expenses ..............................................................        (773,000)
------------------------------------------------------------------------------------------------------
Cash provided by operating activities ............................................         899,000
------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
 Acquisitions of property and equipment ..........................................        (211,000)
 Proceeds from sale of fixed assets ..............................................          46,000
------------------------------------------------------------------------------------------------------
Cash used in investing activities ................................................        (165,000)
------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
 Net proceeds from notes payable to stockholder ..................................         100,000
 Payments on notes payable to stockholder ........................................        (252,000)
 Principal payments on installment obligation ....................................        (677,000)
 Distributions to stockholders ...................................................        (303,000)
------------------------------------------------------------------------------------------------------
Cash used in financing activities ................................................      (1,132,000)
------------------------------------------------------------------------------------------------------
Net decrease in cash .............................................................        (398,000)
CASH, beginning of period ........................................................         824,000
------------------------------------------------------------------------------------------------------
CASH, end of period ..............................................................    $    426,000
------------------------------------------------------------------------------------------------------

See   accompanying  summary  of  accounting  policies  and  notes  to  financial statements.

                            COAST INTERNATIONAL, INC.
                         SUMMARY OF ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

     Coast International, Inc. ("Coast") is a provider of domestic and international long distance telephone and internet services. Coast offers competitive discounted calling plans which are available to customers in the United States.

     Coast is a non-facilities based inter-exchange carrier that routes customers' calls over a transmission network consisting primarily of dedicated long-distance lines secured by Coast from other carriers. One of these carriers provides the call record information from which Coast bills substantially all of its customer base. Management believes other carriers could provide the same service at comparable terms.

     On April 1, 1999, Coast acquired certain assets of ISPN, Inc. ("ISPN"), an entity under common control, for $1,000,000. ISPN is a large scale provider of internet services to the rural and local telephone company markets across the United States as well as a provider of technical help-desk services to telephone companies and other service-oriented companies. The purchase price was payable $200,000 at closing and $100,000 monthly thereafter without interest through December 1999. The deferred payments have been discounted to reflect an effective interest rate of 10%. As of September 30, 1999 the installment obligation totaled $272,000, net of the remaining $5,000 discount. The net assets received have been accounted for at the lower of ISPN's historical net book value or estimated fair market value totaling $284,000. The consideration paid in excess of the historical cost of $689,000 was charged to stockholders' equity as a deemed dividend.

     On April 26, 1999, Coast acquired all of the outstanding common stock of Interactive Media Works ("IMW"), an entity under common control, in exchange for 646 shares of common stock of Coast. IMW is an interactive voice response service bureau providing 1-800 toll free and internet based promotions, sweepstakes, contests and surveys for large national brands and media stimulated programs or events within the United States.

     Prior to Coast's April 1999 acquisitions of ISPN and IMW all three companies were under common control through majority ownership. Accordingly, the accompanying financial statements include the accounts of Coast, ISPN and IMW (collectively the "Company") for the full nine month period ended September 30, 1999 as if the companies combined on January 1, 1999. All material intercompany accounts and transactions are eliminated.

     Additionally, on December 2, 1999, the Company was acquired by eGlobe, Inc. ("eGlobe") (see Note 6).

     The accompanying financial statements for the nine month period ended September 30, 1999 may not necessarily be indicative of the results to be expected for the year ending December 31, 1999.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

     Financial   instruments   which   potentially   subject   the   Company  to
concentrations of credit risk consist principally of cash and trade accounts receivable.

     The Company places its cash and temporary cash investments with quality financial institutions. At times, such investments may be in excess of Governmental insured limits.

                            COAST INTERNATIONAL, INC.
                  SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)

     Concentrations of credit risk with respect to trade accounts receivable are limited due to the wide variety of customers and markets which comprise the Company's customer base, as well as their dispersion across many different geographic areas. Generally, the Company does not require collateral or other security to support customer receivables.

PROPERTY, EQUIPMENT DEPRECIATION AND AMORTIZATION


     Property and equipment are recorded at cost. Depreciation is calculated using, straight-line and accelerated methods over the estimated useful lives of the assets ranging from five to seven years. Leasehold improvements are amortized over a lease term of three years.


REVENUE RECOGNITION

     Coast recognizes revenue upon completion of telephone calls by the end users. IMW and ISPN recognize revenue as services are provided. Allowances are provided for estimated uncollectible accounts.

INCOME TAXES

     The Company,with the consent of their stockholders, has elected under the Internal Revenue Code to be an S-corporation. In lieu of corporate income taxes, the stockholders are taxed on their proportional share of the Company's taxable income. Therefore, no provision or liability for income taxes is included in the financial statements.

ADVERTISING

     The Company expenses advertising costs as they are incurred. Advertising expense was $114,000 for the nine months ended September 30, 1999.

CASH EQUIVALENTS

     The Company considers cash and all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

CASH FLOWS

     For the nine month period ended September 30, 1999 cash paid for interest approximated interest expense.

LONG-LIVED ASSETS

     Long-Lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the expected future cash flow from the use of the assets and its eventual disposition is less than the carrying amount of the assets, an impairment loss is recognized and measured using the asset's fair value.

                            COAST INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS

1. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                   SEPTEMBER 30,
                                                                       1999
                                                                  --------------
       Office and computer equipment ..........................     $3,268,000
       Leasehold improvements .................................        170,000
       Furniture and equipment ................................         71,000
       Software ...............................................         51,000
                                                                    ----------
                                                                     3,560,000
       Less accumulated depreciation and amortization .........      2,469,000
                                                                    ----------
                                                                    $1,091,000
                                                                    ----------

     Total depreciation and amortization expense for the nine months ended September 30, 1999 was approximately $375,000. Office and computer equipment with a total cost and accumulated depreciation of $304,000 and $76,000 has been pledged as collateral under capital lease obligations (Note 5).

2. NOTES PAYABLE TO STOCKHOLDER/AFFILIATE

     On April 1, 1999 and March 5, 1999, respectively, the Company entered into two new revolving line of credit agreements of $300,000 and $3,000,000 with a stockholder and with a corporation affiliated with a stockholder. Both agreements expire July 1, 2000, bear interest at a bank's prime rate plus 1.5% (9.75% at September 30, 1999) and are secured by substantially all of the assets of the Company. These agreements also require a monthly commitment fee equal to 0.10% of the available line of credit balances. For the nine month period ended September 30, 1999 total interest and fees paid to the stockholder and the affiliate under these agreements were approximately $112,000. In connection with these agreements, the stockholder and affiliate have agreed to continue to advance to the Company, on an ongoing basis, the necessary working capital funds required for its operations. At September 30, 1999, $260,000 and $1,880,000 were outstanding under these line of credit agreements. On November 29, 1999, the stockholder line of credit was paid in full and the Company increased its outstanding affiliate line of credit balance to $3,000,000. See
Note 7 for discussion of these subsequent events and Note 4 for additional related party transactions.

     In connection with the merger with IMW, the Company assumed a note payable to a corporation affiliated with a stockholder which bears interest at a bank's prime rate plus 2.5% (10.75% at September 30, 1999). The note is secured by substantially all of the assets of the Company. At September 30, 1999, approximately $359,000 was outstanding on the note, which was also subsequently paid in full on November 29, 1999 (see Note 7).

3. OPERATING LEASES

     The Company leases office space under noncancelable operating leases in Lenexa, Kansas, Minneapolis, Minnesota and Overland Park, Kansas. The Overland Park office space is being subleased to a third party. Future minimum lease payments under the leases and future minimum rentals receivable under the sublease are as follows:

                                                 YEARS ENDING SEPTEMBER 30,
                                   ------------------------------------------------------
                                       2000           2001         2002          TOTAL
                                   ------------   -----------   ----------   ------------
Minimum rentals ................    $ 201,000      $  75,000     $ 8,000      $ 284,000
Sublease rental income .........      (41,000)       (17,000)         --        (58,000)
                                    ---------      ---------     -------      ---------
 Total .........................    $ 160,000      $  58,000     $ 8,000      $ 226,000
                                    =========      =========     =======      =========

                           COAST INTERNATIONAL, INC.
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

3. OPERATING LEASES - (CONTINUED)

     For the nine month period ended September 30, 1999 rent expense was approximately $114,000.

4. RELATED PARTY TRANSACTIONS

     For the nine month period ended September 30, 1999, included in selling, general and administrative expenses in the accompanying statement of income were bonuses and fees paid to the Company's three stockholders totaling approximately $32,000.

     The Company has an agreement with an employee leasing services corporation affiliated with a stockholder under which the Company leases substantially all of its employees. Under the terms of the agreement, in exchange for the services of such employees, the Company pays the leasing services corporation a leasing services fee equal to the aggregate gross pay, payroll taxes, related benefits and an appropriate portion of the costs incurred and attributable to the employees, as defined.

     As part of the related benefits payable under this agreement, the Company makes matching contributions to a long-term savings plan maintained by the employee leasing company for eligible employees equal to 50% of the employee's contributions up to 6% of the employee's compensation as defined.

     Approximate costs incurred under the leasing services agreement for the nine month period ended September 30, 1999 are summarized as follows:

       Payroll, payroll taxes and related benefits .........    $ 1,941,000
       Savings plan matching contributions .................         44,000
       Cost attributable to employees ......................          6,000
                                                                -----------
                                                                $ 1,991,000
                                                                -----------

5. COMMITMENTS

     The Company has a contract with a long-distance telecommunications company to provide telecommunications services for the Company's customers. The agreement covers the pricing of services for a term of 36 months beginning October 1, 1999. Under the terms of the agreement, the Company has a minimum usage commitment of $125,000 per month through September 30, 2000. The minimum usage commitment may be decreased in the second and third year of the agreement if the cumulative usage is achieved in the first year of the agreement.

     The Company is committed under a capital lease for certain transmission equipment. This lease is for a term of three years and bears interest at the rate of 8.5% and is collateralized by the underlying equipment as defined in the lease. Future minimum lease payments are as follows:

YEARS ENDING
SEPTEMBER 30
--------------------------------------------------------------
       2000 ......................................    $116,000
       2001 ......................................     116,000
       2002 ......................................      97,000
                                                      --------
       Total .....................................     329,000
       Less amount representing interest .........      41,000
                                                      --------
                                                       288,000
       Less current maturities ...................      92,000
                                                      --------
                                                      $196,000
                                                      --------

                            COAST INTERNATIONAL, INC.
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

6. ACQUISITION OF COAST BY eGLOBE

     Effective December 2, 1999, eGlobe, Inc. ("eGlobe"), through its new subsidiary, eGlobe/Coast, Inc., acquired all the outstanding common stock of Coast. The purchase price of $19.4 million consisted of 882,904 shares of eGlobe's common stock and 16,100 shares of eGlobe's Series O Convertible
Preferred Stock ("Series O Preferred"). The Series O Preferred Stock is convertible into a maximum of 3,220,000 shares of common stock and has a liquidation value of $16.1 million.

7. SUBSEQUENT EVENTS

     On November 29, 1999, the Company increased its existing line of credit with the affiliated corporation to the maximum $3,000,000 and entered into a note agreement with that affiliate for $250,000. The additional funds received, totaling $1,370,000, were used to pay down the $260,000 outstanding stockholder line of credit and the $359,000 outstanding loan held by IMW with a corporation affiliated with a stockholder and to pay distributions to the existing stockholders of the Company totaling $575,000.

8. SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental disclosure of cash flow information and non-cash investing and financing activities follow:

                                                                    NINE MONTHS ENDED
                                                                      SEPTEMBER 30,
                                                                          1999
                                                                   ------------------
       Cash paid for interest ..................................        $ 226,000
       Property and equipment acquired in acquisition of
        ISPN in exchange for installment obligation ............          284,000
       Equipment obtained under a capital lease obligation .....          288,000

9. YEAR 2000 ISSUES (UNAUDITED)

     Like other companies, Coast International, Inc. could be adversely affected if the computer systems the Company, its suppliers or customers use do not properly process and calculate date-related information and data from the period surrounding and including January 1, 2000. This is commonly known as the "Year 2000" ("Y2K") issue. Additionally, this issue could impact non-computer systems and devices such as production equipment, elevators, etc. While the Company's project to assess and correct Y2K related issues regarding the year 2000 has been completed, and the Company has not experienced any significant Y2K related events, interactions with other companies' systems make it difficult to conclude there will not be future effects. Consequently, at this time, management cannot provide assurances that the Year 2000 issue will not have an impact on the Company's operations.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated.



         Blue Sky Fees and Expenses ..............  $      0
         Accounting Fees and Expenses ............  $200,000
         Legal Fees and Expenses .................  $175,000
         Printing and Engraving Expenses .........  $ 70,000
                                                    --------
  Total ..........................................  $445,000


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware corporation law, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in non derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware corporation law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. Our Restated Charter contains provisions that provide that no director of eGlobe shall be liable for breach of fiduciary duty as a director except for

     o any   breach  of  the  director's  duty  of  loyalty  to  eGlobe  or  our stockholders;

   o acts   or  omissions  not  in  good  faith  or  which  involve  intentional misconduct or a knowing violation of the law;

     o liability under Section 174 of the Delaware Corporation Law; or

   o any transaction from which the director derived an improper personal benefit. Our Restated Certificate of Incorporation and our Bylaws contains provisions that further provide for the indemnification of directors and officers to the fullest extent permitted by the Delaware Corporation Law.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since August 1, 1997, we offered and sold the following equity securities that were not registered under the Securities Act:

 1. On January 1, 1998, we issued warrants to purchase 15,000 shares of our common stock at an exercise price of $.01 per share to ING in connection with an extension of its $6.0 million loan to us. The warrant is exercisable at anytime until February 18, 2007. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.

 2. On January 1, 1998, we issued warrants to purchase 12,000 shares of our common stock at an exercise price of $2.75 per share to AIM in exchange for public relations services rendered to us. The warrant is exercisable at anytime until January 1, 1999. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.

 3. On February 23, 1998, we issued warrants to purchase 500,000 shares of our common stock at an exercise price of $3.03 per share to IDT Corporation in connection with its $7.5 million loan to us. The warrant is exercisable at anytime until February 23, 2001. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.

 4. On June 18, 1998, we issued to an existing stockholder in connection with his $1 million loan to us warrants to purchase 67,000 shares of our common stock at an exercise price of $3.03125 per share, and we repriced to $3.75 and extended existing warrants for 55,000 shares of common stock. Subsequent to December 31, 1998, the exercise price of the 122,000 warrants was lowered to $1.5125 per share and the expiration dates were extended through January 31, 2002. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.

 5. On July 9, 1998, we issued 28,700 shares of our common stock to an existing stockholder in connection with a price guarantee relating to the securities litigation. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.

 6. On September 1, 1998, we issued a warrant to purchase 25,000 shares of our common stock at an exercise price of $2.00 per share to Joginder Soni in connection with his $250,000 loan to a subsidiary of ours. The warrant is exercisable at any time until September 1, 2003. We advanced the proceeds to a software company that we were negotiating to acquire for development of unified messaging software. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.

 7. On September 2, 1998, we issued a warrant to purchase 2,500 shares of our common stock at an exercise price of $2.00 per share to Brookshire Securities in exchange for services rendered to us. The warrant is exercisable at anytime until September 1, 2003. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.

 8. On December 2, 1998, we issued (a) 500,000 shares of Series B Preferred Stock, which are convertible into up to 2,500,000 shares (2,000,000 shares until stockholder approval is obtained) of common stock, subject to adjustment as described below, (b) the IDX Warrants, subject to IDX's achievement of certain revenue and EBITDA objectives, at an exercise price of $.001 per share, if stockholder approval is obtained, and (c) $5.4 million, which amount is subject to decrease, in interest bearing convertible subordinated promissory notes in exchange for all of the stock of IDX. The shares of Series B Preferred Stock are convertible at the holders option at any time at the then current conversion rate. The shares of Series B Preferred Stock will automatically convert into shares of our common stock on the earlier to occur of (a) the first date that the 15 day average closing sales price of our common stock is equal to or greater than $8.00 or (b) 30 days after the later to occur of (1) December 2, 1999 or (2) the receipt of any necessary stockholder approval relating to the issuance of the common stock upon such conversion, subject to IDX's achievement of certain revenue and EBITDA objectives. The IDX Warrants are exercisable only to the extent that IDX achieves certain revenue and EBITDA goals over the twelve months ending December 2, 1999 and stockholder approval is received. We have "guaranteed" a price of $8.00 per share at December 2, 1999 to recipients of the common stock issuable upon the conversion or exercise, as the case may be, of the Series B
    Preferred Stock and IDX Warrants, subject to IDX's achievement of certain revenue and EBITDA objectives. If the market price is less than $8.00 on December 2, 1999, subject to IDX's achievement of certain revenue and EBITDA objectives, we will issue additional shares of common stock upon conversion of the Series B Preferred Stock and exercise of the IDX Warrants (subject to the receipt of any necessary stockholder approval) based on the ratio of $8.00 to the market price, but not more than an aggregate of 7 million additional shares of common stock. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because there were fewer than 35 purchasers, each purchaser was an accredited investor or with his purchaser representative has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment or we reasonably believed immediately prior to making any sale that such purchaser fell within this description and we satisfied the information delivery requirements of Rule 502.

 9. On December 28, 1998, we exchanged Mr. Jensen's holding of 1,425,000 shares of common stock for 75 shares of Series C Preferred Stock convertible into 1,875,000 shares of common stock at such date based on the terms of the Series C Preferred Stock. The shares of Series C Preferred Stock are convertible, at the holders' option, into shares of our common stock at any time after 180 days following the closing at a conversion price, which is subject to adjustment if we issue our common stock for less than the conversion price, equal to 90% of the ten day average of the market price prior to the conversion date but not less than $4 nor greater than $6 per share. On February 16, 1999, we exchanged the outstanding shares of Series C Preferred Stock for 3,000,000 shares of our common stock. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.

10. On December 31, 1998, we issued an aggregate of 62,500 shares of our common stock and a warrant to purchase 50,000 shares of our common stock at an exercise price of $1.63 per share along with other consideration of $2.1 million, $1.1 million, subject to adjustment, in exchange for all of the stock of UCI. In addition, we agreed to issue an additional 62,500 shares of common stock on February 1, 2000 subject to adjustment based on UCI meeting certain revenue targets. We also agreed to issue additional shares of common stock if the market price of our common stock on February 1, 2000 is less than $8.00 per share, subject to adjustment, based on UCI meeting its revenue targets. The warrants are exercisable immediately and expire on December 31, 2003. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because each of the purchasers were accredited investors.

11. On January 12, 1999, we concluded a $3 million private placement with Vintage Products Ltd. pursuant to which we sold 30 shares ($100,000 per share value) of our Series D Preferred Stock and granted warrants valued at $343,000 to purchase (a) 112,500 shares of our common stock at an exercise price of $.01 per share and (b) 60,000 shares of our common stock at an exercise price of $1.44 per share. These warrants are immediately exercisable and have an expiration date of January 12, 2002. The shares of Series D Preferred Stock were convertible, at the holder's option, into shares of our common stock any time after 90 days from issuance at a conversion price equal to $1.60. The shares of Series D Preferred Stock automatically convert into common stock upon the earliest of (i) the first date on which the market price of the common stock is $5.00 or more per share for any 20 consecutive trading days, (ii) the date on which 80% or more of the Series D Preferred Stock has been converted into common stock, or (iii) the date we close a public offering of equity securities at a price of at least $3.00 per share with gross proceeds of at least $20.0 million. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Regulation S because the sale was made in an offshore transaction, no directed selling efforts were made in the United States by us, a distributor, any of our affiliates or those of a distributor or any person acting on our behalf or on  behalf  of  a  distributor and we satisfied the requirements of Rule 903
    (b)  (3)  (as to the shares issued pursuant to the Series D Preferred Stock)
    and the requirements of 903 (b) (5) (as to the shares issued pursuant to the warrants). Gerard Klauer Mattison acted as the broker in this transaction and was paid a 5.25% commission. We used the proceeds of such private placement for general corporate purposes and/or working capital expenses incurred in the ordinary course of business.

12. On January 12, 1999, we granted Gerard Klauer Mattison & Co., Inc. warrants valued at $650,000 to purchase 331,125 shares of common stock as consideration for services provided as described in 1 above. The warrants have an exercise price of $1.51, are immediately exercisable, and have an expiration date of January 12, 2004. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.

13. On February 12, 1999, we issued 1,010,000 shares of our Series F Preferred Stock valued at $2.0 million (per share value of $1.937), and paid $125,000 in cash and $150,000 in promissory notes in exchange for all of the stock of Telekey to the former stockholders of Telekey. In addition, we agreed to issue at least 505,000 and up to 1,010,000 shares of our Series F Preferred Stock two years later, subject to Telekey's meeting certain revenue and EBITDA tests. The minimum of 505,000 shares were valued at $979,000 (per share value of $1.937). The Series F Preferred Stock can be converted at the option of the holder at any time after issuance.  The  Series  F  Preferred  Stock  conversion rate is equal to the quotient  obtained  by  dividing  $4.00  by  the  applicable Series F Market
    Factor. The Series F Market Factor is equal to $4.00 if the Series F Preferred Stock converts prior to December 31, 1999. After such date the Series F Market Factor is equal to (i) $2.50 if the market price (equal to the average closing price of our common stock over the 15 trading days prior to the conversion date) is less than or equal to $2.50; (ii) the market price if the market price is greater than $2.50 but less than
    $4.00; or (iii) $4.00 if the market price is greater than or equal to $4.00. The shares of Series F Preferred Stock automatically convert into shares of common stock on the earlier to occur of (a) the first date as of which the market price is $4.00 or more for any 15 consecutive trading days during any period that the Series F Preferred Stock is outstanding, or (b) July 1, 2001. We guaranteed a price of $4.00 per share at December 31, 1999 to recipients of the common stock issuable upon the conversion of the Series F Preferred Stock, subject to Telekey's achievement of certain defined revenue and EBITDA objectives. If the market price is less that $4.00 on December 31, 1999, we will issue additional shares of common stock upon conversion of the Series F Preferred Stock based on the ratio of $4.00 to the market price, but not more than an aggregate of 600,000 additional shares of common stock. The shares issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because each purchaser was an accredited investor.

14. On February 16, 1999, we concluded a $5 million private placement (per share value of $100,000) with EXTL Investors pursuant to which we sold 50 shares of our Series E Preferred Stock that was convertible at the election of the holder at the issuance date and granted warrants valued at $1.1 million to purchase (a) 723,000 shares of our common stock at an exercise price of $2.125 per share and (b) 277,000 shares of our common stock at an exercise price of $.01 per share. The warrants are exercisable immediately and have an expiration date of February 16, 2002. . The shares of Series E Preferred Stock automatically convert into shares of our common stock, on the earliest to occur of (a) the first date as of which the last reported sales price of our common stock on Nasdaq is $5.00 or more for any 20 consecutive trading days during any period in which the Series E Preferred Stock is outstanding, (b) the date that 80% or more of the Series E Preferred Stock has been converted into common stock, or (c) we complete a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to us of at least $20.0 million. The initial conversion price for the Series E Preferred Stock is $2.125, subject to adjustment if we issue common stock for less than the conversion price. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor. Gerard Klauer Mattison acted as the broker in this transaction and was paid a 5.25% commission. We used the proceeds of such private placement for general corporate purposes and/or working capital expenses incurred in the ordinary course of business.

15. On March 23, 1999, we issued 431,729 shares of our common stock (per share value of $2.375) and granted warrants valued at $62,000 to purchase 43,173 shares of our common stock at an exercise price of $.01 per share to the former IDX stockholders in payment of the first convertible subordinated promissory note in the original principal amount of $1,000,000 issued in connection with our acquisition of IDX. The warrants are immediately exercisable and expire on March 23, 2002.

16. On March 31, 1999, we issued 125,000 shares of our common stock valued at $200,000 (per share value of $1.60) and granted warrants valued at $102,000 to purchase (a) 40,000 shares of our common stock at an exercise price of $1.00 per share and (b) 40,000 shares of our common stock at an exercise price of $1.60 per share to Seymour Gordon, an existing stockholder, in payment of a promissory note in the original principal amount of $200,000. The warrants are immediately exercisable and expire on January 31, 2004. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.


17. In  April  1999,  we  granted  warrants  valued  at $2.9 million to purchase
    1,500,000 shares (1,000,000 of which have expired) of our common stock at an exercise price of $.01 per share to EXTL Investors LLC in connection with a $7 million loan to our wholly owned subsidiary, eGlobe Financing Corporation. The warrants are immediately exercisable, and the remaining warrants expire on April 9, 2002. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.


18. On April 15, 1999, we granted Executive Lending LLC warrants valued at $23,496 to purchase 10,000 shares of our common stock at an exercise price of $2.18 in connection with a loan. Such shares became exercisable 5 days after their issuance and expire on April 15, 2001. The warrants issued in such private placement are exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.


19. In May 1999, we concluded a private placement of $2 million with an existing shareholder pursuant to which we sold 20 shares of our Series D Preferred Stock (per share value of $100,000) and granted warrants valued at $540,000 to purchase (a) 75,000 shares of our common stock at an exercise price of $.01 per share that expire June 2, 2002, (b) 40,000 shares of our common stock at an exercise price of $1.60 per share that expire June 2, 2002 and (c) 76,923 shares of our common stock at an exercise price of $.01 per share that expire May 30, 2002. The warrants were immediately exercisable. The shares of Series D Preferred Stock were convertible, at the holder's option, into shares of our common stock any time after 90 days from issuance at a conversion price equal to $1.60. The shares of Series D Preferred Stock automatically convert into common stock upon the earliest of (i) the first date on which the market price of the common stock is $5.00 or more per share for any 20 consecutive trading days, (ii) the date on which 80% or more of the Series D Preferred Stock has been converted into common stock, or (iii) the date we close a public offering of equity securities at a price of at least $3.00 per share with gross proceeds of at least $20.0 million. The shares issued in such private placement were exempt from the registration requirements of the Securities Act under Regulation S because the sale was made in an offshore transaction, no directed selling efforts were made in the United States by us, a distributor, any of our affiliates or those of a distributor or any person acting on our behalf or on behalf of a distributor and we satisfied the requirements of Rule 903 (b) (3) (as to the shares issued pursuant to the Series D Preferred Stock) and the requirements of 903 (b) (5) (as to the shares issued pursuant to the warrants). Gerard Klauer Mattison acted as the broker in this transaction and was paid a 5.25% commission. We used the proceeds of such private placement for general corporate purposes and/or working capital expenses incurred in the ordinary course of business.

20. On June 2, 1999, we granted Gerard Klauer Mattison & Co., Inc. warrants for an aggregate value of $168,000 that are exercisable beginning June 20, 2000 (subsequently renegotiated and exercised in August 1999) to purchase 85,470 shares of common stock as consideration for services provided as described in 8 above. The warrants have an exercise price of $1.37 and expire January 12, 2004. The shares issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.


21. On June 17, 1999, we issued one share of Series G Preferred Stock valued at $3.0 million as part of the consideration for certain assets of Connectsoft Communications Corporation and Connectsoft Holding Corp. to American United Global, Inc. The Series G Preferred Stock holder may elect to make the shares of Series G Preferred Stock convertible into shares of our common stock at any time from and after October 1, 1999, with a conversion price equal to 75% of the market price of our common stock at the time of conversion. The minimum conversion price for the Series G Preferred Stock is $3.00, subject to adjustment if we issue common stock for less than the conversion price. We will automatically redeem the Series G Preferred Stock at a price equal to the face value plus accrued and unpaid dividends of Series G Preferred Stock, in cash, upon the first to occur of the following dates: (1) on the first date on which we receive in any transaction or series of transactions, any equity financing of at least $25 million or (2) at any time following the date that is five years after we issue the Series G Preferred Stock. Additionally, the Series G
    Preferred Stock is redeemable by us at any time upon 30 days notice. Such security subsequently has been exchanged for a different security. The shares issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.

22. In June 1999, we issued 54,473 shares of our common stock for an aggregate value of $99,000 (per share value of $1.81) to Fleming Fogtmann in connection with the settlement of certain claims. The shares issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.

23. In July 1999, we issued 140,599 shares of our common stock (per share value of $3.07) to the former IDX preferred stockholders in payment of the convertible subordinated promissory note in the original principal amount of $418,024 plus accrued interest issued in connection with our acquisition of IDX.

24. In July 1999, we issued (a) 500,000 shares of Series H Preferred Stock in exchange for 500,000 shares of Series B Preferred Stock, (b) new warrants to purchase up to 1,250,000 (subsequently renegotiated to 1,087,500) shares of common stock subject to IDX meeting certain revenue, traffic and EBITDA levels on September 30, 2000 or December 31, 2000 (if the levels are not met on September 30, 2000) in exchange for the IDX Warrants, and
    (c) 400,000 shares of Series I Preferred Stock valued at $4.0 million (per share value of $10.00) in exchange for $4.0 million in interest bearing convertible subordinated promissory notes to the former stockholders of IDX. The shares of Series H Preferred Stock convert automatically into a maximum of 3,750,000 shares of common stock, subject to adjustment as described below, on January 31, 2000 or earlier if the closing sale price of the common stock is equal to or greater than $6.00 for 15 consecutive trading days. Providing the Series H Preferred Stock had not converted, we guaranteed a price of $6.00 per share on January 31, 2000. The warrants have an exercise price of $0.001 and expire December 31, 2000. We had the option, to redeem 150,000 shares of the Series I Preferred Stock prior to February 14, 2000 at a price of $10.00 per share plus 8% of the value of Series I Preferred Stock per annum from December 2, 1998 through the date of redemption. We had the option to redeem 250,000 shares of Series I Preferred Stock prior to July 17, 2000 at a price of $10.00 per share plus 8% of the value of Series I Preferred Stock per annum from December 2, 1998 through the date of redemption for cash, common stock or a combination of the two. Any Series I Preferred Stock not redeemed by the applicable dates discussed above automatically converts into common stock based on a conversion price of $10.00 per share plus 8% per annum of the value of the Series I Preferred Stock from December 2, 1998 through the date of conversion divided by the greater of the average closing price of common stock over the 15 days immediately prior to conversion or $2.00 up to a maximum of 3.9 million shares of common stock. We made a written election in August 1999 to pay the 8% of the value in shares of common stock upon redemption or conversion. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because there were fewer than 35 purchasers, each purchaser was an accredited investor or with his purchaser representative has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment or we reasonably believed immediately prior to making any sale that such purchaser fell within this description and we satisfied the information delivery requirements of Rule 502.

25. On July 14, 1999, we granted Dr. Joginder Soni warrants valued at $33,979 to purchase 25,000 shares of our common stock at an exercise price of $2.82 per share. Such warrants are exercisable immediately and expire on July 14, 2003. The warrants issued in such private placement are exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.

26. On  August  25,  1999,  we  concluded  a  $250,000 private placement with an existing stockholder, Seymour Gordon, pursuant to which we sold 160,257 shares of our common stock and granted warrants to purchase 60,000 shares of our common stock at an exercise price of $1.00 per share. The warrants are exercisable immediately and have an expiration date of August 25, 2004. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of
    Regulation D because each purchaser was an accredited investor. We used the proceeds of such private placement for general corporate purposes and/or working capital expenses incurred in the ordinary course of business.

27. On August 30, 1999, we issued (a) 416,595 shares of our common stock to Gerard Klauer Mattison & Co., Inc. upon its exercise of warrants granted in January 1999 and June 1999 and (b) 100,000 shares of our common stock to Vintage Products, Ltd. upon its exercise of warrants granted in January 1999 and June 1999. We used the proceeds of such warrant exercise for general corporate purposes and/or working capital expenses incurred in the ordinary course of business.

28. In August 1999, we issued 30 shares of Series K Preferred Stock for an aggregate value of $3.0 million (per share value of $100,000) to American United Global, Inc. in exchange for its holding of 1 share of our Series G Preferred Stock. The shares of Series K Preferred Stock are convertible, at the holder's option, into shares of our common stock at any time at a conversion price equal to $1.56, subject to adjustment for certain defined events. The shares of Series K Preferred Stock automatically convert into shares of our common stock, on the earliest to occur of (i) the first date as of which the last reported sales price of our common stock on Nasdaq is $5.00 or more for any 20 consecutive trading days during any period in which Series K Preferred Stock is outstanding, (ii) the date that 80% or more of the Series K Preferred Stock we have issued has been converted into shares of our common stock, or (iii) we complete a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to us of at least $20.0 million. The shares issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.

29. On September 9, 1999, we issued 151,923 shares of our common stock to Vintage Products, Ltd. upon its exercise of warrants granted in January 1999 and June 1999. We used the proceeds of such warrant exercise for general corporate purposes and/or working capital expenses incurred in the ordinary course of business.

30. On September 3, 1999, we issued an aggregate of 500,000 shares of our common stock to Julie, Jeffrey, James, Jami and Janet Jensen upon their exercise of warrants granted to EXTL

   Investors on April 9, 1999. We used the proceeds of such warrant exercise for general corporate purposes and/or working capital expenses incurred in the ordinary course of business.

31. On September 20, 1999, as a contribution to eGlobe/Oasis LLC, and in connection with our acquisition of control of ORS we issued (a) 1,500,000 shares of our common stock valued at $3.0 million (per share value of $2.00) and (b) warrants to purchase an indefinite number of shares of common stock, subject to ORS meeting certain revenue and EBITDA tests. The warrants are exercisable for the shares of common stock at an exercise price of $0.01 as discussed below:

    (a) shares equal to the difference between $3.0 million and the value of our 1.5 million share contribution on the date that the shares of common stock (including the shares underlying the warrants) contributed to eGlobe/Oasis LLC are registered with the SEC if the value of the 1.5 million shares on that date is less than $3.0 million;

    (b) shares  equal  to  $100,000  of  our common stock for each 30-day period beyond 90 days following the date of contribution that the shares of our common stock (including the shares underlying the warrants) contributed to eGlobe/Oasis LLC remain unregistered;

    (c) shares up to $2.0 million of our common stock, subject to adjustment based upon ORS achieving certain revenue and EBITDA targets during the measurement period of August 1, 1999 to January 31, 2000, provided however, that Oasis may select a different period if: (i) ORS obtains a new customer contract at any time between the closing date and March 31, 2000 and (ii) we enter into a new contract with a specific customer at any time between the closing date and March 31, 2000. If either of these events occur, then Oasis may select as the measurement period, in its discretion, any of the following; (x) the period from August 1, 1999 to January 31, 2000, (y) the period from September 1, 1999 to February 29, 2000 or (z) the period from October 1, 1999 to March 31, 2000;

    (d) additional shares based upon (1) ORS achieving certain revenue and EBITDA targets, and (2) the share price of our common stock at the date of registration of the shares for this transaction. Under certain circumstances, these shares may be equal to the greater of (A) 50% of the incremental revenue for the Second Measurement Period (as defined in the agreements) over $9.0 million or (B) four times the incremental Adjusted EBITDA (as defined in the agreements) for the Second Measurement Period over $1.0 million provided, however, that such number of shares shall not exceed the greater of; (i) 1,000,000 shares of our common stock or (ii) that the number of shares of our common stock determined by dividing $8.0 million by the Second Measurement Period Date Market Value (as defined in the agreements); and provided further, that if the basis for issuance of such shares is incremental revenue over $9.0 million then EBITDA for the Second Measurement Period must be at least $1.0 million for the revenue between $9.0 million and $12.0 million or at least $1.5 million for revenue above $12.0 million. In addition, eGlobel Oasis LLC may receive 500,000 shares of our common stock if the revenue for the Second Measurement Period is equal to or greater than $37.0 million and the Adjusted EBITDA for the Second Measurement Period is equal to or greater than $5.0 million.

  The shares issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.


32. On October 14, 1999, we issued one share of our Series M Preferred Stock valued at $9.6 million to Highpoint, and assumed $2.8 million of liabilities in exchange for all of the stock of iGlobe. The Series M Preferred Stock is convertible, at the option of the holder, one year after the issue date at a conversion price of $2.385. We have the right, at any time prior to the holder's exercise of its conversion rights, to repurchase the Series M Preferred Stock for cash upon a determination by our board that it has sufficient cash to fund operations and make the purchase. The share of Series M Preferred Stock shall automatically be converted into shares of common stock, based on the then-effective conversion rate, on the earliest to occur of (but no earlier than one year from issuance) (i) the first date as of which the last reported sales price of the common stock is $5.00 or more for any 10 consecutive trading days during any period in which Series M Preferred Stock is outstanding, (ii) the date that is seven years after the issue date, or (iii) the date upon which we close a public offering of equity securities at a price of at least $4.00 per share and with gross proceeds of at least $20.0 million. The shares issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.

33. On October 15, 1999, we closed a private placement of $1.9 million with Safetynet Holdings, David Skriloff, Simon Strauss, Noel Kimmel, Steven Chrust and Doreen Davidson pursuant to which we issued 1,895 shares of our Series N Preferred Stock (per share value of $1,000) and granted warrants valued at $308,000 to purchase (a) 46,588 shares of our common stock at an exercise price of $3 per share and (b) 172,460 shares of our common stock at an exercise price of $5 per share. The shares of Series N Preferred Stock are immediately convertible, at the holder's option, into shares of our common stock at a conversion price equal to the greater of $2.125 and 101% of the average closing market price per commitment of the holder to invest (provided however that no shares of Series N Preferred Stock sold after the first issuance shall have an initial conversion price below the initial conversion of the shares sold at first issuance) or 85% of the market price per share of common stock, computing the market price per share for the purpose of such conversion as equal to the average closing market price per share for the five trading days immediately prior to the conversion date, provided however that the conversion price shall not be greater than the greater of $3.25 or 150% of the initial conversion price. The Series N Preferred Stock automatically converts into shares of common stock on the earliest to occur of: (i) the date that is the fifth anniversary of the issuance of Series N Preferred Stock; (ii) the first date as of which the last reported sales price of the common stock on Nasdaq is $6.00 or more for any 15 consecutive trading days during any period in which Series N Preferred Stock is outstanding; (iii) the date that 80% or more of the Series N Preferred Stock issued by us has been converted into common stock, the holders thereof have agreed with us in writing to convert such Series N Preferred Stock into common stock or a combination of the foregoing; or (iv) we close a public offering of equity securities with gross proceeds of at least $25.0 million. The warrants are exercisable one year from issuance and expire three years from issuance. The exercise prices vary from $3 to $5 per share. In addition, the holders may elect to make a cash-less exercise. The Series N Preferred Stock is immediately convertible. The shares issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because each purchaser was an accredited investor. Gerard Klauer Mattison acted as the broker in this transaction and was paid a 5.25% commission. We used the proceeds of such private placement for general corporate purposes and/or working capital expenses incurred in the ordinary course of business.

34. On October 15, 1999, we issued an aggregate of 25,778 shares of our common stock to David Skriloff and Simon Strauss upon their conversion of shares of Series N Preferred Stock issued to them on October 15, 1999.

35. In November 1999 we issued 40 shares of our Series J Preferred Stock (per share value of $100,000) to EXTL Investors as prepayment of $4.0 million of senior secured notes. The shares of Series J Preferred Stock are convertible, at the holder's option, into shares of our common stock at any time at a conversion price, subject to adjustment for certain defined events, equal to $1.56. The shares of Series J Preferred Stock automatically convert into our common stock, on the earliest to occur of
    (i) the first date as of which the last reported sales price of our common stock on Nasdaq is $5.00 or more for any 20 consecutive trading days during any period in which Series J Preferred Stock is outstanding, (ii) the date that 80% or more of the Series J Preferred Stock we have issued has been converted into shares of our common stock, or (iii) we complete a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to us of at least $20.0 million. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule Regulation D because the sole purchaser was an accredited investor.

36. On November 24, 1999, we closed a $750,000 private placement with Empire CM and Empire CP pursuant to which we issued 750 shares of our Series N Preferred Stock (per share value of $1,000) and granted warrants valued at $111,000 to purchase 82,831 shares of our common stock at an exercise price of $5 per share. The shares issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because each purchaser was an accredited investor. Gerard Klauer Mattison acted as the broker in this transaction and was paid a 5.25% commission. We used the proceeds of such private placement for general corporate purposes and/or working capital expenses incurred in the ordinary course of business. See discussion above at 21 for details about the convertibility features of the Series N Preferred Stock and the related warrants.

37. On November 26, 1999, we issued an aggregate of 276,090 shares of our common stock to Empire CM and Empire CP upon their conversion of shares of Series N Preferred Stock issued to them on November 24, 1999.

38. On December 1, 1999 we granted warrants valued at $1,082,706 to purchase 400,000 shares of common stock at an exercise price of $1.50 per share to Gerard Klauer Mattison in exchange for investment services. The warrants were immediately exercisable and expire on December 4, 2004. The securities issued were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because each purchaser was an accredited investor.

39. On December 3, 1999, we issued 16,100 shares of our Series O Preferred Stock for an aggregate value of $13.4 million (per share value of $832.30) and 882,904 shares of our common stock for an aggregate value of $3.0 million (per share value of $3.375) to the former stockholders of Coast in exchange for all of the stock of Coast. The shares of Series O Preferred Stock are convertible, at the holder's option, into a maximum of 3,220,000 shares of common stock at any time after the later of (a) one year after the date of issuance and (b) the date we have received stockholder approval for such conversion and the applicable Hart-Scott-Rodino waiting period has expired or terminated (the "Clearance Date"), at a conversion price equal to $5.00. The shares of Series O Preferred Stock will automatically be converted into shares of common stock, on the earliest to occur of (i) the fifth anniversary of the first issuance of Series O Preferred Stock, (ii) the first date as of which the last reported sales price of common stock on Nasdaq is $6.00 or more for any 15 consecutive trading days during any period in which Series O Preferred Stock is outstanding, (iii) the date that 80% or more of the Series O Preferred Stock we issued has been converted into common stock, or (iv) we complete a public offering of equity securities with gross proceeds to us of at least $25.0 million at a price per share of $5.00. Notwithstanding the foregoing, the Series O Preferred Stock will not be converted into common stock prior to our receipt of stockholder approval for such conversion, which was obtained at the March 23, 2000 stockholders' meeting, and the expiration or termination of the applicable Hart-Scott-Rodino waiting period. If the events discussed above occur prior to the Clearance Date, the automatic conversion will occur on the Clearance Date. The shares issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because there were fewer than 35 purchasers, each purchaser was an accredited investor or with his purchaser representative has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment or we reasonably believed immediately prior to making any sale that such purchaser fell within this description and we satisfied the information delivery requirements of Rule 502.

40. On December 10, 1999, we closed a $25,000 private placement with John Dyett pursuant to which we issued 25 shares of our Series N Preferred Stock (per share value of $1,000) and granted warrants valued at $4,000 to purchase
    2,761  shares  of  common  stock  at  an exercise price of $5 per share. See discussion above at 21 for details about the convertibility features of the Series N Preferred Stock and the related warrants. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor. Gerard Klauer Mattison acted as the broker in this transaction and was paid a 5.25% commission. We used the proceeds of such private placement for general corporate purposes and/or working capital expenses incurred in the ordinary course.


41. On December 12, 1999, we issued 526,063 shares of our common stock for an aggregate value of $1.6 million (per share price of $3.125) to Swiftcall Holding (USA), Ltd., the former stockholder of Swiftcall, as payment of the first purchase price installment under the Swiftcall purchase agreement. The shares issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.


42. On December 16, 1999 we granted warrants valued at $14,700 to purchase 10,000 shares of common stock at an exercise price of $2.813 per share to Dr. Joginder Soni in exchange for an extension of a note held by Dr. Soni.
    The warrants are immediately exercisable and expire on December 31, 2002. The securities issued were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor.


43. On December 16, 1999, we issued 430,128 shares of our common stock to various members of our senior management team. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because there were fewer than 35 purchasers, each purchaser was an accredited investor or with his purchaser representative has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment or we reasonably believed immediately prior to making any sale that such purchaser fell within this description and we satisfied the information delivery requirements of Rule 502. The employees issued notes receivable to us for the purchase of the shares.


44. On December 29, 1999, we issued 1,087,500 shares of our common stock to Vintage Products, Ltd. upon its conversion of 15 shares of Series D Preferred Stock plus accrued dividends.


45. In January 2000 we closed a $525,000 private placement with the Schow Family Trust and Stephen Prough, pursuant to which we issued 525 shares of our Series N Preferred Stock (per share value of $1,000) and granted warrants valued at $157,000 to purchase 46,618 shares of common stock at an exercise price of $7.50 per share. See discussion above at 21 for details about the convertibility and conversion features of Series N Preferred Stock and the related warrants. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because each purchaser was an accredited investor. Gerard Klauer Mattison acted as the broker in this transaction and was paid a 5.25% commission. We used the proceeds of such private placement for general corporate purposes and/or working capital expenses incurred in the ordinary course of business.


46. On January 3, 2000, we issued an aggregate of 1,209,584 shares of our common stock to the former stockholders of Telekey upon their conversion of shares of Series F Preferred Stock.


47. On January 12, 2000, we issued 500,000 shares of our common stock to IDT Corporation upon its exercise of warrants granted in connection with its $7,500,000 loan in February 1998. We used the proceeds of such warrant exercise for general corporate purposes and/or working capital expenses incurred in the ordinary course of business.


48. On January 13, 2000, we issued 150,726 shares of our common stock to current Series N stockholders upon their conversion of shares of Series N Preferred Stock.


49. On January 14, 2000, we issued 1,087,500 shares of our common stock to Vintage Products Ltd. upon its conversion of 15 shares of Series D Preferred Stock plus accrued dividends.


50. On January 19, 2000, we issued 1,450,000 shares of our common stock to Vintage Products Ltd. upon its conversion of 20 shares of Series D Preferred Stock plus accrued dividends.

51. On January 26, 2000, we issued 390,302 shares of our common stock to current Series N stockholders upon their conversion of shares of Series N Preferred Stock.

52. On January 28, 2000, we concluded a $15 million private placement with RGC International Investors, LDC pursuant to which we issued 15,000 shares of our Series P Preferred Stock (per share value of $1,000) and warrants valued at $2.3 million to purchase 375,000 shares of our common stock with an exercise price of $12.04 per share. The warrants are exercisable after January 27, 2000 and expire on January 27, 2005. The Series P Preferred Stock is convertible, at the holder's option, into shares of common stock. The shares of Series P Preferred Stock will automatically be converted into shares of common stock on January 26, 2003, subject to delay for specified events. The conversion price for the Series P Preferred Stock is $12.04 until April 27, 2000, and thereafter is equal to the lesser of the five day average closing price of our common stock on Nasdaq during the 22-day period prior to conversion, and $12.04. We can force a conversion of the Series P Preferred Stock on any trading day following a period in which the closing bid price of our common stock has been greater than $24.08 for a period of at least 35 trading days after the earlier of (1) the first anniversary of the date the common stock issuable upon conversion of the Series P Preferred Stock and warrants are registered for resale, and (2) the completion of a firm commitment underwritten public offering with gross proceeds to us of at least $45.0 million. We may be required to redeem the Series P Preferred Stock in the following circumstances:

    o if we fail to timely file all reports required to be filed with the SEC in order to become eligible and maintain our eligibility for the use of SEC Form S-3;

    o if we fail to register the shares of common stock issuable upon conversion of the Series P Preferred Stock and associated warrants with the SEC by July 15, 2000;

      o if  we fail to timely honor conversions of the Series P Preferred Stock;


    o if we fail to use our best efforts to maintain at least 6,000,000 shares of common stock reserved for the issuance upon conversion of the Series P Preferred Stock and associated warrants;

    o if we fail to issue irrevocable instructions to our transfer agent to issue common stock certificates for conversion shares and warrant shares;

    o if we or any of our subsidiaries make an assignment for the benefit of creditors or become involved in bankruptcy, insolvency, reorganization or liquidation proceedings;

    o if we merge out of existence without the surviving company assuming the obligations relating to the Series P Preferred Stock;

    o if our common stock is no longer listed on the Nasdaq National Market, which is where our common stock is listed at present or, if we cease to be listed on the Nasdaq National Market, our common stock is not alternatively listed on the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange;

    o if the Series P Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 5,151,871 shares of common stock, as such number may be adjusted, and we have not waived such limit; or

    o if, assuming we have waived the 5,151,871 limit above, the Series P Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 7,157,063 shares of our common stock and we have not obtained stockholder approval of a higher limit.

  The  securities  issued  in  such  private  placement  were  exempt  from  the
   registration   requirements   of   the  Securities  Act  under  Rule  506  of
   Regulation D because each purchaser was an accredited investor. Gerard Klauer Mattison acted as the broker in this transaction and was paid a 5.25% commission. We used the proceeds of such private placement for working capital purposes and the integration of Trans Global.

53. On January 31, 2000, we issued 2,352,941 shares of common stock to EXTL Investors upon the automatic conversion of the Series E Preferred Stock.

54. On January 31, 2000, we issued 3,262,500 shares of our common stock to the former IDX stockholders upon the automatic conversion of the Series H Preferred Stock.

55. On January 31, 2000, we issued 1,923,077 shares of our common stock to American United Global, Inc. upon the automatic conversion of the Series K Preferred Stock.

56. On January 31, 2000, we issued 2,564,102 shares of common stock to EXTL Investors upon the automatic conversion of the Series J Preferred Stock.

57. On February 14, 2000, we issued 166,304 shares of common stock upon conversion of the Series I Preferred Stock to the former stockholders of IDX.

58. On March 17, 2000, we concluded a $10 million private placement with RGC International Investors, LDC pursuant to which (a) we issued 4,000 shares of our Series Q Preferred Stock and warrants to purchase 100,000 shares of common stock valued at $739,000 for $4 million and (b) will issue an additional 6,000 shares of Series Q Preferred Stock and warrants to purchase 150,000 shares of common stock for $6 million upon effectiveness of the registration statement covering such shares. The warrants have an exercise price of $12.04 per share, are exercisable after March 17, 2000 and expire on March 17, 2005. The shares of Series Q Preferred Stock are convertible, at the holder's option, into shares of common stock. The shares of Series Q Preferred Stock will automatically be converted into shares of common stock on March 15, 2003, subject to delay for specified events. The conversion price for the Series Q Preferred Stock is $12.04 until April 26, 2000, and thereafter is equal to the lesser of the five day average closing price of our common stock on Nasdaq during the 22-day period prior to conversion, and $12.04. We can force a conversion of the Series Q Preferred Stock on any trading day following a period in which the closing bid price of our common stock has been greater than $24.08 for a period of at least 20 trading days after the earlier of (1) the first anniversary of the date the common stock issuable upon conversion of the Series Q Preferred Stock and warrants is registered for resale, and (2) the completion of a firm commitment underwritten public offering with gross proceeds to us of at least $45.0 million. We may be required to redeem the Series Q Preferred Stock in the following circumstances:

    o if we fail to timely file all reports required to be filed with the SEC in order to become eligible and maintain our eligibility for the use of SEC Form S-3;

    o if we fail to register the shares of common stock issuable upon conversion of the Series Q Preferred Stock and associated warrants with the SEC by July 15, 2000;

      o if  we fail to timely honor conversions of the Series Q Preferred Stock;


    o if we fail to use our best efforts to maintain at least 4,000,000 shares of common stock reserved for the issuance upon conversion of the Series Q Preferred Stock and associated warrants;

    o if we fail to issue irrevocable instructions to our transfer agent to issue common stock certificates for conversion shares and warrant shares;

    o if we or any of our subsidiaries make an assignment for the benefit of creditors or become involved in bankruptcy insolvency, reorganization or liquidation proceedings;

    o if we merge out of existence without the surviving company assuming the obligations relating to the Series Q Preferred Stock;

    o if our common stock is no longer listed on the Nasdaq National Market, which is where our common stock is listed at present or, if we cease to be listed on the Nasdaq National Market, our common stock is not alternatively listed on the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange;

    o if the Series Q Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 3,434,581 shares of common stock, as such number may be adjusted, and we have not waived such limit; or

    o if, assuming we have waived the 3,434,581 limit above, the Series Q Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 7,157,063 shares of our common stock and we have not waived such limit or obtained stockholder approval at a higher limit.

  The  securities  issued  in  such  private  placement  were  exempt  from  the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor. Gerard Klauer Mattison acted as the broker in this transaction and was paid a 5.25% commission. We used the proceeds from such private placement for working capital purposes.

59. On March 23, 2000, we issued 40,000,000 shares of our common stock to the stockholders of Trans Global in exchange for all of the outstanding stock of Trans Global, 2,000,000 of which were placed in escrow. We issued another 2,000,000 shares that were placed in escrow in connection with the same transaction. The shares issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the sole purchaser was an accredited investor. Gerard Klauer Mattison acted as the broker in this transaction and was paid a 5.25% commission.

60. On April 19, 2000, we issued warrants to purchase 8,259 shares of common stock to Penny Vane for marketing services. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the purchaser was an accredited investor or with her purchaser representative has such knowledge and experience in financial and business matters that she is capable of evaluating the merits and risks of the prospective investment or we resonably believed immediately prior to making any sale that such purchase fell within this description and we satisfied the information delivery requirements of Rule 502.

61. On April 26, 2000, we issued 4,000,000 shares of common stock to eGlobe No. 1 LLC as our capital contribution in the single member limited liability company. The shares issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the purchaser was an accredited investor.

62. On April 28, 2000, we issued 3,773,584 shares of common stock in exchange for the outstanding share of Series M Preferred Stock. The shares issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the purchaser was an accredited investor.

63. On April 30, 2000, we issued 3,220,000 shares of common stock to former stockholders of Coast upon conversion of the Series O Preferred Stock.

64. On May 15, 2000, we issued warrants to purchase 100,000 shares of common stock to Wolfe Axelrod Weinberger as a retainer for investment consulting services. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the purchaser was an accredited investor.

65. On May 22, 2000, we issued warrants to purchase 204,909 shares of common stock to Oasis as part of an earnout. The warrants were exercised upon issuance. We used the proceeds of such warrant exercise for general corporate purposes and/or working capital expenses incurred in the ordinary course of business.

66. On May 23, 2000, we issued 543,270 shares of common stock and warrants to purchase 180,000 shares of common stock to Seymour Gordon and his affiliates upon conversion of a loan to Mr. Gordon. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because each purchaser was an accredited investor.

67. On May 24, 2000, we issued 757,500 shares of common stock to the former Telekey stockholders in payment of an earnout. The shares issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because each purchaser was an accredited investor.

68. On June 28, 2000, we issued 10,013 shares of common stock to TI Partners as payment for investment services. The shares issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the purchaser was an accredited investor.

69. On July 11, 2000, we issued 938,210 shares of common stock to the former stockholders of IDX upon conversion of the Series I Preferred Stock.

70. On July 12, 2000, we issued 37,500 shares of common stock to Seymour Gordon. The shares issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the purchaser was an accredited investor.

71. On July 12, 2000, we issued 371,675 shares of common stock to Swiftcall Holding (USA), Ltd., the former stockholder of Swiftcall, as payment of the second purchase price installment under the Swiftcall purchase agreement and 73,883 shares as common stock into escrow pursuant to the same agreement. The shares issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the purchaser was an accredited investor.


72. On  August  25,  2000,  we  issued  Tower Hill Investments Limited 1,071,429 shares of our common stock and warrants to purchase 160,714 shares of our common stock in a private placement for an aggregate purchase price of $1,500,000. The warrants have an exercise price of $1.40 per share and are exercisable immediately and expire on August 24, 2005. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the purchaser was an accredited investor. We used the proceeds of such private placement for general corporate purposes and/or working capital expenses incurred in the ordinary course of business.

73. On September 12, 2000, we issued EXTL-Special Investment Risks, LLC warrants to purchase 1,000,000 shares of our common stock in connection with the amendment of a loan agreement. The warrants have an exercise price of $1.94 per share and are exercisable immediately and expire on July 1, 2004. The securities issued in such private placement were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D because the purchaser was an accredited investor.


     See "Executive Compensation" for information regarding the grant of options to purchase shares of Common Stock to some of our employees under our 1995 Employee Stock Option and Appreciation Rights Plan as partial consideration for the execution of employment, confidentiality and non-competition agreements and to our directors under the Director Stock Option Plan as consideration for services provided.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES





 EXHIBIT                                             DESCRIPTION
---------   ---------------------------------------------------------------------------------------------
 2.1        Agreement and Plan of Merger, dated February 3, 1999, by and among Executive TeleCard,
            Ltd., Telekey, Inc., eGlobe Merger Sub No. 2, Inc. and the stockholders of Telekey, Inc.
            (Incorporated by reference to Exhibit 2.1 in Current Report on Form 8-K of Executive
            TeleCard, Ltd., dated March 1, 1999).

 2.2        Asset Purchase Agreement, dated July 10, 1998, by and among Executive TeleCard, Ltd.,
            American United Global, Inc., Connectsoft Communications Corporation, Connectsoft
            Holding Corp., and C-Soft Acquisition Corp. (Incorporated by reference to Exhibit 2.1 in
            Current Report on Form 8-K filed on July 2, 1999).

 2.3        Amendment No. 1 to Asset Purchase Agreement, dated July 30, 1998, by and among
            Executive TeleCard, Ltd., American United Global, Inc., Connectsoft Communications
            Corporation, Connectsoft Holding Corp., and C-Soft Acquisition Corp. (Incorporated by
            reference to Exhibit 2.2 in Current Report on Form 8-K filed on July 2, 1999).

 2.4        Amendment No. 2 to Asset Purchase Agreement, dated August _, 1998, by and among
            Executive TeleCard, Ltd., American United Global, Inc., Connectsoft Communications
            Corporation, Connectsoft Holding Corp., and C-Soft Acquisition Corp. (Incorporated by
            reference to Exhibit 2.3 in Current Report on Form 8-K filed on July 2, 1999).

 2.5        Amendment No. 3 to Asset Purchase Agreement, dated June 17, 1999, by and among
            Executive TeleCard, Ltd., American United Global, Inc., Connectsoft Communications
            Corporation, Connectsoft Holding Corp., and C-Soft Acquisition Corp. (Incorporated by
            reference to Exhibit 2.4 in Current Report on Form 8-K filed on July 2, 1999).

 2.6        Assignment and Assumption Agreement, dated as of June 17, 1999, by and among Vogo
            Networks, LLC, Connectsoft Communications Corporation, and Connectsoft Holding Corp.
            (Incorporated by reference to Exhibit 2.5 in Current Report on Form 8-K filed on July 2,
              1999).

 2.7        Exchange Agreement dated July 26, 1999, by and between the former stockholders of IDX
            International, Inc. and eGlobe, Inc. (Incorporated by reference to Exhibit 2.1 in Current
            Report on Form 8-K/A filed on August 31, 1999).

 2.8        Exchange Agreement dated as of September 3, 1999 by and between eGlobe, Inc. and
            American United Global, Inc. (Incorporated by reference to Exhibit 2.1 in Current Report on Form 8-K filed on September 3, 1999).

 2.9        Contribution Agreement by and among eGlobe, Inc., eGlobe/OASIS, Inc., OASIS
            Reservation Services, Inc., Outsourced Automated Services and Integrated Solutions, Inc.
            and eGlobe/Oasis Reservations LLC, dated as September 15, 1999. (Incorporated by reference to Exhibit 2.1 in Current Report on Form 8-K filed on October 5, 1999).

 2.10       Stock Purchase Agreement dated as of October 4, 1999 by and among eGlobe, Inc., iGlobe,
            Inc. and Highpoint Telecommunications, Inc. (Incorporated by reference to Exhibit 2.1 in
            Current Report on Form 8-K filed on October 29, 1999).

 2.11       Agreement and Plan of Merger dated as of November 29, 1999 by and among eGlobe, Inc.,
            eGlobe Merger Sub No. 5, Inc., Coast International, Inc. and the Stockholders of Coast
            International, Inc. (Incorporated by reference to Exhibit 2.1 in Current Report on Form 8-K of eGlobe, Inc., dated December 17, 1999).

 2.12       Agreement and Plan of Merger dated as of December 16, 1999 by and among eGlobe, Inc.,
            eGlobe, Merger Sub No. 6, Inc., Trans Global Communications, Inc., and the Stockholders
            of Trans Global Communications, Inc. (Incorporated by reference to Exhibit 2.1 in Current
            Report on Form 8-K of eGlobe, Inc., dated December 30, 1999).

 EXHIBIT                                               DESCRIPTION
---------   -------------------------------------------------------------------------------------------------
 3.1        Restated Certificate of Incorporation as amended June 16, 1999 (Incorporated by reference to Exhibit 3.1 in Quarterly Report on Form 10-Q of eGlobe, Inc., for the period ended
            June 30, 1999).

 3.2        Certificate of Amendment of Restated Certificate of Incorporation, dated July 8, 1999
            (Incorporated by reference to Exhibit 3.2 in Annual Report on Form 10-K of eGlobe, Inc.
            filed April 7, 2000).

 3.3        Certificate of Amendment of Restated Certificate of Incorporation, dated March 23, 2000
            (Incorporated by reference to Exhibit 3.3 in Annual Report on Form 10-K of eGlobe, Inc.
            filed April 7, 2000).

 3.4        Certificate of Elimination to Certificate of Designations, Rights and Preferences of Series A
            Convertible Preferred Stock of eGlobe, Inc. (Incorporated by reference to Exhibit 3.4 in
            Annual Report on Form 10-K of eGlobe, Inc. filed April 7, 2000).

 3.5        Certificate of Elimination to Certificate of Designations, Rights and Preferences of Series B
            Convertible Preferred Stock of eGlobe, Inc. (Incorporated by reference to Exhibit 3.5 in
            Annual Report on Form 10-K of eGlobe, Inc. filed April 7, 2000).

 3.6        Certificate of Elimination to Certificate of Designations, Rights and Preferences of 8%
            Series C Cumulative Convertible Preferred Stock of eGlobe, Inc. (Incorporated by reference to Exhibit 3.6 in Annual Report on Form 10-K of eGlobe, Inc. filed April 7, 2000).

 3.7        Certificate of Elimination to Certificate of Designations, Rights and Preferences of 8%
            Series D Cumulative Convertible Preferred Stock of eGlobe, Inc. (Incorporated by reference to Exhibit 3.7 in Annual Report on Form 10-K of eGlobe, Inc. filed April 7, 2000).

 3.8        Certificate of Designations, Rights and Preferences of 8% Series E Cumulative Convertible
            Redeemable Preferred Stock of eGlobe, Inc. (filed as part of the Restated Certificate of
            Incorporation at Exhibit 3.1).

 3.9        Certificate of Elimination to Certificate of Designations, Rights and Preferences of Series F
            Convertible Preferred Stock of eGlobe, Inc. (Incorporated by reference to Exhibit 3.9 in
            Annual Report on Form 10-K/A of eGlobe, Inc. filed September 13, 2000).

 3.10       Certificate of Elimination to Certificate of Designations, Rights and Preferences of 6% Series G
            Cumulative Convertible Redeemable Preferred Stock of eGlobe, Inc. (Incorporated by
            reference to Exhibit 3.10 in Annual Report on Form 10-K of eGlobe, Inc. filed April 7, 2000).

 3.11       Certificate of Elimination to Certificate of Designations, Rights and Preferences of Series H
            Convertible Preferred Stock of eGlobe, Inc. (Incorporated by reference to Exhibit 3.11 in
            Annual Report on Form 10-K of eGlobe, Inc. filed April 7, 2000).

 3.12       Certificate of Elimination to Certificate of Designations, Rights and Preferences of Series I
            Convertible Optional Redeemable Preferred Stock of eGlobe, Inc. (Incorporated by reference to Exhibit 3.12 in Annual Report on Form 10-K/A of eGlobe, Inc., dated September 13, 2000).

 3.13       Certificate of Elimination to Certificate of Designations, Rights and Preferences of 5% Series J
            Cumulative Convertible Preferred Stock of eGlobe, Inc. (Incorporated by reference to
            Exhibit 3.13 in Annual Report on Form 10-K of eGlobe, Inc. filed April 7, 2000).

 3.14       Certificate of Elimination to Certificate of Designations, Rights and Preferences of 5% Series K
            Cumulative Convertible Preferred Stock of eGlobe, Inc. (Incorporated by reference to
            Exhibit 3.14 in Annual Report on Form 10-K of eGlobe, Inc. filed April 7, 2000).

 3.15       Certificate of Elimination to Certificate of Designations, Rights and Preferences of 20% Series
            M Cumulative Convertible Preferred Stock of eGlobe, Inc. (Incorporated by reference to
            Exhibit 3.15 in Annual Report on Form 10-K/A of eGlobe, Inc. filed September 13, 2000).

 3.16       Certificate of Elimination to Certificate of Designations, Rights and Preferences of 8% Series N
            Cumulative Convertible Preferred Stock of eGlobe, Inc. (Incorporated by reference to
            Exhibit 3.16 in Annual Report on Form 10-K of eGlobe, Inc. filed April 7, 2000).

 EXHIBIT                                             DESCRIPTION
---------   --------------------------------------------------------------------------------------------
 3.17       Certificate of Designations, Rights, Preferences and Restrictions of 10% Series O
            Cumulative Convertible Preferred Stock of eGlobe, Inc. (Incorporated by reference to
            Exhibit 2.1 in Current Report on Form 8-K of eGlobe, Inc., dated December 17, 1999).

 3.18       Certificate of Designations, Rights, Preferences and Restrictions of Series P Convertible
            Preferred Stock of eGlobe, Inc. (Incorporated by reference to Exhibit 4.1 in Current Report on Form 8-K of eGlobe, Inc. filed February 15, 2000).

 3.19       Certificate of Designations, Rights, Preferences and Restrictions of Series Q Convertible
            Preferred Stock of eGlobe, Inc. (Incorporated by reference to Exhibit 4.1 in Current Report on Form 8-K of eGlobe, Inc. filed March 23, 2000).

 3.20       Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.4 in Annual Report on Form 10-K of eGlobe, Inc. for the fiscal year ended March 31, 1998).

 3.21       Amendment to Bylaws (Incorporated by reference to Exhibit 3.4 in Annual Report on
            Form 10-K of eGlobe, Inc., for the period ended December 31, 1998).

 4.1        Forms of Warrant to purchase shares of common stock of eGlobe, Inc. (Incorporated by reference to Exhibit 4.8 in Annual Report on Form 10-K of eGlobe, Inc., for the period ended December 31, 1998).

 4.2        Compensation Agreement, dated September 2, 1998, between eGlobe, Inc., C-Soft
            Acquisition Corp. and Brookshire Securities Corp., providing a warrant to purchase 2,500 shares of common stock of eGlobe, Inc. (Incorporated by reference to Exhibit 4.13 in
            Annual Report on Form 10-K of eGlobe, Inc., for the period ended December 31, 1998).

 4.3        Agreement, dated June 18, 1998, by and between eGlobe, Inc. and Seymour Gordon
            (Incorporated by reference to Exhibit 4.14 in Annual Report on Form 10-K of eGlobe, Inc.,
            for the period ended December 31, 1998).

 4.4        Promissory Note in the original principal amount of $1,000,000 dated June 18, 1998, between
            eGlobe, Inc. and Seymour Gordon (Incorporated by reference to Exhibit 4.15 in Annual
            Report on Form 10-K of eGlobe, Inc., for the period ended December 31, 1998).

 4.5        Promissory Note of C-Soft Acquisition Corp., as maker, and eGlobe, Inc., as guarantor, payable to Dr. J. Soni in the original principal amount of $250,000, dated September 1,
            1998, providing a warrant to purchase 25,000 shares of common stock of eGlobe, Inc.
            (Incorporated by reference to Exhibit 4.17 in Annual Report on Form 10-K of eGlobe, Inc.,
            for the period ended December 31, 1998).

 4.6        Form of Warrant to purchase 5,000,000 shares of common stock of eGlobe, Inc. issued to
            EXTL Investors LLC (Incorporated by reference to Exhibit 4.1 in Current Report on Form
            8-K of eGlobe filed July 19, 1999).

 4.7        Form of Warrants to purchase up to 1,250,000 shares of common stock of eGlobe, Inc.
            (Incorporated by reference to Exhibit 4.7 in Current Report on Form 8-K/A of eGlobe, Inc.,
            dated August 31, 1999).

 4.8        Form of Warrants to purchase shares of common stock of eGlobe, Inc. dated as of
            September 15,1999 (Incorporated by reference to Exhibit 4.1 in Current Report on Form
            8-K of eGlobe filed October 5, 1999).

 4.9        Form of Warrants to purchase shares of common stock of eGlobe, Inc. dated as of
            October 15, 1999. (Incorporated by reference to Exhibit 4.6 in Quarterly Report on Form
            10-Q of eGlobe, Inc., for the period ended September 30, 1999).

 4.10       Form of Warrants to purchase 375,000 shares of common stock of eGlobe, Inc. dated as of
            January 26, 2000 (Incorporated by reference to Exhibit 4.2 in Current Report on Form 8-K of eGlobe, Inc. filed February 15, 2000).

 EXHIBIT                                            DESCRIPTION
---------   -------------------------------------------------------------------------------------------
 4.11       Form of Warrants to purchase 100,000 shares of common stock of eGlobe, Inc. dated as of
            March 15, 2000 (Incorporated by reference to Exhibit 4.2 in Current Report on Form 8-K of
            eGlobe, Inc. filed March 23, 2000).

 4.12       Form of Warrants to purchase 60,000 shares of common stock of eGlobe, Inc. dated as of
            August 25, 1999 (Incorporated by reference to Exhibit 4.12 in Annual Report on Form 10-K of eGlobe, Inc. filed April 7, 2000).

 4.13       Securities Purchase Agreement, dated March 15, 2000, between eGlobe, Inc. and RGC
            International Investors, LDC (Incorporated by reference to Exhibit 10.1 in Current Report on Form 8-K of eGlobe, Inc. filed March 23, 2000).

 4.14       Form of Warrants to purchase 100,000 shares of common stock of eGlobe, Inc. dated as of
            August 17, 2000.

 4.15       Form of Warrants to purchase 160,714 shares of common stock of eGlobe, Inc. dated as of
            August 25, 2000.

 4.16       Form of Warrants to purchase 1,000,000 shares of common stock of eGlobe, Inc. dated as of
            September 12, 2000.

 5.1        Opinion of Hogan & Hartson.

10.1        Promissory Note and Stock Option Agreement between Executive TeleCard, Ltd. and
            World Wide Export, Ltd., dated February 28, 1996 (Incorporated by reference to Exhibit
            10.20 in Form 10-K of Executive TeleCard, Ltd., for the fiscal year ended March 31, 1996).

10.2        Promissory Note and Stock Option Agreement between Executive TeleCard, Ltd. and
            Seymour Gordon, dated February 28, 1996 (Incorporated by reference to Exhibit 10.21 in
            Form 10-K of Executive TeleCard, Ltd., for the fiscal year ended March 31, 1996).

10.3        Promissory Note and Stock Option Agreement between Executive TeleCard, Ltd. and
            Network Data Systems, Limited, dated June 27, 1996 (Incorporated by reference to Exhibit
            10.2 in Quarterly Report on Form 10-Q of Executive TeleCard, Ltd., for the period ended
            June 30, 1996).

10.4        Settlement Agreement, dated April 2, 1998, between Executive TeleCard, Ltd. and parties to In re: Executive TeleCard, Ltd. Securities Litigation, Case No. 94 Civ. 7846 (CLB),
            U.S.D.C., S.D.N.Y. (Incorporated by reference to Exhibit 10.8 in Annual Report on Form
            10-K of Executive TeleCard, Ltd., for the fiscal year ended March 31, 1998).

10.5        1995 Employee Stock Option and Appreciation Rights Plan, as amended and restated.

10.6        Employment Agreement for Christopher J. Vizas, dated December 5, 1997 (Incorporated by reference to Exhibit 10 to Quarterly Report on Form 10-Q of Executive TeleCard, Ltd., for
            the period ended December 31, 1997).

10.7        Employment Agreement for Bijan Moaveni, dated December 3, 1999. (Incorporated by reference to Exhibit 10.7 in Annual Report on Form 10-K of eGlobe, Inc. filed on
            April 7, 2000).

10.8        Employment Agreement for David Skriloff, dated January 1, 2000. (Incorporated by reference to Exhibit 10.8 in Annual Report on Form 10-K of eGlobe, Inc. filed on
            April 7, 2000).

10.9        Employment Agreement for Ronald A. Fried, dated February 20, 1998. (Incorporated by reference to Exhibit 10.9 in Annual Report on Form 10-K of eGlobe, Inc. filed on
            April 7, 2000).

10.10       Security Agreement, dated as of June 17, 1999, by and between American United Global,
            Inc. and Vogo Networks, LLC. (Incorporated by reference to Exhibit 10.1 in Current
            Report on Form 8-K of eGlobe filed July 2, 1999).

 EXHIBIT                                             DESCRIPTION
---------   --------------------------------------------------------------------------------------------
10.11       Side Letter, dated June 16, 1999, between EXTL Investors LLC and eGlobe, Inc.
            (Incorporated by reference to Exhibit 10.2 in Current Report on Form 8-K of eGlobe filed
            July 19, 1999).

10.12       Amendment No. 1 to Loan and Note Purchase Agreement, dated June 30, 1999, between
            EXTL Investors LLC, eGlobe Financing Corporation, IDX Financing Corporation and
            Telekey Financing Corporation and eGlobe, Inc. (Incorporated by reference to Exhibit 10.3 in Current Report on Form 8-K of eGlobe filed July 19, 1999).

10.13       Form of Secured Promissory Note in the original principal amount of $20,000,000, dated
            June 30, 1999, of eGlobe Financing Corporation, IDX Financing Corporation and Telekey
            Financing Corporation payable to EXTL Investors LLC (Incorporated by reference to
            Exhibit 10.4 in Current Report on Form 8-K of eGlobe filed July 19, 1999).

10.14       Subscription Agreement, dated April 9, 1999, between Executive TeleCard, Ltd. and eGlobe
            Financing Corporation (Incorporated by reference to Exhibit 10.18 in Annual Report on
            Form 10-K of Executive Telecard, Ltd., for the period ended December 31, 1998).

10.15       Security Agreement, dated June 30, 1999, among eGlobe Financing Corporation, IDX
            Financing Corporation, Telekey Financing Corporation and EXTL Investors LLC
            (Incorporated by reference to Exhibit 10.5 in Current Report on Form 8-K of eGlobe filed
            July 19, 1999).

10.16       Security Agreement, dated June 30, 1999, among eGlobe, Inc., IDX International, Inc. and
            EXTL Investors LLC (Incorporated by reference to Exhibit 10.6 in Current Report on
            Form 8-K of eGlobe filed July 19, 1999).

10.17       Guaranty, dated June 30, 1999, among eGlobe, Inc., IDX International, Inc. and EXTL
            Investors LLC (Incorporated by reference to Exhibit 10.7 in Current Report on Form 8-K of eGlobe filed July 19, 1999).

10.18       Form of Accounts Receivable Revolving Credit Note in the original principal amount of up to $20,000,000, dated June 30, 1999, of eGlobe Financing Corporation, IDX Financing
            Corporation and Telekey Financing Corporation payable to EXTL Investors LLC
            (Incorporated by reference to Exhibit 10.8 in Current Report on Form 8-K of eGlobe filed
            July 19, 1999).

10.19       Operating Agreement of eGlobe/Oasis Reservations LLC by and among eGlobe/OASIS, Inc.
            and Outsourced Automated Services and Integrated Solutions, Inc., dated as September 15,
            1999. (Incorporated by reference to Exhibit 10.8 in Current Report on Form 8-K of eGlobe
            filed July 19, 1999).

10.20       Guaranty by and between eGlobe, Inc. and Outsourced Automated Services and Integrated
            Solutions, Inc. (Incorporated by reference to Exhibit 10.8 in Current Report on Form 8-K of
            eGlobe filed July 19, 1999).

10.21       Pledge Agreement by and between eGlobe, Inc. and Outsourced Automated Services and
            Integrated Solutions, Inc. (Incorporated by reference to Exhibit 10.8 in Current Report on
            Form 8-K of eGlobe filed July 19, 1999).

10.22       Guaranty by and between eGlobe, Inc. and Outsourced Automated Services and Integrated
            Solutions, Inc. (Incorporated by reference to Exhibit 10.1 in Current Report on Form 8-K of
            eGlobe filed October 5, 1999).

10.23       Pledge Agreement by and between eGlobe, Inc. and Outsourced Automated Services and
            Integrated Solutions, Inc. (Incorporated by reference to Exhibit 10.2 in Current Report on
            Form 8-K of eGlobe filed October 5, 1999).

10.24       Transition Management & Services Agreement between eGlobe, Inc. and Highpoint
            Telecommunications Inc. dated as of August 1, 1999 (Incorporated by reference to Exhibit
            10.1 in Current Report on Form 8-K of eGlobe filed October 29, 1999).

 EXHIBIT                                              DESCRIPTION
---------   -----------------------------------------------------------------------------------------------
10.25       1995 Directors Stock Option and Appreciation Rights Plan, as amended and restated.
            (Incorporated by reference to Exhibit 10.10 Annual Report on Form 10-K of Executive
            Telecard, Ltd., for the fiscal year ended March 31, 1998).

10.26       Stock Purchase Agreement, dated August 25, 1999, between eGlobe, Inc. and Seymour
            Gordon. (Incorporated by reference to Exhibit 10.26 in Annual Report on Form 10-K of
            eGlobe, Inc. filed on April 7, 2000).

10.27       Promissory Note in original amount of $310,000 dated March 21, 1998 of eGlobe, Inc.
            payable to Commercial Federal Bank. (Incorporated by reference to Exhibit 10.27 in
            Annual Report on Form 10-K of eGlobe, Inc. filed on April 7, 2000).

10.28       Agreement for Provision of Calling Card Services, dated August __, 1998, between eGlobe,
            Inc. (formerly known as Executive TeleCard Ltd.) and American Prepaid. (Incorporated by
            reference to Exhibit 10.28 in Annual Report on Form 10-K of eGlobe, Inc. filed on April 7,
            2000).

10.29       Telecommunications Services Agreement, dated July 30, 1999, between IDX International,
            Inc. and Destia Communications Services, Inc. (Incorporated by reference to Exhibit 10.29 in Annual Report on Form 10-K of eGlobe, Inc. filed on April 7, 2000).

10.30       Reciprocal Telecommunications Services Agreement, dated June 23, 1998, between IDX
            International, Inc. and Teleglobe USA Inc. (Incorporated by reference to Exhibit 10.30 in
            Annual Report on Form 10-K of eGlobe, Inc. filed on April 7, 2000).

10.31       Telecommunications Services Agreement, dated September 1, 1999, between IDX
            International, Inc. and TeleDenmark USA, Inc. (Incorporated by reference to Exhibit 10.31 in Annual Report on Form 10-K of eGlobe, Inc. filed on April 7, 2000).

10.32       Reciprocal Telecommunications Services Agreement, dated October 29, 1999, between IDX
            International, Inc. and Trans Global Communications, Inc. (Incorporated by reference to
            Exhibit 10.32 in Annual Report on Form 10-K of eGlobe, Inc. filed on April 7, 2000).

10.33       Amendment to Lease Agreement, dated October 31, 1996, between Telecommunications
            Finance Group and Athena International Ltd. Liability Co. (to be amended to replace
            Athena with iGlobe, Inc.). (Incorporated by reference to Exhibit 10.33 in Annual Report on
            Form 10-K of eGlobe, Inc. filed on April 7, 2000).

10.34       Carrier Service Agreement, dated June 30, 1998, between IDX International, Inc. and
            Frontier Communications of the West, Inc. (Incorporated by reference to Exhibit 10.34 in
            Annual Report on Form 10-K of eGlobe, Inc. filed on April 7, 2000).

10.35       Carrier Service Agreement, dated February 15, 1999, between Vitacom Corporation
            (predecessor to iGlobe, Inc.) and Satelites Mexicanos, S.A. de C.V. (Incorporated by reference to Exhibit 10.35 in Annual Report on Form 10-K of eGlobe, Inc. filed on April 7, 2000).

10.36       Securities Purchase Agreement between eGlobe, Inc. and RGC International Investors LDC dated as of January 26, 2000 (Incorporated by reference to Exhibit 10.1 in Current Report on Form 8-K of eGlobe, Inc. filed February 15, 2000).

10.37       Securities Purchase Agreement between eGlobe, Inc. and RGC International Investors LDC dated as of March 15, 2000 (Incorporated by reference to Exhibit 4.2 in Current Report on
            Form 8-K of eGlobe, Inc. filed March 23, 2000).

10.38       Amendment No. 2 to loan and Note Purchase Agreement, dated April 5, 2000, between and among eGlobe, Inc., eGlobe Financing Corporation, IDX Financing Corporation,
            Telekey Financing Corporation, eGlobe/Coast, Inc., and EXTL Investors, LLC.
            (Incorporated by reference to Exhibit 10.38 in Annual Report on Form 10-K of eGlobe,
            Inc. filed on April 7, 2000).

 EXHIBIT                                            DESCRIPTION
---------   -------------------------------------------------------------------------------------------
10.39       Consent and Agreement, dated April 5, 2000, between eGlobe, Inc. and Special Investment
            Risks, LLC. (Incorporated by reference to Exhibit 10.39 in Annual Report on Form 10-K of
            eGlobe, Inc. filed on April 7, 2000).

10.40       Security Agreement, dated April 5, 2000, between and among eGlobe/Coast, Inc., EXTL
            Investors, LLC, and Special Investment Risks, LLC. (Incorporated by reference to Exhibit
            10.40 in Annual Report on Form 10-K of eGlobe, Inc. filed on April 7, 2000).

10.41       Amended and Restated Security Agreement, dated April 5, 2000, between and among eGlobe
            Financing Corporation, IDX Financing Corporation, and Telekey Financing Corporation,
            EXTL Investors, LLC and Special Investment Risks, LLC. (Incorporated by reference to
            Exhibit 10.41 in Annual Report on Form 10-K of eGlobe, Inc. filed on April 7, 2000).

10.42       Guaranty, dated April 5, 2000, made by eGlobe, Inc., eGlobe Financing Corporation, IDX
            Financing Corporation, and Telekey Financing Corporation, in favor of Special Investment
            Risks, LLC. (Incorporated by reference to Exhibit 10.42 in Annual Report on Form 10-K of
            eGlobe, Inc. filed on April 7, 2000).

10.43       Guaranty, dated April 5, 2000, made by eGlobe/Coast, Inc. in favor of EXTL Investors, LLC.
            (Incorporated by reference to Exhibit 10.43 in Annual Report on Form 10-K of eGlobe, Inc.
            filed on April 7, 2000).

10.44       Revolving Credit Note, dated March 5, 1999, between Coast International, Inc. and Special
            Investment Risks, LLC. (Incorporated by reference to Exhibit 10.44 in Annual Report on
            Form 10-K of eGlobe, Inc. filed on April 7, 2000).

10.45       Promissory Note, dated November 29, 1999, between Coast International, Inc. and Special
            Investment Risks, LLC. (Incorporated by reference to Exhibit 10.45 in Annual Report on
            Form 10-K of eGlobe, Inc. filed on April 7, 2000).

10.46       International Interconnection Memorandum of Understanding, dated September 6, 1998, between Trans Global Communications, Inc. and Telecom Egypt Co. (Incorporated by
            reference to Exhibit 10.46 in Annual Report on Form 10-K/A of eGlobe, Inc. filed
            September 13, 2000).

10.47       Memorandum of Mutual Agreement (English translation of Arabic language document), dated
                , 2000, between The Egyptian Communications Company and Trans Global
            Communications, Inc. (Incorporated by reference to Exhibit 10.47 in Annual Report on Form
            10-K/A of eGlobe, Inc. filed September 13, 2000).

10.48       Agreement for Provision of Services, dated March 23, 2000, between Vogo Networks L.L.C.
            and ETN, Italia. (Incorporated by reference to Exhibit 10.48 in Annual Report on
            Form 10-K/A of eGlobe, Inc. filed September 13, 2000).

10.49       Registration Rights Agreement, dated January 26, 2000, between eGlobe, Inc. and RCG
            International Investors LDC. (Incorporated by reference to Exhibit 10.49 in Annual Report on Form 10-K/A of eGlobe, Inc. filed September 13, 2000).

10.50       Registration Rights Agreement, dated March 15, 2000, between eGlobe, Inc and RGC
            International Investors LDC. (Incorporated by reference to Exhibit 10.50 in Annual Report on Form 10-K/A of eGlobe, Inc. filed September 13, 2000).

10.51       Letter of Forbearance and Term Sheet, dated September 12, 2000, between eGlobe, Inc. and
            EXTL-Special Investment Risks, LLC.

10.52       Amendment No. 3 to Loan and Note Purchase Agreement, dated September 12, 2000, by and among eGlobe, Inc., eGlobe Financing Corporation, IDX Financing Corporation, Telekey
            Financing Corporation, eGlobe/Coast, Inc., and EXTL - Special Investment Risks, LLC.

10.53       Amended and Restated Secured Note, dated September 12, 2000, between eGlobe, Inc.,
            eGlobe/Coast, Inc., eGlobe Financing Corporation, IDX Financing Corporation and Telekey
            Financing Corporation and EXTL - Special Investment Risks, LLC.

 EXHIBIT                      DESCRIPTION
---------   ----------------------------------------------
 21         Subsidiaries of eGlobe, Inc.

23.1        Consent of BDO Seidman, LLP.

23.2        Consent of Ernst & Young LLP.

23.3        Consent of Berkowitz Dick Pollack & Brant LLP

 24         Power of Attorney (executed on    , 1999).

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)3 of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To  remove  from  registration by means of a post-effective amendment any
       of   the   securities   being  registered  which  remain  unsold  at  the
       termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation, as amended, or the Amended and Restated Bylaws of registrant, indemnification agreements entered into between registrant and its officers and directors, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                    eGLOBE, INC.



         Dated: October 12, 2000

                                    By:  /s/ David Skriloff
                                      ----------------------------------
                                             David Skriloff
                                         Chief Financial Officer
                                      (Principal Financial Officer)


Pursuant to the requirement of the Securities Act of 1934, this amendment to the registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.




        Dated: October 12, 2000   By:                   *
                                     --------------------------------------
                                                Christopher J. Vizas
                                   Co-Chairman of the Board of Directors, and Chief
                                   Executive Officer (Principal Executive Officer)

        Dated: October 12, 2000   By:   /s/ David Skriloff
                                     --------------------------------------
                                               David Skriloff
                                            Chief Financial Officer
                                        (Principal Financial Officer)

        Dated: October 12, 2000   By:                     *
                                     --------------------------------------
                                               Bijan Moaveni
                                          Chief Operating Officer
                                         (Principal Operating Officer)

        Dated: October 12, 2000   By:                    *
                                     --------------------------------------
                                                  Anne E. Haas
                                  Vice President, Chief Accounting Officer and Treasurer
                                          (Principal Accounting Officer)

     Dated: October 12, 2000      By:                    *
                                     --------------------------------------
                                                Arnold S. Gumowitz
                                      Co-Chairman of the Board of Directors

     Dated: October 12, 2000      By:                    *
                                     --------------------------------------
                                            David W. Warnes, Director

           Dated: October 12, 2000          By:                    *
                                               --------------------------------------
                                                   Richard A. Krinsley, Director

           Dated: October 12, 2000          By:                    *
                                               --------------------------------------
                                                    Donald H. Sledge, Director

           Dated: October 12, 2000          By:                    *
                                               --------------------------------------
                                                     James O. Howard, Director

           Dated: October 12, 2000          By:                    *
                                               --------------------------------------
                                                     Richard Chiang, Director

           Dated: October 12, 2000          By:                    *
                                               --------------------------------------
                                                      John H. Wall, Director

           Dated: October 12, 2000          By:                    *
                                               --------------------------------------
                                                      Gary Gumowitz, Director

           Dated: October 12, 2000          By:                    *
                                               --------------------------------------
                                                       John Hughes, Director

         *By:   /s/ David Skriloff
              -----------------------
                 Attorney-in-fact
                  David Skriloff
             Chief Financial Officer





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